UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________

SCHEDULE 14A

________________

(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ASTREA ACQUISITION CORP.
(Name of Registrant as Specified In Its Charter)

_______________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
Common Units of Lexyl Travel Technologies, LLC
	(2)	Aggregate number of securities to which transaction applies:
22,037,500 Common Units
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Pursuant to Rule 0-11, the underlying value of the transaction was determined by reference to the amount of cash estimated to be contributed by Astrea Acquisition Corp. (“Astrea”) in exchange for 22,037,500 Common Units of Lexyl Travel Technologies, LLC, as follows: the difference of (i) $172,500,000, representing the maximum amount of cash contained in the trust account established by Astrea Acquisition Corp. in connection with its initial public offering, assuming none of the public stockholders of Astrea Acquisition Corp. seek to redeem their public shares for a pro rata portion of the trust account, less (ii) $7,453,500, representing the maximum transaction expenses of Astrea permitted pursuant to the Merger Agreement.

	(4)	Proposed maximum aggregate value of transaction:
$165,046,500
	(5)	Total fee paid:
$18,006.57
☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF

ASTREA ACQUISITION CORP.

55 Ocean Lane Drive, Apt. 3021
Key Biscayne, Florida 33149

To the Stockholders of Astrea Acquisition Corp.:

You are cordially invited to attend a special meeting in lieu of the 2021 annual meeting of stockholders (the “Special Meeting”) of Astrea Acquisition Corp. (“Astrea”), which will be held virtually at 10:00 a.m., Eastern Time, on February 15, 2022, at https://www.cstproxy.com/astreaacquisitioncorp/2022. In light of ongoing developments related to the COVID-19 pandemic, after careful consideration, we have determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance while safeguarding the health and safety of our stockholders, directors and management team. You or your proxyholder will be able to attend and vote at the Special Meeting by visiting https://www.cstproxy.com/astreaacquisitioncorp/2022 and using a control number assigned by Continental Stock Transfer & Trust Company, our transfer agent (“Transfer Agent”). To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement.

On August 9, 2021, Astrea entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Astrea, Peregrine Merger Sub, LLC, a Florida limited liability company and direct, wholly-owned subsidiary of Astrea (“HotelPlanner.com Merger Sub”), Lexyl Travel Technologies, LLC, a Florida limited liability company (“HotelPlanner.com”), Double Peregrine Merger Sub, LLC, a Florida limited liability company and direct, wholly-owned subsidiary of HotelPlanner.com (“Reservations.com Merger Sub”), and Benjamin & Brothers, LLC, a Florida limited liability company (“Reservations.com,” and, together with HotelPlanner.com and Reservations.com Merger Sub, the “Company Parties”). The transactions contemplated by the Merger Agreement are referred to herein as the “Transactions.” You are being asked to approve the Transactions and related proposals.

A detailed description of the Transactions contemplated by the Merger Agreement and ancillary agreements is set forth in the section of this proxy statement titled “Proposal No. 1 — The Business Combination Proposal.” Subject to approval by Astrea’s stockholders of the proposals described in this proxy statement, following completion (“Closing”) of the Transactions, the Company (defined below) will be organized in an umbrella partnership C corporation (“Up-C”) structure, in which (1) HotelPlanner.com will own substantially all of the assets and business of HotelPlanner.com and Reservations.com and (2) Astrea, to be renamed HotelPlanner Inc. (the “Company”), will be the holding company for the combined enterprise’s business, holding a minority of the HotelPlanner.com Common Units, and its assets, which currently consist of cash both within and outside of its trust account, will be distributed to HotelPlanner.com after payment of transactional expenses and funds to Astrea’s public stockholders exercising their redemption rights described herein. Following the Closing, interests in HotelPlanner.com will be Astrea’s sole asset and Astrea will be the sole manager of HotelPlanner.com. Astrea will adopt a multiple-class stock structure, comprised of Class A common stock, which will carry one vote per share and such economic rights as are set forth in the Company’s post-closing charter, and Class B Common Stock, which will carry one vote per share but will carry no economic rights. See “Description of Securities — The Company’s Common Stock.”

The parties have ascribed an equity value to the Company, following the Closing, of approximately $687.9 million, not including earnout consideration. Immediately following the Closing, assuming no earnout consideration is paid and none of Astrea’s public stockholders seek to redeem their public shares for a pro rata portion of the funds in Astrea’s trust account established in connection with Astrea’s initial public offering (the “Trust Account”), and assuming the members of HotelPlanner.com and Reservations.com elect to receive an aggregate of $35 million of cash consideration, the current members of HotelPlanner.com will own approximately 48.7% of the equity of the Company, the current members of Reservations.com will own approximately 18.9% of the equity of the Company, Astrea’s public stockholders will own approximately 25.1% of the equity of the Company, Astrea Acquisition Sponsor, LLC, Astrea’s sponsor and an affiliate of certain officers and directors of Astrea (“Sponsor”), will own approximately 7.0% of the equity of the Company, and Perella Weinberg Partners, a financial advisor to HotelPlanner.com (“Perella”), will own approximately 0.4% of the equity of the Company.

Astrea’s units, common stock and warrants are traded on the Nasdaq Capital Market (“Nasdaq”) under the symbols “ASAXU,” “ASAX,” and “ASAXW,” respectively. At the Closing, each unit will separate into its component parts and the units will no longer exist. Upon the Closing, Astrea intends to change its name from “Astrea Acquisition Corp.” to “HotelPlanner Inc.” and its existing common stock will be reclassified as Class A common stock. Astrea intends to apply to continue the listing of its Class A common stock and warrants on Nasdaq under the symbols “HOTP” and “HOTPW,” respectively.

Only holders of record of shares of Astrea’s common stock, par value $0.0001 per share (“Astrea common stock”), at the close of business on January 21, 2022 (the “record date”) are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of Astrea’s stockholders of record entitled to vote at the Special Meeting will be available for 10 days before the Special Meeting at Astrea’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting and electronically during the Special Meeting through the virtual meeting platform.

This proxy statement provides you with detailed information about the Business Combination and other matters to be considered at the Special Meeting. We urge you to carefully read this entire document and its annexes. You should also carefully consider the risk factors described in the section titled “Risk Factors” beginning on page 51 of this proxy statement. Astrea is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and is therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.

After careful consideration, Astrea’s board of directors approved the Merger Agreement and the transactions contemplated thereby and determined that each of the proposals to be presented at the Special Meeting is in the best interests of Astrea and its stockholders, and recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of Astrea’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Astrea and its stockholders and what may be best for a director’s personal interests when determining whether to recommend that stockholders vote for the proposals. See the sections entitled “The Business Combination Proposal — Interests of Astrea’s Sponsor, Officers, and Directors in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement for a further discussion.

Your vote is very important. To ensure your representation at the Special Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in this proxy statement and on your proxy card. Please submit your proxy promptly whether or not you expect to participate in the meeting. Submitting a proxy now will NOT prevent you from being able to vote online during the virtual Special Meeting. If you hold your shares in “street name”, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

On behalf of our board of directors, I would like to thank you for your support of Astrea and look forward to a successful completion of the Business Combination.

Very truly yours,
/s/ Felipe Gonzalez
Felipe Gonzalez
Chief Executive Officer
Astrea Acquisition Corp.

If you return your proxy card signed and without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD SHARES OF COMMON STOCK THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING PUBLIC SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH, AND (3) DELIVER YOUR SHARES OF COMMON STOCK TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE THE SECTION TITLED “SPECIAL MEETING OF THE STOCKHOLDERS — REDEMPTION RIGHTS” IN THE ACCOMPANYING PROXY STATEMENT FOR MORE SPECIFIC INSTRUCTIONS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued as described in the accompanying proxy statement or determined that the accompanying proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated January 27, 2022 and is first being mailed to the stockholders of Astrea on or about such date.

ASTREA ACQUISITION CORP.
55 Ocean Lane Drive, Apt. 3021
Key Biscayne, Florida 33149

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON FEBRUARY 15, 2022

TO THE STOCKHOLDERS OF ASTREA ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2021 annual meeting of stockholders (the “Special Meeting”) of Astrea Acquisition Corp., a Delaware corporation (“Astrea”), will be held at 10:00 am, Eastern Time, on February 15, 2022. In light of ongoing developments related to the COVID-19 pandemic, after careful consideration, we have determined that the Special Meeting will be a virtual meeting conducted exclusively via live webcast in order to facilitate stockholder attendance while safeguarding the health and safety of our stockholders, directors and management team. You are cordially invited to attend the Special Meeting online by visiting https://www.cstproxy.com/astreaacquisitioncorp/2022 and using a control number assigned by Continental Stock Transfer & Trust Company, our transfer agent (“Transfer Agent”). To register and receive access to the virtual meeting, registered stockholders and beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement.

At the Special Meeting, you will be asked to consider and vote on the following proposals:

(1)     Proposal No. 1 — The Business Combination Proposal — To adopt and approve the Agreement and Plan of Merger dated as of August 9, 2021 (as amended or supplemented from time to time, the “Merger Agreement”) by and among Astrea, Peregrine Merger Sub, LLC, a Florida limited liability company and direct, wholly-owned subsidiary of Astrea (“HotelPlanner.com Merger Sub”), Lexyl Travel Technologies, LLC, a Florida limited liability company (“HotelPlanner.com”), Double Peregrine Merger Sub, LLC, a Florida limited liability company and direct, wholly-owned subsidiary of HotelPlanner.com (“Reservations.com Merger Sub”), and Benjamin & Brothers, LLC, a Florida limited liability company (“Reservations.com”), and the transactions contemplated by the Merger Agreement (collectively, the “Transactions”). A copy of the Merger Agreement is attached to the accompanying proxy statement as Annex A-1. Pursuant to the Merger Agreement, following completion (“Closing”) of the Transactions, the Company will be organized in an umbrella partnership C corporation (“Up-C”) structure, in which (1) HotelPlanner.com will own substantially all of the assets and business of HotelPlanner.com and Reservations.com and (2) Astrea, to be renamed HotelPlanner Inc. (the “Company”), will be the holding company for the combined enterprise’s business, holding a minority of the HotelPlanner.com Common Units, and its assets, which currently consist of cash both within and outside of its trust account, will be distributed to HotelPlanner.com after payment of transactional expenses and funds to Astrea’s public stockholders exercising their redemption rights described herein. Following the Closing, interests in HotelPlanner.com will be Astrea’s sole asset and Astrea will be the sole manager of HotelPlanner.com, all as described in more detail in the attached proxy statement. We refer to this proposal as the “Business Combination Proposal.”

(2)     Proposal No. 2 — The Charter Amendment Proposal — Assuming each other Condition Precedent Proposal is approved, to approve the second amended and restated certificate of incorporation of the Company (the “Proposed Charter”) which, if approved, would take effect upon the Closing (we refer to this proposal as the “Charter Amendment Proposal”);

(3)     Proposal No. 3(A)-(D) — The Advisory Charter Proposals — Assuming the Condition Precedent Proposals are approved, to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as five (5) sub-proposals (which we refer to collectively as the “Advisory Charter Proposals”):

•        Proposal No. 3(A):    To reclassify Astrea’s capital stock and to increase the total number of authorized shares and classes of stock from a total of 51,000,000 shares, par value $0.0001 per share, consisting of 50,000,000 shares of common stock and 1,000,000 shares of preferred stock, to a total of 380,000,000 shares, par value $0.0001 per share, consisting of (i) 375,000,000 shares of common stock, including (x) 300,000,000 shares of Class A Common Stock, and (y) 75,000,000 shares of Class B

Common Stock, and (ii) 5,000,000 shares of preferred stock; and to create a Class B Common Stock that will not convey any economic rights, but will entitle its holders to vote on all matters to be voted on by stockholders generally (we refer to this as “Advisory Charter Proposal A”);

•        Proposal No. 3(B):    To provide that the Company Board shall have the power to make, alter or amend or repeal any bylaw, but subject to the right of stockholders to alter or repeal any such bylaw; and to further provide that no bylaw made, altered or amended by the stockholders will retroactively invalidate any prior act of the Company Board that would have been valid if such bylaw had not been made, altered, or amended by the stockholders (we refer to this as “Advisory Charter Proposal B”);

•        Proposal No. 3(C):    To provide that, except as otherwise expressly permitted by the terms of any series of preferred stock permitting the holders of such series of preferred stock to call a special meeting of the holders of such series, special meetings of the stockholders of the Company may be called only by the chairman of the Company Board, the chief executive officer of the Company, or the Company Board; and the ability of the stockholders to call a special meeting of the stockholders is specifically denied (we refer to this as “Advisory Charter Proposal C”);

•        Proposal No. 3(D):    To provide that removal of one or more directors for cause requires the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Company following the consummation of the Business Combination, voting together as a single class (we refer to this as “Advisory Charter Proposal D”); and

•        Proposal No. 3(E):    To provide that no stockholders holding less than forty percent (40%) of the total issued stock of the Company will be entitled to examine the books of account or documents or papers or vouchers of the Company, except by a resolution of the Company Board giving such privileges; however, this provision shall not restrict the examination of such corporate records as are by statute open to the inspection of stockholders (we refer to this as “Advisory Charter Proposal E”).

(4)     Proposal No. 4 — The Nasdaq Proposal — Assuming each other Condition Precedent Proposal is approved, to approve, for the purposes of complying with the applicable listing rules of the Nasdaq Capital Market (“Nasdaq”), the issuance or potential issuance of more than 20% of our issued and outstanding common stock and the issuance of shares of common stock resulting in a “change of control” under Nasdaq rules (we refer to this proposal as the “Nasdaq Proposal”);

(5)     Proposal No. 5 — The Director Election Proposal — Assuming each other Condition Precedent Proposal is approved, to elect eleven (11) directors, effective upon the Closing, to serve as directors of the Company for terms expiring at the 2022, 2023 and 2024 annual meetings of stockholders of the Company, each to serve until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, retirement or removal (we refer to this proposal as the “Director Election Proposal”);

(6)     Proposal No. 6 — The Incentive Plan Proposal — Assuming the Condition Precedent Proposals are approved, to approve the HotelPlanner Inc. 2021 Incentive Award Plan, a copy of which is attached to the accompanying proxy statement as Annex C (we refer to this proposal as the “Incentive Plan Proposal”);

(7)     Proposal No. 7 — The ESPP Proposal — Assuming the Condition Precedent Proposals are approved, to approve the HotelPlanner Inc. 2021 Employee Stock Purchase Plan, a copy of which is attached to the accompanying proxy statement as Annex D (we refer to this proposal as the “ESPP Proposal”); and

(8)     Proposal No. 8 — The Adjournment Proposal — To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies, if a postponement or adjournment is required by applicable law, or if it is determined by Astrea, HotelPlanner.com and Reservations.com that more time is necessary to satisfy the conditions to closing the Transactions (we refer to this proposal as the “Adjournment Proposal”).

The above matters are more fully described in the accompanying proxy statement. We urge you to read carefully the accompanying proxy statement in its entirety, including the Annexes and accompanying financial statements.

The record date for the Special Meeting is January 21, 2022. Only holders of record of shares of Astrea’s common stock, par value $0.0001 per share (“Astrea common stock”) at the close of business on the record date are entitled to notice of and to vote and have their votes counted at the Special Meeting and any adjournments or postponements of the Special Meeting. A complete list of Astrea’s stockholders of record entitled to vote at the Special Meeting will be available for 10 days before the Special Meeting at Astrea’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting and electronically during the Special Meeting through the virtual meeting platform.

Astrea’s units, common stock and warrants are traded on Nasdaq under the symbols “ASAXU,” “ASAX,” and “ASAXW,” respectively. At the Closing, each unit will separate into its component parts so that the units will no longer exist. Upon the Closing, Astrea intends to change its name from “Astrea Acquisition Corp.” to “HotelPlanner Inc.” and its existing common stock will be reclassified as Class A common stock. Astrea intends to apply to continue the listing of its Class A common stock and warrants on Nasdaq under the symbols “HOTP” and “HOTPW,” respectively.

Pursuant to the Existing Charter, a holder (a “public stockholder”) of the common stock initially issued by Astrea in it is initial public offering (“Public Shares”) may request that Astrea redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(a)     (i) hold Public Shares or (ii) hold Public Shares through units and elect to separate your units into the underlying Public Shares and public warrants prior to exercising your redemption rights with respect to the Public Shares; and

(b)    prior to 5:00 p.m., Eastern Time, on February 11, 2022 (two business days prior to the vote at the Special Meeting) (i) submit a written request to the Transfer Agent that Astrea redeem your Public Shares for cash and (ii) deliver your Public Shares to the Transfer Agent, physically or electronically through The Depository Trust Company (“DTC”).

Pursuant to the Sponsor Agreement, dated as of August 9, 2021, by and between Astrea, HotelPlanner.com, and Astrea Acquisition Sponsor, LLC, Astrea’s sponsor and an affiliate of certain officers and directors of Astrea (“Sponsor”), our Sponsor agreed to vote all shares of Astrea common stock beneficially owned by it in favor of the Business Combination Proposal and each other proposal presented by Astrea for approval by Astrea’s stockholders at the Special Meeting. As of the record date, the Sponsor owns an aggregate of 4,787,500 shares of Astrea common stock, which in the aggregate represents 21.7% of our total outstanding shares as of the record date. In addition to the shares of Astrea Common Stock held by the Sponsor, Astrea would need 6,231,251 shares, or approximately 36.1%, of the 17,250,000 Public Shares sold in Astrea’s initial public offering (the “IPO”) to be voted in favor of the Business Combination Proposal, assuming all outstanding shares of common stock were voted.

Holders of units must elect to separate the underlying Public Shares and public warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying Public Shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of their Public Shares even if they vote for the Business Combination Proposal or do not vote at all or are not a holder on the record date. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its Public Shares and timely delivers its shares to the Transfer Agent, we will redeem each public share for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account (the “Trust Account”) established in connection with the IPO, calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares. As of the record date, this would have amounted to approximately $10.00 per public share. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the applicable date not to elect to exercise such rights, it may simply request that we instruct our Transfer Agent to return the certificate (physically or electronically). The holder can make such request by contacting the Transfer Agent at the address or email address listed in this proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See the section titled “Special Meeting of the Stockholders — Redemption Rights” in the accompanying proxy statement for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

Under the Merger Agreement, the approval of each of the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, and the Director Election Proposal (collectively, the “Condition Precedent Proposals”) is a condition to the consummation of the Business Combination. The adoption of each Condition Precedent Proposal is conditioned on the approval of all of the Condition Precedent Proposals. The Advisory Charter Proposals, Incentive Plan Proposal and ESPP Proposal are conditioned on the approval of the Condition Precedent Proposals. The Adjournment Proposal is not conditioned on the approval of any other proposal. If our stockholders do not approve each of the Condition Precedent Proposals, the Business Combination may not be consummated.

Approval of the Business Combination Proposal and Charter Amendment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock. Approval of each of the Advisory Charter Proposals, the Nasdaq Proposal, the Incentive Plan Proposal, the ESPP Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the common stock represented in person (which would include presence at the virtual Special Meeting) or by proxy and entitled to vote thereat. The election of the director nominees pursuant to the Director Election Proposal requires a plurality of the votes cast by holders of shares of common stock.

Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed Transactions and each of the proposals. We urge you to read the accompanying proxy statement carefully. If you have any questions or need assistance voting your shares of Astrea common stock, please contact Advantage Proxy, Inc., our proxy solicitor, by calling 1-877-870-8565, or banks and brokers can call collect at 1-206-870-8565, or by emailing ksmith@advantageproxy.com. This notice of Special Meeting and the proxy statement are available at https://www.cstproxy.com/astreaacquisitioncorp/2022.

By Order of the Board of Directors
/s/ Felipe Gonzalez
Felipe Gonzalez
Chief Executive Officer
January 27, 2022

i

FREQUENTLY USED TERMS

Definitions

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “Astrea” refer to Astrea Acquisition Corp.

In this document:

“2021 Plan” means The HotelPlanner Inc. 2021 Incentive Award Plan, a copy of which is attached to this proxy statement as Annex C. For additional information, see the section entitled “Proposal No. 6 — The Incentive Plan Proposal.”

“Adjournment Proposal” means the proposal to be considered at the Special Meeting to adjourn the Special Meeting to a later date or dates, if necessary to permit further solicitation and vote of proxies if it is determined by Astrea that more time is necessary or appropriate to approve one or more Proposals at the Special Meeting. For additional information, see the section entitled “Proposal No. 8 — The Adjournment Proposal.”

“Advisory Charter Proposals” means the five (5) separate sub-proposals presented in accordance with SEC guidance. For additional information, see the section entitled “Proposal No. 3 — The Advisory Charter Proposals.”

“Astrea Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of Astrea following the Closing, which will, among other matters, carry such economic and voting rights as set forth in the Proposed Charter and Bylaws.

“Astrea Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of Astrea following the Closing, which will, among other matters, carry such economic and voting rights as set forth in the Proposed Charter and Bylaws.

“Astrea common stock” means the single class of common stock, par value $0.0001 per share, of Astrea outstanding prior to the Closing.

“Astrea Warrant” means a warrant entitling the holder to purchase shares of Astrea Class A Common Stock following the Closing.

“Business Combination” means the transactions contemplated by the Merger Agreement.

“Business Combination Proposal” means the proposal to be considered at the Special Meeting to approve the Business Combination. For additional information, see the section entitled “Proposal No. 1 — The Business Combination Proposal.”

“Bylaws” mean the proposed amended and restated bylaws of the Company to be in effect following the Business Combination, the form of which is attached hereto as Annex B-2.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date on which the Closing will occur.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Share Price” means the share price equal to the volume weighted average closing sale price of one share of Astrea Class A Common Stock as reported on Nasdaq (or the exchange on which the shares of Astrea Class A Common Stock are then listed) for a period of at least twenty (20) trading days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Astrea Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Astrea Class A Common Stock (which adjustment shall be subject to the reasonable mutual agreement of Astrea and HotelPlanner.com)).

“Company” means Astrea after the consummation of the Business Combination, renamed “HotelPlanner Inc.”

“Company Board” means the board of directors of the Company subsequent to the completion of the Business Combination.

“Condition Precedent Proposals” means the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, and the Director Election Proposal.

“DGCL” means the Delaware General Corporation Law, as amended.

“Director Election Proposal” means the proposal to elect eleven (11) directors, effective upon the Closing, to serve as directors of the Company for terms expiring at the 2022, 2023 and 2024 annual meetings of stockholders of the Company, each to serve or until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, retirement or removal, assuming the Condition Precedent Proposals are approved. For additional information, see the section entitled “Proposal No. 5 — The Director Election Proposal.”

“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.

“EarlyBird” means EarlyBirdCapital, Inc., the representative of the underwriters in the IPO.

“Earnout Units” means an aggregate of up to 20,000,000 HotelPlanner.com Common Units (and a corresponding number of shares of Class B Common Stock) issuable to the Pre-Closing Holders upon the satisfaction of certain earnout targets set forth in the Merger Agreement. See the section entitled “Proposal No. 1 — The Business Combination Proposal — Consideration to be Received in the Business Combination.”

“ESPP” means the HotelPlanner Inc. 2021 Employee Stock Purchase Plan, a copy of which is attached to this proxy statement as Annex D. For additional information, see the section entitled “Proposal No. 7 — The ESPP Proposal.”

“ESPP Proposal” means the proposal to approve the ESPP.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Bylaws” means Astrea’s bylaws, as in effect immediately prior to the Special Meeting.

“Existing Charter” means the Amended and Restated Certificate of Incorporation of Astrea, as in effect immediately prior to the Special Meeting.

“Founder Shares” means the shares of Astrea common stock purchased by the Sponsor.

“GAAP” means U.S. generally accepted accounting principles.

“HotelPlanner.com A&R Operating Agreement” means the Second Amended and Restated Operating Agreement of HotelPlanner.com, dated as of the Closing Date. A copy of the HotelPlanner.com A&R Operating Agreement is attached to this proxy statement as Annex B-3.

“HotelPlanner.com Class A Units” means the Class A Units of HotelPlanner.com, with the rights, preferences and privileges set forth in the HotelPlanner.com Operating Agreement.

“HotelPlanner.com Class B Units” means the Class B Units of HotelPlanner.com, with the rights, preferences and privileges set forth in the HotelPlanner.com Operating Agreement.

“HotelPlanner.com Common Units” means the Common Units of HotelPlanner.com. with the rights, preferences and privileges set forth in the HotelPlanner.com A&R Operating Agreement.

“HotelPlanner.com Operating Agreement” means the Amended and Restated Operating Agreement of HotelPlanner.com, dated as of April 14, 2014, as amended from time to time.

“HotelPlanner.com Warrants” means warrants for HotelPlanner.com Common Units (which shall be in the identical form of redeemable public warrants of Astrea which were sold as part of Acquiror’s initial public offering, but in the name of HotelPlanner.com).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Plan Proposal” means the proposal to approve the 2021 Plan.

“IPO” means Astrea’s initial public offering of its units, common stock and warrants pursuant to the registration statement on Form S-1, declared effective by the SEC on February 3, 2021 (SEC File No. 333-252010).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Merger Agreement” means the Agreement and Plan of Merger, dated effective as of August 9, 2021, by and among Astrea, the Merger Subs, HotelPlanner.com and Reservations.com, as it may be amended and supplemented from time to time. A copy of the Merger Agreement is attached to this proxy statement as Annex A-1.

“Merger Subs” means Peregrine Merger Sub, LLC, a Florida limited liability company and direct, wholly-owned subsidiary of Astrea, and Double Peregrine Merger Sub, LLC, a Florida limited liability company and direct, wholly-owned subsidiary of HotelPlanner.com.

“Nasdaq” means the Nasdaq Capital Market.

“Nasdaq Proposal” means the proposal to approve the issuance or potential issuance of more than 20% of our issued and outstanding common stock and the issuance of shares of common stock resulting in a “change of control” under Nasdaq rules. For additional information, see the section entitled “Proposal No. 4 — The Nasdaq Proposal.”

“Perella” means Perella Weinberg Partners, a financial advisor to HotelPlanner.com.

“Pre-Closing Holder” means each person who holds units of HotelPlanner.com or Reservations.com prior to the Closing.

“Private Units” means the 475,000 units the Sponsor purchased from Astrea on a private placement basis, simultaneously with the IPO.

“Private Warrants” means the 237,500 warrants included in the Private Units.

“Proposed Charter” means the second amended and restated certificate of incorporation of the Company which, if approved, would take effect upon the Closing, the form of which is attached hereto as Annex B-1.

“Public Shares” means Astrea’s common stock sold in the IPO (whether they were purchased in the IPO or thereafter in the open market).

“Public Stockholders” means the holders of Public Shares (whether they were purchased in the IPO or thereafter in the open market).

“Public Warrants” means the warrants included in the units sold in the IPO (whether they were purchased in the IPO or thereafter in the open market).

“Record Date” means January 21, 2022.

“Recapitalization” means the recapitalization of HotelPlanner.com effected by adopting the HotelPlanner.com A&R Operating Agreement, pursuant to which, among other things, all Class A Units and Class B Units of HotelPlanner.com held by its members will be exchanged for HotelPlanner.com Common Units, the result of which will be that the equityholders of HotelPlanner.com will collectively hold a single class of units as of immediately prior to the Closing.

“Redemption” means the redemption of Public Shares for the Redemption Price.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means Astrea Acquisition Sponsor LLC, a Delaware limited liability company.

“Subscription Agreements” means the Subscription Agreements to be entered into between the Company and each of the Pre-Closing Holders concurrently with the Closing for the purchase of Class B Common Stock.

“Target Companies” means HotelPlanner.com and Reservations.com.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

v

TRADEMARKS

This proxy statement includes the trademarks of HotelPlanner.com and Reservations.com, such as “HotelPlanner.com,” “Meetings.com,” “Reservations.com,” and others, which are protected under applicable intellectual property laws and are the property of their respective owners. This proxy statement also contains trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this proxy statement may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights or the right of the applicable licensor to these trademarks and trade names.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements, including statements about the parties’ ability to complete the Business Combination, the anticipated benefits of the Business Combination, and the financial condition, results of operations, earnings outlook, and prospects of Astrea and the Target Companies, and may include statements concerning periods following the completion of the Business Combination.

Statements in this proxy statement that are not purely historical are forward-looking statements. Statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements include, but are not limited to, statements regarding the expectations, hopes, beliefs, intentions or strategies of Astrea or its management team regarding the future. In addition, the Target Companies have provided information included in this proxy statement regarding the by the respective Target Companies and their management teams, and forward-looking statements include statements relating to the respective Target Companies’ or their management teams’, expectations, hopes, beliefs, intentions or strategies regarding the future.

The forward-looking statements contained in this proxy statement are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the items in the following list, which summarizes some of the principal risks relating to the Business Combination and Astrea’s and the Target Companies’ businesses:

•        the parties’ ability to complete the Business Combination, including satisfaction of the conditions to the Business Combination and the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the ability to obtain additional financing, if needed, to complete the Business Combination;

•        with respect to Astrea’s directors and officers, potential conflicts of interest in approving the Business Combination, as a result of which they would then receive expense reimbursements and other benefits;

•        the Company’s financial performance following the Business Combination, including the impact of

•        economic downturns and political and market conditions beyond the Target Companies’ control, including a reduction in consumer discretionary spending that could adversely affect the Target Companies’ business, financial condition, results of operations and prospects; and

•        intense competition and competitive pressures from other companies worldwide in the industries in which the Company will operate;

•        the potential liquidity and trading of the Company’s securities following the Business Combination, including the ability to obtain and/or maintain the listing of its common stock on Nasdaq following the Business Combination;

•        the use of proceeds not held in Astrea’s trust account or available to the Company from interest income on the trust account balance;

•        the Company’s ability to raise financing in the future;

•        the Company’s success in retaining or recruiting, or changes required in, officers, key employees or directors following the Business Combination;

•        the Target Companies’ projections, including for revenues, market share, expenses and profitability, are subject to significant risks, assumptions, estimates and uncertainties;

•        the requirements of being a public company, including compliance with the SEC’s requirements regarding internal controls over financial reporting, may strain the Company’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than anticipated;

•        litigation and the ability to adequately protect the Target Companies’ intellectual property rights; and

•        other factors detailed under the section entitled “Risk Factors” herein.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Before a stockholder grants its proxy or instructs how its votes should be cast or vote on the proposals set forth in this proxy statement, it should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement may adversely affect Astrea or the Target Companies.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the Special Meeting, including the Business Combination Proposal. The following questions and answers do not include all the information that is important to our stockholders. We urge our stockholders to read carefully this entire proxy statement, including the annexes and other documents referred to herein.

Q:     Why am I receiving this proxy statement?

A:     Astrea is proposing to consummate a business combination with the Target Companies. Pursuant to the Merger Agreement, following Closing, the Company will be organized in an Up-C structure, in which (1) HotelPlanner.com will own substantially all of the assets and business of HotelPlanner.com and Reservations.com and (2) Astrea, to be renamed HotelPlanner Inc., will be the holding company for the combined enterprise’s business, holding a minority of the HotelPlanner.com Common Units, and its assets, which currently consist of cash both within and outside of its trust account, will be distributed to HotelPlanner.com after payment of transactional expenses and funds to Astrea’s public stockholders exercising their redemption rights described herein. Following the Closing, interests in HotelPlanner.com will be Astrea’s sole asset and Astrea will be the sole manager of HotelPlanner.com.

In connection with the Transactions, and in exchange for the Closing Cash Contribution, Astrea will acquire 32% of the HotelPlanner.com Common Units. The current members of HotelPlanner.com will own approximately 48.7% of the equity of the Company, the current members of Reservations.com will own approximately 18.9% of the equity of the Company, Astrea’s public stockholders will own approximately 25.1% of the equity of the Company, the Sponsor will own approximately 7.0% of the equity of the Company, and Perella will own approximately 0.4% of the equity of the Company. Such percentages: (i) assume no holders of Public Shares exercise their redemption rights; (ii) assume that the Pre-Closing Holders subscribe for an aggregate of 46,500,000 shares of Astrea Class B Common Stock and receive 46,500,000 HotelPlanner.com Common Units and an aggregate of $35 million in Cash Consideration as consideration at Closing; (iii) do not take into account the shares of Class A Common Stock issuable upon the exercise of the 8,862,500 Astrea Warrants which will be outstanding at the Closing; (iv) do not take into account shares of Class A Common Stock to be received by the Pre-Closing Holders pursuant to a direct exchange or redemption of HotelPlanner.com Common Units pursuant to the HotelPlanner.com A&R Operating Agreement; (v) do not take into account shares of Class A Common Stock underlying Earnout Units; (vi) do not include the issuance of any shares upon completion of the Business Combination under the 2021 Plan; and (vii) assume no working capital loans are converted into units of Astrea. If the maximum number of Public Shares are redeemed which would allow Astrea to meet the Minimum Cash Condition such that the Target Companies do not have the right to terminate the Merger Agreement as described herein, such percentages will be approximately 54.4%, 21.2%, 16.3%, 7.8% and 0.4%, respectively.

A copy of the Merger Agreement is attached to this proxy statement as Annex A-1. This proxy statement and its annexes contain important information about the proposed Business Combinations and the other matters to be acted upon at the Special Meeting. You should read this proxy statement and its annexes carefully and in their entirety.

Q:     What proposals are being presented for stockholder vote at the Special Meeting?

A:     At the Special Meeting, you will be asked to consider and vote on the following proposals:

(1)    Proposal No. 1 — The Business Combination Proposal — To adopt and approve the Merger Agreement and the Transactions contemplated by the Merger Agreement. A copy of the Merger Agreement is attached to this proxy statement as Annex A-1.

(2)    Proposal No. 2 — The Charter Amendment Proposal — Assuming the other Condition Precedent Proposals are approved, to adopt the Proposed Charter which, if approved, would take effect upon the Closing;

(3)    Proposal No. 3(A)-(D) — The Advisory Charter Proposals — Assuming the Condition Precedent Proposals are approved, to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter, which are being presented separately in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, as five (5) sub-proposals:

•        Proposal No. 3(A):    To reclassify Astrea’s capital stock and to increase the total number of authorized shares and classes of stock from a total of 51,000,000 shares, par value $0.0001 per share, consisting of 50,000,000 shares of common stock and 1,000,000 shares of preferred stock, to a total of 380,000,000 shares, par value $0.0001 per share, consisting of (i) 375,000,000 shares of common stock, including (x) 300,000,000 shares of Class A Common Stock, and (y) 75,000,000 shares of Class B Common Stock, and (ii) 5,000,000 shares of preferred stock; and to create a Class B Common Stock that will not convey any economic rights, but will entitle its holders to vote on all matters to be voted on by stockholders generally;

•        Proposal No. 3(B):    To provide that the Company Board shall have the power to make, alter or amend or repeal any bylaw, but subject to the right of stockholders to alter or repeal any such bylaw; and to further provide that no bylaw made, altered or amended by the stockholders will retroactively invalidate any prior act of the Company Board that would have been valid if such bylaw had not been made, altered, or amended by the stockholders;

•        Proposal No. 3(C):    To provide that, except as otherwise expressly permitted by the terms of any series of preferred stock permitting the holders of such series of preferred stock to call a special meeting of the holders of such series, special meetings of the stockholders of the Company may be called only by the chairman of the Company Board, the chief executive officer of the Company, or the Company Board, and that the ability of the stockholders to call a special meeting of the stockholders is specifically denied;

•        Proposal No. 3(D):    To provide that removal of one or more directors for cause requires the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Company following the consummation of the Business Combination, voting together as a single class;

•        Proposal No. 3(E):    To provide that no stockholders holding less than forty percent (40%) of the total issued stock of the Company will be entitled to examine the books of account or documents or papers or vouchers of the Company, except by a resolution of the Company Board giving such privileges; however, this provision shall not restrict the examination of such corporate records as are by statute open to the inspection of stockholders.

(4)    Proposal No. 4 — The Nasdaq Proposal — Assuming the other Condition Precedent Proposals are approved, to approve, for the purposes of complying with the applicable listing rules of Nasdaq, the issuance or potential issuance of more than 20% of our issued and outstanding common stock and the issuance of shares of common stock, resulting in a “change of control” under Nasdaq rules.

(5)    Proposal No. 5 — The Director Election Proposal — Assuming the other Condition Precedent Proposals are approved, to elect eleven (11) directors, effective upon the Closing, to serve as directors of the Company for terms expiring at the 2022, 2023 and 2024 annual meetings of stockholders of the Company, each to serve or until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, retirement or removal.

(6)    Proposal No. 6 — The Incentive Plan Proposal — Assuming the Condition Precedent Proposals are approved, to approve the HotelPlanner Inc. 2021 Incentive Award Plan, effective upon the Closing, a copy of which is attached to this proxy statement as Annex C.

(7)    Proposal No. 7 — The ESPP Proposal — Assuming the Condition Precedent Proposals are approved, to approve the HotelPlanner Inc. 2021 Employee Stock Purchase Plan, effective upon the Closing, a copy of which is attached to this proxy statement as Annex D.

(8)     Proposal No. 8 — The Adjournment Proposal — To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies, if a postponement or adjournment is required by applicable law, or if it is determined by Astrea, HotelPlanner.com and Reservations.com that more time is necessary to satisfy the conditions to closing the Transactions.

After careful consideration, Astrea’s board of directors determined that each of the foregoing proposals is in the best interests of Astrea and its stockholders and recommends that you vote or give instruction to vote “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the Advisory Charter Proposals; “FOR” the Nasdaq Proposal, “FOR” each of the director nominees named in the Director Election Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, and “FOR” the Adjournment Proposal, if presented at the Special Meeting.

The existence of financial and personal interests of one or more of Astrea’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of Astrea and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, Astrea’s officers and the sponsor have interests in the Transactions that may conflict with your interests as a stockholder. See the section entitled “Business Combination Proposal — Interests of Astrea’s Sponsor, Officers, and Directors in the Business Combination” for a further discussion of these considerations.

YOUR VOTE IS IMPORTANT. STOCKHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT.

Q:     Why is Astrea proposing the Business Combination?

A:     Astrea was organized to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more businesses or entities.

HotelPlanner.com provides a seamless hotel and alternative accommodations booking experience through its proprietary artificial intelligence-enabled platform. It specializes in providing unique discount rates offered in unpublished, private sale environments to any traveler or travelers with a specific group affiliation.

Reservations.com is an online travel company with a mission to bring a human touch back into the world of online travel by providing a high level of personalized services to customers through scalable call center services.

Based on its due diligence investigations of HotelPlanner.com and Reservations.com and the industry in which they operate, including the financial and other information provided by the Target Companies in the course of Astrea’s due diligence investigations, the Astrea board of directors believes that the Transactions are in the best interests of Astrea and its stockholders. See “The Business Combination Proposal — Astrea’s Board’s Reasons for Approval of the Transactions” for additional information.

Q:     What will happen in the Business Combination?

A:     Assuming approval of the Transactions by Astrea’s stockholders, at the Closing the following steps will be taken:

(i)     HotelPlanner.com will acquire all of the equity interests in VenuexplorerPrivate Ltd., a Singapore exempt private company limited by shares, from one of its members in exchange for the issuance of additional Class A Units of HotelPlanner.com to such member;

(ii)    The Reservations.com Merger will occur, whereby Reservations.com Merger Sub will be merged with and into Reservations.com, with Reservations.com being the surviving entity and the members of Reservations.com receiving HotelPlanner.com Common Units;

(iii)   After taking into account payments made in satisfaction of redemptions by Public Stockholders and the repayment of certain permitted transaction expenses, Astrea will make the Closing Cash Contribution to HotelPlanner.com Merger Sub;

(iv)   HotelPlanner.com Merger Sub will be merged with and into HotelPlanner.com (the “HotelPlanner.com Merger”), with HotelPlanner.com being the surviving entity and the former members of HotelPlanner.com (including the former members of Reservations.com who received HotelPlanner.com Common Units in the Reservations.com Merger) receiving HotelPlanner.com Common Units or cash from the sale of newly-issued shares of Class A common stock;

(v)    Astrea will adopt the Proposed Charter;

(vi)   Concurrently with the HotelPlanner.com Merger and the Reservations.com Merger, HotelPlanner.com will adopt the HotelPlanner.com A&R Operating Agreement to, among other things, effect the Recapitalization and admit Astrea as the sole manager of HotelPlanner.com following Closing;

(vii)  The Company, HotelPlanner.com, the Pre-Closing Holders, and the TRA Holder Representative (as defined in the Tax Receivable Agreement) will enter into the Tax Receivable Agreement (as defined below); and

(viii) The Company, HotelPlanner.com, and the Pre-Closing Holders will enter into Subscription Agreements pursuant to which the Pre-Closing Holders will acquire shares of Astrea Class B Common Stock.

In connection with the Transactions, and in exchange for the Closing Cash Contribution, Astrea will acquire 32% of the HotelPlanner.com Common Units. The current members of HotelPlanner.com will own approximately 48.7% of the equity of the Company, the current members of Reservations.com will own approximately 18.9% of the equity of the Company, Astrea’s public stockholders will own approximately 25.1% of the equity of the Company, the Sponsor will own approximately 7.0% of the equity of the Company, and Perella will own approximately 0.4% of the equity of the Company. Such percentages: (i) assume no holders of Public Shares exercise their redemption rights; (ii) assume that the Pre-Closing Holders subscribe for an aggregate of 46,500,000 shares of Astrea Class B Common Stock and receive 46,500,000 HotelPlanner.com Common Units and an aggregate of $35 million in Cash Consideration as consideration at Closing; (iii) do not take into account the shares of Class A Common Stock issuable upon the exercise of the 8,862,500 Astrea Warrants which will be outstanding at the Closing; (iv) do not take into account shares of Class A Common Stock underlying the HotelPlanner.com Common Units; (v) do not take into account shares of Class A Common Stock underlying Earnout Units; (vi) do not include the issuance of any shares upon completion of the Business Combination under the 2021 Plan; and (vii) assume no working capital loans are converted into units of Astrea. If the maximum number of Public Shares are redeemed which would allow Astrea to meet the Minimum Cash Condition such that the Target Companies do not have the right to terminate the Merger Agreement as described herein, such percentages will be approximately 54.4%, 21.2%, 16.3%, 7.8% and 0.4%, respectively.

The following diagram depicts a simplified version of the ownership structure of Astrea as of the date of this proxy statement:

Astrea

Astrea Acquisition Corp.[1]
Peregrine Merger Sub, LLC
(100% owned by Astrea)

____________

(1)      Astrea is a public company, held approximately 22% by Astrea Acquisition Sponsor LLC, an affiliate of Astrea’s officers and directors, and approximately 78% by public holders and unrelated third parties.

The following diagram depicts a simplified version of the ownership structure of the Target Companies as of the date of this proxy statement:

HotelPlanner.com

Reservations.com

The following diagram depicts a simplified version of the combined Company following the Closing of the Business Combination:

Sponsor
Astrea Shareholders
Historical Owners
4.79 million Class A Shares
7% voting and economic Interest
17.25 million Class A Shares
25.1% voting and economic interest
Class B shares
67.6% voting and 0% economic interest
46.5 million Common Units
67.6% voting and economic interest
HotelPlanner Inc.
22.04 Million Common Units
32% economic interest
Sole Manager
HotelPlanner.com
100%
100%
HotelPlanner.com Subsidiaries
Reservations.com

*Assumes no redemptions. Assuming maximum redemptions allowing Astrea to meet the Minimum Cash Condition such that the Target Companies do not have the right to terminate the Merger Agreement as described herein, the percentage ownership would be 75.6% by the historical owners and approximately 24% by the Astrea holders, as indicated in more detail below. Assuming maximum redemptions allowing Astrea to satisfy the requirements of its charter but not meet the Minimum Cash Condition and therefore requiring a waiver of such condition from the Target Companies to avoid them terminating the Merger Agreement, the percentage ownership would be 89.4% by the historical owners and approximately 10.1 % by the Astrea holders.

Q:     What will the Pre-Closing Holders receive in return for the acquisition of the Target Companies by Astrea?

A:     Pursuant to the Merger Agreement, the aggregate value of the consideration (prior to giving effect to the earnout consideration) to be paid to the Pre-Closing Holders in the Transactions is approximately $500 million, as follows: each of the HotelPlanner.com Common Units outstanding after the Recapitalization, including the HotelPlanner.com Common Units issued to the former members of Reservations.com in the Reservations.com Merger, will be exchanged for either 46,500,000 HotelPlanner.com Common Units, each valued at $10.00 per unit, or an amount in cash in lieu of HotelPlanner.com Common Units, at the election of the Pre-Closing Holder, provided that the aggregate Cash Consideration issuable to the Pre-Closing Holders in lieu of HotelPlanner.com Common Units will not exceed an amount equal to (x) the funds contained in Astrea’s Trust Account after taking into account payments made in satisfaction of redemptions by Astrea’s public stockholders and the amount of funds raised in any financing of Astrea, HotelPlanner.com, or Reservations.com prior to Closing, less (y) Astrea’s permitted transaction expenses, less (z) an amount of cash required to remain on the balance sheet, which amount shall not be less than $35 million. The Cash Consideration is expected to be funded by cash from Astrea’s Trust Account. See the section entitled “Business Combination Proposal — Merger Agreement — Consideration” for more details.

In addition to the Unit Consideration and Cash Consideration, the Pre-Closing Holders will have the right to receive up to 20,000,000 additional HotelPlanner.com Common Units (and a corresponding number of shares of Class B Common Stock) upon the occurrence of certain earnout triggering events, as described in more detail in this proxy statement. See the section entitled “Business Combination Proposal — Merger Agreement — Consideration to be Received in the Business Combination.”

Further, at the Closing, the Company, HotelPlanner.com, the Pre-Closing Holders, and the TRA Holder Representative (as defined in the Tax Receivable Agreement) will enter into the Tax Receivable Agreement pursuant to which Astrea will be required to pay 85% of certain tax benefits, if any, that it realizes (or in certain cases is deemed to realize) as a result of any increases in tax basis and certain other tax attributes and tax benefits related to the payment of cash consideration pursuant to the Merger Agreement and pursuant to certain redemptions and exchanges of HotelPlanner.com Common Units for shares of Class A Common Stock or cash from the sale of newly issued shares of Class A Common Stock in the future. See the section entitled “The Business Combination Proposal — Related Agreements — Tax Receivable Agreement” for more information.

Additionally, at the Closing, the Company will issue to the Pre-Closing Holders, for nominal consideration, a certain number of shares of Astrea Class B Common Stock equal to the aggregate number of HotelPlanner.com Common Units retained by the Pre-Closing Holders at the Closing.

Q:     What are the principal differences between Class A Common Stock and the Class B Common Stock that is proposed to be issued to certain persons in the Business Combination?

A:     The Class B Common Stock carries the same voting rights as the Class A Common Stock but will carry no economic rights.

Q:     What voting interests will the Public Stockholders, the Sponsor, Perella, and the Pre-Closing Holders hold in the Company immediately after the consummation of the Business Combination?

A:     We anticipate that, upon completion of the Business Combination, the voting interests in the Company will be as set forth in the table below.

	Assuming No Redemptions		Assuming Maximum Redemptions
Shareholder	No. of Shares(3)	% Ownership	No. of Shares(3)	% Ownership
Pre-Closing Holders(1)(2)	46,500,000	67.60%	46,500,000	75.56%
Astrea Public Stockholders(3)	17,250,000	25.08%	10,000,000	16.25%
Astrea Sponsor(4)	4,787,500	6.96%	4,787,500	7.78%
Perella Weinberg Partners(5)	250,000	0.36%	250,000	0.41%
Total	68,787,500	100.00%	61,537,500	100.00%

____________

(1)      The Pre-Closing Holders will hold one share of Astrea Class B Common Stock for each HotelPlanner.com Common Unit held by such Pre-Closing Holder. The Astrea Class B Common Stock will have the same voting rights as the Astrea Class A Common Stock but no economic rights.

(2)      Assumes $35 million of Cash Consideration and excludes up to 20,000,000 Earnout Units (and a corresponding number of shares of Class B Common Stock), as the earnout contingency will not yet have been met.

(3)      Excludes shares of Astrea Class A Common Stock issuable upon the exercise of 8,625,000 public warrants.

(4)      Excludes shares of Astrea Class A Common Stock issuable upon the exercise of 237,500 Private Warrants.

(5)      Assumes no issuance of shares of Astrea Class A Common Stock in payment of the discretionary fee that is payable to Perella on the Closing.

Q:     What interests do our Sponsor and our officers and directors have in the Business Combination?

A:     In considering the recommendation of our Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and our directors and officers have interests in the Business Combination that are different from, or in addition to, those of our other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination and in recommending to our stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        On August 11, 2020, the Sponsor paid $25,000 to cover certain offering costs of Astrea in consideration for 4,312,500 sponsor shares. If the Transactions do not close, or another business combination is not consummated, by February 8, 2023 (or such later date as may be approved by Astrea’s stockholders), Astrea will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the sponsor shares would be worthless, because the sponsor shares are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $42.5 million based upon the closing price of $9.85 per share on Nasdaq on January 21, 2022, the record date for the Special Meeting. Accordingly, unlike other Astrea stockholders, the Sponsor and its affiliates can make a profit on the sponsor shares even if the market price of the Astrea common stock following the Closing is substantially below $10.00 per share.

•        The Sponsor purchased 475,000 Private Units from Astrea for $10.00 per Private Unit. This purchase took place on a private placement basis simultaneously with the consummation of the IPO. The Astrea Common Stock and Astrea Warrants comprising part of the Private Units and the Astrea Common Stock underlying such Astrea Warrants will become worthless if Astrea does not consummate an initial business combination by February 8, 2023 (or such later date as may be approved by Astrea stockholders). Such Private Units had an aggregate market value of approximately $4.8 million based upon the closing price of $10.06 per unit on Nasdaq on January 21, 2022, the record date for the Special Meeting.

•         The Sponsor, Astrea’s officers or directors, or their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Astrea’s behalf, such as identifying and investigating possible business targets and mergers. If Astrea fails to consummate a business combination by February 8, 2023 (or such later date as may be approved by Astrea’s stockholders), they will not have any claim against the Trust Account for repayment or reimbursement. As of January 21, 2022, no reimbursable expenses were outstanding.

•        In order to meet its working capital needs, the Sponsor may, but is not obligated to, loan Astrea funds, from time to time or at any time, in whatever amount it deems reasonable in the Sponsor’s sole discretion, up to the $817,000 borrowings limit imposed by the Merger Agreement. These loans would be repayable upon consummation of the Merger or, at the option of the lender, may be converted into Private Units immediately prior to the Closing at an exchange rate of $10.00 of borrowings per Private Unit. In the event that the Transactions do not close, Astrea may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no other proceeds from the Trust Account would be used for such repayment. Accordingly, Astrea may not be able to repay or reimburse these amounts if the Transactions are not completed. An aggregate principal amount of $750,000 of working capital loans are outstanding as of January 21, 2022.

•        Mohsen Moazami, one of Astrea’s directors, has been nominated for election as a director of the post-business combination Company. As a result, he will likely receive the same compensation that other directors of Astrea will receive following the Business Combination.

•        In connection with Astrea’s IPO, the Sponsor agreed to be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced below $10.00 per share by certain claims of target businesses or vendors or other entities that are owed money by Astrea for services rendered or contracted for or products sold to Astrea. The agreement entered into by the Sponsor provides for two exceptions to the indemnity given: it will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with Astrea waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (2) as to any claims for indemnification by the underwriters of Astrea’s IPO against certain liabilities, including liabilities under the Securities Act. Marcum LLP, Astrea’s independent registered public accounting firm, and the underwriters of the IPO, have not executed agreements with Astrea waiving such claims to the monies held in the Trust Account. Astrea has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations, has not asked the Sponsor to reserve for such obligations, and does not believe the Sponsor has any significant liquid assets. Accordingly, Astrea believes it is unlikely that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so.

See the section entitled “Proposal No. 1 — Business Combination Proposal — Interests of Astrea’s Sponsor, Officers, and Directors in the Business Combination” for more information.

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:     Upon the completion of the IPO, a total of $172,500,000 was placed in a Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee. As of January 21, 2022, there were investments and cash held in the Trust Account of approximately $172,562,170. These funds will not be released until the earlier of the completion of our initial business combination and the redemption of our Public Shares if we are unable to complete an initial business combination by February 8, 2023, although we may withdraw the interest earned on the funds held in the Trust Account to pay taxes.

Q:     What happens if a substantial number of the public stockholders vote in favor of the Business Combination proposal and exercise their redemption rights?

A:     Astrea’s public stockholders may vote in favor of the Business Combination and exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust

Account and the number of public stockholders are reduced as a result of redemptions by public stockholders, so long as the Minimum Cash Condition is met; provided, that the Minimum Cash Condition may be waived by HotelPlanner.com and Reservations.com. In addition, the Business Combination will not be consummated if, immediately prior to or upon the consummation of the Business Combination, Astrea does not have at least $5,000,001 in net tangible assets. However, although the Business Combination may be completed, in the event of significant redemptions, there would be fewer Public Shares and public stockholders, the trading market for Class A Common Stock may be less liquid than the market for shares of common stock was prior to consummation of the Business Combination, and the Company may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into the Company’s business will be reduced.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     Unless waived by the parties to the Merger Agreement, and subject to applicable law, the consummation of the Business Combination is subject to a number of conditions set forth in the Merger Agreement including, among other things, (i) approval of the Business Combination and related agreements and transactions by certain respective equityholders of Astrea, HotelPlanner.com, and Reservations.com, (ii) the filing of a definitive proxy statement with the SEC, (iii) approval for listing on Nasdaq of the Astrea Class A Common Stock, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders, (iv) satisfaction of the Minimum Cash Condition, and (v) Astrea shall have at least $5,000,001 of net tangible assets remaining immediately prior to or upon consummation of the Merger, as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act. See the section entitled “The Business Combination Proposal — Merger Agreement — Conditions to the Closing of the Business Combination.”

Q:     What happens if the Business Combination is not consummated?

A:     If we are not able to complete the Business Combination or another initial business combination by February 8, 2023 (or such later date as may be approved by our stockholders), we will cease all operations except for the purpose of winding up and redeeming our Public Shares and liquidating the Trust Account, in which case our public stockholders may only receive approximately $10.00 per share and our warrants will expire worthless.

Q:     When do you expect the Business Combination to be completed?

A:     It is currently anticipated that the Business Combination will be consummated as soon as practicable following the Special Meeting, which is set for February 15, 2022; however, (i) such meeting could be adjourned if the Adjournment Proposal is approved by our stockholders at the Special Meeting and we elect to adjourn the Special Meeting as described in this proxy statement, and (ii) the Closing will not occur until all conditions set forth in the Merger Agreement are satisfied or waived. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Merger Agreement — Conditions to the Closing of the Business Combination.”

Q:     Do I have redemption rights?

A:     If you are a holder of Public Shares, you have the right to request that Astrea redeem all or a portion of your Public Shares for cash, provided that you follow the procedures and deadlines described elsewhere in this proxy statement. Public stockholders may elect to redeem all or a portion of such public stockholder’s Public Shares regardless of whether they vote for or against the Business Combination Proposal, do not vote at all, or are not holders of Public Shares on the record date. We sometimes refer to these rights to elect to redeem all or a portion of the Public Shares into a pro rata portion of the cash held in the Trust Account as “redemption rights.” If you wish to exercise your redemption rights, please see the answer to the next question, “How do I exercise my redemption rights?”

The consummation of the Business Combination is conditioned upon, among other things, approval by Astrea’s stockholders of the Merger Agreement and the Business Combination. Unless waived, if any of these conditions are not satisfied, the Business Combination may not be consummated, and any Public Shares tendered for redemption would be returned. Furthermore, in no event will we redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 immediately prior to or upon consummation of the Business Combination. See the section entitled “The Business Combination Proposal — The Merger Agreement.”

Q:     How do I exercise my redemption rights?

A:     If you are a holder of Public Shares and wish to exercise your right to redeem your Public Shares, you must:

(a)     (i) hold Public Shares or (ii) hold Public Shares through units and elect to separate your units into the underlying Public Shares and public warrants prior to exercising your redemption rights with respect to the Public Shares; and

(b)    prior to 5:00 p.m., Eastern Time, on February 11, 2022 (two business days prior to the vote at the Special Meeting) (i) submit a written request to the Transfer Agent that Astrea redeem your Public Shares for cash and (ii) deliver your Public Shares to the Transfer Agent, physically or electronically through DTC.

The address of the Transfer Agent is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the underlying Public Shares and public warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying Public Shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so.

Any holder of Public Shares will be entitled to request that their Public Shares be redeemed for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares. As of the record date, this would have amounted to approximately $10.00 per public share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public stockholders, regardless of whether such public stockholders vote for or against the Business Combination Proposal. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal will have no impact on the amount you will receive upon exercise of your redemption rights. We anticipate that the funds to be distributed to public stockholders electing to redeem their Public Shares will be distributed promptly after the consummation of the Business Combination.

If you are a holder of Public Shares, you may exercise your redemption rights by submitting your request in writing to the Transfer Agent at the address listed at the end of this section.

Any request for redemption, once made by a holder of Public Shares, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. If you deliver your shares for redemption to the Transfer Agent and later decide prior to Closing not to elect redemption, you may request that Astrea instruct our Transfer Agent to return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed at the end of this section. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.

Any corrected or changed written exercise of redemption rights must be received by the Transfer Agent prior to the deadline for exercising redemption requests and, thereafter, with our consent, prior to Closing. No request for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the Transfer Agent by 5:00 p.m., Eastern Time, on February 11, 2022.

If a holder of Public Shares properly makes a request for redemption and the Public Shares are delivered as described above, then, if the Business Combination is consummated, Astrea will redeem Public Shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. If you are a holder of Public Shares and you exercise your redemption rights, it will not result in the loss of any Astrea warrants that you may hold.

Each Astrea warrant will become exercisable to purchase one share of common stock of the combined company for a purchase price of $11.50 beginning 30 days after consummation of the Business Combination.

Following consummation of the Business Combination, Astrea may call the warrants for redemption (excluding the private warrants), in whole and not in part, at a price of $0.01 per Warrant if certain conditions are met, including if the reported last sale price of the shares of Astrea common stock equals or exceeds

$18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrantholders. As of the record date, the reported last sale price of the Astrea shares was $9.85 and the highest last sale price through such date has been $9.96. In order to redeem the warrants, Astrea must provide 30 days’ prior written notice of redemption to each warrant holder and have a current registration statement in effect with respect to the shares of Astrea common stock underlying such warrants. The private warrants are not redeemable by Astrea following consummation of the Business Combination.

Q:     Will how I vote on the Business Combination proposal affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights irrespective of whether you vote your common stock for or against the Business Combination Proposal or any other proposal described by this proxy statement, or if you do not vote at all, or if you are not a holder of the shares on the record date. As a result, the Merger Agreement can be approved by stockholders who will redeem their Public Shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of Nasdaq.

Q:     If I am a holder of units, can I exercise redemption rights with respect to my units?

A:     No. Holders of outstanding units must elect to separate the units into the underlying Public Shares and public warrants prior to exercising redemption rights with respect to the Public Shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying Public Shares and public warrants, or if you hold units registered in your own name, you must contact the Transfer Agent directly and instruct them to do so. If you fail to cause your Public Shares to be separated and delivered to the Transfer Agent by 5:00 p.m., Eastern Time, on February 11, 2022, you will not be able to exercise your redemption rights with respect to your Public Shares.

Q:     What are the United States federal income tax considerations relating to the exercise of my redemption rights?

A:     Whether an exercise of redemption rights by a particular holder is subject to United States federal income tax depends on the particular facts and circumstances. Please see the section entitled “The Business Combination Proposal — United States Federal Income Tax Considerations of the Redemption.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:     Do I have appraisal rights in connection with the proposed Business Combination?

A:     No. Neither our stockholders nor our warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

Q:     What do I need to do now?

A:     Astrea urges you to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the Business Combination will affect you as a stockholder and/or warrant holder of Astrea. Stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.

Q:     How do I vote?

A:     The Special Meeting will be held via live webcast at 10:00 a.m., Eastern Time, on February 15, 2022, at
https://www.cstproxy.com/astreaacquisitioncorp/2022. The Special Meeting can be accessed by visiting https://www.cstproxy.com/astreaacquisitioncorp/2022, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication.

If you are a holder of record of shares of Astrea common stock on the record date, you may vote at the Special Meeting or by submitting a proxy for the Special Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or nominee, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the broker, bank or nominee with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote, obtain a proxy from your broker, bank or nominee.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     Your broker, bank or nominee can vote your shares without receiving your instructions on “routine” proposals only. Your broker, bank, or nominee cannot vote your shares with respect to “non-routine” proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee.

The Adjournment Proposal is considered a routine proposal. Accordingly, your broker, bank or nominee may vote your shares with respect to such proposals without receiving voting instructions.

The Business Combination Proposal, the Charter Amendment Proposal, the Advisory Charter Proposals, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal, and the ESPP Proposal are non-routine proposals. Accordingly, your broker, bank or nominee may not vote your shares with respect to these proposals unless you provide voting instructions. You should instruct your broker to vote your shares as soon as possible in accordance with directions you provide

Because brokers will have the ability to vote on one “routine” matter at the Special Meeting (namely, the Adjournment Proposal), broker non-votes will be counted for the purposes of determining the existence of a quorum. Broker non-votes will have the same effect as a vote “AGAINST” the Business Combination Proposal and will have no effect on the Charter Amendment Proposal, each of the Advisory Charter Proposals, the Nasdaq Proposal, the Director Election Proposal, the Incentive Plan Proposal, and the ESPP Proposal.

Q:     When and where will the Special Meeting be held?

A:     The Special Meeting will be held via live webcast at 10:00 am, Eastern Time, on February 15, 2022, at
https://www.cstproxy.com/astreaacquisitioncorp/2022, unless the Special Meeting is adjourned. The Special Meeting can be accessed by visiting https://www.cstproxy.com/astreaacquisitioncorp/2022, where you will be able to listen to the Special Meeting live and vote during the Special Meeting. Stockholders will also have the option to listen to the special meeting by telephone by calling:

•        Within the United States and Canada: 1-800-450-7155 (toll-free)

•        Outside of the United States and Canada: 1-857-999-9155 (standard rates apply)

The passcode for telephone access: 6545942#. You will not be able to vote or submit questions unless you register for and log in to the special meeting web portal as described above. Please note that you will only be able to access the Special Meeting by means of remote communication.

Q:     Who is entitled to vote at the Special Meeting?

A:     Astrea has fixed January 21, 2022 as the record date. If you were a stockholder of Astrea at the close of business on the record date, you are entitled to vote on matters that come before the Special Meeting. However, a stockholder may only vote his or her shares if he or she is present in person (which would include presence at the virtual Special Meeting) or is represented by proxy at the Special Meeting.

Q:     How many votes do I have?

A:     Our stockholders are entitled to one vote at the Special Meeting for each share of common stock held of record as of the record date. As of the close of business on the record date, there were 22,037,500 outstanding shares of Astrea common stock, of which 17,250,000 were outstanding Public Shares.

Q:     What constitutes a quorum?

A:     A quorum of our stockholders is necessary to hold a valid meeting. The presence (which would include presence at the virtual Special Meeting), in person or by proxy, of stockholders holding a majority of the shares of common stock entitled to vote at the Special Meeting constitutes a quorum at the Special Meeting. In the absence of a quorum, the chairperson of the Special Meeting has the power to adjourn the Special Meeting. As of the record date for the Special Meeting, 11,018,751 shares of Astrea common stock would be required to achieve a quorum.

Q:     What vote is required to approve each proposal at the Special Meeting?

A:     The following votes are required for each proposal at the Special Meeting:

•        Business Combination Proposal:    The approval of the Business Combination Proposal requires the affirmative vote of a majority of the outstanding shares of Astrea common stock.

•        Charter Amendment Proposal:    The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the outstanding shares of Astrea common stock.

•        Advisory Charter Proposals:    The approval of each of the Advisory Charter Proposals requires the affirmative vote of holders of a majority of the shares of Astrea common stock represented in person (which includes virtually) or by proxy at the Special Meeting and entitled to vote thereat.

•        Nasdaq Proposal:    The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the shares of Astrea common stock represented in person (which includes virtually) or by proxy at the Special Meeting and entitled to vote thereat.

•        Director Election Proposal:    The election of the director nominees pursuant to the director election proposal requires a plurality of the votes cast by holders of common stock.

•        Incentive Plan Proposal:    The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the shares of Astrea common stock represented in person (which includes virtually) or by proxy at the Special Meeting and entitled to vote thereat.

•        The ESPP Proposal:    The approval of the ESPP Proposal requires the affirmative vote of a majority of the shares of Astrea common stock represented in person (which includes virtually) or by proxy at the Special Meeting and entitled to vote thereat.

•        Adjournment Proposal:    The approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of Astrea common stock represented in person (which includes virtually) or by proxy at the Special Meeting and entitled to vote thereat.

Q:     What are the recommendations of the Astrea board of directors?

A:     The Astrea board of directors believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of Astrea’s stockholders and recommends that our stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” each of the director nominees set forth in the Director Election Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the Special Meeting.

The existence of financial and personal interests of Astrea’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Astrea and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “The Business Combination Proposal — Interests of Astrea’s Sponsor, Officers, and Directors in the Business Combination” and “Beneficial Ownership of Securities” for more information.

Q:     How does the Sponsor intend to vote its shares?

A:     Pursuant to the Sponsor Agreement, our Sponsor has agreed to vote all shares of Astrea common stock beneficially owned by it in favor of the Business Combination Proposal and each other proposal presented by Astrea for approval by Astrea’s stockholders at the Special Meeting. As of the record date, the Sponsor owns an aggregate of 4,787,500 shares of Astrea common stock, which in the aggregate represents 21.7% of our total outstanding shares as of the record date. In addition to the shares of Astrea Common Stock held by the Sponsor, Astrea would need 6,231,251 shares, or approximately 36.1%, of the 17,250,000 Public Shares sold in the IPO to be voted in favor of the Business Combination Proposal, assuming all outstanding shares of common stock were voted.

Q:     May our Sponsor and the other initial stockholders purchase Public Shares or warrants prior to the Special Meeting?

A:     At any time prior to the Special Meeting, during a period when they are not then aware of any material non-public information regarding Astrea or our securities, our Sponsor, officers, directors, the Target Companies and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Astrea common stock, vote their shares in favor of the Business Combination Proposal, or refrain from redeeming their shares for a pro rata portion of the Trust Account. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Special Meeting are approved, to provide additional equity financing, or to reduce the number of redemptions. This may result in the completion of the Business Combination that may not otherwise have been possible.

While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options. Entering into any such incentive arrangements may have a depressive effect on shares of Astrea common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Astrea will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Q:     What happens if I sell my shares of Astrea common stock before the Special Meeting?

A:     The record date for the Special Meeting is earlier than the date of the Special Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Astrea common stock after the applicable record date, but before the Special Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the Special Meeting with respect to such shares, but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. Stockholders may send a later-dated, signed proxy card to Astrea’s Secretary at the address set forth below so that it is received by Astrea’s Secretary prior to the vote at the Special Meeting (which is scheduled to take place on February 15, 2022) or attend the Special Meeting in person (which would include presence at the virtual Special Meeting) and vote. Stockholders also may revoke their proxy by sending a notice of revocation to Astrea’s Chief Executive Officer, which must be received by Astrea’s Secretary prior to the vote at the Special Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:     What happens if I fail to take any action with respect to the Special Meeting?

A:     If you fail to take any action with respect to the Special Meeting and the Business Combination is approved by stockholders and consummated, you will remain a stockholder and/or warrant holder of Astrea. However, if you fail to vote with respect to the Special Meeting, you will nonetheless be able to elect to redeem your

Public Shares in connection with the Business Combination, provided you follow the instructions in this proxy statement for redeeming your shares. As a corollary, failure to deliver your stock certificate(s) to the Transfer Agent (either physically or electronically) no later than two (2) business days prior to the Special Meeting means you will not have any right in connection with the Transactions to exchange your shares for a pro rata share of the funds held in the Trust Account. If you fail to take any action with respect to the Special Meeting and the Transactions are not approved, you will continue to be a stockholder and/or warrant holder of Astrea.

Q:     What should I do with my stock certificates, warrant certificates and/or unit certificates?

A:     Stockholders who exercise their redemption rights must deliver their stock certificates to the Transfer Agent (either physically or electronically) prior to 5:00 p.m., Eastern Time, on February 11, 2022 (two business days prior to the vote at the Special Meeting).

Astrea warrant holders should not submit the certificates relating to their warrants. Public stockholders who do not elect to have their Public Shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their Public Shares.

Upon effectiveness of the Business Combination, holders of Astrea common stock and warrants will receive Class A Common Stock and warrants of the Company without needing to take any action and accordingly such holders should not submit the certificates relating to their common stock and warrants. In addition, before the Closing, each outstanding unit of Astrea (each of which consists of one share of common stock and one-half of one warrant to purchase one share of common stock) will be separated into its component share of Class A Common Stock and one-half warrant.

Q:     What should I do if I receive more than one set of voting materials?

A:     Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of Astrea common stock.

Q:     Who can help answer my questions?

A:     If you have questions about the Business Combination or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Astrea Acquisition Corp.
c/o Graubard Miller
405 Lexington Avenue, 11th Floor
New York, NY 10174
Tel: (212) 818-8800
Attn: Felipe Gonzalez, Chief Executive Officer

You also may obtain additional information about Astrea from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek redemption of your shares, you will need to deliver your Public Shares (either physically or electronically) to the Transfer Agent at the address below prior to 5:00 p.m., Eastern Time, on February 11, 2022 (two business days prior to the vote at the Special Meeting). If you have questions regarding the certification of your position or delivery of your stock, please contact:

Mark Zimkind
Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information from this proxy statement and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Special Meeting, including the Business Combination, you should read this entire document carefully, including the Merger Agreement, attached as Annex A-1 to this proxy statement. The Merger Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection therewith. The Merger Agreement is also described in detail in this proxy statement in the section entitled “The Business Combination Agreement.” This proxy statement also includes forward-looking statements that involve risks and uncertainties. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Parties to the Business Combination

Astrea

Astrea is a blank check company incorporated as a Delaware corporation on August 11, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

Our units, common stock and warrants are currently listed on Nasdaq under the symbols “ASAXU,” “ASAX” and “ASAXW,” respectively. The units will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer trade as independent securities. Upon the Closing, we intend to change our name from “Astrea Acquisition Corp.” to “HotelPlanner Inc.” We intend to apply to continue the listing of our Class A Common Stock and warrants on Nasdaq under the symbols “HOTP” and “HOTPW,” respectively, upon the Closing.

Astrea’s principal executive offices are located at 55 Ocean Lane Drive, Apt. 3021, Key Biscayne, Florida 33149 and its phone number is (347) 607-8025.

Merger Subs

Peregrine Merger Sub, LLC is a Florida limited liability company and a direct, wholly-owned subsidiary of Astrea formed on August 6, 2021. Its principal executive offices are located at 55 Ocean Lane Drive, Apt. 3021, Key Biscayne, Florida 33149 and its phone number is (347) 607-8025.

Double Peregrine Merger Sub, LLC is a Florida limited liability company and a direct, wholly-owned subsidiary of HotelPlanner.com formed on July 26, 2021. Its principal executive offices are located at 205 Datura Street, 10th Floor, West Palm Beach, FL 33401 and its phone number is (800) 497-2175.

HotelPlanner.com

Lexyl Travel Technologies, LLC, is a Florida limited liability company doing business as HotelPlanner.com.

HotelPlanner.com’s principal executive offices are located at 205 Datura Street, 10th Floor, West Palm Beach, FL 33401, and its phone number is (800) 497-2175.

Reservations.com

Benjamin & Brothers, LLC, is a Florida limited liability company doing business as Reservations.com.

Reservations.com’s principal executive offices are located at 390 N Orange Ave #1605, Orlando, FL 32801 and its phone number is (855) 516-1090.

Summary of the Merger Agreement

On August 9, 2021, Astrea entered into the Merger Agreement with HotelPlanner.com Merger Sub, Reservations.com Merger Sub, and the Target Companies. Following the Closing, the Company will be organized in an Up-C structure, in which (1) HotelPlanner.com will own substantially all of the assets and business of HotelPlanner.com and Reservations.com and (2) Astrea, to be renamed HotelPlanner Inc., will be the holding company for the combined enterprise’s business, holding a minority of the HotelPlanner.com Common Units, and its assets, which currently consist of cash both within and outside of its trust account, will be distributed to HotelPlanner.com after payment of transactional expenses and funds to Astrea’s public stockholders exercising their redemption rights described herein. Following the Closing, interests in HotelPlanner.com will be Astrea’s sole asset and Astrea will be the sole manager of HotelPlanner.com. Astrea will adopt a multiple-class stock structure, comprised of Class A common stock, which will carry one vote per share and such economic rights as are set forth in the Company’s post-closing charter, and Class B common stock, which will carry one vote per share but will carry no economic rights.

Assuming approval of the Transactions by Astrea’s stockholders, at the Closing the following steps will be taken:

(i)     HotelPlanner.com will acquire all of the equity interests in VenuexplorerPrivate Ltd., a Singapore exempt private company limited by shares, from one of its members in exchange for the issuance of additional Class A Units of HotelPlanner.com to such member;

(ii)    The Reservations.com Merger will occur, whereby Reservations.com Merger Sub will be merged with and into Reservations.com, with Reservations.com being the surviving entity and the members of Reservations.com receiving HotelPlanner.com Common Units;

(iii)   After taking into account payments made in satisfaction of redemptions by Public Stockholders and the repayment of certain permitted transaction expenses, Astrea will make the Closing Cash Contribution to HotelPlanner.com Merger Sub;

(iv)   The HotelPlanner.com Merger will occur, whereby HotelPlanner.com Merger Sub will be merged with and into HotelPlanner.com, with HotelPlanner.com being the surviving entity and the former members of HotelPlanner.com (including the former members of Reservations.com who received HotelPlanner.com Common Units in the Reservations.com Merger) receiving HotelPlanner.com Common Units or cash from the sale of newly-issued shares of Class A common stock;

(v)    Astrea will adopt the Proposed Charter;

(vi)   Concurrently with the HotelPlanner.com Merger and the Reservations.com Merger, HotelPlanner.com will adopt the HotelPlanner.com A&R Operating Agreement to, among other things, effect the Recapitalization and admit Astrea as the sole manager of HotelPlanner.com following Closing;

(vii)  The Company, HotelPlanner.com, the Pre-Closing Holders, and the TRA Holder Representative (as defined in the Tax Receivable Agreement) will enter into the Tax Receivable Agreement; and

(viii) The Company, HotelPlanner.com, and the Pre-Closing Holders will enter into Subscription Agreements pursuant to which the Pre-Closing Holders will acquire shares of Astrea Class B Common Stock.

In connection with the Transactions, and in exchange for the Closing Cash Contribution, Astrea will acquire 32% of the HotelPlanner.com Common Units. The current members of HotelPlanner.com will own approximately 48.7% of the equity of the Company, the current members of Reservations.com will own approximately 18.9% of the equity of the Company, Astrea’s public stockholders will own approximately 25.1% of the equity of the Company, the Sponsor will own approximately 7.0% of the equity of the Company, and Perella will own approximately 0.4% of the equity of the Company. Such percentages: (i) assume no holders of Public Shares exercise their redemption rights; (ii) assume that the Pre-Closing Holders subscribe for an aggregate of 46,500,000 shares of Astrea Class B Common Stock and receive 46,500,000 HotelPlanner.com Common Units and an aggregate of $35 million in Cash Consideration as consideration at Closing; (iii) do not take into account the shares of Class A Common Stock issuable upon the exercise of the 8,862,500 Astrea Warrants which will be outstanding at the Closing; (iv) do not take into account shares of Class A Common Stock underlying the HotelPlanner.com Common Units; (v) do not take into account shares of Class A Common Stock underlying Earnout Units; (vi) do not include the issuance of any shares upon completion of the Business Combination under the 2021 Plan; and (vii) assume no working capital loans are converted into units of Astrea. If the maximum number of Public Shares are redeemed which would allow Astrea to meet the Minimum Cash Condition such that the Target Companies do not have the right to terminate the Merger Agreement as described herein, such percentages will be approximately 54.4%, 21.2%, 16.3%, 7.8% and 0.4%, respectively.

For additional information regarding the Merger Agreement, you are encouraged to carefully read the Merger Agreement in its entirety, which is attached to this proxy statement as Annex A-1, and to review the sections of this proxy statement entitled “The Business Combination Proposal — The Merger Agreement” and “The Business Combination Proposal — General; Structure of the Business Combination.”

Consideration Received under the Merger Agreement

Pursuant to the Merger Agreement, the aggregate value of the consideration (prior to giving effect to the earnout consideration described below) to be paid to the Pre-Closing Holders in the Transactions is approximately $500 million, as follows: each of the HotelPlanner.com Common Units outstanding after the Recapitalization, including the HotelPlanner.com Common Units issued to the former members of Reservations.com in the Reservations.com Merger, will be exchanged for either 46,500,000 HotelPlanner.com Common Units, each valued at $10.00 per unit (“Unit Consideration”), or an amount in cash in lieu of HotelPlanner.com Common Units (“Cash Consideration”), at the election of the Pre-Closing Holder, provided that the aggregate Cash Consideration issuable to the Pre-Closing Holders in lieu of HotelPlanner.com Common Units will not exceed an amount equal to (x) the funds contained in Astrea’s Trust Account after taking into account payments made in satisfaction of redemptions by Astrea’s public stockholders and the amount of funds raised in any financing of Astrea, HotelPlanner.com, or Reservations.com prior to Closing, less (y) Astrea’s permitted transaction expenses, less (z) an amount of cash required to remain on the balance sheet, which amount shall not be less than $35 million. The Cash Consideration is expected to be funded by cash from Astrea’s Trust Account.

In addition to the Unit Consideration and Cash Consideration, the Pre-Closing Holders will have the right to receive additional HotelPlanner.com Common Units (and a corresponding number of shares of Class B Common Stock), upon the occurrence of certain earnout triggering events, as follows:

(i)     5,000,000 HotelPlanner.com Common Units (and 5,000,000 shares of Class B Common Stock) upon the date on which the Common Share Price is equal to or greater than $15.00 per share at any time during the period beginning on the Closing Date (as defined below) and ending on April 30, 2023;

(ii)    8,000,000 HotelPlanner.com Common Units (and 8,000,000 shares of Class B Common Stock) upon the date on which the Common Share Price is equal to or greater than $18.00 per share at any time during the period beginning on the Closing Date and ending on April 30, 2024; and

(iii)   7,000,000 HotelPlanner.com Common Units (and 7,000,000 shares of Class B Common Stock) upon the date on which the Common Share Price is equal to or greater than $21.00 at any time during the period beginning on the Closing Date and ending on April 30, 2025.

At the Closing, HotelPlanner.com will issue an aggregate of 22,287,500 HotelPlanner.com Common Units, allocated among Astrea and Perella, a financial advisor to HotelPlanner.com, in accordance with the Merger Agreement, and Astrea will receive 8,862,500 HotelPlanner.com Warrants. Perella will also receive an aggregate of 250,000 shares of Class A Common Stock at Closing (assuming no payment of the discretionary fee). See the section entitled “The Business Combination Proposal — Certain Other Benefits in the Business Combination.”

The shares of Class A Common Stock held by the Sponsor (not including shares of Class A Common Stock issuable upon the exercise of warrants held by the Sponsor), the shares of Class A Common Stock underlying the shares of Class B Common Stock issuable to the Pre-Closing Holders pursuant to the Merger Agreement and the shares of Class A Common Stock to be received by the Pre-Closing Holders pursuant to a direct exchange or redemption of HotelPlanner.com Common Units pursuant to the HotelPlanner.com A&R Operating Agreement are subject to transfer restrictions as set forth in the A&R Registration Rights Agreement. See the section entitled “The Business Combination Proposal — Related Agreements — A&R Registration Rights Agreement.”

Further, at the Closing, the Company, HotelPlanner.com, the Pre-Closing Holders, and the TRA Holder Representative (as defined in the Tax Receivable Agreement) will enter into the Tax Receivable Agreement pursuant to which Astrea will be required to pay 85% of certain tax benefits, if any, that it realizes (or in certain cases is deemed to realize) as a result of any increases in tax basis and certain other tax attributes and tax benefits related to the payment of cash consideration pursuant to the Merger Agreement and pursuant to certain redemptions and exchanges of HotelPlanner.com Common Units for shares of Class A Common Stock or cash from the sale of newly issued shares of Class A Common Stock in the future. See the section entitled “The Business Combination Proposal — Related Agreements — Tax Receivable Agreement” for more information.

For additional information regarding the consideration payable under the Merger Agreement, see the section in this proxy statement entitled “The Business Combination Proposal — Consideration to be Received in the Business Combination.”

Conditions to Completion of the Merger Agreement

Consummation of the Transactions is conditioned on approval by Astrea’s stockholders. In addition, the consummation of the Transactions is conditioned upon, among other things:

•        all specified waiting periods under the HSR Act shall have expired and no governmental entity shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree, injunction, or other order which has the effect of enjoining, prohibiting, or making the Transactions illegal;

•        a definitive proxy statement for the solicitation of approval of the Transactions from Astrea’s stockholders shall have been filed with the SEC, no stop order shall have been issued by the SEC which remains in effect with respect to the proxy statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending;

•        the Class A Common Stock shall be listed or have been approved for listing on Nasdaq, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders; and

•        Astrea shall have at least $5,000,001 of net tangible assets remaining immediately prior to or upon consummation of the Business Combination, as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act.

Additional Conditions to the Obligations of Astrea and HotelPlanner.com Merger Sub

The obligations of Astrea and HotelPlanner.com Merger Sub to consummate the Transactions are also conditioned upon, among other things:

•        the accuracy of the representations and warranties of HotelPlanner.com and Reservations.com, subject to certain bring-down standards;

•        performance of the covenants of HotelPlanner.com and Reservations.com required by the Merger Agreement to be performed at or prior to the Closing;

•        Astrea having received signed copies of certain ancillary agreements and certificates from HotelPlanner.com and Reservations.com;

•        neither the HotelPlanner.com Support Agreement nor the Reservations.com Support Agreement shall have been terminated;

•        certain consulting agreements shall have been terminated; and

•        the approval of the Merger Agreement and Transactions by the affirmative vote or written consent of the holders of a requisite number of units of each of HotelPlanner.com and Reservations.com shall have been obtained.

Additional Conditions to the Obligations of HotelPlanner.com and Reservations.com Merger Sub

The obligations of HotelPlanner.com and Reservations.com Merger Sub to consummate the Transactions are also conditioned upon, among other things:

•        the accuracy of the representations and warranties of Astrea and HotelPlanner.com Merger Sub, subject to certain bring-down standards;

•        performance of the covenants of Astrea required by the Merger Agreement to be performed at or prior to the Closing;

•        the Closing Cash Contribution shall have been completed;

•        the aggregate amount remaining in Astrea’s Trust Account (after taking into account redemptions by Astrea’s public stockholders but before the payment of any transaction expenses), together with the proceeds of any financing of Astrea, HotelPlanner.com, or Reservations.com shall equal or exceed $100,000,000 (“Minimum Cash Condition”);

•        HotelPlanner.com having received signed copies of certain ancillary agreements and certificates from Astrea;

•        the Sponsor Agreement shall not have been terminated;

•        the Reservations.com Support Agreement shall not have been terminated; and

•        the approval of the Merger Agreement and Transactions by the affirmative vote or written consent of the holders of a requisite number of units of Reservations.com shall have been obtained.

Additional Conditions to the Obligations of Reservations.com

The obligations of Reservations.com to consummate the Transactions are also conditioned upon, among other things:

•        the accuracy of the representations and warranties of Astrea and HotelPlanner.com Merger Sub, subject to certain bring-down standards;

•        performance of the covenants of Astrea required by the Merger Agreement to be performed at or prior to the Closing;

•        the Closing Cash Contribution shall have been completed;

•        the Minimum Cash Condition shall have been met;

•        Reservations.com having received signed copies of certain ancillary agreements and certificates from Astrea;

•        the Sponsor Agreement shall not have been terminated;

•        the HotelPlanner.com Support Agreement shall not have been terminated; and

•        the approval of the Merger Agreement and Transactions by the affirmative vote or written consent of the holders of a requisite number of units of HotelPlanner.com shall have been obtained.

Astrea, HotelPlanner.com and Reservations.com may waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and waive compliance with any agreements or conditions for the benefit of such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement. Notwithstanding the foregoing, pursuant to Astrea’s amended and restated certificate of incorporation, Astrea cannot consummate the Transactions if it has less than $5,000,001 of net tangible assets remaining immediately prior to or upon consummation of the Transactions, after taking into account any redemptions of Astrea Public Shares held by public stockholders.

For additional information regarding the conditions to the completion of the Merger Agreement, see the section in this proxy statement entitled “The Business Combination Proposal — Conditions to the Closing of the Business Combination.”

Related Agreements

Sponsor Agreement

Concurrently with the execution of the Merger Agreement, Astrea, the Sponsor, and HotelPlanner.com entered into an agreement (“Sponsor Agreement”) which contains a voting agreement and lock-up during the Interim Period, among other agreements of the Sponsor. Pursuant to the Sponsor Agreement, the Sponsor has agreed to vote, or cause to be voted, all shares of Astrea common stock beneficially held by it (i) in favor of approval of the adoption of the Merger Agreement, the approval of the Transactions, and each other proposal presented by Astrea for approval by Astrea’s stockholders, and (ii) against (x) any proposal or offer from any other person (other than HotelPlanner.com, Reservations.com, and their affiliates) with respect to certain competing transactions, (y) any change in Astrea’s business or in the composition of Astrea’s board of directors (other than in connection with the Transactions) and (z) any action, proposal, transaction, or agreement that could reasonably be expected to materially impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of Astrea’s obligations under the Merger Agreement or change in any manner the voting rights of any class of shares of Astrea (including any amendments to Astrea’s certificate of incorporation or bylaws other than in connection with the Transactions). Pursuant to the Sponsor Agreement, the Sponsor has also agreed to comply with certain covenants relating to exclusivity, confidentiality, and publicity contained in the Merger Agreement and not to transfer (except for certain permitted transfers) any of the equity securities of Astrea held by Sponsor until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms.

HotelPlanner.com Support Agreement

Concurrently with the execution of the Merger Agreement, Astrea, HotelPlanner.com, and each of HotelPlanner.com’s members entered into agreements (“HotelPlanner.com Support Agreements”) which contain a voting agreement and lock-up during the Interim Period, among other agreements of the members. Pursuant to the HotelPlanner.com Support Agreements, HotelPlanner.com’s members agreed to comply with certain covenants relating to exclusivity, confidentiality, and publicity contained in the Merger Agreement and not to transfer any of the equity securities of HotelPlanner.com or of Astrea held by them until the Closing or earlier termination of the Merger Agreement in accordance with its terms. The members also agreed to vote all of their HotelPlanner.com units (i) in favor of the Merger Agreement and the Transactions, (ii) against any proposal, offer, or submission with respect to the merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation, or winding up of HotelPlanner.com other than the Merger Agreement and Transactions, (iii) against any proposal in opposition to the Merger Agreement or in competition with or inconsistent with the Merger Agreement or the Transactions, and (iv) against any proposal, action, or agreement that would impede, frustrate, prevent, or nullify any provision of the HotelPlanner.com Support Agreement, result in a breach of any covenant, representation, or warranty of HotelPlanner.com, result in the failure of any conditions in the Merger Agreement, or change in any manner the voting rights of any class of equity securities of HotelPlanner.com. Pursuant to the HotelPlanner.com Support Agreements, each HotelPlanner.com member also agreed not to transfer (except for certain permitted transfers) any of the equity securities of HotelPlanner.com or of Astrea held by such member until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms.

Reservations.com Support Agreement

Concurrently with the execution of the Merger Agreement, Astrea, Reservations.com and each of Reservations.com’s members entered into agreements (“Reservations.com Support Agreements”) which contain a voting agreement and lock-up during the Interim Period, among other agreements of the members. Pursuant to the Reservations.com Support Agreements, Reservations.com’s members agreed to comply with certain covenants relating to exclusivity, confidentiality, and publicity contained in the Merger Agreement and not to transfer any of the equity securities of Reservations.com or of Astrea held by them until the Closing or earlier termination of the Merger Agreement in accordance with its terms. The members also agreed to vote all of their Reservations.com units (i) in favor of the Merger Agreement and the Transactions, (ii) against any proposal, offer, or submission with respect to the merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation, or winding up of Reservations.com other than the Merger Agreement and Transactions, (iii) against any proposal in opposition to the Merger Agreement or in competition with or inconsistent with the Merger Agreement or the Transactions, and (iv) against any proposal, action, or agreement that would impede, frustrate, prevent, or nullify any provision of the Reservations.com Support Agreement, result in a breach of any covenant, representation, or warranty of Reservations.com, result in the failure of any conditions in the Merger Agreement, or change in any manner the voting rights of any class of equity securities of Reservations.com. Pursuant to the Reservations.com Support Agreements, each Reservations.com member also agreed not to transfer (except for certain permitted transfers) any of the equity securities of Reservations.com or of Astrea held by such member until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms.

Tax Receivable Agreement

In connection with the Closing, the Company, HotelPlanner.com, the Pre-Closing Holders, and the TRA Holder Representative (as defined in the Tax Receivable Agreement) will enter into a tax receivable agreement (the “Tax Receivable Agreement”). Pursuant to the Tax Receivable Agreement, Astrea will be required to pay 85% of certain tax benefits, if any, that it realizes (or in certain cases is deemed to realize) as a result of any increases in tax basis and certain other tax attributes and tax benefits related to the payment of cash consideration pursuant to the Merger Agreement and pursuant to certain redemptions and exchanges of HotelPlanner.com Common Units for shares of Class A Common Stock or cash from the sale of newly issued shares of Class A Common Stock in the future. See the section entitled “The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”

Registration Rights Agreement

In connection with the Closing, Astrea, the Sponsor, and the Pre-Closing Holders will enter into an amended and restated registration rights agreement (“A&R Registration Rights Agreement”) pursuant to which the Sponsor and Pre-Closing Holders will be granted customary demand and piggy-back registration rights with respect to the Class A Common Stock beneficially held by them, directly or indirectly. The A&R Registration Rights Agreement also includes transfer restrictions with respect to certain shares of Class A Common Stock beneficially owned by the Sponsor and Pre-Closing Holders. See the section entitled “The Business Combination Proposal — Related Agreements — A&R Registration Rights Agreement.”

Equity Ownership Upon Closing

As of the date of this proxy statement, there are 22,037,500 shares of Astrea common stock outstanding, comprised of 17,250,000 shares of common stock held by public stockholders and 4,787,500 shares of common stock held by the Sponsor. In connection with the Closing, the Pre-Closing Holders will acquire 46,500,000 shares of Class B Common Stock (which amount assumes the Pre-Closing Holders elect to receive an aggregate of $35 million of Cash Consideration). We anticipate that, upon completion of the Business Combination, the equity ownership in the Company will be as set forth in the table below.

	Assuming No Redemptions		Assuming Maximum Redemptions
Shareholder	No. of Shares(3)	% Ownership	No. of Shares(3)	% Ownership
Pre-Closing Holders(1)(2)	46,500,000	67.60%	46,500,000	75.56%
Astrea Public Stockholders(3)	17,250,000	25.08%	10,000,000	16.25%
Astrea Acquisition Sponsor(4)	4,787,500	6.96%	4,787,500	7.78%
Perella Weinberg Partners(5)	250,000	0.36%	250,000	0.41%
Total	68,787,500	100.00%	61,537,500	100.00%

____________

(1)      The Pre-Closing Holders will hold one share of Astrea Class B Common Stock for each HotelPlanner.com Common Unit held by such Pre-Closing Holder. The Astrea Class B Common Stock will have the same voting rights as the Astrea Class A Common Stock but no economic rights.

(2)      Assumes $35 million of Cash Consideration and excludes 20,000,000 Earnout Units (and a corresponding number of shares of Class B Common Stock), as the earnout contingency has not yet been met.

(3)      Excludes shares of Astrea Class A Common Stock issuable upon the exercise of 8,625,000 public warrants.

(4)      Excludes shares of Astrea Class A Common Stock issuable upon the exercise of 237,500 Private Warrants.

(5)      Assumes no issuance of shares of Astrea Class A Common Stock in payment of the discretionary fee that is payable to Perella on the Closing.

If the actual facts are different than the assumptions set forth above, the ownership percentages set forth above will be different.

The percentages set forth above were calculated based on the amounts set forth in the sources and uses table in this proxy statement and do not take into account (i) warrants that will remain outstanding immediately following the Business Combination and may be exercised commencing 30 days following the Closing, (ii) shares of Class A Common Stock underlying the HotelPlanner.com Common Units, (iii) any shares of Class A Common Stock underlying Earnout Units, or (iv) the issuance of any shares upon completion of the Business Combination under the 2021 Plan, a copy of which is attached to this proxy statement as Annex C. For more information, please see the sections entitled “Sources and Uses of Funds for the Business Combination” and “Unaudited Pro Forma Condensed Combined Financial Information.”

If the actual facts are different than the assumptions set forth above, the voting percentages set forth above will be different. For example, there are currently outstanding an aggregate of 8,862,500 Astrea Warrants, which are comprised of 237,500 Private Warrants held by the Sponsor and 8,625,000 public warrants. Each of such outstanding warrants is exercisable commencing 30 days following the Closing for one share of common stock. If we assume that each outstanding warrant is exercised and one share of common stock is issued as a result of such exercise, with payment to Astrea of the exercise price of $11.50 per warrant for one share, our fully-diluted share capital would increase by a total of 8,862,500 shares, with approximately $101.9 million paid to Astrea to exercise the warrants.

Sensitivity Analysis

To illustrate all of the potential sources of dilution to existing Astrea stockholders, we have set forth in the table below three scenarios that illustrate the potential sources of dilution arising out of the Transactions:

	Dilutive Effects of the Business Combination(1)				Maximum Possible Redemptions with Waiver(4)
	No Redemptions(2)		Maximum Redemptions(3)
	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares	Number of Shares	Percentage of Outstanding Shares
Former HotelPlanner.com equityholders(5)	33,480,000	34.3%	33,480,000	37.0%	33,480,000	41.4%
Former Reservations.com equityholders(6)	13,020,000	13.3%	13,020,000	14.4%	13,020,000	16.1%
Astrea’s public stockholders	17,250,000	17.7%	10,000,000	11.1%	477,831	0.6%
Astrea’s Sponsor(7)	4,787,500	4.9%	4,787,500	5.3%	4,787,500	5.9%
Holders of Public Warrants(7)	8,625,000	8.8%	8,625,000	9.5%	8,625,000	10.7%
Holders of Private Placement Warrants(7)	237,500	0.2%	237,500	0.3%	237,500	0.3%
Contingent shares issuable to former HotelPlanner.com equityholders(8)	14,400,000	14.7%	14,400,000	15.9%	14,400,000	17.8%
Contingent shares issuable to former Reservations.com equityholders(8)	5,600,000	5.7%	5,600,000	6.2%	5,600,000	6.9%
Perella Weinberg Equity Fee	250,000	0.3%	250,000	0.3%	250,000	0.3%
Total	97,650,000	100.0%	90,400,000	100.0%	80,877,831	100.0%

____________

(1)      See “Note 2 — Basis of Presentation” in the section titled “Unaudited Pro Forma Condensed Combined Financial Information — Notes to Unaudited Pro Forma Condensed Combined Financial Statements” for additional information with respect to the assumptions underlying the share calculations and ownership percentages.

(2)      This scenario assumes that no Public Shares are redeemed.

(3)      This scenario assumes that 7,250,000 Public Shares are redeemed for an aggregate payment of approximately $72.5 million from the Trust Account, which is the maximum amount of redemptions that could occur and still satisfy the Minimum Cash Condition. For additional information regarding the calculation of the Minimum Cash Condition, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Conditions to Closing.”

(4)      This scenario assumes that HotelPlanner.com and Reservations.com waive the Minimum Cash Condition and 16,692,388 Public Shares are redeemed for an aggregate payment of approximately $166.9 million from the Trust Account, which is the maximum amount of redemptions as of September 30, 2021 that could occur and still satisfy the requirement for Astrea to maintain minimum Net Tangible Assets of at least $5.0 million upon or immediately prior to consummation of the Business Combination.

(5)      This assumes that all Existing HotelPlanner.com Options and Existing HotelPlanner.com Warrants are fully vested and exercised at closing and all 33,480,000 shares are issued to HotelPlanner.com equityholders at closing.

(6)      This assumes that all Existing Reservations.com Options and Existing Reservations.com Warrants are fully vested and exercised at closing and all 13,020,000 shares are issued to Reservations.com equityholders at closing.

(7)      Private Placement Warrants and Public Warrants are exercisable beginning on the later of 30 days after Closing. For illustrative purposes of demonstrating the potential dilutive effect of the Private Placement Warrants and Public Warrants, such securities are presented here as if they were fully exercised at Closing.

(8)      The Contingent Shares are not issuable at Closing, but are presented here as fully vested and earned at Closing for illustrative purposes of demonstrating the potential dilutive effect of such Contingent Shares.

Underwriting Fees as a Percentage of IPO Proceeds Net of Redemptions

	No Redemptions(1)	Maximum Redemptions(2)	Maximum Possible Redemptions with Waiver(3)
IPO deferred underwriting fees	$6,037,500	$6,037,500	$6,037,500
IPO proceeds net of redemptions	$172,500,000	$100,000,000	$5,000,001
Deferred underwriting fees as a % of IPO proceeds net of redemptions	3.5%	6.0%	120.7%

____________

(1)      This scenario assumes that no Public Shares are redeemed.

(2)      This scenario assumes that 7,250,000 Public Shares are redeemed for an aggregate payment of approximately $72.5 million from the Trust Account, which is the maximum amount of redemptions that could occur and still satisfy the Minimum Cash Condition. For additional information regarding the calculation of the Minimum Cash Condition, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Conditions to Closing.”

(3)      This scenario assumes that HotelPlanner.com and Reservations.com waive the Minimum Cash Condition and 16,923,886 Public Shares are redeemed for an aggregate payment of approximately $166.9 million from the Trust Account, which is the maximum amount of redemptions as of September 30, 2021 that could occur and still satisfy the requirement for Astrea to maintain minimum Net Tangible Assets of at least $5.0 million upon or immediately prior to consummation of the Business Combination.

Effect of Redemptions and Underwriting Fees on Book Value Per Share

				Pro Forma, Assuming:
	Astrea (Historical)	HotelPlanner.com (Historical)	Reservations.com (Historical)	No Redemptions(1)		Maximum Redemptions(2)	Maximum Possible Redemptions with Waiver(3)
As of September 30, 2021
Book value per share(4)	$(0.12)	n/a	n/a	$10.75	(5)	$10.84 (5)	$11.01 (5)
Impact of redemptions on book value per share						$(0.09)	$(0.16)
Impact of deferred underwriting fees on book value per share				$(0.09)		$(0.10)	$(0.12)

____________

(1)      This scenario assumes that no Public Shares are redeemed.

(2)      This scenario assumes that 7,250,000 Public Shares are redeemed for an aggregate payment of approximately $72.5 million from the Trust Account, which is the maximum amount of redemptions that could occur and still satisfy the Minimum Cash Condition. For additional information regarding the calculation of the Minimum Cash Condition, see the section entitled “Proposal No. 1 — The Business Combination Proposal — The Merger Agreement — Conditions to Closing.”

(3)      This scenario assumes that HotelPlanner.com and Reservations.com waive the Minimum Cash Condition and 16,692,388 Public Shares are redeemed for an aggregate payment of approximately $166.9 million from the Trust Account, which is the maximum amount of redemptions as of September 30, 2021 that could occur and still satisfy the requirement for Astrea to maintain minimum Net Tangible Assets of at least $5.0 million upon or immediately prior to consummation of the Business Combination.

(4)      Historical and Pro Forma book value per share is calculated as (a) stockholders’ equity divided by (b) the total number of weighted average shares outstanding.

(5)      Deferred IPO underwriting fees in the aggregate amount of $6,037,500 have been deducted from stockholders’ equity in arriving at Astrea’s historical book value per share and the proforma book value per share amounts presented above under each of the three redemption scenarios.

Recent Developments

Preliminary Estimated Unaudited Financial Results for the Target Companies for the Twelve Months ended December 31, 2021

Neither of the Target Companies has closed its books for the twelve months ended December 31, 2021. Set forth below are certain preliminary unaudited estimates of the results of operations that we would expect to report for the Target Companies, on a combined basis, for that period. Actual results may differ materially from these preliminary estimated results in connection with financial closing procedures, final adjustments, and other developments that may arise between now and the time such financial results are finalized. We do not expect to announce any updated estimates prior to the Special Meeting.

We estimate that for the twelve months ended December 31, 2021, revenues of the Target Companies on a combined basis will be in the range of approximately $133 million to $136 million, representing an increase of 90% to 95% compared to $69.8 million on a pro forma combined basis for the twelve months ended December 31, 2020; the net loss for the Target Companies on a combined basis will be in the range of approximately $3.0 million to $1.8 million; and Adjusted EBITDA for the Target Companies on a combined basis will be in the range of approximately $5.5 million to $6.5 million. See “Unaudited Pro Forma Condensed Combined Financial Information” elsewhere in this proxy statement.

These preliminary estimated results reflect a number of factors, including the following:

•        Due to the timing of the Closing of the Business Combination, we anticipate a delay in the realization of anticipated revenue and operating synergies expected to arise from the Business Combination.

•        The net loss and Adjusted EBITDA for the Target Companies on a combined basis for 2021 will be impacted by legal, accounting, and other costs associated with the Business Combination.

The estimated results discussed above reflect current estimates of combined results for the twelve months ended December 31, 2021, based on information available as of the date of this proxy statement. We believe that these estimated results are important to an investor’s understanding of our performance; however, these estimates are inherently uncertain and subject to change due to a variety of business, economic and competitive risks and uncertainties, many of which are not within our control, particularly the ongoing impact of COVID-19 on travel, and we undertake no obligation to update this information. These estimates are forward-looking statements. Actual results remain subject to the completion of management’s final reviews and other closing procedures and the completion of the preparation of audited consolidated financial statements. During the course of the preparation of audited consolidated financial statements and related notes for that period or subsequent periods, additional items that may require material adjustments to the preliminary estimated financial results presented above could be identified. For additional information, please see “Risk Factors — Risks Related to the Company’s Operations, Brand, Products and Services, and Risks Related to its Industry”, “Cautionary Note Regarding Forward-Looking Statements”, and “Proposal No. 1 — The Business Combination Proposal — Certain Projected Financial Information” elsewhere in this proxy statement.

The preliminary financial data included in this proxy statement have been prepared by and are the responsibility of the managements of the respective Target Companies. Their independent auditor has not audited, reviewed, compiled or performed any procedures with respect to this preliminary financial data and therefore expresses no opinion or any other form of assurance with respect thereto.

Projected Financial Information

Based upon the preliminary estimated results for the year ended December 31, 2021 set forth above, the ongoing and anticipated future impact of the factors impacting such results discussed above, and that the operating results of the Target Companies following the Closing are expected to be impacted by increases in the anticipated costs associated with being a public company, including increases in director and officer insurance premiums and other costs, reflecting inflationary pressures in the U.S., the Target Companies have updated the projected financial information for the fiscal years ending December 31, 2022 and December 31, 2023 from the projected financial information that was originally prepared and presented to Astrea’s board of directors at the time it approved the Business Combination, as follows:

PROJECTED REVENUE & ADJUSTED EBITDA

(in Millions)

	FY 2022	FY 2023
Revenue	$170 – $180	$215 – $228
Adjusted EBITDA	$10 – $15	$19 – $29

____________

Note: The projected financial information for fiscal years 2022 and 2023 is unaudited and includes anticipated revenue and operating synergies expected to arise from the Business Combination.

The foregoing forecasts and projections are based on assumptions and estimates and are subject to a substantial degree of uncertainty. The foregoing projections, which reflect forecasts relating to the expected growth in the travel market and corresponding impact on the company’s potential performance, may prove to be inaccurate. Even if the markets experience the forecasted growth described in this proxy statement and reflected above, the company may not grow its businesses at a similar rate, or at all. The company’s growth and future performance is subject to, among other factors, the company’s success in implementing its business strategies, which are subject to many risks and uncertainties. Accordingly, the projections set forth above and forecasts of market growth reflected therein and otherwise included in this proxy statement should not be taken as indicative of the company’s future growth.

For additional information concerning the projected financial information that was originally prepared and presented to Astrea’s board of directors at the time it approved the Business Combination as well as the development of projected financial information and related matters, please refer to the section entitled “Proposal No. 1 — The Business Combination — Certain Projected Financial Information” elsewhere in this proxy statement.

Proposals to be Submitted at the Special Meeting

The Business Combination Proposal

Astrea, the Merger Subs, and the Target Companies have agreed to the Business Combination under the terms the Merger Agreement. Pursuant to the terms set forth in the Merger Agreement, subject to the satisfaction or waiver of the conditions to the Closing therein, the Company will be organized in an Up-C structure, in which (1) HotelPlanner.com will own substantially all of the assets and business of HotelPlanner.com and Reservations.com and (2) Astrea, to be renamed HotelPlanner Inc., will be the holding company for the combined enterprise’s business, holding a minority of the HotelPlanner.com Common Units, and its assets, which currently consist of cash both within and outside of its trust account, will be distributed to HotelPlanner.com after payment of transactional expenses and funds to Astrea’s public stockholders exercising their redemption rights described herein. Following the Closing, interests in HotelPlanner.com will be Astrea’s sole asset and Astrea will be the sole manager of HotelPlanner.com.

In connection with the Transactions, and in exchange for the Closing Cash Contribution, Astrea will acquire 32% of the HotelPlanner.com Common Units. The current members of HotelPlanner.com will own approximately 48.7% of the equity of the Company, the current members of Reservations.com will own approximately 18.9% of the equity of the Company, Astrea’s public stockholders will own approximately 25.1% of the equity of the Company, the Sponsor will own approximately 7.0% of the equity of the Company, and Perella will own approximately 0.4% of the equity of the Company. Such percentages: (i) assume no holders of Public Shares exercise their redemption rights; (ii) assume that the Pre-Closing Holders subscribe for an aggregate of 46,500,000 shares of Astrea Class B Common Stock and receive 46,500,000 HotelPlanner.com Common Units and an aggregate of $35 million in Cash Consideration as consideration at Closing; (iii) do not take into account the shares of Class A Common Stock issuable upon the exercise of the 8,862,500 Astrea Warrants which will be outstanding at the Closing; (iv) do not take into account shares of Class A Common Stock underlying the HotelPlanner.com Common Units; (v) do not take into account shares of Class A Common Stock underlying Earnout Units; (vi) do not include the issuance of any shares upon completion of the Business Combination under the 2021 Plan; and (vii) assume no working capital loans are converted into units of Astrea. If the maximum number of Public Shares are redeemed which would allow Astrea to meet the Minimum Cash Condition such that the Target Companies do not have the right to terminate the Merger Agreement as described herein, such percentages will be approximately 54.4%, 21.2%, 16.3%, 7.8% and 0.4%, respectively.

After consideration of the factors identified and discussed in the section entitled “The Business Combination Proposal — Interests of Astrea’s Sponsor, Officers, and Directors in the Business Combination,” the Astrea board of directors concluded that the Business Combination met all of the requirements disclosed in the prospectus for our IPO, including that the combined businesses of HotelPlanner.com and Reservations.com had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Merger Agreement.

If any proposal is not approved by Astrea’s stockholders at the Special Meeting, the Astrea board of directors may submit the Adjournment Proposal for a vote.

For additional information, see the section of this proxy statement entitled “Proposal No. 1 — The Business Combination Proposal.”

The Charter Amendment Proposal

Assuming the other Condition Precedent Proposals are approved, Astrea’s stockholders are being asked to approve the Proposed Charter, which, if approved, would take effect upon the Closing and would replace the Existing Charter. The Proposed Charter differs in several respects from the Existing Charter, as follows:

•        the Proposed Charter changes the name of the Company from “Astrea Acquisition Corp.” to “HotelPlanner Inc.” immediately following the completion of the Business Combination;

•        the Proposed Charter increases the authorized common stock of the Company from 50,000,000 shares to 375,000,000 shares, consisting of 300,000,000 shares of Astrea Class A Common Stock and 75,000,000 shares of Astrea Class B Common Stock, and increases the authorized preferred stock from 1,000,000 shares to 5,000,000 shares;

•        the Proposed Charter defines the respective rights and restrictions of each class of the Company’s capital stock;

•        the Proposed Charter provides that the Company has the authority to create and issue rights, warrants and options and the Company Board is authorized to set the terms thereof;

•        the Proposed Charter provides that stockholders of the Company do not have any pre-emptive rights to subscribe to an additional issuance of the Company’s capital stock;

•        the Proposed Charter provides that the Company Board shall have the power to make, alter or amend or repeal any bylaw, and that no bylaw made, altered or amended by the stockholders shall retroactively invalidate any prior act of the Company Board that would have been valid if such bylaw had not been adopted;

•        the Proposed Charter provides that, in the absence of fraud, (i) a person is not disqualified from dealing or contracting with the Company on account of being a director of the Company, (ii) a transaction or contract is not void or voidable by reason of the fact that a director or an affiliate of a director is an interested party, provided that the transaction or contract is approved by the Company Board, management, or a majority of all the outstanding shares of the capital stock of the Company, and (iii) a director shall not be liable to account to the Company for any profit realized by him or her from or through any such transaction or contract that has been ratified or approved;

•        the Proposed Charter clarifies the Company’s indemnification obligations to its officers and directors;

•        the Proposed Charter provides that special meetings of the stockholders of the Company may be called only by the chairman of the Company Board, the chief executive officer of the Company, or the Company Board;

•        the Proposed Charter provides that advance notice is required for stockholder nominations for the election of directors and stockholder proposals, and must be given in the manner and to the extent provided in the Bylaws;

•        the Proposed Charter provides that any action required or permitted to be taken by the stockholders may not be effected by written consent;

•        the Proposed Charter provides that removal of one or more directors for cause requires the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Company following the consummation of the Business Combination, voting together as a single class;

•        the Proposed Charter provides a forty percent (40%) stock ownership threshold to examine the books and records of the Company, except such corporate records as are by statute open to the inspection of stockholders, or if such examination is authorized by a resolution of the Company Board;

•        the Proposed Charter provides that the approval of holders of a majority of the voting power of the Company’s capital stock shall be required to amend the Company’s certificate of incorporation; and

•        the Proposed Charter removes the provisions in the Existing Charter relating to Astrea’s status as a blank check company and makes the Company’s existence perpetual.

Assuming Astrea’s stockholders approve the Proposed Charter, Astrea’s board of directors will amend and restate the Existing Bylaws, and implement changes, including changes conforming to the Proposed Charter. The Existing Charter and the Proposed Charter allow the board of directors to unilaterally approve and adopt the Bylaws without the assent or vote of the stockholders, subject, however, to the authority of the stockholders to subsequently alter or repeal any bylaw, whether adopted by the board or otherwise.

The Proposed Charter and Bylaws differ in material respects from the Existing Charter and the Company’s current bylaws, respectively, and we urge stockholders to carefully consult the information set out in the section entitled “Proposal No. 2 — The Charter Amendment Proposal” and the full text of the Proposed Charter, attached hereto as Annex B-1, and Bylaws, attached hereto as Annex B-2.

The Advisory Charter Proposals

Assuming the Condition Precedent Proposals are approved, Astrea’s stockholders are also being asked to approve, on a non-binding advisory basis, in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions, five (5) Advisory Charter Proposals, which are those material amendments that will be made to the Existing Charter as reflected in the Proposed Charter if the Charter Amendment Proposal is approved.

For additional information, see the section of this proxy statement entitled “Proposal No. 3 — The Advisory Charter Proposals” and the full text of the Proposed Charter, attached hereto as Annex B-1.

The Nasdaq Proposal

Assuming the other Condition Precedent Proposals are approved, our stockholders are also being asked to approve the Nasdaq Proposal.

The Nasdaq Proposal is a proposal to approve the issuance or potential issuance of more than 20% of our issued and outstanding common stock and the issuance of shares of common stock resulting in a “change of control” under Nasdaq rules. If the Nasdaq Proposal is approved, (i) up to 46,500,000 shares of Class B Common Stock will be issued to the Pre-Closing Holders pursuant to the terms of the Subscription Agreements and (ii) the HotelPlanner.com Common Units issued to the Pre-Closing Holders pursuant to the Merger Agreement will be redeemable for up to an aggregate of 46,500,000 shares of Class A Common Stock upon the terms and subject to the conditions of the HotelPlanner.com A&R Operating Agreement, which will together represent approximately 422% of the 22,037,500 shares of Astrea common stock outstanding immediately prior to the Business Combination, assuming (a) none of Astrea’s public shareholders exercise redemption rights with respect to their Public Shares, and (b) no exercise of Astrea’s 8,862,500 outstanding warrants at an exercise price of $11.50 per share (which warrants are not exercisable until 30 days after the completion of the Business Combination).

For additional information, see the section of this proxy statement entitled “Proposal No. 4 — The Nasdaq Proposal.”

The Director Election Proposal

Assuming the other Condition Precedent Proposals are approved, Astrea’s stockholders are also being asked to approve the Director Election Proposal.

The board of directors of Astrea has nominated eleven (11) directors to serve on the Company Board, effective upon the Closing. Assuming the Proposed Charter is approved, the Company Board will consist of three classes of directors, with only one class of directors being elected in each year, and each class (except for those directors elected to Class I and Class II at the Special Meeting) serving a three-year term, or until each such director’s successor has been duly elected and qualified, or until each such director’ earlier death, resignation, retirement or removal. Accordingly, the initial Class I directors, consisting of Gianno Caldwell, Jeff Goldstein and James Wilkinson, will serve until our annual meeting held in 2022; the initial Class II directors, consisting of Mahesh Chaddah, Dieter Huckestein, John Prince, and Kate Walsh, will serve until our annual meeting held in 2023; and the initial Class III directors, consisting of Tim Hentschel, Mohsen Moazami, Yatin Patel, and Dylan Ratigan, will serve until our annual meeting held in 2024, in each case, until such director’s successors have been duly elected and qualified, or until such director’s earlier death, resignation, retirement or removal.

For additional information, see the section of this proxy statement entitled “Proposal No. 5 — The Director Election Proposal.”

The Incentive Plan Proposal

Assuming the Condition Precedent Proposals are approved, Astrea’s stockholders are also being asked to approve the Incentive Plan Proposal.

We expect that, prior to the consummation of the Business Combination, our Board will approve and adopt the 2021 Plan. Our stockholders should carefully read the entire 2021 Plan, a copy of which is attached to this proxy statement as Annex C, before voting on this proposal.

For additional information, see the section of this proxy statement entitled “Proposal No. 6 — The Incentive Plan Proposal.”

The ESPP Proposal

Assuming the Condition Precedent Proposals are approved, our stockholders are also being asked to approve the ESPP Proposal.

We expect that, prior to the consummation of the Business Combination, our Board will approve and adopt the ESPP. Our stockholders should carefully read the entire ESPP, a copy of which is attached to this proxy statement as Annex D, before voting on this proposal.

For additional information, see the section of this proxy statement entitled “Proposal No. 7 — The ESPP Proposal.”

The Adjournment Proposal

The Adjournment Proposal allows the Astrea board of directors to submit a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies, if a postponement or adjournment is required by applicable law, or if it is determined by Astrea, HotelPlanner.com and Reservations.com that more time is necessary to satisfy the conditions to closing the Transactions.

For additional information, see the section of this proxy statement entitled “Proposal No. 8 — The Adjournment Proposal.”

Date, Time and Place of Special Meeting of Astrea’s Stockholders

The Special Meeting will be held via live webcast at 10:00 a.m., Eastern Time, on February 15, 2022, at https://www.cstproxy.com/astreaacquisitioncorp/2022, to consider and vote upon the proposals to be submitted to the Special Meeting, including, if necessary, the Adjournment Proposal. The Special Meeting can be accessed by visiting https://www.cstproxy.com/astreaacquisitioncorp/2022, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact our Transfer Agent.

Registering for the Special Meeting

Pre-registration at https://www.cstproxy.com/astreaacquisitioncorp/2022 is recommended but is not required in order to attend the Special Meeting.

Any stockholder wishing to attend the virtual meeting should register for the meeting by February 11, 2022. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of our common stock:

•        If your shares are registered in your name with our Transfer Agent and you wish to attend the online-only Special Meeting, go to https://www.cstproxy.com/astreaacquisitioncorp/2022, enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•        Beneficial stockholders (those holding shares through a stock brokerage account or by a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Special Meeting. After contacting the Transfer Agent, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact the Transfer Agent at least five (5) business days prior to the meeting date in order to ensure access.

Voting Power; Record Date

Stockholders will be entitled to vote or direct votes to be cast at the Special Meeting if they owned shares of Astrea common stock at the close of business on January 21, 2022, which is the record date for the Special Meeting. Stockholders will have one vote for each share of common stock owned at the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. Our warrants do not have voting rights. On the record date, there were 22,037,500 shares of Astrea common stock outstanding, of which 17,250,000 were Public Shares, with the rest being held by our Sponsor.

Quorum and Vote of Stockholders

A quorum of our stockholders is necessary to hold a valid meeting. The presence, in person (which would include presence at the virtual Special Meeting) or by proxy, of stockholders holding a majority of the shares entitled to vote at the Special Meeting constitutes a quorum at the special Meeting. In the absence of a quorum, the chairperson of the Special Meeting has the power to adjourn the Special Meeting. As of the record date for the Special Meeting, 11,018,751 shares of Astrea common stock would be required to achieve a quorum.

Pursuant to the Sponsor Agreement, our Sponsor has agreed to vote all shares of Astrea common stock beneficially owned by it in favor of the Business Combination Proposal and each other proposal presented by Astrea for approval by Astrea’s stockholders at the Special Meeting. As of the record date, the Sponsor owns an aggregate of 4,787,500 shares of Astrea common stock, which in the aggregate represents 21.7% of our total outstanding shares as of the record date.

The following votes are required for each proposal at the Special Meeting:

•        Business Combination Proposal:    The approval of the Business Combination Proposal requires the affirmative vote of a majority of the outstanding shares of Astrea common stock. Brokers are not entitled to vote on the Business Combination Proposal in the absence of instructions from the beneficial holder. Broker non-votes and abstentions will have the same effect as a vote “against” the Business Combination Proposal because an absolute percentage of affirmative votes is required to approve the proposal, regardless of how many votes are cast, and broker non-votes and abstentions are not affirmative votes.

•        Charter Amendment Proposal:    The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the outstanding shares of Astrea common stock. Brokers are not entitled to vote on the Charter Amendment Proposal in the absence of instructions from the beneficial holder. Broker non-votes and abstentions will have the same effect as a vote “against” the Business Combination Proposal because an absolute percentage of affirmative votes is required to approve the proposal, regardless of how many votes are cast, and broker non-votes and abstentions are not affirmative votes.

•        Advisory Charter Proposals:    The approval of each of the Advisory Charter Proposals requires the affirmative vote of holders of a majority of the shares of Astrea common stock represented in person (which includes virtually) or by proxy at the Special Meeting and entitled to vote thereat. Brokers are not entitled to vote on the Advisory Charter Proposals in the absence of instructions from the beneficial holder. Broker non-votes will have no effect on the Advisory Charter Proposals because brokers are not entitled to vote on such proposals. Abstentions will have the same effect as a vote “against” the

Advisory Charter Proposals because abstentions represent shares present and entitled to vote and thus are included in the denominator in determining the percentage approval. As discussed in more detail in the section titled “Proposal No. 3 — The Advisory Charter Proposals,” a vote to approve each Advisory Charter Proposal is an advisory vote and therefore is not binding on Astrea. Accordingly, regardless of the outcome of the non-binding advisory vote, if the Charter Amendment Proposal is approved and the Business Combination is consummated, Astrea will adopt the Proposed Charter.

•        Nasdaq Proposal:    The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the shares of Astrea common stock represented in person (which includes virtually) or by proxy at the Special Meeting and entitled to vote thereat. Brokers are not entitled to vote on the Nasdaq Proposal in the absence of instructions from the beneficial holder. Broker non-votes will have no effect on the Nasdaq Proposal because brokers are not entitled to vote on such proposal. Abstentions will have the same effect as a vote “against” the Nasdaq Proposal because abstentions represent shares present and entitled to vote and thus are included in the denominator in determining the percentage approval.

•        Director Election Proposal:    The election of each of the director nominees pursuant to the director election proposal requires a plurality of the votes cast by holders of common stock. Brokers are not entitled to vote on the election of directors in the absence of instructions from the beneficial holder. Broker non-votes will have no effect on the Director Election Proposal because they are not considered “votes cast”. Withhold votes will have no effect on the vote’s outcome, because the nominees who receive the highest number of “for” votes are elected, and each nominee is running unopposed.

•        Incentive Plan Proposal:    The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the shares of Astrea common stock represented in person (which includes virtually) or by proxy at the Special Meeting and entitled to vote thereat. Brokers are not entitled to vote on the Incentive Plan Proposal in the absence of instructions from the beneficial holder. Broker non-votes will have no effect on the Incentive Plan Proposal because brokers are not entitled to vote on such proposal. Abstentions will have the same effect as a vote “against” the Incentive Plan Proposal because abstentions represent shares present and entitled to vote and thus are included in the denominator in determining the percentage approval.

•        The ESPP Proposal:    The approval of the ESPP Proposal requires the affirmative vote of a majority of the shares of Astrea common stock represented in person (which includes virtually) or by proxy at the Special Meeting and entitled to vote thereat. Brokers are not entitled to vote on the ESPP Proposal in the absence of instructions from the beneficial holder. Broker non-votes will have no effect on the ESPP Proposal because brokers are not entitled to vote on such proposal. Abstentions will have the same effect as a vote “against” the ESPP Proposal because abstentions represent shares present and entitled to vote and thus are included in the denominator in determining the percentage approval.

•        Adjournment Proposal:    The approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of Astrea common stock represented in person (which includes virtually) or by proxy at the Special Meeting and entitled to vote thereat. Brokers, banks, and nominees may vote without instructions from the beneficial holder with respect to the Adjournment Proposal, which is a routine proposal. Accordingly, there should be no broker non-votes with respect to the Adjournment Proposal. Abstentions will have the same effect as a vote “against” the Adjournment Proposal because abstentions represent shares present and entitled to vote and thus are included in the denominator in determining the percentage approval.

Redemption Rights

Pursuant to the Existing Charter, a public stockholder may request that Astrea redeem all or a portion of such public stockholder’s Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)     (a) hold Public Shares or (b) hold Public Shares through units and you elect to separate your units into the underlying Public Shares and public warrants prior to exercising your redemption rights with respect to the Public Shares; and

(ii)    prior to 5:00 p.m., Eastern Time, on February 11, 2022 (two business days prior to the vote at the Special Meeting) (a) submit a written request to the Transfer Agent that Astrea redeem your Public Shares for cash and (b) deliver your Public Shares to the Transfer Agent, physically or electronically through DTC.

As noted above, holders of units must elect to separate the underlying Public Shares and public warrants prior to exercising redemption rights with respect to the Public Shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so. A public stockholder may elect to redeem all or a portion of its Public Shares even if it votes for the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its Public Shares and timely delivers its Public Shares to the Transfer Agent, Astrea will redeem each share of common stock for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of Public Shares delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that Astrea instruct our Transfer Agent to return the certificate (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See the section entitled “Special Meeting of the Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

In order for public stockholders to exercise their redemption rights in respect of the Business Combination Proposal, public stockholders must properly exercise their right to redeem the Public Shares they hold no later than the close of the vote on the Business Combination Proposal and deliver their Public Shares (either physically or electronically) to the Transfer Agent prior to 5:00 p.m., Eastern Time, on February 11, 2022 (two business days prior to the vote at the Special Meeting). Immediately following the consummation of the Business Combination, Astrea will satisfy the exercise of redemption rights by redeeming the Public Shares issued to the public stockholders that validly exercised their redemption rights.

Holders of our warrants will not have redemption rights with respect to the warrants. Assuming that the Target Companies waive the Minimum Cash Condition and 16,692,388 Public Shares are redeemed for an aggregate payment of approximately $166.9 million from the Trust Account, which is the maximum amount of redemptions as of September 30, 2021 that could occur and still satisfy the requirement for Astrea to maintain minimum net tangible assets of at least $5,000,001 immediately prior to or upon the consummation of the Business Combination, and using the closing Astrea Warrant price on Nasdaq of $0.47 as of January 21, 2022, the aggregate fair value of Astrea Warrants that can be retained by the redeeming stockholders, assuming the maximum number of Public Shares are redeemed, is approximately $3,922,700. The actual market price of the Astrea Warrants may be higher or lower on the date that warrant holders seek to sell such Astrea Warrants. Additionally, Astrea cannot assure the holders of Astrea Warrants that they will be able to sell their Astrea Warrants in the open market, as there may not be sufficient liquidity in such securities when warrantholders wish to sell their Astrea Warrants. Further, the level of redemptions of Public Shares will not directly change the value of the Astrea Warrants because the Astrea Warrants will remain outstanding regardless of the level of redemptions. As redemptions of Public Shares increase, the warrantholders who exercise such warrants will ultimately own a greater interest in the Company because there would be fewer shares outstanding overall. See “Risk Factors — Future sales, or the perception of future sales, by the Company or its stockholders in the public market following the Business Combination could cause the market price for Astrea Class A Common Stock to decline” and “— We have not registered the shares of Astrea Class A Common Stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise Public Warrants, thus precluding such investor from being able to exercise its Public Warrants except on a cashless basis and potentially causing such public warrants to expire worthless.”

Appraisal Rights

Neither our stockholders nor our warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. Astrea has engaged Advantage Proxy to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares in person (which would include presence at the virtual Special Meeting) if it revokes its proxy before the Special Meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Special Meeting of the Stockholders — Revoking Your Proxy.”

Interests of Astrea’s Sponsor, Officers, and Directors in the Business Combination

In considering the recommendation of our Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and our directors, officers and advisors and the Target Companies’ current owners have interests in the Business Combination that are different from, or in addition to, those of our other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our stockholders that hey approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        On August 11, 2020, the Sponsor paid $25,000 to cover certain offering costs of Astrea in consideration for 4,312,500 sponsor shares. If the Transactions do not close, or another business combination is not consummated, by February 8, 2023 (or such later date as may be approved by Astrea’s stockholders), Astrea will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the sponsor shares would be worthless, because the sponsor shares are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $42.5 million based upon the closing price of $9.85 per share on Nasdaq on January 21, 2022, the record date for the Special Meeting. Accordingly, unlike other Astrea stockholders, the Sponsor and its affiliates can make a profit on the sponsor shares even if the market price of the Astrea common stock following the Closing is substantially below $10.00 per share.

•        The Sponsor purchased 475,000 Private Units from Astrea for $10.00 per Private Unit. This purchase took place on a private placement basis simultaneously with the consummation of the IPO. The Astrea Common Stock and Astrea Warrants comprising part of the Private Units and the Astrea Common Stock underlying such Astrea Warrants will become worthless if Astrea does not consummate an initial business combination by February 8, 2023 (or such later date as may be approved by Astrea stockholders). Such Private Units had an aggregate market value of approximately $4.8 million based upon the closing price of $10.06 per unit on Nasdaq on January 21, 2022, the record date for the Special Meeting.

•         The Sponsor, Astrea’s officers or directors, or their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Astrea’s behalf, such as identifying and investigating possible business targets and mergers. If Astrea fails to consummate a business combination by February 8, 2023 (or such later date as may be approved by Astrea stockholders), they will not have any claim against the Trust Account for repayment or reimbursement. As of January 21, 2022, no reimbursable expenses were outstanding.

•        In order to meet its working capital needs the Sponsor may, but is not obligated to, loan Astrea funds, from time to time or at any time, in whatever amount it deems reasonable in the Sponsor’s sole discretion, up to the $817,000 borrowings limit imposed by the Merger Agreement. These loans would be repayable upon consummation of the Merger or, at the option of the lender, may be converted into Private Units immediately prior to the Closing at an exchange rate of $10.00 of borrowings per Private Unit. In the event that the Transactions do not close, Astrea may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no other proceeds from the Trust Account would be used for such repayment. Accordingly, Astrea may not be able to repay or reimburse these amounts if the Transactions are not completed. An aggregate principal amount of $750,000 of working capital loans are outstanding as of January 21, 2022.

•        Mohsen Moazami, one of Astrea’s directors, has been nominated for election as a director of the post-business combination Company. As a result, he will likely receive the same compensation that other directors of Astrea will receive following the Business Combination.

•        In connection with Astrea’s IPO, the Sponsor agreed to be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced below $10.00 per share by certain claims of target businesses or vendors or other entities that are owed money by Astrea for services rendered or contracted for or products sold to Astrea. The agreement entered into by the Sponsor provides for two exceptions to the indemnity given: it will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with Astrea waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (2) as to any claims for indemnification by the underwriters of Astrea’s IPO against certain liabilities, including liabilities under the Securities Act. Marcum LLP, Astrea’s independent registered public accounting firm, and the underwriters of the IPO, have not executed agreements with Astrea waiving such claims to the monies held in the Trust Account. Astrea has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations, it has not asked the Sponsor to reserve for such obligations and it does not believe the Sponsor has any significant liquid assets. Accordingly, Astrea believes it is unlikely that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so.

At any time prior to the Special Meeting, during a period when they are not then aware of any material non-public information regarding Astrea or our securities, our Sponsor, officers, directors, the Target Companies and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Astrea common stock, vote their shares in favor of the Business Combination Proposal, or refrain from redeeming their shares for a pro rata portion of the Trust Account. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Special Meeting are approved, to provide additional equity financing, or to reduce the number of redemptions. This may result in the completion of the Business Combination that may not otherwise have been possible.

While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options. Entering into any such incentive arrangements may have a depressive effect on shares of Astrea common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Astrea will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Astrea’s amended and restated certificate of incorporation waives the doctrine of corporate opportunity. However, Astrea does not believe that such waiver had a material impact on its search for an acquisition target. This is because notwithstanding such waiver, Astrea’s officers and directors agreed in connection with Astrea’s IPO to present to it all target business opportunities that had a fair market value of at least 80% of the assets held in the trust account (excluding taxes payable on the income accrued in the trust account), subject only to any pre-existing fiduciary or contractual obligations.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Astrea and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors”, “The Business Combination Proposal — Interests of Astrea’s Sponsor, Officers, and Directors in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

Recommendation of the Astrea Board of Directors

The Astrea board of directors believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of Astrea’s stockholders and recommends that our stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” each of the director nominees named in the Director Election Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, and “FOR” the Adjournment Proposal, if presented at the Special Meeting.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination. Where actual amounts are not known or knowable, the figures below represent Astrea’s good faith estimate of such amounts, assuming:

•        No Redemptions:    The expected beneficial ownership of shares of Astrea common stock post-Business Combination in the “No Redemptions” column in the table below has been determined based upon the following assumptions: (i) no holders of Public Shares exercise their redemption rights; and (ii) the Pre-Closing Holders subscribe for an aggregate of 46,500,000 shares of Astrea Class B Common Stock and receive 46,500,000 HotelPlanner.com Common Units an aggregate of $35 million in Cash Consideration as consideration at Closing. In addition, the ownership reflected in this column (i) does not take into account the shares of Class A Common Stock issuable upon the exercise of the 8,862,500 Astrea Warrants which will be outstanding at the Closing, (ii) does not take into account shares of Class A Common Stock underlying the HotelPlanner.com Common Units, (iii) does not take into account shares of Class A Common Stock underlying Earnout Units, and (iv) does not include the issuance of any shares upon completion of the Business Combination under the 2021 Plan.

•        Maximum Redemptions:    The expected beneficial ownership of shares of Astrea common stock post-Business Combination in the “Maximum Redemptions” column in the table below has been determined based upon the following assumptions: (i) 7,250,000 Public Shares are redeemed for an aggregate payment of approximately $72.5 million from the Trust Account, which is the maximum amount of redemptions that would satisfy the Minimum Cash Condition; and (ii) the Pre-Closing Holders subscribe for an aggregate of 46,500,000 shares of Astrea Class B Common Stock and receive 46,500,000 HotelPlanner.com Common Units an aggregate of $35 million in Cash Consideration as consideration at Closing. In addition, the ownership reflected in this column (i) does not take into account the shares of Class A Common Stock issuable upon the exercise of the 8,862,500 Astrea Warrants which will be outstanding at the Closing, (ii) does not take into account shares of Class A Common Stock underlying the HotelPlanner.com Common Units, (iii) does not take into account shares of Class A Common Stock underlying Earnout Units, and (iv) does not include the issuance of any shares upon completion of the Business Combination under the 2021 Plan.

Estimated Sources and Uses (No Redemptions, in millions)

Sources		Uses
Cash in Trust(1)	$172.5	Cash to Balance Sheet	$121.3
Equity Rollover – HotelPlanner.com(2)	$334.8	Equity Rollover	$465.0
Equity Rollover – Reservations.com(2)	$130.2	HotelPlanner.com Secondary Proceeds	$10.0
		Reservations.com Secondary Proceeds	$25.0
Net Cash from Balance Sheet(3)	$10.9	Fees and Expenses(4)	$27.1
Total Sources	$648.4	Total Uses	$648.4

____________

(1)      Represents the expected amount of the restricted investments and cash held in the Trust Account upon consummation of the Business Combination.

(2)      Excludes up to 20,000,000 Earnout Units (and a corresponding number of shares of Class B Common Stock) issuable to the Pre-Closing Holders upon the satisfaction of certain earnout targets set forth in the Merger Agreement following the consummation of the Business Combination.

(3)      Includes cash from Astrea, HotelPlanner.com and Reservations.com that is expected to remain upon closing.

(4)      Represents the total estimated transaction and financial advisory fees and expenses incurred by Astrea and the Target Companies as part of the Business Combination.

Estimated Sources and Uses (Maximum Redemptions, in millions)

Sources		Uses
Cash in Trust(1)	$100.0	Cash to Balance Sheet	$48.8
Equity Rollover – HotelPlanner.com(2)	$334.8	Equity Rollover	$465.0
Equity Rollover – Reservations.com(2)	$130.2	HotelPlanner.com Secondary Proceeds	$10.0
		Reservations.com Secondary Proceeds	$25.0
Net Cash from Balance Sheet(3)	$10.9	Fees and Expenses(4)	$27.1
Total Sources	$575.9	Total Uses	$575.9

____________

(1)      Represents the expected amount of the restricted investments and cash held in the Trust Account upon consummation of the Business Combination.

(2)      Excludes up to 20,000,000 Earnout Units (and a corresponding number of shares of Class B Common Stock) issuable to the Pre-Closing Holders upon the satisfaction of certain earnout targets set forth in the Merger Agreement following the consummation of the Business Combination.

(3)      Includes cash from Astrea, HotelPlanner.com and Reservations.com that is expected to remain upon closing.

(4)      Represents the total estimated transaction and financial advisory fees and expenses incurred by Astrea and the Target Companies as part of the Business Combination.

United States Federal Income Tax Considerations

For a description of the United States federal income tax considerations of an exercise of redemption rights, please see the section entitled “United States Federal Income Tax Considerations of the Redemption.”

Anticipated Accounting Treatment

For a discussion summarizing the anticipated accounting treatment of the Business Combination, please see “Anticipated Accounting Treatment.”

Regulatory Matters

No filing under the HSR Act is required in connection with the Business Combination. None of Astrea, Reservations.com or HotelPlanner.com are aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Sources of Industry and Market Data

Where information has been sourced from a third party, the source of such information has been identified. Unless otherwise indicated, the information contained in this proxy statement on the market environment, market developments, growth rates, market trends and competition in the markets in which Astrea and the Target Companies operate is taken from publicly available sources, including third-party sources, or reflects Astrea’s or the Target Companies’ estimates that are principally based on information from publicly available sources.

SELECTED HISTORICAL FINANCIAL INFORMATION

Astrea

The following table sets forth selected historical financial information derived from Astrea’s (i) unaudited financial statements included elsewhere in this proxy statement as of September 30, 2021 and for the nine months then ended and (ii) audited financial statements included elsewhere in this proxy statement as of December 31, 2020 and for the year then ended. You should read the following summary financial information in conjunction with the section entitled “Astrea’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Astrea’s financial statements and related notes appearing elsewhere in this proxy statement.

Astrea has neither engaged in any operations nor generated any revenue to date. Astrea’s only activities from inception through the record date were organizational activities and those necessary to complete its initial public offering and identify a target company for a business combination. Astrea does not expect to generate any operating revenue until after the completion of the Business Combination.

BALANCE SHEET	For the Period Ended September 30, 2021 (unaudited)	For the Year Ended December 31, 2020
(in thousands)
Total assets	$173,105	$110
Total liabilities	$1,181	$86
Stockholders’ equity/Owners’ equity (deficit)	$(576)	$24
STATEMENT OF OPERATIONS	For the Nine Months Ended September 30, 2021 (unaudited)	For the Year Ended December 31, 2020	For the Nine Months Ended September 30, 2020 (unaudited)
(in thousands)
Revenue	$—	$—	$—

Operation expenses:
Operation and formation costs	$1,087	$1	$—
Total Operating Expenses	$(1,087)	$(1)	$—

Operating income/(loss)	(1,087)	(1)	—

Other income, net:
Interest earned on marketable securities held in Trust Account	49	—	—
Interest income – bank	—	—	—
Transaction costs associated with Initial public offering	(1)	—	—
Change in fair value of warrant liability	(209)	—	—
Unrealized gain (loss) on marketable securities held in Trust Account	1	—	—
Total other income/(expense)	$(160)	$—	$—

Income/(loss) before income taxes	(1,247)	(1)	—
Income tax expense (benefit)
Net income/(loss)	$(1,247)	$(1)	$—
Other comprehensive (loss) income
Total comprehensive loss	$(1,247)	$(1)	$—

Weighted average shares outstanding of common stock	19,320,330	3,750,000	3,750,000
Basic and diluted income per share, common stock	(0.06)	—	—

HotelPlanner.com

The selected historical financial information of HotelPlanner.com as of and for the years ended December 31, 2020 and 2019 was derived from the audited historical combined consolidated financial statements of HotelPlanner.com included elsewhere in this proxy statement. The selected historical financial information of HotelPlanner.com for the nine months ended September 30, 2021 and 2020 and the condensed combined consolidated balance sheets as of September 30, 2021 are derived from HotelPlanner.com’s unaudited interim condensed combined consolidated financial statements included elsewhere in this proxy statement. In HotelPlanner.com management’s opinion, the unaudited interim condensed combined consolidated financial statements include all adjustments necessary to state fairly HotelPlanner.com’s financial position as of September 30, 2021 and the results of operations for the nine months ended September 30, 2021 and 2020. As explained elsewhere in this proxy statement, the financial information contained in this section relates to HotelPlanner.com, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of HotelPlanner.com going forward. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement.

The following selected historical financial information should be read together with the combined consolidated financial statements and accompanying notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HotelPlanner.com” appearing elsewhere in this proxy statement. The selected historical financial information in this section is not intended to replace HotelPlanner.com’s combined consolidated financial statements and the related notes. HotelPlanner.com’s historical results are not necessarily indicative of HotelPlanner.com’s future results.

BALANCE SHEET	For the Period Ended September 30, 2021 (unaudited)	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
(in thousands)
Total assets	$34,362	$11,684	$14,929
Total liabilities	$34,987	$11,865	$14,540
Stockholders’ equity/Owners’ equity (deficit)	$(625)	$(181)	$389
STATEMENT OF OPERATIONS	For the Nine Months Ended September 30, 2021 (unaudited)	For the Year Ended December 31, 2020	For the Nine Months Ended September 30, 2020 (unaudited)	For the Year Ended December 31, 2019
(in thousands)
Revenue	$40,444	$21,622	$17,537	$31,261

Operating expenses:
Sales and marketing	22,651	10,666	9,159	17,817
Personnel	4,794	5,398	4,581	7,035
General and administrative	12,032	3,740	2,596	4,509
Information technology	1,409	1,012	910	1,432
Depreciation and amortization	890	1,353	923	1,190
Total operating expenses	41,776	22,169	18,169	31,983

Operating (loss)	(1,332)	(547)	(632)	(722)

Interest income	1	15	15	48
Other income	86	181	91	—
Interest expense	(2)	(49)	(32)	(5)
Gain on forgiveness of debt	1,312	—	—	—
Total other income	1,397	147	74	43

Income (loss) before income taxes	65	(400)	(558)	(679)
Income tax expense	—	15	2	—
Net income (loss)	65	(415)	(560)	(679)
Other comprehensive (loss)	(6)	(5)	—	—
Total comprehensive income (loss)	$59	$(420)	$(560)	$(679)

Reservations.com

The following table shows selected historical financial information of Reservations.com for the periods and as of the dates indicated.

The selected historical financial information of Reservations.com as of and for the years ended December 31, 2020 and 2019, was derived from the audited historical financial statements of Reservations.com included elsewhere in this proxy statement. The selected historical financial information of Reservations.com for the nine months ended September 30, 2021 and 2020 and the condensed balance sheet as of September 30, 2021 are derived from Reservations.com’s unaudited interim condensed financial statements included elsewhere in this proxy statement. In Reservations.com management’s opinion, the unaudited interim condensed financial statements include all adjustments necessary to fairly state Reservations.com’s financial position as of September 30, 2021 and the results of operations for the nine months ended September 30, 2021 and 2020. As explained elsewhere in this proxy statement, the financial information contained in this section relates to Reservations.com, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of Reservations.com going forward. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement.

The following selected historical financial information should be read together with the financial statements and accompanying notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Reservations.com” appearing elsewhere in this proxy statement. The selected historical financial information in this section is not intended to replace Reservations.com’s financial statements and the related notes. Reservations.com’s historical results are not necessarily indicative of Reservations.com’s future results.

BALANCE SHEET	For the Period Ended September 30, 2021 (unaudited)	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
(in thousands)
Total assets	$8,711	$5,765	$7,365
Total liabilities	$19,125	$17,322	$9,358
Owners’ equity (deficit)	$(10,414)	$(11,557)	$(1,993)
STATEMENT OF OPERATIONS	For the Nine Months Ended September 30, 2021 (unaudited)	For the Year Ended December 31, 2020	For the Nine Months Ended September 30, 2020 (unaudited)	For the Year Ended December 31, 2019
(in thousands)
Revenue	$66,773	$49,262	$36,498	$62,949

Operation expenses:
Search engine marketing	52,380	43,453	31,948	46,064
Call Center	8,090	8,423	6,183	8,586
General and administrative	5,295	4,370	3,175	5,923
Information technology	615	1,050	855	1,425
Depreciation and amortization	854	1,120	822	1,009
Total operating expenses	67,234	58,416	42,983	63,007

Operating (loss)	(461)	(9,154)	(6,485)	(58)

Other income	—	10	10	—
Factor fees	(281)	(419)	(367)	(300)
Gain on extinguishment of debt	355	—	—	—
Total other income/(expense)	74	(409)	(357)	(300)

Loss before income taxes	(387)	(9,563)	(6,842)	(358)
Income tax expense (benefit)	—	—	—	—
Net loss	(387)	(9,563)	(6,842)	(358)
Other comprehensive (loss) income	—	—	—	—
Total comprehensive loss	$(387)	$(9,563)	$(6,842)	$(358)

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined financial information (the “summary pro forma data”) gives effect to the Business Combination and related transactions described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Business Combination is expected to be accounted for using the acquisition method of accounting with Astrea as the accounting acquirer. Under the acquisition method of accounting, Astrea’s assets and liabilities will be recorded at carrying value and the assets and liabilities associated with the Target Companies will be recorded at estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recognized as goodwill. For purposes of the Unaudited Pro Forma Condensed Combined Balance Sheet, the purchase consideration has been allocated to the assets acquired and liabilities assumed of the Target Companies based upon management’s preliminary estimate of their fair values as of September 30, 2021. The Company has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of the Target Companies assets acquired or liabilities assumed, other than a preliminary estimate for intangible assets and deferred revenue. Accordingly, apart from intangible assets and deferred revenue, the Target Companies assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values.

The summary unaudited pro forma condensed combined balance sheet data as of September 30, 2021 gives the pro forma effect to the Business Combination and related transactions as if they had occurred on September 30, 2021. The summary unaudited pro forma condensed combined statement of operations data for the nine months ended September 30, 2021 and year ended December 31, 2020 give pro forma effect to the Business Combination and related transactions as if they had been consummated on January 1, 2020.

The summary pro forma data have been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information of the Company appearing elsewhere in this proxy statement and the accompanying notes. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements of Astrea, HotelPlanner.com, and Reservations.com and related notes included in this proxy statement. The summary pro forma data have been presented for informational purposes only and are not necessarily indicative of what the Company’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed as of the dates indicated. In addition, the summary pro forma data do not purport to project the future financial position or operating results of the Company.

The following table presents summary pro forma data after giving effect to the Business Combination and related transactions, assuming two redemption scenarios as follows:

•        No Redemptions:    The expected beneficial ownership of shares of Astrea common stock post-Business Combination in the “No Redemptions” column in the table below has been determined based upon the following assumptions: (i) no holders of Public Shares exercise their redemption rights; and (ii) the Pre-Closing Holders subscribe for an aggregate of 46,500,000 shares of Astrea Class B Common Stock and receive 46,500,000 HotelPlanner.com Common Units an aggregate of $35 million in Cash Consideration as consideration at Closing. In addition, the ownership reflected in this column (i) does not take into account the shares of Class A Common Stock issuable upon the exercise of the 8,862,500 Astrea Warrants which will be outstanding at the Closing, (ii) does not take into account shares of Class A Common Stock underlying the HotelPlanner.com Common Units, (iii) does not take into account shares of Class A Common Stock underlying Earnout Units, and (iv) does not include the issuance of any shares upon completion of the Business Combination under the 2021 Plan.

•        Maximum Redemptions:    The expected beneficial ownership of shares of Astrea common stock post-Business Combination in the “Maximum Redemptions” column in the table below has been determined based upon the following assumptions: (i) 7,250,000 Public Shares are redeemed for an aggregate payment of approximately $72.5 million from the Trust Account, which is the maximum amount of redemptions that would satisfy the Minimum Cash Condition; and (ii) the Pre-Closing Holders subscribe for an aggregate of 46,500,000 shares of Astrea Class B Common Stock and receive 46,500,000 HotelPlanner.com Common Units an aggregate of $35 million in Cash Consideration as consideration at Closing. In addition, the ownership reflected in this column (i) does not take into account the shares of Class A Common Stock issuable upon the exercise of the 8,862,500 Astrea Warrants which will be outstanding at the Closing, (ii) does not take into account shares of Class A Common Stock underlying the HotelPlanner.com Common Units, (iii) does not take into account shares of Class A Common Stock underlying Earnout Units, and (iv) does not include the issuance of any shares upon completion of the Business Combination under the 2021 Plan.

BALANCE SHEET – AS OF SEPTEMBER 30, 2021	Pro Forma
	No Redemption Scenario	Max Redemption Scenario
(in thousands)
Total assets	$784,366	$708,244
Total liabilities	44,609	40,987
Total shareholders’ equity/members’ capital	739,757	667,257
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021	Pro Forma
	No Redemption Scenario	Max Redemption Scenario
(in thousands)
Revenue	$104,460	$104,460
Total operating expenses	109,233	109,233
Loss before income taxes	(3,230)	(3,230)
Net loss	(2,934)	(3,007)
Basic net loss per share, the Company	$(0.04)	$(0.05)
Diluted net loss per share, the Company	$(0.04)	$(0.05)
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2020	Pro Forma
	No Redemption Scenario	Max Redemption Scenario
(in thousands)
Revenue	$69,833	$69,833
Total operating expenses	112,639	112,639
Loss before income taxes	(42,649)	(42,649)
Net Loss	$(39,189)	$(40,043)
Basic and diluted net loss per share, the Company	$(0.57)	$(0.65)

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE FINANCIAL INFORMATION

The following table sets forth selected historical comparative share information for Astrea, HotelPlanner.com, and Reservations.com and unaudited pro forma condensed combined per share information after giving effect to the Business Combination and related transactions, assuming two redemption scenarios as follows:

•        No Redemptions:    The expected beneficial ownership of shares of Astrea common stock post-Business Combination in the “No Redemptions” column in the table below has been determined based upon the following assumptions: (i) no holders of Public Shares exercise their redemption rights; and (ii) the Pre-Closing Holders subscribe for an aggregate of 46,500,000 shares of Astrea Class B Common Stock and receive 46,500,000 HotelPlanner.com Common Units an aggregate of $35 million in Cash Consideration as consideration at Closing. In addition, the ownership reflected in this column (i) does not take into account the shares of Class A Common Stock issuable upon the exercise of the 8,862,500 Astrea Warrants which will be outstanding at the Closing, (ii) does not take into account shares of Class A Common Stock underlying the HotelPlanner.com Common Units, (iii) does not take into account shares of Class A Common Stock underlying Earnout Units, and (iv) does not include the issuance of any shares upon completion of the Business Combination under the 2021 Plan.

•        Maximum Redemptions:    The expected beneficial ownership of shares of Astrea common stock post-Business Combination in the “Maximum Redemptions” column in the table below has been determined based upon the following additional assumptions: (i) 7,250,000 Public Shares are redeemed for an aggregate payment of approximately $72,500,000 from the Trust Account, which is the maximum amount of redemptions that would satisfy the Minimum Cash Condition; and (ii) the Pre-Closing Holders subscribe for an aggregate of 46,500,000 shares of Astrea Class B Common Stock and receive 46,500,000 HotelPlanner.com Common Units an aggregate of $35 million in Cash Consideration as consideration at Closing. In addition, the ownership reflected in this column (i) does not take into account the shares of Class A Common Stock issuable upon the exercise of the 8,862,500 Astrea Warrants which will be outstanding at the Closing, (ii) does not take into account shares of Class A Common Stock underlying the HotelPlanner.com Common Units, (iii) does not take into account shares of Class A Common Stock underlying Earnout Units, and (iv) does not include the issuance of any shares upon completion of the Business Combination under the 2021 Plan.

The pro forma book value information reflects the Business Combination and related transactions as if they had occurred on September 30, 2021. The weighted average shares outstanding and net income (loss) per share information give pro forma effect to the Business Combination and related transactions as if they had occurred on January 1, 2020.

This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement and the historical financial statements of Astrea, HotelPlanner.com, and Reservations.com and related notes that are included elsewhere in this proxy statement. The unaudited pro forma combined per share information of Astrea, HotelPlanner.com, and Reservations.com is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Astrea, HotelPlanner.com, and Reservations.com would have been had the companies been combined during the periods presented.

	Historical			Pro Forma
	Astrea	HotelPlanner.com	Reservations.com	No Redemption Scenario	Max Redemption Scenario
As of and for the nine months ended September 30, 2021
Book value per share/unit – basic and diluted(1)	$(0.12)	n/a	n/a	$10.75	$10.84
Net loss per share, Class A redeemable common stock	$—	n/a	n/a	n/a	n/a
Net (loss) per share – basic and diluted(2)	$(0.06)	n/a	n/a	$(0.04)	$(0.05)
	Historical			Pro Forma
	Astrea	HotelPlanner.com	Reservations.com	No Redemption Scenario	Max Redemption Scenario
For the year ended December 31, 2020
Net (loss) per share – basic and diluted(2)	$—	n/a	n/a	$(0.57)	$(0.65)

____________

(1)      Book value per share / unit is calculated as:
Astrea — total permanent equity of Astrea divided by Astrea Class A common shares outstanding as of September 30, 2021; and
Pro Forma — total permanent equity of the Company divided by Class A common shares of the Company expected to be outstanding after the close of the Business Combination

(2)      Net (loss) income per common share is based on:
Astrea — weighted average number of shares of Astrea Class A common shares outstanding for the nine months ended September 30, 2021 and the period from August 11, 2020 (date of Inception) through December 31, 2020; and
Pro Forma — number of shares of Class A common shares of the Company expected to be outstanding after the close of the Business Combination

TICKER SYMBOLS AND DIVIDEND INFORMATION

Astrea

Units, Common Stock and Warrants

Our common stock and warrants are currently listed on Nasdaq under the symbols “ASAX” and “ASAXW,” respectively. Certain of our shares of common stock and warrants currently trade as units consisting of one share of common stock and one-half of one redeemable warrant and are listed on Nasdaq under the symbol “ASAXU.” The units will automatically separate into their component securities upon consummation of the Business Combination and, as a result, will no longer trade as an independent security. Upon the Closing, we intend to change our name from “Astrea Acquisition Corp.” to “HotelPlanner Inc.” We intend to apply to continue the listing of our common stock and warrants on Nasdaq under the symbols “HOTP” and “HOTPW”, respectively upon the Closing.

Holders

As of January 21, 2022, there were two holders of record of our units, one holder of record of our common stock and one holder of record of our warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose units, shares of common stock and warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

Astrea has not paid any cash dividends on its shares of common stock to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to a Business Combination will be within the discretion of the Company Board at such time.

HotelPlanner.com

There is no public market for HotelPlanner.com’s equity securities.

Reservations.com

There is no public market for Reservations.com’s equity securities.

SUMMARY RISK FACTORS

You should consider all the information contained in this proxy statement in deciding how to vote for the proposals presented in this proxy statement, including the risk factors described under “Risk Factors,” beginning on page 51. Such risks include, but are not limited to, the following risks with respect to the Company subsequent to the completion of the Business Combination:

For the purposes of this Summary, “we,” “us,” “our” and the “Company” are references to the Company subsequent to the completion of the Business Combination.

Risks Related to the Business Combination

•        Astrea’s stockholders will experience dilution due to the issuance of shares of Class B Common Stock of the Company and may experience substantial dilution if any of the outstanding warrants are exercised for shares of common stock. In addition, any redemptions of Public Shares will decrease the amount and percentages of outstanding common stock held by Astrea’s Public Stockholders following the Business Combination.

•        The Business Combination differs significantly from an underwritten initial public offering and may present material risks to Astrea’s stockholders, including not having the benefits of diligence that would be performed by underwriters, the lack of a published price at which underwriters initially sell shares, and the absence of any special selling efforts or stabilization or price support activities for the Company’s common stock following the Closing.

•        Astrea’s current directors and executive officers beneficially own shares of Astrea common stock and Astrea Warrants that will be worthless if the Business Combination is not approved. Such interests may have influenced their decision to approve the Business Combination.

•        Astrea has not obtained an opinion from an independent investment banking firm or another independent firm, and consequently, you may have no assurance from an independent source that the terms of the Business Combination are fair to Astrea from a financial point of view.

•        Your unexpired Astrea Warrants may be redeemed prior to their exercise at a time that is disadvantageous to you, thereby making your Astrea Warrants worthless.

•        If the Company is unable to maintain certain financial, distribution and stock price levels, Nasdaq may delist the Company’s securities from trading on its exchange, and the Company’s securities may become quoted on an over-the-counter market, which could result in limited market quotations, limited analyst coverage, reduced trading activity, and a decreased ability to issue additional securities or obtain additional financing in the future.

•        Stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares from write-downs or write-offs by the Company due to unidentified issues, or factors outside of Astrea’s or the Target Companies’ control, that result in losses.

Risks Related to the Redemption

•        Astrea’s stockholders have limited rights to funds in the Trust Account, and you may be forced to sell your Public Shares or warrants at a loss in order to liquidate your investment.

•        Although Astrea has placed funds in the Trust Account for the benefit of Astrea’s Public Stockholders, third-party claims against Astrea, if successful, could reduce the amount held in the Trust Account and in turn, the Redemption Price may be reduced below $10.00 per share.

•        A bankruptcy court could seek to recover all amounts distributed to Astrea’s stockholders in a Redemption.

•        If Astrea’s independent directors choose not to enforce the Sponsor’s indemnification obligations, there could be a reduction in the funds in the Trust Account available for distribution to Astrea’s Public Stockholders.

Risks Related to the Tax Receivables Agreement

•        The Company’s sole material asset will be its interest in HotelPlanner.com and its subsidiaries, including Reservations.com, and, accordingly, the Company will be dependent upon distributions from HotelPlanner.com to pay the Company’s taxes and expenses, including payments under the Tax Receivable Agreement, and HotelPlanner.com’s ability to make such distributions may be subject to various limitations and restrictions.

•        The Tax Receivable Agreement will require the Company to make cash payments to certain of the Pre-Closing Holders in respect of certain tax benefits, and such payments may be substantial and may (i) exceed any actual tax benefits that the Company realizes or (ii) be accelerated.

Risks Related to the Company’s Operations, Brand, Products and Services and Risks Related to Its Industry

The Company is subject to a number of risks related to the travel industry, our services, our operations and our brands, including the following:

•        The impact of the continuing COVID-19 pandemic on the economy in general and on the travel industry in particular, which in turn may materially and adversely impact the Company’s business and financial performance, including our revenue, liquidity, credit ratings and access to capital;

•        Adverse changes in general market conditions for travel services, including the effects of macroeconomic conditions, terrorist attacks, natural disasters, health concerns, civil or political unrest or other events outside our control;

•        Adverse changes in relationships with suppliers of accommodations inventory, hotels and other third parties on which we are dependent;

•        The effects of competition;

•        Our ability to successfully manage growth and expand our global business;

•        Our performance marketing efficiency and the general effectiveness of our marketing efforts;

•        Any change by our search engine and meta-search partners in how they present travel search results or conduct their auctions for search placement in a manner that is competitively disadvantageous to us;

•        Risks associated with the facilitation of payments from consumers, including fraud and compliance with evolving rules and regulations and reliance on third parties;

•        Success of investments and acquisitions, including integration of acquired businesses; and

•        Provisions of the Proposed Charter and Bylaws that could delay or discourage takeover attempts that the Company’s stockholders may consider favorable.

Financial, Tax and Accounting-Related Risks

The Company’s forecasts and projections contained in this proxy statement are based upon various assumptions, analyses and internal estimates developed by HotelPlanner.com’s and Reservations.com’s management. If these assumptions, analyses, or estimates prove to be incorrect or inaccurate, the Company’s actual operating results may differ materially from those forecasted or projected. Certain financial, tax and accounting-related factors that could cause such projections to differ materially from our actual operating results include:

•        The risks associated with the integrating HotelPlanner.com and Reservations.com and any post-combination restructuring, and any resulting inability to achieve some or all of the benefits of the anticipated post-combination operating synergies;

•        The substantial outstanding liabilities of the Company, and any additional liabilities and/or indebtedness the Company may incur in the future;

•        The pressure on its working capital balances and cash flow resulting from the COVID-19 pandemic, and any lack of available alternative sources of capital;

•        Fluctuations in foreign currency exchange rates and other risks associated with doing business in multiple currencies and jurisdictions;

•        Any changes to applicable U.S. tax laws and regulations or exposure to additional income tax liabilities; and

•        The effects of any intangible asset impairment expenses.

Risks Related to Technology, Information Protection and Privacy Risks

The Company will also be subject to a number of risks relating to its technology, the security of its information systems and the protection of its intellectual property rights, which are expected to be time-consuming and expensive, and pose significant risks and potential material and adverse consequences, including:

•        Our ability to respond to and keep up with the rapid pace of technological and market changes;

•        The expense necessary to invest in and adapt to technological developments and industry trends;

•        IT systems-related failures or cybersecurity breaches, and data privacy risks and compliance obligations; and

•        The need to protect the Company’s intellectual property rights and to defend against intellectual property infringement or misappropriation claims, which may be time-consuming and costly.

Risks Related to Legal and Governmental Regulations

•        The Company’s business is subject to extensive and diverse laws and regulations which may expose the Company to lawsuits or regulatory enforcement actions, and may significantly increase our operating costs and distract management from operating the Company’s business.

•        Government deregulation of the Internet and increased regulation of ecommerce could result in unfavorable changes that limit our access to customers or increase its compliance obligations.

•        Growing regulation of the alternative accommodations business could have a material adverse effect on our business, financial condition, results of operations and prospects.

Risks Factors Related to Becoming a Public Company

•        The management team has limited experience managing a public company.

•        The requirements of being a public company may strain resources and distract from management of the business.

•        The Company’s financial condition and results of operations are likely to fluctuate on a quarterly basis, which could cause its results for a particular period to fall below expectations, resulting in a decline in the market price of the Company’s common stock.

•        HotelPlanner.com has identified material weaknesses in its internal control over financial reporting. If the Company is unable to remediate these material weaknesses, or if the Company identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements of the Company’s consolidated financial statements or cause the Company to fail to meet its periodic reporting obligations.

RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information in this proxy statement, including the financial information, before deciding how to vote or instruct your vote to be cast to approve the Proposals described in this proxy statement.

The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, the Company’s business, financial condition and results of operations. If any of the events described below occur, the Company’s business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of the Company’s securities, and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of Astrea and the Target Companies.

Risks Factors Related to the Business Combination

Astrea’s stockholders will experience dilution due to the issuance of shares of Class B Common Stock of the Company, and securities that are exchangeable for shares of Class A Common Stock and Class B Common Stock of the Company, to the Pre-Closing Holders as consideration in the Business Combination.

Based on the Target Companies’ and Astrea’s current capitalization, we anticipate issuing to the Pre-Closing Holders an aggregate of up to 46,500,000 shares of Class B Common Stock pursuant to the Merger Agreement, and it is currently expected that Astrea’s current stockholders would hold in the aggregate approximately 32.04% of the outstanding common stock of the Company. If any of the Public Shares are redeemed in connection with the Merger, the percentage of the outstanding common stock held by the Public Stockholders will decrease and the percentages of the outstanding common stock held immediately following the Business Combination by the Sponsor and outstanding common stock issuable to the Target Companies’ stockholders will increase. To the extent that any of the outstanding warrants are exercised for shares of Common Stock, or additional awards are issued under the 2021 Plan, Astrea’s existing stockholders may experience substantial dilution. Such dilution could, among other things, limit the ability of Astrea’s current stockholders to influence the Company’s management through the election of directors following the Business Combination.

The Sponsor has agreed to vote its shares in favor of each Proposal set forth in this proxy statement, regardless of how Astrea’s Public Stockholders vote.

Pursuant to the Sponsor Agreement, the Sponsor has agreed to vote its shares of Astrea common stock in favor of the Business Combination and all other proposals being presented at the Special Meeting. Currently, the Sponsor owns approximately 21.7% of our total outstanding shares as of the record date. In addition to the shares of Astrea Common Stock held by the Sponsor, Astrea would need 6,231,251 shares, or approximately 36.1%, of the 17,250,000 public shares sold in the IPO to be voted in favor of the Business Combination Proposal, assuming all outstanding shares of common stock were voted.

The Target Companies becoming a publicly listed company as a result of the Business Combination differs significantly from an underwritten initial public offering.

The Target Companies will become publicly listed in connection with the Business Combination. The Business Combination is not an underwritten initial public offering of HotelPlanner.com’s securities or of Reservations.com’s securities and differs from an underwritten initial public offering in several significant ways.

Like other business combinations and spin-offs, because this transaction is structured as a Business Combination, Astrea’s investors will not receive the benefits of the diligence performed by the underwriters in an underwritten public offering. In an underwritten public offering, an issuer initially sells its securities to the public market via one or more underwriters, who distribute or resell such securities to the public. Underwriters have potential liability under the U.S. securities laws for material misstatements or omissions in a registration statement pursuant to which an issuer sells securities. Because the underwriters have a “due diligence” defense to any such liability by, among other things, conducting a reasonable investigation, the underwriters and their counsel conduct a due diligence investigation of the issuer. Due diligence entails engaging legal, financial and/or other experts to perform an investigation as to the accuracy of an issuer’s disclosure regarding, among other things, its business and financial results. The due diligence conducted by underwriters in an underwritten public offering is expected to provide additional assurance that the disclosure does not contain material misstatements or material omissions. In contrast, investors here will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. While sponsors, private investors and management in a business combination undertake a certain level of due diligence, it is not necessarily the same level of due diligence undertaken by an underwriter in a public securities offering and, therefore, there could be a heightened risk of material misstatements or omissions in this proxy statement.

In addition, because there are no underwriters engaged in connection with the Business Combination, prior to the opening of trading on the trading day immediately following the Closing, there will be no traditional “roadshow” or book building process, and no price at which underwriters initially sold shares to the public to help inform efficient and sufficient price discovery with respect to the initial post-Closing trades. Therefore, buy and sell orders submitted prior to and at the opening of initial post-Closing trading of the Company’s securities will not have the benefit of being informed by a published price range or a price at which the underwriters initially sold shares to the public, as would be the case in an underwritten initial public offering. There will be no underwriters assuming risk in connection with an initial resale of the Company’s securities or helping to stabilize, maintain or affect the public price of the Company’s securities following the Closing. Moreover, the Company will not engage in, and has not and will not, directly or indirectly, request financial advisors to engage in, any special selling efforts or stabilization or price support activities in connection with the Company’s securities that will be outstanding immediately following the Closing. In addition, since the Company will become public through a merger, securities analysts of major brokerage firms may not provide coverage of the Company since there is no incentive to brokerage firms to recommend the purchase of its securities. No assurance can be given that brokerage firms will, in the future, want to conduct any offerings on the Company’s behalf. All of these differences from an underwritten public offering of the Company’s securities could result in a more volatile price for the Company’s securities.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if the Target Companies became publicly listed through an underwritten initial public offering instead of upon completion of the Business Combination.

Subsequent to the completion of the Business Combination, the Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

Astrea cannot assure you that the due diligence Astrea has conducted on the Target Companies will reveal all material issues that may be present with regard to the Target Companies, or that factors outside of Astrea’s or the Target Companies’ control will not later arise. As a result of unidentified issues or factors outside of Astrea’s or the Target Companies’ control, the Company may be forced to write down or write off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if Astrea’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis conducted by Astrea. Even though these charges may be non-cash items that would not have an immediate impact on the Company’s liquidity, the fact that the Company reports charges of this nature could contribute to negative market perceptions about the Company or its securities. In addition, charges of this nature may cause the Company to violate leverage or other covenants to which it may be subject. Accordingly, any stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares from any such write-down or write-downs.

The Company’s ability to be successful following the Business Combination will depend upon the efforts of the Company Board and the Target Companies’ key personnel and the loss of such persons could negatively impact the operations and profitability of the Company’s business following the Business Combination.

The Company’s ability to be successful following the Business Combination will be dependent upon the efforts of the Company Board and key personnel. Astrea cannot assure you that, following the Business Combination, the Company Board and the Company’s key personnel will be effective or successful or remain with the Company. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause the Company’s management to expend time and resources becoming familiar with such requirements.

Astrea has not obtained an opinion from an independent investment banking firm or another independent firm, and consequently, you may have no assurance from an independent source that the terms of the Business Combination are fair to Astrea from a financial point of view.

The Astrea board of directors did not obtain a third-party valuation or fairness opinion in connection with their determination to approve the Business Combination. Astrea is not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from another independent firm that the price it is paying is fair to Astrea from a financial point of view. In analyzing the Business Combination, the Astrea board of directors and Astrea’s management conducted due diligence on the Target Companies and researched the industry in which the Target Companies operate and concluded that the Business Combination was in the best interest of its stockholders. Accordingly, Astrea’s stockholders will be relying solely on the judgment of the Astrea board of directors in determining the value of the Business Combination, and the Astrea board of directors may not have properly valued such business. The lack of a third-party valuation or fairness opinion may also lead an increased number of stockholders to vote against the Business Combination or demand Redemption of their shares, which could potentially impact our ability to consummate the Business Combination. For more information about our decision-making process, see the section entitled “The Business Combination Proposal — Astrea’s Board’s Reasons for the Approval of the Business Combination.”

Nasdaq may delist the Company’s securities from trading on its exchange, which could limit investors’ ability to make transactions in the Company’s securities and subject the Company to additional trading restrictions.

Astrea’s securities are currently listed on Nasdaq and it is anticipated that, following the Business Combination, the Company’s securities will be listed on Nasdaq. However, Astrea cannot assure you that the Company’s securities will continue to be listed on Nasdaq in the future. In order to continue to maintain the listing of the Company’s securities on Nasdaq, the Company must maintain certain financial, distribution and stock price levels. In addition to the listing requirements for the Astrea Class A Common Stock, Nasdaq imposes listing standards on warrants. Astrea cannot assure you that the Company will be able to meet those initial listing requirements.

If Nasdaq delists the Company’s securities from trading on its exchange and the Company is not able to list its securities on another national securities exchange, Astrea expects the Company’s securities could be quoted on an over-the-counter market. If this were to occur, the Company could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        reduced liquidity for its securities;

•        a determination that the Company common stock is a “penny stock,” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Company’s securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

Even if the Business Combination is completed, there is no guarantee that the Astrea Warrants will ever be in the money, and they may expire worthless.

Astrea’s warrants will be exercisable beginning 30 days following the completion of the Business Combination. The exercise price for the Astrea Warrants is $11.50 per share of Class A Common Stock. There is no guarantee that the Astrea Warrants, following the Business Combination, will ever be in the money prior to their expiration, and as such, the Astrea Warrants may expire worthless.

Unlike Astrea’s Public Warrants, the Private Warrants: (i) will not be redeemable by Astrea and (ii) may be exercised for cash or on a cashless basis so long as they are held by the initial purchasers or any of their permitted transferees.

Recent SEC guidance required Astrea to reconsider the accounting of the Astrea Warrants and led Astrea to conclude that the Private Warrants be accounted for as derivative liabilities rather than as equity and such requirement resulted in a revision of Astrea’s previously issued balance sheet.

On April 12, 2021, the staff of the SEC issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “Statement”). In the Statement, the SEC staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities, as opposed to equity, on the SPAC’s balance sheet. Subsequent to their issuance, all of the Astrea Warrants were accounted for as equity within Astrea’s balance sheet, and after discussion and evaluation, including with Astrea’s independent auditors, Astrea concluded that the Private Warrants should be presented as liabilities with subsequent and periodic fair value re-measurement. Therefore, Astrea conducted a valuation of the Private Warrants and included in its Form 10-Q for the quarter ended March 31, 2021, a correction of certain line items included in its previously audited balance sheet as of February 8, 2021. Such correction resulted in unanticipated costs and diversion of management resources and may result in potential loss of investor confidence. Although Astrea has now completed the revision, Astrea cannot guarantee that it will have no further inquiries from the SEC or Nasdaq regarding the re-valuation of the Private Warrants or matters relating thereto.

Any future inquiries from the SEC or Nasdaq as a result of the revision of the Astrea historical financial statements will, regardless of the outcome, likely consume a significant amount of our resources in addition to those resources already consumed in connection with the revision itself.

Astrea has identified material weaknesses in its disclosure controls and procedures. These material weaknesses could continue to adversely affect Astrea’s ability to report its results of operations and financial condition accurately and in a timely manner.

Astrea’s management is responsible for establishing and maintaining adequate disclosure controls and procedures and adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Disclosure controls and procedures are designed to ensure that information required to be disclosed by us in our Exchange Act reports is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to management, including Astrea’s principal executive officer and principal financial officer or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure. Astrea’s management is likewise required, on a quarterly basis, to evaluate the effectiveness of Astrea’s internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of Astrea’s annual or interim financial statements will not be prevented or detected on a timely basis.

Under the supervision and with the participation of Astrea’s management, including its principal executive officer and principal financial and accounting officer (the “Certifying Officers”), Astrea conducted an evaluation of the effectiveness of its disclosure controls and procedures as of the end of the fiscal quarter ended March 31, 2021, and, based upon that evaluation and in light of the Statement, the Certifying Officers concluded that, solely due to Astrea’s misapplication of the accounting for the Private Warrants as liabilities, Astrea’s disclosure controls and procedures were not effective as of March 31, 2021.

Astrea subsequently conducted an evaluation of the effectiveness of its disclosure controls and procedures as of the end of the fiscal quarter ended September 30, 2021, and, based upon that evaluation, management identified errors made in Astrea’s historical financial statements where it improperly classified some of its common stock subject to possible redemption. Astrea previously determined the common stock subject to possible redemption to be equal to the redemption value of $10.00 per share of common stock while also taking into consideration that a redemption cannot result in net tangible assets being less than $5,000,001 pursuant to Astrea’s amended and restated certificate of incorporation. Management determined that the common stock issued during the IPO can be redeemed or become redeemable subject to the occurrence of future events considered outside our control. Therefore, management concluded that temporary equity should include all shares of common stock subject to possible redemption. As a result, management noted a classification error related to temporary equity and permanent equity. This resulted in a restatement to the initial carrying value of the common stock subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and common stock. Management concluded that the foregoing constituted a material weakness as of September 30, 2021. As a result, the Certifying Officers concluded that Astrea’s disclosure controls and procedures were not effective as of September 30, 2021, due solely to the material weakness in our internal control over financial reporting related to the Company’s accounting for complex financial instruments.

To respond to this material weakness, Astrea performed additional analysis as deemed necessary to ensure that the unaudited interim financial statements included in its Form 10-Q for the quarters ended March 31, 2021 and September 30, 2021 were prepared in accordance with GAAP. Astrea has also devoted, and plans to continue to devote, significant effort and resources to the remediation and improvement of its internal control over financial reporting. While Astrea has processes to identify and appropriately apply applicable accounting requirements, it plans to enhance these processes to better evaluate its research and understanding of the nuances of the complex accounting standards that apply to Astrea’s financial statements. Astrea’s plans at this time include providing enhanced access to accounting literature, research materials and documents and increased communication among its personnel and the third-party professionals with whom Astrea consults regarding complex accounting applications. The elements of Astrea’s remediation plan can only be accomplished over time, and the initiatives may not ultimately have the intended effects.

Any failure to maintain such internal control could adversely impact Astrea’s ability to report its financial position and results from operations on a timely and accurate basis. If Astrea’s financial statements are not accurate, investors may not have a complete understanding of its operations. Likewise, if Astrea’s financial statements are not filed on a timely basis, Astrea could be subject to sanctions or investigations by Nasdaq, the SEC and other regulatory authorities. In either case, such a failure could result in a material adverse effect on Astrea’s business.

The measures Astrea has taken and plans to take in the future may not remediate the material weakness identified. Additional material weaknesses or revisions of financial results may also arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if Astrea is successful in strengthening its controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of its financial statements.

Astrea may face litigation and other risks as a result of the material weakness in its disclosure controls and procedures.

As a result of the material weakness Astrea identified in its disclosure controls and procedures, the change in accounting for the Private Warrants, and other matters raised or that may in the future be raised by the SEC, Astrea faces potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims. As of the date of this proxy statement, Astrea has no knowledge of any such litigation or dispute. However, such litigation or dispute may arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on the business of the Company and its results of operations and financial condition.

The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of the Company’s results if the Business Combination is completed.

Astrea and the Target Companies currently operate as separate companies and have had no prior history as a combined entity, and the Target Companies’ and the Company’s operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the Company. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from

Astrea’s and the Target Companies’ historical financial statements, and certain adjustments and assumptions have been made regarding the Company after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement in respect of the estimated financial position and results of operations of the Company.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect the Company’s financial condition or results of operations following the Closing. Any potential decline in the Company’s financial condition or results of operations may cause significant variations in the stock price of the Company.

If the conditions to the Merger Agreement are not met, the Business Combination may not occur.

Even if the Merger Agreement is approved by the stockholders of Astrea and the Target Companies, specified conditions must be satisfied or waived before the parties to the Merger Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Merger Agreement, see the section titled “The Business Combination Proposal — The Merger Agreement — Conditions to the Closing of the Business Combination.” Astrea and the Target Companies may not satisfy all of the closing conditions in the Merger Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause Astrea and the Target Companies to each lose some or all of the intended benefits of the Business Combination.

The Proposed Charter and Bylaws will contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.

The Proposed Charter will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. Astrea is also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for Astrea’s securities. These provisions are described in the sections titled “Proposal No. 2 — The Charter Amendment Proposal” and “Proposal No. 3 — The Advisory Charter Proposals.”

The Proposed Charter will not limit the ability of the Sponsor or its affiliates to compete with us.

The Sponsor and its affiliates engage in a broad spectrum of activities. In the ordinary course of their business activities, the Sponsor and its affiliates may engage in activities where their interests conflict with the Company’s interests or those of its stockholders. The Proposed Charter will provide that none of the Sponsor, any of its respective affiliates or any director who is not employed by the Company (including any non-employee director who serves as one of its officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which the Company operates. The Sponsor and its affiliates also may pursue, in their capacities other than as directors of the Company Board, acquisition opportunities that may be complementary to the Company’s business, and, as a result, those acquisition opportunities may not be available to the Company. In addition, the Sponsor may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.

Astrea’s current directors and executive officers beneficially own shares of Astrea common stock and Astrea Warrants that will be worthless if the Merger is not approved. Such interests may have influenced their decision to approve the Business Combination.

Astrea’s officers and directors and/or their affiliates beneficially own or have a pecuniary interest in securities that the Sponsor purchased prior to, or simultaneously with, Astrea’s IPO. Astrea’s executive officers and directors and their affiliates have no redemption rights with respect to these securities in the event a business combination is not effected in the required time period. Therefore, if the Business Combination or another business combination is not approved within the required time period, such securities held by such persons will be worthless. Such securities had an aggregate market value of approximately $47.3 million based upon the closing prices of

Astrea common stock and units on Nasdaq on January 21, 2022. Furthermore, the Sponsor, Astrea’s officers or directors, or their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Astrea’s behalf, such as identifying and investigating possible business targets. If Astrea fails to consummate the Business Combination, they will not have any claim against the Trust Account for repayment or reimbursement. In addition, in order to meet its working capital needs the Sponsor may, but is not obligated to, loan Astrea funds, from time to time or at any time, in whatever amount the Sponsor deems reasonable in its sole discretion (subject to an $817,000 cap on borrowings set forth in the Merger Agreement). These loans would be repayable upon consummation of the Merger or, up to $817,000 of such loans may be converted into Private Units immediately prior to the Closing at a conversion price of $10.00 of borrowings per Private Unit. In the event that the Business Combination does not close, Astrea may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no other proceeds from the Trust Account would be used for such repayment. Accordingly, Astrea may not be able to repay or reimburse these amounts if the Merger is not completed. See the section entitled “The Business Combination Proposal — Interests of Astrea’s Sponsor, Officers, and Directors in the Business Combination.”

These financial interests may have influenced the decision of Astrea’s directors to approve the Business Combination and to continue to pursue the Business Combination. In considering the recommendations of the Astrea board of directors to vote for the Merger Proposal and other proposals, Astrea’s Public Stockholders should consider these interests.

Astrea’s officers and directors and/or their affiliates may enter into agreements concerning Astrea’s securities prior to the Special Meeting, which may have the effect of increasing the likelihood of completion of the Business Combination or decreasing the value of the Astrea common stock.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Astrea or its securities, Astrea’s Sponsor, officers and directors and/or their affiliates may enter into a written plan to purchase Astrea’s securities pursuant to Rule 10b5-1 of the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Astrea or its securities, Astrea’s Sponsor, officers and directors and/or their respective affiliates may (i) purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal or the other Proposals, (ii) execute agreements to purchase such shares from institutional and other investors in the future, and/or (iii) enter into transactions with institutional and other investors to provide such persons with incentives to acquire Public Shares or vote their Public Shares in favor of the Business Combination Proposal or the other Proposals. Such an agreement may include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Rights. In the event that Astrea’s officers and directors or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their Redemption Rights, such selling Public Stockholders would be required to revoke their prior elections to redeem their shares. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer of shares or Astrea Warrants owned by the Sponsor for nominal value to such investors or holders.

The purpose of such share purchases and other transactions by Astrea’s officers and directors and/or their respective affiliates would be to increase the likelihood of satisfaction of the requirements that (x) the holders of the requisite number of shares of Astrea common stock vote in favor of the Business Combination Proposal and the other Proposals and/or (y) that Astrea will (without regard to any assets or liabilities of the Target Companies) have at least $5,000,001 in net tangible assets immediately prior to or upon the Closing or satisfy the Minimum Cash Condition after taking into account holders of Public Shares that properly demanded Redemption of their shares into cash, when, in each case, it appears that such requirements would otherwise not be met.

Entering into any such arrangements may have a depressive effect on the Astrea common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares it owns, either prior to or immediately after the Special Meeting.

As of the date of this proxy statement, except as noted above, Astrea’s directors and officers and their affiliates have not entered into any such agreements. Astrea will file a Current Report on Form 8-K to disclose arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or the Redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The Company’s business and operations could be negatively affected if it becomes subject to any securities litigation or stockholder activism, which could cause the Company to incur significant expense, hinder execution of business and growth strategy and impact its stock price.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on the Company’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Business Combination, then that injunction may delay or prevent the Business Combination from being completed, or from being completed within the expected timeframe, which may adversely affect Astrea’s and the Target Companies’ respective businesses, financial condition and results of operation.

Additionally, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Stockholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the Astrea Class A Common Stock or other reasons may in the future cause it to become the target of securities litigation or stockholder activism. Securities litigation and stockholder activism, including potential proxy contests, could result in substantial costs and divert management’s and board of directors’ attention and resources from the Company’s business. Additionally, such securities litigation and stockholder activism could give rise to perceived uncertainties as to the Company’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, the Company may be required to incur significant legal fees and other expenses related to any securities litigation and activist stockholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and stockholder activism.

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either Astrea, HotelPlanner.com, or Reservations.com may refuse to complete the Business Combination if there is a material adverse effect affecting the other party between the signing date of the Merger Agreement and the planned Closing. However, certain types of changes do not permit either party to refuse to consummate the Business Combination, even if such change could be said to have a material adverse effect on Astrea or the Target Companies, including the following events (except, in certain cases where the change has a disproportionate effect on a party):

•        the outbreak or escalation of war or any act of terrorism, civil unrest or natural disasters, including the COVID-19 pandemic;

•        changes (including changes in law) or a downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets;

•        changes in GAAP, or the authoritative interpretation of GAAP; or

•        changes attributable to the public announcement or pendency of the Merger or the execution or performance of the Merger Agreement.

Furthermore, Astrea and the Target Companies may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still consummate the Business Combination, the market trading price of the Astrea Class A Common Stock and Astrea Warrants may suffer.

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, Astrea expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially and adversely affect the benefits that Astrea expects to achieve from the Business Combination.

Future resales of common stock after the consummation of the Business Combination may cause the market price of the Company’s securities to drop significantly, even if the Company’s business is doing well.

The A&R Registration Rights Agreement will provide that Astrea will, under certain circumstances, file a registration statement to register the resale of Class A Common Stock under the Securities Act. Astrea is expected to provide customary demand and piggyback rights to the Pre-Closing Holders holding an aggregate of 46,500,000 shares of Class A Common Stock underlying the Class B Common Stock and HotelPlanner.com Common Units issuable to the Pre-Closing Holders pursuant to the Merger Agreement and an aggregate of 4,312,500 Sponsor Shares and 712,500 shares of Class A Common Stock underlying Private Units held by the Sponsor.

Pursuant to the Escrow Agreement, after the consummation of the Business Combination and subject to certain exceptions, the Sponsor will be contractually restricted from selling or transferring any of its shares of common stock until the earlier of (i) the six-month anniversary of the Closing date and (ii) the date on which the closing price of the Astrea Class A Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within a 30-trading day period following 150 days after the consummation of our initial business combination, or earlier if, subsequent to our initial business combination, we consummate a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

However, following the expiration of such period, the Sponsor will not be restricted from selling shares of Class A Common Stock, other than by applicable securities laws. As such, sales of a substantial number of shares of Class A Common Stock could occur. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of Company common stock. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the Company’s share price or the market price of Class A Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

Your unexpired Astrea Warrants may be redeemed prior to their exercise at a time that is disadvantageous to you, thereby making your Astrea Warrants worthless.

Outstanding Astrea Warrants may be redeemed at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Astrea Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date the Company sends the notice of Redemption to the warrantholders. If and when the Astrea Warrants become redeemable by the Company, the Company may not exercise its redemption rights if the issuance of shares of Class A Common Stock upon exercise of the Astrea Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification, subject to the Company’s obligation in such case to use its best efforts to register or qualify the shares of Class A common stock under the blue sky laws of the state of residence in those states in which the Astrea Warrants were initially offered by Astrea in its IPO. Redemption of the outstanding Astrea Warrants could force you to (i) exercise your Astrea Warrants and pay the exercise price at a time when it may be disadvantageous for you to do so, (ii) sell your Astrea Warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding Astrea Warrants are called for redemption, is likely to be substantially less than the market value of your Astrea Warrants. None of the Private Warrants will be redeemable by the Company so long as they are held by their initial purchasers or their permitted transferees.

Upon consummation of the Business Combination, the Company will be organized in an “up-C” structure, in which (i) HotelPlanner.com will own substantially all of the assets and business of HotelPlanner.com and Reservations.com, as well as any remaining assets of Astrea following distribution of its trust account as described herein, (ii) Astrea, to be renamed HotelPlanner Inc. (the “Company”), will be the holding company for the combined enterprise’s business, holding a minority of the HotelPlanner.com Common Units, and (iii) the Company’s only significant asset will be its equity interests in HotelPlanner.com, which may not be sufficient to satisfy certain of the Company’s financial obligations following consummation of the Business Combination.

Upon consummation of the Business Combination, the Company will be a holding company and will have no material assets other than its equity interest in HotelPlanner.com. The Company is not expected to have independent means of generating revenue or cash flow, and the Company’s ability to pay its taxes, operating expenses (including expenses resulting from its status as a publicly traded company) and pay any dividends in the future will be dependent upon the financial results and cash flows of HotelPlanner.com.

The financial condition and operating requirements of HotelPlanner.com may limit the Company’s ability to obtain cash from HotelPlanner.com, and there can be no assurance that the combined business will generate sufficient cash flow to enable HotelPlanner.com to distribute funds to the Company or that applicable state law and contractual restrictions, including negative covenants under debt instruments, will permit such distributions. If HotelPlanner.com does not distribute sufficient funds to the Company to pay its taxes or other expenses, the Company may default on contractual obligations or have to borrow additional funds. In the event that the Company is required to borrow additional funds, it could adversely affect its liquidity and subject the Company to additional restrictions imposed by lenders.

The Company anticipates that the distributions received from HotelPlanner.com may, in certain periods, exceed its actual tax liabilities and other financial obligations. The Company Board, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated. The Company will have no obligation to distribute such cash (or other available cash other than any declared dividend) to its stockholders.

Risks Related to the Redemption

The ability of Astrea’s stockholders to exercise Redemption Rights with respect to Astrea’s Public Shares may prevent Astrea from completing the Business Combination or optimizing its capital structure.

Astrea does not know how many stockholders will ultimately exercise their Redemption Rights in connection with the Business Combination. As such, the Business Combination is structured based on Astrea’s expectations (and those of the other parties to the Merger Agreement) as to the number of shares that will be submitted for Redemption. In addition, if a larger number of shares are submitted for Redemption than Astrea initially expected, Astrea may need to seek to arrange for additional third-party financing to be able to meet the Minimum Cash Condition pursuant to the Merger Agreement.

Even if such third-party financing is available, Astrea’s ability to obtain such financing is subject to restrictions set forth in the Merger Agreement, including the consent of the Target Companies (not to be unreasonably withheld). For information regarding the parameters of such restrictions, please see the sections of this proxy statement entitled “The Business Combination Proposal — The Merger Agreement — Covenants of the Parties” and “The Business Combination Proposal — The Merger Agreement — Closing Conditions.”

Furthermore, raising such additional financing may involve dilutive equity issuances at higher than desirable levels. For information on the consequences if the Business Combination is not completed or must be restructured, please see the section of this proxy statement entitled “Risk Factors — Risks Related to Astrea.”

You have limited rights or interests in funds in the Trust Account. To liquidate your investment, therefore, you may be forced to sell your Public Shares or warrants, potentially at a loss.

Public Stockholders will be entitled to receive funds from the Trust Account only upon (i) such stockholder’s exercise of Redemption rights in connection with Astrea’s initial business combination (which will be the Business Combination should it occur) and then only in connection with those shares of Astrea common stock that such stockholder properly elected to redeem, subject to the limitations described herein, (ii) the Redemption of any Public

Shares properly tendered in connection with a stockholder vote to amend the Charter to (A) modify the substance or timing of Astrea’s obligation to redeem 100% of the Public Shares if Astrea does not complete an initial business combination by February 8, 2023 or (B) with respect to any other material provisions relating to stockholders’ rights or pre-business combination activity and (iii) the Redemption of Public Shares if Astrea is unable to complete an initial business combination by February 8, 2023, subject to applicable law and as further described herein. In addition, if Astrea’s plan to redeem its Public Shares if it is unable to complete an initial Business Combination by February 8, 2023 is not completed for any reason, compliance with Delaware law and the Charter may require that Astrea submit a plan of dissolution to its then-existing stockholders for approval prior to the distribution of the proceeds held in Astrea’s Trust Account. In that case, Public Stockholders may be forced to wait beyond February 8, 2023 before they receive funds from the Trust Account. In no other circumstances will a Public Stockholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your Public Shares or warrants, potentially at a loss.

Astrea’s stockholders may be held liable for claims by third parties against Astrea to the extent of distributions received by them upon Redemption of their shares.

If Astrea is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Astrea which is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Astrea’s stockholders. Furthermore, because Astrea intends to distribute the proceeds held in the Trust Account to Astrea’s Public Stockholders promptly after expiration of the time Astrea has to complete an initial business combination, this may be viewed or interpreted as giving preference to Astrea’s Public Stockholders over any other potential creditors with respect to access to, or distributions from Astrea’s assets. Furthermore, the Astrea board of directors may be viewed as having breached its fiduciary duties to Astrea or Astrea’s creditors and/or having acted in bad faith, thereby exposing itself and Astrea to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. There is no assurance that claims will not be brought against Astrea for these reasons.

Although Astrea seeks to have all vendors, service providers (other than its independent auditors), prospective target businesses or other entities with which it does business execute agreements with Astrea waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Astrea’s Public Stockholders, as well as distributions to Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Public Stockholders or claims challenging the enforceability of the waiver.

If third parties bring claims against Astrea, the proceeds held in the Trust Account could be reduced and the Redemption Price received by Public Stockholders may be less than $10.00 per share.

Astrea’s placing of funds in the Trust Account may not protect those funds from third-party claims against Astrea. Although Astrea seeks to have all vendors, service providers (other than its independent registered public accounting firm), prospective target businesses or other entities with which it does business execute agreements with Astrea waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of Astrea’s Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary duty or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Astrea’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Astrea’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to Astrea than any alternative.

Examples of possible instances where Astrea may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Astrea and agree not seek recourse against the Trust Account for any reason. Upon Redemption of Astrea’s Public Shares, if Astrea is unable to complete its initial business combination within the prescribed time frame, or upon the exercise of a Redemption right in connection with the Business Combination, Astrea will be required to provide for payment of claims of creditors that were not waived that may be brought against Astrea within the ten years following Redemption. Accordingly, the Redemption price received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

Pursuant to the Insider Letter Agreement by and among Astrea and the Sponsor, dated as of February 3, 2021 (“Insider Letter Agreement”), the Sponsor has agreed that it will be liable to Astrea if and to the extent any claims by a vendor (other than Astrea’s independent registered public accounting firm) for services rendered or products sold to Astrea, or a prospective target business with which Astrea has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per Public Share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Astrea’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. Astrea believes that the Sponsor’s only assets are securities of Astrea, and Astrea has neither undertaken any efforts to independently verify whether the Sponsor has sufficient funds available to satisfy its indemnification obligations, nor asked the Sponsor to reserve for such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for an initial business combination and Redemptions could be reduced to less than $10.00 per Public Share without any meaningful recourse against the Sponsor. In such event, Astrea may not be able to complete an initial business combination, and you would receive such lesser amount per share in connection with any Redemption of your Public Shares.

None of Astrea’s officers or directors will indemnify Astrea for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Astrea’s directors may decide not to enforce the indemnification obligations of the Sponsor under the Insider Letter Agreement, resulting in a reduction in the amount of funds in the Trust Account available for distribution to Astrea’s Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share or (ii) such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, and the Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, Astrea’s independent directors would determine whether to take legal action against the Sponsor to enforce its indemnification obligations. While Astrea currently expects that its independent directors would take legal action on behalf of Astrea against the Sponsor to enforce their indemnification obligations to Astrea, it is possible that Astrea’s independent directors, in exercising their business judgment, may choose not to do so in any particular instance. If Astrea’s independent directors choose not to enforce these indemnification obligations, there may be less funds in the Trust Account available for distribution to Astrea’s Public Stockholders.

If, after Astrea distributes the proceeds in the Trust Account to its Public Stockholders, Astrea files a bankruptcy petition or an involuntary bankruptcy petition is filed against Astrea that is not dismissed, a bankruptcy court may seek to recover such proceeds and the members of the Astrea board of directors may be viewed as having breached their fiduciary duties to Astrea’s creditors, thereby exposing the members of the Astrea board of directors and Astrea to claims of punitive damages.

If, after Astrea distributes the proceeds in the Trust Account to its Public Stockholders, Astrea files a bankruptcy petition or an involuntary bankruptcy petition is filed against Astrea that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Astrea’s stockholders. In addition, the Astrea board of directors may be viewed as having breached its fiduciary duty to Astrea’s creditors and/or having acted in bad faith, thereby exposing itself and Astrea to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors.

Risks Related to the Tax Receivable Agreement

Our sole material asset after the completion of the Business Combinations will be our interest in HotelPlanner.com, and, accordingly, we will depend on distributions from HotelPlanner.com to pay our taxes and expenses, including payments under the Tax Receivable Agreement. HotelPlanner.com’s ability to make such distributions may be subject to various limitations and restrictions.

Upon the consummation of the Business Combination, we will be a holding company and will have no material assets other than our ownership interests in HotelPlanner.com. As such, we will have no independent means of generating revenue or cash flow, and our ability to pay taxes and operating expenses or declare and pay dividends in the future, if any, will be dependent upon the financial results and cash flows of HotelPlanner.com and its subsidiaries, and distributions we receive from HotelPlanner.com. There can be no assurance that HotelPlanner.com and its subsidiaries will generate sufficient cash flow to distribute funds to us, or that applicable state law and contractual restrictions, including negative covenants in any debt agreements of HotelPlanner.com or its subsidiaries, will permit such distributions.

HotelPlanner.com will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of HotelPlanner.com Common Units, including us. Accordingly, we will incur income taxes on our allocable share of any net taxable income of HotelPlanner.com. Under the terms of the HotelPlanner.com A&R Operating Agreement, HotelPlanner.com will be obligated, subject to various limitations and restrictions, including with respect to any debt agreements, to make tax distributions to holders of HotelPlanner.com Common Units, including us. In addition to tax expenses, we will also incur expenses related to our operations, including payments under the Tax Receivable Agreement, which could be substantial. See the section entitled “The Business Combinations Proposal — Related Agreements — Tax Receivable Agreement.” We intend, as its sole manager, to cause HotelPlanner.com to make cash distributions to the owners of HotelPlanner.com Common Units in an amount sufficient to (i) fund all of such owners’ tax obligations in respect of taxable income allocated to such owners and (ii) cover our payment obligations under the Tax Receivable Agreement. However, HotelPlanner.com’s ability to make such distributions may be subject to various limitations and restrictions, such as restrictions on distributions under contracts or agreements to which HotelPlanner.com is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering HotelPlanner.com insolvent. If HotelPlanner.com does not have sufficient funds to pay tax or other liabilities or to fund its operations, it may have to borrow funds, which could materially and adversely affect its liquidity and financial condition and subject it to various restrictions imposed by any such lenders. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid. Generally, our failure to make any payment required under the Tax Receivable Agreement (including any accrued and unpaid interest) within 90 calendar days of the date on which the payment is required to be made will constitute a material breach of a material obligation under the Tax Receivable Agreement, which will, at the option of certain TRA Holders (as defined in the Tax Receivable Agreement), terminate the Tax Receivable Agreement and accelerate future payments thereunder, unless the applicable payment is not made because (i) HotelPlanner.com is prohibited from making such payment under the terms of the Tax Receivable Agreement or the terms governing certain of its indebtedness or (ii) HotelPlanner.com does not have, and despite using commercially reasonable efforts cannot obtain, sufficient funds to make such payment. See the sections entitled “The Business Combinations Proposal — Related Agreements — Tax Receivable Agreement” and “— Second Amended and Restated Limited Liability Company Agreement of HotelPlanner.com.” In addition, if HotelPlanner.com does not have sufficient funds to make distributions, its ability to declare and pay cash dividends will also be restricted or impaired.

We anticipate that the tax distributions received from HotelPlanner.com may, in certain periods, exceed our actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. We, as sole Manager, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on our Class A Common Stock. We will have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders.

The Tax Receivable Agreement will require us to make cash payments to certain of the Pre-Closing Holders (the “TRA Holders,” as defined in the Tax Receivable Agreement) in respect of certain tax benefits and such payments may be substantial. In certain cases, payments under the Tax Receivable Agreement may (i) exceed any actual tax benefits that we realize or (ii) be accelerated.

At the Closing of the Business Combination, we, HotelPlanner.com, the Pre-Closing Holders and the TRA Holder Representative will enter into the Tax Receivable Agreement. Pursuant to the Tax Receivable Agreement, we will generally be required to pay the applicable TRA Holders 85% of the amount of savings, if any, in U.S. federal, state, local, and foreign taxes that are based on, or measured with respect to, net income or profits, and any interest related thereto that we (and, for purposes of this discussion, any of our applicable consolidated, unitary, or combined subsidiaries) realize, or are deemed to realize, as a result of certain “Tax Attributes,” which include:

•        existing tax basis in certain assets of HotelPlanner.com and certain of its direct or indirect subsidiaries, including assets that will eventually be subject to depreciation or amortization, once placed in service, attributable to HotelPlanner.com Common Units acquired by us from a TRA Holder (including HotelPlanner.com Common Units held by a Blocker Corporation (as defined in the Tax Receivable Agreement) acquired by us in a Reorganization Transaction, if any (as defined in the Tax Receivable Agreement)), each as determined at the time of the relevant acquisition;

•        tax basis adjustments resulting from taxable exchanges of HotelPlanner.com Common Units (including any such adjustments resulting from certain payments made by us under the Tax Receivable Agreement) acquired by us from a TRA Holder pursuant to the terms of the HotelPlanner.com A&R Operating Agreement or deemed acquired by us in connection with the Business Combination;

•        tax deductions in respect of portions of certain payments made under the Tax Receivable Agreement; and

•        certain tax attributes of Blocker Corporations holding HotelPlanner.com Common Units, if any, that are acquired directly or indirectly by us pursuant to a Reorganization Transaction.

Payments under the Tax Receivable Agreement generally will be based on the tax reporting positions that we determine (with the amount of subject payments determined in consultation with an advisory firm and subject to the TRA Holder Representative’s review and consent), and the Internal Revenue Service (the “IRS”) or another taxing authority may challenge all or any part of a position taken with respect to Tax Attributes or the utilization thereof, as well as other tax positions that we take, and a court may sustain such a challenge. In the event that any Tax Attributes initially claimed or utilized by us are disallowed, the TRA Holders will not be required to reimburse us for any excess payments that may previously have been made pursuant to the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, any excess payments made to such TRA Holders will be applied against and reduce any future cash payments otherwise required to be made by us to the applicable TRA Holders under the Tax Receivable Agreement, after the determination of such excess. However, a challenge to any Tax Attributes initially claimed or utilized by us may not arise for a number of years following the initial time of such payment and, even if challenged earlier, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. As a result, there might not be future cash payments against which such excess can be applied and we could be required to make payments under the Tax Receivable Agreement in excess of our actual savings in respect of the Tax Attributes.

Moreover, the Tax Receivable Agreement will provide that, in certain early termination events (including our election to terminate, certain changes of control, certain breaches of the Tax Receivable Agreement, or certain liquidation events and credit events of default), at the option of certain TRA Holders, we will be required to make a lump-sum cash payment to all the TRA Holders equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to there being sufficient future taxable income earned by us to fully utilize the Tax Attributes over certain specified time periods and that all HotelPlanner.com Common Units (including HotelPlanner.com Common Units held by Blocker Corporations, if any) that had not yet been exchanged for Class A Common Stock or cash from the sale of newly issued shares of Class A Common Stock are deemed exchanged for cash. The lump-sum payment could be material and could materially exceed any actual tax benefits that we realize subsequent to such payment.

Payments under the Tax Receivable Agreement will be our obligations and not obligations of HotelPlanner.com. Any actual increase in our allocable share of HotelPlanner.com and its relevant subsidiaries’ tax basis in relevant assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the market price of the Class A Common Stock at the time of an exchange of HotelPlanner.com Common Units by a TRA Holder pursuant to the terms of the HotelPlanner.com A&R Operating Agreement and the amount and timing of the recognition of our income for applicable tax purposes. While many of the factors that will determine the amount of payments that we will be required to make under the Tax Receivable Agreement are outside of our control, we expect that the aggregate payments we will be required to make under the Tax Receivable Agreement could be substantial and, if those payments substantially exceed the tax benefit we realize in a given year or in the aggregate, could have an adverse effect on our financial condition, which may be material.

Any payments made by us under the Tax Receivable Agreement generally will reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid. Additionally, nonpayment for a specified period and/or under certain circumstances may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore provide the TRA Holders with an option to accelerate payments due under the Tax Receivable Agreement. Furthermore, our future obligation to make payments under the Tax Receivable Agreement could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the Tax Attributes that may be deemed realized under the Tax Receivable Agreement. See also the section entitled “ The Business Combination Proposal — Related Agreements — Tax Receivable Agreement.”

Certain of the Pre-Closing Holders have substantial control over us, and their interests in our business may conflict with yours.

The Pre-Closing Holders may receive payments from us under the Tax Receivable Agreement upon any redemption or exchange (including any exchange or deemed exchange in connection with the Business Combination) of their HotelPlanner.com Common Units, including the issuance of shares of our Class A Common Stock upon any such redemption or exchange. As a result, the interests of the Pre-Closing Holders may conflict with the interests of holders of our Class A Common Stock. For example, the Pre-Closing Holders may have different tax positions from us which could influence their decisions regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness, especially in light of the existence of the Tax Receivable Agreement, and whether and when we should terminate the Tax Receivable Agreement and accelerate our obligations thereunder. In addition, the structuring of future transactions may take into consideration tax or other considerations of Pre-Closing Holders even in situations where no similar considerations are relevant to us. See “The Business Combinations Proposal — Related Agreements — Tax Receivable Agreement” for a discussion of the Tax Receivable Agreement and the related likely benefits to be realized by us and the Pre-Closing Holders.

Risks Related to HotelPlanner.com and Reservations.com

Following the Business Combination, the Company will be a holding company, holding a minority of the HotelPlanner.com Common Units, with no direct operations that relies on dividends, distributions, loans and other payments, advances, and transfers of funds from HotelPlanner.com to pay dividends, pay expenses and meet its other obligations. Accordingly, the Company’s stockholders and warrant holders will be subject to all the risks of the businesses of HotelPlanner.com and its subsidiaries, including Reservations.com, following the Business Combination.

For the purposes of the following sections of “Risks Related to HotelPlanner.com and Reservations.com,” references to “we,” “us,” “our” and the “Company” refer to the Company after the consummation of the Business Combination.

Risks Related to the Company’s Operations, Brand, Products and Services, and Risks Related to its Industry

The COVID-19 pandemic has materially and adversely affected, and may further adversely affect, the Company’s business and financial performance.

In response to the outbreak of the novel strain of the coronavirus, COVID-19 (the “COVID-19 pandemic”), governments and businesses around the world implemented a series of escalating and unparalleled measures intended to reduce or control the rapid global spread of the virus, including instructions to practice social distancing, curfews, quarantine advisories, and shelter-in-place orders, and in many areas, required closures of schools and all non-essential businesses. Companies have also taken precautions, including requiring employees to work remotely, imposing travel restrictions on employees, and temporarily closing.

The Target Companies’ operating results, financial condition, and prospects are entirely dependent on the sale of travel related services. Worldwide measures implemented to contain the COVID-19 pandemic, including quarantine restrictions following travel to certain locations, travel restrictions and travel bans, caused hotels and other accommodations providers, on whom the Target Companies’ respective businesses rely, to close or drastically curtail their service offerings, to seek government support to continue operating, to file for bankruptcy protection, or to cease operations entirely. Individuals’ ability to travel has been curtailed through border closures, mandated travel restrictions, and limited operations of hotels and airlines. The COVID-19 pandemic and the resulting government actions materially and adversely affected, and may further materially and adversely affect, economies and financial markets, consumer sentiment and discretionary spending patterns, and resulted in unprecedented declines in the tourism industry, in consumer demand for travel-related services, and in the Target Companies’ respective workforces, operations and customers. The Target Companies’ results for the year ended December 31, 2020 were significantly and negatively impacted, with material declines in gross bookings, room nights booked, total revenues, net income, and cash flow from operations, and an unprecedented number of cancellations, as compared to 2019.

In response to the unprecedented number of cancellations and refund requests, and except where otherwise required by relevant law, each of the Target Companies is providing refunds on near-term hotel bookings with non-refundable rates impacted by COVID-19, where hotels agree to make the booking refundable; and where customer’s bookings are not refundable, HotelPlanner.com is currently offering its customers a credit toward a future booking. HP intends to adapt its cancellation and refund policies as the COVID-19 pandemic continues to evolve. During the nine months ended September 30, 2021, the Target Companies experienced an increase in certain types of accommodations bookings, however, as the COVID-19 pandemic evolves and virus variants, such as the Delta variant, emerge, the Target Companies expect to continue to experience elevated numbers of cancellations and refund requests. We anticipate that the number of new travel bookings will remain depressed for the foreseeable future and cancellations and refunds will continue to present challenges to managing the Company’s cash flow and monitoring its payments to and refunds from suppliers. Notwithstanding such actions, the Company may receive inquiries from or be subjected to investigations by government regulators regarding our or the Target Companies’ cancellation and refund activities.

The disruptions caused by the COVID-19 pandemic may be exacerbated if governments reimpose regional business closures, quarantines, closures of hotels and other travel-related businesses, travel restrictions, and other social distancing directives, or new or different guidelines or mandates to slow the spread of the virus, including those that impair the ability to travel, whether in the United States or abroad. There may also be significant reductions or volatility in customer demand for the Company’s services due to travel restrictions or social distancing directives, as well as the temporary inability of customers to travel due to illness, quarantine or financial hardship, and decreased consumer confidence and spending, any of which may negatively impact the Company’s results, including as a result of increased difficulty in planning for the future. Additionally, we may be unable to effectively modify the Company’s marketing activities to reflect customer’s changing travel plans due to event cancellations, and travel restrictions, among other things.

With the continued spread of COVID-19 and variants throughout the world, we expect the COVID-19 pandemic and its effects to continue to have a significant adverse impact on the Target Companies’ business, financial condition, results of operations and cash flows for the duration of the pandemic, during any resurgences of the pandemic and during the subsequent economic recovery, which could be an extended period. Due to the uncertain and rapidly evolving nature of current conditions around the world, we are unable to predict accurately the impact that the COVID-19 pandemic will have on the Target Companies and the Company’s businesses going forward. The extent of the effects of the COVID-19 pandemic on the Company’s business, results of operations, cash flows and growth prospects are highly uncertain and will ultimately depend on future developments. These include, but are not limited to, the severity, extent and duration of the pandemic, including as a result of any new variants of COVID-19 and any resurgences of the pandemic, and its impact on the travel industry and customer spending more broadly; actions taken by national, state and local governments to contain the disease or treat its impact, including travel restrictions and bans, required closures of businesses, constraints on businesses during reopening transitions and aid and economic stimulus efforts; workforce attrition, as well as the changes in hiring levels and remote working arrangements that we have implemented to the Company’s operations, including those affecting the health and productivity of management and the Company’s employees; the Company’s ability to maintain its financial reporting processes and related controls; the impact on the Company’s contracts and relationships with the Company’s partners, including the impact of invoking force majeure provisions; the Company’s ability to withstand cyberattacks; the speed and extent of the recovery across the broader travel ecosystem, including the speed at which customers feel comfortable traveling again once restrictions on travel have been lifted, which we believe will be impacted by how quickly there can be effective and widespread vaccinations, treatments or cures; and the duration, timing and severity of the impact on customer spending, including the length and the severity of the economic effects resulting from the pandemic. The pandemic may continue to expand throughout the world and/or worsen in areas that had seen progress in reducing or containing the disease, which could continue to affect the Company’s business. Also, existing restrictions in affected regions could be extended after the virus has been contained to avoid relapses, and there may be restrictions on certain travel activity based upon a traveler’s vaccination status.

In addition, delays in worldwide distribution of the vaccines, reluctance of a meaningful portion of the population to receive vaccines, as well as uncertainty over the efficacy of the vaccines against new variants of the virus, may contribute to delays in economic recovery, particularly for the travel industry.

If the pandemic continues to persist as a severe worldwide health crisis, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Impairments of HotelPlanner.com’s long-lived assets, increases in HotelPlanner.com’s provisions for expected credit losses on receivables from and cash advances made to its travel service providers, and increases in cash outlays by the Target Companies to refund their respective customers for prepaid reservations may have a negative impact on the Company’s results of operations.

As a result of declines in its business due to the COVID-19 pandemic, HotelPlanner.com evaluated long-lived assets for possible impairment as of September 30, 2021. Future events and changing market conditions may lead the Company to re-evaluate the assumptions reflected in HotelPlanner.com’s evaluation, particularly the assumptions related to the length and severity of the COVID-19 pandemic, the shape and timing of the subsequent recovery, and the performance of HotelPlanner.com’s business during and following the COVID-19 pandemic, which may result in the Company’s need to recognize an impairment charge, which could have a material adverse effect on the Company’s results of operations.

In addition, given the severe downturn in the global travel industry due to the COVID-19 pandemic, and the resulting financial difficulties faced by many of its travel service providers and partners, HotelPlanner.com increased its provision for expected credit losses on receivables from and cash advances made to its travel service providers and partners. Furthermore, due to the high level of cancellations of existing reservations and refund requests, the Target Companies have incurred, and the Company may continue to incur higher than normal cash outlays to refund customers for prepaid reservations. In some instances, HotelPlanner.com does not estimate a recovery of prepayment already made to a travel service provider or partner, where it agreed to provide free cancellations to customers for non-refundable reservations. Any additional significant increase in HotelPlanner.com’s provision for expected credit losses on receivables from and cash advances made to travel service providers and partners, and any additional significant increase in cash outlays by the Target Companies to refund customers, would have a corresponding negative effect on the Company’s results of operations and cash flows.

Revenue and profit are dependent upon the Company’s ability to expand existing customer relationships and acquire new customers. If the Company fails to cost-effectively acquire new customers or retain existing customers, its business could be adversely affected.

Only a small portion of the Target Companies’ revenue comes from repeat customers, and accordingly, the Company’s success and the ability to increase revenue and achieve profitability will depend in part on its ability to cost-effectively acquire new customers. The Target Companies use paid and non-paid search engine marketing (“SEM”) to drive new customers to their respective websites. HotelPlanner.com also drives a significant amount of traffic to its website via paid and non-paid social media, social networking and other ecommerce channels used by its current and prospective customers.

Our ability to attract new customers will depend on, among other things, the perceived value and quality of our services, our ability to provide competitive offerings that customers demand for travel, the perceived value of OTAs for booking travel, and the effectiveness of our SEM campaigns and other marketing efforts to drive new customers to our websites. We anticipate that we will acquire a significant majority of our customers through paid SEM campaigns, and we expect to invest significantly in paid SEM campaigns and other paid marketing programs to promote our brands and services and attract new customers. As social networking and ecommerce channels continue to rapidly evolve, we may need to increase or reallocate spending on marketing and promotional activities to paid social media, social networking, and other ecommerce channels; and these expenditures are subject to risks, including risks related to customer acceptance of our efforts. In addition, our strategy to grow international sales will also increase our marketing spend. There can be no assurances, however, that paid SEM campaigns, or other paid or non-paid marketing efforts will grow the Company’s customer base. If we are unable to cost-effectively drive traffic to our websites and acquire new customers, our business, financial condition, results of operations and prospects could be adversely affected.

The Company’s business could be negatively affected by changes in search engine algorithms and dynamics or other traffic-generating arrangements.

The Target Companies’ businesses models depend largely on a high volume of traffic reaching their websites, and they rely on paid SEM campaigns to generate the necessary traffic. For example, for the fiscal year ended December 31, 2020, more than 90% of the traffic reaching Reservations.com’s website was driven through paid SEM, and 28% of the traffic to HotelPlanner.com’s website came from paid SEM during the same period. After the consummation of the Business Combination, the Company will likely continue to attract a significant majority of its new customers to its websites through paid SEM campaigns.

The success of any strategies the Company employs to pursue customer growth are subject to numerous factors outside of its control. For example, the Target Companies rely on internet search engines, through the purchase of travel-related keywords, and through organic search, to generate a significant portion of the traffic to their websites. While such paid SEM generally improves placement in relevant search queries, search engines, including Google and Bing, frequently update and change the logic that determines the placement and display of a user’s search, such that the placement or cost of the purchased links to its websites and those of its affiliates can be negatively affected. If a major search engine changes its algorithms in a manner that negatively affects the Company’s paid or unpaid search ranking, it could result in a substantial decrease in traffic to the Company’s websites. It may also result in increased costs if the Company needs to acquire additional travel-related keywords for use in its SEM campaigns.

Search engines also may change their policies, guidelines, and pricing practices applicable to keyword advertising, which could adversely affect the placement, ranking and cost of the Company’s paid listings. In addition, from time to time certain hotels and hotel chains have objected and may object in the future to the Target Companies’ use of keywords in their SEM campaigns that may have some connection to the hotels or hotel chains. Such objections may include sending cease-and-desist demands. If the Company becomes unable to use a significant number of keywords, or unable to use any keywords that have been particularly effective in its SEM campaigns, it could result in a substantial decrease in traffic to its websites.

Even if the Company’s SEM efforts are successful in generating high levels of website traffic, visitors to the Company’s websites may not use its services to book accommodations. Converting website visitors to customers is dependent on a variety of factors, including availability of accommodations inventory, price, ease of use and website quality. The Company will incur significant costs in connection with its SEM programs. If the Company is not successful in converting a sufficient number of website visitors to customers, the Company’s financial results will be materially and adversely affected.

In addition, a significant amount of traffic is directed to the Target Companies’ websites through participation in pay-per-click and display advertising campaigns on search engines, and participation in travel metasearch websites. However, the pricing for these traffic sources can change rapidly, as can their operating dynamics. For example, a search engine or metasearch engine could, for competitive or other purposes, alter its search algorithms or its display of results, which could cause the Company’s websites to place lower in search query results. Or inhibit participation in the search query results, which could adversely impact the Company’s business and financial performance.

Some search engines have also added their own travel search functionality and content at the expense of traditional paid listings and organic search results, which may reduce the amount of traffic to the Company’s websites.

If search or metasearch companies continue to pursue these or similar strategies, which are out of the Company’s control, or if the Company does not successfully manage its paid and unpaid search strategies, it could face a significant decrease in traffic to its websites and/or significant increased costs associated with the need to replace unpaid SEM campaigns with paid campaigns for traffic.

The Target Companies and, in turn, the Company could be adversely affected by the concentration of their suppliers.

The Target Companies do not maintain contractual relationships with hotels or other primary-source providers of accommodations inventory. As a result, the Target Companies are reliant on third-party suppliers of accommodations inventory, which the Target Companies make available to their customers. Although there are a variety of suppliers of accommodations inventory, the substantial majority of Reservations.com’s hotel revenue is attributable to accommodations inventory provided to it by two suppliers. For 2020 and the nine months ended September 30, 2021, two suppliers accounted for an aggregate of approximately 78% and 91% of Reservations.com’s hotel revenues and approximately 47% and 60% of its total revenues. For 2020 and the nine months ended September 30, 2021, two OTAs and one channel supplier accounted for 78% and 54%, respectively, of HotelPlanner.com’s revenues. Reservations.com has entered into contracts with these suppliers, however, no assurances can be given that the contracts will not be terminated, or if renewed, that the terms of such contacts will not be modified in ways that may adversely affect the accommodations inventory made available to Reservations.com. If these contracts are terminated by the suppliers, or if the accommodations inventory such suppliers make available is otherwise reduced, the Company may not be able to replace the inventory from alternative sources of supply on terms favorable to us, or at all.

Any inability of the Target Companies’ suppliers to deliver inventory in a timely manner and at volumes and costs that allow the Company to profitably offer accommodations to its customers could have a material adverse effect on the Company’s business, prospects, financial condition, and operating results.

The Company will be subject to risks related to online payment methods, including third-party payment processing-related risks.

The Target Companies accept, and following the Closing, the Company will accept payments using a variety of methods, including credit cards and debit cards. As the Company offers new payment options to customers, it may be subject to additional regulations, compliance requirements, fraud, and other risks. The Company will also rely on third parties to provide payment processing services, and for certain payment methods, it will pay interchange and other fees, which may increase over time and raise its operating costs and affect its ability to achieve or maintain profitability. The Company will also be subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard, or PCI-DSS, and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for the Company to comply. If the Company (or a third-party processing payment card transactions on its behalf) suffers a security breach affecting payment card information, the Company may have to pay onerous and significant fines, penalties and assessments arising out of card brands’ rules and regulations, contractual indemnifications or liability contained in merchant agreements and similar contracts, and it may lose its ability to accept payment cards for payment for its services, which could materially impact its operations and financial performance.

Furthermore, as the Company’s business changes, it may be subject to different rules under existing standards, which may require new assessments that involve costs above what the Target Companies currently pay for compliance. As the Company offers new payment options to customers, including by way of integrating emerging mobile and other payment methods, it may be subject to additional regulations, compliance requirements and fraud. If the Company fails to comply with the rules or requirements of any provider of a payment method it accepts, if the volume of fraud in in its transactions limits or terminates the Company’s rights to use payment methods it then accepts, or if a data breach occurs relating to its payment systems, it may, among other things, be subject to fines or higher transaction fees and may lose, or face restrictions upon, its ability to accept credit card payments from customers or facilitate other types of online payments.

The Target Companies have from time to time received orders placed with fraudulent data. After the Business Combination, the Company may be held liable for the unauthorized use of a cardholder’s card number and be required by card issuers to pay charge-back fees. Chargebacks result not only in the loss of fees earned with respect to the payment, but also leave the Company liable for the underlying money transfer amount. If the Company’s charge-back rate becomes excessive, card associations also may require it to pay fines or refuse to process it transactions. The Company may have little recourse if it processes a criminally fraudulent transaction.

The Company will rely on third parties for many systems and services, and therefore could be harmed by their activities.

The Company will rely on third party providers for a broad range of key services, including both external, customer-facing services, such as customer support and booking fulfilment, and internal services related to operations, technology development and infrastructure. The failure of any of the Company’s service providers to meet the Company’s requirements, or legal or regulatory requirements, could damage the Company’s reputation, make it difficult for the Company to operate some aspects of its business, or expose the Company to liability for the service provider’s actions. Likewise, if one of the Company’s service providers were to cease operations, face financial distress or other business disruption, the Company could suffer increased costs and disruption to its own business operations until an equivalent alternative could be sourced or developed, any of which could also have an adverse impact on the Company’s business and financial performance. Additionally, due to the COVID-19 pandemic, many of the Target Companies’ employees are working remotely. If that remains the case after the Business Combination closes, the Company will bear any strain such circumstances may place on the ability of its third-party technology vendors to support the Company’s increased demand for services, such as remote connectivity.

The Company’s international operations involve additional risks and the Company’s exposure to these risks will increase as the Company’s business expands globally.

HotelPlanner.com operates in a number of jurisdictions outside of the United States, and the Company intends to continue to expand its international presence. Laws and business practices that favor local competitors, or prohibit or limit foreign ownership of certain businesses, or the Company’s failure to adapt its practices, systems, processes, and business models effectively to the traveler and supplier preferences (as well as the regulatory and tax landscapes) of each country into which it expands, could slow the growth of the Company’s international presence, or hinder its ability to compete effectively in certain international markets. For example, HotelPlanner.com has in the past, and the Company may in the future, adopt locally preferred payment methods, which could increase its costs and instances of fraud. Additionally, some countries have enacted or are considering enacting data localization laws, which have the effect of making competition by foreign companies costly or operationally difficult in those markets.

The Company’s international operations are also subject to several other risks, including:

•        exposure to local economic or political instability and threatened or actual acts of terrorism;

•        compliance with U.S. and non-U.S. regulatory laws and requirement, including those relating to anti-corruption, antitrust or competition, economic sanctions, data content and privacy, customer protection, employment and labor laws, health and safety, information reporting and advertising and promotions;

•        weaker or uncertain enforcement of the Company’s contractual and intellectual property rights;

•        lower levels of credit card usage, and increased payment and fraud risk;

•        longer payment cycles, and difficulties in collecting accounts receivable;

•        preferences by local populations for local providers;

•        restrictions on, or adverse tax and other consequences related to the repatriation of cash, the withdrawal of non-U.S. investments, cash balances and earnings, as well as restrictions on the Company’s ability to invest in the Company’s operations in certain countries;

•        currency exchange rate fluctuations, and the Company’s ability to manage these fluctuations;

•        changes to trade policy or agreements that limit the Company’s ability to offer, or adversely affect demand for, the Company’s services;

•        the Company’s ability to support technologies or marketing channels that may be prevalent in a particular international market and used by local competitors, but are not scalable for a company offering services in many markets around the world;

•        uncertainty regarding liability for services and content, including uncertainty as a result of local laws and lack of precedent; and

•        different employee-employer relationships and the existence of worker’s councils and labor unions.

Doing business internationally subjects the Company to complex and sometimes conflicting foreign and U.S. laws and regulations. Compliance with these foreign and domestic laws increases the Company’s cost of doing business. Failure to comply with any of these laws and regulations could result in fines, civil and criminal penalties against us, the Company’s officers or the Company’s employees, and other sanctions, including prohibitions on the conduct of the Company’s business and damage to the Company’s reputation. Any such violations could include prohibitions on the Company’s ability to offer the Company’s services in one or more countries and could also materially damage the Company’s reputation, the Company’s brand, the Company’s international expansion efforts, the Company’s ability to attract and retain employees, the Company’s business and the Company’s operating results.

The Target Companies currently operate as independent businesses; they will be required to devote substantial attention and resources to integrating their business practices and operations following the Closing; and integration matters could have an adverse effect on the business, results of operations, financial condition, and prospects of the Company.

The Business Combination involves the integration of the operations of the Target Companies, which currently operate as independent businesses. Each of the Target Companies will be required to devote substantial attention and resources to integrating their business practices and operations following the Closing, and prior to the Closing, the Target Companies’ substantial attention and resources will be required to plan for such integration. The Company may encounter potential difficulties in the integration process including the following:

•        the inability to successfully integrate the businesses in a manner that permits the Company to achieve the cost savings and operating synergies anticipated to result from the Business Combination;

•        the necessity of coordinating geographically separated organizations, systems and facilities;

•        unknown liabilities, unforeseen expenses, delays, or regulatory conditions associated with the Business Combination;

•        the consolidation and rationalization of information technology platforms and administrative infrastructures as well as accounting systems and related financial reporting activities.

In addition, the integration process could result in the loss of talented employees or skilled workers of the Target Companies, which could adversely affect the Company’s ability to successfully conduct business without such employees’ experience and knowledge of those businesses. Furthermore, the Company could be adversely affected by the diversion of attention and any delays or difficulties encountered in connection with the integration process, including an interruption of, or loss of momentum in, the activities of their businesses. If the Company experiences difficulties or are required to incur unanticipated costs in connection with the integration process, the anticipated benefits of the Business Combination may not be realized fully or at all, or may take longer to realize than expected. These integration matters could have an adverse effect on the business, results of operations, financial condition or prospects of the Target Companies, or the Company during this transition period and for an undetermined period after completion of the Closing.

The Company’s success will depend on strong brands; and failing to maintain and enhance the Company’s brands, including HotelPlanner.com and Reservations.com, would hurt its ability to expand customers and create synergies across the Company’s brands in the merged companies.

The Target Companies believe that they have not yet established sufficient market awareness in their markets, and that market awareness of the Company’s capabilities and services is essential to its growth and its success globally. It is anticipated that the Company’s brand identity, which we are continuing to grow and develop, will significantly contribute to the success of the Company’s business. Maintaining and enhancing these brands is critical to expanding the Company’s base of customers. If we fail to maintain and enhance the Company’s brands, or if we incur excessive expenses in this effort, the Company’s business, operating results, and financial condition could be materially and adversely affected. Maintaining and enhancing the Company’s brands will depend largely on its ability to be a technology leader and continue to provide high-quality solutions and services, which we may not do successfully.

The Business Combination could result in operating and financial difficulties.

The Business Combination involves the integration of HotelPlanner.com and Reservations.com. Certain financial and operational risks related to the Transactions that may have a material impact on the Company’s business are:

•        impairment of relationships with employees, suppliers, customers, vendors, and affiliates of the Target Companies businesses

•        diversion of management’s attention or other resources from the Company’s business;

•        amortization expenses related to acquired intangible assets and other adverse accounting consequences, including changes in fair value of contingent consideration;

•        the assumption of known and unknown debt and other liabilities and obligations of the Target Companies;

•        difficulties and expenses in assimilating the operations, services, technology, privacy protection systems, information systems or personnel of the acquired company;

•        failure of the Business Combination to achieve anticipated integration synergies, traffic, transactions, revenues, earnings, or cash flows or to retain key management or employees;

Moreover, we rely heavily on the representations and warranties and related indemnities provided by the Target Companies, including as they relate to creation, ownership and rights in intellectual property and compliance with laws and contractual requirements. Any material inaccuracies in these representations and warranties, or the inability to be held harmless under the indemnities, could result in unanticipated costs or charges, in turn materially and adversely impacting profitability, liquidity and cash flow.

The Company’s ability to compete is largely dependent on the services of their respective senior management and other key personnel, including the founders of HotelPlanner.com, Tim Hentschel and John Prince, and the founders of Reservations.com, Yatin Patel, and Mahesh Chaddah.

The Company’s ability to compete and benefit from the Business Combination will be largely dependent on the services of our senior management and other key personnel, including the co-founders of HotelPlanner.com, Tim Hentschel, who will become our Chief Executive Officer and Chair of the board of directors, and John Prince, who will become our Executive Vice President and Chief Information Officer, and the founders of Reservations.com, Yatin Patel, who will be the Chief Executive Officer of Reservations .com and Mahesh Chaddah, who will be Chief Information Officer of Reservations.com. The loss of the services of any of any one or more of these persons could have an adverse effect on the Company’s business, financial condition, results of operations and prospects.

In addition, the future success of the Company depends on its ability to attract, develop, motivate, and retain highly qualified and skilled employees. The market for such positions is competitive. Qualified individuals are in high demand, and the Company may incur significant costs to attract them. In addition, the loss of any of the Company’s senior management or other key employees or its inability to recruit and develop mid-level managers could adversely affect its ability to execute its business plan and the Company may be unable to find adequate replacements. If the Company fails to retain talented senior management and other key personnel, or if it fails to attract well-qualified employees or retaining and motivating existing employees, the business, financial condition, results of operations and prospects of the Company could be adversely affected.

In the future, the Company may pursue selective acquisitions to complement its organic growth, which may not be successful and may divert financial and management resources.

If the Company identifies appropriate opportunities, it may acquire or invest in technologies, businesses or assets that are strategically important to its business or form alliances with partners that may complement the Company’s operations and further expand its business. However, the Company may not be successful in identifying suitable acquisition opportunities or completing such transactions. The Company’s competitors may be more effective in executing and closing acquisitions in competitive auctions than us. The Company’s ability to enter into and complete acquisitions may be restricted by, or subject to, various approvals under U.S. or other applicable law or may not otherwise be possible, may result in a possible dilutive issuance of its securities, or may require it to seek additional financing. The Company also may experience difficulties integrating acquired operations, technology, and personnel into the Company’s existing business and operations. Completed acquisitions may also expose the Company to potential risks, including risks associated with unforeseen or hidden liabilities, impact to the Company’s corporate culture, the diversion of resources from the Company’s existing business, and the potential loss of, or harm to, relationships with the Company’s suppliers, business relationships or employees. Furthermore, it may not be possible to achieve the expected synergies or the actual cost of delivering such benefits may exceed the anticipated cost. Any of these factors may have an adverse effect on the Company’s business, results of operations and financial condition.

Damage to the Company’s reputation could negatively impact its business, financial condition, and results of operations.

The Company’s reputation and the quality of its brand are critical to its business. The Company believes that it has built its reputation on high quality customer service, its strong culture, and it must protect and grow the value of its brand for the Company to continue to be successful. Any incident that might adversely affect the Company’s brand could significantly reduce its value and damage its business. The Company may be adversely affected by any negative publicity, regardless of its accuracy, including with respect to:

•        security breaches of confidential guest or employee information; and

•        third-party service providers, particularly related to information technology, and potential guest dissatisfaction from circumstances out of its control relating to third-party service providers.

Also, many social media platforms immediately publish the content their subscribers and participants can post, often without filters or checks on accuracy of the content posted. The opportunity for dissemination of information, including inaccurate information, is seemingly limitless and readily available. Information concerning the Company may be posted on such platforms at any time. Information posted may be adverse to the Company’s interests or may be inaccurate, each of which may harm its performance, prospects, or business. The harm may be immediate, without affording the Company an opportunity for redress or correction. The risks associated with any such negative publicity or incorrect information cannot be eliminated or mitigated and may materially harm the Company’s reputation, business, financial condition, and results of operations.

The Company operates in an increasingly competitive global environment.

The market for the services we offer is increasingly and intensely competitive. We compete with both established and emerging online and traditional providers of travel-related services, including other OTAs; alternative accommodation providers, and wholesalers; travel product suppliers (including hotels, airlines and car rental companies); search engines and large online portal websites; travel metasearch services; corporate travel management service providers; mobile platform travel applications; social media websites; eCommerce and group buying websites; and other participants in the travel industry.

OTAs and alternative accommodations providers.    We face increasing competition from other OTAs and alternative accommodations in many regions. Some of these providers may have more favorable offerings for travelers or suppliers, including pricing and supply breadth. The Company’s OTA competitors are expanding the range of travel services they offer, and the global OTA segment continues to consolidate, with certain competitors merging or forming strategic partnerships. Providers of alternative accommodations provide an alternative to hotel rooms and compete with alternative accommodation properties available through the Company. The continued growth of alternative accommodation providers could affect overall travel patterns generally and the demand for the Company’s services specifically in facilitating reservations at hotels and alternative accommodations. Furthermore, these providers could increasingly look to add other travel services, such as tours, activities, hotel, and flight bookings, any of which could further extend their reach into the travel market as they seek to compete with the traditional OTAs.

Travel suppliers.    Travel suppliers, such as hotels, airlines, and rental car companies, may offer services on more favorable terms to customers who transact directly with them. Many of these competitors have been steadily focusing on increasing demand on their own websites and mobile applications in lieu of third-party distributors through favorable rates, and bonus or loyalty points for direct booking, surcharges for booking outside of the supplier’s own website, suppliers combining to establish a single search platform, and other tactics to drive traffic directly to supplier websites.

Search engines and large online portal websites.    We also face increasing competition from search engines. The Company’s business and financial performance could be materially and adversely impacted to the extent one or more of these search engines uses their considerable market positions to compete with OTAs through their own offerings or capabilities, refer customers directly to suppliers or other favored partners, increase the cost of traffic directed to the Company’s websites, offer the ability to transact on their own websites, or promote their own competing services by placing their own offerings at the top of organic search results.

In recent years, search engines have increased their focus on acquiring or launching travel services that provide increasingly comprehensive travel planning content and direct booking capabilities, comparable to OTAs. In addition, these search engines may be able to leverage the data they collect on users to the detriment of the Company and other OTAs. Search engines also may continue to expand their voice and artificial intelligence capabilities. To the extent these actions have a negative effect on the Company’s search traffic or the cost of acquiring such traffic, the Company’s business and financial performance could be adversely affected.

In addition, the Company’s brands compete for advertising revenue with these search engines, as well as with large internet portal sites that offer advertising opportunities for travel-related companies. Competition could result in higher traffic acquisition costs, reduced margins on the Company’s advertising services, loss of market share, reduced customer traffic to the Company’s websites and reduced advertising by travel companies on the Company’s websites.

Travel metasearch websites.    Travel metasearch websites aggregate travel search results for a specific itinerary across supplier, travel agent and other websites. In addition, some metasearch websites have added or intend to add various forms of direct or assisted booking functionality to their sites in direct competition with certain of the Company’s brands. To the extent metasearch websites limit the Company’s participation within their search results, or customers utilize a metasearch website for travel services and bookings instead of ours, the Company’s traffic-generating arrangements could be affected in a negative manner, or we may be required to increase the Company’s marketing costs to maintain market share, either of which could have an adverse effect on the Company’s business and results of operations. We also now compete more directly with other metasearch engines and content aggregators for advertising revenue. To the extent that the Company’s ability to aggregate travel search results for a specific itinerary across supplier, travel agent and other websites is hampered, whether due to its affiliation with the Company or otherwise, or if OTA advertisers or suppliers choose to limit their participation in the Company’s metasearch marketplace, the Company’s business and therefore the Company’s results of operations could be adversely affected and the value of the Company’s investment in trivago could be negatively impacted.

Mobile and other platform travel applications.    The demand for and functionality of smartphones, tablet computers and home assistants continues to grow and improve significantly. If we are unable to offer innovative, user-friendly, feature-rich mobile applications and mobile-responsive websites for the Company’s travel services, along with effective marketing and advertising, or if the Company’s mobile applications and mobile-responsive websites are not used by customers, we could lose market share to existing competitors or new entrants and the Company’s future growth and results of operations could be adversely affected.

Applications and social media websites.    Applications and social media websites continue to develop search functionality for data included within their websites and mobile applications, which may in the future develop into an alternative research and booking resource for travelers, resulting in additional competition.

eCommerce and group buying websites.    Traditional customer eCommerce platforms and group buying websites have periodically undertaken efforts to expand their local offerings into the travel market. For example, traditional customer eCommerce and group buying websites may add hotel offers or other travel services to their sites. To the extent the Company’s travelers use these websites, these websites may create additional competition and could negatively affect the Company’s businesses.

Other participants in the travel industry.    Other participants or existing competitors may begin to offer or expand other services to the travel industry that compete with the services we offer to the Company’s travelers, the Company’s travel industry affiliates and partners, or the Company’s corporate clients. For example, ride-sharing apps increasingly compete with traditional car rental services and travel services continue to proliferate. To the extent any of these services gain market share over time, it may create additional competition and could negatively affect the Company’s businesses.

We cannot assure you that we will be able to compete successfully against any current, emerging, or future competitors or on platforms that may emerge or provide differentiated services to the Company’s traveler base. Increasing competition from current and emerging competitors, the introduction of new technologies and the continued expansion of existing technologies, such as metasearch and other search engine technologies, may force the Company to make changes to its business models, which could affect the Company’s financial performance and liquidity.

In general, increased competition has resulted in and may continue to result in reduced margins, as well as loss of customers, transactions, and brand recognition.

Declines or disruptions in the travel industry could adversely affect the Company’s business and financial performance.

In addition to the impact of the COVID-19 pandemic and other potential pandemic or health-related events, the Company’s business and financial performance are affected by the overall health of the worldwide travel industry. Factors that could negatively affect the travel industry in general and the Company’s business in particular, potentially materially, include: political instability, geopolitical conflicts, trade disputes, significant fluctuations in currency values, sovereign debt issues, macroeconomic concerns, bans on travel to and from certain countries, significant changes in oil prices, continued air carrier and hotel chain consolidation, reduced access to discount fares, travel strikes or labor unrest, bankruptcies or liquidations, increased incidents of actual or threatened terrorism, natural disasters, travel-related accidents or grounding of aircraft due to safety concerns, changes in regulations, policies or conditions related to sustainability and climate change, and changes to visa and immigration requirements or border control policies. The Company’s business is also sensitive to fluctuations in hotel supply, occupancy, and Average Daily Rates (“ADRs”), and the imposition of taxes or surcharges by regulatory authorities, all of which we have experienced historically.

Because these events or concerns, and the full impact of their effects, are largely unpredictable, they can dramatically and suddenly affect travel behavior by customers and decrease demand. Decrease in demand, depending on its scope and duration, together with any future issues affecting travel safety, could significantly and adversely affect the Company’s business, working capital and financial performance over the short and long terms. In addition, the disruption of the existing travel plans of a significant number of travelers upon the occurrence of certain events, such as severe weather conditions, actual or threatened terrorist activity, war or travel-related health events, could result in significant additional costs and decrease the Company’s revenues, leading to constrained liquidity if we, as we have done historically in the case of severe weather conditions and travel-related health events, provide relief to affected travelers by refunding the price or fees associated with hotel reservations.

The Company’s business and operations rely on the health and growth of the travel industry. Travel is highly sensitive to traveler safety concerns, and thus has historically declined after acts of terrorism that affect the safety of travelers. Although there has been a steady improvement in travel bookings since the September 11, 2001 terror attacks, the long-term effects of these events could include, among other things, a protracted decrease in demand for travel due to fears regarding additional acts of terrorism, military responses to acts of terrorism and increased costs and reduced operations by hotels and other travel providers. These effects, depending on their scope and duration, which we cannot predict at this time, could significantly impact the Company’s long-term results of operations or financial condition.

Travel is highly sensitive to business and personal discretionary spending levels, and thus tends to decline during general economic downturns. The Company’s sales and revenues would be significantly reduced as a result of a decline in travel by customers.

Events that tend to reduce travel levels would reduce the Company’s sales and revenues, include:

•        price escalation in the airline industry or other travel-related industries;

•        airline or other travel related strikes;

•        political instability and hostilities;

•        regional hostilities and terrorism;

•        unusual periods of bad weather;

•        fuel price escalation;

•        reduction of capacity by travel suppliers;

•        increased occurrence of travel-related accidents; and

•        economic downturns and recessions.

Financial, Tax and Accounting-Related Risks

The forecasts of market growth, performance and other projections included in this proxy statement may prove to be inaccurate; and even if the markets in which the Company competes achieve the forecasted growth, we cannot assure you that the business of the Company will grow at a similar rate, if at all.

Growth forecasts and projections are based on assumptions and estimates and are subject to a substantial degree of uncertainty. The forecasts in this proxy statement relating to the expected growth in the travel market and corresponding projections related to the Company’s potential performance, may prove to be inaccurate. Even if the markets experience the forecasted growth described in this proxy statement, the Company may not grow its businesses at a similar rate, or at all. The Company’s growth and future performance is subject to, among other factors, the Company’s success in implementing its business strategies, which are subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this proxy statement should not be taken as indicative of the Company’s future growth.

The Target Companies have significant liabilities, which could adversely affect the Company business and financial condition.

The Target Companies each have a substantial amount of outstanding liabilities. As of September 30, 2021, HotelPlanner.com had approximately $35.0 million in liabilities, and Reservations.com had approximately $26.2 million in liabilities. The Company may incur substantial additional liabilities and/or indebtedness in the future, which can have significant adverse consequences, including as the following:

•        increased vulnerability to downturns in its business and to adverse changes in general economic and industry conditions;

•        decreased flexibility in planning for, or reacting to, changes in its businesses and the markets in which it operates;

•        a material reduction in the amount of cash flow available for meeting its operating expenses, capital expenditures, working capital, capital expenditures, acquisitions and investments and other general corporate purposes.

•        increased vulnerability to competitive pressures and diminished ability to compete with its competitors that have less debt; and

•        diminished or lost ability to obtain additional financing on acceptable terms, or at all, for working capital, capital expenditures, acquisitions, or other general corporate purposes.

Decreases in the Company’s cash flow and earnings as a result of the COVID-19 pandemic or other factors beyond the Company’s control, or increases in the level of its liabilities or indebtedness would amplify adverse consequences relating to the Target Companies’ current liabilities.

The COVID-19 pandemic or other factors that are not within the Company’s control may create pressure on its working capital balances and cash flow; and it may be unable to access alternative sources of capital when necessary or desirable, which could harm its financial position.

The Company cannot predict the future course of the COVID-19 pandemic or the effect of resulting economic impacts on its liquidity. Other factors impacting the Company’s liquidity include performance, declines in seasonal liquidity and payment terms with suppliers. These factors could create pressure on its working capital cash balances and cash flow over time. If the Company’s liquidity is materially constrained, we may be unable to timely comply with material provisions of our contractual obligations.

Access to sources of liquidity to meet future liquidity needs will be dependent upon various factors, including its operating performance, ability to meet ongoing obligations, and the limited availability of assets as collateral for loans or other borrowings. In addition, the Company’s ability to obtain financing if, and when, needed, or desirable also depends on the state of the capital and credit markets over which we have no control. The condition of global financial markets can make it difficult to access additional capital on commercially reasonable terms, and since the COVID-19 pandemic occurred, there has been increased volatility in the financial and securities markets, which has generally made access to capital less certain and increased the cost of obtaining new capital.

Any deterioration in the Company’s financial condition, increases in general interest rate levels and credit spreads, or overall weakening in the credit markets could decrease the availability of capital as well as increase its cost of capital, if available at all. There is no guarantee that additional debt financing will be available in the future to fund its obligations, or that it will be available on commercially reasonable terms, in which case the Company may need to seek other sources of funding. In addition, the terms of future debt agreements could include restrictive covenants, which could restrict its business operations.

Reservations.com’s independent registered public accounting firm has included an emphasis paragraph relating to Reservations.com’s ability to continue as a going concern in its report on Reservations.com’s audited financial statements for the years ended December 31, 2020 and 2019, which are included in this proxy statement.

The audit report from Reservations.com’s independent registered public accounting firm for the years ended December 31, 2020 and 2019 includes an emphasis paragraph expressing substantial doubt about Reservations.com’s ability to continue as a going concern. If Reservations.com is unable to obtain sufficient funding, its business, prospects, financial condition, and results of operations will be materially and adversely affected, and it may be unable to continue as a going concern. Reservations.com’s management believes that the completion of the transactions contemplated by the Merger Agreement would provide sufficient additional capital to alleviate the substantial doubt as to its ability to continue as a going concern. However, if such additional capital is not sufficient to fund its planned operations or its operating results do not meet management’s current expectations, Reservations.com may not be able to continue as a going concern. The financial statements of Reservations.com included in this proxy statement do not include any adjustments relating to the carrying amounts of recorded assets or the carrying amounts and classification of recorded liabilities that may be required should Reservations.com be unable to continue as a going concern.

The Company’s operating expenses may increase as it makes further marketing and other expenditures to enhance and expand its operations to support additional growth in its businesses and compliance obligations.

The Company expects to significantly increase its operations and marketing investments to support anticipated growth in its businesses, and such additional investments may include:

•        increases in its personnel;

•        paid search engine marketing and social media marketing campaigns;

•        upgrades and advancements in its information technology systems to support increases in traffic to its websites;

•        adaptations in its software and other intellectual property; and

•        investments to support growth in international operations.

Such changes to existing operations and sales models would likely result in higher selling, general and administrative expenses as a percentage of revenues, and could adversely affect the Company’s operating income and in turn its liquidity for the short-term or longer.

Changes to applicable U.S. tax laws and regulations or exposure to additional income tax liabilities could affect the Company’s business and future profitability.

President Biden has set forth several tax proposals that would, if enacted, make significant changes to U.S. tax laws (including provisions enacted pursuant to the December 22, 2017 legislation sometimes known as the Tax Cuts and Jobs Act. Such proposals include, but are not limited to, (i) an increase in the U.S. income tax rate applicable to corporations from 21% to 28%, (ii) an increase in the maximum U.S. federal income tax rate applicable to individuals and (iii) an increase in the U.S. federal income tax rate for long term capital gain for certain taxpayers with income in excess of a threshold amount. Congress may consider and could include some or all of these proposals in connection with tax reform. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect the Company’s business and future profitability.

Changes in effective tax rates or adverse outcomes resulting from examination of the Company’s income or other tax returns could adversely affect its results of operations and financial condition.

The Company will be subject to taxes by the U.S. federal, state, local and foreign tax authorities, and its tax liabilities will be affected by the allocation of expenses to differing jurisdictions. The Company’s future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•        changes in the valuation of its deferred tax assets and liabilities

•        expected timing and amount of the release of any tax valuation allowance;

•        changes in tax laws, regulations, or interpretations thereof

The Company may also be subject to audits of its income, sales and other transaction taxes by U.S. federal, state, local and foreign taxing authorities. Outcomes from these audits could have an adverse effect on the Company operating results and financial condition.

The Company could incur intangible asset impairment expenses, which could negatively impact its profitability.

The Target Companies periodically review, and the Company will continue to review, the carrying values of its intangible assets to determine whether such carrying values exceed their fair market values. Adverse changes in financial, competitive, and other conditions such as declines in operating results because of the COVID-19 pandemic or otherwise, or other adverse changes in valuation assumptions could adversely affect the estimated values of the related assets and impairment to intangible assets.

The Company’s insurance coverage may not provide adequate levels of coverage against claims.

Each of the Target Companies maintains, and the Company will continue to maintain, various insurance policies for employee health, workers’ compensation, general liability, and property damage in amounts believed to be customary for businesses of their size and type. However, there are types of losses the Company may incur that cannot be insured against or that it believes are not economically reasonable to insure. Such losses could have a material adverse effect on its business and results of operations.

Risks Related to Technology, Information Protection and Privacy Risks

The Target Companies rely on information technology to operate their businesses and maintain their competitiveness, and any failure of the Company to continue to invest in and adapt to technological developments and industry trends could harm the value of the Company’s brands and have serious negative effects on its businesses.

Each of the Target Companies has developed sophisticated and proprietary information technologies and systems that are critical to their businesses. The Company will depend on those proprietary information technologies and systems in many areas of the combined businesses, including for website and mobile applications, reservations, customer service, supplier connectivity, marketing, communications, procurement, payments, tax collection and remittance, fraud detection and administration. The Company will need to allocate significant resources to continuously improve and upgrade its information technologies and systems.

If the Company does not continue to innovate and provide services that are useful to travelers we may not remain competitive and our revenues and operating results could be adversely affected.

The businesses of the Target Companies rely heavily on information systems, accounting, payment of obligations, collection of cash, credit and debit card transactions, and other processes and procedures. The Company’s current information technologies and infrastructure may not be adequate to handle its anticipated growth and the resulting increases in the volume of data and additional information needs. If the Company is unable to successfully upgrade its information systems to meet its anticipated growth, its results of operations could be adversely affected.

In addition, the Company’s businesses are rapidly evolving and will be subject to changing technologies and shifting user needs. As technology continues to develop, our competitors may be able to offer user experiences that are, or that are seen to be, substantially similar to or better than ours. The success of the Company will also depend on its ability to deliver innovative technologies to the marketplace rapidly. The research and development of technological advances is a complex and uncertain process requiring high levels of innovation and investment, as well as the accurate anticipation of technology, market trends, and customer needs. As a result, the Company will need to invest significant resources in research and development, including through acquisitions, in order to offer and deliver services that customers can easily and effectively use. The Company’s revenues and operating results could suffer if its innovations were not responsive to the needs of the marketplace.

The Company’s business depends on continued and unimpeded access to the Internet by the Company and its users. Internet access providers may be able to restrict, block, degrade, or charge for access to their products and services, which could lead to additional expenses and the loss of users and advertisers.

The Company’s services depend on the ability of customers to access the Internet and require sufficient bandwidth to work effectively. Currently, this access is provided by companies that have significant market power in the broadband and internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies, and government-owned service providers. Some of these providers have taken, or have stated that they may take measures, including legal actions, that could degrade, disrupt, or increase the cost of user access to Companies’ services by restricting or prohibiting the use of their infrastructure, or by charging increased fees to companies or their customers. Any such changes in the access to the Internet by customers and sellers could result in a decrease in the Company’s customers, and increased costs and could impair the Company’s ability to attract new users, thereby harming its revenues and growth.

Technology failures or cyberattacks on the Company’s technology systems or the Company’s effective response to technology failures or cyberattacks on its customers’, suppliers’ or other third parties’ technology systems could disrupt the Company’s operations and negatively impact the Company’s reputation, business, financial condition, or results of operations.

The Company increasingly relies on information technology systems to process, transmit and store electronic information. Like most companies, the Company’s information technology systems may be vulnerable to interruption due to a variety of events beyond the Company’s control, including, but not limited to, power outages, computer and telecommunications failures, computer viruses, other malicious computer programs and cyberattacks, denial-of-service attacks, security breaches, catastrophic events such as fires, tornadoes, earthquakes and hurricanes, usage errors by employees and other security issues. In addition, third-party providers of data hosting or cloud services, as well as customers and suppliers, could experience cybersecurity incidents involving data the Company shares with them.

The Company depends heavily upon the efficient operation of technological resources and a failure in these technology systems or controls could negatively impact the Company’s businesses, financial condition, or results of operations. In addition, the Company continuously upgrades and updates current technology or installs new technology. To address risks to its technology systems, the Company continues to monitor networks and systems, upgrade security policies and train its employees, and it requires third-party service providers and business partners, customers, suppliers and other third parties to do the same. The inability to implement upgrades, updates, or installations in a timely manner, to train employees effectively in the use of new or updated technology, or to obtain the anticipated benefits of the Company’s technology could adversely impact the Company’s business, financial condition, results of operations or profitability.

The Company will have technology security initiatives and disaster recovery plans in place to mitigate its risk to these vulnerabilities; however, the Company’s technology and security initiatives and the Company’s disaster recovery plans may not be adequate or implemented properly to ensure that the Company’s operations are not disrupted. If the Company’s technology systems are damaged, breached or cease to function properly, it may incur significant financial and other resources to upgrade, repair or replace them, and the Company may suffer interruptions in its operations, resulting in lost revenues and potential delays in reporting its financial results.

Further, misuse, leakage or falsification of its information could result in violations of data privacy laws and regulations and damage the reputation and credibility of the Company. The Company may suffer financial and reputational damage because of lost or misappropriated confidential information belonging to the Company, current or former employees, suppliers or customers and may become subject to legal action and increased regulatory oversight. The Company could also be required to spend significant financial and other resources to remedy the damage caused by a security breach or to repair or replace networks and information technology systems, including liability for stolen information, increased cybersecurity protection costs, litigation expense and increased insurance premiums.

Security breaches of either confidential customer information in connection with, among other things, the Company’s electronic processing of credit and debit card transactions or mobile ordering app, or confidential employee information may adversely affect its business.

The Company’s business requires the collection, transmission, and retention of large volumes of customer and employee data, including credit and debit card numbers and other personally identifiable information, in various information technology systems that it maintains and in those maintained by third parties with whom it contracts to provide services. The integrity and protection of that guest and employee data is critical to the Company. The techniques and sophistication used to conduct cyber-attacks and breaches of information technology systems, as well as the sources and targets of these attacks, change frequently and are often not recognized until such attacks are launched or have been in place for a period of time. While the Company continues to make significant investment in physical and technological security measures, employee training, and third party services, designed to anticipate cyber-attacks and prevent breaches, its information technology networks and infrastructure or those of its third party vendors and other service providers could be vulnerable to damage, disruptions, shutdowns, or breaches of confidential information due to criminal conduct, employee error or malfeasance, utility failures, natural disasters or other catastrophic events. Due to these scenarios the Company cannot provide assurance that it will be successful in preventing such breaches or data loss.

Additionally, the information, security and privacy requirements imposed by governmental regulation are increasingly demanding. The Company’s systems may not be able to satisfy these changing requirements or may require significant additional investments or time to do so. Efforts to hack or breach security measures, failures of systems or software to operate as designed or intended, viruses, operator error or inadvertent releases of data all threaten the Company’s and its service providers’ information systems and records. A breach in the security of the Company’s information technology systems or those of its service providers could lead to an interruption in the operation of its systems, resulting in operational inefficiencies and a loss of profits. Additionally, a significant theft, loss or misappropriation of, or access to, guests’ or other proprietary data or other breach of the

Company’s information technology systems could result in fines, legal claims or proceedings, including regulatory investigations and actions, or liability for failure to comply with privacy and information security laws, which could disrupt its operations, damage its reputation and expose the Company to claims from guests and employees, any of which could have a material adverse effect on its financial condition and results of operations.

Interruption, interference with or failure of the Company’s information technology and communications systems could hurt its ability to effectively provide its services, which could damage its reputation and harm its operating results.

The availability of the Company’s services depends on the continuing operation of its information technology and communications systems. The Company’s systems are vulnerable to damage, interference or interruption from terrorist attacks, natural disasters, power loss, telecommunications failures, computer viruses, computer denial of service attacks, or other attempts to harm or access its systems. Some of its systems may not be fully redundant, and our disaster recovery planning cannot account for all eventualities.

Additionally, as the Company continues to evolve its digital platforms and enhance its internal systems, it may place increasing reliance on third parties to provide infrastructure and other support services. The Company may be adversely affected if any of its third-party service providers experience any interruptions in their systems, which then could potentially impact the services the Company receives from them and cause a material failure or interruption in its own systems.

Privacy concerns relating to the Company’s technology could damage its reputation and deter current and potential users from using its services.

The Company’s businesses require the collection, transmission, and retention of large volumes of user and employee data, including credit and debit card numbers and other personally identifiable information, in various information technology systems that it maintains and in those maintained by third parties with whom it contracts to provide services. As the Company’s environment continues to evolve and reliance upon new technologies, for example, cloud computing and its digital methods of booking, become more prevalent, it is imperative it secures the private and sensitive information it collects. Any systems failure or compromise of the Company’s security that results in the release of our users’ data could seriously limit the use our services, as well as harm our reputation and brand and, therefore, our business. The Company will be required to expend significant resources to protect against security breaches. The risk that these types of events could seriously harm its businesses is likely to increase with its growth and expansion.

Regulatory authorities around the world are considering several legislative and regulatory proposals concerning data protection, including measures to ensure that our encryption of users’ data does not hinder law enforcement agencies’ access to that data. In addition, the interpretation and application of customer and data protection laws in the U.S., Europe and elsewhere are often uncertain and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with the Company’s data practices. If so, in addition to the possibility of fines, this could result in an order requiring that the Company change its data practices, which could have an adverse effect on its business and results of operations. Complying with these various laws could cause the Company to incur substantial costs or require it to change its business practices in a manner adverse to its businesses.

Recent legal developments in Europe have created compliance uncertainty regarding certain transfers of information from Europe to the U.S. A preliminary agreement has been reached between the U.S. and European governments to allow for legal certainty regarding transfers of data. However, given the preliminary nature of the agreement, some uncertainty remains, and compliance obligations could cause the Company to incur costs or require it to change our business practices in a manner adverse to its businesses.

The Company’s intellectual property rights are valuable, and any inability to protect them could reduce the value of its services, and brand.

The Company’s ability to implement its business plans successfully depends in part on its ability to further build brand recognition using its trademarks, service marks, proprietary services, and other intellectual property, including the Target Companies’ names. Its trademarks, trade secrets, copyrights, and other intellectual property rights are important assets, and the Company will rely on U.S. and foreign trademark, copyright, and trade secret laws, non-disclosure agreements, and confidentiality and other contractual provisions to protect its intellectual property. We also seek to maintain certain intellectual property as trade secrets. The secrecy could be compromised by outside parties, or by our employees, which could cause us to lose the competitive advantage resulting from these trade secrets.

No assurances can be given that the Target Companies’ intellectual property and proprietary information is fully protected from all forms of copying or use by others, including potential competitors. Various events outside of the Company’s control pose a threat to its intellectual property rights, as well as to its services and technologies. For example, effective intellectual property protection may not be available in every country in which its services are made available through the Internet.

The efforts the Target Companies have taken, and the Company will take, to protect its intellectual properties may not be sufficient or effective enough to prevent third parties from copying or otherwise obtaining and using its intellectual property without authorization, or to prevent them from developing similar trademarks or domain names that may be easily confused with the Company’s intellectual property. Effective trademark, domain name, copyright, patent, and trade secret protection may not be available or sufficient certain jurisdiction in which its services are available. The laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States and, therefore, in certain jurisdictions, the Company may be unable to protect its proprietary technology adequately against unauthorized third-party copying or use, which could adversely affect its competitive position. In addition, policing unauthorized use of its intellectual property is difficult and expensive, and the Company may need to go to court or other tribunals to enforce its intellectual property rights, to protect its trade secrets. Or to determine the validity and scope of the proprietary rights of others. These proceedings might result in substantial costs and diversion of resources and management attention. Any inability to protect the Company’s intellectual Property Rights could reduce the value of its services and brand.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

A substantial amount of the Company’s processes and technologies is protected by trade secrecy laws. To protect these technologies and processes, the Company will rely in part on confidentiality agreements with its employees, licensees, independent contractors and other advisors. These agreements may not effectively prevent disclosure of confidential information, including trade secrets, and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover its trade secrets and proprietary information, and in such cases the Company could not assert any trade secrecy rights against such parties. To the extent that the Company’s employees, contractors or other third parties with which it does business may use intellectual property owned by others in their work for us without its authorization, disputes may arise as to the rights in related or resulting know-how and inventions. Laws regarding trade secrecy rights in certain markets in which the Company operates may afford little or no protection to its trade secrets. The loss of trade secret protection could make it easier for third parties to compete with its services by copying functionality. In addition, any changes in, or unexpected interpretations of, the trade secret and other intellectual property laws in any country in which the Company operates may compromise its ability to enforce its trade secret and intellectual property rights. Costly and time-consuming litigation could be necessary to enforce and determine the scope of its proprietary rights, and failure to obtain or maintain trade secret protection may have a material adverse effect on its business, results of operations, financial condition, and prospects.

The Company will license from third parties some of the technologies, content and brands incorporated into its websites. As the Company continues to introduce new services that incorporate new technologies, content and brands, it may be required to license additional technology, content or brands. The Company cannot be sure that such technology, content and brand licenses will be available on commercially reasonable terms, if at all.

The Target Companies have licensed in the past, and it is anticipated that the Company will enter into additional licenses for certain of its proprietary rights, such as trademarks, to third parties. These licensees may take actions that might diminish the value of its proprietary rights or harm its reputation, even if the Company has agreements prohibiting such activity. Also, to the extent that third parties are obligated to indemnify the Company for breaches of its intellectual property rights, these third parties may be unable to meet these obligations. Any of these events may have a material adverse effect on its business, results of operations, financial condition, and prospects.

The Company’s use of “open-source” software could adversely affect its ability to offer its services and subject us to possible litigation.

The Target Companies use open-source software in the development of their technologies. From time to time, companies that use open-source software have faced claims challenging the use of open-source software or compliance with open-source license terms. The Company could be subject to suits by parties claiming ownership of what the Company believes to be open-source software or claiming non-compliance with open-source licensing terms. Some open-source licenses require users who distribute software containing open source to make available all or part of such software, which in some circumstances could include valuable proprietary code of the user. While the Company will monitor its use of open-source software and try to ensure that none is used in a manner that would require it to disclose its proprietary source code or that would otherwise breach the terms of an open-source agreement, such use could inadvertently occur, in part because open-source license terms are often ambiguous. Any requirement to disclose its proprietary source code or pay damages for breach of contract may have a material adverse effect on the Company’s businesses, results of operations, financial condition and prospects and could help its competitors develop services that are similar to or better than its.

The Company may in the future be subject to intellectual property or other claims, which are costly to defend, could result in significant damage awards, and could limit its ability to use certain technologies in the future.

Internet, technology, media, and other companies own large numbers of patents, copyrights, trademarks, and trade secrets and frequently enter into litigation based on allegations of infringement or other violations of intellectual property rights. In addition, patent holding companies may continue to seek to monetize patents they have purchased or otherwise obtained. As the Company grows, the potential for intellectual property rights claims against it may grow. Adverse results in any of such lawsuits may include awards of substantial monetary damages, costly royalty or licensing agreements (if licenses are available at all), or orders preventing the Company from offering certain features, functionalities, or services, and may also cause the Company to change its business practices, and require development of non-infringing services or technologies, which could result in a loss of revenues for the Company and otherwise harm its businesses. In addition, agreements with customers, suppliers and others may require the Company to indemnify them for infringement claims, which could increase its costs as a result of defending such claims and may require that it pay significant damages if there were an adverse ruling in any such claims, which could result in loss of revenues and adversely impact the Company’s business. Moreover, intellectual property indemnities provided to us by our suppliers, when obtainable, may not cover all damages and losses suffered by us and our customers from covered services. Regardless of the merits of the claims, intellectual property claims are often time consuming, expensive to litigate or settle, and cause significant diversion of management attention. To the extent such intellectual property infringement claims are successful, they may have an adverse effect on the Company’s business, results of operations and prospects.

The actual or perceived failure by the Company, its partners, or suppliers to comply with laws, regulations, industry standards, information security policies, and contractual obligations related to data processing, data protection, data privacy, and data security could have an adverse effect on the Company’s business, financial condition, results of operations and prospects.

The Company will process, and its vendors process on its behalf, personal information, confidential information, and other information necessary to provide and deliver its services and to operate its business.

Data privacy and information security have become significant issues in the United States, countries in Europe, and in many other countries in which the Company will operate and offer its services. The legal and regulatory framework for privacy and security issues is rapidly evolving and is expected to increase compliance costs and exposure to liability. There is no one comprehensive federal law that governs data privacy in the United States; rather, there is a complex patchwork of sector-specific and medium-specific laws, including laws and regulations that address telecommunications, health information, credit information, financial institutions, and marketing. In addition, there are numerous federal, state, local, and international laws, orders, codes, regulations and regulatory guidance, as well as other obligations, regarding privacy, information security and processing (collectively, the “Data Protection Obligations”), the number and scope of which are changing, subject to differing applications and interpretations, and which may be inconsistent among jurisdictions, or in conflict with other rules, laws or other provisions. The Federal Trade Commission (the “FTC”) has broad jurisdiction over commercial entities under its authority to prevent unfair or “deceptive trade practices.” While the FTC does not explicitly regulate what information should be included in website privacy policies, it uses its authority to issue regulations, enforces privacy laws, and take enforcement actions to protect consumers.

There will likely continue to be new Data Protection Obligations, and we cannot yet determine the impact they may have on the Company’s businesses. Any significant change to Data Protection Obligations, including the manner in which the express or implied consent of consumers for processing is obtained, could increase the Company’s costs and require the Company to modify its operations, possibly in a material manner, which the Company may be unable to complete, and may limit the Company’s ability to store and process consumer data and operate its business.

Data Protection Obligations and data protection worldwide are, and are likely to remain, uncertain for the foreseeable future, and the Company’s actual or perceived failure to address or comply therewith could have an adverse effect on its business, financial condition, results of operations and prospects. The Company is or may also be subject to the terms of external and internal privacy and security policies, codes, representations, certifications, industry standards, publications and frameworks (collectively, “Privacy Policies”) and contractual obligations to third parties related to privacy, information security and processing, including contractual obligations to indemnify third parties from the costs or consequences of non-compliance with Data Protection Obligations.

The Company will strive to comply with applicable Privacy Policies and Data Protection Obligations to the extent possible, but the Company may at times fail to do so or may be perceived to have failed to do so. Moreover, despite the Company’s efforts, it may not be successful in achieving compliance if its employees, partners, or suppliers do not comply with applicable Data Privacy Policies and Data Protection Obligations. If the Company or the Company’s suppliers fail (or are perceived to have failed) to comply with applicable Privacy Policies and Data Protection Obligations, or if the Company’s Privacy Policies are, in whole or part, found to be inaccurate, incomplete, deceptive, unfair, or misrepresentative of the Company’s actual practices, the Company’s business, financial condition, results of operations and prospects could be adversely affected.

In the United States, these include rules and regulations promulgated under the authority of the FTC, the Electronic Communications Privacy Act, the Computer Fraud and Abuse Act, the California Consumer Privacy Act (the “CCPA”), and other state and federal laws relating to privacy and data security. The CCPA requires companies that process information of California residents to make new disclosures to consumers about their data collection, use and sharing practices, and allows consumers to opt out of the sale of personal information with third parties, and provides a private right of action and statutory damages for data breaches. The CCPA may increase the Company’s compliance costs and potential liability. In addition, California voters recently approved the California Privacy Rights Act of 2020(the “CPRA”), that goes into effect on January 1, 2023. The CPRA would, among other things, give California residents the ability to limit the use of their sensitive information, provide for penalties for CPRA violations concerning California residents under the age of 16, and establish a new California Privacy Protection Agency to implement and enforce the law. Other jurisdictions in the United States are beginning to propose laws similar to the CCPA. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States, which could increase the Company’s potential liability and adversely affect the Company’s business, financial condition, results of operations and prospects.

The Company will rely on a variety of marketing techniques and practices, including email and social media marketing, online targeted advertising, cookie-based processing, and postal mail to sell its services and to attract new consumers. The Company and its vendors are subject to various current and future Data Obligations that govern marketing and advertising practices. Governmental authorities continue to evaluate the privacy implications inherent in the use of third-party “cookies” and other methods of online tracking for behavioral advertising and other purposes, such as by regulating the level of consumer notice and consent required before a company can employ cookies or other electronic tracking tools, or the use of data gathered with such tools. Additionally, some providers of consumer devices, web browsers and application stores have implemented, or announced plans to implement, means to make it easier for Internet users to prevent the placement of cookies or to block other tracking technologies, require additional consents, or limit the ability to track user activity, which could if widely adopted result in the use of third-party cookies and other methods of online tracking becoming significantly less effective. Laws and regulations regarding the use of cookies and other current online tracking and advertising practices or a loss in the Company’s ability to make effective use of services that employ such technologies could increase the Company’s costs of operations and limit the Company’s ability to acquire new consumers on cost-effective terms, which, in turn, could have an adverse effect on the Company’s business, financial condition, results of operations and prospects.

In Europe, the General Data Protection Regulation (the “GDPR”), went into effect in 2018 and introduced strict requirements for processing the personal data of European Union data subjects. The GDPR may apply to the Company to the extent it processes the personal data of European Union data subjects. Companies that must comply with the GDPR face increased compliance obligations and risk, including more robust regulatory enforcement of data protection requirements and potential fines for noncompliance of up to €20 million or 4% of the annual global revenues of the noncompliant company, whichever is greater. European data protection laws including the GDPR also generally prohibit the transfer of personal data from Europe, including the European Economic Area, or EEA, the United Kingdom, and Switzerland, to the United States and most other countries unless the parties to the transfer have established a legal basis for the transfer and implemented specific safeguards to protect the transferred personal data. One of the primary mechanisms allowing U.S. companies to import personal information from Europe in compliance with the GDPR has been certification to the EU-U.S. Privacy Shield and Swiss-U.S. Privacy Shield frameworks administered by the U.S. Department of Commerce. However, the Court of Justice of the European Union, in the “Schrems II” ruling, recently invalidated the EU-U.S. Privacy Shield framework. The Swiss Federal Data Protection and Information Commissioner also recently opined that the Swiss-U.S. Privacy Shield is inadequate for transfers of data from Switzerland to the U.S. Authorities in the United Kingdom, whose data protection laws are similar to those of the European Union, may similarly invalidate use of the EU-U.S. Privacy Shield as mechanisms for lawful personal information transfers from those countries to the United States.

The Schrems II decision also raised questions about whether one of the primary alternatives to the EU-U.S. Privacy Shield, namely, the European Commission’s Standard Contractual Clauses, can lawfully be used for personal information transfers from Europe to the United States or most other countries. At present, there are few, if any, viable alternatives to the EU-U.S. Privacy Shield and Standard Contractual Clauses (“SCCs”). The European Commission recently proposed updates to the SCCs, and additional regulatory guidance has been released that seeks to impose additional obligations on companies seeking to rely on the SCCs. As such, any transfers by the Company or its vendors of personal data from Europe may not comply with European data protection law; may increase the Company’s exposure to the GDPR’s heightened sanctions for violations of its cross-border data transfer restrictions; and may reduce demand for the Company’s services from companies subject to European data protection laws. Additionally, other countries outside of Europe have enacted or are considering enacting similar cross-border data transfer restrictions and laws requiring local data residency, which could increase the cost and complexity of delivering the Company’s services and operating the Company’s business.

Risks Related to Legal and Governmental Regulation

The businesses of the Company are subject to extensive and diverse laws and regulations which may have an adverse effect on the Company’s business by exposing the Company to lawsuits or regulatory enforcement actions, increasing the Company’s operating costs and reducing demand for the Company’s offerings.

The Company’s operations will be subject to a broad range of federal, state, local, and foreign laws and regulations enforced by the SEC, the Department of Justice (“DOJ”), the United Kingdom’s Serious Fraud Office (“SFO”), the European Data Protection Board (“EDPB”) the European Commission (“EC”), the Department of Labor (“DOL”), the Equal Employment Opportunity Commission (“EEOC”), the Competition and Markets Authority in the U.K., and various other federal, state, local and foreign authorities regarding a variety of laws and regulations that apply to many aspects of the Company’s business, including the Foreign Corrupt Practices Act, the U.K. Bribery Act, and local laws which also prohibit corrupt payments to governmental officials or third parties, data privacy, information security, anti-discrimination, and consumer protection, and the European Economic Community (“EEC”) Council Directive on Package Travel, Package Holidays and Package Tours, among others.

Violations of or liability under any of these laws and regulations may result in administrative, civil, or criminal fines, penalties or sanctions against the Company, revocation or modification of applicable permits, licenses or authorizations, or remedial activities, warning or untitled letters or cease and desist orders against operations that are not in compliance, among other things. Such laws and regulations generally have become more stringent over time and may become more so in the future, and the Company may incur additional costs to comply with current or future laws and regulations. Liabilities under, and/or costs of compliance, and the impacts on the Company of any non-compliance, with any such laws and regulations could have an adverse effect on the Company’s businesses, financial condition, results of operations and prospects. In addition, changes in the laws and regulations to which the Company is subject, or in the prevailing interpretations of such laws and regulations by courts and enforcement authorities, could impose significant limitations and require changes to the Company’s business, which may increase the Company’s compliance expenses, make the Company’s businesses more costly and less efficient to conduct, and compromise its growth strategy, which could have an adverse effect on its businesses, financial condition, results of operations and prospects. These developments, depending on the outcome, could have an adverse effect on the Company’s reputation, business, financial condition, results of operations and prospects.

The Company will be subject to state, federal, and international laws, and online travel agencies have faced intense scrutiny from regulators around the globe. Changes in existing laws or regulations or related official guidance, or the adoption of new laws or regulations or guidance, may increase the Company’s costs and otherwise adversely affect the Company’s business, financial condition, results of operations and prospects.

The tourism industry is highly regulated, and the Company will be subject to tourism laws inside the United States and internationally. Tourism laws are a mix of state, federal, and international laws that govern many parts and activities of the tourism sector. These seek to address a wide range of matters, such as international accident litigation, contractual recovery processes against foreign suppliers, package travel regulations, and international and national regulatory compliance. Collectively, travel laws promote legal principles such as tort law, employment law, and contract law, as well as to govern international travel law.

In the United States, there is no federal law governing travel agencies; however, every state has general consumer disclosure and fraud statutes and refund policy requirements, some specifically addressing travel services companies, and are applicable to any business that arranges, markets, or sells travel services. Some of these statutes specify the activities of companies that provide travel services. The following states are examples of states that have specific laws for the regulation, registration, licensing, or bonding of sellers of travel: California, Florida, Hawaii, Illinois, Louisiana, Massachusetts, Michigan, New York, Pennsylvania, Virginia, and Washington. Four of these states (California, Florida, Hawaii, and Washington) require registration as a seller of travel regardless of where the agency is located. Currently, these state laws are not applicable to OTAs; however, there have been efforts by some states to apply their regulations to OTAs.

Internationally, OTAs have been under intense scrutiny from regulators for several years, which, in some cases, has led to enforcement or other regulatory actions. For example, two of the three leading OTAs were cited in an enforcement action against what is claimed to be pressure selling, misleading discount claims, and the impact that commission rates might have on the ordering of search results on websites. The ruling has come from the Competition and Markets Authority, a U.K. agency that reviews consumer complaints covering the sales of goods and services online. Other regulators around the world are reviewing claims that large hotel booking platforms often give inferior positions to hotels in search results if the property quotes a cheaper price on their own website. In metasearch auctions, OTAs and hotels bid for positions within a listing. The ranking, whether the bidder is listed first, third, or relegated to a secondary page, can have a significant impact on whether consumers click, and eventually make a hotel booking. Regulators have claimed that metasearch companies and some OTAs have not been fully transparent about precisely how they rank listings, and sort bidders within listings.

The regulatory environment in which the Company operates has changed in the past and could change significantly and adversely in the future. Although the Company will strive to adapt its business model to evolving regulatory requirements and related guidance, it may not always anticipate or timely identify changes in regulation or official guidance that could impact its business, with the result that the Company could be subjected to litigation and enforcement or other actions that could adversely affect its businesses, financial condition, results of operations and prospects. Future changes in regulations and related official guidance could also introduce new restrictions that impair the Company’s ability to market its services effectively.

New or revised government laws, regulations or guidelines could result in additional compliance costs and, in the event of non-compliance, civil remedies, including fines, injunctions, withdrawals, recalls, seizures, and confiscations, as well as potential criminal sanctions, any of which could have an adverse effect on the Company’s business, financial condition, results of operations and prospects.

Legal claims and regulatory enforcement actions could subject the Company to liability for damages, civil and criminal penalties and other monetary and non-monetary liability and could otherwise adversely affect its reputation, business, financial condition, results of operations and prospects.

The Company operates in a highly regulated environment with constantly evolving legal and regulatory frameworks. Consequently, the Company may be subject to a heightened risk of consumer class action litigation, other legal claims, government investigations or other regulatory enforcement actions.

The OTA industry receives scrutiny from the private plaintiff’s class action bar and from public consumer protection agencies. Accordingly, there is risk that consumers will bring class action lawsuits and that federal and/or state agencies or other consumer protection law enforcement authorities will bring legal or regulatory actions against the Company. Along with twelve other OTAs, Reservations.com is currently a party to a class action proceeding in the Province of Quebec, Canada relating to claims under Quebec’s Consumer Protection Act regarding the display of pricing information on OTA websites. In addition, in the past, Reservations.com has received inquiries from regulators regarding its refund policies, website disclosures and other matters, including an investigative subpoena from the Consumer Protection Division of the Office of the Attorney General of Florida relating to Reservation.com’s business practices, and a Civil Investigative Demand from the Federal Trade Commission requesting, among other things, information regarding Reservation.com’s refund policies during the COVID-19 pandemic. Reservations.com does not expect the outcome of any of these matters to have a material adverse effect on its business or results of operations.

There can be no assurance that the Company’s employees, consultants, independent contractors or ecommerce partners will not violate its policies and procedures. Moreover, a failure to maintain effective control processes could lead to violations, unintentional or otherwise, of laws and regulations.

Legal claims, government investigations or regulatory enforcement actions arising out of the Company’s failure or alleged failure to comply with applicable laws and regulations could subject it to civil and criminal penalties and liabilities that could adversely affect its sales, reputation, financial condition, and operating results.

These liabilities could include obligations to disgorge revenue and to accept burdensome injunctions that limit the Company’s ability to offer its services. In addition, the costs and other effects of defending potential and pending litigation and administrative actions against the Company may be difficult to determine and could adversely affect its reputation, business, brand image, financial condition, results of operations and prospects.

If the Company were to incur substantial liabilities, as a result of civil or criminal penalties or otherwise, or if its business operations were interrupted for a substantial period of time, the Company could incur costs and suffer losses. Such liabilities, including business interruption losses, may not be covered by its insurance policies. These matters could also make it more difficult and more expensive for the Company to obtain director and officer liability insurance, and the Company may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for the Company to attract and retain qualified people to serve on the Company Board, or as executive officers. Any significant uninsured liability may require the Company to pay substantial amounts, which would adversely affect its cash position and results of operations. Additionally, in the future, insurance coverage may not be available to the Company at commercially acceptable premiums, or at all.

The Company may in the future become party to various legal claims and proceedings. Should that occur, the Company will evaluate these claims and litigation proceedings to assess the likelihood of unfavorable outcomes and estimate, if possible, the amount of potential losses, and may establish reserves, as appropriate. These assessments and estimates will be based on the information available to management at the time and involve a significant amount of management judgment. Actual outcomes or losses could differ materially from the Company’s assessments and estimates. Neither of the Target Companies is currently party to any material litigation.

Even when not merited, the defense of legal claims and proceedings may divert the Company’s management’s attention, and the Company may incur significant expenses in defending them. The results of litigation and other legal proceedings are inherently uncertain, and adverse judgments or settlements in some of these legal disputes may result in adverse monetary damages, penalties, or injunctive relief against the Company, which could have an adverse effect on its business, financial condition, results of operations and prospects. Any claims or litigation, even if fully indemnified or insured, could damage the Company’s reputation, and make it more difficult to compete effectively or to obtain adequate insurance in the future.

Government regulation of the Internet and ecommerce is evolving, and unfavorable changes or failure by the Company to comply with these regulations could have an adverse effect on the Company’s business, financial condition, results of operations and prospects.

The Company is subject to general business regulations and laws as well as regulations and laws specifically governing the Internet and ecommerce. Existing and future regulations and laws could impede the growth of the Internet, ecommerce, or mobile commerce, which could in turn adversely affect the Company’s growth. These regulations and laws may involve taxes, tariffs, privacy and data security, anti-spam, content protection, electronic contracts and communications, consumer protection, sales practices, and Internet neutrality.

It is not clear whether or how existing laws governing issues such as property ownership, sales and other taxes and consumer privacy apply to the Internet, as most of these laws were adopted prior to the advent of the Internet and do not contemplate or address the unique issues raised by the Internet or ecommerce. It is possible that general business regulations and laws, or those specifically governing the Internet or ecommerce, may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another, and may conflict with other rules or the Company’s practices. We cannot be sure that the Company’s practices will comply fully with all such laws and regulations. Any failure, or perceived failure, by the Company to comply with any of these laws or regulations could result in damage to the Company’s reputation, a loss of business, and proceedings or actions against the Company by governmental entities, customers, suppliers, or others.

Any such proceeding or action could hurt the Company’s reputation, force the Company to spend significant amounts in defense of these proceedings, distract the Company’s management, increase the Company’s costs of doing business, decrease the use of the Company’s websites and mobile applications by customers and suppliers, and may result in the imposition of monetary liabilities and burdensome injunctions. The Company may also be contractually liable to indemnify third parties from the costs or consequences of non-compliance with any such laws or regulations. As a result, adverse developments with respect to these laws and regulations could have an adverse effect on the Company’s business, financial condition, results of operations and prospects.

The alternative accommodations business is subject to regulatory risks that which could have a material adverse effect on the online travel agencies, and in turn on the Company’s operations and financial results.

Various trends and regulatory developments are occurring in the alternative accommodations industry. Some domestic and foreign jurisdictions, for example, have adopted statutes or ordinances that prohibit or limit the ability of property owners and managers to rent certain properties for less than a lengthy minimum period (for example, 30 consecutive days), or that regulate short-term rental platforms’ ability to list alternative accommodations, including prohibiting the listing of unlicensed properties, and more jurisdictions are considering such regulations. Similarly, homeowner, condominium and neighborhood associations are adopting rules that prohibit or restrict short-term rentals. Many of the tax and other laws applicable to travel and lodging companies in general were enacted before the growth of the Internet and the emergence of the alternative accommodations industry. The risks of interpreting and applying such laws to unforeseen circumstances not contemplated when such laws were enacted could have a negative impact on the alternative accommodations industry. Trends and regulatory developments that negatively impact the alternative accommodations industry may in turn have a negative impact on the Company’s ability to offer alternative accommodations to travelers. These risks could have a material adverse effect on the Company’s businesses and results of operations, which in turn could have a material adverse effect on the Company’s operations and financial results.

Risks Related to Being a Public Company

The management team of the Company has limited experience managing a public company.

Most members of the Company’s management have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. If the Company’s management team is unable to efficiently manage its transition to being a public company and comply the attendant regulatory oversight and reporting obligations under the federal securities laws, it could adversely affect the Company’s businesses, results of operations and financial condition.

The requirements of being a public company may strain the Company’s resources and distract its management, which could make it difficult to manage its businesses.

As a public company the Company will become subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and the Sarbanes-Oxley Act, the listing requirements of NASDAQ, and other applicable securities rules and regulations. Compliance with these rules and regulations will significantly increase the Target Companies’ historical legal and accounting costs, make some of the Company’s activities more difficult, time-consuming, or costly, and increase demand on the Company’s systems and resources. The Exchange Act requires that the Company file annual, quarterly, and current reports with respect to its businesses, financial condition, and results of operations. The Sarbanes-Oxley Act requires, among other things, that the Company establish and maintain effective internal controls and procedures for financial reporting. In addition, the Company needs to establish the corporate infrastructure necessary for operating a public company, which may divert its management’s attention from implementing the Company’s growth strategy, which could delay or slow the implementation of the Company’s business strategies, and in turn negatively impact the Company’s financial condition and results of operations. In addition, to comply with the requirements of being a public company, each of the Target Companies are making and will continue to make in the Company the necessary adaptations to the Company’s internal controls and procedures for financial reporting and accounting systems to meet its reporting obligations as a public company. Testing and maintaining internal controls can divert the attention of the Company’s management from other matters that are important to the operation of the Company’s businesses. However, the measures the Company takes may not be sufficient to satisfy its obligations as a public company. These additional obligations could have a material adverse effect on the Company’s businesses, financial condition, results of operations and cash flow.

The Company’s internal controls over financial reporting may not be effective, and its independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on the Company’s businesses and reputation.

As a public company, the Company will be required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require the management of a public company to certify financial and other information in the Company’s quarterly and annual reports. In addition, the management of the Company is required to conduct an annual assessment and provide an annual management report on the effectiveness of the Company’s controls over financial reporting and disclose any material weaknesses in such controls. However, for as long as the Company is an “emerging growth company” under the JOBS Act, its independent registered public accounting firm will not be required to attest to the effectiveness of the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. The Company could remain an emerging growth company for up to five years. After the date the Company is no longer an “emerging growth company,” its independent registered public accounting firm will only be required to attest to the effectiveness of its internal controls over financial reporting depending on its market capitalization. Even if management concludes that the Company’s internal controls over financial reporting are effective, its independent registered public accounting firm may still decline to attest to management’s assessment, or may issue a report that is qualified if it is not satisfied with the Company’s controls or the level at which its controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from . In addition, in connection with the implementation of the necessary procedures and practices related to internal controls over financial reporting, the Company may identify deficiencies that it may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. Failure to comply with Section 404 could impair the Company’s ability to grow its revenue, cause investors to lose confidence in the accuracy and completeness of the Company’s financial reports, and other information, which may have a negative effect on the trading price of its common stock.

If the Company fails to maintain effective internal controls over financial reporting, its ability to produce timely and accurate financial information or comply with Section 404 of the Sarbanes-Oxley Act of 2002 could be impaired, which could have a material adverse effect on the Company’s businesses and stock price.

To maintain and improve the effectiveness of the Company’s (i) disclosure controls and procedures, and its (ii) internal control over financial reporting, the Target Companies have expended and they anticipate that the Company will continue to expend significant resources, including accounting-related costs and significant management oversight after the Closing. You should anticipate that the requirements of these rules and regulations will continue to increase the Company’s legal, accounting and financial compliance costs, cause the performance of some activities more difficult, time consuming and costly, and place significant strain on the Company’s personnel, systems and resources.

Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm the Company’s operating results or cause it to fail to meet its reporting obligations under the Exchange Act. The failure to develop or maintain effective internal controls over financial reporting can result in a restatement of the Company’s financial statements for prior periods and could subject the Company to investigations by the SEC and/or other regulatory scrutiny and sanctions. Any failure to implement and maintain effective internal control over financial reporting could adversely affect the results of management evaluations, and in turn, the audits of the Company’s internal control over financial reporting that its independent public accounting firm is required to include in the Company’s periodic reports filed with the SEC. In addition, if the Company is unable to continue to meet these requirements, the Company may be unable to remain listed on Nasdaq.

HotelPlanner.com has identified material weaknesses in its internal control over financial reporting. If it fails to remediate one or more of its material weaknesses, HotelPlanner.com’s ability to accurately and timely report its financial results could be adversely affected.

HotelPlanner.com’s management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the financial statements will not be prevented or detected in a timely manner.

HotelPlanner.com’s management team has identified material weaknesses and has concluded that these material weaknesses in HotelPlanner.com’s internal control over financial reporting are due to the fact that, prior to the proposed Business Combination, HotelPlanner.com has been a private company with limited resources and does not have the necessary business processes and related internal controls formally designed and implemented coupled with the appropriate resources with appropriate level of experience and technical expertise to oversee HotelPlanner.com’s business processes and controls surrounding risk assessment, segregation of duties, identification, classification and accounting for hotel vouchers and the identification and review of contracts for financial reporting ramifications, including equity based compensation.

During 2021, HotelPlanner.com began to take steps to address these material weaknesses, which included the engagement of external advisors to provide financial accounting assistance as well as a planned migration to a more robust Enterprise Resource Planning (“ERP”) system. HotelPlanner.com plans to hire additional personnel to address the segregation of duties issues and the application of accounting standards in its financial closing and reporting process. In addition, HotelPlanner.com plans to engage additional external advisors to evaluate and document the design and operating effectiveness of its internal controls and assist with the remediation and implementation of its internal controls as required. The actions HotelPlanner.com has and will continue to take are subject to continued review, supported by confirmation and testing by management as well as audit committee oversight. While HotelPlanner.com has a plan to remediate these material weaknesses, it cannot assure you that it will be able to remediate these material weaknesses, which could impair its ability to accurately and timely report its financial position, results of operations or cash flows. Moreover, a failure to remediate these material weaknesses identified above or the identification of additional material weaknesses, could adversely affect the Company’s stock price and ability to maintain compliance with exchange listing requirements.

If securities or industry analysts do not publish or cease publishing research or reports about the Company, its businesses, or its market, or if they adversely change their recommendations regarding the Company’s shares, or if the Company’s results of operations do not meet their expectations, the Company’s share price and trading volume could decline.

The trading market for the shares of the Company’s will be influenced by the research and reports that industry or securities analysts publish about the Company, or its businesses, market or competitors. The Company’s does not have any control over these analysts. Securities and industry analysts do not currently, and may never, publish research on the Company. If no securities or industry analysts commence coverage of the Company, the trading price of the Company’s shares and trading volume would likely be negatively impacted. In the event securities or industry analysts-initiated coverage, and one or more of these analysts cease coverage of the Company or fail to publish reports on the Company regularly, the Company could lose visibility in the financial markets, which in turn could cause the share price or trading volume to decline. If one or more of the analysts who may cover the Company were to downgrade the Company’s stock or provide more favorable relative recommendations about the Company’s competitors, or if the Company’s results of operations do not meet their expectations, the share price or trading volume of the Company’s shares would likely decline.

The Company’s Proposed Charter will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for substantially all disputes between the Company and its stockholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers, or employees.

Both Astrea’s Existing Charter and the Company’s Proposed Charter, which will become effect upon consummation of the Business Combination will provide that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (a) derivative actions or proceedings brought on the Company’s behalf, (b) actions asserting a claim of breach of a fiduciary duty owed by any of its directors, officers, employees or agents or its stockholders, (c) any action asserting a claim against the Company’s or any director or officer arising pursuant to any provision of the DGCL, (4) any action to interpret, apply, enforce or determine the validity of the Company’s Proposed Charter or Bylaws, or (5) any other action asserting a claim that is governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware or federal court located within the State of Delaware if the Court of Chancery does not have jurisdiction, in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. A complaint asserting a cause of action under the Securities Act of 1933, as amended, may be brought in state or federal court. With respect to the Exchange Act, the forum selection clause described above will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction and only claims brought derivatively under the Exchange Act would be subject to the forum selection clause described above. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation and bylaws has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in the Company’s Proposed Charter and Bylaws to be inapplicable or unenforceable in such action. The Astrea Board believes these provisions benefit the Company and its stockholders by providing increased consistency in the application of Delaware law for the specified types of actions and proceedings, the provisions may have the effect of discouraging lawsuits against the Company’s or its directors and officers. Alternatively, if a court were to find the choice of forum provision contained in the Company’s Proposed Charter and Bylaws to be inapplicable or unenforceable in an action, the Company may incur additional costs associated with resolving such action in other jurisdictions, which could harm the Company’s businesses, financial condition, and operating results. Any person or entity purchasing or otherwise acquiring any interest in the Company’s shares of capital stock shall be deemed to have notice of and consented to this exclusive forum provision but will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

Certain provisions in the Proposed Charter and Bylaws will limit your ability as a stockholder to influence corporate matters and could discourage others from pursuing any change of control transactions that stockholders of the Company may view as beneficial.

The Astrea Board is requesting that stockholders approve the Proposed Charter Amendment, which includes a number of governance provision including the following:

•        the retention of a staggered board;

•        a provision that prohibits the removal of a director without cause;

•        a provision that eliminates the right of stockholders to call special meetings, and provides that special meetings of the stockholders of the Company’s may be called, or the board of directors of the Company;

•        a provision that requiring advance notice of stockholder nominations for the election of directors, and of stockholder proposals of other business, and that such advance notice must be given in the manner and to the extent set forth in the in the Company’s by-laws; and

•        a provision that prohibits stockholders from taking by written consent any action required or permitted to be taken by the stockholders.

The Astrea Board’s reasons for including such amendments in the Company’s Proposed Charter and Bylaws are set forth in the section of this proxy statement titled “The Advisory Charter Proposals.” Such provisions in the Proposed Charter and Bylaws will limit stockholders’ ability to influence the Company’s matters and may have the effect of discouraging others from pursuing any change of control transactions that stockholders may view as beneficial.

The Company’s ability to raise capital in the future may be impaired; and its stockholders bear the risk of the Company’s future offerings reducing the market prices of the Company’s common stock and diluting the stockholders’ interest.

In the future, the Company may need to raise additional funds through the issuance of new equity securities, debt, or a combination of both. However, various developments, such as the sale or perception of a possible sale by members of management, and any related decline in the market price of its common stock, could impair the Company’s ability to raise capital. If adequate funds are not available on acceptable terms, and the Company is not able to raise additional funds through the issuance of new equity securities, the Company may be unable to fund its capital requirements. If the Company issues new debt securities, the debt holders would have rights senior to common stockholders to make claims on its assets, and the terms of any debt could restrict its operations, including the Company’s ability to pay dividends on the Company’s common stock. If the Company issues additional equity securities, existing stockholders will experience dilution, and the new equity securities could have rights senior to those of the Company’s common stock. The ability to issue securities in any future offering will also depend on market conditions and other factors beyond the Company’s control, and accordingly, the Company’s cannot predict or estimate the amount, timing, or nature of the Company’s future offerings. Thus, the Company’s stockholders bear the risk of the Company’s future securities offerings reducing the market price of its common stock and diluting their interest.

Risks Related to the Adjournment Proposal

If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Business Combination Proposal, the Astrea board of directors will not have the ability to adjourn the Special Meeting to a later date in circumstances where such adjournment is necessary to permit the Business Combination to be approved.

If, at the Special Meeting, Astrea and the Target Companies determine additional time is necessary to consummate the Business Combination for any reason (such as if the Business Combination Proposal is not approved, or if Astrea would have net tangible assets of less than $5,000,001 either immediately prior to or upon the consummation of the Business Combination, or if additional time is needed to fulfill other closing conditions), the Astrea board of directors will seek approval to adjourn the Special Meeting to a later date or dates. If the Adjournment Proposal is not approved, and a quorum is present but an insufficient number of votes have been obtained to approve the Business Combination Proposal, the Astrea board of directors will not have the ability to adjourn the Special Meeting to a later date in order to solicit further votes or take other steps to cause the conditions to the Business Combination to be satisfied. In such event, the Business Combination would not be completed.

Our Sponsor paid an aggregate of $25,000 for its shares. As a result, our Sponsor stands to make a substantial profit even if the Target Companies subsequently decline in value. Therefore, our officers and directors may have an incentive to recommend Business Combination to our stockholders.

As a result of the low acquisition cost of our shares acquired by our Sponsor, our Sponsor could make a substantial profit even if we consummate the Business Combination and the Target Companies subsequently decline in value. Thus, our officers and directors, each of whom is affiliated with our Sponsor, may have more of an economic incentive to recommend the Business Combination with the Target Companies than if the Sponsor had paid the full $10.00 initial public offering price for its shares.

General Risks

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect the business, investments and results of operations of Astrea.

Astrea is subject to laws and regulations enacted by national, regional and local governments. In particular, Astrea is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on the business, investments and results of operations of Astrea. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Astrea’s business and results of operations.

Astrea is an emerging growth company within the meaning of the Securities Act and Astrea has taken advantage of certain exemptions from disclosure requirements available to emerging growth companies; this could make the Company’s securities less attractive to investors and may make it more difficult to compare the Company’s performance with other public companies.

Astrea (and the Company following the Business Combination) is an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and has taken advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in Astrea’s periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on certain executive compensation matters. As a result, Astrea’s stockholders may not have access to certain information they may deem important. Astrea and the Company may be an emerging growth company for up to five years from the IPO, although circumstances could cause the loss of that status earlier, including if the market value of the common stock of the Company held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case the Company would no longer be an emerging growth company as of the following December 31. Astrea cannot predict whether investors will find its (or the Company’s) securities less attractive because Astrea (or the Company) rely on these exemptions. If some investors find the securities less attractive as a result of reliance on these exemptions, the trading prices of the Company’s securities may be lower than they otherwise would be, there may be a less active trading market for the Company’s securities and the trading prices of the securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. Astrea has elected not to opt out of such extended transition period. Accordingly, when a standard is issued or revised and it has different application dates for public or private companies, Astrea (or the Company following the Business Combination), as an emerging growth company, will adopt the new or revised standard at the time private companies adopt the new or revised standard, unless early adoption is permitted by the standard. This may make comparison of Astrea’s and the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

SPECIAL MEETING OF THE STOCKHOLDERS

General

Astrea is furnishing this proxy statement to its stockholders as part of the solicitation of proxies by Astrea’s board for use at the Special Meeting to be held on February 15, 2022, and at any adjournments or postponements thereof. This proxy statement is first being furnished to Astrea’s stockholders on or about January 27, 2022 in connection with the vote on the proposals described in this proxy statement. This proxy statement provides Astrea’s stockholders with information they need to know to be able to vote or instruct their vote to be cast at the Special Meeting.

Date, Time and Place of Special Meeting

The Special Meeting will be held via live webcast at 10:00 a.m., Eastern Time, on February 15, 2022, at https://www.cstproxy.com/astreaacquisitioncorp/2022, to consider and vote upon the proposals to be submitted to the Special Meeting, including if necessary, the Adjournment Proposal. The Special Meeting can be accessed by visiting https://www.cstproxy.com/astreaacquisitioncorp/2022, where you will be able to listen to the meeting live and vote during the meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact our Transfer Agent.

Registering for the Special Meeting

Any stockholder wishing to attend the virtual meeting should register for the meeting by February 11, 2022. To register for the Special Meeting, please follow these instructions as applicable to the nature of your ownership of our common stock:

•        If your shares are registered in your name with our Transfer Agent and you wish to attend the online-only Special Meeting, go to https://www.cstproxy.com/astreaacquisitioncorp/2022, enter the 12-digit control number included on your proxy card or notice of the meeting and click on the “Click here to preregister for the online meeting” link at the top of the page. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required in order to attend.

•        Beneficial stockholders (those holding shares through a stock brokerage account or a bank or other holder of record) who wish to attend the virtual meeting must obtain a legal proxy by contacting their account representative at the bank, broker, or other nominee that holds their shares and e-mail a copy (a legible photograph is sufficient) of their legal proxy to proxy@continentalstock.com. Beneficial stockholders who e-mail a valid legal proxy will be issued a 12-digit meeting control number that will allow them to register to attend and participate in the Special Meeting. After contacting the Transfer Agent, a beneficial holder will receive an e-mail prior to the meeting with a link and instructions for entering the virtual meeting. Beneficial stockholders should contact the Transfer Agent at least five (5) business days prior to the meeting date in order to ensure access.

Purpose of the Special Meeting

At the Special Meeting, Astrea is asking holders of its common stock:

•        To consider and vote upon a proposal to adopt and approve the Merger Agreement and the Business Combination. A copy of the Merger Agreement is attached to this proxy statement as Annex A-1;

•        To consider and vote upon a series of proposals to adopt the Proposed Charter and approve the material amendments to the Existing Charter contained therein. The form of the Proposed Charter is attached to this proxy statement as Annex B-1;

•        To consider and vote upon the Nasdaq Proposal;

•        To elect eleven (11) directors pursuant to the Director Election Proposal;

•        To consider and vote upon the Incentive Plan Proposal. A copy of the 2021 Plan is attached to this proxy statement as Annex C;

•        To consider and vote upon the ESPP Proposal. A copy of the ESPP is attached to this proxy statement as Annex D; and

•        To consider and vote upon the Adjournment Proposal, if it is presented at the Special Meeting.

Recommendation of the Astrea Board of Directors with Respect to the Proposals

The Astrea board of directors believes that the Business Combination Proposal and the other proposals to be presented at the Special Meeting are in the best interest of Astrea’s stockholders and recommends that our stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” each of the director nominees named in the Director Election Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, and “FOR” the Adjournment Proposal, if presented at the Special Meeting.

Record Date; Who is Entitled to Vote

We have fixed the close of business on January 21, 2022, as the “record date” for determining the stockholders entitled to notice of and to attend and vote at the Special Meeting. As of the close of business on January 21, 2022, there were 22,037,500 shares of Astrea common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote per share at the Special Meeting.

Our initial stockholders and our other officers and directors at the time of the IPO entered into a letter agreement to vote their common stock and any Public Shares purchased during or after the IPO, in favor of the Business Combination Proposal. As of the date hereof, our Sponsor owns approximately 21.7% of our total outstanding shares of common stock.

Quorum and Vote of Stockholders

A quorum of our stockholders is necessary to hold a valid meeting. The presence, in person (which would include presence at the virtual Special Meeting) or by proxy, of stockholders holding a majority of the shares entitled to vote at the Special Meeting constitutes a quorum at the Special Meeting. In the absence of a quorum, the chairperson of the Special Meeting has the power to adjourn the Special Meeting. As of the record date for the Special Meeting, 11,018,751 shares of Astrea common stock would be required to achieve a quorum.

The following votes are required for each proposal at the Special Meeting:

•        Business Combination Proposal:    The approval of the Business Combination Proposal requires the affirmative vote of a majority of the outstanding shares of Astrea common stock. Brokers are not entitled to vote on the Business Combination Proposal in the absence of instructions from the beneficial holder. Broker non-votes and abstentions will have the same effect as a vote “against” the Business Combination Proposal because an absolute percentage of affirmative votes is required to approve the proposal, regardless of how many votes are cast, and broker non-votes and abstentions are not affirmative votes.

•        Charter Amendment Proposal:    The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the outstanding shares of Astrea common stock. Brokers are not entitled to vote on the Charter Amendment Proposal in the absence of instructions from the beneficial holder. Broker non-votes and abstentions will have the same effect as a vote “against” the Business Combination Proposal because an absolute percentage of affirmative votes is required to approve the proposal, regardless of how many votes are cast, and broker non-votes and abstentions are not affirmative votes.

•        Advisory Charter Proposals:    The approval of each of the Advisory Charter Proposals requires the affirmative vote of holders of a majority of the shares of Astrea common stock represented in person (which includes virtually) or by proxy at the Special Meeting and entitled to vote thereat. Brokers are not entitled to vote on the Advisory Charter Proposals in the absence of instructions from the beneficial holder. Broker non-votes will have no effect on the Advisory Charter Proposals because brokers are not entitled to vote on such proposals. Abstentions will have the same effect as a vote “against” the Advisory Charter Proposals because abstentions represent shares present and entitled to vote and thus are included in the denominator in determining the percentage approval. As discussed in more detail in the section titled “Proposal No. 3 — The Advisory Charter Proposals,” a vote to approve each Advisory Charter Proposal is an advisory vote and therefore is not binding on Astrea. Accordingly, regardless of the outcome of the non-binding advisory vote, if the Charter Amendment Proposal is approved and the Business Combination is consummated, Astrea will adopt the Proposed Charter.

•        Nasdaq Proposal:    The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the shares of Astrea common stock represented in person (which includes virtually) or by proxy at the Special Meeting and entitled to vote thereat. Brokers are not entitled to vote on the Nasdaq Proposal in the absence of instructions from the beneficial holder. Broker non-votes will have no effect on the Nasdaq Proposal because brokers are not entitled to vote on such proposal. Abstentions will have the same effect as a vote “against” the Nasdaq Proposal because abstentions represent shares present and entitled to vote and thus are included in the denominator in determining the percentage approval.

•        Director Election Proposal:    The election of the director nominees pursuant to the director election proposal requires a plurality of the votes cast by holders of common stock. Brokers are not entitled to vote on the election of directors in the absence of instructions from the beneficial holder. Broker non-votes will have no effect on the Director Election Proposal because they are not considered “votes cast”. Withhold votes will have no effect on the vote’s outcome, because the nominees who receive the highest number of “for” votes are elected, and each nominee is running unopposed.

•        Incentive Plan Proposal:    The approval of the Incentive Plan Proposal requires the affirmative vote of a majority of the shares of Astrea common stock represented in person (which includes virtually) or by proxy at the Special Meeting and entitled to vote thereat. Brokers are not entitled to vote on the Incentive Plan Proposal in the absence of instructions from the beneficial holder. Broker non-votes will have no effect on the Incentive Plan Proposal because brokers are not entitled to vote on such proposal. Abstentions will have the same effect as a vote “against” the Incentive Plan Proposal because abstentions represent shares present and entitled to vote and thus are included in the denominator in determining the percentage approval.

•        The ESPP Proposal:    The approval of the ESPP Proposal requires the affirmative vote of a majority of the shares of Astrea common stock represented in person (which includes virtually) or by proxy at the Special Meeting and entitled to vote thereat. Brokers are not entitled to vote on the ESPP Proposal in the absence of instructions from the beneficial holder. Broker non-votes will have no effect on the ESPP Proposal because brokers are not entitled to vote on such proposal. Abstentions will have the same effect as a vote “against” the ESPP Proposal because abstentions represent shares present and entitled to vote and thus are included in the denominator in determining the percentage approval.

•        Adjournment Proposal:    The approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of Astrea common stock represented in person (which includes virtually) or by proxy at the Special Meeting and entitled to vote thereat. Brokers, banks, and nominees may vote without instructions from the beneficial holder with respect to the Adjournment Proposal, which is a routine proposal. Accordingly, there should be no broker non-votes with respect to the Adjournment Proposal. Abstentions will have the same effect as a vote “against” the Adjournment Proposal because abstentions represent shares present and entitled to vote and thus are included in the denominator in determining the percentage approval.

Under the Merger Agreement, the approval of each of the Business Combination Proposal, the Charter Amendment Proposal, and the Nasdaq Proposal is a condition to the consummation of the Business Combination. The adoption of each such proposal is cross-conditioned on the approval of all of them. Further, the Advisory Charter Proposals, Incentive Plan Proposal and ESPP Proposal will not be presented if our stockholders do not approve each of the Business Combination Proposal, Charter Amendment Proposal, and the Nasdaq Proposal. The Adjournment Proposal is not conditioned on the approval of any other proposal.

Voting Your Shares

Each share of common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of Astrea common stock that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are two ways to vote your shares of Astrea common stock at the Special Meeting.

•        You Can Vote by Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by Astrea’s board “FOR” the Business Combination Proposal, “FOR” the Charter Amendment Proposal, “FOR” each of the Advisory Charter Proposals, “FOR” the Nasdaq Proposal, “FOR” each of the director nominees set forth in the Director Election Proposal, “FOR” the Incentive Plan Proposal, “FOR” the ESPP Proposal, and “FOR” the Adjournment Proposal, if presented to the Special Meeting. Votes received after a matter has been voted upon at the Special Meeting will not be counted.

•        You Can Attend the Special Meeting and Vote in Person.    We will be hosting the Special Meeting via live webcast. If you attend the Special Meeting, you may submit your vote at the Special Meeting online at https://www.cstproxy.com/astreaacquisitioncorp/2022, in which case any votes that you previously submitted will be superseded by the vote that you cast at the Special Meeting. See “— Registering for the Special Meeting” above for further details on how to attend the Special Meeting.

Revoking Your Proxy

Stockholders may send a later-dated, signed proxy card to Astrea’s Secretary at the address set forth below so that it is received by Astrea’s Secretary prior to the vote at the Special Meeting (which is scheduled to take place February 15, 2022) or attend the Special Meeting in person (which would include presence at the virtual Special Meeting) and vote. Stockholders also may revoke their proxy by sending a notice of revocation to Astrea’s Chief Executive Officer, which must be received by Astrea’s Secretary prior to the vote at the Special Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Who Can Answer Your Questions About Voting Your Shares

If you are a stockholder and have any questions about how to vote or direct a vote in respect of your shares of common stock, you may call Advantage Proxy, Inc., our proxy solicitor, by calling 1-877-870-8565, or banks and brokers can call collect at 1-206-870-8565, or by emailing ksmith@advantageproxy.com.

Vote of Astrea’s Sponsor, Directors and Officers

Pursuant to the Sponsor Agreement, our Sponsor has agreed to vote all shares of Astrea common stock beneficially owned by it in favor of the Business Combination Proposal and each other proposal presented by Astrea for approval by Astrea’s stockholders at the Special Meeting. As of the record date, the Sponsor owns an aggregate of 4,787,500 shares of Astrea common stock, which in the aggregate represents 21.7% of our total outstanding shares as of the record date.

Astrea’s Sponsor, directors and officers have waived any redemption rights, including with respect to any shares of common stock purchased in the IPO or in the aftermarket, in connection with the Business Combination. The shares held by our Sponsor would have no redemption rights in the event of our liquidation and will be worthless if no business combination is effected by us by February 8, 2023. However, our initial stockholders are entitled to redemption rights upon our liquidation with respect to any Public Shares they may own.

Redemption Rights

Public stockholders may seek to redeem the Public Shares that they hold, regardless of whether they vote for the proposed Business Combination, against the proposed Business Combination or do not vote in relation to the proposed Business Combination. Any public stockholder may request redemption of their Public Shares for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then outstanding Public Shares. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, the holder will no longer own these shares following the Business Combination.

Astrea’s initial stockholders will not have redemption rights with respect to any shares of Astrea common stock owned by them, directly or indirectly.

You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)     (a) hold Public Shares or (b) hold Public Shares through units and you elect to separate your units into the underlying Public Shares and public warrants prior to exercising your redemption rights with respect to the Public Shares; and

(ii)    prior to 5:00 p.m., Eastern Time, on February 11, 2022 (two business days prior to the vote at the Special Meeting) (a) submit a written request to the Transfer Agent that Astrea redeem your Public Shares for cash and (b) deliver your Public Shares to the Transfer Agent, physically or electronically through DTC.

If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Public shares that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC (Deposit/Withdrawal At Custodian) system. The Transfer Agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming stockholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to stockholders for the return of their shares.

Holders of units must elect to separate the underlying Public Shares and public warrants prior to exercising redemption rights with respect to the Public Shares. If holders hold their units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the units into the underlying Public Shares and public warrants, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent directly and instruct them to do so.

Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a public share delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that Astrea instruct our Transfer Agent to return the certificate (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.

If the Business Combination is not approved or completed for any reason, then Astrea’s public stockholders who elected to exercise their redemption rights will not be entitled to redeem their shares. In such case, Astrea will promptly return any shares previously delivered by public holders.

The closing price of shares of common stock on January 21, 2022 was $9.85. As of January 21, 2022, the aggregate amount of investments and cash held in the Trust Account was approximately $172,562,170 or approximately $10.00 per public share. Prior to exercising redemption rights, stockholders should verify the market price of shares of common stock as they may receive higher proceeds from the sale of their shares of common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Astrea cannot assure our stockholders that they will be able to sell their shares of common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our securities when our stockholders wish to sell their shares.

If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own those Public Shares. You will be entitled to receive cash for your Public Shares only if you properly exercise your right to redeem the Public Shares you hold, no later than the close of the vote on the business combination proposal, and deliver your Public Shares (either physically or electronically) to the Transfer Agent, prior to 5:00 p.m., Eastern Time, on February 11, 2022 (two business days prior to the vote at the Special Meeting), and the Business Combination is consummated.

Appraisal Rights

Neither Astrea stockholders nor Astrea Warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

Proxy Solicitation Costs

Astrea is soliciting proxies on behalf of our Board. This solicitation is being made by mail but also may be made by telephone or in person. Astrea and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Astrea will bear the cost of the solicitation.

Astrea has hired Advantage Proxy, Inc. to assist in the proxy solicitation process. Astrea will pay that firm a fee of $10,000, plus disbursements.

Astrea will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Astrea will reimburse them for their reasonable expenses.

Potential Purchases of Public Shares and/or Warrants

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Astrea or our securities, our initial stockholders, the Target Companies and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Astrea common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Special Meeting are approved, or to provide additional equity financing. This may result in the completion of our Business Combination that may not otherwise have been possible.

While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options. Entering into any such incentive arrangements may have a depressive effect on shares of Astrea common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Astrea will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Astrea and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals. See the sections entitled “Risk Factors”, “The Business Combination Proposal — Interests of Astrea’s Sponsor, Officers, and Directors in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

Astrea is asking its stockholders to approve the Merger Agreement and the transactions contemplated thereby. Stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A-1 to this proxy statement. Please see the subsection entitled “The Merger Agreement” below for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Because we are holding a stockholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote of a majority of the outstanding shares of Astrea common stock.

The Merger Agreement

This section describes the material provisions of the Merger Agreement, but does not purport to describe all of the terms of the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A-1 hereto, which is incorporated herein by reference. Stockholders and other interested parties are urged to read the Merger Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement, including by the underlying disclosure letters (“disclosure letters”) which are not filed publicly and are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties to the Merger Agreement rather than establishing matters as facts. We do not believe that the disclosure letters contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Merger Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, no person should rely on the representations and warranties in the Merger Agreement or the summaries thereof in this proxy statement as characterizations about the actual state of facts of the Parties.

General; Structure of the Business Combination

Assuming approval of the Transactions by the stockholders of Astrea, pursuant to the Merger Agreement, at the Closing of the Transactions:

(i)     HotelPlanner.com will acquire all of the equity interests in VenuexplorerPrivate Ltd., a Singapore exempt private company limited by shares, from one of its members in exchange for the issuance of additional Class A Units of HotelPlanner.com to such member;

(ii)    The Reservations.com Merger will occur, whereby Reservations.com Merger Sub will be merged with and into Reservations.com, with Reservations.com being the surviving entity and the members of Reservations.com receiving HotelPlanner.com Common Units;

(iii)   After taking into account payments made in satisfaction of redemptions by Public Stockholders and the repayment of certain permitted transaction expenses, Astrea will make the Closing Cash Contribution to HotelPlanner.com Merger Sub;

(iv)   The HotelPlanner.com Merger will occur, whereby HotelPlanner.com Merger Sub will be merged with and into HotelPlanner.com, with HotelPlanner.com being the surviving entity and the former members of HotelPlanner.com (including the former members of Reservations.com who received HotelPlanner.com Common Units in the Reservations.com Merger) receiving HotelPlanner.com Common Units or cash;

(v)    Astrea will adopt the Proposed Charter to, among other things, reclassify the issued and outstanding common stock of Astrea into Astrea Class A Common Stock, which will carry such economic and voting rights as set forth in the Proposed Charter, and create the Astrea Class B Common Stock, which will carry no economic rights and such voting rights as set forth in the Proposed Charter, and change Astrea’s name from “Astrea Acquisition Corp.” to “HotelPlanner Inc.”;

(vi)   Concurrently with the HotelPlanner.com Merger and the Reservations.com Merger, HotelPlanner.com will adopt the HotelPlanner.com A&R Operating Agreement to, among other things, effect the Recapitalization and admit Astrea as the sole manager of HotelPlanner.com following Closing;

(vii)  The Company, HotelPlanner.com, the Pre-Closing Holders, and the TRA Holder Representative (as defined in the Tax Receivable Agreement) will enter into the Tax Receivable Agreement; and

(viii) The Company, HotelPlanner.com, and the Pre-Closing Holders will enter into Subscription Agreements pursuant to which the Pre-Closing Holders will acquire shares of Astrea Class B Common Stock.

Consideration to be Received in the Business Combination

Pursuant to the Merger Agreement, the aggregate value of the consideration (prior to giving effect to the earnout consideration described below) to be paid to the Pre-Closing Holders in the Transactions is approximately $500 million, as follows: each of the HotelPlanner.com Common Units outstanding after the Recapitalization, including the HotelPlanner.com Common Units issued to the former members of Reservations.com in the Reservations.com Merger, will be exchanged for either the Unit Consideration, consisting of an aggregate of 46,500,000 HotelPlanner.com Common Units, each valued at $10.00 per unit, or the Cash Consideration in lieu of HotelPlanner.com Common Units, at the election of the Pre-Closing Holder, provided that the aggregate Cash Consideration issuable to the Pre-Closing Holders in lieu of HotelPlanner.com Common Units will not exceed an amount equal to (x) the funds contained in Astrea’s Trust Account after taking into account payments made in satisfaction of redemptions by Astrea’s public stockholders and the amount of funds raised in any financing of Astrea, HotelPlanner.com, or Reservations.com prior to Closing, less (y) Astrea’s permitted transaction expenses, less (z) an amount of cash required to remain on the balance sheet, which amount shall not be less than $35 million. The Cash Consideration is expected to be funded by cash from Astrea’s Trust Account.

In addition to the Unit Consideration and Cash Consideration, the Pre-Closing Holders will have the right to receive additional HotelPlanner.com Common Units (and a corresponding number of shares of Class B Common Stock) upon the occurrence of certain earnout triggering events (“Earnout Units”), as follows:

(i)     5,000,000 HotelPlanner.com Common Units (and 5,000,000 shares of Class B Common Stock) upon the date on which the Common Share Price is equal to or greater than $15.00 per share at any time during the period beginning on the Closing Date (as defined below) and ending on April 30, 2023;

(ii)    8,000,000 HotelPlanner.com Common Units (and 8,000,000 shares of Class B Common Stock) upon the date on which the Common Share Price is equal to or greater than $18.00 per share at any time during the period beginning on the Closing Date and ending on April 30, 2024; and

(iii)   7,000,000 HotelPlanner.com Common Units (and 7,000,000 shares of Class B Common Stock) upon the date on which the Common Share Price is equal to or greater than $21.00 at any time during the period beginning on the Closing Date and ending on April 30, 2025.

At the Closing, HotelPlanner.com will issue an aggregate of 22,287,500 HotelPlanner.com Common Units, allocated among Astrea and Perella, a financial advisor to HotelPlanner.com, in accordance with the Merger Agreement, and Astrea will receive 8,862,500 HotelPlanner.com Warrants. Perella will also receive an aggregate of 250,000 shares of Class A Common Stock at Closing (assuming no payment of the discretionary fee). See “The Business Combination Proposal — Certain Other Benefits in the Business Combination.”

The shares of Class A Common Stock held by the Sponsor (not including shares of Class A Common Stock issuable upon the exercise of warrants held by the Sponsor), the shares of Class A Common Stock underlying the shares of Class B Common Stock issuable to the Pre-Closing Holders pursuant to the Merger Agreement, the shares of Class A Common Stock to be received by the Pre-Closing Holders pursuant to a direct exchange or redemption of HotelPlanner.com Common Units pursuant to the HotelPlanner.com A&R Operating Agreement are subject to transfer restrictions as set forth in the A&R Registration Rights Agreement. See “The Business Combination Proposal — Related Agreements — A&R Registration Rights Agreement.”

Closing of the Business Combination

In accordance with the terms and subject to the conditions of the Merger Agreement, the Closing will take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (PDF)) commencing as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time on the third business day) following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX of the Merger Agreement (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided, that such conditions are satisfied or (to the extent permitted by applicable law) waived in writing) or (b) at such other place, time or date as Astrea, Reservations.com and HotelPlanner.com may mutually agree in writing. The date on which the Closing will occur is the “Closing Date.”

Conditions to the Closing of the Business Combination

Consummation of the Transactions is conditioned on approval by Astrea’s stockholders. In addition, the consummation of the Transactions is conditioned upon, among other things:

•        all specified waiting periods under the HSR Act shall have expired and no governmental entity shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree, injunction, or other order which has the effect of enjoining, prohibiting, or making the Transactions illegal;

•        a definitive proxy statement for the solicitation of approval of the Transactions from Astrea’s stockholders shall have been filed with the SEC, no stop order shall have been issued by the SEC which remains in effect with respect to the proxy statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending;

•        the Class A Common Stock shall be listed or have been approved for listing on Nasdaq, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders; and

•        Astrea shall have at least $5,000,001 of net tangible assets remaining immediately prior to or upon consummation of the Business Combination, as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act.

Additional Conditions to the Obligations of Astrea and HotelPlanner.com Merger Sub

The obligations of Astrea and HotelPlanner.com Merger Sub to consummate the Transactions are also conditioned upon, among other things:

•        the accuracy of the representations and warranties of HotelPlanner.com and Reservations.com, subject to certain bring-down standards;

•        performance of the covenants of HotelPlanner.com and Reservations.com required by the Merger Agreement to be performed at or prior to the Closing;

•        Astrea having received signed copies of certain ancillary agreements and certificates from HotelPlanner.com and Reservations.com;

•        neither the HotelPlanner.com Support Agreement nor the Reservations.com Support Agreement shall have been terminated;

•        certain consulting agreements shall have been terminated; and

•        the approval of the Merger Agreement and Transactions by the affirmative vote or written consent of the holders of a requisite number of units of each of HotelPlanner.com and Reservations.com shall have been obtained.

Additional Conditions to the Obligations of HotelPlanner.com and Reservations.com Merger Sub

The obligations of HotelPlanner.com and Reservations.com Merger Sub to consummate the Transactions are also conditioned upon, among other things:

•        the accuracy of the representations and warranties of Astrea and HotelPlanner.com Merger Sub, subject to certain bring-down standards;

•        performance of the covenants of Astrea required by the Merger Agreement to be performed at or prior to the Closing;

•        the Closing Cash Contribution shall have been completed;

•        the Minimum Cash Condition shall have been met;

•        HotelPlanner.com having received signed copies of certain ancillary agreements and certificates from Astrea;

•        the Sponsor Agreement shall not have been terminated;

•        the Reservations.com Support Agreement shall not have been terminated; and

•        the approval of the Merger Agreement and Transactions by the affirmative vote or written consent of the holders of a requisite number of units of Reservations.com shall have been obtained.

Additional Conditions to the Obligations of Reservations.com

The obligations of Reservations.com to consummate the Transactions are also conditioned upon, among other things:

•        the accuracy of the representations and warranties of Astrea and HotelPlanner.com Merger Sub, subject to certain bring-down standards;

•        performance of the covenants of Astrea required by the Merger Agreement to be performed at or prior to the Closing;

•        the Closing Cash Contribution shall have been completed;

•        the Minimum Cash Condition shall have been met;

•        Reservations.com having received signed copies of certain ancillary agreements and certificates from Astrea;

•        the Sponsor Agreement shall not have been terminated;

•        the HotelPlanner.com Support Agreement shall not have been terminated; and

•        the approval of the Merger Agreement and Transactions by the affirmative vote or written consent of the holders of a requisite number of units of HotelPlanner.com shall have been obtained.

Astrea, HotelPlanner.com and Reservations.com may waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement and waive compliance with any agreements or conditions for the benefit of such party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement. Notwithstanding the foregoing, pursuant to Astrea’s amended and restated certificate of incorporation, Astrea cannot consummate the Transactions if it has less than $5,000,001 of net tangible assets remaining immediately prior to or upon consummation of the Transactions, after taking into account any redemptions of Astrea Public Shares held by public stockholders.

Limitations of Failure of a Condition

A party may not rely on the failure of any condition to be satisfied if such failure was due to the failure of such party to perform any of its obligations.

Termination

The Merger Agreement may be terminated at any time prior to the Closing as follows:

•        by mutual written agreement of Astrea, HotelPlanner.com, and Reservations.com;

•        by any of Astrea, HotelPlanner.com or Reservations.com if a governmental entity shall have issued a final, non-appealable governmental order, rule or regulation permanently enjoining or prohibiting the consummation of the Transactions;

•        by any of Astrea, HotelPlanner.com or Reservations.com if the Transactions have not been consummated on or before February 28, 2022;

•        by any of Astrea, HotelPlanner.com or Reservations.com if Astrea’s stockholders fail to approve the Transactions and each other proposal required to be approved by the Astrea stockholders pursuant to the Merger Agreement;

•        by Astrea if the members of HotelPlanner.com or the members of Reservations.com fail to approve the Merger Agreement and Transactions;

•        by Astrea if HotelPlanner.com or Reservations.com has breached any of its representations, warranties, or covenants which breach would result in the failure of such party to satisfy the conditions to closing (subject to customary cure periods); and

•        by HotelPlanner.com or Reservations.com if Astrea has breached any of its representations, warranties, or covenants which breach would result in the failure of Astrea to satisfy the conditions to closing (subject to customary cure periods).

Fees and Expenses

Each party is responsible for their own fees and expenses in connection with the Business Combination.

Additional Covenants of the Parties

Joint Covenants

The parties made certain joint covenants in the Merger Agreement including:

•        The parties will use their reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary or advisable to consummate the Transactions.

•        The parties will cooperate to prepare, file, and distribute this proxy statement.

•        The parties will cooperate with respect to certain tax matters.

•        The parties will maintain confidentiality with respect to nonpublic information exchanged in connection with the Merger Agreement and the negotiations related thereto and, prior to the Closing, provide access to the properties, books, records and management personnel thereof so that the other party can obtain all information concerning the business of the providing party as such other party may reasonably request, subject to certain exceptions and on certain terms.

•        With the prior written consent of the Target Companies, Astrea may arrange and obtain financing from the sale of Class A Common Stock upon such terms as will be agreed by Astrea and the Target Companies, and which may be made contingent upon the Closing. The Target Companies agreed to cooperate with respect to Astrea’s efforts to obtain such additional financing when the Target Companies have consented to such additional financing.

Astrea Covenants

Astrea made certain other covenants in the Merger Agreement, including:

•        Astrea will continue the rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current and former officers, directors, managers and managing members of Astrea and the Target Companies and their subsidiaries, and obtain customary directors’ and officer’s insurance.

•        Subject to limited exceptions, from the date of the Merger Agreement until the earlier of the Closing and the termination of the Merger Agreement in accordance with its terms (such period, the “Interim Period”), Astrea will not, and will cause HotelPlanner.com Merger Sub not to:

•        change, modify or amend the Trust Agreement, the Existing Charter or Astrea’s current bylaws or the organizational documents of HotelPlanner.com Merger Sub;

•        (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding equity securities of Astrea or HotelPlanner.com Merger Sub, (B) split, combine or reclassify any equity securities of Astrea or HotelPlanner.com Merger Sub, or (C) other than in connection with redemptions by public stockholders or as otherwise required by the Existing Charter in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity securities of Astrea or HotelPlanner.com Merger Sub;

•        make, change or revoke any tax election, adopt, change or revoke any accounting method with respect to taxes, file or amend any tax return, prosecute, settle or compromise any tax liability or any action, audit or other similar proceeding related to any amount of taxes, enter into any closing agreement with respect to any tax, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitations period applicable to any tax claim or assessment, or enter into any tax allocation, tax sharing, tax indemnification or similar agreement or arrangement (other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to taxes);

•        enter into, renew or amend any transaction or contract with an affiliate of Astrea (including, for the avoidance of doubt, (A) the Sponsor and (B) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

•        waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened action) or compromise or settle any liability, in each case other than compromises or settlements in an aggregate amount not greater than $500,000 (not including certain actions brought with respect to the Transactions);

•        other than working capital loans from the Sponsor in an aggregate amount of up to $817,000, incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of another person;

•        (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any equity securities other than (x) issuance of Astrea common stock in connection with the exercise of any Astrea Warrants outstanding on the date hereof or (y) additional financing of Astrea permitted under the Merger Agreement or (B) amend, modify or waive any of the terms or rights set forth in, any Astrea Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein or (C) grant any options, warrants or other equity-based awards with respect to any equity securities of Astrea not outstanding on the date of the Merger Agreement;

•        make any material change in accounting principles or methods of accounting, other than as may be required by GAAP; or

•        enter into any agreement, or otherwise become obligated, to do any action prohibited by the foregoing.

•        During the Interim Period, Astrea will not take, and will not permit any of its affiliates or representatives to take, directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to inquiries or proposals by, provide information to or commence due diligence with respect to, any person (other than the Target Companies, their respective members or any of their respective affiliates or representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any business combination involving Astrea (an “Alternate Business Combination Proposal”). Astrea agreed to, and to cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date of the Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, an Alternate Business Combination Proposal, and to promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) (x) notify the Target Companies if Astrea or any of its subsidiaries, affiliates, or representatives receives any inquiry, proposal, offer or submission with respect to an Alternate Business Combination Proposal during the Interim Period, (y) notify the Target Companies of the identity of the person making such inquiry or submitting such proposal, offer or submission, and (z) provide the Target Companies with a copy of such inquiry, proposal, offer or submission (in the case of subsections (y) and (z) only, to the extent not prohibited by any applicable non-disclosure agreement entered into prior to April 11, 2021, to which Astrea is a party, as determined in good faith by Astrea, in which case Astrea shall provide such notice to the maximum extent not prohibited).

•        Subject to confidentiality obligations and similar restrictions, Astrea agreed to afford the Target Companies and their representatives reasonable access during the Interim Period to all of Astrea’s properties, books, contracts, records, officers, and employees, to use its commercially reasonable efforts to furnish the Target Companies and their representatives with all financial and operating data as they may request for purposes of completing the Business Combination.

•        Take all commercially reasonable steps as may be required to cause any acquisition or disposition of Astrea common stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

•        To cause the initial post-Closing board of directors to consist of the eleven nominees set forth in the Director Election Proposal herein and to cause the initial post-Closing officers of Astrea to be those persons set forth under “Management of the Company”.

•        Subject to approval by Astrea’s stockholders, (i) to adopt the 2021 Plan, and reserve for issuance thereunder a number of shares of Class A Common Stock equal to 5% of the fully-diluted shares of Astrea common stock as of immediately following the Closing, (ii) to adopt the ESPP and reserve for issuance under the ESPP a number of shares of Class A Common Stock equal to 1% of the fully-diluted shares of Astrea common stock as of immediately following the Closing, and (iii) file a registration statement on Form S-8 registering the shares of Class A Common Stock issuable pursuant to the 2021 Plan and ESPP within two business days following the expiration of the 60 day period following the date the Company has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company.

•        Adopt the Proposed Charter (subject to approval by Astrea’s stockholders) and adopt the Bylaws.

•        Keep current and timely file all reports required to be filed or furnished with the SEC.

•        Use commercially reasonable efforts to ensure that Astrea remains listed as a public company on Nasdaq and prepare and submit to Nasdaq a listing application covering the shares of Common Stock issuable in the Transactions, and obtain approval for the listing of the Class A Common Stock, subject to official notice of listing and round lot requirements.

Target Company Covenants

Each of the Target Companies made certain other covenants in the Merger Agreement, including:

•        Subject to limited exceptions, during the Interim Period, the Target Companies will, and will cause each of their subsidiaries to use its commercially reasonable efforts to conduct and operate its business in the ordinary course of business in all material respects.

•        Subject to limited exceptions, during the Interim Period, the Target Companies will not, and each agreed to cause its subsidiaries not to:

•        change or amend its certificate of formation, articles of organization, operating agreement, limited liability company agreement, articles of incorporation, certificate of incorporation, bylaws or other organizational documents, as applicable;

•        make, declare, set aside, establish a record date for or pay any dividend or distribution, other than (i) certain dividends or distributions from wholly-owned subsidiaries; (ii) any dividends or distributions of amounts equal to the taxes or estimated taxes payable by any Pre-Closing Holder with respect to a Target Company and/or its subsidiaries; and (iii) any dividends or distributions by a Target Company and/or its subsidiaries of cash in excess of minimum operating cash;

•        except for entries, modifications, amendments, waivers, terminations or non-renewals in the ordinary course of business and/or amendments to the credit facilities of HotelPlanner.com, enter into, materially and adversely modify, materially and adversely amend, waive any material right under, terminate or voluntarily fail to renew, certain material contracts and leases;

•        (i) issue, deliver, sell, transfer, pledge or dispose of, or place any lien (other than certain permitted liens) on, any equity securities of such Target Company or any of its subsidiaries or (ii) issue or grant any options, warrants or other rights to purchase or obtain any equity securities of such Target Company or its subsidiaries;

•        sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any lien (other than certain permitted liens) on, or otherwise dispose of, any material assets, rights or properties (including material intellectual property owned by the Target Companies or their subsidiaries), other than (i) the expiration or abandonment of intellectual property registrations in accordance with the applicable statutory term or the ordinary course of business, (ii) non-exclusive licenses of intellectual property granted in the ordinary course of business, (iii) the sale or provision of goods or services to customers in the ordinary course of business, or the sale, permission to lapse, abandonment, or other disposition of tangible assets or equipment deemed by such Target Company in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item, or (iv) transactions among a Target Company and its wholly-owned subsidiaries or among its wholly-owned subsidiaries;

•        (i) cancel or compromise any claim or indebtedness owed to such Target Company or any of its subsidiaries if any such cancelation or compromise is greater than $2,000,000, or (ii) settle any pending or threatened action, if such settlement would require payment by such Target Company in an amount greater than $1,000,000 (not including certain actions brought with respect to the Transactions);

•        except as otherwise required by the terms of any existing employee benefit plans, (i) materially increase the compensation or benefits of any current or former key employee, except for annual increases of not more than 5% in base salary or hourly wage rates made in the ordinary course of business to key employees; (ii) make any grant or promise of any transaction, change in control or retention payment or arrangement to any employee, (iii) make any grant or promise of any severance or termination payment or arrangement to any key employee, except for any severance or termination payments in connection with the termination of any key employee in the ordinary course of business; (iv) make any change in the key management structure of such Target Company or any of its subsidiaries, including the hiring of any individuals who would be, upon such hire, key employees (other than due to death or disability), or the termination (other than for “cause” or due to death or disability) of key employees; (v) take any action to accelerate any payments or benefits, or the funding of any payments or benefits, payable or to become payable to any employees; or (vi) establish, adopt, enter into, amend or terminate in any material respect any material employee benefit plan other than in the ordinary course of business (and other than an employment offer letter that does not contain severance and/or a transaction or retention payment);

•        implement or announce any employee layoffs, furloughs, reductions in force, or similar actions that could implicate the Worker Adjustment and Retraining Notification Act;

•        (i) negotiate, modify, extend, or enter into any collective bargaining agreement or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employee of such Target Company or any of its subsidiaries;

•        waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any individual who is a key employee as of the date hereof;

•        directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or division thereof, in each case, (i) that would be material to the Target Companies and their subsidiaries, taken as a whole, and other than in the ordinary course of business, or (ii) for which financial statements of the acquired, merged or consolidated entity would be required to be included in this proxy statement;

•        make any loans or advance any money or other property to any person, except for (A) advances in the ordinary course of business to employees, officers or independent contractors of such Target Company or any of its subsidiaries for expenses not to exceed $200,000 individually or $5,000,000 in the aggregate and which would not constitute “personal loans” under the Sarbanes-Oxley Act, (B) prepayments and deposits paid to suppliers and lessors of such Target Company or any of its subsidiaries in the ordinary course of business, (C) trade credit extended to customers of such Target Company or any of its subsidiaries in the ordinary course of business, and (D) loans or advances among a Target Company and its wholly-owned subsidiaries or among the wholly-owned subsidiaries;

•        redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any equity securities of such Target Company or any of its subsidiaries, except for transactions between such Target Company and a wholly-owned subsidiary of such Target Company or between wholly-owned subsidiaries of such Target Company;

•        adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any equity securities of such Target Company or any of its subsidiaries, except for any such transaction by a wholly-owned subsidiary of such Target Company that remains a wholly-owned subsidiary of such Target Company after consummation of such transaction;

•        make any material change in accounting principles or methods of accounting, other than as may be required by GAAP;

•        adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such Target Company or any of its subsidiaries (other than the Transactions);

•        (i) incur, create or assume any indebtedness, (ii) modify the terms of any indebtedness, or (iii) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for indebtedness, in each case, other than any (v) indebtedness incurred in connection with an amendment of the credit facilities of such Target Company or the replacement of existing indebtedness for borrowed money on terms substantially consistent with or more favorable to such Target Company or its applicable subsidiary than the indebtedness being replaced, (w) indebtedness incurred in the ordinary course of business, and in an aggregate amount not to exceed $10,000,000, (x) indebtedness incurred between such Target Company and any of its wholly-owned subsidiaries or between any of such wholly-owned subsidiaries, (y) guarantees of indebtedness of a wholly-owned subsidiary of such Target Company otherwise incurred in compliance with the terms of the Merger Agreement and (z) advances from existing suppliers in the ordinary course of business;

•        fail to maintain in full force and effect material insurance policies covering such Target Company and its subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices in a manner materially detrimental to such Target Company and its subsidiaries;

•        enter into any contract or amend in any material respect any existing contract with any Pre-Closing Holders, any affiliate thereof, or an affiliate of such Target Company or its subsidiaries (excluding (A) any employee benefit plan and (B) any ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of such Target Company or its subsidiaries in their capacity as an officer or director); or

•        enter into any contract, or otherwise become obligated, to do any action prohibited by the foregoing.

•        During the Interim Period, the Target Companies will not, and will not permit their affiliates or representatives to, take, whether directly or indirectly, (i) any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to inquiries or proposals by, or provide information to, any person (other than Astrea or any of its affiliates or representatives) concerning any merger or similar business combination transaction, or sale of all or substantially all of the equity interests of such Target Company, or sale of substantially all of the assets involving such Target Company or its subsidiaries, taken as a whole (other than immaterial assets or assets sold in the ordinary course of business), or any other transaction that would constitute a change of control of such Target Company or would otherwise prohibit or delay the Transactions (an “Acquisition Transaction”); or (ii) any action in connection with a public offering of any equity securities of such Target Company or any of its subsidiaries (or any affiliate or successor of such Target Company or any of its subsidiaries). Each Target Company also agreed to, and to cause its affiliates and representatives to, immediately cease any and all existing discussions or negotiations with any person conducted prior to the date of the Merger Agreement with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction or public offering of equity securities of such Target Company and to promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) (x) notify Astrea if the Target Company or any of its subsidiaries, affiliates, or representatives receives any inquiry, proposal, offer or submission with respect to an Acquisition Transaction during the Interim Period, (y) notify Astrea of the identity of the person making such inquiry or submitting such proposal, offer or submission, and (z) provide Astrea with a copy of such inquiry, proposal, offer or submission (in the case of subsections (y) and (z) only, to the extent not prohibited by any applicable non-disclosure agreement entered into prior to April 11, 2021, to which the Target Company is a party, as determined in good faith by such Target Company, in which case the Target Company shall provide such notice to the maximum extent not prohibited).

•        Subject to confidentiality obligations and similar restrictions, the Target Companies agreed to afford Astrea and its representatives reasonable access during the Interim Period to all of their properties, books, contracts, records, officers, and employees, to use their commercially reasonable efforts to furnish Astrea and its representatives with all financial and operating data as they may request for purposes of completing the Business Combination, and instruct their auditors to provide Astrea and its representatives reasonable access to all financial information used in the preparation of the financial statements included elsewhere in this proxy statement.

•        As promptly as reasonably practicable, to deliver to Astrea any audited or unaudited financial statements required to be included in this proxy statement.

•        No later than one day after the execution of the Merger Agreement, to obtain and deliver evidence to Astrea of the approval of the Merger Agreement and transactions contemplated thereunder by the members of HotelPlanner.com and Reservations.com.

Trust Account Waiver

Each of the Target Companies has agreed that it does not and will not at any time have any right, title, interest or claim of any kind in or to any assets in the Trust Account, and has waived any claims it, and its equityholders and affiliates, had or may have at any time against or with respect to the Trust Account (or distributions therefrom to Astrea’s public stockholders) as a result of, or arising out of, any discussions, contracts or agreements (including the Merger Agreement and the Subscription Agreement) among Astrea and the Target Companies and agreed not seek recourse against the Trust Account for any reason whatsoever.

Representations and Warranties

The Merger Agreement contains customary representations and warranties by the parties thereto.

In the Merger Agreement, Astrea makes customary representations and warranties regarding itself and HotelPlanner.com Merger Sub, including in relation to: organization, authority, non-contravention, litigation, compliance with laws, material contracts and contractual defaults, required consents, Trust Account matters, brokers’ fees, Astrea’s SEC filings and financial statements and liabilities relating thereto, prior business activities, taxes, capitalization, Astrea’s listing on Nasdaq, related party transactions, this proxy statement, the absence of certain material adverse changes, indebtedness matters, the Sponsor Agreement, and international trade and anti-corruption matters.

In the Merger Agreement, each of the Target Companies makes representations and warranties regarding itself and its subsidiaries, including relating to: organization, subsidiaries, authority, non-contravention, required consents, capitalization, financial statements, undisclosed liabilities, litigation, compliance with laws, material contracts and contractual defaults, benefit plans, labor matters, taxes, insurance, compliance with permits, title to tangible assets, real property, intellectual property and information security, environmental matters, the absence of certain material adverse changes, brokers’ fees, related party transactions, this proxy statement, international trade and anti-corruption matters, and the assets being contributed to HotelPlanner.com from certain Pre-Closing Holders pursuant to the Merger Agreement.

Company Material Adverse Effect

Under the Merger Agreement, certain representations and warranties of Astrea and the Target Companies are qualified in whole or in party by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred.

Pursuant to the Merger Agreement, a material adverse effect with respect to the Target Companies and their subsidiaries (“Company Material Adverse Effect”) means any change, event, circumstance, occurrence, effect development or state of facts has had, or would reasonably be expected to have either (a) a material adverse effect on the business, assets, liabilities, operations, results of operations or financial condition of Target Companies, taken as a whole or (b) prevent or materially delay or materially impact the ability of the Target Companies to consummate the Business Combination.

However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect solely with respect to clause “(a)” above:

•        any change in applicable laws (including measures relating to COVID-19) or GAAP or any official interpretation thereof (provided, that such changes may be taken into account to the extent, but only to the extent, that such changes have had a disproportionate impact on the Target Companies as compared to other industry participants in the industries or markets in which the Target Companies operate);

•        any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or any changes generally affecting the economy, markets or industry in which the Target Companies operate (provided, that such changes may be taken into account to the extent, but only to the extent, that such changes have had a disproportionate impact on the Target Companies as compared to other industry participants in the industries or markets in which the Target Companies operate);

•        the announcement of the Merger Agreement, the pendency or consummation of the Business Combination or the performance of the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees;

•        any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of nature or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19) (provided, that such changes may be taken into account to the extent, but only to the extent, that such changes have had a disproportionate impact on the Target Companies as compared to other industry participants in the industries or markets in which the Target Companies operate);

•        any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Target Companies operate, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack or cyberattack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel (provided, that such changes may be taken into account to the extent, but only to the extent, that such changes have had a disproportionate impact on the Target Companies as compared to other industry participants in the industries or markets in which the Target Companies operate);

•        any failure of the Target Companies to meet any projections, forecasts or budgets (provided, that this shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect));

•        any cyberattack on the Target Companies that does not affect all, or a material portion, of the customer accounts of the Target Companies; or

•        any action taken by, or at the request of, Astrea.

Pursuant to the Merger Agreement, a material adverse effect with respect to Astrea (“Astrea Material Adverse Effect”) means any change, event, circumstance, occurrence, effect development or state of facts has had, or would reasonably be expected to have either (a) a material adverse effect on the business, assets, liabilities, operations, results of operations or financial condition of Astrea and HotelPlanner.com Merger Sub, taken as a whole or (b) prevent or materially delay or materially impact the ability of Astrea and HotelPlanner.com Merger Sub to consummate the Business Combination.

However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, an Astrea Material Adverse Effect solely with respect to clause “(a)” above:

•        any change in applicable laws (including measures relating to COVID-19) or GAAP or any official interpretation thereof (provided, that such changes may be taken into account to the extent, but only to the extent, that such changes have had a disproportionate impact on Astrea as compared to other industry participants in the industries or markets in which Astrea operates);

•        any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or any changes generally affecting the economy, markets or industry in which Astrea operates (provided, that such changes may be taken into account to the extent, but only to the extent, that such changes have had a disproportionate impact on Astrea as compared to other industry participants in the industries or markets in which Astrea operates);

•        the announcement of the Merger Agreement, the pendency or consummation of the Business Combination or the performance of the Merger Agreement;

•        any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of nature or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19) (provided, that such changes may be taken into account to the extent, but only to the extent, that such changes have had a disproportionate impact on Astrea as compared to other industry participants in the industries or markets in which Astrea operates);

•        any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Acquiror operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel (provided, that such changes may be taken into account to the extent, but only to the extent, that such changes have had a disproportionate impact on Astrea as compared to other industry participants in the industries or markets in which Astrea operates); or

•        any action taken by, or at the request of, the Target Companies.

No Survival of Representations and Warranties of Pre-Closing Covenants

None of the representations, warranties, covenants, obligations or other agreements in the Merger Agreement or in any certificate, statement or instrument delivered pursuant to the Merger Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the Closing and will terminate and expire upon the effective time of the HotelPlanner.com Merger (and there will be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) Article XI of the Merger Agreement.

Related Agreements

The Sponsor Agreement

Concurrently with the execution of the Merger Agreement, Astrea, the Sponsor, and HotelPlanner.com entered into the Sponsor Agreement, which contains a voting agreement and lock-up during the Interim Period, among other agreements of the Sponsor. Pursuant to the Sponsor Agreement, the Sponsor has agreed to vote or cause to be voted, all shares of Astrea common stock beneficially held by it (i) in favor of approval of the adoption of the Merger Agreement, the approval of the Transactions, and each other proposal presented by Astrea for approval by Astrea’s stockholders, and (ii) against (x) any proposal or offer from any other person (other than HotelPlanner.com, Reservations.com, and their affiliates) with respect to certain competing transactions, (y) any change in Astrea’s business or in the composition of Astrea’s board of directors (other than in connection with the Transactions) and (z) any action, proposal, transaction, or agreement that could reasonably be expected to materially impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of Astrea’s obligations under the Merger Agreement or change in any manner the voting rights of any class of shares of Astrea (including any amendments to Astrea’s certificate of incorporation or bylaws other than in connection with the Transactions). Pursuant to the Sponsor Agreement, the Sponsor has also agreed to comply with certain covenants relating to exclusivity, confidentiality, and publicity contained in the Merger Agreement and not to transfer (except for certain permitted transfers) any of the equity securities of Astrea held by Sponsor until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms.

HotelPlanner.com Support Agreements

Concurrently with the execution of the Merger Agreement, Astrea, HotelPlanner.com, and each of HotelPlanner.com’s members entered into HotelPlanner.com Support Agreements, which contain a voting agreement and lock-up during the Interim Period, among other agreements of the members. Pursuant to the HotelPlanner.com Support Agreements, HotelPlanner.com’s members agreed to comply with certain covenants relating to exclusivity, confidentiality, and publicity contained in the Merger Agreement and not to transfer any of the equity securities of HotelPlanner.com or of Astrea held by them until the Closing or earlier termination of the Merger Agreement in accordance with its terms. The members also agreed to vote all of their HotelPlanner.com units (i) in favor of the Merger Agreement and the Transactions, (ii) against any proposal, offer, or submission with respect to the merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation, or winding up of HotelPlanner.com other than the Merger Agreement and Transactions, (iii) against any proposal in opposition to the Merger Agreement or in competition with or inconsistent with the Merger Agreement or the Transactions, and (iv) against any proposal, action, or agreement that would impede, frustrate, prevent, or nullify any provision of the HotelPlanner.com Support Agreements, result in a breach of any covenant, representation, or warranty of HotelPlanner.com, result in the failure of any conditions in the Merger Agreement, or change in any manner the voting rights of any class of equity securities of HotelPlanner.com. Pursuant to the HotelPlanner.com Support Agreements, each HotelPlanner.com member also agreed not to transfer (except for certain permitted transfers) any of the equity securities of HotelPlanner.com or of Astrea held by such member until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms.

Reservations.com Support Agreements

Concurrently with the execution of the Merger Agreement, Astrea, Reservations.com and each of Reservations.com’s members entered into Reservations.com Support Agreements, which contain a voting agreement and lock-up during the Interim Period, among other agreements of the members. Pursuant to the Reservations.com Support Agreements, Reservations.com’s members agreed to comply with certain covenants relating to exclusivity, confidentiality, and publicity contained in the Merger Agreement and not to transfer any of the equity securities of Reservations.com or of Astrea held by them until the Closing or earlier termination of the Merger Agreement in accordance with its terms. The members also agreed to vote all of their Reservations.com units (i) in favor of the Merger Agreement and the Transactions, (ii) against any proposal, offer, or submission with respect to the merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation, or winding up of Reservations.com other than the Merger Agreement and Transactions, (iii) against any proposal in opposition to the Merger Agreement or in competition with or inconsistent with the Merger Agreement or the Transactions, and (iv) against any proposal, action, or agreement that would impede, frustrate, prevent, or nullify any provision of the Reservations.com Support Agreement, result in a breach of any covenant, representation, or warranty of Reservations.com, result in the failure of any conditions in the Merger Agreement, or change in any manner the voting rights of any class of equity securities of Reservations.com. Pursuant to the Reservations.com Support Agreements, each Reservations.com member also agreed not to transfer (except for certain permitted transfers) any of the equity securities of Reservations.com or of Astrea held by such member until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms.

The A&R Registration Rights Agreement

The Merger Agreement contemplates that, at the Closing, Sponsor, and the Pre-Closing Holders will enter into the A&R Registration Rights Agreement, pursuant to which the Company will agree to register for resale, pursuant to Rule 415 under the Securities Act, the Class A Common Stock beneficially owned by the parties thereto from time to time.

Additionally, the A&R Registration Rights Agreement contains certain restrictions on transfer with respect to (i) the shares of Class A Common Stock held by the Sponsor (not including shares of Class A Common Stock issuable upon the exercise of warrants held by the Sponsor), (ii) the shares of Class A Common Stock underlying the shares of Class B Common Stock issuable to the Pre-Closing Holders pursuant to the Merger Agreement, and (iii) the shares of Class A Common Stock to be received by the Pre-Closing Holders pursuant to a direct exchange or redemption of HotelPlanner.com Common Units pursuant to the HotelPlanner.com A&R Operating Agreement (collectively, the “Lock-Up Shares”). The Lock-Up Shares may not be transferred (A)(i) with respect to the Sponsor and Pre-Closing Holders who are members of the Company’s management team, until the earlier of (x) the date that is the six-month anniversary of the Closing Date and (y) the date on which the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date and (ii) with respect to the Pre-Closing Holders that are not members of the Company’s management team, the six-month anniversary of the Closing Date and (B) with respect to the Sponsor, on the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock and Class B Common Stock for cash, securities or other property (other than, for the avoidance of doubt, in connection with the Transactions).

The A&R Registration Rights Agreement amends and restates the registration rights agreement that was entered into by Astrea and the Sponsor in connection with Astrea’s initial public offering. The A&R Registration Rights Agreement will terminate on the earlier of (a) the ten-year anniversary of the date of the A&R Registration Rights Agreement or (b) with respect to any holder, on the date that such holder no longer holds any Registrable Securities (as defined therein).

Tax Receivable Agreement

At the Closing, we, HotelPlanner.com, the TRA Holders and the TRA Holder Representative (as defined in the Tax Receivable Agreement) will enter into the Tax Receivable Agreement. Pursuant to the Tax Receivable Agreement, we will generally be required to pay the TRA Holders 85% of the amount of certain savings, if any, in U.S. federal, state, local, and foreign taxes that are based on, or measured with respect to, net income or profits, and any interest related thereto that we (and, for purposes of this discussions, our applicable consolidated, unitary, or combined subsidiaries) realize, or are deemed to realize, as a result of certain Tax Attributes, which include:

•        existing tax basis in certain assets of HotelPlanner.com and certain of its direct or indirect subsidiaries, including assets that will eventually be subject to depreciation or amortization, once placed in service, attributable to HotelPlanner.com Common Units acquired by us from a TRA Holder (including HotelPlanner.com Common Units held by a Blocker Corporation (as defined in the Tax Receivable Agreement) acquired by us in a Reorganization Transaction, if any, (as defined in the Tax Receivable Agreement)), each as determined at the time of the relevant acquisition;

•        tax basis adjustments resulting from taxable exchanges of HotelPlanner.com Common Units (including any such adjustments resulting from certain payments made by us under the Tax Receivable Agreement) acquired by us from a TRA Holder pursuant to the terms of the HotelPlanner.com A&R Operating Agreement or deemed acquired by us in connection with the Business Combination;

•        tax deductions in respect of portions of certain payments made under the Tax Receivable Agreement; and

•        certain tax attributes of Blocker Corporations holding HotelPlanner.com Common Units, if any, that are acquired directly or indirectly by us pursuant to a Reorganization Transaction.

Under the Tax Receivable Agreement, we will generally be treated as realizing a tax benefit from the use of a Tax Attribute on a “with and without” basis, thereby generally treating the Tax Attributes as the last item used, subject to several exceptions including without limitation: (i) if we enter into any other agreement after the date of the Tax Receivable Agreement that obligates us to make payments to another party in exchange for tax benefits conferred upon us, unless otherwise agreed by the TRA Holder Representative, such tax benefits and such payments are ignored for purposes of the “with and without” calculation under the Tax Receivable Agreement (and otherwise), with the effect that the Tax Attributes are deemed used prior to any such other tax attributes or tax benefits, (ii) carrybacks of tax items arising from other tax attributes are ignored and will not impact a prior year’s “with and without” calculation, (iii) state and local tax savings are calculated using an assumed tax rate, (iv) the determination of any incremental basis adjustment in respect of payments under the TRA is made on an iterative basis continuing until any incremental basis adjustment is immaterial as reasonably determined by the TRA Holder Representative and us in good faith and in consultation with an advisory firm, (v) as described below in the event that any Tax Attributes initially claimed or utilized by us are disallowed, the TRA Holders will not be required to reimburse us for any excess payments that may previously have been made, rather any such excess payments made to such TRA Holders will be applied against and reduce any future cash payments otherwise required to be made by us under the Tax Receivable Agreement to applicable TRA Holders after the determination of such excess, and (vi) upon the occurrence of certain early termination events (including our election to terminate, certain changes of control, certain breaches of the Tax Receivable Agreement, or certain liquidation events and credit events of default), as described below, or upon the transfer of certain assets of HotelPlanner.com or its subsidiaries, several assumptions are used in determining the “with and without” calculation.

Payments under the Tax Receivable Agreement generally will be based on the tax reporting positions that we determine (with the amount of subject payments determined in consultation with an advisory firm and subject to the TRA Holder Representative’s review and consent), and the IRS or another taxing authority may challenge all or any part of a position taken with respect to Tax Attributes or the utilization thereof, as well as other tax positions that we take, and a court may sustain such a challenge. In the event that any Tax Attributes initially claimed or utilized by us are disallowed, the TRA Holders will not be required to reimburse us for any excess payments that may previously have been made pursuant to the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, any excess payments made to such TRA Holders will be applied against and reduce any future cash payments otherwise required to be made by us under the Tax Receivable Agreement after the determination of such excess. However, a challenge to any Tax Attributes initially claimed or utilized by us may not arise for a number of years following the initial time of such payment and, even if challenged earlier, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments against which such excess can be applied. As a result, in certain circumstances we could be required to make payments under the Tax Receivable Agreement in excess of our actual savings in respect of the Tax Attributes, which could materially impair our financial condition.

The Tax Receivable Agreement will provide that, in the event of certain early termination events (including our election to terminate, certain changes of control, certain breaches of the Tax Receivable Agreement, or certain liquidation events and credit events of default), we will be required to make a lump-sum cash payment to all the TRA Holders equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to us having sufficient future taxable income to fully utilize the Tax Attributes over certain specified time periods and that all HotelPlanner.com Common Units (including HotelPlanner.com Common Units held by Blocker Corporations, if any) that had not yet been exchanged for Class A Common Stock or cash from the sale of newly issued shares of Class A Common Stock are deemed exchanged for cash. The lump-sum payment could be material and could materially exceed any actual tax benefits that we realize subsequent to such payment. In addition, if certain assets of HotelPlanner.com or its subsidiaries are transferred this may result in a deemed sale of such assets for purposes of the Tax Receivable Agreement and deemed accelerated utilization of certain associated Tax Attributes.

As a result of the foregoing, in some circumstances (i) we could be required to make payments under the Tax Receivable Agreement that are greater than or less than the actual tax savings that we realize in respect of the Tax Attributes and (ii) it is possible that we may be required to make payments years in advance of the actual realization of tax benefits (if any, and may never actually realize the benefits paid for) in respect of the Tax Attributes (including if any early termination events occur). In these situations, our obligations under the Tax Receivable Agreement could have a material and adverse impact on our liquidity and could have the effect of delaying, deferring, or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement in a manner that does not adversely affect our working capital and growth requirements.

We will be required to notify and keep the TRA Holder Representative reasonably informed regarding tax audits or other proceedings the outcome of which is reasonably expected to affect payments to any TRA Holder under the Tax Receivable Agreement and the TRA Holder Representative and any affected TRA Holder has the right to (i) discuss with us, and provide input and comment to us regarding, any portion of any such tax audit or proceeding and (ii) participate in, at the affected TRA Holders’ and TRA Holder Representative’s expense, any such portion of any such tax audit or other tax proceeding to the extent it relates to issues the resolution of which would reasonably be expected to affect payments to any TRA Holder under the Tax Receivable Agreement. We will not be permitted to settle or fail to contest any issue pertaining to income taxes that is reasonably expected to adversely affect the TRA Holders’ rights and obligations under the Tax Receivable Agreement without the consent of the TRA Holder Representative (which is not to be unreasonably withheld or delayed).

Under the Tax Receivable Agreement, we will be required to provide the TRA Holder Representative with a schedule showing the calculation of payments that are due under the Tax Receivable Agreement with respect to each applicable taxable year. This calculation will be based upon the advice of our tax advisors and an advisory firm. Payments under the Tax Receivable Agreement will generally be required to be made to the TRA Holders a short period of time after this schedule becomes final pursuant to the procedures set forth in the Tax Receivable Agreement, although interest on such payments will begin to accrue at from the due date (without extensions) of our U.S. federal income tax return. Any late payments that may be made under the Tax Receivable Agreement will continue to accrue interest (generally at a default rate) until such payments are made.

Background of the Business Combination

Astrea Acquisition Corp. is a blank check company incorporated in Delaware on August 11, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

In February 2021, Astrea completed its initial public offering of 17,250,000 units, including the full exercise by the underwriters of their over-allotment option, with each unit consisting of one share of Astrea common stock and one-half of one redeemable warrant, with each whole warrant entitling the holder to purchase one share of common stock at a price of $11.50 commencing 30 days after the consummation of an initial business combination. The units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $172,500,000. Simultaneously with the consummation of the IPO, Astrea consummated the private sale of 475,000 Private Units, with each Private Unit consisting of one share of Astrea common stock and one-half of one warrant, at an offering price of $10.00 per Private Unit, generating gross proceeds of $4,750,000 in the private placement. A total of $172,500,000 was deposited into the Trust Account, and the remaining proceeds of the IPO and simultaneous private placement, net of underwriting discounts and commissions and other costs and expenses, became available to be used as working capital to provide for business, legal and accounting due diligence on prospective business combinations and continuing general and administrative expenses. The IPO was conducted pursuant to a registration statement on Form S-1 (Registration No. 333-242010) that became effective on February 3, 2021. As of January 21, 2022, the record date, there was approximately $172,562,170 held in the Trust Account. Prior to the effective date of the registration statement for the initial public offering, neither Astrea, nor anyone on its behalf, contacted any prospective target businesses or had any substantive discussions, formal or otherwise, with respect to a transaction with Astrea.

Following the effective date of the registration statement for the IPO through the signing of the Merger Agreement with HotelPlanner.com and Reservations.com on August 9, 2021, representatives of Astrea, including Felipe Gonzalez, the Chief Executive Officer of Astrea, Jose Luis Cordova the Chief Financial Officer of Astrea, Mohsen Moazami, the Chairperson of Astrea and Hector Sepulveda and Boris Salas, Board Members of Astrea, engaged in an active search for prospective acquisition targets. During this period, these representatives of Astrea reviewed self-generated ideas and initiated contact with and were contacted by various individuals and entities with respect to business combination opportunities. Astrea’s officers and directors ultimately identified and evaluated approximately 60 potential target businesses from a wide range of industry segments during this period.

In connection with such evaluation, representatives of Astrea met with and engaged in substantive discussions regarding potential transactions with members of management, sponsors and/or the boards of directors of certain potential acquisition targets. The targets included companies in the financial technology, consumer, electric vehicles, e-commerce, food and beverage, hospitality, electronic payments, data management and infrastructure, artificial intelligence, pharmaceutical, telecommunications and real estate technology fields. Astrea signed 23 non-disclosure agreements in order to perform preliminary due diligence. With five targets, the discussions reached the stage of submitting non-binding letters of intent and term sheets.

In evaluating target businesses, Astrea utilized a three-stage investment process:

1)      Sourcing:    Astrea’s team has an extensive network that includes a vast array of investment firms, investment advisors, private companies and entrepreneurs. After completing the IPO, Astrea engaged in an outreach effort, contacting their relationships to source potential targets. At the same time, Astrea received inbound interest from financial advisors who had been retained by private companies that were interested in pursuing a business combination with a SPAC. Astrea was contacted by these financial advisors due to the characteristics of the ideal target candidates Astrea had described in the registration statement for the IPO. The combination of Astrea’s outreach effort and inbound interest from financial advisors resulted in Astrea having preliminary conversations with approximately 60 potential targets.

2)      Screening:    After a first introduction or preliminary conversation with a prospective target, Astrea’s team would decide whether more time should be invested in such prospective target. The decision was based on three predominant factors:

•        Did the prospective target have a desire to become a public company and was it ready or could become ready to be a public company in the short or medium term?

•        Was the prospective target expecting to achieve accelerated growth in the medium to long term?

•        Did the prospective target have conservative leverage?

If Astrea considered that a target had these three characteristics, then Astrea would initiate an in-depth diligence process focusing on the following:

i)       readiness to become a public company:    Astrea would make an internal assessment of the target’s level of readiness to become a public company and what aspects had to be improved and/or constructed.

ii)      business model and growth:    Astrea would do an in-depth diligence of the target’s operational business model and the operational differentiators of the business especially from a technological point of view. Astrea then sought to understand in detail how the growth potential for the business was determined and the level of potential profitability of the business. Astrea favored profitable companies, but if a target was not profitable, then it would seek to understand how such target could achieve sustainable profitability.

iii)    accomplished management team:    Astrea would seek a target having a talented and incentivized management team with deep expertise in the sector of operation and proven ability to navigate different business cycles.

iv)     equity value:    Astrea sought a target having an equity value that would accommodate Astrea’s size.

v)      growth prospects:    Astrea sought a target operating in a sector that was poised for growth in the future.

After Astrea completed the screening stage on each target, Astrea determined if the company met the evaluation criteria described above, and if it did, a non-disclosure agreement would be signed. Ultimately, 23 prospective targets passed Astrea’s rigorous screening criteria and non-disclosure agreements were signed with those companies.

3)      Structuring:    After a non-disclosure agreement was signed, Astrea was in a position to receive further information on the targets. Astrea reviewed the information and then determined whether its initial opinion of the targets in the sourcing and screening stages was confirmed. Five potential targets met these criteria, and Astrea entered into non-binding letters of intent with these targets. The letters of intent with these targets generally proposed (i) an attractive valuation of the target when compared to peers in its industry based on a valuation model prepared by Astrea, (ii) an earnout structure for the prospective target’s current shareholders and (iii) that the significant shareholders of the target would roll-over the majority of their equity stake in the combined company.

Astrea’s management team deemed the business combination with HotelPlanner.com and Reservations.com to be superior to available alternatives as HotelPlanner.com and Reservations.com (as a merged entity) met all of Astrea’s investment criteria and Astrea was of the opinion that the merged entity would thrive as a public company. Astrea came to this conclusion by mid-April 2021.

Negotiations with Target No. 1

Astrea engaged with a company in the electronic vertical takeoff and landing (“EVTOL”) field in mid-February 2021 which was running a competitive SPAC process. After an initial management presentation, a question and answer session with the target’s management and review of the information made available in the data room and a valuation exercise, Astrea submitted a non-binding indicative offer to the target in late February 2021. The following week, Astrea had a call to review the non-binding indicative offer with the bankers retained to run the SPAC process for the EVTOL company. During the call, it was made clear to Astrea that the target had much higher expectations in terms of valuation, at which point Astrea withdrew itself from the competitive process.

Negotiations with Target No. 2

Through Boris Salas, a member of Astrea’s board of directors, Astrea connected in late February 2021 with an e-commerce company located in Southeast Asia. The first conversation was a presentation by Astrea explaining what a SPAC is and why Astrea believed it made sense for the target to pursue the SPAC route for going public and listing on Nasdaq. The target was intrigued and retained bankers to run a competitive SPAC process. About one month later, Astrea was invited to participate in a presentation by management of the target. After that, Astrea attended a question and answer session with the target, reviewed the information in the target’s data room, did a valuation exercise and submitted a non-binding indicative offer to the target. Two weeks later, Astrea had a conference call with the bankers running the competitive SPAC process for the target to answer questions about the non-binding indicative offer. One month and a half later, Astrea was notified that the target had cancelled the process because it had decided to pursue a local initial public offering.

Negotiations with Target No. 3

Through Felipe Gonzalez, Chief Executive Officer of Astrea, in early March 2021 Astrea connected with a company in the electronic payments field. Mr. Gonzalez had an initial conversation with the CEO of the target in which they discussed the high-level aspects of the target and the process of a public listing through a SPAC business combination. The target’s CEO was knowledgeable about the process of listing through a SPAC business combination and was interested in pursuing this route. In mid-March 2021, the Astrea management team and board of directors had a call with the management team and Chairman of the Board of the target and had an in-depth discussion of the business model and financials of the target. Thereafter, Astrea was granted access to a data room containing additional commercial and financial information about the target. After reviewing such information and performing a valuation exercise, Astrea submitted a non-binding indicative offer to the target. After receiving the non-binding indicative offer from Astrea, the target decided to hire a bank to run a competitive SPAC process to determine what other SPACs could offer. By mid-April 2021 the target was in the process of finalizing the retention of an investment bank to start the competitive process, but Astrea decided to withdraw itself from consideration as it had engaged with HotelPlanner.com and Reservations.com.

Negotiations with Target No. 4

In mid-February 2021, Astrea was contacted by a bank running a competitive process for a company in the restaurant/food and beverage sector. The bank contacted Astrea because of Astrea’s management’s previous experience in the BurgerFi de-SPAC process. Astrea was invited to participate in a management presentation with the target and was granted access to a data room with commercial and financial information of the target. After reviewing such information, Astrea attended a question and answer session with management of the target. Thereafter, Astrea performed a valuation exercise and submitted a non-binding indicative offer and after three weeks Astrea was informed by the bankers running the process that the target had decided to terminate such process because the controlling shareholder had determined that listing through a SPAC was not the most efficient method to achieve a significant liquidity event.

Discussions between HotelPlanner.com and Reservations.com

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement, but it does not purport to catalogue every conversation among representatives of Astrea, HotelPlanner.com, Reservations.com and their respective advisors. The terms of the Merger Agreement are the result of arm’s-length negotiations between representatives of Astrea, HotelPlanner.com and Reservations.com.

Given their involvement in the travel industry, the managements of HotelPlanner.com and Reservations.com were familiar with each other and with their respective companies’ business and operations. In mid-2020, they began discussions about a possible combination of the two companies, including possible transaction structures and terms. These discussions, conducted on an arm’s-length basis, resulted in two possible approaches to a transaction: (1) a combination of the two companies in which the owners of Reservations.com would receive cash and a minority position in the combined entity; and (2) a transaction in which the two companies would seek to combine with a SPAC, as a result of which the combined entity would become publicly traded. In December 2020, these discussions resulted in the execution of a non-binding letter of intent between the two companies regarding a combination with a SPAC.

Engagement of Perella

Perella was engaged as HotelPlanner.com’s financial advisor on January 4, 2021. The scope of its engagement related to merger and acquisition and SPAC services, which included, but were not limited to, identifying potential counterparties and assisting its client in analyzing, structuring, planning, negotiating, and effecting a SPAC transaction with another party.

After assisting HotelPlanner.com with preliminary items such as marketing materials and a financial model, Perella began outreach to potential SPAC counterparties in the first week of February 2021. In total, Perella and HotelPlanner.com collectively reached out to 14 potential counter-parties. While certain outreach was based on pre-existing relationships of either Perella or HotelPlanner.com, the primary determining factors used to identify potential SPAC counterparties were the amount of cash in the SPAC’s trust account, the prior experience of the management team, and whether the SPAC had specifically identified in its prospectus technology, travel, or similar industries as primary focuses. Perella and HotelPlanner.com’s process resulted in multiple non-binding indications of interest, with HotelPlanner.com choosing to move forward with Astrea.

Negotiations with HotelPlanner.com and Reservations.com

Astrea was introduced to HotelPlanner.com and Reservations.com by Stefan Green, a partner of Perella. Mohsen Moazami was contacted by Mr. Green around February 22, 2021 to present the opportunity and circulate an investor deck to the Astrea team. Mr. Green and Mr. Moazami have known each other since early 2017, when Global Capacity, of which Mr. Moazami was a board member and shareholder, retained Perella to manage the sale/exit process for the firm. After that, Mr. Green and Mr. Moazami stayed in touch and Mr. Green presented the HotelPlanner.com and Reservations.com opportunity to Astrea, which was one of many SPACs invited to participate in the process.

HotelPlanner.com and Reservations.com invited Astrea to a management presentation on March 1, 2021. Tim Hentschel, John Prince, Joe Groglio, Bruce Rosenberg and Bas Lemmens from HotelPlanner.com, Yatin Patel and Mahesh Chaddah from Reservations.com, and Felipe Gonzalez, Jose Luis Cordova, Mohsen Moazami and Hector Sepulveda from Astrea attended the presentation and discussed in detail how the merger of HotelPlanner.com and Reservations.com could achieve revenue growth at an accelerated compound annual growth rate and significantly incremental profitability for the company. They also discussed the tailwinds for the sector and how the migration of Reservations.com’s agency business model to HotelPlanner.com’s merchant of record business model would be key to achieving many of the synergies to incremental profitability for the merged company. After that meeting, Astrea’s chief executive officer, on behalf of Astrea, expressed interest in learning more and potentially putting forward a letter of intent. Astrea was invited to the data room, where the initial set of financial and business diligence information for HotelPlanner.com and Reservations.com was available.

On March 11, 2021, Perella sent to Astrea’s chief executive officer, chief financial officer, and special advisor a term sheet outlining the desired terms for a potential merger, including an $850 million pre-money valuation and super-voting shares for the founders of HotelPlanner.com and Reservations.com. During the next several weeks, Astrea’s chief executive officer, chief financial officer, and special advisor reviewed the information made available and performed a valuation exercise and on March 22, 2021, Astrea’s chief executive officer sent to Mr. Green and James Buckley of Perella a non-binding indicative offer. In the non-binding indicative offer, Astrea proposed a $500 million pre-money valuation of the Company, the issuance of Astrea common stock in consideration for the acquisition of all of the outstanding equity of each of the Target Companies, and a $200 million earn-out for the equityholders of HotelPlanner.com and Reservations.com based on the achievement of certain EBITDA targets.

On March 31, 2021 Mr. Buckley sent back to Astrea’s chief executive officer, chief financial officer, and special advisor a revised term sheet, which reflected the Target Companies’ evolved thinking regarding a potential transaction with Astrea. The revised term sheet accepted the $500 million pre-money valuation, the issuance of voting shares and an earn-out based on market price per share and not EBITDA. Astrea’s chief executive officer, chief financial officer, and Perella had several conversations and negotiations throughout the first week of April 2021, and Astrea’s chief executive officer and chief financial officer sent a revised non-binding indicative offer on April 11, 2021, which modified the earn-out to provide for additional consideration based on achieving certain revenue and EBITDA targets in three tranches as opposed to two (with the amount of the overall earn-out remaining unchanged). On April 14, 2021 Perella told Astrea’s chief executive officer, chief financial officer, and special advisor that HotelPlanner.com and Reservations.com wanted to move forward and circulated a revised version of the non-binding indicative offer with a small number of edits mostly pertaining to the earn-out structure offered in Astrea’s non-binding indicative offer to provide that the earnout would be based on achieving certain share prices after the Closing. Astrea’s chief executive officer and chief financial officer accepted the edits and included a provision in the non-binding indicative offer which allowed both parties to continue conversations with other SPACs and targets they had already spoken to in the past but could not engage in conversations with new parties through May 4, 2021 (which exclusivity period was subsequently mutually extended by the parties through July 30, 2021). Both parties signed the non-binding indicative offer on April 16, 2021.

On April 16, 2021, Astrea commenced its formal due diligence process, focusing on the financial and commercial aspects of the business and hired external service providers to perform the legal and technological due diligence. For the technology due diligence, Astrea considered Quandary Peak Research, Inc., a software consulting firm with offices in Los Angeles, Nashville, Silicon Valley, Chicago, and Washington, D.C., that provides expert analysis of complex software systems for matters of technical due diligence, IP litigation, and regulatory healthcare IT compliance to numerous Fortune 500 companies.

On June 10 and June 11, 2021, the parties had introductory calls including legal counsel for each of the parties to discuss the proposed transaction and various related matters.

On June 21, 2021 Astrea’s chief financial officer met with John Prince, Joe Groglio, Bruce Rosenberg, and Philip Ballard from HotelPlanner.com; Yatin Patel, Mahesh Chaddah, and Barry Booth from Reservations.com; and Mr. Green from Perella in West Palm Beach, FL. The following day, all parties, including Astrea’s chief executive officer and its special advisor, met to conduct an in-depth assessment of the Target Companies’ short- and medium-term strategic plans as well as the corresponding financial projections. On that same date, Astrea formally engaged Quandary Peak Research to focus on the evaluation and review of the software architecture and source code materials of HotelPlanner.com and Reservations.com, their system documentation, and a machine-learning/artificial intelligence analysis and open-source license analysis. The goal of the due diligence was to determine whether there were any findings that could potentially hinder the combination of the Target Companies with Astrea.

On June 26, 2021, counsel for HotelPlanner.com distributed an initial draft of the Merger Agreement to Astrea, Reservations.com and their respective counsel.

On July 6, 2021, Astrea’s chief executive officer sent a revised draft of the Merger Agreement to counsel for HotelPlanner.com, Reservations.com and their respective counsel. That same day, Astrea’s chief executive officer, chief financial officer, and special advisor had another meeting with the Target Companies’ senior management teams and Mr. Buckley to further review the Target Companies’ working capital and CAPEX requirements.

On July 13 and 14, 2021, legal counsel for HotelPlanner.com circulated drafts of certain ancillary agreements, including the Sponsor Agreement.

On July 25, 2021, Quandary Peak Research advised that HotelPlanner.com and Reservations.com are both mature engineering organizations that have created modern, performant, and scalable software products for the travel industry space. While conducting its analysis, Quandary Peak Research identified a number of potential improvements and made several recommendations. However, Quandary Peak Research found nothing that, in its opinion, would hinder the contemplated Business Combination. In addition, Quandary Peak Research presented to Astrea short- and long-term considerations relevant to the combination of the Target Companies’ technology stacks.

On July 26, 2021, legal counsel for HotelPlanner.com circulated a revised draft of the Merger Agreement to all parties. Legal counsel for HotelPlanner.com also circulated a draft of the Tax Receivable Agreement.

From July 26, 2021 through August 6, 2021, Astrea completed its diligence and the parties held numerous meetings to discuss various terms of the Merger Agreement.

On August 6, 2021, Astrea directors Mohsen Moazami and Hector Sepulveda met with Astrea’s chief executive officer and chief financial officer. At the meeting, Astrea’s chief executive officer and chief financial officer gave an extensive presentation about Hotelplanner.com and Reservations.com and the proposed transaction, including the strengths of the businesses of Hotelplanner.com and Reservations.com and the potential risks to their businesses, the implied valuation of Hotelplanner.com and Reservations.com, the pro forma ownership of the post-closing Company, the fairness to Astrea and its stockholders of the consideration to be paid in the transaction and the value of Hotelplanner.com and Reservations.com as a whole being at least equal to 80% of the amount held in Astrea’s trust account (net of amounts previously disbursed for tax obligations). Following such presentation, Astrea’s directors engaged in considerable review and discussion of the transaction. Jeffrey M. Gallant, representative of Graubard, provided an overview with respect to the terms of the Merger Agreement and the ancillary documents and responded to questions from the directors on the terms of the Merger Agreement and the ancillary documents. After consideration of all the factors discussed at various meetings and discussions, including this board meeting, Astrea’s board of directors resolved that the Merger Agreement and the transactions contemplated by the Merger Agreement were advisable and in the best interests of Astrea and its stockholders, and approved the form, terms and provisions of, and the transactions contemplated by the Merger Agreement, including the matters to be submitted to votes of Astrea’s stockholders, and authorized Astrea to enter into the Merger Agreement and the related transaction documentation.

The Merger Agreement was signed on August 9, 2021, and the parties issued a joint press release announcing the execution of the Merger Agreement and summarizing the material terms thereof. On August 11, 2021, Astrea filed a Current Report on Form 8-K, which included the press release, the Merger Agreement, an investor presentation and related exhibits.

Summary of Astrea’s Financial Analysis

In connection with the valuation of the Target Companies, Astrea reviewed certain financial information of a wide array of publicly-traded companies in fields related to the business of the Target Companies. Based on the experience and the professional judgment of Astrea’s management team, eight of these companies were selected to be compared to the historical and projected financial information of the Target Companies. Below is a summary of the material comparable company analysis prepared by Astrea and reviewed by the Astrea board of directors at its August 6, 2021 meeting.

In performing its analysis, Astrea’s management team embarked on a series of discussions with the Target Companies’ managements to gain a thorough understanding of the key drivers of the business and how the Target Companies can be more efficient in the conversion of certain operational decisions into increased equity value. This approach resulted in Astrea making certain assumptions with respect to, among other things, the ability of HotelPlanner.com to successfully integrate Reservations.com into its operations, the ability of the Target Companies to attract and retain customers, the ability of the Target Companies to continue to compete in the travel and hospitality industry globally, the ability of the Target Companies to continue to retain and attract employees, that there will not be material changes to the regulatory environment, including with respect to the Target Companies’ marketing strategy, that the Target Companies continue to be able to develop and properly market new software offerings, and general business, market, political and economic conditions. In addition to considering baseline growth consistent with the Target Companies’ historical trends, Astrea incorporated in its analysis of the Target Companies’ prospects the increased revenue growth to be generated by new initiatives and further revenue growth and operational efficiencies as a result of the incorporation of Reservations.com into HotelPlanner.com’s operations, which translate into projected post-2023 revenue growth at scale in a range of between 20% and 25%, and projected adjusted EBITDA margin at scale in excess of 20% for the Target Companies combined. Although the capital infusion to be provided by Astrea is to be used in several initiatives that are expected to incrementally impact revenue and EBITDA going forward, such effect has not been considered in Astrea’s valuation analysis of the Target Companies.

Many of these assumptions are beyond the control of Astrea, HotelPlanner.com, Reservations.com or any other parties to the Business Combination. None of Astrea, HotelPlanner.com, Reservations.com, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in this analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, the analysis relating to the value of the Target Companies does not purport to be an appraisal or reflect the prices at which the Company’s securities may actually be valued or trade in the open market after the consummation of the Business Combination. Accordingly, the assumptions and estimates used in, and the results derived from, the below analysis are inherently subject to substantial uncertainty. The quantitative information presented below, to the extent that it is based on market data, is not necessarily indicative of current market conditions.

Comparable Company Analysis

Comparable Company Analysis is a standard valuation methodology used by many public companies, including those in the online travel industry. It evaluates operating metrics implied by publicly traded comparable companies and applies them to a private company’s operating performance to ascribe a valuation to that company. There is a wide criterion for what makes a company comparable, but most often, this analysis contemplates public comparables that are notably similar in business model, market, customers, size, and industry tailwinds.

HotelPlanner.com and Reservations.com are hotel booking engines that focus on Individual, Groups and Closed User Group bookings. To Astrea’s knowledge, there are no directly comparable companies that focus primarily on those characteristics, which led Astrea to consider a broader set of companies in the Online Travel Agency (OTA) space. The eight publicly-traded companies selected are comparable to HotelPlanner.com and Reservations.com because they are booking engines that enable travelers to search, select, and procure travel itineraries and they share industry head- and tail-winds. Shared industry dynamics is particularly relevant right now given the COVID-19 pandemic’s impact on the online travel industry. Operating performance and valuations through the pandemic have been volatile and varied across each comparable, which increases the value of a broad group of reference comparables.

Astrea acknowledges that there are differences among the comparable group as well. While HotelPlanner.com and Reservations.com are specific to hotels, the OTA comparable set generally provides solutions in air travel, car rentals, and lodging. Air travel and car rentals have not been impacted by the pandemic in exactly the same way as hotels. In addition, many of these platforms focus within each of these areas in corporate vs. leisure travel, or domestic vs. international travel, which are also exposed to the shape of the travel recovery in unique ways. In addition, there is variability in the size of these comparables.

In order to address the differences amongst the comparable companies, Astrea considered financial and operating data, with greater focus on equity value, enterprise value (“EV”), revenue multiples (defined as EV divided by revenue), EBITDA multiples (defined as EV divided by EBITDA), revenue growth, EBITDA growth and EBITDA margin, which Astrea management deemed relevant based on its professional judgment and expertise, and compared the same to the revenue and EBITDA projections of HotelPlanner.com and Reservations.com combined, determined in accordance with the valuation analysis described below.

As mentioned previously, the COVID-19 pandemic is expected to remain a predominant factor in the financial results of the comparable companies by 2021, although to a different extent, as shown by the wide dispersion of such companies’ 2021 valuation multiples. Though 2022 valuation multiples still show some dispersion, Astrea inferred that the values of 2022 revenue multiples are positively affected primarily by each company’s operational efficiency in terms of EBITDA margin or EBIT margin, and by their revenue growth prospects.

Based on this analysis, Astrea believes that the agreed upon valuation of the business combination, on a fully-diluted basis, at 3.3x the Target Companies’ 2022 projected revenue, will be well received by its investors not only because it below within the comparable companies’ mean and median revenue multiples, but also because the Target Companies projected revenue growth and profitability would translate into revenue multiple expansion.

Company Name	Share Price	Market Cap	EV	2021			2022			2023
				Revenue	EBITDA	EBIT	Revenue	EBITDA	EBIT	Revenue	EBITDA	EBIT
Booking Holdings Inc. (NasdaqGS:BKNG)	2,085.6	85,621.4	84,000.4	9,261.0	2,174.2	1,563.4	14,565.3	5,220.7	4,561.3	17,517.3	6,481.2	5,808.4
Despegar.com, Corp. (NYSE:DESP)	12.4	807.1	687.5	318.4	(39.7)	(89.2)	544.7	51.2	(0.6)	674.7	131.7	72.2
Expedia Group, Inc. (NasdaqGS:EXPE)	153.3	22,523.2	29,482.2	8,252.2	1,265.6	69.3	11,352.8	2,361.1	1,156.6	13,505.5	3,046.9	1,814.8
MakeMyTrip Limited (NasdaqGS:MMYT)	27.0	2,828.8	2,648.7	365.1	28.5	(18.4)	606.0	75.6	52.6	862.3	107.7	90.5
Trip.com Group Limited (NasdaqGS:TCOM)	24.2	15,413.7	17,259.4	3,720.2	517.2	89.0	5,522.8	1,296.3	825.4	6,784.6	1,781.6	1,231.6
TripAdvisor, Inc. (NasdaqGS:TRIP)	36.1	4,935.6	5,203.6	877.7	138.8	(86.2)	1,342.0	396.2	196.0	1,556.0	509.5	292.4
trivago N.V. (NasdaqGS:TRVG)	2.9	1,037.7	854.5	419.2	15.4	(14.2)	714.4	55.5	33.4	854.4	95.4	69.1
Webjet Limited (ASX:WEB)	3.7	1,399.0	1,401.2	109.3	(0.5)	(27.9)	211.0	82.6	45.4	291.2	125.8	98.1
Company Name	EV/Sales ’22	EBITDA Mg ’22	EBIT Mg ’22	Revenue CAGR ’22 – ’23
Booking Holdings Inc. (NasdaqGS:BKNG)	5.8x	35.8%	31.3%	20.3%
Despegar.com, Corp. (NYSE:DESP)	1.3x	9.4%	(0.1)%	23.9%
Expedia Group, Inc. (NasdaqGS:EXPE)	2.6x	20.8%	10.2%	19.0%
MakeMyTrip Limited (NasdaqGS:MMYT)	4.4x	12.5%	8.7%	42.3%
Trip.com Group Limited (NasdaqGS:TCOM)	3.1x	23.5%	14.9%	22.8%
TripAdvisor, Inc. (NasdaqGS:TRIP)	3.9x	29.5%	14.6%	15.9%
trivago N.V. (NasdaqGS:TRVG)	1.2x	7.8%	4.7%	19.6%
Webjet Limited (ASX:WEB)	6.6x	39.2%	21.5%	38.0%
Minimum	1.2x	7.77%	(0.11)%	15.95%
Median	3.5x	22.14%	12.40%	21.56%
Mean	3.6x	22.31%	13.22%	25.23%
Maximum	6.6x	39.17%	31.32%	42.30%

Astrea Board’s Reasons for the Approval of the Business Combination

The Astrea board of directors, in evaluating the transaction with the Target Companies, consulted with Astrea’s management. In reaching its resolution (i) that the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Business Combination, are advisable, fair to and in the best interests of Astrea and its stockholders and (ii) to recommend that the stockholders approve the transactions contemplated by the Merger Agreement, the Astrea board of directors considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Astrea board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Astrea board of directors may have given different weight to different factors. This explanation of the reasons for the Astrea board of directors’ approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

Before reaching its decision, the Astrea board of directors reviewed the results of the due diligence conducted by Astrea’s management and advisors, which included:

•        extensive meetings and calls with HotelPlanner.com’s and Reservations.com’s management to understand and analyze HotelPlanner.com’s and Reservations.com’s respective businesses;

•        review of diligence materials and interviews conducted by Astrea’s advisors;

•        review of HotelPlanner.com’s and Reservations.com’s respective financial statements;

•        research on industry trends;

•        research on comparable companies;

•        research on comparable transactions; and

•        reviews of certain projections provided by the Target Companies.

The factors considered by Astrea’s board included, but were not limited to, the following:

•        Fit with Astrea’s Investment Strategy.    Astrea focused on finding one or more technology-enhanced targets that had (i) a strong desire to become a public company and for which this was a natural next step, (ii) a proven business model with attractive growth potential, (iii) senior management team with successful track record, and (iv) conservative leverage. Astrea’s board considers that HotelPlanner.com and Reservations.com fit within this strategy.

•        Proprietary Technology.    HotelPlanner.com’s proprietary AI-enabled technology platform provides it with a competitive edge helping the company acquire and retain repeat customers, driving more traffic to its sites, providing greater flexibility to integrate its tech solutions into one platform. Most importantly, this technology can be scaled up quickly, which is consistent with HotelPlanner.com’s business plan.

•        Strong Competitive Moat.    HotelPlanner.com’s offering of unpublished discount rates in private sale environments (“Closed User Group Rates”) to groups and individuals, coupled with a highly personalized booking experience, represents a strong and sustainable competitive advantage.

•        Resilient Business Model.    In 2020, at the peak of the COVID-19 pandemic, while major online travel agencies (“OTAs”) were down approximately 50% in revenue from 2019, HotelPlanner.com was only down approximately 31%. Such resilience is attributed to HotelPlanner.com’s ability to leverage on its global gig-based customer service platform — rather than being a cost center for the company, which is normally the case for other travel agencies’ call centers, this platform is, in fact, a profit center for the company, as these agents are paid only when a booking is completed, so scaling up and down is less difficult.

•        Strong Market Positioning and Opportunity.    HotelPlanner.com is already deeply entrenched in the online travel ecosystem, with approximately 42,000 strong and longstanding direct hotel partner relationships and approximately 2,000 affiliate partners over the past two decades since the foundation of the company.

•        HotelPlanner.com and Reservations.com Integration.    Combining HotelPlanner.com’s operational efficiency in terms of revenues and expenses with Reservations.com’s high booking volume creates potential favorable synergies. Shifting Reservations.com offline bookings to HotelPlanner.com’s Closed User Group Rate platform should increase the margins for those bookings, with no additional net cost for suppliers or customers. In addition, migrating Reservations.com’s call center to HotelPlanner.com’s gig-based customer service platform should further increase margins for the combined business. In addition, Astrea’s management anticipates other synergies, such as reduced personnel and general and administrative expenses.

•        Current Environment and Industry Tailwinds.    Trends are currently moving in the right direction for sustained growth of HotelPlanner.com’s business despite some setbacks due to COVID-19, with (i) enormous pent-up demand for domestic and global travel, (ii) more disposable income, (iii) higher occupancy rates and daily room rates driven by leisure travel, and (iv) consumers shifting to digital and mobile bookings.

•        Experienced Leadership Team.    The Target Companies’ senior management teams have more than 220 cumulative years of strong operating experience in the sector with publicly-traded firms and successful start-ups. HotelPlanner.com’s management will be complemented by a diverse, experienced and very well-rounded board of directors including Astrea’s chairperson of the board.

•        Highly Committed Stockholders Aligned for Future Value Creation.    Reflecting their desire to participate in future equity value creation, HotelPlanner.com’s and Reservations.com’s existing owners intend to retain a very significant portion of the value of their existing equity stake immediately following the contemplated transaction. Importantly, Astrea, HotelPlanner.com and Reservations.com have a shared vision for the operating strategy that Astrea believes will drive future value appreciation for stockholders.

•        Attractive Valuation.    Astrea’s board of directors believes HotelPlanner.com’s implied valuation following the Business Combination relative to the current valuations of comparable publicly-traded companies in the similar travel booking sector is favorable for Astrea’s stockholders based on HotelPlanner.com’s current and projected financials. Information about such comparable companies is presented above under “— Comparable Company Analysis.”

•        Potential for International Expansion:    Currently, the businesses of HotelPlanner.com and Reservations.com are mostly concentrated in the U.S., and the vast majority of their revenue is generated there. For the past few years, HotelPlanner.com has been investing in expanding its platform internationally, and Astrea believes the platform is ready to capture market share outside the U.S. As per detailed discussions with HotelPlanner.com and Reservations.com, the immediate opportunity for international growth is in Europe and Asia, where HotelPlanner.com already has presence and employees.

•        Potential for Growth through Acquisitions:    The management teams of HotelPlanner.com and Reservations.com believe the sector is ripe for acquisitions, as there are many smaller players that can be acquired to facilitate growth in the U.S and internationally, and capture efficiencies.

In the course of its deliberations, Astrea’s board considered a variety of uncertainties, risks and other potentially negative aspects related to the Business Combination, including the below:

•        Booking Targets.    Achieving booking targets that are fundamental for revenue and EBITDA growth will be critical. Current assumptions around the return of individual and group travel are the key drivers to booking estimates and could be impacted by externalities the business is not able to control. The effects of COVID-19 may result in further travel restrictions and affect the company’s ability to meet its financial projections.

•        Resource Bandwidth.    Resource bandwidth could be an issue as the lean teams within HotelPlanner.com and Reservations.com will be heavily engaged in executing synergy plans, ensuring compliance, and running the business.

•        Cybersecurity Risk.    The Target Companies (and subsequently, the Company) offer their clients services over the internet. Furthermore, they internally develop and deploy software solutions in order to offer these services. Therefore, the Company has possible cybersecurity risks related to the provision of such services.

•        Competitive Threats.    Other OTAs have, in the past, tried to penetrate the group bookings environment and may continue to do so in the future. Such other OTAs may have greater technical and financial resources available to them than we may have.

•        Sales and Marketing Spend.    Given that HotelPlanner.com is in a high-growth mode, trying to capture market share, sales and marketing spend as a percentage of revenue is relatively high as compared to other competitors. Going forward, incorporating best marketing practices and leveraging search engine optimization marketing will be essential to decreasing such percentage.

•        Other Risks.    Various other risks associated with the Target Companies’ businesses, including risks related to regulation applicable to the Target Companies’ businesses, as described in the section entitled “Risk Factors” and appearing elsewhere in this proxy statement.

After considering the foregoing factors, the Astrea board of directors concluded, in its business judgment, that the potentially positive factors relating to the Business Combination and the other related transactions outweighed the potentially negative factors.

Certain Projected Financial Information

In connection with its consideration of the potential business combination, Astrea’s board was provided with the projections set forth below, prepared by management of the Target Companies (collectively, the “Projections”).

The Projections are included in this proxy statement solely to provide Astrea’s stockholders access to information made available in connection with the Astrea board’s consideration of the proposed Business Combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were prepared, which was July 9, 2021.

The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information. The Projections have not been audited. No independent accountants, including the independent registered public accounting firms of the Target Companies and Astrea, have compiled, examined or performed any procedures with respect to the Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of the Target Companies and Astrea assume no responsibility for, and disclaim any association with, the Projections.

The Projections were prepared in good faith by managements of the Target Companies based on their reasonable estimates and assumptions with respect to the expected future financial performance of the Target Companies at the time the Projections were prepared and speak only as of that time.

While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions including, but not limited to, future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the business of each of HotelPlanner.com and Reservations.com, all of which are difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

The Projections were prepared solely for internal use, to assist Astrea in its evaluation of the Target Companies and the Business Combination. Neither HotelPlanner.com nor Reservations.com has warranted the accuracy, reliability, appropriateness or completeness of the Projections to anyone, including Astrea, although each represented in the Merger Agreement that the assumptions relied upon in preparing such Projections were believed by it to be reasonable and appropriate for the type of projections that they were. Neither HotelPlanner.com’s management nor Reservations.com’s management nor any of their respective representatives has made or makes any representations to any person regarding the ultimate performance of HotelPlanner.com, Reservations.com or the Company relative to the Projections. The Projections are not fact. The Projections are not a guarantee of actual future performance. The future financial results of HotelPlanner.com, Reservations.com and the Company may differ materially from those expressed in the Projections due to factors beyond either of their ability to control or predict.

The Projections are not included in this proxy statement in order to induce any Astrea stockholders to vote in favor of any of the proposals at the Special Meeting.

We encourage you to review the financial statements of HotelPlanner.com and Reservations.com included in this proxy statement, as well as the financial information in the sections entitled “Selected Historical Financial Information of HotelPlanner.com”, “Selected Historical Financial Information of Reservations.com” and “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement and to not rely on any single financial measure.

Neither Astrea nor HotelPlanner.com or Reservations.com, or any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events:

PROJECTED REVENUE & ADJUSTED EBITDA (in Millions)
	FY 2021	FY 2022	FY 2023
Revenue	$127.5	$170.0	$214.7
% growth	71%	33%	26%

Adjusted EBITDA	$6.2	$20.4	$32.1
% margin	5%	12%	15%

Note: The 2021-2023 forecasted information above is unaudited and includes projected revenue and operating synergies from the Business Combination, but not the incremental impact of Astrea’s capital infusion to be provided.

The Projections above were based upon a variety of assumptions, including the HotelPlanner.com’s addressable market, growth of the overall U.S economy, the travel industry’s recovery to date and anticipated further recovery from the COVID-19 pandemic, and operating synergies expected to result from the Business Combination. For fiscal 2022, we have identified synergies in revenue and Adjusted EBITDA of $11 million and $13 million, respectively.

In preparing these Projections, we also considered HotelPlanner.com’s performance in 2020 as compared to 2019 (the last full year before the COVID-19 pandemic), relative to other online travel companies. Given the disproportionate impact of the COVID-19 pandemic on the travel industry, we and others in our industry believed it important to evaluate revenue and EBITDA performance not only from a growth and margin perspective, but also in comparison to 2019. In addition, the bulk of HotelPlanner.com’s bookings are derived from domestic leisure travel, an area that is expected to recover faster than the broader travel industry. We therefore created our operating projections by evaluating HotelPlanner.com’s real-time bookings and operating performance in the context of the global travel recovery.

In the Projections, revenue growth rates were primarily driven by increased hotel bookings and average booking value.

While there are many factors that lead to an online travel booking, HotelPlanner.com’s model forecasts increases in sales and marketing expenses of $95.6 million (75% of revenue) in 2021; $117.3 million (69% of revenue) in 2022; and $146.0 million (68% of revenue) in 2023 that support revenue growth.

These sales and marketing expense increases are primarily in search engine marketing, amounting to $64.8 million, $66.4 million, and $89.5 million in 2021, 2022, and 2023, respectively, followed by affiliate partnership marketing and search engine optimization costs. These components, coupled with a margin mix increase – reflecting that HotelPlanner.com is increasingly becoming the merchant of record rather than being paid a commission – is a significant driver of Revenue growth.

Adjusted EBITDA is comprised of revenue, less sales and marketing expenses (described above) and Other operating expenses.

Other operating expenses, including adjustments to arrive at adjusted EBITDA, are projected to be $25.7 million (20% of revenue) in 2021, $32.3 million (19% of revenue) in 2022, and $36.6 million (17% of revenue) in 2023. The major components of these other operating expenses include general & administrative expenses of $22.0 million, $28.3 million, and $32.2 million in 2021, 2022, and 2023, respectively; and technology expenses of $3.7 million, $4.0 million, and $4.4 million in 2021, 2022, and 2023, respectively.

The adjusted EBITDA growth forecast reflects the impact of the Company’s anticipated revenue growth and operating leverage, driven both by strategic initiatives and the operating benefits of the Business Combination. On the strategic side, the greater use of gig-based travel agents is expected to drive significant operating leverage over time, to reduce expenses associated with traditional call centers, and to increase revenue through increased conversion rates for bookings. The combination of HotelPlanner.com and Reservations.com is also expected to provide significant operating leverage, as increased scale and market power enables the combined enterprise to reduce IT, personnel, and other G&A expenses as a percentage of total revenue.

Growth forecasts and projections are based on assumptions and estimates and are subject to a substantial degree of uncertainty. The forecasts in this proxy statement relating to the expected growth in the travel market and corresponding projections related to the Company’s potential performance, may prove to be inaccurate. Even if the markets experience the forecasted growth described in this proxy statement, the Company may not grow its businesses at a similar rate, or at all. The Company’s growth and future performance is subject to, among other factors, the Company’s success in implementing its business strategies, which are subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this proxy statement should not be taken as indicative of the Company’s future growth.

As indicated elsewhere in this proxy statement, based upon the preliminary estimated results for the year ended December 31, 2021, as well as the ongoing and anticipated future impact of the factors impacting such results, the Target Companies have updated the projected financial information for the fiscal years ending December 31, 2022 and December 31, 2023. See the section titled “Summary of the Proxy Statement — Recent Developments” for further information on the preliminary estimated results and updated projected financial information.

Interests of Astrea’s Sponsor, Officers, and Directors in the Business Combination

In considering the recommendation of our Board to vote in favor of the Business Combination, stockholders should be aware that, aside from their interests as stockholders, our Sponsor and our directors, officers and advisors and the Target Companies’ current owners have interests in the Business Combination that are different from, or in addition to, those of our other stockholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:

•        On August 11, 2020, the Sponsor paid $25,000 to cover certain offering costs of Astrea in consideration for 4,312,500 sponsor shares. If the Transactions do not close, or another business combination is not consummated, by February 8, 2023 (or such later date as may be approved by Astrea’s stockholders), Astrea will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Public Shares for cash and, subject to the approval of its remaining stockholders and its board of directors, dissolving and liquidating. In such event, the sponsor shares would be worthless because the sponsor shares are not entitled to participate in any redemption or distribution with respect to such shares. Such shares had an aggregate market value of approximately $42.5 million based upon the closing price of $9.85 per share on Nasdaq on January 21, 2022, the record date for the Special Meeting. Accordingly, unlike other Astrea stockholders, the Sponsor and its affiliates can make a profit on the sponsor shares even if the market price of the Astrea common stock following the Closing is substantially below $10.00 per share.

•        The Sponsor purchased 475,000 Private Units from Astrea for $10.00 per Private Unit. This purchase took place on a private placement basis simultaneously with the consummation of the IPO. The Astrea Common Stock and Astrea Warrants comprising part of the Private Units and the Astrea Common Stock underlying such Astrea Warrants will become worthless if Astrea does not consummate an initial business combination by February 8, 2023 (or such later date as may be approved by Astrea stockholders). Such Private Units had an aggregate market value of approximately $4.8 million based upon the closing price of $10.06 per unit on Nasdaq on January 21, 2022, the record date for the Special Meeting.

•         The Sponsor, Astrea’s officers or directors, or their affiliates are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on Astrea’s behalf, such as identifying and investigating possible business targets and mergers. If Astrea fails to consummate a business combination by February 8, 2023 (or such later date as may be approved by Astrea stockholders), they will not have any claim against the Trust Account for repayment or reimbursement. As of January 21, 2022, no reimbursable expenses were outstanding.

•        In order to meet its working capital needs the Sponsor may, but is not obligated to, loan Astrea funds, from time to time or at any time, in whatever amount it deems reasonable in the Sponsor’s sole discretion, up to the $817,000 borrowings limit imposed by the Merger Agreement. These loans would be repayable upon consummation of the Merger or, at the option of the lender, may be converted into Private Units immediately prior to the Closing at an exchange rate of $10.00 of borrowings per Private Unit. In the event that the Transactions do not close, Astrea may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no other proceeds from the Trust Account would be used for such repayment. Accordingly, Astrea may not be able to repay or reimburse these amounts if the Transactions are not completed. An aggregate principal amount of $750,000 of working capital loans are outstanding as of January 21, 2022.

•        Mohsen Moazami, one of Astrea’s directors, has been nominated for election as a director of the post-business combination Company. As a result, he will likely receive the same compensation that other directors of Astrea will receive following the Business Combination.

•        In connection with Astrea’s IPO, the Sponsor agreed to be liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced below $10.00 per share by certain claims of target businesses or vendors or other entities that are owed money by Astrea for services rendered or contracted for or products sold to Astrea. The agreement entered into by the Sponsor provides for two exceptions to the indemnity given: it will have no liability (1) as to any claimed amounts owed to a target business or vendor or other entity who has executed an agreement with Astrea waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, or (2) as to any claims for indemnification by the underwriters of Astrea’s IPO against certain liabilities, including liabilities under the Securities Act. Marcum LLP, Astrea’s independent registered public accounting firm, and the underwriters of the IPO, have not executed agreements with Astrea waiving such claims to the monies held in the Trust Account. Astrea has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations, it has not asked the Sponsor to reserve for such obligations and Astrea does not believe the Sponsor has any significant liquid assets. Accordingly, Astrea believes it is unlikely that the Sponsor will be able to satisfy its indemnification obligations if it is required to do so.

At any time prior to the Special Meeting, during a period when they are not then aware of any material non-public information regarding Astrea or our securities, our Sponsor, officers, directors, the Target Companies and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Astrea common stock, vote their shares in favor of the Business Combination Proposal, or refrain from redeeming their shares for a pro rata portion of the Trust Account. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Special Meeting are approved, to provide additional equity financing, or to reduce the number of redemptions. This may result in the completion of our Business Combination that may not otherwise have been possible.

While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options. Entering into any such incentive arrangements may have a depressive effect on shares of Astrea common stock. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Special Meeting.

If such transactions are effected, the consequence could be to cause the Business Combination to be approved in circumstances where such approval could not otherwise be obtained. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the Special Meeting and would likely increase the chances that such proposals would be approved. As of the date of this proxy statement, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. Astrea will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be voted on at the Special Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Astrea’s amended and restated certificate of incorporation waives the doctrine of corporate opportunity. However, Astrea does not believe that such waiver had a material impact on its search for an acquisition target. This is because notwithstanding such waiver, Astrea’s officers and directors agreed in connection with Astrea’s IPO to present to it all target business opportunities that had a fair market value of at least 80% of the assets held in the trust account (excluding taxes payable on the income accrued in the trust account), subject only to any pre-existing fiduciary or contractual obligations.

The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Astrea and its stockholders and what may be best for a director’s personal interests when determining to recommend that stockholders vote for the proposals.

Certain Other Benefits in the Business Combination

In addition to the interests of Astrea’s directors and officers in the Business Combination, stockholders should be aware that EarlyBird and Perella have financial interests that are different from, or in addition to, the interests of our stockholders.

Astrea engaged EarlyBird, the representative of the underwriters of Astrea’s IPO, as an advisor in connection with the Business Combination to assist in holding meetings with Target Companies and their advisors, representatives, and members to discuss the potential Business Combination, introduce Astrea to potential investors that are interested in purchasing its securities in connection with its initial Business Combination, assist in obtaining stockholder approval for the Business Combination and to assist with press releases and public filings in connection with the Business Combination. Astrea will pay EarlyBirdCapital a cash fee for such services upon the consummation of the Business Combination in an amount equal to 3.5% of the gross proceeds of the Initial Public Offering, or an aggregate of $6,037,500.

HotelPlanner.com engaged Perella to act as financial advisor in connection with the Business Combination. At the Closing, Perella will be entitled to a transaction fee of $7,500,000 in cash and $2,500,000 in shares of Class A Common Stock. Additionally, in HotelPlanner.com’s sole discretion, Perella may be paid a discretionary fee of up to $2,000,000 at the Closing, payable in shares of Class A Common Stock.

Satisfaction of 80% Test

It is a requirement under the Existing Charter and Nasdaq rules that Astrea complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into an initial business combination.

As of the date of the execution of the Merger Agreement, the balance of funds in the Trust Account was approximately $172.5 million. Without taking into account any taxes payable on the income earned on the Trust Account, 80% of such amount was approximately $138 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the Astrea board of directors used as a fair market value the estimated enterprise value of approximately $567 million. In determining whether the enterprise value represents the fair market value of Target Companies, Astrea’s board of directors considered all of the factors described in the section entitled “The Business Combination Proposal — The Astrea Board’s Reasons for Approval of the Business Combination,” and the fact that the purchase price for the Target Companies was the result of arm’s-length negotiations. As a result, Astrea’s board of directors concluded that the fair market value of the Target Companies was in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of Astrea’s management team and the Astrea board of directors, Astrea’s board of directors believes that the members of the management team and the Astrea board of directors are qualified to determine whether the Business Combination meets the 80% test. Astrea’s board of directors did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.

Anticipated Accounting Treatment

The Business Combination will be accounted for using the acquisition method of accounting, with Astrea as the accounting acquirer. Under the acquisition method of accounting, Astrea’s assets and liabilities will be maintained at carrying value, and the assets and liabilities associated with the Target Companies will be recorded at estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recognized as goodwill.

Exchange Listing

Astrea’s units, common stock and warrants are traded on Nasdaq under the symbols “ASAXU,” “ASAX,” and “ASAXW,” respectively. At the Closing, each unit will separate into its component parts and the units will cease to exist. Upon the Closing, Astrea intends to change its name from “Astrea Acquisition Corp.” to “HotelPlanner Inc.”, and its existing common stock will be reclassified as Class A Common Stock. Astrea intends to apply to continue the listing of its Class A Common Stock and warrants on Nasdaq under the symbols “HOTP” and “HOTPW,” respectively.

Sources and Uses of Funds for the Business Combination

The following table summarizes the sources and uses for funding the Business Combination. Where actual amounts are not known or knowable, the figures below represent Astrea’s good faith estimate of such amounts, assuming:

•        No Redemptions:    The expected beneficial ownership of shares of Astrea common stock post-Business Combination in the “No Redemptions” column in the table below has been determined based upon the following additional assumptions: (i) no holders of Public Shares exercise their redemption rights; and (ii) the Pre-Closing Holders subscribe for an aggregate of 46,500,000 shares of Astrea Class B Common Stock and receive 46,500,000 HotelPlanner.com Common Units an aggregate of $35 million in Cash Consideration as consideration at Closing. In addition, the ownership reflected in this column (i) does not take into account the shares of Class A Common Stock issuable upon the exercise of the 8,862,500 Astrea Warrants which will be outstanding at the Closing, (ii) does not take into account shares of Class A Common Stock underlying the HotelPlanner.com Common Units, (iii) does not take into account shares of Class A Common Stock underlying Earnout Units, and (iv) does not include the issuance of any shares upon completion of the Business Combination under the 2021 Plan.

•        Maximum Redemptions:    The expected beneficial ownership of shares of Astrea common stock post-Business Combination in the “Maximum Redemptions” column in the table below has been determined based upon the following additional assumptions: (i) 7,250,000 Public Shares are redeemed for an aggregate payment of approximately $72.5 million from the Trust Account, which is the maximum amount of redemptions that would satisfy the Minimum Cash Condition; and (ii) the Pre-Closing Holders subscribe for an aggregate of 46,500,000 shares of Astrea Class B Common Stock and receive 46,500,000 HotelPlanner.com Common Units an aggregate of $35 million in Cash Consideration as consideration at Closing. In addition, the ownership reflected in this column (i) does not take into account the shares of Class A Common Stock issuable upon the exercise of the 8,862,500 Astrea Warrants which will be outstanding at the Closing, (ii) does not take into account shares of Class A Common Stock underlying the HotelPlanner.com Common Units, (iii) does not take into account shares of Class A Common Stock underlying Earnout Units, and (iv) does not include the issuance of any shares upon completion of the Business Combination under the 2021 Plan.

Estimated Sources and Uses (No Redemptions, in millions)

Sources		Uses
Cash in Trust(1)	$172.5	Cash to Balance Sheet	$120.8
Equity Rollover – HotelPlanner.com(2)	$334.8	Equity Rollover	$465.0
Equity Rollover – Reservations.com(2)	$130.2	HotelPlanner.com Secondary Proceeds	$10.0
		Reservations.com Secondary Proceeds	$25.0
HP Net Cash from Balance Sheet(3)	$10.0	Fees and Expenses(4)	$26.7
Total Sources	$647.5	Total Uses	$647.5

____________

(1)      Represents the expected amount of the restricted investments and cash held in the Trust Account upon consummation of the Business Combination.

(2)      Excludes up to 20,000,000 Earnout Units (and a corresponding number of shares of Class B Common Stock) issuable to the Pre-Closing Holders upon the satisfaction of certain earnout targets set forth in the Merger Agreement following the consummation of the Business Combination.

(3)      Includes cash and debt from both HotelPlanner.com and Reservations.com.

(4)      Represents the total estimated transaction and financial advisory fees and expenses incurred by Astrea and the Target Companies as part of the Business Combination.

Estimated Sources and Uses (Maximum Redemptions, in millions)

Sources		Uses
Cash in Trust(1)	$100.0	Cash to Balance Sheet	$48.3
Equity Rollover – HotelPlanner.com(2)	$334.8	Equity Rollover	$465.0
Equity Rollover – Reservations.com(2)	$130.2	HotelPlanner.com Secondary Proceeds	$10.0
		Reservations.com Secondary Proceeds	$25.0
HP Net Cash from Balance Sheet(3)	$10.0	Fees and Expenses(4)	$26.7
Total Sources	$575.0	Total Uses	$575.0

____________

(1)      Represents the expected amount of the restricted investments and cash held in the Trust Account upon consummation of the Business Combination.

(2)      Excludes up to 20,000,000 Earnout Units (and a corresponding number of shares of Class B Common Stock) issuable to the Pre-Closing Holders upon the satisfaction of certain earnout targets set forth in the Merger Agreement following the consummation of the Business Combination.

(3)      Includes cash and debt from both HotelPlanner.com and Reservations.com.

(4)      Represents the total estimated transaction and financial advisory fees and expenses incurred by Astrea and the Target Companies as part of the Business Combination.

Board of Astrea Following the Business Combination

The initial board of directors of the Company will consist of eleven members. Immediately following the Closing Date, the Company Board will be as set forth in the section entitled “Management of the Company Following the Business Combination.”

Name; Headquarters

In connection with the Business Combination, Astrea will change its name to “HotelPlanner Inc.” The Company will be headquartered at 205 Datura Street, 10th Floor, West Palm Beach, FL 33401.

Redemption Rights

Pursuant to the Existing Charter, a public stockholder may request that Astrea redeem all or a portion of such public stockholder’s Public Shares for cash if the Business Combination is consummated. You will be entitled to receive cash for any Public Shares to be redeemed only if you:

(i)     (a) hold Public Shares or (b) hold Public Shares through units and you elect to separate your units into the underlying Public Shares and public warrants prior to exercising your redemption rights with respect to the Public Shares; and

(ii)    prior to 5:00 p.m., Eastern Time, on February 11, 2022 (two business days prior to the vote at the Special Meeting) (a) submit a written request to the Transfer Agent that Astrea redeem your Public Shares for cash and (b) deliver your Public Shares to the Transfer Agent, physically or electronically through DTC.

As noted above, holders of units must elect to separate the underlying Public Shares and public warrants prior to exercising redemption rights with respect to the Public Shares. Holders may instruct their broker to do so, or if a holder holds units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so. Public stockholders may elect to redeem all or a portion of such public stockholder’s Public Shares even if they vote for the Business Combination Proposal. If the Business Combination is not consummated, the Public Shares will not be redeemed for cash. If a public stockholder properly exercises its right to redeem its Public Shares and timely delivers its Public Shares to the Transfer Agent, Astrea will redeem each share of common stock for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Public Shares. If a public stockholder exercises its redemption rights, then it will be exchanging its redeemed Public Shares for cash and will no longer own such shares. Any request to redeem Public Shares, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. Furthermore, if a holder of a Public Shares delivers its certificate in connection with an election of its redemption and subsequently decides prior to the Closing not to elect to exercise such rights, it may simply request that Astrea instruct our Transfer Agent to return the certificate (physically or electronically). The holder can make such request by contacting the Transfer Agent, at the address or email address listed in this proxy statement. We will be required to honor such request only if made prior to the deadline for exercising redemption requests. See the section entitled “Special Meeting of the Stockholders — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

In order for public stockholders to exercise their redemption rights in respect of the Business Combination Proposal, public stockholders must properly exercise their right to redeem the Public Shares they hold no later than the close of the vote on the Business Combination Proposal and deliver their Public Shares (either physically or electronically) to the Transfer Agent prior to 5:00 p.m., Eastern Time, on February 11, 2022 (two business days prior to the vote at the Special Meeting). Immediately following the consummation of the Business Combination, the Company will satisfy the exercise of redemption rights by redeeming the Public Shares issued to the public stockholders that validly exercised their redemption rights.

Holders of our warrants will not have redemption rights with respect to the warrants.

Vote Required for Approval

The approval of the Business Combination Proposal (and consequently, the Merger Agreement and the Business Combination) requires the affirmative vote of a majority of the outstanding shares of Astrea common stock. Brokers are not entitled to vote on the Business Combination Proposal in the absence of instructions from the beneficial holder. Broker non-votes and abstentions will have the same effect as a vote “against” the Business Combination Proposal because an absolute percentage of affirmative votes is required to approve the proposal, regardless of how many votes are cast, and broker non-votes and abstentions are not affirmative votes.

Approval of the Business Combination Proposal is a condition to the Closing. The Business Combination Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if any of the other Condition Precedent Proposals are not approved, and if such condition is not waived by the parties to the Merger Agreement, the Business Combination Proposal will have no effect, even if approved by our stockholders, and the Business Combination will not be consummated.

Pursuant to the Sponsor Agreement, our Sponsor has agreed to vote all shares of Astrea common stock beneficially owned by it in favor of the Business Combination Proposal. As of the record date, the Sponsor owns an aggregate of 4,787,500 shares of Astrea common stock, which in the aggregate represents 21.7% of our total outstanding shares as of the record date. In addition to the shares of Astrea Common Stock held by the Sponsor, Astrea would need 6,231,251 shares, or approximately 36.1%, of the 17,250,000 Public Shares sold in the IPO to be voted in favor of the Business Combination Proposal, assuming all outstanding shares of common stock were voted.

Recommendation of the Astrea Board of Directors

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

The existence of financial and personal interests of Astrea’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Astrea and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section of this proxy statement entitled “The Business Combination Proposal — Interests of Astrea’s Sponsor, Officers, and Directors in the Business Combination” for a further discussion.

PROPOSAL NO. 2 — THE CHARTER AMENDMENT PROPOSAL

Overview

Astrea’s stockholders are being asked to approve the Proposed Charter in the form attached hereto as Annex B-1, which, if approved by the stockholders, will take effect prior to the completion of the Business Combination. Astrea’s board of directors believes the Proposed Charter is necessary to adequately address the needs of the Company following the completion of the Business Combination.

The Proposed Charter differs in several respects from the Existing Charter, as follows:

•        the Proposed Charter changes the name of the Company from “Astrea Acquisition Corp.” to “HotelPlanner Inc.” immediately following the completion of the Business Combination;

•        the Proposed Charter increases the authorized common stock of the Company from 50,000,000 shares to 375,000,000 shares, consisting of 300,000,000 shares of Astrea Class A Common Stock and 75,000,000 shares of Astrea Class B Common Stock, and increases the authorized preferred stock from 1,000,000 shares to 5,000,000 shares;

•        the Proposed Charter defines the respective rights and restrictions of each class of the Company’s capital stock;

•        the Proposed Charter provides that the Company has the authority to create and issue rights, warrants and options and the Company Board is authorized to set the terms thereof;

•        the Proposed Charter provides that stockholders of the Company do not have any pre-emptive rights to subscribe to an additional issuance of the Company’s capital stock;

•        the Proposed Charter provides that the Company Board shall have the power to make, alter or amend or repeal any bylaw, and that no bylaw made, altered or amended by the stockholders shall retroactively invalidate any prior act of the Company Board that would have been valid if such bylaw had not been adopted;

•        the Proposed Charter provides that, in the absence of fraud, (i) a person is not disqualified from dealing or contracting with the Company on account of being a director of the Company, (ii) a transaction or contract is not void or voidable by reason of the fact that a director or an affiliate of a director is an interested party, provided that the transaction or contract is approved by the Company Board, management, or a majority of all the outstanding shares of the capital stock of the Company, and (iii) a director shall not be liable to account to the Company for any profit realized by him or her from or through any such transaction or contract that has been ratified or approved;

•        the Proposed Charter clarifies the Company’s indemnification obligations to its officers and directors;

•        the Proposed Charter provides that special meetings of the stockholders of the Company may be called only by the chairman of the Company Board, the chief executive officer of the Company, or the Company Board;

•        the Proposed Charter provides that advance notice is required for stockholder nominations for the election of directors and stockholder proposals, and must be given in the manner and to the extent provided in the Bylaws;

•        the Proposed Charter provides that any action required or permitted to be taken by the stockholders may not be effected by written consent;

•        the Proposed Charter provides that removal of one or more directors for cause requires the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Company following the consummation of the Business Combination, voting together as a single class;

•        the Proposed Charter provides a forty percent (40%) stock ownership threshold to examine the books and records of the Company, except such corporate records as are by statute open to the inspection of stockholders, or if such examination is authorized by a resolution of the Company Board;

•        the Proposed Charter provides that the approval of holders of a majority of the voting power of the Company’s capital stock shall be required to amend, the Company’s certificate of incorporation; and

•        the Proposed Charter removes the provisions in the Existing Charter relating to Astrea’s status as a blank check company; and makes the Company’s existence perpetual.

Reasons for the Amendments

In the judgment of Astrea’s board of directors, the amendments included in the Proposed Charter are necessary to address the needs of the Company after the completion of the Business Combination, including that:

•        the name of the new public entity will better reflect the combined companies’ business;

•        the greater number of authorized shares of capital stock will enable the Company to have the shares needed to complete the Business Combination and have additional authorized shares for future corporate needs of the Company; and

•        the provisions that relate to the operation of Astrea as a blank check company prior to the consummation of its initial business combination will not be applicable to the Company following completion of the Business Combination.

For a more detailed discussion of the reasons for the approval of certain provisions in the Proposed Charter, see “The Advisory Charter Proposals — Reasons for the Advisory Charter Proposals” below. The foregoing summary of the Proposed Charter is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B-1.

Vote Required for Approval

The approval of the Charter Amendment Proposal requires the affirmative vote of a majority of the outstanding shares of Astrea common stock. Brokers are not entitled to vote on the Charter Amendment Proposal in the absence of instructions from the beneficial holder. Broker non-votes and abstentions will have the same effect as a vote “against” the Business Combination Proposal because an absolute percentage of affirmative votes is required to approve the proposal, regardless of how many votes are cast, and broker non-votes and abstentions are not affirmative votes.

Under the Merger Agreement, the approval of the Charter Amendment Proposal is a condition to the consummation of the Business Combination. The Charter Amendment Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if any of the other Condition Precedent Proposals are not approved, and if such condition is not waived by the parties to the Merger Agreement, the Charter Amendment Proposal will have no effect, even if approved by our stockholders.

Pursuant to the Sponsor Agreement, our Sponsor has agreed to vote all shares of Astrea common stock beneficially owned by it in favor of the Charter Amendment Proposal. As of the record date, the Sponsor owns an aggregate of 4,787,500 shares of Astrea common stock, which in the aggregate represents 21.7% of our total outstanding shares as of the record date.

Recommendation of the Astrea Board of Directors

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE CHARTER AMENDMENT PROPOSAL.

The existence of financial and personal interests of Astrea’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Astrea and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section of this proxy statement entitled “The Business Combination Proposal — Interests of Astrea’s Sponsor, Officers, and Directors in the Business Combination” for a further discussion.

PROPOSAL NO. 3 — THE ADVISORY CHARTER PROPOSALS

Overview

Astrea’s stockholders are being asked to vote, on a non-binding advisory basis, on a series of proposals to approve certain governance provisions in the Proposed Charter. These proposals are being presented separately in accordance with SEC guidance to give stockholders the opportunity to present their separate views on important corporate governance provisions. This separate vote is not otherwise required by the DGCL separate and apart from the Charter Amendment Proposal; however, pursuant to SEC guidance, Astrea is required to submit these provisions to our stockholders separately for approval. The stockholder votes on these proposals are advisory and are not binding on Astrea or Astrea’s board of directors (separate and apart from the approval of the Charter Amendment Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Charter Proposals (separate and apart from approval of the Charter Amendment Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, Astrea intends that the Proposed Charter will take effect upon the Closing, assuming approval of the Charter Amendment Proposal.

Advisory Charter Proposals

The following table sets forth a summary of the governance provisions comprising the Advisory Charter Proposals. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement as Annex B-1. All stockholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

Advisory Charter Proposal	Existing Charter	Proposed Charter
Advisory Charter Proposal A – Increase the Authorized Share Capital and Creation of New Class B Common Stock	The authorized share capital of the Company is 50,000,000 shares of common stock, and 1,000,000 shares of preferred stock. Under the Existing Charter there is only one class of common stock.

The Proposed Charter would authorize 380,000,000 shares, consisting of (i) 375,000,000 shares of common stock, including 300,000,000 shares of Class A Common Stock and 75,000,000 shares of Class B Common Stock, and (ii) 5,000,000 shares of preferred stock.

The Proposed Charter creates two classes of common stock, the Class A Common Stock and the Class B Common Stock, having the following respective rights:

Voting Rights.    Holders of shares of Class A Common Stock will be entitled to cast one vote per share of Class A Common Stock, and holders of shares of Class B Common Stock will be entitled to cast one vote per share of Class B Common Stock; and the Class A Common Stock and the Class B Common Stock shall vote together as a single class on all matters properly submitted to the stockholders entitled to vote.

Dividend Rights of Class A Common Stock.    Holders of shares of Class A Common Stock shall be entitled to receive such dividends and distributions (payable in cash, stock or otherwise), as may be declared by the Company Board.

Advisory Charter Proposal	Existing Charter	Proposed Charter

Dividend Rights of Class B Common Stock:    Holders of shares of Class B Common Stock shall not be entitled to receive dividends or distributions, except for dividends consisting of shares of Class B Common Stock, or rights or other securities convertible into or exercisable for shares of Class B Common stock, unless a dividend of equivalent terms, consisting of shares of Class A Common Stock or rights or other securities convertible into or exercisable for shares of Class A Common stock, is simultaneously paid to the holders of Class A Common Stock.

Liquidation Rights of Class A Common Stock:    Upon a liquidation, dissolution or winding up of the Company, after the payment or provision for payment of debts and other liabilities, and any preferred distributions, holders of shares of Class A Common Stock shall be entitled to receive all of the remaining assets of the Company available for distribution to stockholders.

Liquidation Rights of Class B Common Stock:    Holders of shares of Class B Common Stock shall not be entitled to receive any assets of the Company upon a liquidation, dissolution or winding up of the Company.

Redemption of Class B Common Stock:    Shares of Class B Common Stock shall be redeemable for shares of Class A Common Stock on the terms and subject to the conditions set forth in the HotelPlanner.com A&R Operating Agreement; provided, however, that the Company may satisfy its or its affiliates’ obligations in respect of any such redemption of shares of Class B Common Stock by delivering (directly or indirectly through an affiliate) to the holder of shares of Class B Common Stock upon such redemption, cash in the amount permitted by and provided in the HotelPlanner.com A&R Operating Agreement.

Advisory Charter Proposal B – Board Authority to Amend the Bylaws	The Existing Charter provides that Astrea’s board of directors is authorized to make, alter, and repeal the Existing Bylaws, subject to the power of the stockholders to alter or repeal any bylaw.

The Proposed Charter provides that the Board shall have the power, without the assent or vote of the stockholders, to make, alter or amend or repeal any bylaw, subject to the right of stockholders to alter or repeal any such bylaw; however, the Proposed Charter further provides that no bylaw so made, altered or amended by the stockholders shall retroactively invalidate any prior act of the Company Board that would have been valid if such bylaw had not been made, altered, or amended by the stockholders.

Advisory Charter Proposal	Existing Charter	Proposed Charter
Advisory Charter Proposal C – Limitations on Calling Special Meetings

The Existing Bylaws provide that special meetings of stockholders may be called by a majority of the entire board of directors, or the president or chairman of the board, and shall be called by the secretary at the request in writing of stockholders owning a majority of the issued and outstanding capital stock entitled to vote.

The Proposed Charter provides that, except as otherwise expressly provided by the terms of any series of preferred stock permitting the holders of shares of such series to call a special meeting of the holders of such series, special meetings of the stockholders of the Company may be called only by the chairman of the Company Board, the chief executive officer of the Company, or the Company Board; and the ability of the stockholders to call a special meeting of the stockholders is specifically denied.

Advisory Charter Proposal D — Removal of Directors for Cause

The Existing Charter does not address whether and how directors may be removed from office. As required by the DGCL, the Existing Bylaws provide that, if Astrea’s board of directors is classified, stockholders may remove any director or the entire board of directors only for cause, by a majority vote of the holders of the outstanding shares then entitled to vote at an election of directors.

The Proposed Charter provides that any director or the entire Company Board may be removed only for cause, and only by the affirmative vote of the holders of two-thirds (66 and 2/3%) of the voting power of all the then outstanding shares of the capital stock of the Company entitled to vote thereon.

Advisory Charter Proposal E – Limitations on the Examination of Books and Records	The Existing Charter does not contain any provisions relating to the rights of stockholders examine the books and records of the Company.

The Proposed Charter provides that no stockholder or stockholders holding less than forty percent (40%) of the total issued stock of the Company will be entitled to examine the books of account or documents or papers or vouchers of the Company, except by a resolution of the Company Board giving such privileges; however, this provision shall not restrict the examination of such corporate records as are by statute open to the inspection of stockholders.

Reasons for the Advisory Charter Proposals

Each of the material amendments to the Existing Charter described above was negotiated as part of the Business Combination. The Astrea board of directors’ reasons for proposing each of these amendments to the Existing Charter are set forth below.

Proposal No. 3A: Reclassification of Common Stock and Increase in Authorized Shares — This amendment allows for the issuance of shares of capital stock required under the Merger Agreement to effectuate the proposed Up-C structure, by providing members of HotelPlanner.com with an equivalent voting interest in the Company. Further, Astrea’s board of directors believes the increase in authorized shares of common stock and preferred stock is necessary in order for the Company to have sufficient authorized share capital to issue the shares of Class B Common Stock to the Pre-Closing Holders as required by the Merger Agreement and for the reservation of shares of Class A Common Stock pursuant to the 2021 Plan and ESPP. Astrea’s board of directors also believes that it is important for the Company to have available for issuance a number of authorized shares of common stock and preferred stock sufficient to support growth and to provide flexibility for future corporate needs (including, if needed, financings and future acquisitions).

Proposal No. 3B: Board Authority to Amend the Bylaws — The Existing Charter currently authorizes the Board to make, alter, and repeal bylaws, subject to the power of the stockholders to alter or repeal any such actions. The Proposed Charter seeks merely to provide clarification that any subsequent stockholder action changing, or repealing bylaws created or amended by the Board will not retroactively invalidate any prior act of the Company Board.

Proposal No. 3C: Special Meetings — The Existing Charter contains no provisions for the calling of a special meeting of stockholders. The Proposed Charter would provide that special meetings of the stockholders may be called only by or at the direction of the board of directors, the chairman of the board of directors, or the chief executive officer. The amendment is intended to limit the ability to call stockholder meetings in order to minimize the cost and distraction of management and directors attendant to special meetings, and to prevent minority stockholders’ attempts to circumvent the board to attempt to remove directors, amend organizational documents or take other actions without the Company Board’s consent or to call a stockholders meeting to otherwise advance minority stockholders’ agenda. We believe this achieves a reasonable balance between enhancing stockholder rights and adequately protecting the long-term interests of the Company and its stockholders.

Proposal No. 3D: Removal of Directors — Astrea’s bylaws provide that directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors. The Proposed Charter would allow for the removal of directors with cause only by stockholders voting at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock entitled to vote in an election of directors. Astrea’s board believes that the extraordinary action of removing a director, or the entire Company Board, for cause should not be taken without the approval of a substantial portion of the Company’s voting power. In the absence of this provision of the Proposed Charter, a person or group acquiring a simple majority of the shares could remove one or more directors, or the entire Company Board, regardless of whether that action was in the best interests of the Company and its stockholders, and would deprive smaller stockholders of the ability to consider and vote on this important matter. Imposition of a two-thirds voting requirement for this action will ensure that any removal cannot be effected in such circumstances. In reaching this conclusion, Astrea’s board of directors was cognizant of the potential for certain stockholders to hold a substantial beneficial ownership of the Company. Astrea further believes that, going forward, a supermajority voting requirement encourages persons seeking control of the Company to negotiate with the board of directors to reach terms that are appropriate for all stockholders.

Proposal No. 3E: Stockholder Action by Written Consent — The Existing Charter contains no provisions for stockholder action by written consent. The Proposed Charter would provide that actions of stockholders must be taken at a duly called annual or special meeting of stockholders and may not be effected by written consent unless such action is recommended or approved by all members of the board of directors then in office. Eliminating the right of stockholders to act by written consent limits the circumstances under which stockholders can act on their own initiative to remove directors or alter or amend our organizational documents outside of a duly called special or annual meeting of the stockholders. Astrea’s board believes this is desirable to provide all Company stockholders with notice of actions proposed to be taken or approved by the stockholders and to provide all Company stockholders with the opportunity to participate in the consideration of such actions or other approval items. Because such actions do not require consideration at a meeting, potentially without proper notice to all stockholders, they effectively disenfranchise smaller stockholders on potentially critical matters that should be presented at an appropriately called annual or special meeting. Further, Astrea’s board of directors believes that limiting stockholders’ ability to act by written consent will reduce the time and effort the board of directors and management would need to devote to stockholder proposals, which time and effort could distract our board of directors and management from other important company business.

Vote Required for Approval

The approval of each Advisory Charter Proposal requires the affirmative vote of holders of a majority of the shares of Astrea common stock represented in person (which includes virtually) or by proxy at the Special Meeting and entitled to vote thereat. Brokers are not entitled to vote on the Advisory Charter Proposals in the absence of instructions from the beneficial holder. Broker non-votes will have no effect on the Advisory Charter Proposals because brokers are not entitled to vote on such proposals. Abstentions will have the same effect as a vote “against” the Advisory Charter Proposals because abstentions represent shares present and entitled to vote and thus are included in the denominator in determining the percentage approval.

As discussed above, a vote to approve each Advisory Charter Proposal is an advisory vote and therefore is not binding on Astrea. Accordingly, regardless of the outcome of the non-binding advisory vote, if the Charter Amendment Proposal is approved and the Business Combination is consummated, Astrea will adopt the Proposed Charter. However, if the Business Combination Proposal, the Charter Amendment Proposal, the Nasdaq Proposal, or the Director Election Proposal are not approved, the Advisory Charter Proposals will not be presented at the Special Meeting. Further, notwithstanding the approval of the Advisory Charter Proposals, if any of the Condition Precedent Proposals are not approved, and if such condition is not waived by the parties to the Merger Agreement, the Advisory Charter Proposals will have no effect, even if approved by our stockholders.

Pursuant to the Sponsor Agreement, our Sponsor has agreed to vote all shares of Astrea common stock beneficially owned by it in favor of each Advisory Charter Proposal. As of the record date, the Sponsor owns an aggregate of 4,787,500 shares of Astrea common stock, which in the aggregate represents 21.7% of our total outstanding shares as of the record date.

Recommendation of the Astrea Board of Directors

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF EACH ADVISORY CHARTER PROPOSAL.

The existence of financial and personal interests of Astrea’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Astrea and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section of this proxy statement entitled “The Business Combination Proposal — Interests of Astrea’s Sponsor, Officers, and Directors in the Business Combination” for a further discussion.

PROPOSAL NO. 4 — THE NASDAQ PROPOSAL

Overview

Astrea’s stockholders are also being asked to approve the Nasdaq Proposal. The Nasdaq Proposal is a proposal to approve the issuance or potential issuance of more than 20% of our issued and outstanding common stock and the issuance of shares of common stock resulting in a “change of control” under Nasdaq rules.

If the Nasdaq Proposal is approved, (i) up to 46,500,000 shares of Class B Common Stock will be issued to the Pre-Closing Holders pursuant to the terms of the Subscription Agreements and (ii) the HotelPlanner.com Common Units issued to the Pre-Closing Holders pursuant to the Merger Agreement will be redeemable for up to an aggregate of 46,500,000 shares of Class A Common Stock upon the terms and subject to the conditions of the HotelPlanner.com A&R Operating Agreement, which will together represent approximately 422% of the 22,037,500 shares of Astrea common stock outstanding immediately prior to the Business Combination, assuming (a) none of Astrea’s public shareholders exercise redemption rights with respect to their Public Shares, and (b) no exercise of Astrea’s 8,862,500 outstanding warrants at an exercise price of $11.50 per share (which warrants are not exercisable until 30 days after the completion of the Business Combination).

Reasons for the Approval of the Nasdaq Proposal

We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635 (a) and (b).

First, pursuant to Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of the stock or assets of another company if: (1) where, due to the present or potential issuance of common stock, including shares issued pursuant to an earn-out provision or similar type of provision, or securities convertible into or exercisable for common stock, other than a public offering for cash: (A) the common stock has or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of stock or securities convertible into or exercisable for common stock; or (B) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities; or (2) any director, officer or Substantial Shareholder (as defined by Rule 5635(e)(3)) of the company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company or assets to be acquired or in the consideration to be paid in the transaction or series of related transactions and the present or potential issuance of common stock, or securities convertible into or exercisable for common stock, could result in an increase in outstanding common shares or voting power of 5% or more. Upon the consummation of the Business Combination, (i) up to 46,500,000 shares of Class B Common Stock will be issued to the Pre-Closing Holders pursuant to the terms of the Subscription Agreements and (ii) the HotelPlanner.com Common Units issued to the Pre-Closing Holders pursuant to the Merger Agreement will be redeemable for up to an aggregate of 46,500,000 shares of Class A Common Stock upon the terms and subject to the conditions of the HotelPlanner.com A&R Operating Agreement, which will together represent approximately 422% of the 22,037,500 shares of Astrea common stock outstanding immediately prior to the Business Combination, assuming (a) none of Astrea’s public shareholders exercise redemption rights with respect to their Public Shares, and (b) no exercise of Astrea’s 8,862,500 outstanding warrants at an exercise price of $11.50 per share (which warrants are not exercisable until 30 days after the completion of the Business Combination). Accordingly, the aggregate number of shares of common stock that Astrea will issue in the Business Combination will exceed 20% of both the voting power and the shares of Astrea common stock outstanding before such issuance, and for this reason, Astrea is seeking the approval of its stockholders for the foregoing issuances.

Second, pursuant to Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the company. The issuance and potential issuance of shares of Class A Common Stock and Class B Common Stock in the Business Combination could potentially result in a change of control of Astrea. Accordingly, Astrea is seeking the approval of its stockholders for such issuances.

Effect of the Proposal on Current Stockholders

If the Nasdaq Proposal is approved, (i) up to 46,500,000 shares of Class B Common Stock will be issued to the Pre-Closing Holders pursuant to the terms of the Subscription Agreements and (ii) the HotelPlanner.com Common Units issued to the Pre-Closing Holders pursuant to the Merger Agreement will be redeemable for up to an aggregate of 46,500,000 shares of Class A Common Stock upon the terms and subject to the conditions of the HotelPlanner.com A&R Operating Agreement, which will together represent approximately 422% of the 22,037,500 shares of Astrea common stock outstanding immediately prior to the Business Combination, assuming (a) none of Astrea’s public shareholders exercise redemption rights with respect to their Public Shares, and (b) no exercise of Astrea’s 8,862,500 outstanding warrants at an exercise price of $11.50 per share (which warrants are not exercisable until 30 days after the completion of the Business Combination.

In the event that this proposal is not approved by our stockholders, the Business Combination may not be consummated. In the event that this proposal is approved by our stockholders, but the Merger Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of common stock pursuant to the Business Combination Agreement, Astrea will not issue the shares of common stock.

Vote Required for Approval

The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the shares of Astrea common stock represented in person (which includes virtually) or by proxy at the Special Meeting and entitled to vote thereat. Brokers are not entitled to vote on the Nasdaq Proposal in the absence of instructions from the beneficial holder. Broker non-votes will have no effect on the Nasdaq Proposal because brokers are not entitled to vote on such proposal. Abstentions will have the same effect as a vote “against” the Nasdaq Proposal because abstentions represent shares present and entitled to vote and thus are included in the denominator in determining the percentage approval.

Approval of the Nasdaq Proposal is a condition to the Closing. The Nasdaq Proposal is conditioned on the approval of each of the other Condition Precedent Proposals. Therefore, if any of the other Condition Precedent Proposals are not approved, and if such condition is not waived by the parties to the Merger Agreement, the Nasdaq Proposal will have no effect, even if approved by our stockholders.

Pursuant to the Sponsor Agreement, our Sponsor has agreed to vote all shares of Astrea common stock beneficially owned by it in favor of the Nasdaq Proposal. As of the record date, the Sponsor owns an aggregate of 4,787,500 shares of Astrea common stock, which in the aggregate represents 21.7% of our total outstanding shares as of the record date.

Recommendation of the Astrea Board of Directors

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

The existence of financial and personal interests of Astrea’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Astrea and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section of this proxy statement entitled “The Business Combination Proposal — Interests of Astrea’s Sponsor, Officers, and Directors in the Business Combination” for a further discussion.

PROPOSAL NO. 5 — THE DIRECTOR ELECTION PROPOSAL

Overview

Astrea’s Board of Directors currently consists of five members and is divided into three classes, with only one class of directors being elected in each year and each class serving a three-year term. Assuming the Charter Amendment Proposal is approved and the Proposed Charter is adopted, the Company Board will consist of three classes designated as Class I, Class II and Class III, respectively. The term of the initial Class I directors shall expire at the first annual meeting of stockholders of the Company following the effectiveness of the Proposed Charter; the term of the initial Class II directors shall expire at the second annual meeting of stockholders of the Company following the effectiveness of the Proposed Charter; and the term of the initial Class III directors shall expire at the third annual meeting of stockholders of the Company following the effectiveness of the Proposed Charter. At each succeeding annual meeting of stockholders of the Company, beginning with the first annual meeting of the stockholders of the Company following the effectiveness of the Proposed Charter, each of the individuals elected to succeed directors whose term expires at that annual meeting shall be elected for a three-year term and shall hold office until the annual meeting for the year in which his or her term expires and until the election and qualification of his or her successor, subject, however, to his or her earlier death, resignation, retirement or removal.

Assuming the other Conditions Precedent Proposals are approved, Astrea’s stockholders are being asked to elect eleven (11) directors to the Company Board, effective upon the Closing, to serve staggered terms on the Company Board until the 2022, 2023 and 2024 annual meetings of stockholders, respectively, or in each case until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, retirement or removal.

Director Nominees

The Astrea board of directors has nominated Gianno Caldwell, Jeff Goldstein and James Wilkinson as Class I directors for a term expiring at the 2022 annual meeting of stockholders; Mahesh Chaddah, Dieter Huckestein, John Prince, and Kate Walsh as Class II directors for a term expiring at the 2023 annual meeting of stockholders; and Tim Hentschel, Mohsen Moazami, Yatin Patel, and Dylan Ratigan as Class III directors for a term expiring at the 2024 annual meeting of stockholders, and in each case, until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, retirement or removal. Please see the section of this proxy statement entitled “Management of the Company Following the Business Combination” for information on the experience of the director nominees.

Vote Required for Approval

The election of the director nominees pursuant to the Director Election Proposal requires a plurality of the votes cast by holders of common stock. This means that a director nominee will be elected if such director receives more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of such nominee. Failure to vote by proxy or to vote in person (which would include presence at the virtual Special Meeting) at the Special Meeting and “WITHHOLD” votes will have no effect on the vote since a plurality of the votes cast is required for the election of the director nominee. Cumulative voting is not permitted in the election of directors.

The Director Election Proposal is conditioned on the approval of the Business Combination Proposal, the Charter Amendment Proposal, and the Nasdaq Proposal. Therefore, if any of the other Condition Precedent Proposals are not approved, the Director Election Proposal will have no effect, even if approved by our stockholders.

Pursuant to the Sponsor Agreement, our Sponsor has agreed to vote all shares of Astrea common stock beneficially owned by it in favor of the Director Election Proposal. As of the record date, the Sponsor owns an aggregate of 4,787,500 shares of Astrea common stock, which in the aggregate represents 21.7% of our total outstanding shares as of the record date.

Recommendation of the Astrea Board of Directors

THE BOARD RECOMMENDS THAT OUR STOCKHOLDERS
VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

The existence of financial and personal interests of Astrea’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Astrea and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section of this proxy statement entitled “The Business Combination Proposal — Interests of Astrea’s Sponsor, Officers, and Directors in the Business Combination” for a further discussion.

PROPOSAL NO. 6 — THE INCENTIVE PLAN PROPOSAL

Overview

Astrea is asking its stockholders to approve the HotelPlanner Inc. 2021 Incentive Award Plan (the “2021 Plan”). The Astrea board of directors has determined that the 2021 Plan is in the best interests of its stockholders and has approved the 2021 Plan prior to the Special Meeting, subject to stockholder approval at the Special Meeting. The 2021 Plan will become effective as of the date immediately prior to the Closing, subject to approval by Astrea’s stockholders.

The 2021 Plan is described in more detail below. A copy of the 2021 Plan is attached to this proxy statement as Annex C.

The 2021 Plan

The principal purpose of the 2021 Plan is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of stockholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in the Company and providing a means of recognizing their contributions to the Company’s success. The Astrea board of directors believes that equity awards are necessary for the Company to remain competitive in its industry and are essential to recruiting and retaining highly qualified employees.

Summary of the 2021 Plan

This section summarizes certain principal features of the 2021 Plan. The summary is qualified in its entirety by reference to the complete text of the 2021 Plan.

Eligibility

Options, restricted stock units and other stock-based and cash-based awards under the 2021 Plan may be granted to individuals who are then the Company’s officers, employees or consultants or are the officers, employees or consultants of certain of the Company’s subsidiaries. Such awards also may be granted to the Company’s directors. Only employees of the Company or certain of its corporate subsidiaries may be granted incentive stock options (“ISOs”). Following the consummation of the Business Combination, the Company (including its subsidiaries) is expected to have approximately 127 employees, 2 consultants and 7 non-employee directors who will be eligible to receive awards under the 2021 Plan.

Administration

The Compensation Committee of the Company Board is expected to administer the 2021 Plan. In accordance with the 2021 Plan, the Compensation Committee is expected to consist of members of the Company Board, each of whom is intended to qualify as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and an “independent director” within the meaning of the rules of the applicable stock exchange or other principal securities market on which shares of Class A Common Stock are traded. The 2021 Plan provides that the Company Board or compensation committee may delegate its authority to grant awards to employees, other than executive officers and certain senior executives of the Company, to a committee consisting of one or more members of the Company Board or one or more of the Company’s officers, other than awards made to non-employee directors, which must be approved by the full Company Board.

Subject to the terms and conditions of the 2021 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject to awards and the terms and conditions of awards, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2021 Plan. The administrator is also authorized to adopt, amend or rescind rules relating to administration of the 2021 Plan.

Shares Available for Awards

Under the 2021 Plan, 4,520,000 shares of the Company’s Class A Common Stock (which equals 5% of the fully diluted shares of Class A Common Stock estimated to be outstanding immediately after the Closing, on an as-converted or as-exchanged basis taking into account all securities convertible into, or exercisable, exchangeable or redeemable for shares of Class A Common Stock) will be initially reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock unit awards, performance bonus awards, performance stock unit awards, dividend equivalents, or other stock- or cash-based awards. The number of shares of Class A Common Stock initially reserved for issuance or transfer pursuant to awards under the 2021 Plan will be increased on the first day of each fiscal year beginning in 2023 and ending in 2031, by the number of shares equal to the least of (A) an amount of additional shares such that the total number of shares available for issuance under the 2021 Plan on such first day of the year, after giving effect to the additional shares, equals 5% of the shares of Class A Common Stock outstanding on the last day of the immediately preceding fiscal year (determined on an as converted or as-exchanged basis, taking into account all securities convertible into, or exercisable, exchangeable or redeemable for shares of Class A Common Stock) and (B) such smaller number of shares of Class A Common Stock as may be determined by the Company Board; but no more than 4,520,000 shares of Class A Common Stock may be issued upon the exercise of ISOs. The shares reserved for issuance under the 2021 Plan may be authorized but unissued shares or reacquired shares.

The following counting provisions will be in effect for the share reserve under the 2021 Plan:

•        to the extent that an award terminates, expires or lapses or is converted into an award in respect of shares of another entity in connection with a spin-off or other similar event, for any reason or an award is settled in cash without the delivery of shares, any shares subject to the award at such time will be available for future grants under the 2021 Plan;

•        to the extent shares are tendered or withheld to satisfy the grant, exercise price or tax withholding obligation with respect to any award under the 2021 Plan, such tendered or withheld shares will be available for future grants under the 2021 Plan;

•        to the extent shares subject to SARs are not issued in connection with the stock settlement of SARs on exercise thereof, such shares will be available for future grants under the 2021 Plan;

•        the payment of dividend equivalents in cash in conjunction with any outstanding awards will not be counted against the shares available for issuance under the 2021 Plan; and

•        to the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any of its subsidiaries will not be counted against the shares available for issuance under the 2021 Plan.

The 2021 Plan also provides that the sum of the grant date fair value of all equity-based awards and the maximum that may become payable pursuant to a cash-based award to any individual for services as a non-employee director during any calendar year may not exceed $500,000.

Types of Awards

The 2021 Plan provides that the administrator may grant or issue stock options, SARs, restricted stock, restricted stock units, performance bonus awards, performance stock units, other stock- or cash-based awards and dividend equivalents, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

•        Non-Qualified Stock Options (“NSOs”) provide for the right to purchase shares of the Company’s Class A Common Stock at a specified price that may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NSOs may be granted for any term specified by the administrator that does not exceed ten years.

•        Incentive Stock Options (“ISOs”) will be designed in a manner intended to comply with the provisions of Section 422 of the Code, and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of Class A Common Stock on the date of grant, may only be granted to employees of certain corporations, and must not be exercisable after a period of ten years following the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of the Company’s capital stock, the exercise price must be at least 110% of the fair market value of a share of Class A Common Stock on the date of grant, and the ISO must not be exercisable after a period of five years following the date of grant. Any ISO or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be an NSO.

•        Restricted Stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Holders of restricted stock, unlike recipients of options, will have voting rights and the right to receive dividends, if any, prior to the time when the restrictions lapse; however, dividends will not be released until restrictions are removed or expire.

•        Restricted Stock Units (“RSUs”) may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted stock, RSUs may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, stock underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

•        Stock Appreciation Rights, or SARs, may be granted in tandem with stock options or other awards, or separately. SARs granted in tandem with stock options or other awards typically will provide for payments to the holder based upon increases in the price of Class A Common Stock over a set exercise price. The exercise price of any SAR granted under the 2021 Plan must be at least 100% of the fair market value of a share of Class A Common Stock on the date of grant. SARs under the 2021 Plan will be settled in cash or shares of Class A Common Stock, or in a combination of both, at the election of the administrator.

•        Performance Bonus Awards and Performance Stock Units are denominated in cash or shares/unit equivalents, respectively, and may be linked to one or more performance or other criteria as determined by the administrator.

•        Other Stock- or Cash-Based Awards are awards of cash, fully vested shares of Class A Common Stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of Class A Common Stock. Other stock- or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments, and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. The administrator will determine the terms and conditions of other stock- or cash-based awards, which may include vesting conditions based on continued service, performance and/or other conditions.

•        Dividend Equivalents represent the right to receive the equivalent value of dividends paid on shares of Class A Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are converted to cash or shares by such formula and such time as determined by the administrator. In addition, dividend equivalents with respect to an award subject to vesting will either (i) to the extent permitted by applicable law, not be paid or credited or (ii) be accumulated and subject to vesting to the same extent as the related award.

Any award may be granted as a performance award, meaning that the award will be subject to vesting and/or payment based on the attainment of specified performance goals.

Adjustments

In the event of any stock dividend or other distribution, stock split, reverse stock or unit split, reorganization, combination or exchange of shares, merger, consolidation, split-up, spin-off, recapitalization, repurchase, change of control or any other corporate event affecting the number of outstanding shares of the Company’s Class A Common Stock or HotelPlanner.com Common Units or the share price of Class A Common Stock or HotelPlanner.com Common Units that would require adjustments to the 2021 Plan or any awards under the 2021 Plan in order to prevent the dilution or enlargement of the potential benefits intended to be made available thereunder, the administrator will make appropriate, proportionate adjustments to: (i) the aggregate number and type of shares subject to the 2021 Plan; (ii) the number and kind of shares subject to outstanding awards and terms and conditions of outstanding awards (including, without limitation, any applicable performance targets or criteria with respect to such awards); and (iii) the grant or exercise price per share of any outstanding awards under the 2021 Plan, including, without limitation, (a) to provide for the cancellation of any such award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such award or realization of the participant’s rights under the vested portion of such award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such award or realization of the participant’s rights, in any case, is equal to or less than zero, then the award may be terminated without payment; (b) to provide that such award shall vest and, to the extent applicable, be exercisable as to all shares (or other property) covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such award; (c) to provide that such award be assumed by the successor or survivor corporation or entity, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation or entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the administrator; (d) to make adjustments in the number and type of shares of Class A Common Stock (or other securities or property) subject to outstanding awards or with respect to which awards may be granted under the Plan or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding awards; (e) to replace such award with other rights or property selected by the administrator; or (f) to provide that the award will terminate and cannot vest, be exercised or become payable after the applicable event.

Amendment and Termination

The Company Board may terminate, amend, or suspend the 2021 Plan at any time and from time to time. However, certain amendments to the 2021 Plan require stockholder approval to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule). No amendments to outstanding awards that materially and adversely affect a participant’s rights under the award may be made without participant consent, except in connection with certain transactions (such as equity restructurings, corporate transactions, or a change in control) or to preserve the intended tax treatment of the participant’s award. Notwithstanding the foregoing, the administrator has the authority to amend any outstanding option or SAR to reduce its exercise price per share or cancel any option or SAR in exchange for cash or another award, in each case, without stockholder approval.

No awards may be granted pursuant to the 2021 Plan after the tenth (10th) anniversary of the earlier of (i) the date Astrea’s board of directors approved the 2021 Plan and (ii) the date Astrea’s stockholders approved the Plan, but any award that is outstanding on the termination date of the 2021 Plan will remain in force according to the terms of the 2021 Plan and the applicable award agreement.

Foreign Participants, Claw-back Provisions, Transferability and Participant Payments

The administrator may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures to address differences in laws, rules, regulations or customs of such foreign jurisdictions. All awards will be subject to any Company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Except as the administrator may determine or provide in an award agreement, awards under the 2021 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the 2021 Plan, and exercise price obligations arising in connection with the exercise of stock options under the

2021 Plan, the administrator may, in its discretion, accept cash, wire transfer or check, shares of Class A Common Stock that meet specified conditions, a promissory note, a “market sell order,” such other consideration as the administrator deems suitable or any combination of the foregoing.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the 2021 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

•        Non-Qualified Stock Options.    If an optionee is granted an NSO under the 2021 Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the Class A Common Stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of Class A Common Stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. The Company or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

•        Incentive Stock Options.    A participant will generally not recognize taxable income upon grant or exercise of an ISO. However, the excess of the fair market value of the shares of the Company’s Class A Common Stock received upon exercise over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the fair market value of the shares at the time of exercise over the exercise price (or if less, the amount realized in the disposition over the exercise price), with any remaining gain or loss being treated as capital gain or capital loss. The Company or its subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

•        Other Awards.    The current federal income tax consequences of other awards authorized under the 2021 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Code Section 83(b) election, in which case ordinary income is recognized on the date of grant in an amount equal to the excess of the fair market value of the shares on the date of grant over the price paid, if any); restricted stock units, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. The Company or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Limitation on the Employer’s Compensation Deduction

Section 162(m) of the Code limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers and highly-compensated employees of the employer to the extent the compensation paid to such an officer for the year exceeds $1 million.

Section 409A of the Code

Certain types of awards under the 2021 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the 2021 Plan and awards granted under the 2021 Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the 2021 Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits

At or shortly following the Closing, while the Company expects to make grants of equity awards under the 2021 Plan to certain of the Company’s employees, any such grants will be made at the discretion of the administrator and are not currently determinable. The value of future awards granted under the 2021 Plan will depend on a number of factors, including the fair market value of the Class A Common Stock on future dates, the exercise decisions made by the participants and the extent to which any applicable performance goals necessary for vesting or payment are achieved.

Vote Required for Approval

The approval of the Incentive Plan Proposal will require the affirmative vote of a majority of the shares of Astrea common stock represented in person (which includes virtually) or by proxy at the Special Meeting and entitled to vote thereat. Brokers are not entitled to vote on the Incentive Plan Proposal in the absence of instructions from the beneficial holder. Broker non-votes will have no effect on the Incentive Plan Proposal because brokers are not entitled to vote on such proposal. Abstentions will have the same effect as a vote “against” the Incentive Plan Proposal because abstentions represent shares present and entitled to vote and thus are included in the denominator in determining the percentage approval.

The Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal, the Charter Amendment Proposal, and the Nasdaq Proposal. Therefore, if any of the other Condition Precedent Proposals is not approved, the Incentive Plan Proposal will have no effect, even if approved by our stockholders.

Pursuant to the Sponsor Agreement, our Sponsor has agreed to vote all shares of Astrea common stock beneficially owned by it in favor of the Incentive Plan Proposal. As of the record date, the Sponsor owns an aggregate of 4,787,500 shares of Astrea common stock, which in the aggregate represents 22.2% of our total outstanding shares as of the record date.

Recommendation of the Astrea Board of Directors

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” THE APPROVAL OF THE INCENTIVE PLAN PROPOSAL.

The existence of financial and personal interests of Astrea’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Astrea and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section of this proxy statement entitled “The Business Combination Proposal — Interests of Astrea’s Sponsor, Officers, and Directors in the Business Combination” for a further discussion.

PROPOSAL NO. 7 — THE ESPP PROPOSAL

Overview

Astrea is asking its stockholders to approve the HotelPlanner Inc. 2021 Nonqualified Employee Stock Purchase Plan (the “ESPP”). The Astrea board of directors has determined that the ESPP is in the best interests of its stockholders and approved the ESPP prior to the Special Meeting, subject to stockholder approval at the Special Meeting. The ESPP will become effective as of the date immediately prior to the Closing, subject to approval by Astrea’s stockholders.

The ESPP is described in more detail below. A copy of the ESPP is attached to this proxy statement as Annex D.

The ESPP

The ESPP is designed to allow eligible employees of the Company and its subsidiaries to purchase shares of Class A Common Stock by payroll deduction. The ESPP is not intended to qualify under Section 423 of the Code. The material terms of the ESPP are summarized below. The purpose of the ESPP is to assist such employees to acquire a stock ownership interest in the Company and to encourage such employees to remain in the employment of the Company or its subsidiaries.

Summary of the ESPP

This section summarizes certain principal features of the ESPP. The summary is qualified in its entirety by reference to the complete text of the ESPP.

Eligibility

All employees of the Company and of any of its subsidiaries designated by the administrator of the ESPP as a participating employer are eligible to participate in the ESPP for a given purchase period unless the administrator provides otherwise prior to the beginning of the purchase period to exclude employees who (i) customarily work less than five months in a calendar year, and/or (ii) are customarily scheduled to work less than 20 hours per week. Employees who, after the granting of the option, would be deemed for purposes of Section 423(b)(3) of the Code to possesses 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its subsidiaries will not be eligible to participate in the Plan. Notwithstanding the foregoing, the administrator may limit eligibility further within the Company or a designated subsidiary so as to only designate some employees of the Company or a designated subsidiary as eligible, and, to the extent the restrictions regarding eligibility are not consistent with applicable local laws, the applicable local laws shall control. All eligible employees of the Company or of any designated subsidiary granted options pursuant to an offering shall have the same rights and privileges under the ESPP within the meaning of Section 423(b)(5) of the Code. Following the consummation of the Business Combination, the Company and its subsidiaries are expected to have approximately 110 employees who will be eligible to receive awards under the ESPP. Consultants and non-employee directors are not eligible to participate in the ESPP.

Administration

Subject to the terms and conditions of the ESPP, the Compensation Committee of the Company Board will administer the ESPP. The Compensation Committee can delegate administrative tasks under the ESPP to agents and/or employees. The administrator will have the discretionary authority to administer and interpret the ESPP. Interpretations and constructions of the administrator of any provision of the ESPP or of any rights thereunder will be conclusive and binding on all persons. The Company will bear all expenses and liabilities incurred by the ESPP administration.

Shares Available for Awards

Under the ESPP, 904,000 shares of the Company’s Class A Common Stock (which equals 1% of the fully diluted shares of Class A Common Stock estimated to be outstanding immediately after the Closing, on an as-converted or as-exchanged basis taking into account all securities convertible into, or exercisable, exchangeable or redeemable for shares of Class A Common Stock) will be initially reserved for issuance pursuant to options and matching shares under the ESPP. The number of shares of Class A Common Stock initially reserved for issuance or transfer pursuant to awards under the ESPP will be increased on the first day of each fiscal year beginning in 2023 and ending in 2031, by the number of shares equal to the least of (A) an amount of additional shares such that the total number of shares available for issuance under the ESPP on such first day of the year, after giving effect to the additional shares, equals 1% of the shares of Class A Common Stock outstanding on the last day of the immediately preceding fiscal year (determined on an as converted or as-exchanged basis, taking into account all securities convertible into, or exercisable, exchangeable or redeemable for shares of Class A Common Stock) and (B) such smaller number of shares of Class A Common Stock as may be determined by the Company Board. The shares reserved for issuance under the ESPP may be authorized but unissued shares or reacquired shares.

If all or any part of an award expires, lapses or is terminated, converted into an award in respect of shares of another entity in connection with a spin-off or other similar event, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring shares covered by the award at a price not greater than the price (as adjusted to reflect any equity restructuring) paid by the participant for such shares or not issuing any shares covered by the award, the unused shares covered by the award will, as applicable, become or again be available for awards under the Plan.

Participation

Eligible employees will enroll in the ESPP by completing a payroll deduction form permitting the deduction from their compensation of at least 1% of their compensation but not more than 25% of their compensation, except as may otherwise be determined by the administrator. Such payroll deductions may be expressed as either a whole number percentage or a fixed dollar amount, and the accumulated deductions will be applied to the purchase of shares on each exercise date.

Compensation of an employee, for the purpose of the ESPP, means, unless the administrator provides otherwise prior to the beginning of a purchase period, the regular cash earnings, base salary, wages or fees paid to the employee on each payday as compensation for services to the Company or any of its designated subsidiaries, before deduction for any salary deferral contributions made by the employee to any tax-qualified or nonqualified deferred compensation plan, including overtime, shift differentials, vacation pay, salaried production schedule premiums, holiday pay, jury duty pay, funeral leave pay, paid time off, military pay and prior week adjustments, but excluding bonuses, commissions, education or tuition reimbursements, imputed income arising under any group insurance or benefit program, travel expenses, business and moving reimbursements, including tax gross ups and taxable mileage allowance, income received in connection with any stock options, restricted stock, restricted stock units or other compensatory equity awards and all contributions made by the Company or any of its designated subsidiaries for the employee’s benefit under any employee benefit plan now or hereafter established. Such compensation shall be calculated before deduction of any income or employment tax withholdings, but shall be withheld from the employee’s net income. This definition is qualified in its entirety by reference to the complete text of the ESPP.

Offering

Under the ESPP, participants are offered the option to purchase shares of the Company’s Class A Common Stock (subject to a Company match of shares described below) at the end of approximately six-month purchase periods, commencing on and ending on such dates as may be determined by the administrator, using their accumulated after-tax payroll deductions. The duration and timing of purchase periods may be established or changed by the administrator at any time, in its sole discretion. The option price per share of Class A Common Stock to be paid by a participant upon exercise of the participant’s option on the last day of each purchase period will equal the fair market value on such exercise date.

Unless a participant has previously canceled his or her participation in the ESPP or has ceased to be an eligible employee, as defined by the ESPP, before the exercise date, the participant will be deemed to have exercised his or her option in full as of each exercise date. Upon exercise, the participant will purchase the number of whole shares that his or her accumulated payroll deductions will buy at the option price, provided that in no event shall a participant be permitted to purchase during each purchase period more than, in the aggregate, 0.5% of shares, subject to the participation limitations listed above. Such purchased shares are fully vested on the exercise date. Any balance less than the per share option price that is remaining in the participant’s ESPP account (after exercise of such participant’s option) as of the exercise date shall be carried forward to the next purchase period. Any balance not carried forward to the next purchase period because a participant has withdrawn from the ESPP or has ceased to be an eligible employee will be promptly refunded to the applicable participant without interest thereon. In no event shall an amount greater than or equal to the per share option price as of an exercise date be carried forward to the next purchase period.

On the first day of a purchase period, each participant will be eligible to receive from the Company a number of shares equal to the number of such participant’s purchased shares purchased on the exercise date described in the previous paragraph, subject to participant’s continued status as an eligible employee through such exercise date. Such matching shares will vest in full on the six (6) month anniversary of the exercise date, subject to participant’s continued status as an eligible employee through such vesting date.

A participant may cancel his or her payroll deduction authorization at least seven (7) days prior to the end of the purchase period. Upon cancellation, the participant will have the option to either (i) receive a refund of the participant’s account balance in cash without interest, provided that a participant must elect to withdraw all of the funds and may not withdraw a partial amount, or (ii) exercise the participant’s option for the current purchase period for the maximum number of shares of Class A Common Stock on the applicable exercise date, with the remaining account balance refunded in cash without interest. Following at least one payroll deduction, a participant may also decrease (but not increase) his or her payroll deduction authorization once during any purchase period upon ten (10) calendar days’ prior written notice to the Company. If a participant wants to deliver a different election, he or she may do so effective for the next purchase period by submitting a new form before the purchase period for which such change is to be effective.

A participant may not assign, transfer, pledge or otherwise dispose of (other than by will or the laws of descent and distribution) payroll deductions credited to a participant’s account or any rights to exercise an option or to receive shares of Class A Common Stock under the ESPP, and during a participant’s lifetime, options in the ESPP shall be exercisable only by such participant. Any such attempt at assignment, transfer, pledge or other disposition will not be given effect.

Adjustments

In the event of any increase or decrease in the number of issued shares of the Company’s Class A Common Stock or HotelPlanner.com Common Units resulting from a stock or unit split, reverse stock split, stock dividend or unit distribution, combination or reclassification of the Class A Common Stock or HotelPlanner.com Common Units, or any other increase or decrease in the number of shares of Class A Common Stock or HotelPlanner.com Common Units effected without receipt of consideration by us or HotelPlanner.com (as applicable), the Company will proportionately adjust the aggregate number of shares of Class A Common Stock offered under the ESPP, the number and price of shares which any participant has elected to purchase or is eligible to receive under the ESPP and the maximum number of shares which a participant may elect to purchase or be eligible to receive in any single purchase period. If there is a proposal to dissolve or liquidate the Company, then the ESPP will terminate immediately prior to the consummation of such proposed dissolution or liquidation, and any purchase period then in progress will be shortened by setting a new exercise date to take place before the date of the Company’s dissolution or liquidation. The Company will notify each participant of such change in writing before the new exercise date and any matching shares for such exercise date will be granted on the new exercise date. If the Company undergoes a merger with or into another corporation or sell all or substantially all of the Company’s assets, each outstanding option will be assumed or an equivalent option substituted by the successor corporation or the parent or subsidiary of the successor corporation. If the successor corporation refuses to assume the outstanding options or substitute equivalent options, then any purchase period then in progress will be shortened by setting a new exercise date to take place before the date of the Company’s proposed sale or merger. The Company will notify each participant of such change in writing before the new exercise date and any matching shares for such exercise date will be granted on the new exercise date. Notwithstanding the foregoing, in the event the Company undergoes a merger with or into another corporation or sell all or substantially all of the Company’s assets, and conditional upon the participant being employed by the Company or a designated Subsidiary upon the consummation of such transaction, (i) all unvested matching shares granted during a purchase period that is completed prior to such transaction shall fully accelerate upon the consummation of the transaction, and (ii) all unvested matching shares granted during the purchase period in which such transaction occurs shall accelerate on a prorated basis of (x) the number of days from the beginning of the purchase period during which the transaction occurs, divided by (y) the total number of days in the purchase period (i.e., if such transaction is consummated 120 days into a purchase period of 180 days, two-thirds of the unvested matching shares granted during such purchase period shall fully vest) upon the consummation of such transaction.

Amendment and Termination

The Company Board may amend, suspend or terminate the ESPP at any time. To the extent necessary to comply with any applicable law, regulation or stock exchange rule, the Company shall obtain stockholder approval of any such amendment to the ESPP in such a manner and to such a degree as required by such law, regulation or rule. If the administrator determines that the ongoing operation of the ESPP may result in unfavorable financial accounting consequences, the administrator may in its discretion modify or amend the ESPP to reduce or eliminate such accounting consequences including, but not limited to: (i) altering the option price for any purchase period including a purchase period underway at the time of the change in option price, (ii) shortening any purchase period so that the purchase period ends on a new exercise date, including a purchase period underway at the time of the administrator action, and (iii) allocating shares of common stock, and such modifications or amendments will not require stockholder approval or the consent of any participant. The ESPP will continue until the earlier to occur of (a) the termination of the ESPP by the Company (which termination may be effected by the Company Board at any time pursuant to the terms of the ESPP), or (b) the tenth (10th) anniversary of the effective date of the ESPP.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to the purchase of shares under the ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

The ESPP is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. Accordingly, certain tax benefits available to participants in a Section 423 qualified plan are not available under the ESPP.

For federal income tax purposes, a participant generally will not recognize taxable income on the grant of an option under the ESPP, nor will the Company be entitled to any deduction at that time. Upon the exercise of an ESPP option, a participant will recognize ordinary income, and the Company or its subsidiaries or affiliates will be entitled to a corresponding deduction, in an amount equal to the difference between the fair market value of the shares of Class A Common Stock on the exercise date and the option price paid for the shares. A participant’s basis in shares of Class A Common Stock received on exercise, for purposes of determining the participant’s gain or loss on subsequent disposition of such shares of Class A Common Stock, generally, will be the fair market value of the shares of Class A Common Stock on the date the participant exercises his or her option.

Upon the subsequent sale of the shares acquired upon the exercise of an ESPP option, the participant will recognize capital gain or loss (long-term or short-term, depending on how long the shares were held by the participant following the date they were purchased before disposing of them).

Limitation on the Employer’s Compensation Deduction

Section 162(m) of the Code limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers and highly-compensated employees of the employer to the extent the compensation paid to such an officer for the year exceeds $1 million.

Section 409A of the Code

Certain types of awards under the ESPP may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the ESPP and awards granted under the ESPP are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the administrator, the ESPP and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits

Since participation in the ESPP is voluntary and benefits under the ESPP depend on contribution elections and the fair market value of the shares of the Company’s common stock on various future dates, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the ESPP in the future are not determinable.

Vote Required for Approval

The approval of the ESPP Proposal will require the affirmative vote of a majority of the shares of Astrea common stock represented in person (which includes virtually) or by proxy at the Special Meeting and entitled to vote thereat. Brokers are not entitled to vote on the ESPP Proposal in the absence of instructions from the beneficial holder. Broker non-votes will have no effect on the ESPP Proposal because brokers are not entitled to vote on such proposal. Abstentions will have the same effect as a vote “against” the ESPP Proposal because abstentions represent shares present and entitled to vote and thus are included in the denominator in determining the percentage approval.

The ESPP Proposal is conditioned on the approval of the Business Combination Proposal, the Charter Amendment Proposal, and the Nasdaq Proposal. Therefore, if any of the other Condition Precedent Proposals are not approved, the ESPP Proposal will have no effect, even if approved by our stockholders.

Pursuant to the Sponsor Agreement, our Sponsor has agreed to vote all shares of Astrea common stock beneficially owned by it in favor of the ESPP Proposal. As of the record date, the Sponsor owns an aggregate of 4,787,500 shares of Astrea common stock, which in the aggregate represents 22.2% of our total outstanding shares as of the record date.

Recommendation of the Astrea Board of Directors

THE BOARD RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE ESPP PROPOSAL.

The existence of financial and personal interests of Astrea’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Astrea and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section of this proxy statement entitled “The Business Combination Proposal — Interests of Astrea’s Sponsor, Officers, and Directors in the Business Combination” for a further discussion.

PROPOSAL NO. 8 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows the Astrea board of directors to submit a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies, if a postponement or adjournment is required by applicable law, or if it is determined by Astrea, HotelPlanner.com and Reservations.com that more time is necessary to satisfy the conditions to closing the Business Combination.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to the Special Meeting and is not approved by the stockholders, the Astrea board of directors may not be able to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the Condition Precedent Proposals or if more time is otherwise necessary to satisfying the conditions to closing the Business Combination. In such events, the Business Combination would not be completed.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the shares of Astrea common stock represented in person (which includes virtually) or by proxy at the Special Meeting and entitled to vote thereat. Brokers, banks, and nominees may vote without instructions from the beneficial holder with respect to the Adjournment Proposal, which is a routine proposal. Accordingly, there should be no broker non-votes with respect to the Adjournment Proposal. Abstentions will have the same effect as a vote “against” the Adjournment Proposal because abstentions represent shares present and entitled to vote and thus are included in the denominator in determining the percentage approval.

The Adjournment Proposal is not conditioned upon any other proposal.

Pursuant to the Sponsor Agreement, our Sponsor has agreed to vote all shares of Astrea common stock beneficially owned by it in favor of the Adjournment Proposal, if presented. As of the record date, the Sponsor owns an aggregate of 4,787,500 shares of Astrea common stock, which in the aggregate represents 21.7% of our total outstanding shares as of the record date.

Recommendation of the Astrea Board of Directors

THE BOARD RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

The existence of financial and personal interests of Astrea’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of Astrea and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section of this proxy statement entitled “The Business Combination Proposal — Interests of Astrea’s Sponsor, Officers, and Directors in the Business Combination” for a further discussion.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheet of the combined company as of September 30, 2021 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 present combined financial information for Astrea and the Target Companies after giving effect to the Business Combination and related adjustments described in the accompanying notes. Astrea, HotelPlanner.com and Reservations.com are collectively referred to herein as the Companies, and the Companies, subsequent to the Business Combination, are referred to herein as the combined company.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives pro forma effect to the Business Combination as if it was consummated on September 30, 2021.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited and unaudited historical financial statements of each of Astrea, HotelPlanner.com and Reservations.com and the notes thereto, the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Astrea,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HotelPlanner.com” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Reservations.com”, and other information relating to Astrea, HotelPlanner.com and Reservations.com contained in this proxy statement, including the Merger Agreement and the description of certain terms thereof set forth in the section entitled “The Business Combination Proposal”.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and is subject to change as additional information becomes available and analyses are performed. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

Astrea is a blank check company incorporated as a Delaware corporation on August 11, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses or entities. On February 8, 2021, Astrea consummated its Initial Public Offering of 15,000,000 units at $10.00 per unit, generating gross proceeds of $150,000,000. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 430,000 private placement units at a price of $10.00 per private placement unit in a private placement to Astrea Acquisition Sponsor, LLC (the “Sponsor”), generating gross proceeds of $4.3 million. On February 18, 2021, the underwriters exercised their over-allotment option in full, resulting in the sale of an additional 2,250,000 Units for gross proceeds of $22.5 million less the underwriters’ discount of $0.45 million. In connection with the underwriters’ exercise of their over-allotment option, Astrea also consummated the sale of an additional 45,000 private placement units at $10.00 per private placement unit, generating total proceeds of $0.45 million. A total of $22.5 million was deposited into the Trust Account.

The following describes the two operating entities:

•        HotelPlanner.com, a Florida limited liability company, was founded in August 2003 and enables individuals and groups to book hotels and other accommodations through its proprietary artificial intelligence-enabled reservations platform.

•        Reservations.com, a Florida limited liability company, was originally founded in January 2013 and is an online travel company that operates in the travel industry by providing online and offline travel booking services to consumers for destinations within the United States of America and abroad.

On August 9, 2021, Astrea entered into the Merger Agreement with the Target Companies and certain related entities. Following the Closing, the combined company will be organized in an Up-C structure, in which (1) HotelPlanner.com will own substantially all of the assets and business of HotelPlanner.com and Reservations.com and (2) Astrea, to be renamed HotelPlanner Inc., will be the holding company for the combined enterprise’s business, holding a minority of the HotelPlanner.com Common Units, and its assets, which currently consist of cash both within and outside of its trust account, will be distributed to HotelPlanner.com after payment of transactional expenses and funds to Astrea’s public stockholders exercising their redemption rights described herein. Following the Closing, the Company will be the sole manager of HotelPlanner.com and will have a multiple-class stock structure, comprised of Class A common stock, which will carry one vote per share and such economic rights as are set forth in the Company’s Certificate of Incorporation, and Class B common stock, which will carry one vote per share but will carry no economic rights.

The Business Combination will be accounted for using the acquisition method of accounting with Astrea as the accounting acquirer. Under the acquisition method of accounting, Astrea’s assets and liabilities will be recorded at carrying value and the assets and liabilities associated with the Target Companies will be recorded at estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recognized as goodwill. For purposes of the Unaudited Pro Forma Condensed Combined Balance Sheet, the purchase consideration has been allocated to the assets acquired and liabilities assumed of the Target Companies based upon management’s preliminary estimate of their fair values as of September 30, 2021. The Company has not completed the valuation analysis and calculations in sufficient detail necessary to arrive at the required estimates of the fair value of the Target Companies assets acquired or liabilities assumed, other than a preliminary estimate for intangible assets and deferred revenue. Accordingly, apart from intangible assets and deferred revenue, the Target Companies assets and liabilities are presented at their respective carrying amounts and should be treated as preliminary values.

For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. Under the Merger Agreement, Reservations.com will be merged with and into HotelPlanner.com, and HotelPlanner.com will adopt the HotelPlanner.com A&R Operating Agreement and effect a recapitalization, resulting in Astrea becoming the sole manager of HotelPlanner.com., a limited liability entity. Control of a limited liability entity is derived from the legal rights and obligations afforded to the managing member via the A&R Operating Agreement, which provides Astrea, the sole managing member, with the ability to direct the operating and financial policies of HotelPlanner.com and Reservations.com.

In connection with the Closing, Astrea, HotelPlanner.com, and the Pre-Closing Holders will enter into a tax receivable agreement (the “Tax Receivable Agreement”). Pursuant to the Tax Receivable Agreement, Astrea will be required to pay 85% of certain tax benefits, if any, that it realizes (or in certain cases is deemed to realize) as a result of any increases in tax basis and certain other tax attributes and tax benefits related to redemptions and exchanges of HotelPlanner.com Common Units for shares of Class A Common Stock or cash in the future. In addition, concurrent with the Closing, the Company will enter into a stockholders agreement with certain equity holders of the Company relating to voting for directors of the Company and containing certain lock-up restrictions, as well as a registration rights agreement that will provide customary registration rights to certain equity holders of the Company.

Future payments to the Pre-Closing Holders in connection with Closing will approximate $10 million in the aggregate or $4.2 million in the aggregate when discounted at 11.5%, assuming (1) $34.5 million of cash paid to historical owners of HotelPlanner.com, (2) a share price equal to $10.00 per share, (3) a constant federal income tax rate of 21.0% and a state tax rate of 4.0%, (4) no material changes in tax law, (5) the ability to utilize tax attributes and (6) future tax receivable agreement payments. These amounts are estimates and have been prepared for informational purposes only. However, due to the uncertainty of various factors, including: (1) a constant federal income tax rate of 21.0% and a state tax rate of 4.0%, (2) no material changes in tax law and (3) the ability to utilize tax attributes, the likely tax savings we will realize and the resulting amounts we are likely to pay pursuant to the Tax Receivable Agreement are uncertain.

Estimating the amount of payments, if any, that may be made under the Tax Receivable Agreement is, by its nature, difficult, given the variety of factors on which the amount of such payments, if any, is based. The actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors including the timing of sales by the Pre-Closing Holders, the price of the Company’s Class A common stock at the time of the sales, whether such sales are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable. We plan to fund our payment obligations under the Tax Receivable Agreement out of cash distributions from HotelPlanner.com, though no assurances can be made as to how we will fund our payment obligations, if any, under the Tax Receivable Agreement.

The unaudited pro forma condensed combined information contained herein assumes that the Astrea’s stockholders approve the proposed Business Combination. Astrea’s stockholders may elect to redeem their shares of common stock for cash even if they approve the proposed Business Combination. Astrea cannot predict how many of its public stockholders will exercise their right to have their common stock redeemed for cash. As a result, the combined company has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios, which produce different allocations of total combined company equity between holders of the shares of Astrea common stock. As described in greater detail in Note 2 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information”, the first scenario, or “no redemption scenario”, assumes that none of Astrea’s public stockholders will exercise their right to have their Astrea common stock redeemed for cash, and the second scenario, or “maximum redemption scenario”, assumes that holders of the maximum number of shares of Astrea common stock that could be redeemed for cash while still leaving sufficient cash available, which amount cannot be less than $35 million, to consummate the Business Combination pursuant to the terms of the Merger Agreement, will exercise their right to have their Astrea common stock redeemed for cash. The actual results will be within the parameters described by the two scenarios; however, there can be no assurance regarding which scenario will be closest to the actual results. Under both scenarios, Astrea is considered the accounting acquirer, as further discussed in Note 2 of the “Notes to Unaudited Pro Forma Condensed Combined Financial Information”.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2021
(in thousands)

				No redemption scenario				Maximum redemption scenario
	Astrea (Historical)	HotelPlanner.com (Historical)	Reservations.com (Adjusted)(1)	Transaction Accounting Adjustments – PPA	Transaction Accounting Adjustments – Merger	Note 4	Pro Forma	Transaction Accounting Adjustments – PPA	Transaction Accounting Adjustments – Merger	Note 4	Pro Forma
Assets
Cash and cash equivalents	$52	$11,862	$813	$(36,362)	$144,902	4(a),4(d)	$121,267	$(36,362)	$72,402	4(a),4(d)	$48,767
Restricted cash	$—	$2,338	$—	$(2,338)	$—	4(a)	$—	$(2,338)	$—	4(a)	$—
Accounts receivable, net	$—	$9,936	$2,922	$(662)	$—	4(e)	$12,196	$(662)	$—	4(e)	$12,196
Prepaid expenses and other current assets	$503	$8,136	$130	$(7,663)	$—	4(b)	$1,106	$(7,663)	$—	4(b)	$1,106
Total current assets	$555	$32,272	$3,865	$(47,025)	$144,902		$134,569	$(47,025)	$72,402		$62,069
Property and equipment, net	$—	$128	$11	$—	$—		$139	$—	$—		$139
Intangible assets, net	$—	$1,962	$4,798	$189,940	$—	4(b)	$196,700	$189,940	$—	4(b)	$196,700
Cash and marketable securities held in Trust Account	$172,550	$—	$—	$—	$(172,550)	4(d)	$—	$—	$(172,550)	4(d)	$—
Other Assets	$—	$—	$37	$—	$—		$37	$—	$—		$37
Goodwill	$—	$—	$—	$452,921	$—	4(b)	$452,921	$449,299	$—	4(b)	$449,299
Total assets	$173,105	$34,362	$8,711	$595,836	$(27,648)		$784,366	$592,214	$(100,148)		$708,244

Liabilities, commitments and contingencies, and stockholders’ and owners’ (deficiency) equity
Accounts payable and accrued expenses	$359	$16,276	$16,144	$(662)	$(4,040)	4(e)	$28,077	$(662)	$(4,040)	4(e)	$28,077
Deferred revenue	$—	$17,211	$—	$(14,931)	$—	4(b)	$2,280	$(14,931)	$—	4(b)	$2,280
Related party loans	$425	$—	$—	$—	$—		$425	$—	$—		$425
Advances from business partners	$—	$—	$2,716	$—	$—		$2,716	$—	$—		$2,716
Current portion of long-term debt	$—	$100	$265	$—	$—		$365	$—	$—		$365
Deferred lease incentives, current portion	$—	$80	$—	$—	$—		$80	$—	$—		$80
Total current liabilities	$784	$33,667	$19,125	$(15,593)	$(4,040)		$33,943	$(15,593)	$(4,040)		$33,943
Long-term debt, net of current portion	$—	$1,307	$—	$—	$—		$1,307	$—	$—		$1,307
Deferred lease incentives, net of current portion	$—	$13	$—	$—	$—		$13	$—	$—		$13
Deferred underwriting fee payable	$—	$—	$—	$—	$—		$—	$—	$—		$—
Deferred Tax liabilities	$—	$—	$—	$4,711	$—	4(c)	$4,711	$1,040	$—	4(c)	$1,040
Amount payable pursuant to Tax Receivable Agreement	$—	$—	$—	$4,238	$—	4(h)	$4,238	$4,287	$—	4(h)	$4,287
Warrant Liability	$397	$—	$—	$—	$—		$397	$—	$—		$397
Total liabilities	$1,181	$34,987	$19,125	$(6,644)	$(4,040)		$44,609	$(10,266)	$(4,040)		$40,987

Common stock subject to possible redemption	$172,500	$—	$—	$—	$(172,500)		$—	$—	$(172,500)		$—

Members’ capital
Class A Units	$—	$—	$(10,467)	$10,467	$—	4(f)	$—	$10,467	$—	4(f)	$—
Class B Units	$—	$—	$53	$(53)	$—	4(f)	$—	$(53)	$—	4(f)	$—
Class C Units	$—	$—	$—	$—	$—		$—	$—	$—		$—
Members’ equity (deficiency)	$—	$(609)	$—	$609	$—	4(f)	$—	$609	$—	4(f)	$—
Total members’ capital	$—	$(609)	$(10,414)	$465,000	$(465,000)	4(f),4(g)	$—	$465,000	$(465,000)	4(f),4(g)	$—
Non-controlling interest	$—	$—	$—	$—	$500,949	4(f)	$500,949	$—	$505,184	4(f)	$505,184

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
AS OF SEPTEMBER 30, 2021
(in thousands)

				No redemption scenario				Maximum redemption scenario
	Astrea (Historical)	HotelPlanner.com (Historical)	Reservations.com (Adjusted)(1)	Transaction Accounting Adjustments – PPA	Transaction Accounting Adjustments – Merger	Note 4	Pro Forma	Transaction Accounting Adjustments – PPA	Transaction Accounting Adjustments – Merger	Note 4	Pro Forma
Shareholders’ equity
Preferred Stock	$—	$—	$—	$—	$—		$—	$—	$—		$—
Class A Common Stock	$—	$—	$—	$—	$2	4(f)	$2	$—	$1	4(f)	$1
Class B Common Stock	$—	$—	$—	$—	$—		$—	$—	$—		$—
Additional Paid In Capital	$671	$—	$—	$126,441	$120,308	4(f)	$247,420	$126,441	$42,174	4(f)	$169,286
Retained earnings (Accumulated deficit)	$(1,247)	$8	$—	$(8)	$(7,367)	4(f)	$(8,614)	$(8)	$(5,967)	4(f)	$(7,214)
Accumulated other comprehensive (loss)	$—	$(24)	$—	$24	$—	4(f)	$—	$24	$—	4(f)	$—
Total shareholders’ equity/members’ capital	$(576)	$(625)	$(10,414)	$602,480	$148,892		$739,757	$602,480	$76,392		$667,257
Total liabilities, commitments and contingencies, and shareholders’ equity/members’ capital	$173,105	$34,362	$8,711	$595,836	$(27,648)		$784,366	$592,214	$(100,148)		$708,244

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
(in thousands, except share and per share data)

				No redemption scenario				Maximum redemption scenario
	Astrea (Historical)	HotelPlanner.com (Historical)	Reservations.com (Adjusted)(1)	Transaction Accounting Adjustments – PPA	Transaction Accounting Adjustments – Merger	Note 4	Pro Forma	Transaction Accounting Adjustments – PPA	Transaction Accounting Adjustments – Merger	Note 4	Pro Forma
Revenue	$—	$40,444	$66,773	$(2,757)	$—	4(q)	$104,460	$(2,757)	$—	4(q)	$104,460

Operating expenses:
Sales and marketing	$—	$22,651	$59,009	$(2,757)	$—	4(q)	$78,903	$(2,757)	$—	4(q)	$78,903
Personnel	$—	$4,794	$582	$—	$—		$5,376	$—	$—		$5,376
General and administrative	$—	$12,032	$6,455	$—	$(3,497)	4(k),4(m),4(n)	$14,990	$—	$(3,497)	4(k),4(m),4(n)	$14,990
Information technology	$—	$1,409	$615	$—	$—		$2,024	$—	$—		$2,024
Depreciation and amortization	$—	$890	$854	$5,109	$—	4(i)	$6,853	$5,109	$—	4(i)	$6,853
Operation and formation costs	$1,087	$—	$—	$—	$—		$1,087	$—	$—		$1,087
Total operating expenses	$1,087	$41,776	$67,515	$2,352	$(3,497)		$109,233	$2,352	$(3,497)		$109,233

Operating income/(loss)	$(1,087)	$(1,332)	$(742)	$(5,109)	$3,497		$(4,773)	$(5,109)	$3,497		$(4,773)

Interest income	$—	$1	$—	$—	$—		$1	$—	$—		$1
Other income	$—	$86	$—	$—	$—		$86	$—	$—		$86
Interest expense	$—	$(2)	$—	$—	$—		$(2)	$—	$—		$(2)
Gain on forgiveness of debt	$—	$1,312	$—	$—	$—		$1,312	$—	$—		$1,312
Gain on extinguishment of debt	$—	$—	$355	$—	$—		$355	$—	$—		$355
Interest earned on marketable securities held in Trust Account	$49	$—	$—	$—	$(49)	4(o)	$—	$—	$(49)	4(o)	$—
Transaction costs associated with Initial public offering	$(1)	$—	$—	$—	$—		$(1)	$—	$—		$(1)
Change in fair value of warrant liability	$(209)	$—	$—	$—	$—		$(209)	$—	$—		$(209)
Unrealized gain (loss) on marketable securities held in Trust Account	$1	$—	$—	$—	$—		$1	$—	$—		$1
Total other income/(expense)	$(160)	$1,397	$355	$—	$(49)		$1,543	$—	$(49)		$1,543

Income (loss) before income taxes	$(1,247)	$65	$(387)	$(5,109)	$3,448		$(3,230)	$(5,109)	$3,448		$(3,230)
Income tax expense (benefit)	$—	$—	$—	$—	$(296)	4(p)	$(296)	$—	$(223)	4(p)	$(223)
Net income (loss)	$(1,247)	$65	$(387)	$(5,109)	$3,744		$(2,934)	$(5,109)	$3,671		$(3,007)
Other comprehensive (loss) income	$—	$(6)	$—	$—	$—		$(6)	$—	$—		$(6)
Total comprehensive loss	$(1,247)	$59	$(387)	$(5,109)	$3,744		$(2,940)	$(5,109)	$3,671		$(3,013)
Total comprehensive income (loss) attributable to noncontrolling interests	$—	$—	$—	$—	$(1,987)	4(r)	$(1,987)	$—	$(2,277)	4(r)	$(2,277)
Total comprehensive income (loss) attributable to the Company	$(1,247)	$59	$(387)	$(5,109)	$5,731		$(953)	$(5,109)	$5,948		$(736)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS — (Continued)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
(in thousands, except share and per share data)

				No redemption scenario				Maximum redemption scenario
	Astrea (Historical)	HotelPlanner.com (Historical)	Reservations.com (Adjusted)(1)	Transaction Accounting Adjustments – PPA	Transaction Accounting Adjustments – Merger	Note 4	Pro Forma	Transaction Accounting Adjustments – PPA	Transaction Accounting Adjustments – Merger	Note 4	Pro Forma
Net income per share
Weighted average shares outstanding of redeemable common stock	19,320,330	n/a	n/a
Basic and diluted income per share, redeemable common stock	$(0.06)	n/a	n/a
Weighted average shares outstanding of non-redeemable common stock	—	n/a	n/a
Basic and diluted income per share, non-redeemable common stock	$—	n/a	n/a
Basic weighted average shares outstanding of the Company						4(s)	22,287,500			4(s)	15,037,500
Basic net income per share, the Company						4(s)	$(0.04)			4(s)	$(0.05)
Diluted weighted average shares outstanding of the Company						4(s)	68,787,500			4(s)	61,537,500
Diluted net income per share, the Company						4(s)	$(0.04)			4(s)	$(0.05)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands, except share and per share data)

				No redemption scenario				Maximum redemption scenario
	Astrea (Historical)	HotelPlanner.com (Historical)	Reservations.com (Adjusted)(1)	Transaction Accounting Adjustments – PPA	Transaction Accounting Adjustments – Merger	Note 4	Pro Forma	Transaction Accounting Adjustments – PPA	Transaction Accounting Adjustments – Merger	Note 4	Pro Forma
Revenue	$—	$21,622	$49,262	$(1,051)	$—	4(q)	$69,833	$(1,051)	$—	4(q)	$69,833

Operating expenses:
Sales and marketing	$—	$10,666	$50,369	$(1,051)	$—	4(q)	$59,984	$(1,051)	$—	4(q)	$59,984
Personnel	$—	$5,398	$938	$—	$500	4(j)	$6,836	$—	$500	4(j)	$6,836
General and administrative	$—	$3,740	$5,358	$—	$25,492	4(k),4(n)	$34,590	$—	$25,492	4(k),4(n)	$34,590
Information technology	$—	$1,012	$1,050	$—	$—		$2,062	$—	$—		$2,062
Depreciation and amortization	$—	$1,353	$1,120	$6,693	$—	4(i)	$9,166	$6,693	$—	4(i)	$9,166
Operation and formation costs	$1	$—	$—	$—	$—		$1	$—	$—		$1
Total operating expenses	$1	$22,169	$58,835	$5,642	$25,992		$112,639	$5,642	$25,992		$112,639

Operating income/(loss)	$(1)	$(547)	$(9,573)	$(6,693)	$(25,992)		$(42,806)	$(6,693)	$(25,992)		$(42,806)

Interest income	$—	$15	$—	$—	$—		$15	$—	$—		$15
Other income	$—	$181	$10	$—	$—		$191	$—	$—		$191
Interest expense	$—	$(49)	$—	$—	$—		$(49)	$—	$—		$(49)
Total other income/(expense)	$—	$147	$10	$—	$—		$157	$—	$—		$157

Income (loss) before income taxes	$(1)	$(400)	$(9,563)	$(6,693)	$(25,992)		$(42,649)	$(6,693)	$(25,992)		$(42,649)
Income tax expense (benefit)	$—	$15	$—	$—	$(3,475)	4(p)	$(3,460)	$—	$(2,621)	4(p)	$(2,606)
Net income (loss)	$(1)	$(415)	$(9,563)	$(6,693)	$(22,517)		$(39,189)	$(6,693)	$(23,371)		$(40,043)
Other comprehensive (loss) income	$—	$(5)	$—	$—	$—		$(5)	$—	$—		$(5)
Total comprehensive loss	$(1)	$(420)	$(9,563)	$(6,693)	$(22,517)		$(39,194)	$(6,693)	$(23,371)		$(40,048)
Total comprehensive loss attributable to noncontrolling interests	$—	$—	$—	$—	$(26,495)	4(r)	$(26,495)	$—	$(30,262)	4(r)	$(30,262)
Total comprehensive loss attributable to the Company	$(1)	$(420)	$(9,563)	$(6,693)	$3,978		$(12,699)	$(6,693)	$6,891		$(9,786)

Net income per share
Weighted average shares outstanding of redeemable common stock	—	n/a	n/a
Basic and diluted income per share, redeemable common stock	$—	n/a	n/a
Weighted average shares outstanding of non-redeemable common stock	3,750,000	n/a	n/a
Basic and diluted income per share, non-redeemable common stock	$—	n/a	n/a
Basic and diluted weighted average shares outstanding of the Company						4(s)	22,287,500			4(s)	15,037,500
Basic and diluted net income per share, the Company						4(s)	$(0.57)			4(s)	$(0.65)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Business Combination

On August 9, 2021, Astrea entered into the Merger Agreement with the Target Companies and certain related entities. Following the Closing, the combined company will be organized in an Up-C structure, in which (1) HotelPlanner.com will own substantially all of the assets and business of HotelPlanner.com and Reservations.com and (2) Astrea, to be renamed HotelPlanner Inc. (the “Company”), will be the holding company for the combined enterprise’s business, holding a minority of the HotelPlanner.com Common Units, and its assets, which currently consist of cash both within and outside of its trust account, will be distributed to HotelPlanner.com after payment of transactional expenses and funds to Astrea’s public stockholders exercising their redemption rights described herein. Following the Closing, the Company will be the sole manager of HotelPlanner.com and will have a multiple-class stock structure, comprised of Class A common stock, which will carry one vote per share and such economic rights as are set forth in the Company’s Certificate of Incorporation, and Class B common stock, which will carry one vote per share but will carry no economic rights.

The continuing owners of HotelPlanner.com and Reservations.com, will hold approximately 67.6% of the voting power of Astrea and 67.6% of the economic rights in HotelPlanner.com and Reservations.com while the former stockholders and sponsor of Astrea will hold approximately 32.4% of the economic and voting rights in Astrea and 32.4% of the economic and 100% of managing rights in HotelPlanner.com and Reservations.com.

The diagram below depicts a simplified version of the combined company following the Closing of the Business Combination:

Sponsor
Astrea Shareholders
Historical Owners
4.79 million Class A Shares
7% voting and economic Interest
17.25 million Class A Shares
25.1% voting and economic interest
Class B shares
67.6% voting and 0% economic interest
46.5 million Common Units
67.6% voting and economic interest
Astrea (to be renamed HotelPlanner Inc.)
22.04 Million Common Units
32% economic interest
Sole Manager
Combined Entity (HotelPlanner.com)
100%
100%
HotelPlanner.com
Reservations.com

* Assuming No Redemptions

Pursuant to the Merger Agreement, the aggregate value of the consideration (prior to giving effect to the earnout consideration described below) to be paid to the Pre-Closing Holders in the Transactions is approximately $500 million, as follows: each of the HotelPlanner.com Common Units outstanding after the Recapitalization, including the HotelPlanner.com Common Units issued to the former members of Reservations.com in the Reservations.com Merger, will be exchanged for either 46,500,000 HotelPlanner.com Common Units, each valued at $10.00 per unit (“Unit Consideration”), or an amount in cash in lieu of HotelPlanner.com Common Units (“Cash Consideration”), at the election of the Pre-Closing Holder, provided that the aggregate Cash Consideration issuable to the Pre-Closing Holders in lieu of HotelPlanner.com Common Units will not exceed an amount equal to (x) the funds contained in Astrea’s Trust Account after taking into account payments made in satisfaction of redemptions by Astrea’s public stockholders and the amount of funds raised in any financing of Astrea, HotelPlanner.com, or Reservations.com prior to Closing, less (y) Astrea’s permitted transaction expenses, less (z) an amount of cash required to remain on the balance sheet, which amount, pursuant to the terms of the Merger Agreement, shall not be less than $35 million. The Cash Consideration is expected to be funded by cash from Astrea’s Trust Account. In addition to the Unit Consideration and Cash Consideration, the Pre-Closing Holders will have the right to receive additional HotelPlanner.com Common Units (and a corresponding number of shares of Class B Common Stock) upon the occurrence of certain earn-out triggering events, as follows:

(i)     5,000,000 HotelPlanner.com Common Units (and 5,000,000 shares of Class B Common Stock) upon the date on which the Common Share Price is equal to or greater than $15.00 per share at any time during the period beginning at the Closing and ending on April 30, 2023;

(ii)    8,000,000 HotelPlanner.com Common Units (and 8,000,000 shares of Class B Common Stock) upon the date on which the Common Share Price is equal to or greater than $18.00 per share at any time during the period beginning at the Closing and ending on April 30, 2024; and

(iii)   7,000,000 HotelPlanner.com Common Units (and 7,000,000 shares of Class B Common Stock) upon the date on which the Common Share Price is equal to or greater than $21.00 at any time during the period beginning at the Closing and ending on April 30, 2025.

14,400,000 Earn-Out units will be issued to the HotelPlanner.com pre-existing stockholders and 5,600,000 Earn-out units will be issued to the Reservations.com) contingent upon achieving certain market price milestones. To the extent any Pre-Closing holder who is an employee and is entitled to Earn-out units, such Earn-out units (204,917 Earn-out Units) are also contingent upon the employment at the time of achievement of market price milestones.

•        The portion of Earn-out units which certain employees are entitled to and which is contingent upon the employment at the time of achievement of market price milestones (204,917 Earn-out units) fall within the scope of ASC 718, according to which it is equity classified and grant date fair value (i.e. transaction cost date) is to be recognized as compensation expense over the vesting period (see Note 4(n) Compensation expense related to Earn-Out units granted to holders of RSUs for the respective adjustments to the unaudited pro forma condensed combined statements of operations).

In connection with the Transactions, and in exchange for the Closing Cash Contribution, Astrea will acquire a minority (expected to be approximately 25.1%) of the economic interests of HotelPlanner.com. The current members of HotelPlanner.com will own approximately 48.7% of the equity of the combined company, the current members of Reservations.com will own approximately 18.9% of the equity of the combined company, and Perella will own approximately 0.4% of the equity of the combined company. Such percentages: (i) assume no holders of Public Shares exercise their redemption rights; (ii) assume that the Pre-Closing Holders subscribe for an aggregate of 46,500,000 shares of Astrea Class B Common Stock and receive 46,500,000 HotelPlanner.com Common Units and an aggregate of $35 million in Cash Consideration as consideration at Closing; (iii) do not take into account the shares of Class A Common Stock issuable upon the exercise of the 8,862,500 Warrants which will be outstanding at the Closing, (iv) do not take into account shares of Class A Common Stock underlying the HotelPlanner.Com Common Units, (v) do not include any Earnout Shares, and (iv) do not include the issuance of any shares upon completion of the Business Combination under the 2021 Plan. If the maximum number of Public Shares are redeemed which would allow Astrea to meet the Minimum Cash Condition such that the Target Companies do not have the right to terminate the Merger Agreement as described herein, such percentages will be approximately 16.3%, 54.4%, 21.2% and 0.4%, respectively.

The following summarizes the pro forma capitalization expected at the Closing under the no redemption and maximum redemption scenarios:

	No redemption scenario		Maximum redemption scenario
	Shares	Ownership, %	Shares	Ownership, %
HotelPlanner.com existing members	33,480,000	48.67%	33,480,000	54.41%
Reservations.com existing members	13,020,000	18.93%	13,020,000	21.16%
Astrea stockholders	17,250,000	25.08%	10,000,000	16.25%
Sponsor	4,787,500	6.96%	4,787,500	7.78%
HotelPlanner.com Financial Advisor	250,000	0.36%	250,000	0.41%
Total	68,787,500	100%	61,537,500	100%

Note 2 — Basis of Presentation

The historical financial information of Astrea, HotelPlanner.com and Reservations.com has been adjusted in the unaudited pro forma condensed combined financial information to reflect transaction accounting adjustments related to the Business Combination in accordance with U.S. GAAP. The balance sheet as of September 30, 2021 and the statements of operations for the nine months ended September 30, 2021 and twelve months ended December 31, 2020 of HotelPlanner.com have been adjusted to reflect the elimination of the legal entities not assumed as part of the Merger Agreement (see Note 3 Adjusted Financial Information of HotelPlanner.com). The balance sheet as of September 30, 2021 and the statements of operations for the nine months ended September 30, 2021 and twelve months ended December 31, 2020 of Astrea and Reservations have been adjusted to reflect reclassifications between financial statement captions to conform to the presentation of the new group financial statements (see Note 4 Reclassifications to historical financial information of Astrea and Reservations).

The Business Combination will be accounted for using the acquisition method of accounting with Astrea as the accounting acquirer. Under the acquisition method of accounting, Astrea’s assets and liabilities will be recorded at carrying value and the assets and liabilities associated with the Target Companies will be recorded at estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, will be recognized as goodwill.

Transaction costs that are determined to be directly attributable and incremental to the Business Combination will be expensed as incurred in accordance with GAAP. For the pro forma purposes, such costs will be recorded as a reduction in cash and cash equivalents with a corresponding reduction of retained earnings (see note 5(b) Transaction costs).

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption of Astrea common stock into cash and cash equivalents:

•        Assuming No Redemptions:    This presentation assumes that no Astrea public stockholders exercise right to have their public shares converted into pro rata share of the trust account.

•        Assuming Maximum Redemptions:    This presentation assumes that all public stockholders exercise redemption rights with respect to their shares. This scenario assumes that 7,250,000 shares are redeemed for an aggregate redemption payment of approximately $72.5 million, including accrued interest from the trust account. The maximum redemption amount is derived on the basis that Astrea will be required to have $5 million minimum net tangible assets either immediately prior or upon the closing of the Mergers, after giving effect to payments to redeeming stockholders.

The Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2020 includes Astrea’s transaction costs, HotelPlanner.com’s transaction costs, and Reservations.com transaction costs of $7.2 million, $17.6 million, and $0.8 million, respectively, which are not expected to have a continuing impact on the results of the Combined Company beyond a year from the Closing.

Note 3 — Reclassifications to historical financial information of Astrea and Reservations

Certain balances presented in the historical financial statements of Astrea and Reservations.com included within the unaudited pro forma condensed combined financial information have been reclassified to conform to the presentation of the new group financial statements as individuated in the tables below.

Astrea
BALANCE SHEET AS OF SEPTEMBER 30, 2021
(in thousands)

	Astrea (Historical)	Reclassifications	As reclassified
Assets
Current Assets
Cash	$52	$(52)	$—
Cash and cash equivalents	—	52	52
Prepaid Expenses	503	(503)	—
Prepaid expenses and other current assets	—	503	503

Liabilities
Current liabilities
Promissory note – related party	$425	$(425)	$—
Related party loans	—	425	425

Reservations.com
BALANCE SHEET AS OF SEPTEMBER 30, 2021
(in thousands)

	Reservations.com (Historical)	Reclassifications	As reclassified
Assets
Current Assets
Cash	$813	$(813)	$—
Cash and cash equivalents	—	813	813
Receivables, net	2,922	(2,922)	—
Accounts receivable, net	—	2,922	2,922

Liabilities
Current liabilities
Due to related parties	$—	$—	$—
Related party loans	—	—	—
Loans payable	265	$(265)	$—
Current portion of long-term debt	—	265	265

STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
(in thousands)

	Reservations.com (Historical)	Reclassifications	As reclassified
Operating expenses:
Search engine marketing	$52,380	$(52,380)	$—
Sales and marketing	—	59,009	59,009
Call Center	8,090	(8,090)	—
General and administrative	5,295	1,160	6,455
Personnel	—	582	582

Other expense
Factor Fees	281	(281)	—

STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2020
(in thousands)

	Reservations.com (Historical)	Reclassifications	As reclassified
Operating expenses:
Search engine marketing	$43,453	$(43,453)	$—
Sales and marketing	—	50,369	50,369
Call Center	8,423	(8,423)	—
General and administrative	4,370	988	5,358
Personnel	—	938	938

Other expense
Factor Fees	419	(419)	—

Note 4 — Transaction Accounting Adjustments

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2021

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:

(a)     Cash and cash equivalents. Represents the impact of the Business Combination on the cash and cash equivalents balance of the combined company.

The table below represents the sources and uses of funds as it relates to the Business Combination:

(in thousands)	Note	No redemption scenario	Maximum redemption scenario
Astrea cash and cash equivalents as of September 30, 2021 – pre Business Combination		52	52
HotelPlanner.com cash and cash equivalents as of September 30, 2021 – pre Business Combination		11,862	11,862
Reservations.com cash and cash equivalents as of September 30, 2021 – pre Business Combination		813	813
HotelPlanner.com restricted cash as of September 30, 2021 – pre Business Combination		2,338	2,338
Total pre Business Combination		15,065	15,065

Transaction Accounting adjustments:
Astrea cash and marketable securities held in Trust Account	(1)	172,550	172,550
Payment to redeeming Astrea’s public shareholders	(2)	—	(72,500)
Payment of deferred underwriting fees	(3)	(6,038)	(6,038)
Payment of accrued Astrea transaction costs	(4)	(288)	(288)
Payment of accrued HotelPlanner.com transaction costs	(5)	(3,324)	(3,324)
Payment of accrued Reservations.com transaction costs	(6)	(428)	(428)
Payment of other transaction costs and additional costs	(7)	(17,070)	(17,070)
Total Transaction Accounting adjustments		145,402	72,902

Payment of cash consideration to HotelPlanner.com existing members		(10,000)	(10,000)
Payment of cash consideration to Reservations.com existing members		(25,000)	(25,000)
Payment of cash in excess of the minimum required cash to HotelPlanner.com	(8)	(4,200)	(4,200)
Total transaction payments		(39,200)	(39,200)

Post-Business Combination cash and cash equivalents balance		121,267	48,767

____________

(1)      Represents the amount of the restricted investments and marketable securities held in the trust account upon consummation of the Business Combination (see Note 4(e) Trust Account).

(2)      Represents the amount paid to Astrea public stockholders who are assumed to exercise redemption rights under the maximum redemption scenario. (See Note 4(g) Impact on equity).

(3)      Represents payment of deferred underwriting fees incurred as part of Astrea’s IPO committed to be paid upon the consummation of a business combination (See Note 4(b)(1) Transaction costs).

(4)      Represents payment of accrued Astrea transaction costs (See Note 4(b)(2) Transaction costs).

(5)      Represents payment of accrued HotelPlanner.com transaction costs (See Note 4(b)(3) Transaction costs).

(6)      Represents payment of accrued Reservations.com transaction costs (See Note 4(b)(4) Transaction costs).

(7)      Represents payment of other transaction costs related to the Business Combination. (See Note 4(b)(5) Transaction costs).

(8)      Represents payment of cash and restricted cash in excess of the minimum required cash of $10 million to HotelPlanner.com.

(b)    Transaction costs.

(in thousands)	Astrea		HotelPlanner.com	Reservations.com	Payment of other transaction costs	Total transaction costs adjustments
	Payment of deferred underwriting fee	Payment of accrued transaction costs	Payment of accrued transaction costs	Payment of accrued transaction costs
	(1)	(2)	(3)	(4)	(5)
Cash and cash equivalents	$(6,038)	$(288)	$(3,324)	$(428)	$(17,070)	$(27,148)
Accounts payable and accrued expenses	—	(288)	(3,324)	(428)	—	(4,040)
Additional paid in capital	(6,038)	—	—	—	—	(6,038)
Retained earnings (Accumulated deficit)	—	—	—	—	(17,070)	(17,070)

____________

(1)      Payment of deferred underwriting commissions incurred by Astrea in the amount of $6 million (See Note 4(a)(3) Cash and cash equivalents). The unaudited pro forma condensed combined balance sheet reflects payment of these costs as a reduction of cash and cash equivalents, with a corresponding decrease in additional paid in capital.

(2)      Payment of accrued transaction costs specific to Astrea related to the Business Combination in the amount of $288. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash and cash equivalents, with a corresponding decrease in accounts payable and accrued expenses (See Note 4(a)(4) Cash and cash equivalents).

(3)      Payment of accrued transaction costs specific to HotelPlanner.com related to the Business Combination in the amount of $3,324. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash and cash equivalents, with a corresponding decrease in accounts payable and accrued expenses (See Note 4(a)(5) Cash and cash equivalents).

(4)      Payment of accrued transaction costs specific to Reservations.com related to the Business Combination in the amount of $428. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash and cash equivalents, with a corresponding decrease in accounts payable and accrued expenses (See Note 4(a)(6) Cash and cash equivalents).

(5)      Payment of other transaction costs related to the Business Combination in the amount of $17,070 (see Note 4(a)(7) Cash and cash equivalents). The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash and cash equivalents, with a corresponding decrease in retained earnings (accumulated deficit) (see Note 4(g) Impact on equity).

(c)     Purchase Price Allocation. The following table sets forth a preliminary allocation of the estimated consideration for the Combined Merger to the identifiable tangible and intangible assets acquired and liabilities assumed based on the Target Companies September 30, 2021 balance sheets, with the excess recorded as goodwill:

(in thousands)	Note	No redemption scenario	Maximum redemption scenario
Calculation of purchase consideration
Cash consideration to HotelPlanner.com existing members		9,500	9,500
Cash consideration to Reservation.com existing members		25,000	25,000
Total cash consideration		34,500	34,500
Continuing HotelPlanner.com Unitholders rollover equity		334,800	334,800
Continuing Reservations.com Unitholders rollover equity		130,200	130,200
Continuing Astrea shareholders rollover equity into the Company		47,153	47,153
Equity consideration to HotelPlanner.com Financial Advisor		2,500	2,500
Contingent consideration – Tax Receivable Agreement		4,238	4,287
Contingent consideration – Earn-out		76,788	76,788
Total consideration transferred		630,179	630,228

Recognized amounts of identifiable assets acquired and liabilities assumed
Cash and cash equivalents		10,813	10,813
Accounts Receivables, net		12,858	12,858
Prepaid expenses and other current assets		603	603
Property and equipment, net		139	139
Other assets		37	37
Intangible assets		196,700	196,700
Accounts payable and accrued expenses		(32,420)	(32,420)
Deferred revenue		(2,280)	(2,280)
Related party loans		—	—
Advances from business partners		(2,716)	(2,716)
Long-term debt		(1,672)	(1,672)
Deferred lease incentives		(93)	(93)
Deferred tax liabilities		(4,711)	(1,040)
Goodwill		452,921	449,299
Net assets acquired		630,179	630,228

Under the acquisition method of accounting, the identifiable tangible and intangible assets acquired and liabilities assumed of the Target Companies are recorded at the estimated acquisition date fair values. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the Combined Merger. For all assets acquired and liabilities assumed other than deferred revenue, identified intangible assets and goodwill, the carrying value was assumed to equal fair value.

The final determination of the estimated fair value of the identifiable tangible and intangible assets acquired and liabilities assumed will be determined when management has completed the detailed valuations and necessary calculations. The final determination could differ materially from the preliminary amounts used in the pro forma adjustments and may include (1) changes in the fair values and useful lives of intangible assets, (2) changes in the fair value of other assets and liabilities, (3) the related tax impact of any changes made and (4) the related impact to goodwill of any change made. Any potential adjustments made could be material in relation to the preliminary values presented.

A Monte Carlo simulation was used to value the contingent consideration. The traded price was simulated using Geometric Brownian Motion and each simulated path was then analyzed to determine which, if any, earnout tranches would be payable within the given trial. For each trial, the estimated payments were calculated by multiplying the shares earned for a given tranche and its respective threshold by the share price upon vesting and then present valued. The average of all trials yielded the valuation conclusion. Assumptions used in the valuations were as follows:

•        Fair value of common stock: $10.00

•        Expected volatility: 40.0%

•        Risk-free interest rate: 0.66%

•        Expected term: 3.6 years

•        Expected dividend yield: The expected dividend yield is zero as the combined company has never declared or paid cash dividends and has no current plans to do so during the expected term.

Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth above.

In accordance with Accounting Standards Codification (“ASC”) Topic 350, Goodwill and Other Intangible Assets, goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event management determines that the value of goodwill has become impaired, an accounting charge for the amount of impairment during the quarter in which the determination is made may be recognized. Goodwill recognized is not expected to be deductible for tax purposes.

The table below indicates the estimated fair value of each of the identifiable intangible assets:

(in thousands, except useful life)
Identifiable intangible assets	Fair Value	Useful Life (in years)
Customer relationships	71,000	10
Developed Technology	13,500	7
Trade Names	112,200	Indefinite
	196,700

The fair values of the trade name and trademark intangible assets were determined using an “income approach”, specifically, the relief-from royalty approach, which is a commonly accepted valuation approach. This approach is based on the assumption that in lieu of ownership, a firm would be willing to pay a royalty in order to exploit the related benefits of this asset. Therefore, a portion of Target Companies’ earnings, equal to the after-tax royalty that would have been paid for the use of the asset, can be attributed to the firm’s ownership. The fair value of the developed technology intangible asset was also determined by the relief-from-royalty approach. The fair value of the customer relationship intangible assets were determined by using an “income approach,” specifically a multi-period excess earnings approach, which is a commonly accepted valuation approach. Under this approach, the net earnings attributable to the asset or liability being measured are isolated using the discounted projected net cash flows. These projected cash flows are isolated from the projected cash flows of the combined asset group over the remaining economic life of the intangible asset or liability being measured. Both the amount and the duration of the cash flows are considered from a market participant perspective. Where appropriate, the net cash flows were adjusted to reflect the potential attrition of existing customers in the future, as existing customers are a “wasting” asset and are expected to decline over time.

The fair value of the deferred revenue was estimated using the income approach. Under the income approach, the fair value of the deferred revenue is determined by estimating costs required to fulfill the obligation associated with the deferred revenue and then applying an appropriate profit margin. The result is then discounted to present value at a risk-adjusted rate.

(d)    Deferred Tax Liabilities represents adjustments to reflect applicable deferred tax. The deferred taxes are primarily related to the difference between the financial statement and tax basis in the partnership interests of HotelPlanner.com. The $(4.7) million adjustment related to the deferred tax liability is assuming: (1) the GAAP balance sheet as of September 30, 2021 adjusted for the pro forma entries described herein, (2) estimated tax basis as of September 30, 2021 adjusted for the pro forma entries described herein, (3) a constant federal income tax rate of 21.0% and a state tax rate of 4.0%, and (4) no material changes in tax law. In case of maximum redemption by Astrea’s stockholders, the impact of the Business Combination on the deferred tax liability will be a decrease of $3.7 million.

(e)     Trust Account represents release of the restricted investments and Marketable securities held in the trust account upon consummation of the Business Combination to fund the closing of the Business Combination (See Note 4(a)(1) Cash and cash equivalents).

(f)     Intercompany eliminations represents the elimination of intercompany transactions between HotelPlanner.com and Reservations.com of $662 between Accounts receivable, net and Accounts payable and accrued expenses.

(g)    Impact on equity. The following table represents the impact of the Business Combination on the number of shares of Astrea Class A and Class B common stock and represents the total equity section under no redemption and maximum redemption scenarios:

(in thousands)			Astrea/Combined Company common stock				HotelPlanner.com Common Stock		Reservation.com Units				Additional paid-in capital	Retained earnings (Accumulated deficit)	Members’ capital	Accumulated other comprehensive (loss)	Non- controlling interest	Total stockholders’ equity/owners (deficiency) equity	Astrea Temporary equity
No redemption scenario																			Class A common stock subject to possible redemption
			Class A		Class B				Class A		Class B
	Note		Shares	Amount	Shares	Amount	Shares	Amount	Units	Amount	Units	Amount							Shares	Amount
Astrea equity as of September 30, 2021 – pre Business Combination			4,787,500	—	—	—	—	—	—	—	—	—	671	(1,247)	—	—	—	(576)	17,250,000	172,500
HotelPlanner equity as of September 30, 2021 – pre Business Combination			—	—	—	—	100	—					—	8	(609)	(24)	—	(625)	—	—
Reservation.com equity as of September 30, 2021 – pre Business Combination			—	—	—	—	—	—	91	—	2	—	—	—	(10,414)	—	—	(10,414)	—	—
Total equity as of September 30, 2021 – Pre Business Combination			4,787,500	—	—	—	100	—	91	—	2	—	671	(1,239)	(11,023)	(24)	—	(11,615)	17,250,000	172,500

Transaction Accounting Adjustments – PPA:
Units issued to HotelPlanner.com existing members as consideration	4	(b)	—	—	33,480,000	—	—	—	—	—	—	—	—	—	334,800	—	—	334,800	—	—
Units issued to Reservation.com existing members as consideration	4	(b)	—	—	13,020,000	—	—	—	—	—	—	—	—	—	130,200	—	—	130,200	—	—
Continuing Astrea shareholders rollover equity into the Company	4	(b)	—	—	—	—	—	—	—	—	—	—	47,153	—	—	—	—	47,153	—	—
Shares issued to HotelPlanner.com Financial Advisor	4	(b)	250,000	—	—	—	—	—	—	—	—	—	2,500	—	—	—	—	2,500	—	—
Elimination of historical HotelPlanner.com members’ and shareholders’ equity			—	—	—	—	(100)	—	—	—	—	—	—	(8)	609	24	—	625	—	—

(in thousands)			Astrea/Combined Company common stock				HotelPlanner.com Common Stock		Reservation.com Units				Additional paid-in capital	Retained earnings (Accumulated deficit)	Members’ capital	Accumulated other comprehensive (loss)	Non- controlling interest	Total stockholders’ equity/owners (deficiency) equity	Astrea Temporary equity
No redemption scenario																			Class A common stock subject to possible redemption
			Class A		Class B				Class A		Class B
	Note		Shares	Amount	Shares	Amount	Shares	Amount	Units	Amount	Units	Amount							Shares	Amount
Elimination of historical Reservation.com members’ equity			—	—	—	—	—	—	(91)	—	(2)	—	—	—	10,414	—	—	10,414	—	—
Earn-out units	4	(b)
Transaction Accounting Adjustments – Merger:													76,788					76,788
Reclassification of Astrea’s redeemable shares to Class A common stock			17,250,000	2	—	—	—	—	—	—	—	—	172,498	—	—	—	—	172,500	(17,250,000)	(172,500)
Astrea’s deferred underwriting costs related to the Business Combination	4	(a)	—	—	—	—	—	—	—	—	—	—	(6,038)	—	—	—	—	(6,038)	—	—
Astrea’s transaction costs related to the Business Combination	4	(k)	—	—	—	—	—	—	—	—	—	—	—	(2,392)	—	—	—	(2,392)	—	—
HotelPlanner.com’s transaction costs related to the Business Combination	4	(k)	—	—	—	—	—	—	—	—	—	—	—	(14,276)	—	—	—	(14,276)	—	—
Reservation.com’s transaction costs related to the Business Combination	4	(k)	—	—	—	—	—	—	—	—	—	—	—	(402)	—	—	—	(402)	—	—
Retention Bonus	4	(g)	—	—	—	—	—	—	—	—	—	—	—	(500)	—	—	—	(500)	—	—
Stock Compensation	4	(m)	—	—	—	—	—	—	—	—	—	—	1,674	(1,674)	—	—	—	—	—	—
Equity adjustment for non-controlling interest	4	(g)	—	—	—	—	—	—	—	—	—	—	(47,826)	11,877	(465,000)	—	500,949	—	—	—
Total Transaction Accounting Adjustments			17,500,000	2	46,500,000	—	(100)	—	(91)	—	(2)	—	246,749	(7,375)	11,023	24	500,949	751,372	(17,250,000)	(172,500)

Post-Business Combination equity balance			22,287,500	2	46,500,000	—	—	—	—	—	—	—	247,420	(8,614)	—	—	500,949	739,757	—	—

(in thousands)	Note	Astrea/Combined Company common stock				HotelPlanner.com Common Stock		Reservation.com Units				Additional paid-in apital	Retained earnings (Accumulated deficit)	Deficiency in members’ equity	Accumulated other comprehensive (loss)	Non- controlling interest	Total stockholders’ equity/owners (deficiency) equity	Astrea Temporary equity
Maximum redemption scenario																		Class A common stock subject to possible redemption
		Class A		Class B				Class A		Class B
		Shares	Amount	Shares	Amount	Shares	Amount	Units	Amount	Units	Amount							Shares	Amount
Astrea equity as of September 30, 2021 – pre Business Combination		4,787,500	—	—	—	—	—	—	—	—	—	671	(1,247)	—	—	—	(576)	17,250,000	172,500
HotelPlanner equity as of September 30, 2021 – pre Business Combination		—	—	—	—	100	—	—	—	—	—	—	8	(609)	(24)	—	(625)	—	—
Reservation.com equity as of September 30, 2021 – pre Business Combination		—	—	—	—	—	—	91	—	2	—	—	—	(10,414)	—	—	(10,414)	—	—
Total equity as of September 30, 2021 – Pre Business Combination		4,787,500	—	—	—	100	—	91	—	2	—	671	(1,239)	(11,023)	(24)	—	(11,615)	17,250,000	172,500

Transaction Accounting Adjustments – PPA:
Shares issued to HotelPlanner.com existing members as consideration	4(b)	—	—	33,480,000	—	—	—	—	—	—	—	—	—	334,800	—	—	334,800	—	—
Units issued to Reservation.com existing members as consideration	4(b)	—	—	13,020,000	—	—	—	—	—	—	—	—	—	130,200	—	—	130,200	—	—
Continuing Astrea shareholders rollover equity into the Company	4(b)	—	—	—	—	—	—	—	—	—	—	47,153	—	—	—	—	47,153	—	—
Shares issued to HotelPlanner.com Financial Advisor	4(b)	250,000	—	—	—	—	—	—	—	—	—	2,500	—	—	—	—	2,500	—	—
Elimination of historical HotelPlanner.com members’ and shareholders’ equity		—	—	—	—	(100)	—	—	—	—	—	—	(8)	609	24	—	625	—	—
Elimination of historical Reservation.com members’ equity		—	—	—	—	—	—	(91)	—	(2)	—	—	—	10,414	—	—	10,414	—	—
Earn-out units	4(b)											76,788					76,788
Transaction Accounting Adjustments – Merger:																	—
Reclassification of Astrea’s redeemable shares to Class A common stock		17,250,000	2	—	—	—	—	—	—	—	—	172,498	—	—	—	—	172,500	(17,250,000)	(172,500)
Less: Redemption of redeemable shares		(7,250,000)	(1)	—	—	—	—	—	—	—	—	(72,499)					(72,500)
Astrea’s deferred underwriting costs related to the Business Combination	4(a)	—	—	—	—	—	—	—	—	—	—	(6,038)	—	—	—	—	(6,038)	—	—

(in thousands)	Note	Astrea/Combined Company common stock				HotelPlanner.com Common Stock		Reservation.com Units				Additional paid-in apital	Retained earnings (Accumulated deficit)	Deficiency in members’ equity	Accumulated other comprehensive (loss)	Non- controlling interest	Total stockholders’ equity/owners (deficiency) equity	Astrea Temporary equity
Maximum redemption scenario																		Class A common stock subject to possible redemption
		Class A		Class B				Class A		Class B
		Shares	Amount	Shares	Amount	Shares	Amount	Units	Amount	Units	Amount							Shares	Amount
Astrea’s transaction costs related to the Business Combination	4(k)	—	—	—	—	—	—	—	—	—	—	—	(2,392)	—	—	—	(2,392)	—	—
HotelPlanner.com’s transaction costs related to the Business Combination	4(k)	—	—	—	—	—	—	—	—	—	—	—	(14,276)	—	—	—	(14,276)	—	—
Reservation.com’s transaction costs related to the Business Combination	4(k)	—	—	—	—	—	—	—	—	—	—	—	(402)	—	—	—	(402)	—	—
Retention Bonus	4(g)	—	—	—	—	—	—	—	—	—	—	—	(500)	—	—	—	(500)	—	—
Stock Compensation	4(m)	—	—	—	—	—	—	—	—	—	—	1,674	(1,674)	—	—	—	—	—	—
Equity adjustment for non-controlling interest	4(g)	—	—	—	—	—	—	—	—	—	—	(53,461)	13,277	(465,000)	—	505,184	—	—	—
Total Transaction Accounting Adjustments		10,250,000	1	46,500,000	—	(100)	—	(91)	—	(2)	—	168,615	(5,975)	11,023	24	505,184	678,872	(17,250,000)	(172,500)

Post-Business Combination equity balance		15,037,500	1	46,500,000	—	—	—	—	—	—	—	169,286	(7,214)	—	—	505,184	667,257	—	—

(h)    Equity Adjustments for the non-controlling interest in the Business Combination under no redemption and maximum redemption scenarios:

		No Redemption Scenario			Max Redemption Scenario
(in thousands)	Total Equity	NCI @ 67.6%	Controlling Interest @ 32.4%	Total Equity	NCI @ 75.6%	Controlling Interest @ 24.4%
Post-business combination equity balance	687,875	465,000 (1)	222,875 (2)	615,375	465,000	150,375
Payment of deferred underwriting fees(3)	(6,038)	(4,082)	(1,956)	(6,038)	(4,563)	(1,475)
Payment of transaction costs(4)	(17,070)	(11,539)	(5,531)	(17,070)	(12,899)	(4,171)
Payment of Retention Bonus(5)	(500)	(338)	(162)	(500)	(378)	(122)
Earn-out consideration(6)	76,788	51,908	24,880	76,788	58,024	18,764
Total shareholders’ equity/members’ capital	741,055	500,949	240,106	668,555	505,184	163,371

____________

(1)      Represents Hotelplanner.com and Reservations.com unitholders rollover equity upon Closing.

(2)      Represents Astrea’s post-Business Combination equity balance upon closing of the transactions.

(3)      Represents payment of deferred underwriting fees incurred as part of Astrea’s IPO committed to be paid upon the consummation of a business combination (See Note 4(b)(1) Transaction costs).

(4)      Represents the payment of accrued transaction costs and other transaction costs related to the Business Combination (see Notes 4(b)(2-5))

(5)      Represents payment of cash retention bonus to be paid out to certain individuals upon Closing (see Note 4(k))

(6)      Represents the fair value of earn-out units to be issued to certain individuals upon achieving certain market price milestones (see Note 1)

(i)      Tax Receivable Agreement Pursuant to the Tax Receivable Agreement, Astrea will be required to pay 85% of certain tax benefits, if any, that it realizes (or in certain cases is deemed to realize) as a result of any increases in tax basis and certain other tax attributes and tax benefits related to the payment of the cash or stock consideration pursuant to the Merger Agreement and any exchange of HotelPlanner.com Common Units for shares of Class A Common Stock or cash in the future. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless Astrea exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur.

Assuming (1) $34.50 million of cash paid to historical owners of HotelPlanner.com, (2) a share price equal to $10.00 per share, (3) a constant federal income tax rate of 21.0% and a state tax rate of 4.0%, (4) no material changes in tax law, (5) the ability to utilize tax attributes and (6) future Tax Receivable Agreement payments future payments to the Pre-Closing Holders in connection with this offering will aggregate approximately $10 million in the aggregate. It is more likely than not that we will be able to utilize all Tax Receivable Agreement attributes.

In case of maximum redemption by holders of Astrea Class A ordinary shares, the impact of the Business Combination adjustment related to the Tax Receivable Agreement will result in future payments approximating $10 million. It is more likely than not that we will be able to utilize all Tax Receivable Agreement attributes.

The recorded amount of the expected future payments under the Tax Receivable Agreement has been discounted to its present value using a discount rate of 11.5% because of the application of purchase accounting following ASC 805. As a result, we have recorded a TRA liability of $4.3 million in both cases.

The adjustments related to the Tax Receivable Agreement have been recorded as an adjustment to Goodwill. Refer to Note 1 Description of the Business Combination for details of the consideration transferred and Note 4 Transaction Accounting Adjustments for the purchase price allocation.

The Tax Receivable Agreement will be accounted for as a contingent liability, with amounts accrued when considered probable and reasonably estimable.

Due to the uncertainty as to the amount and timing of future exchanges of HotelPlanner.com Common Units held by the Pre-Closing Holders (“Continuing Company Units”, as defined in the Business Combination Agreement), by historical owners of HotelPlanner.com, as applicable, and as to the price per share of the Company’s Class A shares at the time of any such exchanges, the unaudited pro forma condensed consolidated financial information do not assume exchanges of Continuing Company Units have occurred. Therefore, no increases in tax basis in HotelPlanner.com’s assets or other tax benefits that may be realized as a result of any such future exchanges have been reflected in the unaudited pro forma condensed combined financial information. However, if all of the Continuing Company Units were exchanged

(in each case, together with a corresponding number of shares of Astrea Class B Common Stock), respectively, immediately following the completion of this offering, future payments to the Pre-Closing Holders would aggregate approximately $141.5 million assuming: (i) a price of $10.000 per share; (ii) a constant corporate tax rate 25.0%. In case of maximum redemption by the holders of Astrea Class A ordinary shares, future payments to the Pre-Closing Holders, assuming all Continuing Company Units were exchanged, would aggregate to approximately $141.6 million.

Estimating the amount of payments, if any, that may be made under the Tax Receivable Agreement is, by its nature, difficult, given the variety of factors on which the amount of such payments, if any, is based. The actual increase in tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors including the timing of sales by the Pre-Closing Holders, the price of the Company’s Class A common stock at the time of the sales, whether such sales are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable. We plan to fund our payment obligations under the Tax Receivable Agreement out of cash distributions from HotelPlanner.com, though no assurances can be made as to how we will fund our payment obligations, if any, under the Tax Receivable Agreement.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020

The transaction accounting adjustments included in the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021 and for the year ended December 31, 2020 are as follows:

(j)     Amortization expense represents the adjustment recorded to incorporate additional intangible assets amortization for the step-up in basis from the purchase price allocation at the closing of the Business Combination, which was assumed to have occurred on January 1, 2020.

(k)    Nonrecurring retention bonus represents the cash retention bonus to be paid out to certain individuals upon closing of the transaction. (See Note 4(g) Impact on equity). This compensation expense is not expected to have a continuing impact on the combined results.

(l)     Transaction costs represents preliminary estimated transaction costs related to the Business Combination (See Note 4(b) Transaction costs)

(m)   Nonrecurring equity awards compensation expense of HotelPlanner.com represents non-cash compensation expense related to grants of HotelPlanner.com Common Units to a consultant of HotelPlanner.com at the closing of the Business Combination in the amount of $1.6 million (See Note 4(g) Impact on equity). Such Units do not have any service period. This compensation expense is not expected to have a continuing impact on the combined results.

(n)    Equity awards compensation expense represents non-cash compensation expense related to grants of HotelPlanner.com Common Units after the closing of the Business Combination in the amount of $1.6 million and $3.8 million, respectively (See Note 4(g) Impact on equity).

(o)    Compensation expense related to Earn-Out Units granted to holders of RSUs. Reflects compensation expense related to Earn-Out Units granted to employees who hold RSUs and which are contingent upon vesting of those RSUs (204,197 Earn-Out units) (see Note 1 Description of the Business Combination for further details). These Earn-Out Units fall within the scope of ASC 718 and grant date fair value (i.e. transaction date) is to be recognized as compensation expense over the vesting period.

The preliminary grant date fair value (i.e. transaction date) of the awards was estimated using the Monte Carlo simulation valuation model using a distribution of potential outcomes over the earn-out period using the most reliable information available. Assumptions used in the valuation were as follows:

Fair value of common stock	$10.00
Expected volatility	40.0%
Risk-free interest rate	USD Yield Curve
Expected term	3.58 years
Expected dividend yield	The expected dividend yield is zero as the combined company has never declared or paid cash dividends and has no current plans to do so during the expected term

The pro forma condensed combined statement of operations assumes that the Business Combination had occurred on January 1, 2020 and the expense for the first year and the nine months of the second year after the Business Combination was recognized based on the vesting schedule of these awards.

The actual fair value of the Earn-Out Shares is subject to change as additional information becomes available and additional analyses are performed, and such changes could be material.

(p)    Exclusion of interest income represents elimination of interest earned on marketable securities held in trust account.

(q)    Tax effect of pro forma adjustments reflects the adjustment to record the tax provisions of the Combined Company on a pro forma basis using a pro forma effective tax rate of 25.0% for the period, which was applied to the income attributable to the controlling interest as the income attributable to the non-controlling interest in pass-through income. However, the effective tax rate of the Combined Company could be different depending on post-Business Combination activities.

(r)     Intercompany eliminations represent the elimination of Revenue intercompany transactions between HotelPlanner.com and Reservations.com.

(s)     Non-controlling interest represents the adjustments for the Combined Company’s non-controlling interest in the Business Combination. (See Note 4(h) Equity adjustments)

(t)     Net income per share represents pro forma net income per share based on pro forma net income and 68,787,500 and 61,537,500 total shares outstanding upon consummation of the Business Combination for no redemption and maximum redemption scenario, respectively. The equity instruments attributable to the Target Companies pre-closing holders are expected to have a dilutive effect on the net income per share post-Business Combination for the nine month period ended September 30, 2021.

INFORMATION ABOUT ASTREA

General

We are a blank check company incorporated as a Delaware corporation on August 11, 2020 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization, exchangeable share transaction or other similar business transaction with one or more operating businesses or assets that we have not yet identified.

IPO

In February 2021, Astrea consummated its IPO of 17,250,000 units, which included 2,250,000 units issued pursuant to the exercise in full by the underwriters of their over-allotment option. Each unit consists of one share of common stock and one-half of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one share of common stock for $11.50 per share. The units were sold at a price of $10.00 per unit, generating gross proceeds of $172,500,000.

Simultaneously with the closing of the IPO, Astrea completed the private sale of an aggregate of 475,000 units to the Sponsor at a purchase price of $10.00 per Private Unit, generating gross proceeds to Astrea of $4,750,000.

A total of $172,500,000 of the proceeds from the IPO and sale of the Private Units was placed in a U.S.-based Trust Account maintained by Continental Stock Transfer & Trust Company, acting as trustee. Except with respect to interest earned on the funds held in the Trust Account that may be released to Astrea to pay its taxes (less up to $100,000 interest to pay dissolution expenses), the funds held in the Trust Account will not be released from the Trust Account until the earliest of (i) the completion of Astrea’s initial business combination, (ii) the redemption of Astrea’s Public Shares if Astrea is unable to complete its initial business combination within 24 months from the closing of the IPO, subject to applicable law, or (iii) the redemption of Astrea’s Public Shares properly submitted in connection with a stockholder vote to amend Astrea’s Existing Charter to modify the substance or timing of Astrea’s obligation to redeem 100% of Astrea’s Public Shares if it has not consummated an initial business combination within 24 months from the closing of the IPO or with respect to any other material provisions relating to stockholders’ rights (including redemption rights) or pre-initial business combination activity.

After the payment of approximately $4,000,000 in expenses relating to the IPO, consisting of $3,450,000 of underwriting fees and approximately $466,000 of other offering costs, approximately $957,000 of the net proceeds of the IPO and private placement was not deposited into the Trust Account and was retained by Astrea for working capital purposes. The net proceeds deposited into the Trust Account remain on deposit in the Trust Account earning interest. As of January 21, 2022, there was approximately $172,562,170 in investments and cash held in the Trust Account and approximately $10,500 of cash held outside the Trust Account available for working capital purposes.

Effecting a Business Combination

Fair Market Value of Target Business

Pursuant to Nasdaq listing rules, the target business or businesses that Astrea acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (less any taxes payable on interest earned) at the time of the execution of a definitive agreement for Astrea’s initial business combination. The fair market value of the target or targets will be determined by Astrea’s board of directors based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Our stockholders will be relying on the business judgment of Astrea’s board of directors, which will have significant discretion in choosing the standard used to establish the fair market value of the target or targets, and different methods of valuation may vary greatly in outcome from one another. As discussed in the section entitled “The Business Combination Proposal — Satisfaction of 80% Test,” the Astrea board of directors determined that this test was met in connection with the Business Combination.

Stockholder Approval of the Business Combination

Astrea is seeking stockholder approval of the Business Combination at the Special Meeting to which this proxy statement relates and, in connection with such meeting, holders of Public Shares may redeem their shares for cash in accordance with the procedures described in this proxy statement. Such redemption rights will be effected under the Existing Charter and the DGCL. Pursuant to the Sponsor Agreement, the Sponsor agreed to vote all shares of Astrea common stock beneficially owned by it in favor of the Business Combination Proposal and each other proposal presented by Astrea for approval by Astrea’s stockholders at the Special Meeting and to not redeem any Public Shares in connection with the stockholder vote to approve the Business Combination. If the Business Combination is not completed, then public stockholders electing to exercise their redemption rights will not receive such payments and their shares will not be redeemed.

Astrea will complete the Business Combination (or any other proposed business combination, if the Business Combination is not completed) only if Astrea has net tangible assets of at least $5,000,001 immediately prior to or upon the completion of the Business Combination, after giving effect to payments to public stockholders who exercise their redemption rights. Astrea chose the net tangible asset threshold of $5,000,001 to ensure that it would avoid being subject to Rule 419 promulgated under the Securities Act of 1933, as amended.

Voting Restrictions in Connection with Special Meeting

Astrea’s Sponsor and officers and directors at the time of the IPO entered into a letter agreement to vote the common stock and any Public Shares purchased during or after the IPO, in favor of the Business Combination Proposal. The Sponsor also entered into the Sponsor Agreement, which, among other things, requires the Sponsor to vote all shares of Astrea common stock owned by it in favor of each proposal described in this proxy statement. As of the date hereof, our Sponsor owns approximately 21.7% of the total outstanding shares of common stock.

At any time prior to the Special Meeting, during a period when they are not then aware of any material nonpublic information regarding Astrea or our securities, or not otherwise restricted under Regulation M under the Exchange Act, the Sponsor, directors and officers, the Target Companies and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of Astrea common stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the proposals presented to stockholders for approval at the Special Meeting are approved or to provide additional equity financing. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

Liquidation if No Business Combination

Unless Astrea submits and Astrea stockholders approve an extension, if the Business Combination (or combination with another target business) is not completed by February 8, 2023, such condition will trigger Astrea’s automatic winding up, dissolution and liquidation pursuant to the terms of the Charter. As a result, this has the same effect as if Astrea had formally gone through a voluntary liquidation procedure under Delaware law. Accordingly, no vote would be required from Astrea’s stockholders to commence such a voluntary winding up, dissolution and liquidation.

Astrea’s Sponsor, officers and directors have entered into a letter agreement, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any common stock they hold if Astrea fails to complete an initial business combination within 24 months from the closing of the IPO or any extended period of time that Astrea may have to consummate an initial business combination as a result of an amendment to the Existing Charter. However, if Astrea’s Sponsor or management team acquire Public Shares in or after the IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if Astrea fails to complete an initial business combination within the allotted 24-month time period.

Astrea’s Sponsor, officers and directors have agreed, pursuant to a letter agreement, that they will not propose any amendment to the Existing Charter to modify the substance or timing of Astrea’s obligation to redeem 100% of the Public Shares if Astrea does not complete an initial business combination within 24 months from the closing of the IPO or with respect to any other material provisions relating to stockholders’ rights (including redemption rights) or pre-initial business combination activity, unless public stockholders are provided with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable), divided by the number of then outstanding Public Shares. However, Astrea will only redeem our Public Shares so long as (after such redemption) Astrea’s net tangible assets will be at least $5,000,001 immediately prior to or upon consummation of the Business Combination. If this optional redemption right is exercised with respect to an excessive number of Public Shares such that Astrea cannot satisfy the net tangible asset requirement, Astrea would not proceed with the amendment or the related redemption of the Public Shares at such time.

Astrea expects that all costs and expenses associated with implementing a plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining outside of the Trust Account. However, if those funds are not sufficient to cover the costs and expenses associated with implementing Astrea’s plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes, Astrea may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If all of the net proceeds of the IPO are expended, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any tax payments or expenses for the dissolution of the trust, the per-share redemption amount received by stockholders upon our dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of public stockholders. The actual per-share redemption amount received by public stockholders may be substantially less than $10.00. Under Section 281(b) of the DGCL, Astrea’s plan of dissolution must provide for all claims against it to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before Astrea can make any distribution of remaining assets to stockholders.

While Astrea intends to pay such amounts, if any, Astrea may not have funds sufficient to pay or provide for all creditors’ claims.

Although Astrea will seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses and other entities with which it does business execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of public stockholders, there is no guarantee such agreements will be executed or even if such agreements are executed that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, management will consider whether competitive alternatives are reasonably available and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of Astrea under the circumstances. Examples of possible instances where Astrea may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. The underwriters of the IPO and the independent registered public accounting firm will not execute agreements waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, Astrea has not asked the Sponsor to reserve for such indemnification obligations, nor has Astrea independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and Astrea believes the Sponsor’s only assets are securities of Astrea. Our Sponsor may be unable to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for an initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, Astrea may not be able to complete an initial business combination, and public stockholders would receive such lesser amount per share in connection with any redemption of Public Shares. None of the officers or directors of Astrea will indemnify Astrea for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the trust assets, in each case less taxes payable, and the Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, Astrea’s independent directors would determine whether to take legal action against our sponsor to enforce its indemnification obligations. While Astrea currently expect that the independent directors would take legal action on Astrea’s behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that the independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, due to claims of creditors the actual value of the per-share redemption price may be less than $10.00 per share.

Astrea will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. The Sponsor will also not be liable as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. If after liquidation it is subsequently determined that the reserve for claims and liabilities is insufficient, stockholders who received funds from our Trust Account could be liable for claims made by creditors.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to public stockholders upon the redemption of Public Shares in the event an initial business combination is not consummated within 24 months from the closing of the IPO may be considered a liquidating distribution under Delaware law. If the corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of the Trust Account distributed to public stockholders upon the redemption of Public Shares in the event an initial business combination is not consummated within 24 months from the closing of the IPO is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful (potentially due to the imposition of legal proceedings that a party may bring or due to other circumstances that are currently unknown), then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution. If an initial business combination is not consummated within 24 months from the closing of the IPO, Astrea will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject in each case to obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is Astrea’s intention to redeem Public Shares as soon as reasonably possible following our 24th month and, therefore, Astrea does not intend to comply with those procedures. As such, stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of stockholders may extend well beyond the third anniversary of such date.

Because Astrea will not be complying with Section 280, Section 281(b) of the DGCL requires Astrea to adopt a plan, based on facts known at such time that will provide for payment of all existing and pending claims or claims that may be potentially brought against Astrea within the subsequent 10 years. However, because Astrea is a blank check company, rather than an operating company, and operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from vendors (e.g. lawyers and investment bankers) or prospective target businesses. As described above, pursuant to the obligation contained in the underwriting agreement, Astrea will seek to have all vendors, service providers, prospective target businesses or other entities with which it does business execute agreements waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account. As a result of this obligation, the claims that could be made are significantly limited and the likelihood that any claim that would result in any liability extending to the Trust Account is remote. Further, the Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets, in each case net of the amount of interest withdrawn to pay taxes and will not be liable as to any claims under the indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.

If Astrea files a bankruptcy petition or an involuntary bankruptcy petition is filed against Astrea that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in the bankruptcy estate and subject to the claims of third parties with priority over the claims of stockholders. To the extent any bankruptcy claims deplete the Trust Account, $10.00 per share may be unavailable to return to our public stockholders. Additionally, if a bankruptcy petition is filed by Astrea or an involuntary bankruptcy petition is filed against Astrea that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover some or all amounts received by stockholders. Furthermore, Astrea’s board of directors may be viewed as having breached its fiduciary duty to creditors and/or may have acted in bad faith, and thereby exposing itself and Astrea to claims of punitive damages, by paying public stockholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against Astrea for these reasons.

Public stockholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of Public Shares if an initial business combination is not completed within 24 months from the closing of the IPO, (ii) in connection with a stockholder vote to amend the Existing Charter to modify the substance or timing of the obligation to redeem 100% of Public Shares if an initial business combination is not completed within 24 months from the closing of the IPO or with respect to any other material provisions relating to stockholders’ rights (including redemption rights) or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of an initial business combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. In the event we seek stockholder approval in connection with an initial business combination, a stockholder’s voting in connection with the business combination alone will not result in a stockholder’s redeeming its shares or an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights described above. These provisions of the Existing Charter, like all provisions of the Existing Charter, may be amended with a stockholder vote.

Employees

Astrea currently has two executive officers. These individuals are not obligated to devote any specific number of hours to Astrea’s matters but they devote as much of their time as they deem necessary and intend to continue doing so until an initial business combination has been consummated. The amount of time they devote in any time period will vary based on whether a target business has been selected for an initial business combination and the stage of the business combination process. Astrea does not intend to have any full-time employees prior to the consummation of the initial business combination.

Facilities

Astrea currently maintains its executive offices at 55 Ocean Lane Drive, Apt. 3021, Key Biscayne, Florida 33149. The cost for this space is included in the $10,000 per-month fee the Sponsor charges Astrea for general and administrative services pursuant to a letter agreement between Astrea and the Sponsor. Astrea believes, based on rents and fees for similar services, that the fee charged by the Sponsor is at least as favorable as Astrea could have obtained from an unaffiliated person. Astrea considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for Astrea’s current operations.

Legal Proceedings

There are no legal proceedings pending against Astrea.

Periodic Reporting and Audited Financial Statements

Astrea has registered its securities under the Exchange Act and has reporting obligations, including the requirement to file annual and quarterly reports with the Securities and Exchange Commission.

Directors and Executive Officers

Astrea’s current directors and officers are as follows:

Name	Age	Title
Felipe Gonzalez	36	Chief Executive Officer and Director
Jose Luis Cordova	34	Chief Financial Officer and Director
Mohsen Moazami	61	Non-Executive Chairman of the Board
Hector F. Sepulveda Reyes Retana	42	Director
Juan Santodomingo Diaz	45	Director

Felipe Gonzalez has served as our Chief Executive Officer and a member of our board of directors since our inception. Since June 2014, Mr. Gonzalez has served as the portfolio manager of Strongrock Capital, a London-based investment office, where he manages a multi-asset portfolio invested across two main strategies: (i) long/short equity mostly in the U.S. public equity markets and (ii) private equity across developed and developing markets. Mr. Gonzalez is focused on the origination, underwriting and management of the investments across all investment strategies. These investments include a wide variety of industries primarily headquartered in the U.S. and also in Europe and Latin America. Additionally, Mr. Gonzalez sits on the board of several of the portfolio companies purchased through the direct private equity strategy. Before joining Strongrock Capital, Mr. Gonzalez was a senior vice-president at Imperial Gestao de Recursos in Rio de Janeiro, Brazil from 2010 to 2013, where he managed a Brazilian fund of funds and co-directed two projects in the private equity space. Prior to that, Mr. Gonzalez was a research analyst at Sciens Capital Management in New York from 2009 to 2010, where he was one of the analysts responsible for covering several hedge fund strategies including equity long/short, global macro, multi-strategy and credit. Mr. Gonzalez received a bachelor’s degree in Business from Universidad de los Andes in Bogota Colombia and a Master of Science in Finance from Boston College.

Jose Luis Cordova has served as our Chief Financial Officer and a member of our board of directors since our inception. From November 2019 to December 2020, Mr. Cordova served as Chief Financial Officer of Opes Acquisition Corp. (Nasdaq:OPES), a SPAC that consummated its initial business combination with BurgerFi International Inc. in December 2020. BurgerFi is a fast-growing better-burger concept restaurant with nearly 125 stores in the United States. Since September 2017, Mr. Cordova has been working as a senior portfolio manager at Axis Capital Management, a Mexican private investment firm with over $14 billion in transactions across private equity, private lending, greenfield investments and advisory practices. Before joining Axis Capital Management, Mr. Cordova worked for Deloitte from 2012 to 2015 as vice-president of Corporate Finance managing a team of four associates and four analysts in engagements across different industries such as financial institutions, consumer goods and oil & gas. He has also held roles in investment risk management of equities, fixed income and derivative instruments for large financial institutions. Mr. Cordova is an Industrial Engineer from Pontificia Universidad Catolica del Peru, received an M.B.A. from Cornell University, and is a CFA and CAIA Charterholder.

Mohsen Moazami has served as our Non-Executive Chairperson of the Board since January 2021. Mr. Moazami has had a distinguished career in the technology industry spanning various roles, from founder/CEO leading his company to a strong exit, to Fortune 100 executive and venture capital investor. He is a 2010 recipient of the Ellis Island Medal of Honor. Since March 2019, Mr. Moazami has served as the Managing Partner of Seif Capital, a venture capital firm he founded. Since July 2020, he has also served as Chairman of the Board of Vcinity, a technology company serving the commercial and government markets. From April 2013 to December 2018, Mr. Moazami served as Managing Director of Columbus Nova Technology Partners, a novel global tech investment firm he founded to combine the best attributes of the venture capital and private equity business models. Prior to this, he spent 11 years as a member of the Cisco executive staff where he most recently was on the senior leadership team of the Emerging Markets & Globalization Centre in Bangalore, India, and before that spent seven years at Stanford Business Systems. He has served on a variety of boards including Zoomdata, Aerospike, vArmour, Frame, Deep Instinct and Kaazing. Mr. Moazami received a Bachelor’s of Science from University of California, San Diego and a Masters in Engineering from Stanford University.

Hector F. Sepulveda Reyes Retana has served as a member of our board of directors since January 2021. Mr. Sepulveda’s experience in the entrepreneurial field dates from 2001. Since that time, he has founded six enterprises with two successful exits. Since March 2013, Mr. Sepulveda has served as Managing Partner of Intangible, a Mexican “company builder” and “innovation hub” he co-founded which is focused on fostering technological entrepreneurship in Mexico. Since January 2014, Mr. Sepulveda has served as Managing Partner of Mountain Nazca, a venture capital fund focused on Latin America which he co-founded. Since October 2017, he has also served as a Partner of Joystick Ventures, an IP-based venture capital firm he co-founded which is focused in the global video gaming industry. From 2009 to 2012, he served as Chief Executive Officer of LITEBUILT, a company he founded that provides tech-enabled construction solutions to low income housing in Mexico. Mr. Sepulveda currently serves on the board of directors of a number of companies including Miroculus, a biotechnology company, Luuna, an e-commerce company, Albo, a fintech company, Crehana, an edtech company, Ben & Frank, an e-commerce company, Truehome, a property technology company, and Kavak, an e-commerce company. He received an industrial engineering degree from Universidad Iberoamericana, he is a Global Endeavor Entrepreneur, and an OPM candidate from Harvard Business School.

Juan Santodomingo Diaz has served as a member of our board of directors since August 2021. Mr. Santodomingo is an executive, entrepreneur, and investor with over twenty years of corporate finance and asset management experience, having advised in corporate transactions with an aggregate value in excess of $20 billion. Since August 2020, Mr. Santodomingo has served as the Chief Executive Officer of Kendo Corporation, a financial technology and education technology company that Mr. Santodomingo founded. Prior to this venture, Mr. Santodomingo served from August 2017 to December 2019 as Chief Executive Officer of FIT Big Data, a leading financial technology company in Latin America that he co-founded. He has also served as an investment committee member of FIT Gestora, the investment fund manager of FIT Big Data, from January 2018 to December 2019. From 2013 to 2017, Mr. Santodomingo was a Partner of Deloitte and head of Corporate Finance for the Latin America region (which excluded Brazil and Mexico). Prior to this, he held several senior investment banking positions such as Director of GBS Finance (former partner of Bear Sterns), a leading independent European investment bank. Mr. Santodomingo received a BBA from Wales University and Caixanova Business School. He also received two Master’s degrees and other postgraduate programs in Management and Finance in several business schools such as IESE, Instituto de Empresa and IEB (Associated to Wharton and LSE).

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Mohsen Moazami, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Hector F. Sepúlveda Reyes Retana and Juan Santodomingo Diaz will expire at the second annual meeting. The term of office of the third class of directors, consisting of Felipe Gonzalez and Jose Luis Cordova, will expire at the third annual meeting.

Special Advisor

The following individual assisted us in sourcing, negotiating and consummating a potential business combination and provided his business insights when we assessed potential business combination targets. However, he has no written advisory agreement with us. He will not serve on the board or any committee thereof, nor does he have any voting or decision making capacity on our behalf. He is also not required to devote any specific amount of time to our efforts or be subject to the fiduciary requirements to which our board members are subject. Accordingly, if he becomes aware of a business combination opportunity which is suitable for us, he is under no obligation to introduce it to us before any other prospective acquiror.

Miguel Angel Villegas Vargas has served as our special advisor since September 2020. Mr. Villegas has been working as a Director at Axis Capital since June 2019. Mr. Villegas served as Chief Financial Officer of Opes Acquisition Corp. from December 2017 to October 2019. He also served as Chief Financial Officer and member of the board at Integradora de Servicios Petroleros Oro Negro, SAPI de C.V. (“ISPON”), an entity affiliated with Axis Capital Management, from 2014 until May 2019, and served as its Vice President of Investments from 2013 to 2014. ISPON filed a voluntary petition for restructuring in Mexico on September 11, 2017 and initiated a parallel restructuring proceeding in the United States in April 2018. Mr. Villegas served as a member of the board of Navigatis Radiance Pte Ltd, a company that owns, operates and manages offshore support vessels, from January 2017 until June 2019. Since September 2017, Mr. Villegas has served as a member of the board of Navix de Mexico, a private specialty finance company, where he also was a Senior Originator Associate from 2009 to 2011. He also has served as a member of the board or Realix Invesco I, a real estate platform, since April 2018. Navigatis, Navix and Realix are companies affiliated with Axis Capital Management. Prior to that, Mr. Villegas worked for Citigroup as Relationship Manager and Credit Analyst from 2005 to 2009. Mr. Villegas received a Bachelor of Arts in Financial Management, summa cum laude, from the Instituto Tecnológico y de Estudios Superiores de Monterrey and an M.B.A. from Wharton Business School.

Director Independence

Nasdaq listing standards require that a majority of the board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. The board of directors has determined that Messrs. Moazami, Sepulveda, and Santodomingo are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. The audit committee is entirely composed of independent directors meeting Nasdaq’s additional requirements applicable to members of the audit committee. The independent directors have scheduled meetings at which only independent directors are present.

Officer and Director Compensation

No compensation will be paid to the Sponsor, officers and directors, or any of their respective affiliates, prior to or in connection with the consummation of an initial business combination. Commencing on the date that our securities were first listed on Nasdaq through the earlier of the consummation of an initial business combination and liquidation, Astrea pays the Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of our management team. Additionally, the Sponsor, executive officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Independent directors will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or their affiliates.

We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Committees of the Board of Directors

The board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that has been approved by our board and will have the composition and responsibilities described below.

Audit Committee

The board of directors has established an audit committee. Juan Santodomingo Diaz, Hector F. Sepulveda Reyes Retana, and Mohsen Moazami are serving as members of the audit committee. Mr. Santodomingo serves as chairperson of the audit committee. All members of our audit committee meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and the board of directors has determined that Mr. Santodomingo qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Astrea has adopted an audit committee charter, which details the principal functions of the audit committee, including:

•        reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

•        discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

•        discussing with management major risk assessment and risk management policies;

•        monitoring the independence of the independent auditor;

•        verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

•        reviewing and approving all related-party transactions;

•        inquiring and discussing with management our compliance with applicable laws and regulations;

•        pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

•        appointing or replacing the independent auditor;

•        determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•        establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

•        approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Compensation Committee

The board of directors has established a compensation committee. Juan Santodomingo Diaz, Hector F. Sepulveda Reyes Retana, and Mohsen Moazami serve as members of the compensation committee. All members of the compensation committee meet the independent director standard under Nasdaq listing standards applicable to members of the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving the compensation of all of our other executive officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Notwithstanding the foregoing, as indicated above, other than the payment to the Sponsor of $10,000 per month for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing stockholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Nominating Committee

We have established a nominating committee. The members of our nominating committee are Juan Santodomingo Diaz, Hector F. Sepulveda Reyes Retana, and Mohsen Moazami. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in the nominating committee charter, generally provide that persons to be nominated:

•        should have demonstrated notable or significant achievements in business, education or public service;

•        should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•        should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Code of Business Conduct and Ethics

Astrea has adopted a Code of Business Conduct and Ethics applicable to directors, officers and employees. A copy of the form of the Code of Business Conduct and Ethics, the audit committee, compensation committee and nominating and corporate governance committee charters are filed as exhibits to the registration statement relating to the IPO. This document may be reviewed by accessing the public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Business Conduct and Ethics and the charters of the committees will be provided without charge upon request. If any amendments to our Code of Business Conduct and Ethics other than technical amendments are made, administrative or other non-substantive amendments, or grant any waiver, including any implicit waiver, from a provision of the Code of Business Conduct and Ethics applicable to the principal executive officer, principal financial officer principal accounting officer or controller or persons performing similar functions requiring disclosure under applicable SEC or Nasdaq rules, the nature of such amendment or waiver will be disclosed on the Astrea website.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF ASTREA

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement.

Overview

We are a blank check company formed under the laws of the State of Delaware on August 11, 2020 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. We intend to effectuate our Business Combination using cash from the proceeds of the IPO and the sale of the Private Units, our capital stock, debt or a combination of cash, stock and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete a Business Combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from August 11, 2020 (inception) through September 30, 2021 were organizational activities, those necessary to prepare for the IPO, and identifying a target company for a Business Combination. We do not expect to generate any operating revenues until after the completion of our Business Combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended September 30, 2021, we had a net loss of $797,811, which consists of a change in fair value of warrant liability of $239,875, interest earned from the bank of $2, interest earned on marketable securities held in the Trust Account of $19,788, and unrealized gain on marketable securities held in Trust Account of $545, offset by formation and operational costs of $578,271.

For the nine months ended September 30, 2021, we had a net loss of $1,247,370, which consists of transaction costs associated with the IPO of $567, change in fair value of warrant liability of $209,000, interest income from the bank of $8, interest earned on marketable securities held in the Trust Account of $49,479 and unrealized gain on marketable securities held in the Trust Account of $545, offset by formation and operational costs of $1,087,835.

Liquidity and Capital Resources

On February 8, 2021, we consummated the IPO of 15,000,000 units at $10.00 per unit, generating gross proceeds of $150,000,000. Simultaneously with the closing of the IPO, we consummated the sale of 430,000 Private Unit a price of $10.00 per Private Unit in a private placement to the Sponsor generating gross proceeds of $4,300,000.

On February 18, 2021, in connection with the underwriters’ exercise of their over-allotment option in full, we consummated the sale of an additional 2,250,000 units at a price of $10.00 per unit, generating total gross proceeds of $22,500,000. In addition, we also consummated the sale of an additional 45,000 Private Units at $10.00 per Private Unit, generating total gross proceeds of $450,000.

Following the IPO, the full exercise of the over-allotment option, and the sale of the Private Units, a total of $172,500,000 was placed in the Trust Account. We incurred $3,916,059 in IPO-related costs, including $3,450,000 of underwriting fees and $466,059 of other costs.

For the nine months ended September 30, 2021, cash used in operating activities was $1,232,202. Net loss of $1,247,370 was affected by interest earned on marketable securities held in the Trust Account of $49,479, unrealized gain on marketable securities held in the Trust Account of $545, change in fair value of warrant liability of $209,000 and transaction costs associated with the IPO of $567. Changes in operating assets and liabilities used $144,375 of cash for operating activities.

As of September 30, 2021, we had marketable securities held in the Trust Account of $172,550,024 (including $50,024 of interest income) consisting of U.S. Treasury Bills with a maturity of 185 days or less. Interest income on the balance in the Trust Account may be used by us to pay taxes. Through September 30, 2021, we have not withdrawn any interest earned from the Trust Account.

We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less income taxes payable), to complete our Business Combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of September 30, 2021, we had cash of $51,562. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor, or certain of our officers and directors or their affiliates may, but are not obligated to, loan us funds as may be required. If we complete a Business Combination, we would repay such loaned amounts. In the event that a Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1.5 million of such loans may be convertible into units at a price of $10.00 per unit, at the option of the lender; provided, that the Merger Agreement limits the aggregate principal amount of working capital loans we may incur to $817,000 and limits the amount of such loans which may be converted to $817,000. The units would be identical to the Private Units. As of September 30, 2021, there were $425,000 of outstanding working capital loans. On August 25, 2021, October 5, 2021 and December 22, 2021, Astrea borrowed $75,000, $200,000 and $125,000, respectively. An aggregate principal amount of $750,000 of working capital loans are outstanding as of the date of this proxy statement.

We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business. However, if our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our Public Shares upon consummation of our business combination, in which case we may issue additional securities or incur debt in connection with such business combination.

Following the Closing of the Business Combination, HotelPlanner.com will be Astrea’s sole asset and Astrea will be the sole manager of HotelPlanner.com and Astrea’s operations will be conducted entirely through its subsidiaries. Astrea will have no independent means of generating revenue or cash flow, and its ability to pay taxes and operating expenses or declare and pay dividends in the future, if any, will be dependent upon the financial results and cash flows of HotelPlanner.com and its subsidiaries, and distributions Astrea receives from HotelPlanner.com. There can be no assurance that HotelPlanner.com and its subsidiaries will generate sufficient cash flow to distribute funds to us, or that applicable state law and contractual restrictions, including negative covenants in any debt agreements of HotelPlanner.com or its subsidiaries, will permit such distributions.

Under the terms of the HotelPlanner.com A&R Operating Agreement, HotelPlanner.com will be obligated, subject to various limitations and restrictions, including with respect to any debt agreements, to make tax distributions to holders of HotelPlanner.com Common Units, including us. In addition to tax expenses, we will also incur expenses related to our operations, including payments under the Tax Receivable Agreement, which could be substantial. See the section entitled “The Business Combinations Proposal — Related Agreements — Tax

Receivable Agreement.” We intend, as its sole manager, to cause HotelPlanner.com to make cash distributions to the owners of HotelPlanner.com Common Units in an amount sufficient to (i) fund all of such owners’ tax obligations in respect of taxable income allocated to such owners and (ii) cover our payment obligations under the Tax Receivable Agreement. However, HotelPlanner.com’s ability to make such distributions may be subject to various limitations and restrictions, such as restrictions on distributions under contracts or agreements to which HotelPlanner.com is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering HotelPlanner.com insolvent. If HotelPlanner.com does not have sufficient funds to pay tax or other liabilities or to fund its operations, it may have to borrow funds, which could materially and adversely affect its liquidity and financial condition and subject it to various restrictions imposed by any such lenders. Refer to “Risks Related to the Tax Receivable Agreement” for more information.

Deterioration in the financial condition, earnings or cash flow of HotelPlanner.com and its subsidiaries for any reason could limit or impair their ability to pay such distributions. Further, any future credit facilities may impose, limitations on the ability of HotelPlanner.com and its subsidiaries to pay dividends to us.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of September 30, 2021. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay the Sponsor a total of up to $10,000 per month for office space, utilities and secretarial support services. We began incurring these fees on February 3, 2021 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation.

Astrea engaged EarlyBird, the representative of the underwriters in the IPO, as an advisor in connection with its Business Combination to assist in holding meetings with Astrea’s stockholders to discuss the potential Business Combination and the target business’ attributes, introduce Astrea to potential investors that are interested in purchasing its securities in connection with its initial Business Combination, assist in obtaining stockholder approval for the Business Combination and assist with press releases and public filings in connection with the Business Combination. Astrea will pay EarlyBird a cash fee for such services upon the consummation of its initial business combination in an amount equal to 3.5% of the gross proceeds of the Initial Public Offering (exclusive of any applicable finder’s fees which might become payable).

Critical Accounting Policies

The preparation of condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Convertible Instruments

We account for our promissory notes that feature conversion options in accordance with ASC No. 815, Derivatives and Hedging Activities (“ASC No. 815”). ASC No. 815 requires companies to bifurcate conversion options from their host instruments and account for them as freestanding derivative financial instruments according to certain criteria. The criteria includes circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) a promissory note that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

Warrant Liability

We account for the Astrea Warrants in accordance with the guidance contained in ASC 815-40 under which the Private Warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the Private Warrants as liabilities at their fair value and adjust the Private Warrants to fair value at each reporting period. This liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statements of operations. The Private Warrants are valued using binomial lattice model.

Common Stock Subject to Possible Redemption

We account for our common stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. Our common stock features certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of our condensed balance sheets.

Net Loss Per Common Share

We apply the two-class method in calculating earnings per share. Net income (loss) per common share, basic and diluted for common stock subject to possible redemption is calculated by dividing the interest income earned on the Trust Account, net of applicable taxes, if any, by the weighted average number of shares of common stock subject to possible redemption outstanding for the period. Net income (loss) per common share, basic and diluted for and non-redeemable common stock is calculated by dividing net loss less income attributable to common stock subject to possible redemption, by the weighted average number of shares of non-redeemable common stock outstanding for the period presented.

Net Income (Loss) Per Common Share

Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Net income (loss) per share of common stock is calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the respective period. Accretion associated with the redeemable shares of common stock is excluded from income (loss) per common share as the redemption value approximates fair value.

Recent Accounting Standards

Astrea’s management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

In August 2020, the Financial Accounting Standards Board (“FASB) issued Accounting Standards Update (“ASU”) No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. Astrea is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.

Derivative Warrant Liabilities

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). The SEC Statement advises, among other things, that certain adjustments generally present in SPAC warrants preclude such warrants from being accounted for as equity. As a result of the SEC Statement, Astrea reevaluated the accounting treatment of the Private Warrants and determined to classify the Private Warrants as liabilities measured at fair value, with changes in fair value recognized in the statements of operations in the period of change.

As a result, included on Astrea’s balance sheet as of September 30, 2021 is a derivative liability related to embedded features contained within its Private Warrants. Accounting Standards Codification 815, Derivatives and Hedging (“ASC 815”), provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statements of operations. As a result of the recurring fair value measurement, Astrea’s financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of its control. Due to the recurring fair value measurement, Astrea expects that it will recognize non-cash gains or losses on its Private Warrants each reporting period and that the amount of such gains or losses could be material.

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are designed to ensure that information required to be disclosed by Astrea in its Exchange Act reports is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

Under the supervision and with the participation of our management, including our principal executive officer and principal financial and accounting officer, we conducted an evaluation of the effectiveness of our disclosure controls and procedures as of the end of the fiscal quarter ended September 30, 2021, as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act. Based on this evaluation and in light of the material weakness in internal controls described below, our principal executive officer and principal financial and accounting officer have concluded that during the quarter ended September 30, 2021, our disclosure controls and procedures were not effective. Our internal control over financial reporting did not result in the proper accounting for our complex financial instruments. Due to this error’s impact on our financial statements, we determined this to be a material weakness. In light of this material weakness, we performed additional analysis as deemed necessary to ensure that our financial statements were prepared in accordance with U.S. generally accepted accounting principles.

Changes in Control over Financial Reporting

There was no change in our internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting. However, as management has identified a material weakness in our internal control over financial reporting related to the accounting of our complex financial instruments, Astrea intends to address this material weakness by enhancing its processes to identify and appropriately apply applicable accounting requirements to better evaluate its research and understanding of the nuances of the complex accounting standards that apply to its financial statements. Astrea’s current plans include providing enhanced access to accounting literature, research materials and documents and increased communication among its personnel and third-party professionals with whom it consults regarding complex accounting applications. Astrea has also retained the services of a valuation expert to assist in valuation analysis of the Astrea Warrants on a quarterly basis.

JOBS Act

Astrea is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Astrea has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, Astrea, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Astrea’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

HOTELPLANNER.COM’S BUSINESS

This summary highlights selected information contained elsewhere in this proxy statement. It does not contain all of the information you should consider before voting on the Business Combination. Before voting on the Business Combination, you should carefully read this entire proxy statement, including the matters set forth under the sections of this proxy statement captioned “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of HotelPlanner.com” and our consolidated financial statements and related notes included elsewhere in this proxy statement. In addition, certain statements in this proxy statement include forward-looking information that is subject to risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Unless otherwise indicated or the context otherwise requires, all references in this section to the “Company,” “we,” “us,” “our,” “HP,” “HotelPlanner” and similar terms refer to Lexyl Travel Technologies, LLC (d/b/a HotelPlanner.com), and, unless otherwise stated, all of its direct and indirect subsidiaries.

Our Mission and Overview

HotelPlanner.com’s mission is to provide a seamless hotel and alternative accommodations booking experience for travelers through its proprietary artificial intelligence (“AI”)-enabled reservations platform. HotelPlanner.com employs a personalized and localized approach that enables travelers to book rooms via a mobile device, laptop, or PC, or by calling one of our global gig-economy based hotel reservation agents, called “hotel planners,” an initiative launched during the pandemic due to the closure of many traditional call centers. The Company offers a selection of one million hotel and other accommodation types worldwide, plus a comprehensive list of bookable room types, from run-of-house, to connecting rooms, to the presidential suite. HotelPlanner.com has enduring partnerships with well-known hotel brands, independent properties, and ancillary lodging providers such as rental homes and condominiums. The Company also sources hotel rooms and rates from the world’s largest online travel agencies (“OTAs”) and global hotel wholesalers called “Bed Banks” to provide a robust selection of accommodations and (best available) affordable rates for all types of travelers.

HotelPlanner.com specializes in providing unique discount rates offered in unpublished, private sale environments to any traveler or travelers with a specific group affiliation, such as a wedding, family reunion, tour group, pro or amateur sports league, industry conference, private club, association, or business meeting. We refer to these travelers as being part of a “Closed User Group.” HotelPlanner.com is able to offer more competitive rates by negotiating its own discounted rates directly with individual hotels, accessing negotiated rates secured from hotel brands, and obtaining pricing from Bed Banks, to deliver the best room and pricing options for travelers. This creates savings for individual and group travelers within organizations such as professional and youth sporting leagues, corporations, universities, and government entities, to name a few, to book through HotelPlanner.com’s reservation platform to fulfill their demand for hotel stays.

History

HotelPlanner.com was founded in August 2003 in San Diego with a simple yet profound idea: to fundamentally transform the group hotel booking experience. Co-Founders Tim Hentschel and John Prince met soon after graduating from Cornell University and Northeastern University with degrees in hospitality and computer science, respectively. They soon realized that there was a major business challenge in the hospitality space to solve: making the cumbersome, complex and inefficient group travel booking experience better and easier for hotels and travelers.

With that discovery, the idea for HotelPlanner.com was born. HotelPlanner.com was initially funded with just $5,000 in personal cash and a small round of “angel” funding. Within months, HotelPlanner.com was up and running as a group travel booking site, and Tim began taking customer calls and building relationships with hotel partners while John focused on creating the hotel industry’s first-of-its-kind online group reservations platform. Their vision was to keep growing the Company independently to maintain operational and creative control of their unique service offering, with an aspiration to grow and become a publicly traded company.

By 2010, Tim and John believed that the time was right to relocate the Company to West Palm Beach, Florida to expand their reach and influence across the U.S. and grow globally. In 2012, HotelPlanner.com opened its first international office in London to service existing customers and grow new business. Tim relocated to London to lead the Company’s efforts to grow business in the U.K. and Europe. In 2013, HotelPlanner.com acquired Meetings.com, a business meetings-focused site. By 2014, more than 1 million registered group event planners were using the HotelPlanner.com platform to book events. In 2017, Bas Lemmens, a co-founder of Booking.com, joined HotelPlanner.com as the CEO of Meetings.com, based in Amsterdam. In 2019, following Tim’s relocation to Singapore to drive growth in Asia, HotelPlanner.com opened an office in Singapore to grow the HotelPlanner.com footprint in the Asia-Pacific region, acquiring both the VenueExplorer.com and EventConnect.com domain names, adding to HotelPlanner.com’s inventory of venue and event space sites. 2019 was a record year for HotelPlanner.com in terms of revenue growth and financial results. While 2020 was a difficult year for the travel industry, HotelPlanner.com believes it performed well relative to others during the period and believes that its investments in innovation, including its gig-based hotel reservations platform, positions the Company for future success. In its 18-year history, HotelPlanner.com has a proven track record of steady organic growth and successfully integrating acquired domain names into the HotelPlanner.com family of brands.

Our Industry and Market Opportunity

Although recurring waves of the COVID-19 pandemic, including the emergence of the Delta and Omicron variants, may affect our business and prospects for the near term, we believe the following long-term trends are positively affecting and will continue to positively affect the travel industry’s recovery as we come out of the pandemic:

•        Post-Pandemic Increase in Disposable Income:    According to a report issued by the McKinsey Global Institute in March 2021, the travel industry is expected to be driven by increased disposable income that consumers have saved up during the pandemic. More disposable income implies a likely increase in both individual and group leisure travel in the coming years as people yearn to reconnect with family and friends and attend events like reunions and weddings.

•        Increasing Domestic Travel:    According to a PricewaterhouseCoopers study issued in July 2021, domestic travel will be the first segment to recover, followed by outbound overseas travel. We therefore anticipate an increase in domestic bookings across the U.S. compared with 2020 results.

•        Increasing Leisure Travel:    According to a McKinsey & Co. report from October 2020, global demand recovery will be led by leisure travelers, with hotel room occupancy rates projected to increase from 45% in 2020 to 62% in 2022. Likewise, average daily hotel room rates are projected to increase from $103.00 per room per day in 2020 to $118.50 per room per day in 2022. Lastly, revenue per available room is expected to increase from $45.38 per day in 2020 to $73.25 in 2022.

•        Shift to Online Booking:    According to a report issued by Tourism Economics and the U.S. Travel Association in July 2021, there is a greater shift toward booking hotels on digital and mobile devices. For example, 83% of U.S. adults wanted to book their trips online as of June 2021, and 148 million online travel bookings are made annually in the U.S., according to Truist Securities Research. We believe these insights indicate that consumers are more likely to visit hotel or event booking sites online.

•        Corporate Travel’s Eventual Return:    Business travel overall remains at depressed levels as compared to pre-pandemic levels. According to a Deloitte Insights report from August 2021, corporate travel is anticipated to gradually pick up, but total corporate travel spend in Q4 2021 is projected to be 25-35% of 2019 levels. Virtual meetings may be here to stay, but conferences and trade shows, which account for a high volume of business trips, are starting to return to in-person/virtual hybrid formats. These hybrid formats are expected to present a growth opportunity for our business meeting-focused booking engine Meetings.com.

According to the Global Business Travel Association (“GBTA”) Omicron variant survey conducted from December 6 to 12, 2021, 79% of North American respondents expressed concern about their company’s business travel revenue impact due to the Omicron variant compared to 90% of European-based respondents. About one-third of total respondents reported a decrease in business travel, while another third said that Omicron has not affected business-related travel. An August 2021 GBTA survey on the Delta variant yielded a similar level of revenue impact concern, although the Omicron variant is causing fewer employee safety concerns. The December 2021 survey indicated a “wait-and-see” approach, with more than half of the respondents indicating that their companies are unlikely to introduce new travel restrictions.

As of December 2, 2021, according to Skift, a global travel research firm, it may be too early to determine the impact of the Omicron variant on near-term business travel recovery trend lines, but Skift has indicated that the Delta variant slowed recovery by about two months, especially with business and group travel. Any further travel restrictions due to Omicron are likely to negatively impact corporate hotel bookings in major cities that rely more on domestic and inbound business travel.

Prior to the emergence of the Omicron variant outbreak, the GBTA’s 13th annual Business Travel Index Outlook, issued on November 17, 2021, covering 73 countries and 44 industries, expected global business travel spend to increase in 2022 and fully recover by the end of 2024. While 2020 and 2021 business travel bookings were depressed compared to pre-pandemic global business travel spending levels, the GBTA survey results anticipate a 38% year-over-year spending increase in 2022, or $1 trillion in total global business travel spend. In 2023, such spending is expected to increase by an additional 23% as more business travel returns.

Subject to further developments involving the Omicron variant, the possible emergence of other variants, and other factors, we expect HotelPlanner.com’s business-related hotel bookings to follow these trends and to be consistent with the industry consensus described above. While it remains unclear what the future of corporate travel will look like, we believe it will still remain a long-term growth opportunity for HotelPlanner.com.

Importantly, HotelPlanner.com has demonstrated pronounced resilience in a range of market environments. This resilience persisted through the COVID-19 pandemic. For example, in 2020, at the height of the pandemic, while revenues for the major OTAs were down about 50% on average, HotelPlanner.com revenue was down only 31%. Our performance in the pandemic resulted from a number of actions, including increasing Search Engine Marketing (“SEM”) spend; making additional investments in our online and voice reservations platform; expanding the in-house customer service team to deliver enhanced customer communications and faster resolutions; and creating a gig-based hotel planners reservation team, which allows clients to talk to a person when booking a reservation.

Lastly, at the height of the pandemic, HotelPlanner.com made a strategic pivot toward booking more individual travelers, and strengthened relationships with hotel brands, independent hotels, and Bed Banks while expanding the Company’s affiliate partnerships.

We believe our performance during the pandemic demonstrates HotelPlanner.com’s relative strength in the marketplace and presents the Company with continued growth opportunities.

Our Products and Services

HotelPlanner.com has three reportable segments: group hotel bookings, individual hotel bookings and corporate bookings.

The group hotel booking segment consists of group hotel room stays. In general, this represents an event planner requesting nine or more rooms for attendees, such as for a wedding or reunion or a sports team participating in a tournament. The individual hotel room booking segment relates to bookings for one room, in general, but anything less than nine rooms is still considered an individual booking. The corporate booking segment includes the remaining activities that are not part of the other two segments.

Our offerings include Closed User Group discount rates (via contracted hotel partners that provide us with exclusive discounted rates) that we provide to our direct customers and to our affiliate partners; these discount rates can be applied to both group and individual hotel room bookings. We are a leader due to the clients we service in creating bookings via Closed User Groups and delivering unpublished rates in private sale environments from hotels to affiliate partners or individuals affiliated with a group. For these hotel partners, we offer a Preferred Member marketing program and advertising opportunities to help them stand out better to our clients. We have Preferred Memberships with more than 1,400 participating hotels as of September 30, 2021. We have approximately 42,000 individual hotel partners with co-signed user agreements to provide the Company with exclusive discounted rate offers. We expect to return to approximately 50,000 individual hotel partners — the number of such relationships that existed pre-pandemic — when group and corporate travel fully returns.

HotelPlanner.com can take a traveler end-to-end, from finding the best hotel for an event, negotiating a special discounted rate, and booking the reservation for attendees. HotelPlanner.com can receive revenue from earning a commission paid by the hotel or by delivering the booking to the hotel under the “merchant of record” model, in which the customer pays HotelPlanner.com by credit card and then HotelPlanner.com pays the supplier for the hotel costs, providing the Company with better cash flow.

AI-Enabled Technology Platform

HotelPlanner.com’s proprietary AI-based technology platform is an efficient and personalized way to book hotel rooms. Our platform is scalable and customizable for our affiliate partners, allowing HotelPlanner.com and our partners to acquire, support, and deliver services and retain customers in a mutually beneficial manner. Our platform optimizes customer acquisition and provides a robust booking experience for the traveler. Our machine learning-based platform and AI-driven marketing efforts drive consumers to our portfolio of sites to book hotel reservations.

Closed User Groups

Closed User Groups are a key element of our business, as they allow us to offer unpublished discounted rates that create customer “stickiness.” Closed User Groups consist of any traveler or travelers with a specific affiliated group, such as a wedding, reunion, tour group, pro or amateur sports league, industry conference, private club, association, or business meeting. For many of the largest OTAs, our group hotel reservations platform, combined with a customized, proprietary “white label” site, is used to book rooms for group travelers. Our “white label” booking engine is embedded seamlessly into our OTA clients’ and affiliate partners’ travel booking sites and brand/hotel client websites.

For example, the most popular wedding planner sites in the U.S. work with HotelPlanner. The Closed User Group discount rates that we offer are complementary, not competitive, with the OTAs and affiliates that we power. Closed User Group rates give HotelPlanner.com higher-margin revenue with relatively fewer cancellations, and a larger proportion of higher-margin “merchant of record” transactions, driving increased cash flow. Our Closed User Group discount rate model strengthens the relationships we have with affiliate partners, such as popular wedding planning sites, and consumers while building deeper relationships with approximately 42,000 direct hotel partners, whose sales managers are trained on our platform, that look to HotelPlanner.com to book recurring business.

Diversified and Complementary Revenue Sources

HotelPlanner.com enjoys a range of differentiated revenue sources. For 2020, approximately 72% of our revenue came from our unique Closed User Group discount rate bookings, while 19% came from non-Closed User Group bookings, 8% from Preferred Memberships and 1% from advertising. We are an industry leader in private sale environments for both individual and group travelers. Categorizing our revenue another way, approximately 47% of our 2020 revenue was generated through the direct relationships we have with our hotel partners and customers. We believe these complementary revenue sources differentiate our market position relative to our peers.

With these sources, HotelPlanner.com generated $40.4 million in year-to-date (“YTD”) revenue during the nine months ended September 30, 2021 versus $17.5 million revenue as of YTD September 30, 2020. We intend to seek and capitalize on robust growth opportunities to increase our advertising spend, invest more in search engine optimization (“SEO”), grow our exclusive partnerships, and increase the number of hotels purchasing Preferred Memberships.

Global Gig-Based Hotel Planners

Our global reservations platform uses an innovative approach and is a core differentiator for HotelPlanner.com that allows us to rapidly respond to customer inquiries to book rooms worldwide. Our gig-based hotel planners require only a headset and a Wi-Fi connection to book hotels for callers. This approach drives down overhead costs as the use of a fixed base call center operation is not required. These hotel planners, or hotel reservation agents, can be recruited, contracted, trained, and onboarded generally within a few days. This means we can increase their number promptly to meet demand and other circumstances. Hotel planners receive ongoing training and daily support so that customers receive quality service. Our agents can adjust their working hours to respond based on their lifestyle, financial needs and to cyclical demand to book hotels for travelers. We have engaged more than

3,100 gig-based hotel planners since the program’s inception in May 2020. As of September 30, 2021, there are 2,342 gig-based hotel planners who are active in our system and took at least one customer call year-to-date. As of September 30, 2021, nearly 600 gig-based hotel planners took at least one customer call in the past 30-day period. For the month of September 2021, on average, there were approximately 26 calls per gig-based hotel planner per day. Although we intend to increase our use of gig-based hotel planners over time, we will remain flexible in our use of call center support, based on seasonality, travel demand, the pace of activating and training gig-based hotel planners, and other factors.

Four Diverse Pathways for Attracting Customers

There are four diverse pathways for customers to engage and book with HotelPlanner.com:

(1)    A customer organically navigates on its own directly to HotelPlanner.com, Meetings.com, or another domain we own.

(2)    A customer searches online for hotel rooms and our SEO and SEM direct the customer to HotelPlanner.com to purchase group or individual rooms.

(3)    A customer visits the website of an affiliate partner, such as that of a wedding planning service or sports league, and requests accommodations. Our HotelPlanner.com white label booking engine is embedded within the sites of our affiliate partners, allowing the customer to book rooms and event space for their entire wedding party, sports team, or to book an individual hotel reservation to attend a specific event.

(4)    Customers will use our white label website when they search for nine or more hotel rooms on popular OTA sites.

Regardless of which path our customers take, our competitive rates, seamless booking experience, range of hotel or accommodation options, payment options and personalized customer service combine to create a positive hotel booking experience that we believe encourages repeat business.

HotelPlanner.com takes a holistic and hybrid approach to customer acquisition that drives traffic, booking volume and repeat business. This approach involves three key prongs: SEM, SEO and our affiliate partner network. Our SEM approach is a strategic marketing strategy that drives direct traffic and more predictable bookings. This strategy has been an effective driver of HotelPlanner.com’s growth to date. As our Company continues to expand, we expect to sign more affiliates and garner more repeat business from customers that use and enjoy our services.

We also have a network of affiliate marketing partners that drive high-quality and highly-convertible traffic to our portfolio of sites. Costs associated with this network are in the form of commissions paid.

Our sophisticated and highly disciplined SEO strategy is and will continue to be a reliable and highly-efficient direct customer acquisition channel for HotelPlanner.com. We monitor our SEO efforts on a real-time basis to make adjustments as needed.

Competition Overview

The global hotel and resort industry market reached $1.21 trillion in 2019 and is forecasted to reach $1.22 trillion in 2021, according to Statista. There are a myriad of companies, including OTAs, competing to book rooms for consumers/travelers. Major OTAs have been and will continue to be competitors. These companies are much larger and have more resources than HotelPlanner.com. However, we have complementary relationships with the vast majority of large OTAs with respect to group bookings. Our proprietary white label group booking engine powers the vast majority of major OTAs for group travel.

How We Compete and Partner with Major OTAs

HotelPlanner.com has partnerships in place with most of the major OTAs today and we expect these agreements to continue. The OTAs distribute hotel rates and availability to HotelPlanner.com. The OTAs look to HotelPlanner.com to produce incremental reservations that they cannot book on their own, such as group bookings. We believe the OTAs will continue to offer rates and hotel room availability to HotelPlanner.com as a standard business practice because of the size of market and the components of business HotelPlanner.com books, namely Closed User Groups. For most of the OTAs, HotelPlanner.com provides the group booking solution for their clients. This is a stickier partnership between HotelPlanner.com and most OTAs because our white label group booking engine is embedded within their websites to service customer demand for group travel.

How We Compete and Partner with Traditional Travel Suppliers

Traditional travel suppliers such as hotel companies, airlines and car rental providers use their own websites to drive direct consumer business versus selling through third parties like HotelPlanner.com. The large hotel companies typically have significantly more name recognition and brand awareness as well as greater financial and other resources compared with HotelPlanner.com. However, many hotel brands are limited because they only offer their own brand to travelers.

In the hotel category, we believe many travelers prefer to shop all available options across multiple websites when booking a room, including alternative accommodations. HotelPlanner.com fulfills this need because it has more options and amenity information than a hotel-specific brand website. HotelPlanner.com offers competitive pricing through negotiated discounts with many hotels and targets Closed User Groups to sell rooms.

In the airline category, some airlines sell hotel reservations as part of their offering. HotelPlanner.com views airlines as potential customers for its group booking engine and services, especially if we can offer hotel rooms for group travel. Airlines could potentially use our technology platform to manage hotel room inventory for group vacation package sales. While HotelPlanner.com does not currently have any airline partnerships, the Company will seek such partnerships in the future if strategic opportunities are presented.

In the cruise line and car rental category, providers may offer hotel accommodations through their booking websites or call centers. HotelPlanner.com’s rates for hotel rooms are competitive with cruise line and car rental booking sites that also include hotel booking capabilities. We believe we compare favorably to cruise lines and rental car companies because we are focused solely on being an expert in the hotel segment versus other categories, and hotel bookings are not a core business focus for cruise line or car rental companies.

In the large travel company category, such as American Express Travel and CVENT, travel companies tend to focus on business travel for all employees at large companies or group travel for corporate events. This is not HotelPlanner.com’s market niche and we do not compete with these companies on an everyday basis. Rather, we differentiate ourselves by offering a quality solution for smaller group travelers (9 or more rooms). We believe our group travel offering is highly competitive and more advanced than what large travel companies offer today. Group travel is an area of growth where HotelPlanner.com can drive business and not compete head-to-head against the core business of large travel companies or CVENT.

Small travel agencies tend to offer personalized service to a smaller group of customers. HotelPlanner.com competes for consumer business primarily through our SEM strategy. Most small travel agencies cannot compete against HotelPlanner.com in this specialized market segment because of our 18-year history of experience in offering quality group travel solutions and the enduring relationships we have with hotel partners.

In summary, for both large travel companies and small traditional travel agencies, we believe our advanced technology, machine learning, and artificial intelligence pose barriers to entry in the SEM segment.

How We Compete with Large Search Engines

Large search engines such as Google and Bing offer hotel booking capabilities today, and we expect this will continue. While we cannot compete directly with these companies in terms of marketing spend, HotelPlanner.com’s SEM strategy is time tested, effective and continuously improving. Given the $1.2 trillion dollar market size, consumer desire to shop around for best rates and value, coupled with the personalized booking experience we offer, we expect to remain competitive within the large search engine market to book hotels. We also see the large search engine hotel sales efforts as another way to market our services, book business and build our brand through advertising placement.

How We Compete with Metasearch Sites

There are specialized metasearch sites such as Kayak and Trivago that focus on hotels. These sites compare prices from multiple websites and direct the consumer to book at sites offering the best deal. These sites are available for HotelPlanner.com to advertise our brand and to book business. We believe that HotelPlanner.com’s management of advertising spend will allow us to compete on metasearch sites when we choose to pursue this market segment more aggressively.

How We Compete with Alternative Accommodation Providers

There are well-established and emerging alternative accommodation providers in the market, such as Airbnb and VRBO. These companies focus on driving consumers to their websites to book direct. However, HotelPlanner.com offers many different accommodation inventory types through our partnerships, including those offered by some alternative accommodation providers. We believe our comprehensive listing of hotels and alternative inventory are attractive to travelers seeking alternative accommodations for the best rate and value.

Our Competitive Strengths

We believe the following key strengths have enabled us to become a leading provider of hotel booking services, positioning us to capture future market opportunities:

•        Industry experience and relationships, with a track record of success.    We have a track record of operating successfully in the online travel planning industry for 18 years. We combine a personalized and customized customer experience with decades of established relationships with approximately 42,000 direct hotel partners, provide access to more than one million accommodations worldwide, and deliver access to unpublished Closed User Group discount rates to qualifying accounts such as wedding parties and family reunions.

•        Proprietary AI and technology.    We use proprietary artificial intelligence to provide efficient and personalized service to customers who need assistance on bookings. We deploy AI technology to determine online marketing bidding strategies. To provide a high-quality experience to customers who call a hotel planner, we developed in-house machine learning models to route customer inquiries to the best hotel planner based in the right location and the right language.

•        Key relationships and partnerships.    We have developed a broad array of relationships and partnerships with OTAs, Bed Banks, well-known hotel chains, individual hotels and ancillary lodging providers, rental homes and condominiums that provide us with access to a wide variety of room inventory and discounted rates. For example, in 2019 and 2020, we signed a preferred partnership with a hospitality organization that has a portfolio of more than one thousand hotels, and we signed new agreements or upgraded existing agreements with numerous hotel chains. In 2021, we also signed agreements with four well-known amateur and professional sports leagues and teams, as well as a publicly-traded global health & wellness company.

•        Suppliers.    We have signed agreements with most of the major OTAs and new providers to expand access to discounted rates globally. We have new supplier partnerships with companies globally including in the United States, Europe, Japan and China. These new suppliers augment our existing partnerships and allow more options to procure rates or exclusive inventory for use by our affiliate partners and our direct clients. See “Our Suppliers” below for additional information.

Our Growth Strategy to Date

We leverage scale, technology leadership and market position to expand our business across customers and geographies. We augment our proven business model with a constantly improving next-generation user experience by deploying AI capabilities, our 24/7 global gig-based hotel planners, and our customized white label hotel booking engine that now powers hundreds of affiliate partners and OTAs. Some key elements of our growth strategy to date include:

•        Optimize sales channel and market segmentation with a regionalized model.    We focus on optimizing our current offerings for each sales channel, allowing us to continuously improve product procurement for customers, accelerate our sales cycle, enhance our ability to scale and support margin expansion. We have also moved to a more localized and regional organizational structure to better support customers and sales channels, improve logistics, and enhance market focus.

•        Global account/affiliate partner and hotel company growth.    HotelPlanner.com has expanded its affiliate partnerships by expanding its sales force to offer services to a broader swath of the market. HotelPlanner.com also directs sales efforts to increase the number of hotels and hotel companies that are offering our company discounted rates.

•        Value-add offerings.    HotelPlanner.com regularly develops new offerings and builds upon existing technology to provide ever-improving services to customers and users. An example of a new product offering developed is a service called Book-in-Block group reservation service (“Book-in-Block”). Book-in-Block allows HotelPlanner.com to provide hotel reservation services to organizations holding large events such as a city-wide athletic tournament that requires the use of multiple hotels and allows the event sponsor to manage specific hotel room inventory, i.e., room blocks, across multiple hotels over specific event dates.

•        Acquire and successfully integrate domain name assets.    HotelPlanner.com has demonstrated a track record of successfully acquiring domain name assets, such as Meetings.com, EventConnect.com, and VenueExplorer.com.

•        Embrace the more profitable “merchant of record” model.    We have embraced a higher gross revenue margin “merchant of record” model. Under such a model, regardless of whether a customer books through HotelPlanner.com directly or through a white label booking engine with one of our partner booking sites, HotelPlanner.com keeps the margin at the time of sale. This is distinct from the traditional travel agency model which books a pay-at-hotel rate and results in a relatively lower margin to HotelPlanner.com than is paid by the hotel.

Future Growth Strategy

Our future growth strategy is to build organically on our existing operations while investing in the following areas, among others: performance marketing; artificial intelligence and machine learning; increasing the number of gig-based hotel planners; and innovations in Application Programming Interface (“API”) services. HotelPlanner.com also plans to seek growth through potential future acquisitions in adjacent or complementary markets.

Research & Development (“R&D”)

We have an established technology-focused R&D organization centered in West Palm Beach, Florida. Our R&D teams, with deep expertise in travel, data science and software development, are focused on building innovative new products, technologies and digital applications. Our R&D organization covers both core technology as well as cutting-edge artificial intelligence and machine learning to drive value-added digital and software applications.

Our development strategy is to identify products and features that bring value to our customers and differentiate us from our competitors. We evaluate and prioritize our R&D initiatives, beginning with defining market requirements, which includes customer feedback, a program budget, financial payback, resource requirements and time required to launch the new product, system, or service into the market. We employ a stringent engineering stage gate review process that ensures all R&D programs are meeting their stated objectives from inception to deployment.

We have a strong R&D team consisting of approximately 12 employees with significant experience and, as needed, we collaborate with consultants to further enhance our capabilities.

A major focus of the team is artificial intelligence to augment the capabilities of our gig-based hotel planners. As many of our customer interactions are made via voice and SMS messaging, there are development opportunities to create more AI workflows to address customer needs automatically and efficiently. Our team also uses machine learning to improve our online marketing bidding models, customer behavior learnings and intelligent voice to gig-based hotel planner routing. As our gig-based hotel planner team grows larger, the additional scale will allow the machine learning and increase the efficacy of call routing to the right person to improve. Some future initiatives may include testing new machine learning models to make smarter real time pricing or cancellation policy decisions.

Another major focus is inventory (room) connectivity. There are hundreds of different room inventory connectivity platforms in the hotel booking industry, so to ensure we always have the best availability and pricing, the R&D team needs to maintain approximately 30+ inventory connections. Keeping the connections performing fast and accurately is of critical importance. In some cases, caching layers are used to make sure the data can be accessed very quickly and at high search volumes for rate and room night availability. There is also significant development involved in deduplication of rates among the various inventory suppliers.

One of the Company’s core competitive advantages is the booking engine’s platform flexibility. The R&D team is responsible for maintaining and developing the cloud-based features allowing internal stakeholders, partners and affiliates to create their own customized booking engines and pricing strategies on the fly with many different feature options to meet the needs of their specific customer segments. Feedback from our partners allows the team to constantly add more relevant features and enhancements. The booking engine supports over 28 language localizations, over 100 currencies and offers hundreds of customization options for clients.

The R&D team is also responsible for maintenance and enhancements related to data security and identity integrity on the platform. Regular third-party security audits are performed to help the Company stay ahead of the ever-changing landscape of cyber security. Security of the platform and data is the top priority for this team, which is why risk assessments are completed on new development initiatives as a core part of the development lifecycle. Two-factor authentication, background checks, and many other security utilities are used to require all critical platform stakeholders to verify their identities upon registration and on a regular basis moving forward.

Sales, Marketing, and Partnerships

Our sales and marketing strategy is to educate key stakeholders, including OTAs, well-known hotel chains, individual hotels, online wedding providers, ancillary lodging providers, corporations, sports franchises, universities, and government agencies, involved in obtaining hotel rooms and Closed User Group rates, on the merits of our services compared with competing products. To make our innovative solutions the preferred offerings, we conduct comprehensive analysis of market requirements and dynamics and develop in-depth customer segmentation to ensure we are focused on meeting precise needs of customers and pursuing optimal sales and marketing strategies in our target markets.

We educate clients and stakeholders through a combination of multichannel and account-based marketing, thought leadership and webinars, independent third-party studies, training seminars, holding meetings and participating in industry conferences and events.

As of September 30, 2021, our sales team included approximately 16 employees who are focused primarily on growing the Company through new partnerships with hotels, affiliate partners, and other business-to-business arrangements. The sales team is distinct from our in-house customer service employees and our global gig-based hotel planners. The sales team is regionally based to enable faster and more agile decision-making and focus on market-specific business objectives and customer needs. We offer various sales models, including revenue share and pay-for-service to best meet customer requirements. We also provide channel support tools like sales collateral, in-depth training, on-boarding support and 24/7 customer service for our sales partners.

HotelPlanner.com Hotel Partnerships & Relationships

We have developed relationships with major brands, management companies and independent hotel owners. We employ staff to specifically cultivate hotel relations at the local level, as most of our business relationships are with people based at a hotel. With the brands with which we have close partnerships, there are a number of special agreements to access discounted rates and inventory and to sell our Preferred Membership marketing program. In addition to these brand relationships, we have access to hotel inventory from a variety of sources, including numerous hotel wholesalers around the world, plus contracts to supply hotel rates and room inventory with large OTAs. This varied access to hotel rates and inventory allows us to provide our customers with access to the best rates and room types daily.

Affiliate Partners

At September 30, 2021, HotelPlanner.com had over 1,400 revenue-producing affiliate partners around the world; 53% of our revenue in 2020 was from our affiliate partners. We provide our services to clients large and small. Organizations such as popular wedding planning sites offer HotelPlanner.com’s booking engine to their clients. We have clients who offer our hotel booking engine, rates and hotel inventory to their members. We believe our affiliate partners appreciate the flexibility offered by our booking engine, the ability to book individual and group customers, and the capability to customize the user experience for their specific audience. HotelPlanner.com is primarily built on business-to-business partnerships that also support our ability to serve individual or group travelers. We anticipate continuing in this direction as our services will be more widely available in the global market.

Online Travel Agency (OTA) Clients

HotelPlanner.com has a number of the largest OTAs in the world as clients (i.e., affiliate partners) and is the exclusive group booking provider for the majority of well-known OTAs. HotelPlanner.com provides guests seeking nine or more rooms with special rates and customer handling to facilitate the booking of a group event. HotelPlanner.com operates as a white label partner on these sites and handles customers all over the world for these prestigious organizations. HotelPlanner.com also receives access to individual Closed User Group rates offered by each firm. This additional inventory and rates combined with HotelPlanner.com’s own negotiated rates offering delivers an outstanding hotel booking offering to our customers.

Our Customers

We provide services to a wide range of customers around the world, including individuals as well as groups and corporate travel bookings, ranging from single bookings and small wedding parties to multinational businesses and athletic teams and leagues. In 2020, our ten largest customers represented approximately 40% of our revenues.

Our Suppliers

For 2020 and the nine months ended September 30, 2021, two OTAs and one channel provider accounted for a total of 78% and 54%, respectively, of HotelPlanner.com’s Individual revenues. We have long-term agreements with all three organizations, and believe that our relationships with them are good. Based upon these agreements and relationships and the volume of business we provide these organizations, we expect our agreements with each of them to continue. In the event one or more of these organizations were to stop doing business with us, we believe that the other hotel/rate providers that we have under contract would replace all or a substantial portion of our current hotel supply offering. Further, we have taken and continue to take steps to diversify room supply by increasing the number of direct brand/hotel agreements, creating new supply chain partnerships with wholesalers and Bed Banks, electronic distribution channel providers, and OTAs in the United States and internationally.

Human Capital Management

We believe our workforce is critical to our success and we strive to create a positive, equitable, and safe work environment, including offering employees a stipend for home office equipment. To create a culture of transparency, we maintain a regular cadence of communications from the executive leadership team to employees, including emails and regular all-hands meetings, and we intend to create employee resource groups with executive sponsors in the future.

As of September 30, 2021, we had 96 full-time employees and 15 part-time employees (excluding gig-based hotel planners). None of our employees are represented by a labor union. We have not experienced any employment-related work stoppages, and we consider relations with our employees to be good.

Our global organization is structured in a distributed fashion to create opportunities in the global travel market. While most executives and employees operate out of our West Palm Beach, FL headquarters, we also have senior leaders in our London office and Amsterdam office focusing on Europe, Middle East and Africa operations, and our CEO currently resides in and operates the business from our Singapore office, which focuses on Asia-Pacific operations.

We believe our purpose-driven culture has fostered a work environment in which employees feel supported, empowered to develop in their careers and fulfilled in their work. Initiatives driven by this culture include free professional and wellness services offered by a national contracted human resources and payroll provider, also known as a professional employer organization, to employees and professional development courses made available to management-level employees. We actively work to assess and improve employee sentiment, particularly with respect to work/life balance and remote work.

We are committed to fostering a culture of diversity and inclusion that makes our employees feel safe, respected, empowered and engaged, with the expectation that they will build long-term careers at HotelPlanner.com. Our workforce includes citizens from eight countries. Women represent 71% of our total workforce and 42% of our corporate management roles (not-including gig-based hotel planners).

Intellectual Property

The success of our business depends, in part, on our ability to maintain and protect our proprietary technologies, information, processes and know-how. We rely primarily on patent, trademark, copyright and trade secret laws, confidentiality agreements and procedures, and other contractual arrangements to protect our technology.

We own four trademark registrations globally and 232 domain name registrations, including HotelPlanner.com, Meetings.com, Eventconnect.com, and Venuexplorer.com.sg.

We rely on trade secret protection and confidentiality agreements to safeguard our interests with respect to proprietary know-how and software that is not patented and processes for which patents are difficult to enforce. We believe that many elements of our technology and processes involve proprietary know-how, technology or data that are not covered by patents or patent applications, including technical processes, test equipment designs, algorithms, and procedures.

We typically require our business partners to enter into confidentiality agreements before we disclose any sensitive aspects of our technology or business plans.

Seasonality

We experience seasonality, as all travel-related companies do. We typically see increased bookings in our second and third quarters (spring and summer), driven by demand for leisure travel. Demand in the first quarter is generally lower, due to winter weather conditions and children’s school requirements. The fourth quarter has lower demand also due to school requirements and traveler preferences to stay home or stay with family or friends during the holiday season.

Government Regulation and Compliance

As a global hotel reservations company, our ability to provide current and future services is affected by legal regulations (including laws, ordinances, rules, licensing requirements and other requirements and regulations) of national and local governments and regulatory authorities around the world, many of which are evolving and subject to the possibility of new or revised interpretations. Examples of these laws and regulations, which vary and sometimes conflict, include the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act and local laws which also prohibit corrupt payments to governmental officials or third parties, data privacy requirements, labor relations laws, non-discrimination, human rights or anti-human trafficking laws and regulations, such as the U.K. Modern Slavery Act 2015, tax laws, anti-trust or competition laws, U.S., E.U. or U.N. sanctioned country or sanctioned persons mandates and consumer protection laws. Violations of these laws and regulations could result in fines, penalties and/or criminal sanctions against us, our officers or our employees and/or prohibitions on the conduct of our business. Any such violations could also result in prohibitions on our ability to offer our services in one or more countries, delay or prevent potential acquisitions, and materially damage our reputation, our brands, our global expansion efforts, our ability to attract and retain employees and business partners, our business and our operating results. Even if we comply with these laws and regulations, doing business in certain jurisdictions or violations of these laws and regulations by the accommodations, travel service providers or other parties with whom we conduct business runs the risk of harming our reputation and our brands, which could adversely affect our results of operations or stock price. Government regulations that impact our business and/or our industry include:

•        Data Protection and Privacy:    Regulatory and legislative activity in the areas of privacy, data protection, and information and cyber security governing parts of our business continues to increase worldwide. We have established, and continue to maintain, policies and a global governance framework to comply with laws that apply to our business, meet evolving stakeholder expectations, and support business innovation and growth. In the European Union, for example, the General Data Protection Regulation (the “GDPR”) imposes significant compliance obligations and costs for us. In the United States, the California Consumer Privacy Act (the “CCPA”) and the recently enacted California Privacy Rights Act, set to become operative in January 2023, impose new privacy requirements and rights for consumers in California that will result in additional compliance complexity, risks, and costs. Some data protection and privacy laws afford consumers a private right of action against companies like ours for certain statutory violations. Many other jurisdictions continually propose and consider enacting similar or other data protection laws. In many cases, these laws restrict the transfers of information among our subsidiaries, including employee information.

•        Competition, Consumer Protection and Online Commerce:    We, the travel industry and the technology industry generally are subject to competition and consumer protection laws and regulations around the world that impact aspects of our business including, among others, contractual arrangements with accommodation providers and the manner in which we display information on our platforms. There is significant legislative and public focus on the technology industry, especially as technology companies become larger, including in relation to the regulation of digital platforms. The European Commission’s proposed Digital Markets Act and Digital Services Act legislation is expected to give regulators more instruments to investigate digital businesses and impose new rules on certain digital platforms if they are determined to be “gatekeepers.”

•        Regulation of the Travel Industry:    Our business could be impacted by travel-related regulations such as those imposed by local jurisdictions to regulate the use of alternative accommodations and address the issue of “over tourism.” As our business evolves, we expect to become subject to existing and new regulations.

Facilities

Our corporate headquarters are in West Palm Beach, Florida, and consist of approximately 14,915 square feet of office space. We lease our corporate headquarters and also have offices in Singapore and London. In addition, we employ executive and regional sales staff in locations worldwide, including in Australia, Singapore, Europe, and throughout the United States.

We believe that our existing properties are in good condition and are sufficient and suitable for the conduct of our business for the foreseeable future. To the extent our needs change as our business grows, we expect that additional space and facilities will be available.

Legal Proceedings

Currently, there are no claims or proceedings against us that we believe will have a material adverse effect on our business, financial condition, results of operations or cash flows. However, the results of any future litigation cannot be predicted with certainty, and regardless of the outcome, we may incur significant costs and experience a diversion of management resources because of claims and litigation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HotelPlanner.com

The following discussion and analysis of the financial condition and results of operations of HotelPlanner.com should be read together with our unaudited condensed interim combined consolidated financial statements as of September 30, 2021 and for the nine months ended September 30, 2021 and 2020, and our audited combined consolidated financial statements as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, in each case together with related notes thereto, included elsewhere in this proxy statement. The discussion and analysis should also be read together with the section entitled “HotelPlanner.com’s Business” and the pro forma financial information for the Company for the year ended December 31, 2020 and as of and for the nine months ended September 30, 2021 included elsewhere in this proxy statement. See the section entitled “Unaudited Pro Forma Condensed Combined Consolidated Financial Information.” The following discussion contains forward-looking statements. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” For the purposes of this section, “we,” “us,” “our,” “the Company” and “HotelPlanner.com” refers to Lexyl Travel Technologies, LLC, a Florida limited liability company.

Business Overview

HotelPlanner.com’s mission is to provide a seamless hotel booking experience for any traveler through its proprietary, AI-enabled reservations platform. HotelPlanner.com employs a personalized and localized approach that enables travelers to book rooms via a mobile device, laptop, or PC, or by calling one of our global gig-economy based hotel reservation agents, called “hotel planners.” The Company offers a selection of one million hotel and other accommodation types worldwide, plus a comprehensive list of bookable room types, from run-of-house, to connecting rooms, to the presidential suite. HotelPlanner.com has enduring partnerships with well-known hotel brands, independent properties, and ancillary lodging providers, such as rental homes/condominiums. The Company also sources hotel rooms and rates from the world’s largest online travel agencies (“OTAs”) to provide a robust selection of accommodations and (best available) affordable rates for all types of travelers.

We operate within three primary segments: Group Hotel Bookings, Individual Hotel Bookings, and Corporate, to book hotels and other accommodation types.

The Impact of Covid-19 on our Business

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China, and the risks to the international community as the virus spread globally beyond its point of origin. In March 2020, the WHO classified the Covid-19 outbreak as a “pandemic” based on the rapid increase in global exposure. On March 27, 2020, the “Coronavirus Aid, Relief and Economic Security (the “CARES Act”) was signed into law. As a result of the required changes to consumer behavior, travel in general was halted. The pandemic resulted in, among other things, a significant decrease in future hotel bookings and created obligations to pay significant refunds to customers with hotel reservations yet to be consumed. Additionally, HotelPlanner.com requested refunds from our suppliers.

In 2020, as a result of the pandemic, HotelPlanner.com’s overall revenues fell 30.8% from their historic highs in 2019. However, revenue from Individual Hotel Bookings experienced 11.2% year over year growth in 2020 compared to 2019, due to management’s efforts to increase the number of suppliers and to increase discount rate availability, and through advertising. HotelPlanner.com also initiated cost saving efforts, including reducing headcount and general and administrative expense, while maintaining growth, where possible. HotelPlanner.com continues to assess the organizational and financial benefits of these efforts.

In April 2020, HotelPlanner.com applied for and received approximately $1.4 million in stimulus loans under the Small Business Administration Paycheck Protection Program (the “PPP”) of the CARES Act. In February 2021, the Company applied for and received funding under the second round of PPP funding in the amount of $1.3 million. On May 17, 2021, the Company was notified that the full amount of the first round of PPP funding plus interest was forgiven. The Company subsequently applied for loan forgiveness for the second round of PPP funding. On October 27, 2021, the Company was notified that the full amount of the second round of PPP funding plus interest was forgiven and a gain on forgiveness of debt of $1.3 million will be recognized in the fourth quarter of 2021.

As the spread of the original virus has been contained to varying degrees in certain countries, some travel restrictions have been lifted and, we believe, consumers have become more comfortable making and carrying out travel plans. Some recovery in travel and hotel bookings began during the 3rd quarter of 2020. This recovery was reflected in our revenue for the nine months ended September 30, 2021, revenue increased 130.6% as compared to the nine months ended September 30, 2020. However, we cannot predict what the full impact of Covid-19 will be, and it is difficult to predict whether, how and when the travel industry will revert to normalized levels. Furthermore, variants of the original Covid-19 virus have emerged. This may impact demand going forward, despite the increased availability of vaccinations.

Factors Affecting Results of Operations

Our financial condition and results of operations are affected by a variety of external factors that influence the price or marketability of our products and services, as well as internal revenue and expense factors which impact future performance. These factors include:

•        Covid and its impact on consumer confidence, governmental regulation and travel advisories have significantly affected overall travel bookings and impacted revenue throughout the industry and continue to do so.

•        Seasonality and business cyclicality have meaningful impacts on travel bookings. For example, summer is our strongest season due to vacations and school summer breaks.

•        Our relationships with hotels, OTAs and wholesalers affect the inventory we have access to and can provide to our customers. We have developed relationships with major hotel brands, management companies and independent hotel owners and we rely heavily on those relationships. We do not own any hotel room inventory.

•        Sales and marketing spend affects our ability to reach potential customers and maintain our partnerships. Sales and marketing consist of such activities as advertising, affiliate and other marketing programs, sponsorships and conferences. Each of these activities is important to revenue and revenue growth.

•        We maintain three methods for handling call center/customer service needs of the business and reduce the risk of dependency on any one approach. They are remote agent gig hotel planners, outsourced call centers, and corporate staff. Our global gig-based, remote hotel planner customer service platform is an innovative approach and core differentiator for HotelPlanner.com. As of September 30, 2021, approximately 600 trained gig hotel planners were active and took a call within the previous thirty-day period. The use of outsourced call centers allows us to react to seasonality and cyclicality. Therefore, we intend to remain flexible in our use of call center support, based on seasonality, travel demand, pace of activating and training gig-based hotel planners and their efficacy in customer call conversions, and other factors. Our corporate staff provides overall support and handles such issues as escalation and overall coordination in addition to call volume.

•        Our ability to attract and retain information technology professionals has a significant impact our operations. HotelPlanner.com currently has a strong R&D team that develops and maintains our proprietary information technology (“IT”) booking platform. The team consists of 12 employees with significant experience. In addition, as needed, we collaborate with consultants to further enhance our capabilities. We believe our IT platform is scalable to enable us to take on more volume and future acquisitions with little added cost.

Description of Certain Components of Financial Data

Revenue

We derive revenue primarily from commissions earned by providing a hotel bookings distribution platform to individuals, businesses and other consumers. There are two main types of hotel revenue bookings: groups, and individuals. Group hotel booking revenues are commissions earned on any hotel room block booking, usually involving more than nine (9) rooms. Individual hotel booking revenues are commissions earned on bookings for individuals, generally for one (1) room up to eight (8) rooms.

We also derive revenue from sales of Preferred Memberships and Software-as-a-Service (“SaaS”) to hotels and hotel chains, and advertising revenue on a pay-per-click basis through our websites. Preferred Memberships and SaaS revenue are included in the Group Hotel Booking segment, as they are directly related to group hotel bookings. Advertising revenue is included in the Individual Hotel Booking segment, as it is primarily generated as a result of this business segment. Our revenue recognition policies are discussed in more detail under “Critical Accounting Policies and Estimates” in Note 2 to our combined consolidated financial statements and notes thereto included elsewhere in this proxy statement.

Sales and marketing

Sales and marketing expenses primarily consists of advertising expenses (search engine marketing or “SEM”), affiliate marketing expenses paid to our partners, bad debt expense, the direct costs of fulfilling vouchers upon redemption, and sponsorship costs. We expect sales and marketing related expenses to increase in the next few years as we build our internal sales and marketing teams, promote our brand through marketing and advertising initiatives, and expand our market presence.

Personnel

Personnel expense primarily consists of compensation, including payroll and benefits, as well as general hiring costs associated with maintaining the Company’s work force. We expect personnel expenses to increase as global travel resumes and we build and maintain a reliable team to manage the growth. This will include additional personnel in support of increased compliance requirements related to growth and being a public company.

General and administrative

General and administrative expenses primarily consists of credit card processing fees, office rent and related costs, call center outsourcing and telephone expenses, as well as professional fees. During the Covid-19 pandemic, the Company began utilizing global gig-based travel agents as a result of call centers around the world closing due to Covid-19 pandemic-related restrictions. We expect that general and administrative expenses will increase as a result of operating as a public company in addition to the need to grow our team as global travel increases (see “Personnel” above).

Information technology

Information technology expenses primarily consists of website hosting, website service and maintenance and technical consulting associated with these activities. We expect that information technology expenses will increase as a result of increased demand on our website and associated software development.

Depreciation and amortization

Depreciation expense primarily consists of the depreciation of leasehold improvements at our global headquarters located in West Palm Beach, Florida. The Company is also amortizing domain names over an estimated useful life of ten years as well as amortization of ongoing software development costs, which are primarily a percentage of our software development team’s salaries. The portion of software development costs are amortized over an estimated useful life of three years.

Interest income

Interest income primarily consist of monies earned on commercial money market accounts earning interest at varying rates.

Other income

Other income primarily includes Covid-19 related grants issued by foreign governments.

Interest expense

Interest expense consists of the costs incurred on our line of credit, term loan and notes payable.

Income tax

The provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. We record a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

Key Performance Metrics

We use several key performance measures, discussed below, to evaluate our business and results and measure performance.

Individual Hotel Booking Segment — Gross Booking Value and Number of Bookings

Individual gross booking dollar value represents the total retail value of individual hotel booking transactions recorded at the time of booking. This represents the total price due for travel by travelers, including taxes, fees, and other charges.

The number of individual bookings represents volume and is an important metric because it reflects overall business activity. This affects both revenue and certain expenses such as the costs of call centers and remote gig hotel planners, as well as merchant of record processing fees, and technology costs.

These metrics are used by management to evaluate the value and the number of bookings each period and how we are performing versus prior years, projections and the industry. These metrics can be useful to investors to measure our reservation bookings outcome and trends.

($ thousands)	Nine Months Ended September 30,		Change	Year Ended December 31,		Change
	2021	2020	%	2020	2019	%
Individual gross booking dollar value	$280,551	$92,537	203.2%	$116,966	$184,655	(36.7)%
(thousands)	Nine Months Ended September 30,		Change	Year Ended December 31,		Change
	2021	2020	%	2020	2019	%
Number of individual bookings	916.0	348.9	162.5%	442.5	556.1	(20.4)%

For the nine months ended September 30, 2021, the increases in gross booking value and the number of bookings were the result of an increase in leisure and business travel, reflecting a recovery from the declines in such travel caused by the Covid-19 pandemic in 2020, increased targeted sales and marketing expenses, increased discount rate availability, and an increase in the number of suppliers. For the year ended December 31, 2020, the decreases in individual gross booking value and the number of bookings were largely the result of the effects of the Covid-19 pandemic.

Group Hotel Booking Segment — Gross Booking Value and Booking Volume

Group gross booking value represents the average of the retail value of group hotel bookings based on the estimated commission rate earned through our proprietary platform for the periods presented.

The number of group bookings represents volume. This affects both revenue and certain expenses such as call center, personnel, and IT costs.

These metrics are used by management to evaluate the value and number of group bookings each period and performance versus prior years, projections, and the industry. These metrics can be useful to investors to measure our group bookings outcome and trends.

($ thousands)	Nine Months Ended September 30,		Change	Year Ended December 31,		Change
	2021	2020	%	2020	2019	%
Gross booking value	$48,234	$37,566	28.4%	$48,679	$156,044	(68.8)%

For the nine months ended September 30, 2021, the increase in gross booking value was due to an increase in leisure and business travel, reflecting a recovery from the declines in such travel caused by the Covid-19 pandemic in 2020. For the year ended December 31, 2020, group bookings decreased as a result of Covid-19, including the Delta variant.

(thousands)	Nine Months Ended September 30,		Change	Year Ended December 31,		Change
	2021	2020	%	2020	2019	%
Number of bookings	14,425	14,416	0.1%	17,175	47,067	(63.5)%

For the nine months ended September 30, 2021, bookings increased slightly, as a result of an increase in leisure and business travel compared to 2020. For the year ended December 31, 2020, the decreases in gross booking value and the number of bookings were primarily the result of the effects of the Covid-19 pandemic. Business, group, and meeting travel was severely affected by the Covid-19 pandemic, relative to individual bookings, since the first quarter of 2020.

Revenue Margin by Segment

Revenue margin is defined as revenue as a percentage of gross revenue for the periods presented for both the individual and group segments.

We believe that hotel revenue margin is a key metric for management to utilize in reviewing and managing the hotel booking mix of supplier inventory we offer and to analyze respective hotel suppliers. Investors can also use this performance metric in evaluating the relative profitability of our business over time.

Individual hotel revenue margin includes a merchant of record (“MOR”) revenue model and an agency commission model. In the Individual MOR revenue model for HotelPlanner.com, the customer prepays for the hotel booking to via a credit card at the time of the booking to us. We then pay the supplier for the stay, and the difference between what we received from the customer and what we paid to the supplier is our commission fee. In the Individual Agency commission revenue model, the customer pays for the hotel booking to the hotel after checkout, and we receive a percentage commission fee from the supplier based on our agreement with them. The Individual Agency margin generally ranges between approximately 10% and 12%.

	Nine Months Ended September 30,		Change	Year Ended December 31,		Change
	2021	2020	% PTS	2020	2019	% PTS
Individual hotel revenue margin	14.0%	21.5%	(7.5)%	19.6%	12.6%	7.0%

For the nine months ended September 30, 2021, individual hotel revenue margins dropped while we experienced large booking volume gains, reflecting the mix of MOR and agency commission model revenues. Revenue for this period was up 145.6% year over year. The number of bookings increased 162.5%. For the year ended December 31, 2020, the revenue margin increase was largely the result of our ability to employ discounted rates through the Covid-19 pandemic through our supplier and hotel network.

In the group hotel revenue model, we receive a commission (referral) fee from the hotel based on the hotel room rate revenue for the group stay after checkout, as result of us referring the group to the hotel. The group hotel revenue margin is defined as the average commission rate received. The average commission rate for 2020 and the first nine months of 2021 was 9.0% and 9.2%, respectively.

	Nine Months Ended September 30,		Change	Year Ended December 31,		Change
	2021	2020	% PTS	2020	2019	% PTS
Group hotel revenue margin	9.2%	9.0%	0.2%	9.0%	9.0%	—

Revenue per employee

Revenue per employee is defined and calculated as revenue divided by the number of employees. This metric is used by management in comparing and analyzing Company performance against hotels and tourism industry benchmarks and is useful to investors as a measure of the Company’s human resource efficiency. The revenue per employee metric excludes technology, call center, and consulting outsourcing.

	Nine Months Ended September 30,		Change	Year Ended December 31,		Change
	2021	2020	%	2020	2019	%
Revenue per employee	$364,362	$186,566	95.3%	$240,242	$258,355	(7.0)%

Revenue per employee is calculated using total headcount (full-time plus part-time employees).

Number of employees as at	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019
Full Time	96	80	76	107
Part Time	15	14	14	14
Total Headcount	111	94	90	121

Results of Operations — Consolidated

We have three operating segments: Group Hotel Bookings, Individual Hotel Bookings and Corporate. Our accounting policies are described in Note 2 to our combined consolidated financial statements included elsewhere in this proxy statement. The period-to-period comparisons below of financial results are not necessarily indicative of future results.

Comparison of the Nine Months Ended September 30, 2021, and September 30, 2020

($ thousands)	Nine Months Ended September 30,		Change
	2021	2020	Amount	%
Revenue	$40,444	$17,537	$22,907	130.6%

The increase in revenue was primarily due to recovery from the effects of Covid-19. The individual booking segment was the largest component of this increase. For the period ended September 30, 2021, the number of Individual bookings increased 162.5%, partially offset by a slight decrease in revenue per booking, versus the same period in the comparative period. Individual booking revenue increased $20.6 million or 145.6% as a result of an increase in leisure and business travel, increased targeted sales and marketing programs, and the increased number of suppliers and wholesalers.

Group revenue increased $2.3 million or 68.0% as a result of an increase in leisure and business travel, reflecting a recovery from the declines in such travel caused by the Covid-19 pandemic in 2020. For the period ended September 30, 2021, although the number of bookings remained flat year to year, average revenue per booking increased 31.1% versus the comparative period.

($ thousands)	Nine Months Ended September 30,		Change
	2021	2020	Amount	%
Sales and marketing	$22,651	$9,159	$13,492	147.3%

The increase in sales and marketing expenses in the 2021 period was primarily due to an increase of $7.8 million in advertising expenses, an increase of $3.6 million in affiliate marketing expenses relating to increased leisure and business travel, and increased sponsorship. As part of our advertising, we actively increased our efforts to drive traffic to our website through search engine marketing (“SEM”).

($ thousands)	Nine Months Ended September 30,		Change
	2021	2020	Amount	%
Personnel	$4,794	$4,581	$213	4.7%

The increase in personnel expenses in 2021 was primarily due to salary and benefits increases of 17 new employees hired to support revenue growth in 2021.

($ thousands)	Nine Months Ended September 30,		Change
	2021	2020	Amount	%
General and administrative	$12,032	$2,596	$9,436	363.5%

The increase in general and administrative expense was primarily due to an additional $2.7 million in merchant processing expenses and an increase of $2.0 million in remote agent hotel planner fees. These expense increases are the result of booking volume growth. In addition, the Company incurred $4.6 million in one-time transaction costs in connection with the contemplated Business transaction.

($ thousands)	Nine Months Ended September 30,		Change
	2021	2020	Amount	%
Information technology	$1,409	$910	$499	54.8%

The increase in information technology expense was primarily due to additional internet service and consulting costs.

($ thousands)	Nine Months Ended September 30,		Change
	2021	2020	Amount	%
Depreciation and amortization	$890	$923	$(33)	(3.6)%

The decrease in depreciation and amortization expense is the result of lower capitalized internal software development salary expense.

Comparison of the Years Ended December 31, 2020, and December 31, 2019

($ thousands)	Year Ended December 31,		Change
	2020	2019	Amount	%
Revenue	$21,622	$31,261	$(9,639)	(30.8)%

The decrease in revenue was primarily due to lower Group Hotel bookings, reflecting the impact of the Covid-19 pandemic. Revenue for Group Hotel Bookings fell $11.3 million, partially offset by a $1.7 million increase in Individual Hotel Bookings revenue.

($ thousands)	Year Ended December 31,		Change
	2020	2019	Amount	%
Sales and marketing	$10,666	$17,817	$(7,151)	(40.1)%

The decrease in sales and marketing expense was primarily due to lower affiliate marketing expenses of $7.8 million as a result of reduced revenue. Additionally, the Company reduced spend on sponsorships, conferences, and related public relations activity as a result of the Covid-19 pandemic. This was partially offset by increased advertising expense of $1.8 million related to our Individual Hotel Booking segment, to help generate revenue.

($ thousands)	Year Ended December 31,		Change
	2020	2019	Amount	%
Personnel	$5,398	$7,035	$(1,637)	(23.3)%

The decrease in personnel expense was primarily due to headcount and salary reductions, a result of reduced bookings due to the Covid-19 pandemic.

At December 31, 2020, HotelPlanner.com employed 90 employees, of whom 76 were full-time, a reduction of 25.6% compared to year-end 2019. At December 31, 2019, HotelPlanner.com employed 121 employees, of whom 107 were full-time.

($ thousands)	Year Ended December 31,		Change
	2020	2019	Amount	%
General and administrative	$3,740	$4,509	$(769)	(17.1)%

The decrease in general and administrative expense was primarily due to reductions in meals and travel expense and lower office expense, both the result of reduced headcount and limited travel activity, partially offset by an increase in bank service charges, as a result of increased processor activity related to Individual Hotel Bookings.

($ thousands)	Year Ended December 31,		Change
	2020	2019	Amount	%
Information technology	$1,012	$1,432	$(420)	(29.3)%

The decrease in information technology expense was primarily a result of lower negotiated costs for maintaining our website and technology platform during the Covid-19 pandemic.

($ thousands)	Year Ended December 31,		Change
	2020	2019	Amount	%
Depreciation and amortization	$1,353	$1,190	$163	13.7%

The increase in depreciation and amortization was primarily due to ongoing amortization of our domain names.

Segment Results of Operations — Comparison of the Nine Months Ended September 30, 2021, and September 30, 2020

Group Hotel Bookings

($ thousands)	Nine Months Ended September 30,		Change
	2021	2020	Amount	%
Revenue	$5,681	3,381	$2,300	68.0%
Sales and marketing	2,059	1,998	61	3.1%
Other operating expenses*	131	86	45	52.3%
Depreciation and amortization	—	—	—	—
Income from operations	$3,491	1,297	$2,194	169.2%

____________

*        Other operating expenses includes personnel, general and administrative and information technology expenses.

Revenue increased as a result of an increase in leisure and business travel.

Sales and marketing expense increased slightly due to increased advertising and sponsorship expenses, partially offset by lower bad debt expense.

Other operating expenses slightly increased due to increased processing fees associated with the increase in the volume of credit card processing.

Individual Hotel Bookings

($ thousands)	Nine Months Ended September 30,		Change
	2021	2020	Amount	%
Revenue	$34,763	14,156	$20,607	145.6%
Sales and marketing	18,862	6,672	12,190	182.7%
Other operating expenses*	6,056	1,260	4,796	380.6%
Depreciation and amortization	811	832	(21)	(2.5)%
Income from operations	$9,034	5,392	$3,642	67.5%

____________

*        Other operating expenses includes personnel, general and administrative and information technology expenses.

Revenue increased primarily due to a renewed focus on individual bookings, resulting in increased discount rate availability, an increase in the number of suppliers and increased advertising expense to drive this segment of our business during the Covid-19 pandemic.

Sales and marketing expense increased with the recovery in leisure and business travel as we increased our efforts to drive traffic to our website and therefore increase revenue in this segment as compared to the prior period.

Other operating expenses increased due to increased remote agent hotel planner expense to help manage the increase in Individual Hotel Bookings and increased processing fees associated with the increase in the volume of credit card processing.

Depreciation and amortization expense decreased as a result of lower capitalized internal software development.

Income from operations increased primarily due to recovery from the Covid-19 pandemic.

Corporate

$ Thousands	Nine Months Ended September 30,		Change
	2021	2020	Amount	%
Revenue	$—	—	$—	—
Sales and marketing	1,730	489	1,241	253.8%
Other operating expenses*	12,048	6,741	5,307	78.7%
Depreciation and amortization	79	91	(12)	(13.2)%
Loss from operations	$(13,857)	(7,321)	$(6,536)	89.3%

____________

*        Other operating expenses includes personnel, general and administrative and information technology expenses.

Sales and marketing expense increased with the recovery in leisure and business travel compared to 2020, as we increased our advertising to drive traffic to our website compared to the prior period.

Other operating expenses increased primarily due to $4.6 million in one-time transaction costs in connection with the contemplated Business transaction, and an increase in personnel expense to support revenue growth.

Depreciation and amortization were largely unchanged.

Loss from operations increased due to an increase in the expenses discussed above.

Segment Results of Operations — Comparison of the Years Ended December 31, 2020, and December 31, 2019

Group Hotel Bookings

($ thousands)	Year Ended December 31,		Change
	2020	2019	Amount	%
Revenue	$5,230	16,523	$(11,293)	(68.3)%
Sales and marketing	2,241	7,166	(4,925)	(68.7)%
Other operating expenses*	133	2,325	(2,192)	(94.3)%
Depreciation and amortization	—	—	—	—
Income from operations	$2,856	7,032	$(4,176)	(59.4)%

____________

*        Other operating expenses includes personnel, general and administrative and information technology expenses.

Revenue decreased due to the effects of the Covid-19 pandemic on travel bookings. Business, group, and meeting travel were severely affected. Gross booking value for the year ended December 31, 2020, decreased 68.8% and the number of bookings decreased 63.5%.

Sales and marketing expense decreased primarily due to lower affiliate payment expense, conference expense, sponsorship expense and public relations expense, the result of the decrease in revenue.

Other operating expenses decreased primarily due to lower payroll expense, call center expense, travel, entertainment and meal expenses and office expense, all reflecting depressed business conditions during the Covid-19 pandemic.

Income from operations decreased primarily due to the effects of the Covid-19 pandemic on travel bookings.

Individual Hotel Bookings

$ Thousands	Year Ended December 31,		Change
	2020	2019	Amount	%
Revenue	$16,392	14,738	$1,654	11.2%
Sales and marketing	7,712	5,302	2,410	45.5%
Other operating expenses*	2,332	354	1,978	n/m
Depreciation and amortization	1,235	1,075	160	14.9%
Income from operations	$5,113	8,007	$(2,894)	(36.1)%

____________

*        Other operating expenses includes personnel, general and administrative and information technology expenses.

Revenue increased primarily due to a renewed focus on individual bookings, resulting in increased discount rate availability, an increase in the number of suppliers and increased advertising expense to drive this segment of our business during the Covid-19 pandemic.

Sales and marketing expense increased during the Covid-19 pandemic as we increased our efforts to drive traffic to our website and therefore increase revenue in this segment as compared to the prior year.

Other operating expenses increased due to increased remote agent hotel planner expense to help manage the increase in Individual Hotel Bookings and increased processing fees associated with the increase in the volume of credit card processing.

Depreciation and amortization increased primarily due to ongoing amortization of the Company’s domain names.

Income from operations decreased due to the effects of the Covid-19 pandemic on travel bookings and increases in expenses as discussed above.

Corporate

($ Thousands)	Year Ended December 31,		Change
	2020	2019	Amount	%
Revenue	$—	—	$—	—
Sales and marketing	713	5,349	(4,636)	(86.7)%
Other operating expenses*	7,685	10,297	(2,612)	(25.4)%
Depreciation and amortization	118	115	3	2.6%
Loss from operations	$(8,516)	(15,761)	$7,245	(46.0)%

____________

*        Other operating expenses includes personnel, general and administrative and information technology expenses.

Sales and marketing expense decreased primarily due to decreases in affiliate payments sponsorship, public relation, and conference expenses as a result of Covid-19 pandemic cost savings efforts.

Other operating expenses decreased primarily due to decreases in payroll expense, call center expense, travel and meal expenses, and office expense as a result of Covid-19 pandemic cost savings efforts.

Depreciation and amortization were largely unchanged.

Loss from operations decreased as a result of reductions in expenses discussed above, and decreases in other sales and marketing expense, IT expense, and office expense, as result of Covid-19 pandemic cost savings efforts. This was partially offset by advertising expense increases.

Non-GAAP Financial Measures

To supplement our combined consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we also provide the non-GAAP measures detailed below. Our use of these non-GAAP measures has limitations as an analytical tool, and you should not consider these measures, or any of them in isolation, or as a substitute for analysis of our financial results as reported under GAAP. Management believes these non-GAAP financial measures are useful in order to assist readers of our combined consolidated financial statements in understanding the core operating results that our management uses to evaluate the business and for financial planning purposes and to compare our financial performance over multiple periods. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.

Adjusted EBITDA

The Company’s management uses Adjusted EBITDA and Adjusted EBITDA margin to, among other things: (i) monitor and evaluate the performance of business operations; (ii) facilitate internal comparisons of its historical operating performance and (iii) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets. In addition, the Company’s management uses Adjusted EBITDA and Adjusted EBITDA margin to facilitate management’s external comparisons of the Company’s results to the historical operating performance of other companies that may have different capital structures and debt levels.

The Company defines Adjusted EBITDA to include net income (loss) before interest expense; income tax expenses; depreciation and amortization; and other one-time expenses. The Company also uses Adjusted EBITDA margin, which the Company calculates as Adjusted EBITDA as a percentage of revenue.

The following table presents a reconciliation of our Adjusted EBITDA to its most comparable GAAP measure, net income (loss):

($ thousands)	Nine Months Ended September 30,
	2021	2020
Net income (loss)	$65	$(560)
Add back:
Interest expense	2	32
Income tax expense	0	2
Depreciation and amortization	890	923
One-time transaction costs(b)	4,580	0
Gain on forgiveness of debt(a)	(1,312)	—
Adjusted EBITDA	$4,225	$397

____________

(a)      Reflects PPP 1 loan forgiveness income recorded in 2021, relating to 2020 PPP 1 loan. We believe that the PPP loan forgiveness does not relate to our core business operations. We have not had loan forgiveness income in the past nor do we expect to incur such income in the future.

(b)      Reflects one-time transaction costs in connection with the contemplated Business Transaction.

($ thousands)	Year Ended December 31,
	2020	2019
Net loss	$(415)	$(679)
Add back:
Interest expense	49	5
Income tax expense	15	—
Depreciation and amortization	1,353	1,190
Marketing – affiliate retention bonus(a)	—	1,130
Credit card fraud(b)	—	500
Adjusted EBITDA	$1,002	$2,146

____________

(a)      Reflects marketing agreement upfront payments related to affiliate retention incentive bonuses that were due at signing.

(b)      Reflects one-time expense incurred as the result of a national credit card fraud ring.

Liquidity and Capital Resources

We have historically financed our operations and capital expenditures through cash generated from operations, our line of credit, credit cards, term loans, and over the past year, funding under the PPP. As of September 30, 2021, we had approximately $14.2 million of cash, cash equivalents and restricted cash on hand. We closed our previous line of credit in July 2020.

Cash flows

($ thousands)	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019
Cash flows from:
Operating activities	$7,871	$(306)	$252	$5,753
Investing activities	(330)	(379)	(1,082)	(1,469)
Financing activities	366	1,706	1,679	(2,499)
Effect of exchange rate changes on cash	(6)	1	(5)	0
Net increase in cash, cash equivalents and restricted cash	$7,901	$1,022	$844	$1,785

Cash flows from operating activities

At September 30, 2021, we had approximately $14.2 million of cash, cash equivalents and restricted cash. For the nine months ended September 30, 2021, net cash provided by operating activities was $7.9 million, primarily due to changes in working capital of $8.3 million. We define working capital as accounts receivable, net, and other current assets less accounts payable, accrued expenses, voucher payable and deferred revenue.

At September 30, 2020, we had approximately $6.5 million of cash, cash equivalents and restricted cash. For the nine months ended September 30, 2020, net cash used in operating activities was $0.3 million, primarily as a result of changes in working capital totaling $1.7 million, partially offset by a net loss of $0.6 million and adding back non-cash depreciation and amortization charges of $0.9 million.

At December 31, 2020, we had $6.3 million of cash, cash equivalents and restricted cash. For the year ended December 31, 2020, net cash provided by operating activities was $0.3 million. Net loss for the year was $(0.4) million. Changes in working capital totaled $(0.6) million.

At December 31, 2019, we had $5.5 million of cash and cash equivalents. For the year ended December 31, 2019, net cash provided by operating activities was $5.8 million. Net loss for the year was $(0.7) million. Changes in working capital totaled $5.3 million.

Cash flows from investing activities

For the nine months ended September 30, 2021, net cash used for investing activities was $(0.3) million. The Company capitalized approximately $0.3 million of costs incurred for internally developed software.

For the nine months ended September 30, 2020, net cash used for investing activities was $(0.4) million. The Company acquired $0.4 million in domain names.

For the year ended December 31, 2020, net cash used in investing activities was $(1.1) million, primarily used for internally developed software and the purchase of domain names.

For the year ended December 31, 2019, net cash used in investing activities was $(1.5) million, primarily used for internally developed software and the purchase of domain names. The Company identifies payroll and related costs for members of our software development team based on the projects they complete to expand the functionality and capabilities of our website and the Company’s proprietary hotel booking engine.

Cash flows from financing activities

For the nine months ended September 30, 2021, net cash provided by finance activities totaled $0.4 million. The Company utilized funds received as a result of the second round of PPP funding of approximately $1.3 million. These proceeds were offset by debt service payments of approximately $(0.4) million on existing loans and distributions to our members of $(0.5) million.

For the nine months ended September 30, 2020, net cash provided by finance activities totaled $1.7 million. The Company received $1.4 million in proceeds from its first round of PPP Funding (Notes Payable), and $0.2 million in proceeds from the term loan.

For the year ended December 31, 2020, net cash provided by financing activities totaled $1.7 million. The Company relied on our existing line of credit, drawing approximately $11.0 million to help fund operations. This amount was repaid in full during 2020. In addition to this source of financing, the Company obtained two loans from our majority owners for a total amount of $0.2 million and $0.3 million from a financial institution to help fund the acquisition of domain names. Finally, the Company also applied for and received funding under the CARES Act, receiving round one of PPP funds of approximately $1.4 million. During the year ended December 31, 2020, these proceeds were offset by payments on the outstanding loans of approximately $(0.1) million and distribution to our members of $(0.2) million.

For the year ended December 31, 2019, net cash used in financing activities was $(2.5) million, primarily a result of cash distributions to members of $(2.2) million and payments on our term loan of $(0.3) million.

For further discussion on our line of credit, related party notes payable and term loan, please refer to the notes accompanying our audited financial statements.

Paycheck protection program

During April 2020, we were granted a loan of $1.4 million pursuant to the PPP. The loan, which was in the form of a note dated April 15, 2020, matures in April 2022 and bears interest at a rate of 1.0% per annum, payable monthly commencing in October 2020. Funds from the PPP loan may only be used for payroll costs, costs used to continue group health care benefits, mortgage payments, rent, utilities, and interest on other debt obligations (collectively “qualifying expenses”) incurred before February 15, 2021. We used the PPP loan proceeds for qualifying expenses. On May 17, 2021, the Company was notified that the full amount of the loan plus interest was forgiven.

In February 2021, the Company applied for and received funding under the second round of PPP Funding in the amount of $1.3 million. On October 27, 2021, the Company was notified that the full amount of the second round of PPP funding plus interest was forgiven.

Contractual obligations

As of September 30, 2021, we had the following contractual obligations:

•        Operating leases of $0.5 million, of which $0.4 million are current, $0.1 million is due between 1 to 3 years.

•        Long-term debt of $1.4 million, of which $0.1 million are current, and $1.3 million is due between 1 to 5 years. Included in the long-term debt balance is $1.3 million of PPP funding, which has been forgiven subsequent to September 30, 2021.

•        The Company contracts for hosting services related to its websites with varying maturity dates through 2022. We cannot estimate future contractual obligations due to the amounts being variable. Refer to Note 10 to our financial statements and the notes thereto included in this proxy statement.

Critical Accounting Policies and Significant Judgments and Estimates

Our combined consolidated financial statements are prepared in accordance with GAAP. The preparation of our combined consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the combined consolidated financial statements and the reported amounts of revenue and expenses during the reporting period.

While our significant accounting policies are described in more detail in Note 2 to our combined consolidated financial statements included elsewhere in this proxy statement/prospectus, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our combined consolidated financial statements.

Revenue recognition

We recognize revenue in an amount that reflects the amount of consideration to which it expects to be entitled in exchange for the services provided. Specifically, we recognize revenue when it is earned and realizable by applying the following steps: 1) identification of the contract with our customer, 2) identify the performance obligations within the contract, 3) determine the transaction price(s), 4) allocate the transaction price to the performance obligations, and 5) recognize revenue when or as the performance obligations are satisfied.

In accordance with ASC 606, we also evaluate the presentation of revenue on a gross versus a net basis. The presentation of revenue on a gross versus a net basis is a matter of judgment that depends on the relevant facts and circumstances. We are generally considered the agent on individual merchant of record transactions because we do not obtain control of the lodging and related services, which are provided by the hotel to the customer. Our performance obligation as an agent is to arrange for hotels to provide the services to the customers, and therefore we record the revenue on a net basis. For group hotel bookings and individual agency transactions we act as the agent, and its performance obligation is to arrange for hotels to provide the services to the customers. Our remaining revenue sources, including, Preferred Memberships, SaaS and advertising represent a fee to us for providing services to the customer as principal, and are therefore recorded on a gross basis.

Practical expedients

We use the portfolio approach to account for its Group Hotel Bookings as the arrangements have similar characteristics in relation to the value provided to the customer. Using this approach is not expected to materially differ from applying the guidance on an individual contract basis.

We also have a right to consideration from customers that purchase Preferred Memberships, Advertising Services and SaaS as the value to the customer directly corresponds with our performance completed to date. Accordingly, we recognize revenue in the amount to which we have a right to invoice for services provided.

We do not capitalize incremental costs of obtaining contracts for which the amortization period would be a year or less.

We do not disclose transaction price allocated to remaining performance obligations for contracts for which the contractual period is a year or less or those for which we recognize revenue in the amount to which it has a right to invoice the customer based on value transferred to the customer each month throughout the contractual period.

Group hotel bookings

Revenue from group hotel bookings generally is recognized when the hotel guests group checks into the hotel. We have user agreement contracts with individual hotels in which hotels pay a referral fee to us. The referral fee is calculated by multiplying the negotiated commission percentage times the actualized business referred to the hotel by us, from a basic free bidding on-line technology process, or RFP. The referral fee is calculated based upon the hotel room and meeting room rate revenue actualized times the commission fee. An allowance is recorded against this revenue for adjustments for changes in size or the length of the reservation, which are estimated based on historical trends.

Individual hotel bookings

Revenue from Individual hotel room reservations is recognized when the hotel guest checks-in. The Individual Hotel Booking revenue is derived from agreements with On-line Travel Agents (“OTAs”), Wholesalers and Hotels, (“Suppliers”) most which book hotel rooms for closed user groups, such as corporations, affinity groups, associations and marketing organizations and receive commission fees based on the individual hotel room rates actualized.

We use two business models to earn revenue under the Individual Hotel Booking segment, which are Agency (“Agency”) revenue and Merchant of Record (“MOR”) revenue.

Agency Hotel bookings result in us being paid a commission for Individual reservations directly from the suppliers after guests check-out. Revenue is recognized for these commissions daily, commencing upon guest check-in.

In addition, as requested by the suppliers, we act on their behalf, as the merchant of record. We receive the gross booking value directly from customers using credits cards at the time of purchase. The costs of the hotel rooms are paid to the suppliers on both a prepaid and post-pay method, depending on the terms with the supplier. We record the cash received on merchant of record transactions in deferred merchant bookings until the stay occurs (Check-In), at which point we recognize the revenue. Revenue recognized is presented net of amounts paid to suppliers. Costs associated with some of the deferred revenues are prepaid, and therefore recorded as prepaid expense until check-in.

Preferred memberships

We sell Preferred Memberships to hotels, which entitle member hotels to premium placement of their hotel on the www.HotelPlanner.com website to receive group bookings, in addition to reduced commission rates and other incentives. We record the membership fee collected as deferred revenue, and subsequently recognizes the associated revenue pro-rata over the term of the membership, generally 12-months.

Software as a service (“SaaS”)

We sell subscriptions to hotels and corporations to provide access to our technology platform to book group and individual reservations. We have a right to the subscription fee as consideration, and therefore invoices and recognizes the amounts that correspond directly with the value of the performance completed.

Advertising

We also earn revenue on a “pay-per-click” or “cost per impression” basis from online advertising companies looking to monetize the page views. We record advertising revenue in the amount which we have a right to invoice the customer.

Intangible assets — software development assets

Certain software development and production costs are capitalized when the related product reaches technological feasibility. Capitalized software costs include internally developed software and certain costs that relate to software updates and enhancements that increase functionality of existing software and development. Amortization of software development costs begins when the software is available for use. Capitalized software costs are amortized on the straight-line method using an estimated economic useful life of three (3) years.

Recently issued accounting pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our combined consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

Emerging growth company status

Pursuant to the Jumpstart Our Business Startups Act, an “emerging growth company” is provided the option to adopt new or revised accounting standards that may be issued by Financial Accounting Standards Board or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. As a result, when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. Accordingly, the information contained herein may be different than the information you receive from other public companies.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk in the ordinary course of business. Market risk represents the risk of loss that may impact our results of operations or financial condition due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of fluctuations in interest rates and foreign currency risk.

Interest rate risk

As of September 30, 2021, we had $1.4 million of total debt, most of which is fixed interest rate debt. We do not believe we have any material exposure to changes in interest rates and believe that a hypothetical 10% change in interest rates would not have a material effect on our cash flows and operating results.

Foreign currency risk

We have exposure to foreign currency risk as a result of our operations in the United Kingdom. We do not believe we have any material exposure to changes in foreign currencies and believe that a hypothetical 10% change in interest rates would not have a material effect on our cash flows and operating results.

RESERVATIONS.COM’S BUSINESS

This summary highlights selected information contained elsewhere in this proxy statement. It does not contain all of the information you should consider before voting on the Business Combination. Before voting on the Business Combination, you should carefully read this entire proxy statement, including the matters set forth under the sections of this proxy statement captioned “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Reservations.com” and our financial statements and related notes included elsewhere in this proxy statement. In addition, certain statements in this proxy statement include forward-looking information that is subject to risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”

Unless otherwise indicated or the context otherwise requires, all references in this section to “Reservations.com,” “we,” “us,” “our” and similar terms refer to Benjamin & Brothers, LLC (d/b/a Reservations.com).

Overview

Benjamin & Brothers, LLC, operating as Reservations.com, is an online travel company with a mission to bring a human touch back into the world of online travel. We are passionate about our vision to redefine the booking and travel planning experience for today’s travelers by providing a high level of personalized services to customers through our scalable call center services. We believe the travel industry is shifting from commoditized travel to a more fulfilling travel experience. The need for a better travel experience extends naturally into the booking process as well. We leverage our supply of available accommodations inventory, booking platform, 24/7/365 call service center, and technological capabilities across the whole booking experience to empower travelers and provide a positive experience.

Through our customer-facing online platform, Reservations.com, and our 24/7/365 call service center, we offer our customers online and offline travel booking services covering a broad array of accommodations, including hotels, motels, resorts, homes, apartments, bed and breakfasts, and other properties. Our inventory of available accommodations comes primarily from accommodation wholesalers, Bed Banks, other OTAs, and other distribution partnerships. We continue to develop relationships with accommodations suppliers to provide our customers with a broader selection of accommodations alternatives with improved availability. We market our accommodations suppliers’ inventory and products via our desktop and mobile offerings and through our call centers to reach our extensive customer base.

In January 2021, Phocuswright, an independent travel, tourism, and hospitality research firm, estimated that the annual global travel market (not including dining) will reach $1.4 trillion of bookings in 2022 and is increasingly shifting online. We believe that the combination of our capabilities and the size of the addressable market for our services creates long-term growth opportunities for us.

The COVID-19 pandemic has severely restricted economic activity worldwide and has resulted in a significant negative impact on the global travel industry and, consequently, materially and adversely affected our business, results of operations, liquidity, and financial condition throughout the year ended December 31, 2020. The adverse effects have continued during the nine months ended September 30, 2021, although we have seen an improvement in our bookings in recent months. Government measures implemented as part of the efforts to contain the COVID-19 pandemic, such as restrictions on travel and business operations and advising or requiring individuals to limit or forgo time outside of their homes, initially led to unprecedented levels of reservation cancellations and chargebacks. Although we have recently experienced improvements in traffic on our website and in bookings, there is the possibility of the reimposition of certain travel restrictions and further government actions that could reduce travel, especially due to recent developments regarding the COVID-19 Delta variant. Accordingly, we cannot assure you that the improvements will continue or predict with any certainty the full impact of the COVID-19 pandemic on our full-year 2021 financial results. We cannot predict if or when travel will return to pre-pandemic levels with the continued uncertainty over travel. However, we believe that travel is an essential human experience that strengthens connections, broadens horizons, and bridges divides. We believe that people’s passion for travel, combined with their desire to make informed choices about their travel needs, creates long-term opportunities for Reservations.com to grow our business.

Our Business Model

A significant majority of our revenue comes from accommodations booking services. Our focus on accommodations bookings reflects our belief that the size of the addressable market for our services, brand, supply strength, and online platform create long-term growth opportunities for us. In each of 2019 and 2020, we had more than one million accommodations bookings. Yet, our gross bookings represent less than one percent of total worldwide accommodations spending. We believe that we can capture additional market share by improving our platform and providing continued outstanding services and greater value to our customers. In addition to our booking services, we also derive a portion of our revenues from service fees related to our booking services and revenues from advertising services.

We have supply agreements with accommodation wholesalers, Bed Banks, and OTAs, including Ean.com, LP (“EAN.com”), Consumer Club, Inc d/b/a/ Getaroom.com (“GAR”), and Priceline Partner Network Limited (“PPN”), that provide our customers with access to over 700,000 accommodations properties worldwide. We use SEM campaigns to generate online and offline reservation booking activity for available accommodations alternatives.

Our business is driven primarily by customers located in North America booking accommodations across the world. Historically, more than 90% of our bookings have come from customers located in the United States and Canada. We plan to expand our marketing efforts to customers residing outside North America.

We derive a significant majority of our revenues from accommodations reservations made through our online and offline travel booking services. We refer to this category of revenues as Hotel Revenues. Hotel Revenues are reported net of hotel costs, merchant bank fees, merchant disputes and customer refunds. We also derive revenues from service fees related to our travel booking services, which we refer to as Service Fee Revenues, and from advertising services, which we refer to as Advertising Revenues. For the year ended December 31, 2020, and the nine months ended September 30, 2021, we had total revenues of $49.3 million and $66.7 million, respectively. For the year ended December 31, 2020, and the nine months ended September 30, 2021, we had Hotel Revenues of $28.1 million and $44.5 million, respectively, Service Fee Revenues of $19.0 million and $22.1 million, respectively, and Advertising Revenues of $2.1 million and $0.07 million, respectively.

Hotels Revenues — Agency

Our Hotel Revenues — Agency are derived from accommodations booking transactions where we do not facilitate payments from customers for the services provided. The accommodations supplier serves as the merchant of record in these transactions and is responsible for collection. The accommodations suppliers pay us commissions after the booking has been consumed (after the checkout date).

Some of our Hotel Revenues — Agency are derived from an “agency-like” merchant model, through which we provide customers the ability to book accommodations reservations through our contract with PPN. In the “agency-like” model, customers pay us for merchant hotel transactions at the time of reservation. When the accommodations booking has been consumed, we are invoiced by PPN for the merchant hotel transaction cost, and the total merchant hotel transactions receipts are netted against the merchant hotel transaction cost we are billed by PPN in reporting agency revenue.

Our Hotel Revenues — Agency consist almost entirely of travel reservation commissions or gross profit-sharing arrangements with our accommodations supplier partners. For the year ended December 31, 2020, and the nine months ended September 30, 2021, our Hotel Revenues — Agency were $27.6 million and $44.5 million, respectively.

Hotels Revenues — Merchant

Hotels Revenues — Merchant are derived from reservations made through our website, where we facilitate payment for the travel services provided. We provide customers access to book hotel reservations through our contracts with accommodations suppliers, which provide us with rates and availability information for accommodations alternatives, but we have no control over room availability and do not bear inventory risk. Customers pay us for merchant hotel transactions at the time of reservation. We initially record the payments received as a liability due to the respective accommodations supplier for the cost of the booked accommodations and deferred revenue for the “mark-up” associated with the accommodations booking. Upon booking consumption, we are invoiced by the accommodations suppliers for the merchant hotel transaction cost with net 15 days terms. Hotels Revenues — Merchant include reservation commissions and transaction net revenues (i.e., the amount charged to travelers less the amount owed to travel service providers) in connection with our merchant reservation services, credit card processing rebates, and customer processing fees, and ancillary fees, including travel-related insurance revenues. During the COVID-19 pandemic, we have ceased doing business under a “merchant” model, primarily due to the effects of chargebacks and credit card disputes related to cancellations and changes to travel plans as a result of COVID-19. We will consider re-starting this line of business in the post-COVID time frame, and the merchant model generally benefits our cash flow and provides additional revenue. For the year ended December 31, 2020, our Hotel Revenues — Merchant were $0.4 million. We did not receive any Hotel Revenues — Merchant during the nine months ended September 30, 2021.

Factoring Arrangement

We manage our cash flows and accounts receivable, in part, through a factoring agreement. Pursuant to that agreement, the factor is obligated to advance us 90% of the face amount of purchased consumed accounts receivable and 75% of purchased non-consumed accounts receivable upon our delivery of at least $1.0 million per month of approved accounts receivable. For the year ended December 31, 2020, and the nine months ended September 30, 2021, we incurred $0.4 million and $0.3 million of factoring fees, respectively.

Service Fee Revenue

In connection with our accommodations booking services, we charge a service fee of $19.99 per booking. We believe the prices quoted for accommodations by many other OTAs incorporate some form of service fee, as reflected in the “taxes and fees” associated with the booking; in addition, our service fee is charged as a separate fee in connection with each booking transaction.

Advertising Revenue

We have an arrangement with third parties to run their advertisements on our web pages. We are compensated for this service based on clicks provided to the third-party websites from visitors to our Reservations.com website.

Accommodations Inventory

We do not maintain contractual relationships with hotels and other primary-source providers of accommodations inventory. We make accommodations products and services available to our customers through various suppliers, including accommodation wholesalers, bed banks, other OTAs, and other distribution partnerships. We have supply agreements with the largest OTAs and Bed Banks that provide access to accommodations inventory, including EAN.com, GAR, and PPN. We depend on these suppliers for our accommodations inventory. Our ability to maintain and expand our business is significantly dependent on our ability to maintain and, if feasible, further expand our existing supplier relationships and build new relationships with suppliers and the global distribution system partners.

Although our accommodations inventory comes from various suppliers, two suppliers — GAR and EAN.com provide a substantial majority of our accommodations inventory. For the year ended December 31, 2020, and the nine months ended September 30, 2021, revenues attributable to accommodations inventory provided by EAN.com were 34.2% and 28.3%, respectively, of our total revenues for those periods and revenues attributable to accommodations inventory provided by GAR were 12.6% and 32.2%, respectively, of our total revenues for those periods.

For additional information regarding our relationships with EAN.com, GAR, and PPN, please see “— Affiliation Agreements” below.

Demand Aggregation, Traffic Acquisition, and Marketing

A key element of our business model is attracting traffic to the Reservations.com website. The majority of our website traffic comes from “performance marketing” driven by SEM through search engines like Google and Bing. Our SEM efforts involve acquiring keywords that we believe search engine users might enter when searching for travel accommodations, which gives us the opportunity for our advertisements to appear alongside results for those search queries and allows users to click and link directly to the Reservations.com website. We pay a fee to the search engine provider on a pay-per-click basis when users click and link to our website for this direct-response advertising. Historically, more than 90% of traffic coming to the Reservations.com website comes through paid search engine marketing through Google and Bing (with Google accounting for 75% or more of such traffic). In addition, for the year ended December 31, 2020, and the nine months ended September 30, 2021, total search engine marketing and direct-response advertising expenses were $43.4 million and $52.4 million, respectively, which represented 74.4% and 77.9% of our total operating expenses, respectively.

Call Center Operations; Customer Service

Our call center operations are an important element of our booking services. Historically, between 40% and 50% of our booking transactions were completed through our call centers. Our call centers provide assistance with the booking process and post-booking customer support to our customers 24 hours a day/7 days a week/365 days a year, and are staffed by more than 500 highly-trained agents.

We believe that our call center services are a differentiating factor of our offering compared to many other OTAs that do not provide call center services for the benefit of their customers at all. If they do, they do not offer the level of services that we believe our call centers provide. We believe that customers expect this service and that demand for high-touch services in the travel industry, including the type of personal service provided by our agents in our call centers, will increase in the future.

Our call center services are provided by a third party pursuant to a five-year term agreement that included an initial termination date of August 29, 2021, but renewed automatically for an additional one-year period according to the terms of the agreement. The agreement will continue to renew for additional one-year terms automatically each year unless the other party or we provide a termination notice at least 120 days before the scheduled expiration date of each renewal term. The fees we pay under the agreement include one-time training fees and a per-call rate, depending on the volume of calls. The agreement requires the service provider to meet certain quality of service criteria. We have the right to terminate the agreement if call conversion or call abandon rates fail to meet those quality of service criteria.

In addition to the services described above, the call center agreement also provides additional chat support services. The service provider agreed to provide these services for a five-year term ending in December 2021. The term of service automatically renews for two successive one-year periods unless either party provides advance notice of non-renewal. The fees we pay under the agreement for these additional chat support services include one-time training fees and a fixed annual fee per chat agent. We are permitted to terminate the additional chat support services at any time by giving at least 90 days prior notice; however, we may under certain circumstances be required to reimburse the service provider for certain investment costs incurred by the service provider. In addition, if we wish to terminate the additional chat support services at a time when more than five full-time chat agents are providing those services, we are required to give advance notice of termination of 120-180 days, depending on the circumstances.

For the year ended December 31, 2020, we incurred call center expenses of $8.4 million.

Affiliation Agreements

EAN.com, LP (EAN.com)

In 2014, we entered into an Affiliation Agreement with EAN.com, LP (“EAN.com”), an affiliate of Expedia Group, Inc., pursuant to which we market travel products and services offered by EAN.com. These products and services may be offered through hosted websites maintained by EAN.com or our interfaced websites. The initial term of the agreement expired in February 2020, but the agreement renews automatically for successive one-year periods if neither party gives 60 days prior written notice of termination, and the current extension will run until February 2022. For the year ended December 31, 2020, and the nine months ended September 30, 2021, the total net fees we received from EAN.com totaled $16.8 million and $18.9 million, respectively.

Under the agreement, we are entitled to receive a monthly marketing fee equal to certain fixed percentages of EAN.com gross profit from the travel products and services we market. In addition, pursuant to amendments to our original agreement with EAN.com, we may receive advanced commissions. The percentage amount of any advanced commissions we receive that we either are entitled to retain or are obligated to repay to EAN.com is based on the amount of gross booking value that we achieve from consumed transactions during a specified period.

As currently in effect, the agreement also provides that we may be liable to EAN.com for non-fraudulent chargebacks that exceed certain percentages of the gross booking value for any given period as defined in the agreement. For the year ended December 31, 2020, and the nine months ended September 30, 2021, these charges amounted to $1.1 million and $1.4 million, respectively.

Consumer Club, Inc. d/b/a Getaroom.com (GAR)

In 2016, we entered into a Travel Agent Affiliation Agreement with Consumer Club, Inc. d/b/a Getaroom.com (“GAR”) pursuant to which we market travel products and services offered by GAR. These products and services may be offered through hosted websites maintained by GAR or our interfaced websites. The initial term of the agreement was one year, but the agreement renews automatically for successive one-year periods if neither party gives 30 days prior written notice of termination, and the current extension will run until February 2022. For the year ended December 31, 2020 and the nine months ended September 30, 2021, the total net fees we received from GAR totaled $6.2 million and $21.5 million, respectively.

Pursuant to a November 2020 amendment to this agreement, GAR agreed to provide us with an incentivized cash flow supplement program through which we could receive up to $3.0 million in aggregate advances from GAR upon achieving certain defined net booking value benchmarks. Pursuant to the amended agreement, beginning with the payment for December 2020 earned commissions and continuing each monthly commission cycle thereafter until the outstanding balance is paid in full, we agreed to have $0.1 million applied against commissions earned. As of September 30, 2021, the net amount due to GAR under this arrangement totaled $5.1 million.

Under the terms of a January 2021 amendment to this agreement, GAR agreed to increase the aggregate advance amount to $4.5 million.

Pursuant to a February 2021 amendment to this agreement, GAR agreed to provide us with an additional advance of $3.0 million. Pursuant to the amended agreement, the Company agreed to pay GAR $125,000, beginning with the payment for February 2021 earned commissions and continuing each monthly commission cycle thereafter for the twenty-four (24) months until the outstanding balance is paid in full.

Priceline Partner Network (PPN)

In 2016, we entered into an Affiliation Agreement with Priceline Partner Network (“PPN”) pursuant to which we market travel products and services offered by PPN. These products and services may be offered through hosted websites maintained by PPN or interfaced websites maintained by us. The initial term of the agreement expired in May 2020, but the agreement renews automatically for successive one-year periods if neither party gives 60 days prior written notice of termination, and the current extension will run until May 2022. Under this agreement, we are entitled to receive a commission for each transaction originated on our website. For the year ended December 31, 2020, and the nine months ended September 30, 2021, the total net fees we received from PPN totaled $5.3 million and $1.5 million, respectively.

This agreement was amended in May 2017 to specify that we are responsible for collecting all customer payments directly through our website and remitting the cost of the reservation to PPN, with the remaining amount collected to be recognized as revenue by us. The amendment also requires that we provide a financial guarantee deposit to cover the expected receivables due to PPN from us. For the year ended December 31, 2020 and the nine months ended September 30, 2021, no deposits were being held by PPN.

In April 2020, we executed a further amendment to the agreement regarding the balanced owed to PPN for customer payments. Under the terms of the amendment, in addition to an initial payment $25,000 by us, a series of commission revenue receivables due to us totaling $1.3 million were offset against the balance of customer payments due resulting in a net balance due of approximately $1.7 million as of May 31, 2020. Beginning June 30, 2020, and continuing monthly until the outstanding balance of the advance has been paid in full, we are obligated to pay PPN $0.1 million. As of September 30, 2021, no amount was due to PPN.

The Reservations.com Strategy

We aim to achieve our mission to make it easier for everyone to book accommodation reservations through our online and offline platforms. Because significant portions of our revenue derive from our online platform and our call centers, we strive to provide our customers with a high level of service whichever way they choose to book. We believe that many customers prefer the human touch that is part of our call center-based booking and customer service and that demand for high-touch services in the travel industry, including the type of high-touch service provided through our call centers, increase in the future. To provide the highest level of service, we have adopted and follow these principles:

•        One phone call away.    We are there for our customers when they need us, 24/7/365;

•        Driven by technology.    We will use technology to redefine our customers’ experience, with a continuing focus on relentless innovation and best-in-class digital technology;

•        Every customer is special.    We will personalize the accommodation booking experience and continually enhance our service levels;

•        Empowering partners.    We will build and leverage meaningful relationships with industry-leading partners who share our vision; and

•        Love for travel.    We love travel and share this passion with our customers and all of our team members.

Over the longer term, we see several significant opportunities to accelerate our growth, including:

•        Advancing our SEO capabilities.    Focusing on content, site design, and back-links to improve search engine result rankings without incurring the fees associated with search engine marketing;

•        Growing our customer relationship management capabilities and loyalty program.    Expanding and improving our loyalty program to accelerate bookings and boost repeat business from our customers;

•        Building affiliate programs.    Providing an opportunity to broaden consumer acquisition strategies through a pipeline of affiliate partners paid on a commission basis; and

•        International expansion.    Widening our footprint to include additional foreign markets.

Competition

We operate in rapidly evolving and intensely competitive markets. We face competition in local, regional, national, and international markets from a wide variety of businesses, including:

•        online and offline travel companies that target leisure and corporate travelers, including travel agencies, tour operators, travel supplier direct websites and their call centers;

•        traditional travel suppliers, such as hotel, airline, and car rental companies using their websites and online presence to market a variety of travel products and services, in some cases in partnership with one another;

•        consolidators and wholesalers of travel products and services;

•        large online portals and search websites,

•        travel metasearch websites;

•        mobile travel applications; and

•        social media websites.

Many of our competitors have substantially greater financial and other resources, a longer history of operations, and greater brand recognition than we do. In addition, many of our competitors offer a wider variety of travel products and services and, in some cases, offer more favorable terms and improved interfaces to suppliers and travelers. Many of our arrangements with suppliers of accommodations inventory control the prices at which we may sell those accommodations, which limits pricing flexibility that could allow us to increase the number of accommodations bookings we complete. In many cases, suppliers of our accommodations inventory are also our competitors. We expect competition to increase in the future as our current competitors continue to improve their product and services offers, customer service and online user experience, and as new competitors enter the market and attempt to leverage their brand awareness and search engine expertise to provide services similar to ours.

Operations and Technology

Our business is supported by multiple systems and platforms, which were designed with an emphasis on scalability, performance, reliability, redundancy, and security. Our software systems, platforms and architecture use a variety of widely used software tools and database systems. Our Reservations.com website is built with Microsoft technologies and its infrastructure is housed in the Microsoft Azure cloud service. The architecture’s utilization of Azure Cloud Services and its modular design are intended to be scalable to serve a large volume of requests and modular enough to be extended with additional external data providers.

Reservations.com’s software architecture was designed with service-oriented architecture (“SOA”) independent of vendors, products, and technologies. The SOA allows for multi-provider support, in which booking data can be ingested from any number of inventory suppliers. The separation of the main websites and the back end into an API allows the API to independently operate without impacting the website performance. Modular design and the separation of concern between data servers (API endpoints) and data consumers (website, customer service instance, and hotel availability service) increases overall system performance.

We have extensive and comprehensive system monitoring capabilities, complete with alarms for when system resources are reaching their limits. Backups of data storage and databases are created via Microsoft Azure and done regularly. The various functionalities are separated into functional units and run on separate cloud instances built for extensibility and interoperability.

We provide 24 hours a day/7 days a week customer sales, and support through our virtual agent platform at our call centers via telephone or e-mail. For purposes of operational flexibility, we use outsourced call centers. Our call centers are housed in two locations in the Philippines. We invested significantly in our call center technologies to improve customer experience and increase the efficiency of our call center agents.

Intellectual Property

Our intellectual property rights are important to our business. We rely upon our intellectual property rights in our “Reservations.com” name and other domain names and website URLs, trade dress, proprietary technology, software code, informational databases, and other components that support and make up our services. In 2017 we completed our acquisition of the domains “www.reservation.com” and “www.reservations.com” and own or have rights to use various additional domain names that relate to our business. We protect our intellectual property and proprietary information through international, national, state, and common law rights, reliance on our terms of use, and various contractual provisions. We also have a pending U.S. trademark application for “RESERVATIONS.COM.” In addition, we enter into confidentiality and invention assignment agreements with employees and contractors and confidentiality agreements with other third parties. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our trade secrets or our intellectual property and proprietary information without authorization. We cannot assure you that others will not independently and lawfully develop intellectual property substantially similar to ours.

Legal and contractual protections relating to our intellectual property may not be sufficient to prevent other parties from infringing on our intellectual property rights or effective in every jurisdiction where we claim such rights. In addition, from time to time, we may be subject to legal proceedings and claims in the ordinary course of our business relating to alleged infringement or infringement by us of the trademarks, copyrights, patents, and other intellectual property rights of others. Litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of proprietary rights claimed by others. Regardless of outcome or merit, any such litigation could result in substantial costs and diversion of management resources, any of which could materially and adversely affect our business.

Seasonality

Consumer travel expenditures have historically followed a seasonal pattern and, therefore, our marketing expenses, revenues, and profits have also historically followed a seasonal pattern. We generally recognize revenue from bookings within 30 to 45 days after the travel ends (at “checkout”), which can be in a fiscal quarter other than the one in which the associated reservations are booked. In contrast, we expense most of our marketing activities as the expense is incurred, which, in the case of performance marketing, is typically in the fiscal quarter in which associated reservations were booked. Our financial performance tends to be seasonally highest in the second and third quarters of each year, reflecting the seasonal peak in consumer demand and traveler accommodations stays, compared to the first and fourth quarters, which represent seasonal low points.

Due to the impact of COVID-19 on our business, we did not experience our typical seasonal pattern for revenues and profits during the year ended December 31, 2020. In addition, our cash outflows to inventory suppliers related to deferred merchant payables significantly exceeded the cash we received from hotel revenue during the year ended December 31, 2020, primarily reflecting the decline in consumer demand for accommodations and an increase in reservation cancellations related to COVID-19. These factors contributed significantly to unfavorable working capital trends and material negative operating cash flow during the year ended December 31, 2020. It is difficult to forecast whether our seasonal patterns will be different for the fiscal year 2021, given the uncertainty related to the ultimate extent and duration of the economic and consumer impact from COVID-19, the widespread availability and distribution of the vaccine, and the timing and extent of recovery, including delays that may result from the Delta variant. We expect that the length of the booking window will be volatile and difficult to predict throughout the COVID-19 pandemic. Future changes in the length of the booking window will affect the degree to which our gross bookings and revenues occur in the same period and, as a result, whether our gross bookings growth rates and revenue growth rates converge or diverge. In addition, significant shifts in our business mix or adverse economic conditions could result in future seasonal patterns different from historical trends.

Employees

As of November 16, 2021, we had 15 full-time employees and two contractor employees who we intend to transition into full-time employee status. Except one employee located in Dallas, Texas, all of our employees work at our Orlando, Florida headquarters. In light of the COVID-19 pandemic, our employees currently can work remotely or work in our offices. None of our employees are represented by a labor union. We have not experienced any employment-related work stoppages, and we consider relations with our employees to be good.

Regulation

As an online travel company, our ability to provide our services and any future services is affected by laws and regulations (including statutes, rules, ordinances, rules, licensing requirements, and other requirements and regulations) of national and local governments and regulatory authorities. We must comply with laws and regulations relating to the travel industry and the provision of travel services, including registration as “sellers of travel.” This includes laws and regulations regarding privacy and data protection, libel, content, intellectual property, distribution, mandatory bonding, electronic contracts and other communications, consumer protection, taxation, online payment services and competition, among others. These laws and regulations are continually evolving and can be subject to unanticipated and significant change. Many of these laws and regulations are being tested in courts and could be interpreted by courts and regulatory authorities in ways that could harm our business. In addition, the application and interpretation of these laws and regulations is often uncertain, particularly in the rapidly evolving industry in which we operate. As we implement plans to expand our business in international markets and to expand our product offerings, we will become increasingly subject to additional laws and regulations. Even if we comply with these laws and regulations, violations of these laws and regulations by our accommodations providers, business partners or other parties with whom we conduct business may result in harm to our reputation, which could adversely affect our business:

In connection with providing our services, we receive and store personally identifiable data and are subject to laws that require protection of user privacy and user data. Regulatory and legislative activity in the areas of privacy, data protection, and information and cybersecurity governing parts of our business continues to increase worldwide. For example, the CCPA came into force in January 2020, and applies enhanced data protection requirements in the State of California similar to those that have existed since 2018 under the European Union’s GDPR. Some data protection and privacy laws afford consumers a private right of action against companies like ours for certain statutory violations. Compliance with new privacy or user data protection laws and regulations could increase our cost of doing business or result in claims being made against us.

The travel industry and the technology industry generally are subject to competition and consumer protection laws and regulations around the world that impact aspects of our business including, among others, contractual parity arrangements with accommodation providers and the manner in which we display information on our platforms. There is significant legislative and public focus on the technology industry, especially as technology companies become larger, including in relation to the regulation of digital platforms, and additional laws or regulations may be adopted that could increase our cost of doing business or require us to adopt changes to our business practices.

Legal Proceedings

In the ordinary course of business, we are or may become party to regulatory and legal matters, including threats thereof, arising out of or in connection with our operations. These matters may involve claims involving regulatory compliance (including consumer protection and competition matters), commercial disputes, intellectual property rights (including alleged infringement of third-party intellectual property rights), tax matters (including value-added, excise, transient occupancy and accommodation taxes) and labor and employment matters. We are not currently a party to any actions, claims, suits or other legal proceedings the outcome of which, if determined adversely to us, would individually or in the aggregate have a material adverse effect on our business, financial condition and results of operations. To the extent we are required to make payments in connection with any regulatory or legal matters, any amounts we pay may be subject to insurance coverage.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF RESERVATIONS.COM

The following discussion and analysis should be read in conjunction with our audited financial statements as of and for the years ended December 31, 2020 and 2019, and condensed unaudited financial statements as of and for the nine months ended September 30, 2021 and 2020, in each case together with the related notes thereto included elsewhere in this proxy statement. The discussion and analysis should also be read together with the section entitled “Reservations.com’s Business” and the pro forma financial information for the Company for the year ended December 31, 2020 and as of and for the nine months ended September 30, 2021 included elsewhere in this proxy statement. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” In addition to historical information, the following discussion also contains forward-looking statements that include numerous risks and uncertainties, including, but not limited to, those described under “Risk Factors.” Actual results may differ materially from those contained in any forward-looking statements. Please refer to “Cautionary Note Regarding Forward-Looking Statements” for more information on such statements.

Unless otherwise indicated or the context otherwise requires, all references in this section to “Reservations.com,” “we,” “us,” “our” and similar terms refer to Benjamin & Brothers, LLC (d/b/a Reservations.com).

Business Overview

Benjamin & Brothers, LLC, operating as Reservations.com, is an online travel company with a mission to bring a human touch back into the world of online travel. We are passionate about our vision to redefine the booking and travel planning experience for today’s travelers by providing a high level of personalized services to customers through our scalable call center services. We believe the travel industry is shifting from commoditized travel to a more fulfilling travel experience. The need for a better travel experience extends naturally into the booking process as well. We leverage our supply of available accommodations inventory, booking platform, 24/7/365 call service center, and technological capabilities across the whole booking experience to empower travelers and provide a positive experience.

Through our customer-facing online platform, Reservations.com, and our 24/7/365 call service center, we offer our customers online and offline travel booking services covering a broad array of accommodations, including hotels, motels, resorts, homes, apartments, bed and breakfasts, and other properties. Our inventory of available accommodations comes primarily from accommodation wholesalers, Bed Banks, other OTAs, and other distribution partnerships. We continue to develop relationships with accommodations suppliers to provide our customers with a broader selection of accommodations alternatives with improved availability. We market our accommodations suppliers’ inventory and products via our desktop and mobile offerings and through our call centers to reach our extensive customer base.

The Impact on COVID-19 on our Business

The COVID-19 pandemic has severely restricted economic activity worldwide and has resulted in a significant negative impact on the global travel industry and, consequently, materially and adversely affected our business, results of operations, liquidity, and financial condition throughout the year ended December 31, 2020. The adverse effects have continued during the nine months ended September 30, 2021, although we have seen an improvement in our bookings in recent months. Government measures implemented as part of the efforts to contain the COVID-19 pandemic, such as restrictions on travel and business operations and advising or requiring individuals to limit or forgo time outside of their homes, initially led to unprecedented levels of reservation cancellations and chargebacks.

Although we have recently experienced improvements in traffic on our website and in bookings, there is the possibility of the reimposition of certain travel restrictions and further government actions that could reduce travel, especially due to recent developments regarding the COVID-19 Delta variant. Accordingly, we cannot assure you that the improvements we have recently experienced will continue or predict with any certainty the full impact of the COVID-19 pandemic on our full year 2021 financial results. In addition, we cannot predict if or when travel will return to pre-pandemic levels with the continued uncertainty over travel. However, we believe that travel is an essential human experience that strengthens connections, broadens horizons, and bridges divides. We believe people’s passion for travel, combined with their desire to make informed choices about their travel needs, creates long-term opportunities for Reservations.com to grow our business.

Paycheck protection program (“PPP”)

During April 2020, we were granted a loan in the amount of $0.4 million pursuant to the PPP. The loan, which was in the form of a note dated April 17, 2020, matures in April 2022 and bears interest at a rate of 1.0% per annum, payable monthly commencing in October 2020. Funds from the PPP loan may only be used for payroll costs, costs used to continue group health care benefits, mortgage payments, rent, utilities, and interest on other debt obligations (collectively “qualifying expenses”) incurred before February 15, 2021. We used the PPP loan proceeds for qualifying expenses. On May 11, 2021, we were notified that the full amount of the loan plus interest was forgiven and recognized a gain on extinguishment of debt in the condensed statements of operations.

In March 2021, we applied for and received funding in April 2021 under the second round of PPP funding in the amount of $0.3 million.

Factors Affecting Results of Operations

Our financial condition and results of operations are affected by a variety of external factors that influence the price or marketability of our products and services, as well as internal revenue and expense factors which impact future performance. These factors include:

•        COVID-19 and its impact on consumer confidence, governmental regulation and travel advisories have significantly affected overall travel bookings and impacted revenue throughout the industry and continue to do so.

•        Seasonality and business cyclicality have meaningful impacts on accommodation bookings.

•        Our relationships with accommodation wholesalers, Bed Banks, and other OTAs affect the inventory we have access to and can provide to our customers. We have developed relationships with certain accommodations suppliers and are heavily-dependent on those relationships. We do not maintain contractual relationships with hotels and other primary-source providers of accommodations inventory, and we do not own any hotel room inventory.

•        Our accommodations bookings remain highly dependent on our search engine marketing spend and key-word direct marketing performance and pricing. Our search engine marketing expenses are a significant portion of overall expenses.

•        Our call center sales and service team maintaining high-level booking conversion rates

Description of Certain Components of Financial Data

Revenue

We derive the majority of our revenues from accommodations reservations made through our online and offline travel booking services. We refer to this category of revenues as Hotel Revenues. Hotel Revenues are reported net of hotel costs, merchant bank fees, merchant disputes and customer refunds. Under the agency model, we pass reservations booked by our customer to the relevant accommodation suppliers which serves as the merchant of record for such bookings and pays us commissions after the booking has been consumed. Under the merchant model, we serve as the merchant of record, collect the customer’s payment at the time of booking and pay the accommodation supplier after checkout for the cost of the accommodation invoiced to us under net 15 day terms.

We also derive a significant portion of our revenues from service fees related to our travel booking services charged to customers per booking at the time of the booking, which we refer to as Service Fee Revenues, and from advertising revenue from online advertising companies looking to monetize the page views, on a “pay per click” or “cost per impressions” basis.

Our revenue recognition policies are discussed in more detail under “– Critical Accounting Policies and Significant Judgments and Estimates,” below, and “Critical Accounting Policies and Estimates” in Note 2 to our financial statements and notes thereto included elsewhere in this proxy statement.

Search engine marketing (“SEM”)

SEM expenses consist of search engine marketing expenses used to generate accommodation bookings by attracting traffic to our Reservations.com website. The majority of our website traffic comes from “performance marketing” driven by search engine marketing through search engines like Google and Bing. We expect search engine marketing expenses to increase in the next few years as we expand our market presence.

Call center

Call center expenses comprise amounts we pay for outsourced call center services that provide assistance with the booking process and post-booking support to our customers. We expect call center expenses to increase in the next few years as we increase our search engine marketing efforts to increase in travel bookings.

General and administrative

General and administrative expenses primarily consist of general expenses related to business operations, such as payroll and benefits for corporate and administrative staff, customer support staff (other than call center staff), finance staff, marketing staff and technology staff, bank service charges, consulting services, rent, office expense and professional fees. We expect that general and administrative expenses, including personnel and professional fees, will increase as a result of increased compliance requirements related to operating as a public company.

Information technology

Information technology expenses primarily consist of website hosting and website service expense and technical consulting expenses. We expect that information technology expenses will increase as a result of growing our market share and revenue.

Depreciation and amortization

Depreciation and amortization expenses primarily consist of the depreciation of physical assets of furniture and amortization of domain name acquisition and website enhancements over a defined useful life.

Factor fees

Factor fees consists of factor fees charges by a factoring agent for the sale and purchase of accounts receivable and deferred revenue receivables.

Income taxes

We file a partnership tax return. Our taxable income and losses pass through to the members; therefore, no provision for income taxes is reflected in these financial statements.

Key Performance Metrics

Gross booking value, consumed

Gross booking value, consumed generally represents the total retail value of transactions booked for agency and merchant transactions, recorded at the time of booking reflecting the total price due for accommodations by customers, including taxes, fees and other charges, reduced by cancellations and refunds. Management uses the gross booking value to assess overall growth in the Company’s hotel revenue, track and compare seasonality trends. This metric can be useful to investors in evaluating our period-over-period growth.

	Nine Months Ended September 30,		Change	Year Ended December 31,		Change
(In thousands)	2021	2020	%	2020	2019	%
Gross booking value, consumed	$313,298	$166,351	88.3%	$230,451	$276,579	-16.7%

Bookings volume, consumed

Bookings volume generally represents the total number of reservations made by customers reduced by cancellations. The number of net bookings represents volume and is important because it reflects overall business activity. This affects both revenue and certain expenses such as the call service center expenses and merchant of record processing fees. This measure is used by management as an indicator of booking consumption trends of the periods which the booking reservation is completed and the periods of the actual accommodation stay. This metric can be useful to investors as a measure of cancellations, which is essential in managing reservation booking outcomes and trends.

	Nine Months Ended September 30,		Change	Year Ended December 31,		Change
(In thousands)	2021	2020	%	2020	2019	%
Bookings volume, consumed	919	609	50.9%	742	873	-15.0%

Accommodation room nights, consumed

Accommodation room nights generally represents the total nights reserved through reservations made by customers reduced by cancellations. This metric is used by management to assess and manage our business and can be useful to investors in evaluating of the demand for our services over time.

	Nine Months Ended September 30,		Change	Year Ended December 31,		Change
(In thousands)	2021	2020	%	2020	2019	%
Accommodation room nights, consumed	1,748	1,090	60.4%	1,438	1,632	-11.9%

For the nine months ended September 30, 2021, the increases in gross booking value, consumed, bookings volume, consumed and accommodation room nights, consumed were due primarily to an increase in travel demand by travelers due to the recovery from the effects of COVID-19. For the year ended December 31, 2020, the decrease in gross booking value, consumed, bookings volume, and accommodation room nights were primarily the result of the effects of the COVID-19 pandemic.

Hotel revenue margin

Hotel revenue margin represents the total hotel revenues divided by the gross booking value, consumed reduced by cancellations and refunds. This metric is used by management to assess, manage and adjust the booking mix of inventory of available accommodations reservation bookings between hotel suppliers based on availability and the margin generated through each respective hotel supplier. This measure can be used by investors to evaluate the relative profitability of our business over time.

	Nine Months Ended September 30,		Change	Year Ended December 31,		Change
	2021	2020	%	2020	2019	%
Hotel revenue margin	14.2%	12.8%	10.9%	12.2%	13.3%	-8.8%

Revenue per employee

Revenue per employee is defined and calculated as total revenue divided by number of employees. This metric is used by management in comparing and analyzing company performance against hotels and tourism industry benchmarks and is useful to investors as a measure of the Company’s human resource efficiency. The revenue per employee metric excludes technology, call center, and consulting outsourcing.

	Nine Months Ended September 30,		Change	Year Ended December 31,		Change
(In thousands)	2021	2020	%	2020	2019	%
Revenue per employee	$4,769	$3,041	56.8%	$4,105	$2,623	56.5%

Results of Operations

We operate in a single operating segment: individual accommodation bookings. Our accounting policies are described in Note 2 to our financial statements and the notes thereto included elsewhere in this proxy statement. The period-to-period comparisons below of financial results are not necessarily indicative of future results.

Comparison of the nine months ended September 30, 2021 and September 30, 2020

Revenue

	Nine Months Ended September 30,		Change
(In thousands)	2021	2020	Amount	%
Revenue	$66,773	$36,498	$30,275	82.9%

The increase in revenue in the 2021 period was primarily due to an increase in travel demand due to the recovery from the effects of COVID-19. The period-over-period revenue growth was driven primarily by increased hotel revenue of $23.1 million or 108.9% and increased service fee revenue of $8.1 million or 58.4%. These increases were partially offset by a decrease in advertising revenues of $1.8 million or 96.6%.

Search engine marketing

	Nine Months Ended September 30,		Change
(In thousands)	2021	2020	Amount	%
Search engine marketing	$52,380	$31,948	$20,432	64.0%

The increase in search engine marketing expense in the 2021 period was primarily due to an increase in travel demand due to the recovery from the effects of COVID-19.

Call center

	Nine Months Ended September 30,		Change
(In thousands)	2021	2020	Amount	%
Call center	$8,090	$6,183	$1,907	30.8%

The increase in call center expense in the 2021 period was primarily due to an increase in travel demand due to the recovery from the effects of COVID-19.

General and administrative

	Nine Months Ended September 30,		Change
(In thousands)	2021	2020	Amount	%
General and administrative	$5,295	$3,175	$2,120	66.8%

The increase in general and administrative expense in the 2021 period was primarily due to a change in classification of merchant bank fees from a reduction of gross revenue to a general and administrative expense resulting in an increase of $1.0 million, an increase in professional fees including accounting, legal and transaction expenses of $1.3 million or 857%, partially offset by a decrease in personnel costs of $0.2 million or 22.0% resulting from a headcount reduction.

Information technology

	Nine Months Ended September 30,		Change
(In thousands)	2021	2020	Amount	%
Information technology	$615	$855	$(241)	-28.2%

The decrease in information technology expense in the 2021 period was primarily due to a decrease in third-party content and technology services of $0.2 million or 28.2% resulting from cost cutting initiatives implemented post COVID-19.

Depreciation and amortization

	Nine Months Ended September 30,		Change
(In thousands)	2021	2020	Amount	%
Depreciation and amortization	$854	$822	$32	3.9%

The increase in depreciation and amortization expenses in the 2021 period is the result of additional intangible assets acquired and a corresponding increase in amortization expense.

Gain on extinguishment of debt

	Nine Months Ended September 30,		Change
(In thousands)	2021	2020	Amount	%
Gain on extinguishment of debt	$355	$—	$355	100%

The increase in gain of extinguishment of debt is the result of a PPP Loan forgiveness.

Other income

	Nine Months Ended September 30,		Change
(In thousands)	2021	2020	Amount	%
Other income	$—	$10	$(10)	-100%

The decrease in other income is the result of not earning other income in the nine months ended September 30, 2021.

Factor fees

	Nine Months Ended September 30,		Change
(In thousands)	2021	2020	Amount	%
Factor fees	$(281)	$(367)	$86	-23.4%

The decrease in factor fee expense in the 2021 period is the result of a decrease in factoring activity of receivables resulting from availability of alternative liquidity sources primarily from additional advances from business partners.

Comparison of the Years Ended December 31, 2020 and December 31, 2019

Revenue

	Year Ended December 31,		Change
(In thousands)	2020	2019	Amount	%
Revenue	$49,262	$62,949	$(13,687)	-21.7%

The decrease in revenue was primarily due to lower accommodation bookings and significant increase in the number of booking cancellations directly related to restricted travel impacts of the COVID-19 pandemic. The revenue decline was driven primarily by decreased hotel revenue of $8.8 million or 24.0% and decreased advertising revenue of $6.6 million or 75.3%. These decreases were partially offset by an increase in service fee revenues of $1.7 million or 10.3% resulting from a decrease in total booking offset by an increased service fee.

Search engine marketing

	Year Ended December 31,		Change
(In thousands)	2020	2019	Amount	%
Search engine marketing	$43,453	$46,064	$(2,611)	-5.7%

The decrease in search engine marketing expense was primarily due to a decrease in direct response advertising due to lower travel demand and restrictions attributed to COVID-19.

Call center

	Year Ended December 31,		Change
(In thousands)	2020	2019	Amount	%
Call center	$8,423	$8,586	$(163)	-1.9%

The decrease in call center expense was primarily due to a decrease in travel demand due to the effects of COVID-19 resulting in fewer sales and service calls handled.

General and administrative

	Year Ended December 31,		Change
(In thousands)	2020	2019	Amount	%
General and administrative	$4,370	$5,923	$(1,553)	-26.2%

The decrease in general and administrative was primarily due to a decrease in personnel expense of $0.7 million or 45.0% resulting from headcount reduction of full-time employees from 24 to 12 and salary reductions, a result of reduced bookings due to the COVID-19 pandemic. In conjunction with employment reduction and implementation of additional cost cutting measures, decreases in occupancy costs of $0.1 million or 41.4%, outside services of $0.1 million or 17.1%, office expense of $0.3 million or 56.6%, professional fees of $0.3 million or 58.0%, and travel and entertainment of $0.1 or 26.9% also contributed to reducing the general and administrative expense.

Information technology

	Year Ended December 31,		Change
(In thousands)	2020	2019	Amount	%
Information technology	$1,050	$1,425	$(375)	-26.3%

The decrease in information technology expense was primarily due to a decrease in third-party content and technology services of $0.4 million or 34% resulting from cost cutting initiatives implemented post COVID-19.

Depreciation and amortization

	Year Ended December 31,		Change
(In thousands)	2020	2019	Amount	%
Depreciation and amortization	$1,120	$1,009	$111	11.0%

The increase in depreciation and amortization expenses is the result of additional intangible assets acquired and corresponding increase in amortization expense.

Factor fees

	Year Ended December 31,		Change
(In thousands)	2020	2019	Amount	%
Factor fees	$(419)	$(300)	$(119)	39.7%

The decrease in factor fee expense is the result of a decrease in factoring activity of receivables resulting from availability of alternative liquidity sources primarily from additional advances from business partners.

Non-GAAP Financial Measures

To supplement our financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), we also provide the non-GAAP measures detailed below. Our use of these non-GAAP measures has limitations as an analytical tool, and you should not consider these measures, or any of them, in isolation or as a substitute for analysis of our financial results as reported under U.S. GAAP. Management believes these non-GAAP financial measures are useful in order to assist readers of our financial statements in understanding the core operating results that our management uses to evaluate the business and for financial planning purposes and to compare our financial performance over multiple periods. The non-GAAP financial measures we use may differ from similarly titled measures presented by other companies.

Our management uses Adjusted EBITDA to, among other things: (i) monitor and evaluate the performance of business operations; (ii) facilitate internal comparisons of our historical operating performance and (iii) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets. In addition, our management uses Adjusted EBITDA to facilitate management’s external comparisons of our results to the historical operating performance of other companies that may have different capital structures and debt levels than we do. Adjusted EBITDA is a non-GAAP financial measure we define as net income adjusted for interest expense, income tax expense, factor fees, depreciation and amortization expense, and other non-recurring income and expense. We did not have interest expense and income tax expense in the periods presented. We believe that this non-GAAP financial measure is useful to investors in analyzing our financial and operational performance.

The following table presents a reconciliation of our adjusted EBITDA to its most comparable U.S. GAAP measure, net loss, for the periods presented:

	Nine Months Ended September 30,
(In thousands)	2021	2020
Net loss	$(387)	$(6,842)
Add back:
Factor fees	281	367
Depreciation and amortization	854	822
One time transaction costs(a)	684	—
PPP loan forgiveness(b)	(355)	—
Adjusted EBITDA	$1,077	$(5,653)

____________

(a)      Reflects one-time transactions costs such as professional fees in connection with the contemplated Business Transaction.

(b)      Reflects PPP 1 loan forgiveness income recorded in 2021, relating to 2020 PPP 1 loan. We believe that the PPP loan forgiveness does not relate to our core business operations. We have not had loan forgiveness income in the past nor do we expect to incur such income in the future.

The following table presents a reconciliation of our adjusted EBITDA to its most comparable U.S. GAAP measure, net loss, for the periods presented:

	Year Ended December 31,
(In thousands)	2020	2019
Net loss	$(9,563)	$(358)
Add back:
Factor fees	419	300
Depreciation and amortization	1,120	1,009
Adjusted EBITDA	$(8,024)	$951

Liquidity and Capital Resources

Prior to COVID-19, we had historically financed our operations and capital expenditures primarily through utilization of cash provided by operations. Beginning in 2020 and continuing into 2021, we have financed our operations and capital expenditures primarily through advances from business partners discussed in more detail in Note 5 to our financial statements and notes thereto and factoring of receivables, net discussed in more detail in Note 3 to our financial statements and notes thereto. During the year ended December 31, 2020, we received $1.8 million in advances from business partners, factored $16.3 million of trade receivables of which $15.9 million was repurchased and received $0.4 million in PPP funding. During the nine months ended September 30, 2021, we received an additional $19.1 million in advances from business partners, factored an additional $5.5 million of trade receivables of which $3.5 million was repurchased and received an additional $0.3 million in PPP funding. As of September 30, 2021, we had cash of $0.8 million.

The majority of our assets consist of accounts receivable and intangible assets, net. As of September 30, 2021, our total assets were $8.7 million.

We do not have any credit facilities or hold any long-term debt.

We do not engage in off-balance sheet financing arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K.

Cash flows

	Nine Months Ended September 30,		Year Ended December 31,
(In thousands)	2021	2020	2020	2019
Net cash (used in) provided by:
Operating activities	$(17,585)	$31	$(3,689)	4
Investing activities	(1,031)	(928)	(1,290)	(1,354)
Financing activities	19,414	351	4,380	855
Net increase (decrease) in cash	$798	$(5,464)	$(599)	$(494)

Net cash used in (provided by) operating activities

Changes in working capital represents changes to all current assets and liabilities on the balance sheet, with the exception of cash.

At September 30, 2021, we had approximately $0.8 million of cash on the condensed balance sheet. For the nine months ended September 30, 2021, net cash used in operating activities of $(17.6) million, was primarily the result of changes in operating assets and liabilities totaling $(18.0) million, a net loss of $(0.4) million and adding back non-cash depreciation and amortization of $0.8 million.

At September 30, 2020, we had approximately $0.1 million of cash on the condensed balance sheet. For the nine months ended September 30, 2020, net cash provided by operating activities of $0.1 million, was primarily the result of changes in operating assets and liabilities totaling $6.1 million, a net loss of $(6.8) million and adding back non-cash depreciation and amortization of $0.8 million.

At December 31, 2020, we had approximately $0.01 million of cash on the balance sheet. For the year ended December 31, 2020, net cash used in operating activities of $(3.7) million, was primarily the result of changes in operating assets and liabilities totaling $4.8 million, a net loss of $(9.6) million and adding back non-cash depreciation and amortization of $1.1 million.

At December 31, 2019, we had approximately $0.6 million of cash on the balance sheet. For the year ended December 31, 2020, net cash provided by operating activities of $0.01 million, was primarily the result of changes in operating assets and liabilities totaling $(0.6) million, a net loss of $(0.4) million and adding back non-cash depreciation and amortization of $1.0 million.

Net cash used in investing activities

We identify payroll and related costs for members of our website development team based on the projects they complete to expand the functionality and capabilities of our website and our proprietary hotel booking engine.

For the nine months ended September 30, 2021, net cash used for investing activities was $(1.0) million due to cash paid for website enhancements of $1.0 million.

For the nine months ended September 30, 2020, net cash used for investing activities was $(0.9) million due to cash paid for website enhancements of $0.9 million.

For the year ended December 31, 2020, net cash used in investing activities was $1.3 million due to cash paid for website enhancements of $1.3 million.

For the year ended December 31, 2019, net cash used in investing activities was $1.4 million due to cash paid for website enhancements of $1.4 million.

Net cash provided by financing activities

For the nine months ended September 30, 2021, net cash provided by financing activities was $19.4 million. We utilized funds received from advances by business partners of $19.1 million. We also utilized funds received as a result of the second round of PPP funding of approximately $0.3 million.

For the nine months ended September 30, 2020, net cash provided by financing activities was $0.4 million. We also utilized funds received from round one of PPP funding of approximately $0.4 million.

For the year ended December 31, 2020, net cash provided by financing activities was $4.4 million. We utilized funds received from advances by business partners of $3.6 million. We also utilized funds received from round one of PPP funding of approximately $0.4 million and repayment of advances to related parties of $0.4 million.

For the year ended December 31, 2019, net cash provided by financing activities was $0.9 million. We utilized funds received from factoring accounts receivable of $1.3 million. The factoring proceeds were offset by advances to related parties of $0.4 million.

For further discussion on our advances from business partners, please refer to Note 5 to our financial statements and the notes thereto included in this proxy statement.

Contractual obligations

As of September 30, 2021, we have the following contractual obligations:

•        Travel Agent Affiliation Agreement: net amounts due total $2.7 million. We expect that the majority of these amounts will be paid within the next 12 months. Refer to Note 5 to our financial statements and the notes thereto included in this proxy statement.

•        Partner Affiliation Agreement: future minimum annual deduction repayments total $2.7 million. We expect that the majority of these amounts will be paid within the next 12 months. Refer to Note 5 to our financial statements and the notes thereto included in this proxy statement.

•        TA Affiliation Agreement: net amount due total approximately $5.1 million. We expect that the majority of these amounts will be paid in 2022 and 2023. Refer to Note 9 to our financial statements and the notes thereto included in this proxy statement.

•        Future minimum annual rental payments required under the operating lease and the extended leases total $0.1 million. The majority of these amounts will be paid within the next 12 months. Refer to Note 9 to our financial statements and the notes thereto included in this proxy statement.

•        Our Call Center Agreement is effective for a five-year period, expiring in August 2021, and automatically renews in one-year increments unless earlier terminated by either party with a minimum notice of 120 days. We cannot estimate future obligations due to the rate being variable. Refer to Note 9 to our financial statements and the notes thereto included in this proxy statement.

Going Concern

Our independent registered public accounting firm has included an emphasis paragraph in its report on our unaudited financial statements for the nine months ended September 30, 2021 and 2020 and the audited financial statements for the year ended December 31, 2020 and 2019, which are included in this proxy statement, expressing substantial doubt about our ability to continue as a going concern in view of sustained net losses and accumulated working capital deficits. If we are unable to obtain sufficient funding, our business, prospects, financial condition and results of operations will be materially and adversely affected, and we may be unable to continue as a going concern. Our management believes that the completion of the transactions contemplated by the Merger Agreement would provide sufficient additional capital to alleviate the substantial doubt as to our ability to continue as a going concern. However, if such additional capital is not sufficient to fund our planned operations or our operating results do not meet management’s current expectations we may not be able to continue as a going concern. Our financial statements do not include any adjustments relating to the carrying amounts of recorded assets or the carrying amounts and classification of recorded liabilities that may be required should we be unable to continue as a going concern.

Critical Accounting Policies and Significant Judgments and Estimates

Our financial statements are prepared in accordance with U.S. GAAP. The preparation of our financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period.

While our significant accounting policies are described in more detail in Note 2 in our financial statements included elsewhere in this proxy statement, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Revenue recognition

We recognize revenue in an amount that reflects the amount of consideration to which it expects to be entitled in exchange for the services provided. Specifically, we recognize revenue when it is earned and realizable by applying the following steps: 1) identification of the contract with our customer, 2) identify the performance obligations within the contract, 3) determine the transaction price(s), 4) allocate the transaction price to the performance obligations, and 5) recognize revenue when or as the performance obligations are satisfied.

Hotels reservation revenue

Revenue from accommodation reservations is recognized when the customer checks-out.

Agency hotel bookings result in us being paid a commission for reservations directly from the accommodation suppliers and revenue is recognized for these commissions commencing upon customer check-out.

Service fee revenue

Revenue from service fees is recognized when the customer’s reservation has been completed.

Advertising

We also earn revenue on a “pay-per-click” or “cost per impression” basis from online advertising companies looking to monetize the page views. We record advertising revenue in the amount which we have earned and are to be paid by the customer.

Intangible assets — software development assets

Certain software development and production costs are capitalized. Capitalized software costs include internally developed software and certain costs that relate to software updates and enhancements that increase functionality of existing software and development. Amortization of software development costs begins when the software is available for use. Capitalized software costs are amortized on the straight-line method using an estimated economic useful life of five (5) to seven (7) years.

Recently Issued Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2 to our financial statements and notes thereto included elsewhere in this proxy statement/prospectus.

Emerging Growth Company Status

Pursuant to the Jumpstart Our Business Startups Act, an “emerging growth company” is provided the option to adopt new or revised accounting standards that may be issued by Financial Accounting Standards Board or the SEC either (i) within the same periods as those otherwise applicable to non-emerging growth companies or (ii) within the same time periods as private companies. As a result, when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. Accordingly, the information contained herein may be different than the information you receive from other public companies.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of loss that may impact our results of operations or financial condition due to adverse changes in financial market prices and rates. We do not have significant exposure to market risk in the ordinary course of business.

MANAGEMENT OF THE COMPANY FOLLOWING THE BUSINESS COMBINATION

Unless the context requires otherwise, references to “HotelPlanner.com,” “we,” “us,” “our” and “the Company” in this section are to the business and operations of HotelPlanner.com prior to the Business Combination and the business and operations of the Company as directly or indirectly affected by HotelPlanner.com by virtue of the Company’s ownership of the business of HotelPlanner.com following the Business Combination.

Management and Board of Directors

Upon the consummation of the Business Combination, the business and affairs of the Company will be managed under the direction of the Company Board, subject to the DGCL, the Proposed Charter and the Bylaws. The Company Board will initially be comprised of eleven (11) directors. We believe it is in the best interests of the Company and its stockholders for the Company Board to continue to be classified into three classes, each comprising as nearly as possible one-third of the directors, to serve for staggered three-year terms.

The Astrea Board has nominated eleven (11) directors to serve on the Company Board, effective upon the Closing. Assuming the Proposed Charter is approved, the Company Board will consist of Class I, Class II and Class III directors, with only one class of directors being elected in each year, and (except for those directors initially elected to Class I and Class II at the Special Meeting) each class shall serve a three-year term. Accordingly, the initial Class I directors will serve until our annual meeting of stockholders held in 2022; the initial Class II directors will serve until our annual meeting held in 2023; and the initial Class III directors will serve until our annual meeting held in 2024. Each director will hold office until the expiration of his or her term, and until such director’s successor has been duly elected and qualified, or until each such director’s earlier death, resignation, retirement, or removal.

The following table sets forth the names, ages, and positions of each person expected to serve as executive officers of the Company, and the name, age, class, and independence of each person we expect to serve on the Company Board following consummation of the Business Combination.

Name	Age	Position(s)	Director Class	Independent Director
Executive Officers
Timothy N. Hentschel	42	President and Chief Executive Officer; Chairman of the Board	Class III	No
John Prince	42	Chief Information Officer; Director	Class II	No
Yatin Patel	52	President of Reservations.com; Director	Class III	No
Mahesh Chaddah	43	Chief Information Officer of Reservations.com; Director	Class II	No
Joseph W. Groglio, Jr.	63	Chief Financial Officer	n/a	n/a
Leticia Piloto-Rodriguez	44	Chief Legal Officer and Corporate Secretary	n/a	n/a
Bruce Rosenberg	63	Chief Operating Officer	n/a	n/a

Non-Employee Directors
Gianno Caldwell	34	Director	Class I	Yes
Jeffrey Goldstein	52	Director	Class I	Yes
Dieter Huckestein	77	Director	Class II	Yes
Mohsen Moazami	61	Director	Class III	Yes
Dylan Ratigan	49	Director	Class III	No
Kate Walsh	58	Director	Class II	Yes
James Wilkinson	51	Director	Class I	Yes

Executive Officers

The Company’s executive officers after the Business Combination will consist of the following current officers of HotelPlanner.com and Reservations.com:

Timothy N. Hentschel.    Mr. Hentschel is the Chief Executive Officer of HotelPlanner.com, a position he has held since he co-founded HotelPlanner.com in 2003 with Mr. Prince. After the Business Combination, Mr. Hentschel is expected to serve as the Company’s President and Chief Executive Officer and Chairman of the Company Board. Prior to founding HotelPlanner.com, Mr. Hentschel worked at the group travel company, American Tours International, from 2001 to 2003. Mr. Hentschel has served on the board of directors of Cornell University’s Pillsbury Institute for Entrepreneurship. He received the 2018 Innovator of the Year from Cornell University. He co-founded the annual American Group Travel Awards in Times Square, an extension of London’s Group Travel Awards and the European Group Travel Awards in Berlin. Mr. Hentschel is also involved in numerous philanthropic projects and has raised hundreds of thousands of dollars year over year, for many charities including St. Jude Children’s Research Hospital and Cornell University. Mr. Hentschel received a degree in hotel management, with a concentration in micro-computing, from Cornell University School of Hotel Administration in 2001.

John Prince.    Mr. Prince is the President and Chief Information Officer of HotelPlanner.com, which he co-founded with Mr. Hentschel in 2003. Mr. Prince is responsible for developing the online group travel technology employed by HotelPlanner.com. After the Business Combination, Mr. Prince is expected to continue to serve the Company as Chief Information Officer and as a member of the Company Board. Prior to forming HotelPlanner.com, Mr. Prince held positions in the technology industry at Capital One Auto Finance, as a senior software engineer from 2002 to 2003, and at International Business Machines as a software engineer, from 1999 to 2002. Mr. Prince is a member of the Young Presidents’ Organization. In 2016, he was named Chief Information Officer of the Year by the South Florida Business Journal. Mr. Prince graduated second in his class from Northeastern University with a degree in Computer Science and a minor in Mathematics.

Yatin Patel.    Mr. Patel co-founded Reservations.com in 2014 with Mr. Chaddah and currently serves as its co-managing member, the position he has held since Reservations.com’s inception in 2014. Mr. Patel will serve as President of Reservations.com and as a member of the Company Board after the Closing. Mr. Patel has over 20 years of extensive internet technology and e-commerce business experience as an entrepreneur, designer, founder, investor, and operator, focused most significantly in the hospitality industry. He holds a master’s degree in Industrial Design from the National Institute of Design, India and a Bachelor’s degree in Mechanical Engineering from Gujarat University, India. Mr. Patel is currently pursuing an Executive MBA from Harvard Business School. Mr. Patel is involved in several philanthropic activities in the Orlando, Florida area, and is a nationally recognized photographer.

Mahesh Chaddah.    Mr. Chaddah co-founded Reservations.com in 2014 with Mr. Patel and currently serves as its co-managing member, the position he has held since Reservations.com’s inception in 2014. Mr. Chaddah is expected to continue to serve as Chief Information Officer of Reservations.com, and as a member of the Company Board after the Closing. Prior to co-founding Reservations.com, Mr. Chaddah co-founded and served as Chief Executive Officer of Orlando.com from 2012 to 2015. Mr. Chaddah has over 17 years of experience in designing, architecting, and developing e-commerce technology and solutions. Mr. Chaddah is also involved in philanthropic groups in the Orlando, Florida area, including “Downtown Arts” since 2019, and as Vice Chair of the Board of Directors of “Making the Difference Outreach” since 2013. Mr. Chaddah holds a Master’s degree in Computer Science and Engineering from the University of Texas and a Bachelor’s degree in Computer Engineering from The University of Pune, India.

Joseph W. Groglio, Jr. Mr. Groglio is HotelPlanner.com’s Chief Financial Officer and is expected to continue to serve in that position with the Company after the Closing. Mr. Groglio joined HotelPlanner.com in 2016, bringing a public accounting background and over 40 years of financial experience with several Fortune 500 companies, including 24 years in the travel industry. Prior to joining HotelPlanner.com, Mr. Groglio served as Group Vice President and Controller for the Hertz Corporation, Car Rental Division, having held various financial roles of increasing responsibility for its U.S. and international operations from 1991 to 2014. Mr. Groglio also worked for PepsiCo, Inc., in management roles at corporate headquarters, in the financial reporting and planning areas, from 1985 to 1990. Mr. Groglio holds a Bachelor’s degree in accounting from Villanova University, a Master’s in Business Administration from Pace University.

Leticia Piloto-Rodriguez.    Ms. Piloto-Rodriguez was appointed Chief Legal Officer of HotelPlanner.com in 2016. In her role, she is responsible for overseeing HotelPlanner.com’s worldwide legal affairs including litigation, intellectual property and corporate matters. She will continue to serve in that role, and as the Company’s corporate secretary, after the consummation of the Business Combination. Ms. Piloto-Rodriguez has over 16 years of expertise as a practicing attorney, has maintained an AV Preeminent rating from Martindale-Hubbell since 2016, and was awarded Business Lawyer of the Year — USA by the Women in Law Awards in 2017. Prior to joining HotelPlanner.com, she owned and managed her own law practice with domestic and international corporate and individual clients. Ms. Piloto-Rodriguez holds a Juris Doctor Degree from Nova Southeastern University — Shepard Broad Law Center, and a Bachelor of Science in Broadcast Journalism from Florida International University.

Bruce Rosenberg.    Mr. Rosenberg currently serves as Chief Operating Officer and President, North America of HotelPlanner.com. After the Business Combination, Mr. Rosenberg is expected to serve as the Company’s Chief Operating Officer. Mr. Rosenberg has over 30 years of senior management experience in the travel industry. Prior to joining HotelPlanner.com, Mr. Rosenberg served in positions of increasing responsibility at world-class companies in the hospitality industry, with a focus on internet development, e-commerce, distribution, and group sales. Mr. Rosenberg’s career at Hilton Hotels spanned 12 years starting in 1991, rising to become the company’s first Senior Vice President of e-Business & Distribution from 2000 to 2002. In this role, Mr. Rosenberg was responsible for managing the websites for all brands in the Hilton family, including booking engine technology, and hotel content. In previous assignments, Mr. Rosenberg worked at Marriott as Director of Global Sales in 1990 and at Continental/Eastern Airlines as the Director of Sales from 1985 to 1989. Mr. Rosenberg holds a Bachelor of Arts degree from the University of Massachusetts and an MBA in Management from Anna Maria College.

Non-Employee Directors

Assuming the Director Election Proposal is approved, upon the Closing of the Business Combination, the following persons will join the Company Board as nonemployee directors. Information about the committees on which our non-employee directors will serve is set forth below under “Committees of the Board of Directors.”

Gianno Caldwell.    Mr. Caldwell is a political analyst, commentator, and businessman. He is the CEO of Caldwell Strategic Consulting, a public affairs firm based in Washington, D.C., which he founded in 2013. Mr. Caldwell is a political analyst and commentator on Fox News Channel. Mr. Caldwell is also an opinion contributor to The New York Post and FoxNews.com. From 2003 to 2010, Mr. Caldwell held numerous positions for the Social Security Administration, including serving as a legal analyst where he trained and managed employees to use scheduling software, and as a senior legal analyst while serving as the policy adviser to the National Medicare Chief Administrative Law Judge. Mr. Caldwell was the Director of Government Relations for Naperville Township Government in 2010 and Legislative Affairs Associate from 2011 to 2012 for the State Treasurer’s Office of Illinois. In 2012, Mr. Caldwell worked for Romney for President Inc. as an Advance Coordinator. Mr. Caldwell holds a Bachelor of Science in psychology from Grand Canyon University. Mr. Caldwell filed for bankruptcy protection in 2013. He is a best-selling author of “Taken for Granted: How Conservatism Can Win Back the Americans That Liberalism Failed. We believe Mr. Caldwell is well-qualified to serve as a member of the Company Board due to his media experience and perspective on the shifting political climate and its potential impact on business.

Jeffrey Goldstein.    Mr. Goldstein has over 25 years of experience as an operating executive in digital media, commerce, and technology businesses, including growth stage and large cap companies. Mr. Goldstein has provided advisory services for prominent private equity funds and their portfolio companies through his advisory firm, Castle Valley Partners, since January 2021. Previously, from 2019 to 2020, Mr. Goldstein was Chief Strategy Officer at Apex Clearing, a Peak6 Investments subsidiary and the leading fintech solutions provider for disruptive digital wealth companies. Prior to Apex Clearing, he served as Group President, Digital, at Aristocrat Leisure Ltd., where he had operating responsibility for and directly managed Aristocrat’s digital gaming businesses, one of the world’s largest electronic gaming solutions companies, from 2017 to 2018. Mr. Goldstein’s career includes his service at Interim CEO and a member of the board of directors of United Online, a publicly traded technology company, from 2016 to 2017, and as President of PriceGrabber, a leading online marketplace platform from 2012 to 2015. Mr. Goldstein graduated Phi Beta Kappa with a Bachelor’s degree in economics from the University of California at Berkeley. Mr. Goldstein holds a Juris Doctor degree from Columbia Law School and a Master’s in Business Administration from INSEAD, the European Institute of Business Administration. We believe Mr. Goldstein is well-qualified to serve as a member of the Company Board due to his leadership experience and financial acumen gained from his executive level positions in public and private companies, with an emphasis on digital media and technology.

Dieter Huckestein.    Mr. Huckestein currently serves as the Chairman and Chief Executive Officer of Hotel and Procurement Services, LLC. Mr. Huckestein’s career includes 35 years of service at the Hilton Hotels Corporation, one of the top three largest hospitality companies in the world, where his positions included chairman and chief executive officer of Conrad Hotels, the global luxury brand in the Hilton Family of Hotels, and as president of Hilton Global Alliance, responsible for all operational aspects of Hilton Hotels Corporation’s strategic alliance with Hilton International. In addition, he served as a member of the board of directors of Hilton Hotels Corporation for 10 years. Mr. Huckestein was the 2006 President of the International Hotel & Restaurant Association and the 2004 Chairman of the American Hotel & Lodging Association. He served on the board of Unified Western Grocers from 2004 to 2006 and was a member of the President’s Advisory Council at California Lutheran University. Mr. Huckestein is also the recipient of the Academy of Hospitality Lifetime Achievement Award, which recognizes outstanding hoteliers for leadership and substantial contributions to the global hospitality industry. Mr. Huckestein served on the Board of Governors of Thomas Aquinas College from 2007 to 2014, and has been its Chair since 2014. Mr. Huckestein holds a Bachelor’s degree in Hotel Administration from Heidelberg Hotel School, and received a scholarship to attend the International Summer Program at Cornell University’s School of Hotel Administration. He holds a diploma in International Business from Columbia University and an honorary doctorate degree from Webber University. We believe Mr. Huckestein is well-qualified to serve as a member of the Company Board due to his extensive experience, skills and industry acumen gained from his extensive career in the hospitality industry and his leadership experience developed through his positions as a director, chief executive officer, and other executive level positions at premier hospitality companies.

Mohsen Moazami. has served as Astrea’s Non-Executive Chairman of the Board since January 2021. Mr. Moazami has had a distinguished career in the technology industry spanning various roles, from founder/CEO leading his company to a strong exit, to Fortune 100 executive and venture capital investor. He is a 2010 recipient of the Ellis Island Medal of Honor. Since March 2019, Mr. Moazami has served as the Managing Partner of Seif Capital, a venture capital firm he founded. Since July 2020, he has also served as Chairman of the Board of Vcinity, a technology company serving the commercial and government markets. From April 2013 to December 2018, Mr. Moazami served as Managing Director of Columbus Nova Technology Partners, a novel global tech investment firm he founded to combine the best attributes of the venture capital and private equity business models. Prior to this, he spent 11 years as a member of the Cisco executive staff where he most recently was on the senior leadership team of the Emerging Markets & Globalization Centre in Bangalore, India, and before that spent seven years at Stanford Business Systems. He has served on a variety of boards including Zoomdata, Aerospike, vArmour, Frame, Deep Instinct and Kaazing. Mr. Moazami received a Bachelor of Science from University of California, San Diego and a Masters in Engineering from Stanford University. We believe Mr. Moazami is well-qualified to serve as a member of the Company Board due to his business experience, board experience, relationships and contacts.

Dylan Ratigan.    Mr. Ratigan is a well-known businessman, author, film producer, and journalist. He was the Global Managing Editor for Corporate Finance at Bloomberg L.P. from 1994 to 2003. After Bloomberg, Mr. Ratigan developed and launched more than six broadcast and news media properties, including CNBC’s Fast Money, Closing Bell, and MSNBC’s The Dylan Ratigan Show, which he hosted from 2009 to 2012. Mr. Ratigan has been a political commentator for The Young Turks and he is a former contributor to The Huffington Post. Mr. Ratigan’s first book, Greedy Bastards, was released in 2012 and was on The New York Times Best Seller List. In 2018, Mr. Ratigan was a candidate for the Democratic nomination for the United States House of Representatives in New York’s 21st congressional district. We believe Mr. Ratigan is well-qualified to serve as a member of the Company Board due to his extensive background in business, corporate finance, politics, and journalism.

Kathleen M. Walsh.    Dr. Walsh is Dean of the Cornell School of Hotel Administration and E. M. Statler Professor of the School of Hotel Administration. Dr. Walsh has been a member of Cornell University’s faculty since 2000, and she began her second term as dean in July 2021. Since the beginning of her administration, Dr. Walsh has focused on positioning the School for the future of hospitality business education, as well as contributing to the Cornell SC Johnson College of Business. This includes undertaking a comprehensive renewal of the graduate and undergraduate curricula, developing the School’s online global presence, launching two new graduate degree programs, and providing thought leadership for the hospitality industry, including through the creation of industry-based webinars to guide the industry during the pandemic. Dr. Walsh’s primary research is in the areas of identity, leadership, and career development. She also conducts research examining the impact of strategic human capital investments. Dr. Walsh has contributed to numerous books and her articles have appeared numerous journals. Prior to academia, Dr. Walsh had extensive industry experience. She is the former director of training and development for Nikko Hotels International, former corporate training manager for the former Bristol

Hotels, and a senior auditor for Loews Corporation. Dr. Walsh is also a former New York State Certified Public Accountant. Dr. Walsh received her Ph.D. from the Carroll School of Management at Boston College and her Master of Professional Studies degree from Cornell’s School of Hotel Administration. She holds a Bachelor of Science in Accounting from Fairfield University. Dr. Walsh served on the board of New Beginnings Acquisition Corp., from the completion of its initial public offering in October 2020 to the consummation of its initial business combination in August 2021. She also serves on the Board of the American Hotel and Lodging Association. With over 35 years of experience in the hospitality industry, including her leadership of one of the most renowned hospitality management schools in the world, we believe Dr. Walsh is a prominent industry leader who is well-qualified to serve as a member of the Company Board.

James Wilkinson.    Mr. Wilkinson is the CEO and Chairman of TrailRunner International, a global consultancy which he founded in 2016. From 2014 to 2016, Mr. Wilkinson served as senior vice president and head of international corporate affairs for Alibaba Group, the world’s largest online and mobile marketplace, where he played a key leadership role in the company’s historic initial public offering in 2014. He also designed and led Alibaba’s international communications strategy, and built the company’s international corporate communications and government relations teams. From 2012 to 2014, Mr. Wilkinson served as executive vice president of Communications for PepsiCo; and he served as Managing Partner for International Business and Financial Strategy at the Brunswick Group from 2009 to 2012, providing strategic counsel on global corporate mandates spanning international operations, corporate and financial communications, corporate reputation, investor relations, crisis management, and litigation. Mr. Wilkinson served as Chief of Staff for U.S. Secretary of the Treasury Henry M. Paulson, from 2006 to 2009, and as Senior Advisor to U.S. Secretary of State Condoleezza Rice from 2005 to 2006. Mr. Wilkinson’s experience also includes his service as Director of Strategic Communications for General Tommy R. Franks at U.S. Central Command from 2002-2003, and from 2000-2001 as Deputy Assistant to the President and Deputy Director of Communications. Mr. Wilkinson served as an officer in the U.S. Navy Reserves, and he taught international communications at The Johns Hopkins University. Mr. Wilkinson holds a Bachelor of Business Administration — Finance degree from the University of Texas at Arlington and a Master’s degree in Government from Johns Hopkins University, and he is a graduate of the Yale University School of Management Global Executive Leadership Program. He also serves as a national board member for the Make-A-Wish Foundation and on the Board of Trustees for The Women’s Sports Foundation. We believe Mr. Wilkinson is well-qualified to serve as a member of the Company Board due to his global, executive-level business, financial, and government experience.

Board Composition

The Proposed Charter provides that the number of directors, which will initially be eleven (11), may be increased or decreased from time to time by a resolution of the Company Board. When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Company Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Company Board expects to focus primarily on each person’s background and experience, as reflected in the information discussed in each of the directors’ individual biographies set forth above, in order to provide an appropriate mix of experience and skills relevant to the size and nature of the Company’s business. Upon the consummation of the Business Combination, the Company Board will consist of 10 men (including one of African American descent, two of Indian descent, and one of Iranian descent) and one woman. The Company understands the value of diversity in the corporate boardroom, and diversity will continue to play an important role in our decisions regarding board composition.

Corporate Governance Policies

The Company Board will adopt Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates, as well as corporate governance policies and standards. In addition, the Company Board will adopt a code of business conduct and ethics that applies to all of the Company’s employees, officers, and directors, including its Chief Executive Officer, Chief Financial Officer, and all executive and senior financial officers. The full text of the Corporate Governance Guidelines and its code of business conduct and ethics will be posted on the Company’s website. The Company intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

Director Independence

Prior to the completion of this Business Combination, Astrea’s board of directors determined that out of the eleven (11) director nominees, each of the following six (6) director nominees qualifies as “independent” as defined under the applicable Nasdaq rules: Messrs. Caldwell, Goldstein, Huckestein, Moazami, and Wilkinson and Dr. Walsh. Therefore, following the Business Combination, the Company expects to have a majority of independent directors. Messrs. Hentschel, Prince, Patel and Chaddah will become executive officers of the Company, and as such, will not be considered independent under Nasdaq rules, nor will Mr. Ratigan, due to his consulting arrangement with the Company (see the section of this proxy statement titled “Certain Relationships and Related Person Transactions”).

Board Leadership

The Company’s Corporate Governance Guidelines will provide that whenever the position of the chair of the board of directors is not held by an independent director, a lead independent director may be designated by the directors. It is anticipated that Mr. Hentschel will serve as the Chairman of the Company Board following the Business Combination. As the Company’s President and Chief Executive Officer, Mr. Hentschel will not be considered independent under Nasdaq rules. However, we do not currently anticipate that a lead independent director will be appointed after the Closing. We believe that combining the roles of Chief Executive Officer and Chairman of the Board promotes leadership and direction for the Company Board and for executive management, as well as allowing for a single, clear focus for the chain of command. Accordingly, we believe that the most effective leadership structure for the Company following Closing is for Mr. Hentschel to serve as both Chief Executive Officer and Chairman of the Company Board.

Committees of the Company Board

The Company Board will direct the management of the Company’s business and affairs, as provided by Delaware law. The Company Board will conduct its business through meetings of the board of directors and standing committees. The Company Board will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter.

In addition, upon the consummation of the Business Combination, the Company Board will create a redemptions committee, to be comprised solely of directors who are independent, none of whom owns or has any rights to acquire any HotelPlanner.com Common Units or any interest therein, to determine whether and to what extent any such HotelPlanner.com Common Units submitted for redemption shall be redeemed for shares of Class A Common Stock, cash, or a combination of the two, subject to and in accordance with the Proposed Charter (assuming that the Charter Amendment Proposal is approved by Astrea’s stockholders at the Special Meeting) and to make any other determinations that may be necessary in connection with any redemptions of such HotelPlanner.com Common Units.

Special committees may be established from time to time under the direction of the Company Board when the Company Board deems it necessary or advisable to address specific issues. Following the Business Combination, current copies of the Company’s committee charters will be posted on its website, www.[•].com, as required by applicable SEC and Nasdaq rules. The information on or available through any of such website is not deemed incorporated in this proxy statement and does not form part of this proxy statement.

The following table provides committee membership information for each standing committee following the Business Combination:

Name	Audit	Compensation	Nominating and Corporate Governance	Redemptions
Gianno Caldwell		X	X	X*
Jeffrey Goldstein	X
Dieter Huckestein		X*	X	X
Mohsen Moazami	X*			X
Kate Walsh		X	X*
James Wilkinson	X

____________

*        Committee chair

On January 26, 2022, Astrea’s board of directors determined that each member of each committee meets the independence requirements of the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act, and the applicable Nasdaq listing standards, and that each member is free of any relationship that would impair the member’s individual exercise of independent judgment with regard to the Company.

Following the Business Combination, the Company Board will amend and restate the charter of each committee to have the responsibilities described below. Copies of the committee charters will be posted on the Company’s website, www.HotelPlanner.com, as required by applicable SEC and Nasdaq rules. The information on or available through such website is not deemed incorporated in this proxy statement and does not form part of this proxy statement.

Below is a description of each committee of the Company Board. Each of the committees will have authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities.

Audit Committee

On January 26, 2022, Astrea’s board of directors determined that each person who will serve as a member of the Audit Committee of the Company Board (“Audit Committee”) following the Business Combination is an independent director and meets the requirements for financial literacy under the applicable Nasdaq rules. In arriving at this determination, Astrea’s board of directors has examined each Audit Committee member’s scope of experience and the nature of his prior and/or current employment. Astrea’s board of directors has also determined that Mr. Moazami qualifies as an audit committee financial expert within the meaning of SEC rule 10A-3 and meets the financial sophistication requirements of Nasdaq rules. In making this determination, Astrea’s board of directors considered Mr. Moazami’s formal education and previous and current experience in financial and accounting roles.

The Audit Committee’s responsibilities will include, among other things:

•        appointing, compensating, retaining, evaluating, terminating, and overseeing the Company’s independent registered public accounting firm;

•        discussing with the Company’s independent registered public accounting firm their independence from management;

•        reviewing with the Company’s independent registered public accounting firm the scope and results of their audit;

•        pre-approving all audit and permissible non-audit services to be performed by the Company’s independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with management and the Company’s independent registered public accounting firm the interim and annual financial statements that the Company files with the SEC;

•        reviewing and monitoring the Company’s accounting principles, accounting policies, financial and accounting controls, and compliance with legal and regulatory requirements;

•        establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls, or auditing matters; and

•        privately meeting with the Company’s independent registered public accounting firm, and privately meeting with members of the Company’s management.

Compensation Committee

On January 26, 2022, Astrea’s board of directors determined that each person who will serve as a member of the Compensation Committee of the Company Board (“Compensation Committee”) following the Business Combination is an independent director under Nasdaq rules and a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act.

The responsibilities of the Compensation Committee will include, among other things:

•        reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer, evaluating the performance of the Company’s Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the Company Board regarding the compensation of the Chief Executive Officer;

•        reviewing and setting or making recommendations to the Company Board regarding the compensation of the Company’s other executive officers;

•        making recommendations to the Company Board regarding the compensation of the nonemployee directors;

•        reviewing and approving or making recommendations to the Company Board regarding the Company’s incentive compensation and equity-based plans and arrangements; and

•        appointing and overseeing any compensation consultants.

Nominating and Corporate Governance Committee

On January 26, 2022, Astrea’s board of directors determined that each person who will serve as a member of the Nominating and Corporate Governance Committee of the Company Board (“Nominating and Corporate Governance Committee”) following the Business Combination is an independent director under Nasdaq rules.

The Nominating and Corporate Governance Committee’s responsibilities will include, among other things:

•        identifying individuals qualified to become members of the Company Board, consistent with criteria approved by the Nominating and Corporate Governance Committee;

•        recommending to the Company Board the nominees for election as directors;

•        overseeing evaluations of the Company Board and its committees;

•        in its sole discretion, retaining or obtaining the advice of, and terminating, any search firm to be used to identify director candidates; and

•        developing and recommending to the Company Board a set of corporate governance guidelines.

Code of Ethics

The Company will have a code of ethics that applies to all executive officers, directors, and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on the Company’s website, www.HotelPlanner.com. The Company intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

Related Person Transaction Policy

Upon consummation of the Business Combination, it is anticipated that the Company Board will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•        any person who is, or at any time during the applicable period was, one of the Company’s executive officers or a member of the Company Board;

•        any person who is known by the Company to be the beneficial owner of more than 5% of our voting stock;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

•        any firm, corporation, or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

It is also anticipated that the Company will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its Audit Committee charter, the Audit Committee will have the responsibility to review related person transactions.

Limitation on Liability and Indemnification Matters

The Proposed Charter and Bylaws contain provisions that limit the liability of the Company’s directors for damages to the fullest extent permitted by Delaware law. Consequently, the Company’s directors will not be personally liable to the Company or its stockholders for damages as a result of an act or failure to act in his or her capacity as a director, unless:

•        the presumption that directors are acting in good faith, on an informed basis, and with a view to the interests of the corporation has been rebutted; and

•        it is proven that the director’s act or failure to act constituted a breach of his or her fiduciary duties as a director and such breach involved intentional misconduct, fraud, or a knowing violation of law.

The Proposed Charter and the Bylaws provide that the Company is required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. The Proposed Charter and the Bylaws also provide that the Company is obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit the Company to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the Company would otherwise be permitted to indemnify him or her under Delaware law.

The Company expects to enter into agreements to indemnify directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines, and settlement amounts incurred by any of these individuals in any action or proceeding. The Company believes that the Proposed Charter and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. The Company will also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in the Proposed Charter and Bylaws may discourage stockholders from bringing a lawsuit against the Company’s directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against the Company’s directors and officers, even though an action, if successful, might benefit the Company and its stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Company pays the costs of settlement and damage.

EXECUTIVE COMPENSATION

2020 Compensation

Astrea

Astrea currently has two executive officers. These individuals have not and will not receive any compensation for services rendered to Astrea. Astrea pays the Sponsor $10,000 per month for providing office space and certain office and secretarial services. However, this arrangement is solely for Astrea’s benefit and is not intended to provide Astrea’s officers or directors compensation in lieu of a salary. Other than the $10,000 per month administrative fee, the payment of consulting, success or finder fees to the Sponsor and Astrea’s officers, directors, initial stockholders or their affiliates in connection with the consummation of the initial business combination and the repayment of working capital loans made by such persons to Astrea (which are capped at $817,000 in the aggregate pursuant to the Merger Agreement), no compensation or fees of any kind will be paid to the Sponsor, Astrea’s initial stockholders, members of Astrea’s management team or their respective affiliates for services rendered prior to or in connection with the consummation of Astrea’s initial business combination (regardless of the type of transaction). However, they will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on Astrea’s behalf, such as identifying potential target businesses and performing business due diligence on suitable target businesses and business combinations, as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations; provided, however, that to the extent such expenses exceed the available proceeds not deposited in the Trust Account, such expenses would not be reimbursed by us unless we consummate an initial business combination.

HotelPlanner.com

This section discusses the material components of the executive compensation program for HotelPlanner.com’s executive officers named in the 2020 Summary Compensation Table below. In 2020, these “named executive officers” and their positions with HotelPlanner.com were as follows:

•        Tim Hentschel, Chief Executive Officer

•        John Prince, President and Chief Information Officer

•        Bruce Rosenberg, President, North America and Chief Operating Officer

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2020. See “Narrative to Summary Compensation Table” below for additional information.

Name and Principal Position	Salary ($)	All Other Compensation ($)(1)	Total ($)
Tim Hentschel, CEO	116,146	144,143	260,289
John Prince, President and CIO	136,979	44,147	185,126
Bruce Rosenberg, President, North America, and COO	136,979	41,280	178,259

____________

(1)      “All Other Compensation” consists of the following:

Item	Hentschel	Prince	Rosenberg
Company contributions to 401(k) Plan	$5,125	$4,729	$4,762
Medical, dental, and vision benefits and insurance	37,418	24,418	24,418
Automobile/insurance allowance	$0	14,100	10,600
Rent/utilities allowance	91,000	0	0
Internet/telephone allowance	10,600	1,200	1,500
TOTAL	$144,143	$44,447	41,280

Narrative to Summary Compensation Table

2020 Salaries

In 2020, each of the named executive officers received an annual base salary to compensate him for services to HotelPlanner.com. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The annual base salaries for Messrs. Hentschel, Prince, and Rosenberg for 2020, giving effect to adjustments made to all executive officers’ annual base salaries during 2020 in response to business conditions affected by the COVID-19 pandemic, are set forth above in the Summary Compensation Table in the column entitled “Salary.”

2020 Bonuses

No bonuses were awarded to the named executive officers or other executive officers in respect of 2020.

Benefits and Perquisites

In 2020, the named executive officers participated in a 401(k) retirement savings plan maintained by HotelPlanner.com (the “401(k) Plan”). The 401(k) Plan allows eligible employees to defer a portion of their compensation, within prescribed limits, under the 401(k) Plan on a pre-tax basis and/or an after-tax basis. In 2020, contributions made by eligible participants in the 401(k) Plan were matched dollar-for-dollar by HotelPlanner.com up to 4% of the employee’s compensation (subject to certain limits on compensation under the Code), and these matching contributions were 100% vested when made, in accordance with certain non-discrimination rules under the Code.

In 2020, the named executive officers, as well as other officers and full-time employees, participated in health and welfare plans maintained by HotelPlanner.com, including:

•        medical, dental and vision benefits

•        medical and dependent care flexible spending accounts;

•        long-term disability insurance;

•        life and accidental death and dismemberment insurance;

•        certain voluntary employee benefits purchasable by employees; and

•        vacation and paid holidays.

HotelPlanner.com also provides certain other perquisites to its named executive officers, including an automobile and insurance allowance and reimbursement for mobile phone and computer expenses. Mr. Hentschel, who resides in Singapore, receives rent reimbursement and additional international health care coverage.

Other

None of the named executive officers were granted any other compensation in or with respect to 2020, and the Company has had no plans providing for options or other equity incentives, performance-based cash incentives, or deferred compensation.

Messrs. Hentschel, Prince and Rosenberg own interests in HotelPlanner.com and, accordingly, receive periodic distributions from HotelPlanner.com. In 2020, each of Messrs. Hentschel and Prince received distributions totaling $71,250, and Mr. Rosenberg received distributions totaling $7,500. These amounts are not paid for services rendered to HotelPlanner.com and are not included in the compensation tables above.

Reservations.com

This section discusses the material components of the executive compensation program for Reservations.com’s executive officers named in the 2020 Summary Compensation Table below. In 2020, these “named executive officers” and their positions with Reservations.com were as follows:

•        Mahesh Chaddah, Co-Managing Member

•        Yatin Patel, Co-Managing Member

•        Barry Booth, Chief Financial Officer

2020 Summary Compensation Table

The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2020. See “Narrative to Summary Compensation Table” below for additional information.

Name and Principal Position	Salary ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Mahesh Chaddah, Co-Managing Member	773,750	377,097	14,641	1,150,847
Yatin Patel, Co-Managing Member	773,750	377,097	60,605	1,211,452
Barry Booth, Chief Financial Officer	225,000	—	—	225,000

____________

(1)      The Company has informal agreements with Messrs. Chaddah and Patel pursuant to which each is entitled to receive guaranteed annual payments of $200,000 (payable in monthly installments of approximately $16,700). In light of the effect on Reservations.com of the COVID-19 pandemic, each of Messrs. Chaddah and Patel agreed to reduce this annual amount to $185,000 for 2020. In addition, pursuant to (a) a consulting agreement between Reservations.com and an entity controlled by Mr. Chaddah, Mr. Chaddah is entitled to receive $82,500 per month for providing technology consulting services and (b) a consulting agreement between Reservations.com and an entity controlled by Mr. Patel, Mr. Patel is entitled to receive $82,500 per month for providing marketing consulting services. For each of Messrs. Chaddah and Patel, the “Salary” column in the table above includes $591,250 in consulting payments received during 2020. See “Certain Relationships and Related Person Transactions — HotelPlanner.com and Reservations.com Related Person Transactions”. Mr. Booth provides services as Reservations.com’s Chief Financial Officer pursuant to a consulting arrangement. In light of the effect on Reservations.com of the COVID-19 pandemic, Mr. Booth agreed to reduce his annual consulting fee of $240,000 to $225,000 and to defer $25,000 of that amount owed to him from 2020 to 2021.

(2)      The $377,097 included in the “Stock Awards” column in the table above with respect to each of Messrs. Chaddah and Patel comprise consulting payments due from Reservations.com to them during 2020 that were not paid. Messrs. Chaddah and Patel each agreed to the cancellation of these accrued but unpaid consulting fees in exchange for the issuance of 20.52 membership units in Reservations.com.

(3)      “All Other Compensation” consists of the following:

Item	Chaddah	Patel	Booth
Health and welfare benefits	8,616	26,832	—
Insurance premiums – life and disability insurance	108	108	—
Club memberships	5,917	—	—
Professional organization memberships	—	33,665	—
TOTAL	$14,641	$60,605	—

Narrative to Summary Compensation Table

2020 Salaries

In 2020, each of the named executive officers received an annual base salary (or, in the case of Mr. Booth, an annual consulting payment) to compensate him for services to Reservations.com. In addition, to the base salary, Messrs. Chaddah and Patel are entitled to receive additional payments for providing consulting services to Reservations.com. The base salary and consulting payments payable to Messrs. Chaddah and Patel, and the base consulting payment payable to Mr. Booth, are intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The annual base salaries and consulting payments for Messrs. Chaddah and Patel for 2020 are set forth above in the 2020 Summary Compensation Table in the column entitled “Salary,” and the annual base consulting payment for Mr. Booth, which, as discussed in a footnote to the table, includes a consulting fee deferral of $25,000, is set forth above in the 2020 Summary Compensation Table in the column entitled “Salary.” However, in light of the effect on Reservations.com of the COVID-19 pandemic and other factors affecting Reservations.com’s business, certain amounts due to Messrs. Chaddah and Patel in 2020 under their consulting agreements were not paid. Each of Messrs. Chaddah and Patel agreed to the cancellation of $493,226 of consulting fees that were accrued but unpaid to each of them for services performed by them through June 30, 2021 in exchange for the issuance of 30 membership units in Reservations.com. See “Certain Relationships and Related Person Transactions — HotelPlanner.com and Reservations.com Related Person Transactions” below.

2020 Bonuses

No bonuses were awarded to the named executive officers in respect of 2020.

Change in Control Agreements

In connection with the Closing, certain Reservations.com employees and independent contractors will have the right to receive non-voting Class B units of Reservations.com. Pursuant to the terms of the Merger Agreement, those rights to receive Class B units will become rights to receive shares of the Company’s common stock. The rights of such employees and independent contractors to receive such securities will be subject to a vesting schedule, with vesting dates occurring at certain intervals over a three-year period. The vesting provisions will require each recipient to be employed by Reservations.com on the applicable vesting date for the rights to vest according to their terms, or the recipient must have terminated his or her employment prior to such date for “good reason.” Mr. Booth, our Chief Financial Officer, will be granted rights that, assuming full vesting, would result in his receipt of 69,815 shares of the Company’s common stock. The complete terms of the grant, vesting conditions and related matters will be set forth in grant agreements to be completed prior to the Closing.

Benefits and Perquisites

In 2020, Messrs. Chaddah and Patel, participated in health and welfare plans maintained by Reservations.com, including medical, dental and vision benefits, and Reservations.com also paid premiums on life insurance and long term care insurance for their benefit. In addition, Reservations.com also pays for or reimburses Mr. Chaddah for certain club membership fees and expenses, and also pays for or reimburses Mr. Patel for certain professional organization fees and expenses.

Other Compensation

None of the named executive officers were granted any other compensation in or with respect to 2020, and Reservations.com has had no plans providing for options or other equity incentives, performance-based cash incentives, deferred compensation or pension benefits, except with respect to the change-in-control agreements described above.

Messrs. Chaddah and Patel own membership interests in Reservations.com and, accordingly, are entitled to receive certain distributions from Reservations.com in accordance with the terms of the limited liability company operating agreement. In 2020, each of Messrs. Chaddah and Patel received no distributions.

EXECUTIVE AND DIRECTOR COMPENSATION FOLLOWING THE CLOSING

Following the Closing, the Company will be a smaller reporting company and an emerging growth company for purposes of the SEC’s executive compensation disclosure rules. In accordance with those rules, the Company will be required to provide a “Summary Compensation Table” and an “Outstanding Equity Awards at Fiscal Year End Table,” as well as limited narrative disclosures. Further, the Company’s reporting obligations will extend only to the individuals serving as its chief executive officer and its two other most highly compensated executive officers (its “named executive officers”). As used in this section, the named executive officers are as follows: Tim Hentschel, President and Chief Executive Officer; John Prince, President and Chief Information Officer; and Bruce Rosenberg, Executive Vice President and Chief Operating Officer. See the section entitled “Management of the Company Directors and Executive Officers following the Business Combination” elsewhere in this proxy statement.

Employment Agreements

Most of the Company’s executive officers, including the named executive officers, are expected to enter into an employment agreement with the Company and HotelPlanner.com or Reservations.com, as applicable. Each employment agreement is expected to provide as follows:

•        Position:    Each executive will have the powers and duties customary for his office and as may be prescribed by the Manager of HotelPlanner.com or Reservations.com, as applicable, and by the Company Board. In addition, (i) the agreements with Messrs. Hentschel, Prince, Chaddah, and Patel will provide that, subject to their election at the Special Meeting, each will serve as a member of the Company Board for the term to which he is elected, and (ii) the agreement with Mr. Hentschel provides that he will be nominated for election at the expiration of his subsequent terms as a Company director during his employment by HotelPlanner.com and his service as the chief executive officer of the Company.

•        Term:    Each agreement provides for an initial term commencing at the Closing and ending on the third anniversary of the Closing. Following the initial term, the executive’s employment will continue until terminated in accordance with the agreement, as described below.

•        Termination:    The agreement may be terminated upon the executive officer’s death or disability; by HotelPlanner.com (or Reservations.com, as applicable) at any time for “Cause” or after the initial term without “Cause”; or by the executive for any reason, including “Good Reason.” As defined in the agreements, “Cause” means:

i.       willful misconduct in connection with the performance of the executive’s duties, including misappropriation of funds or property;

ii.      conviction of, or a plea of guilty or nolo contendere to, any felony or to any misdemeanor (other than motor vehicle infractions) involving moral turpitude, deceit, dishonesty or fraud by the executive;

iii.     the willful failure to follow lawful written instructions of the Manager of HotelPlanner.com (or  Reservations.com, as applicable);

iv.      a willful breach of any of the non-competition, non-solicitation and confidentiality and certain other covenants contained in the agreement; or

v.       the willful failure to cooperate or interfering with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities after being instructed to cooperate by the Manager of HotelPlanner.com (or Reservations.com, as applicable) or the Company Board, the destruction of or failure to preserve documents or other materials known to be relevant to the investigation, or the inducement of others to fail to cooperate or to produce documents or other materials in connection with the investigation.

As defined in the agreement, an act or failure to act will be “willful” only if done or omitted to be done not in good faith or without reasonable belief that the act or omission was in the best interests of HotelPlanner.com (or Reservations.com, as applicable), the Company, or their subsidiaries.

Except for a termination for Cause under clause ii, above (in which case termination may be effective immediately), an executive officer will be given not less than 10 days’ written notice of his employer’s intention to terminate employment for Cause, stating the basis for such termination. Termination will be effective upon expiration of such 10-day period unless the Manager of HotelPlanner.com (or Reservations.com, as applicable) determines that the executive officer has cured the act(s) or failure(s) to act giving rise to Cause.

As defined in the agreements, “Good Reason” means:

i.       a material diminution in responsibilities, authority or duties, including a change in reporting obligations;

ii.      a reduction in base salary, other than across-the-board reductions based on the financial performance of HotelPlanner.com (or Reservations.com, as applicable) similarly affecting all senior management employees of HotelPlanner.com (or Reservations.com, as applicable);

iii.     a material change in the principal geographic location at which the executive is required to provide services to HotelPlanner.com (or Reservations.com, as applicable);

iv.     a material breach of the agreement by HotelPlanner.com (or Reservations.com, as applicable); or

v.       in the case of Mr. Hentschel, the Company’s failure to nominate him for election as a director at the expiration of his then current term, provided that he is then employed by HotelPlanner.com and serving as the chief executive officer of the Company.

A resignation by an executive officer for Good Reason is subject to completion of a Good Reason process, requiring the executive to notify HotelPlanner.com (or Reservations.com, as applicable) and the Company of the intention to resign for Good Reason, cooperation of the executive officer to remedy the Good Reason condition, and termination of employment by the executive officer within 60 days after the cure period as further described in the employment agreement.

•        Compensation:

•        Regular Compensation: Each agreement provides for an annual base salary of $250,000, subject to annual increases, as determined by the applicable Manager; a target annual bonus of equal to the greater of $250,000 or 100% of the executive’s annual base salary; eligibility for future equity grants from HotelPlanner.com (or Reservations.com, as applicable) and the Company and reimbursement for reasonable expenses. In addition, each executive officer shall be entitled to participate in, or receive benefits under, employee benefit plans to the extent available to executives (including payment by HotelPlanner.com (or Reservations.com, as applicable) of the full insurance premium for medical, dental vision and disability insurances, except to the extent that by doing so the employer would be subject to a material excise, penalty or similar tax), and to a minimum monthly automobile allowance of $1,200 and to $25,000 of hotel vouchers or credit card travel points per calendar year.

•        Compensation upon Termination of Employment for Any Reason: Upon termination of employment for any reason, the executive will be entitled to receive any earned but unpaid base salary and bonus, other earned but unpaid incentive compensation, unpaid expense reimbursements, and accrued but unpaid vacation (collectively, the “Accrued Benefit”).

•        Compensation upon Termination of Employment without Cause or for Good Reason: If the executive’s employment is terminated by HotelPlanner.com without Cause or by the executive for Good Reason, he will be entitled to receive the Accrued Benefit. In addition, subject to certain conditions, he will also receive a “Severance Amount” payable over 12 months equal to the greater of (i) $250,000 or (ii) 100% of his then current annual base salary, and 25% of any unvested equity awards previously granted by HotelPlanner.com or the Company will vest, become exercisable, and be paid or settled in accordance with the applicable plan and grant agreement. In addition, he will be able to continue coverage under any health and welfare plans at his own expense.

•        Change of Control Payments: If the executive’s employment is terminated without Cause or by the executive for Good Reason within a period beginning three months before a Change of Control and ending 12 months following a Change of Control, he will receive (i) the Accrued Benefit; and

(ii) the compensation described above under “Compensation upon Termination of Employment without Cause or for Good Reason,” except that (x) the Severance Amount payable over 12 months will be the greater of (a) $375,000 or (b) 150% of his then current annual base salary and (y) 100% of any unvested equity awards will vest, become exercisable, and be paid or settled in accordance with the applicable plan and grant agreement; provided, however, that the amounts payable upon a Change of Control will be subject to adjustment in the event that they would otherwise be subject to the excise tax imposed upon change of control payment under the Code.

For purposes of the employment agreements, “Change of Control” has the meaning given to that term under the Tax Receivable Agreement (see the section entitled “The Business Combination Proposal — Related Agreements — Tax Receivable Agreement”).

•        Other Provisions:    The agreements with Messrs. Hentschel, Prince, Chaddah, and Patel provide that each will agree to resign from the Company Board and other positions on the date of termination of employment. All of the agreements have customary provisions relating to confidentiality of information, noncompetition, and other matters.

Other Compensation Plans and Arrangements

HotelPlanner.com anticipates that, following the Closing, its health and welfare plans, as well as its 401(k) Plan, described above under “2020 Compensation — Benefits and Perquisites,” will remain in effect on substantially the same terms, and that the named executive officers will continue to participate in those plans on the same terms as described above. In addition, HotelPlanner.com expect to continue to provide its named executive officers and other officers with substantially the same perquisites as described above.

In connection with the Business Combination, Astrea’s board of directors has adopted, and its stockholders will be asked to approve at the Special Meeting, the 2021 Plan to facilitate the grant of cash and equity incentives to directors, employees (including the named executive officers), and consultants of the Company and certain of its affiliates and to enable the Company to obtain and retain services of these individuals, which Astrea’s board of directors believes to be essential to the Company’s long-term success. Please see the section entitled “Proposal No. 6 — The Incentive Plan Proposal” elsewhere in this proxy statement for additional information.

Astrea’s board of directors has also adopted, and its stockholders will be asked to approve at the Special Meeting, the ESPP Plan to provide employees (including the named executive officers) with the opportunity to purchase shares of Astrea Class A Common Stock at a discount from the market price of such shares. Please see the section entitled “Proposal No. 7 — The ESPP Proposal” elsewhere in this proxy statement for additional information.

Director Compensation

Following the completion of the Business Combination, the Compensation Committee of the Company Board will determine the compensation to be paid to the members of the Company Board. Such compensation has yet to be determined, but is expected to consist of two components: a cash payment and RSUs or another form of equity. We anticipate that directors who also serve as employees of the Company will not receive additional compensation for service as directors.

In addition to the compensation he is to receive as a director of the Company, HotelPlanner.com has agreed to grant Mr. Ratigan an award comprised of units representing 0.50% of all the membership interests in HotelPlanner.com on a fully diluted basis immediately prior to the Closing. For additional information regarding this grant, see the section entitled “Certain Relationships and Related Person Transactions — HotelPlanner.com and Reservations.com Related Person Transactions” elsewhere in this proxy statement.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Astrea Related Person Transactions

Founder Shares

On August 11, 2020, the Sponsor paid $25,000 to cover certain offering costs of Astrea in consideration for 4,312,500 sponsor shares.

The Sponsor and the directors and officers have agreed not to transfer, assign or sell any of their common stock until the earlier of (A) six months after the completion of an initial business combination, or earlier if, subsequent to the initial Business Combination, the closing price of Astrea common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after Astrea’s initial Business Combination, and (B) the date on which Astrea completes a liquidation, merger, capital stock exchange or other similar transaction after the initial Business Combination that results in all of stockholders of Astrea having the right to exchange their common stock for cash, securities or other property.

Private Units

Simultaneously with the closing of the IPO, Astrea completed the private sale of an aggregate of 475,000 units to the Sponsor at a purchase price of $10.00 per Private Unit, generating gross proceeds to Astrea of $4,750,000. Each Private Unit consists of one share of common stock and one-half of one redeemable warrant, with each whole warrant exercisable for one share of common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Units to the Sponsor was added to the proceeds from the IPO held in the Trust Account. If Astrea does not complete a business combination by February 8, 2023 (or such later date as may be approved by Astrea’s stockholders), the Private Units, and the Astrea common stock and Private Warrants underlying them, will expire worthless. The warrants included in the Private Unit will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, or certain of Astrea’s officers and directors or their affiliates may, but are not obligated to, loan Astrea funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into units at a price of $10.00 per unit. Such units would be identical to the Private Units; provided, that the Merger Agreement limits the aggregate principal amount of working capital loans we may incur to $817,000 and limits the amount of such loans which may be converted to $817,000. In the event that a Business Combination does not close, Astrea may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

On March 17, 2021, Astrea issued a promissory note for $350,000 in accordance with the Working Capital Loans. On August 16, 2021, our Sponsor committed to provide us with an aggregate of $400,000 in loans through August 16, 2022. On August 25, 2021, Astrea borrowed $75,000 from the Sponsor pursuant to the loan commitment and issued a convertible promissory note to the Sponsor. On October 5, 2021, Astrea issued an additional promissory note for $200,000 in accordance with the Working Capital Loans. On December 22, 2021, Astrea issued an additional promissory note for $125,000 in accordance with the Working Capital Loans. As of January 21, 2022, there is $750,000 outstanding under the Working Capital Loans. The loans, and additional loans which may be issued under the commitment, will be non-interest bearing, unsecured and will be repaid upon the consummation of an initial business combination or converted into units at a price of $10.00 per unit, as described above, up to the conversion limit set forth under the Merger Agreement. If Astrea does not consummate an initial business combination, all amounts loaned to Astrea will be forgiven except to the extent that we have funds available outside of the Trust Account to repay such loans.

Administrative Services Agreement

Astrea entered into an agreement that provides that, subsequent to the closing of the IPO and continuing until the earlier of Astrea’s consummation of an initial business combination or Astrea’s liquidation, Astrea will pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services.

Expense Reimbursement

The Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Astrea’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Astrea’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates.

Sponsor Agreement

Concurrently with the execution of the Merger Agreement, Astrea, the Sponsor, and HotelPlanner.com entered into the Sponsor Agreement, which contains a voting agreement and lock-up during the Interim Period, among other agreements of the Sponsor. Pursuant to the Sponsor Agreement, the Sponsor has agreed to vote, or cause to be voted, all shares of Astrea common stock beneficially held by it (i) in favor of approval of the adoption of the Merger Agreement, the approval of the Transactions, and each other proposal presented by Astrea for approval by Astrea’s stockholders, and (ii) against (x) any proposal or offer from any other person (other than HotelPlanner.com, Reservations.com, and their affiliates) with respect to certain competing transactions, (y) any change in Astrea’s business or in the composition of Astrea’s board of directors (other than in connection with the Transactions) and (z) any action, proposal, transaction, or agreement that could reasonably be expected to materially impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transactions or the fulfillment of Astrea’s obligations under the Merger Agreement or change in any manner the voting rights of any class of shares of Astrea (including any amendments to Astrea’s certificate of incorporation or bylaws other than in connection with the Transactions). Pursuant to the Sponsor Agreement, the Sponsor has also agreed to comply with certain covenants relating to exclusivity, confidentiality, and publicity contained in the Merger Agreement and not to transfer (except for certain permitted transfers) any of the equity securities of Astrea held by Sponsor until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms.

Indemnification Agreements

Astrea has entered into, and following the Closing the Company plans to enter into, indemnification agreements with each of our directors and executive officers. The indemnification agreements, our Proposed Charter and our Bylaws, which will become effective upon the completion of this offering, will require us to indemnify our directors to the fullest extent not prohibited by Delaware law. Subject to certain limitations, our Bylaws also require us to advance expenses incurred by our directors and officers. For more information regarding these agreements, see the section titled “Executive Compensation — Limitation of Liability and Indemnification of Directors and Officers.”

A&R Registration Rights Agreement

Pursuant to the A&R Registration Rights Agreement, the Company will be obligated to register certain shares of Class A Common Stock beneficially owned by the Sponsor. Additionally, the Lock-Up Shares held by the Sponsor will be subject to transfer restrictions until: (A) the earlier of (x) the date that is the six-month anniversary of the Closing Date and (y) the date on which the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date and (B) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock and Class B Common Stock for cash, securities or other property (other than, for the avoidance of doubt, in connection with the Transactions). See the section entitled “The Business Combination Proposal — Related Agreements — A&R Registration Rights Agreement.”

HotelPlanner.com and Reservations.com Related Person Transactions

HotelPlanner.com has agreed to grant Mr. Groglio an award of HotelPlanner.com Common Units representing 0.40% of all the membership interests in HotelPlanner.com on a fully diluted basis immediately prior to the Closing. These HotelPlanner.com Common Units are to vest in three approximately equal annual installments following the Closing, provided that Mr. Groglio continues to provide services to HotelPlanner.com through the respective vesting dates.

In addition to the compensation he is to receive as a director of the Company (see the section entitled “Compensation — Executive and Director Compensation Following the Closing — Director Compensation”), HotelPlanner.com has agreed to grant Mr. Ratigan an award comprised of HotelPlanner.com Common Units representing 0.50% of all the membership interests in HotelPlanner.com on a fully diluted basis immediately prior to the Closing. These HotelPlanner.com Common Units are to vest in three approximately equal annual installments following the Closing, provided that Mr. Ratigan continues to provide services to HotelPlanner.com through the respective vesting dates. In addition, Mr. Ratigan will be eligible to receive up to $25,000 of travel vouchers per calendar year for participating in trade shows on behalf of HotelPlanner.com. The vouchers will expire if not used during the calendar year in which they are received.

HotelPlanner.com Support Agreement

Concurrently with the execution of the Merger Agreement, Astrea, HotelPlanner.com, and each of HotelPlanner.com’s members entered into the HotelPlanner.com Support Agreements, which contain a voting agreement and lock-up during the Interim Period, among other agreements of the members. Pursuant to the HotelPlanner.com Support Agreements, HotelPlanner.com’s members agreed to comply with certain covenants relating to exclusivity, confidentiality, and publicity contained in the Merger Agreement and not to transfer any of the equity securities of HotelPlanner.com or of Astrea held by them until the Closing or earlier termination of the Merger Agreement in accordance with its terms. The members also agreed to vote all of their HotelPlanner.com units (i) in favor of the Merger Agreement and the Transactions, (ii) against any proposal, offer, or submission with respect to the merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation, or winding up of HotelPlanner.com other than the Merger Agreement and Transactions, (iii) against any proposal in opposition to the Merger Agreement or in competition with or inconsistent with the Merger Agreement or the Transactions, and (iv) against any proposal, action, or agreement that would impede, frustrate, prevent, or nullify any provision of the HotelPlanner.com Support Agreement, result in a breach of any covenant, representation, or warranty of HotelPlanner.com, result in the failure of any conditions in the Merger Agreement, or change in any manner the voting rights of any class of equity securities of HotelPlanner.com. Pursuant to the HotelPlanner.com Support Agreements, each HotelPlanner.com member also agreed not to transfer (except for certain permitted transfers) any of the equity securities of HotelPlanner.com or of Astrea held by such member until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms.

Reservations.com Support Agreement

Concurrently with the execution of the Merger Agreement, Astrea, Reservations.com and each of Reservations.com’s members entered into the Reservations.com Support Agreements, which contain a voting agreement and lock-up during the Interim Period, among other agreements of the members. Pursuant to the Reservations.com Support Agreements, Reservations.com’s members agreed to comply with certain covenants relating to exclusivity, confidentiality, and publicity contained in the Merger Agreement and not to transfer any of the equity securities of Reservations.com or of Astrea held by them until the Closing or earlier termination of the Merger Agreement in accordance with its terms. The members also agreed to vote all of their Reservations.com units (i) in favor of the Merger Agreement and the Transactions, (ii) against any proposal, offer, or submission with respect to the merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation, or winding up of Reservations.com other than the Merger Agreement and Transactions, (iii) against any proposal in opposition to the Merger Agreement or in competition with or inconsistent with the Merger Agreement or the Transactions, and (iv) against any proposal, action, or agreement that would impede, frustrate, prevent, or nullify any provision of the Reservations.com Support Agreement, result in a breach of any covenant, representation, or warranty of Reservations.com, result in the failure of any conditions in the Merger Agreement, or change in any manner the voting rights of any class of equity securities of Reservations.com. Pursuant to the Reservations.com Support Agreements, each Reservations.com member also agreed not to transfer (except for certain permitted transfers) any of the equity securities of Reservations.com or of Astrea held by such member until the earlier of the Closing or the termination of the Merger Agreement in accordance with its terms.

A&R Registration Rights Agreement

Pursuant to the A&R Registration Rights Agreement, the Company will be obligated to register certain shares of Class A Common Stock beneficially owned by the Pre-Closing Holders. Additionally, the Lock-Up Shares held by the Pre-Closing Holders will be subject to transfer restrictions until: (i) with respect to the Pre-Closing Holders who are members of the Company’s management team, until the earlier of (x) the date that is the six-month anniversary of the Closing Date and (y) the date on which the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date and (ii) with respect to the Pre-Closing Holders that are not members of the Company’s management team, the six-month anniversary of the Closing Date. See the section entitled “The Business Combination Proposal — Related Agreements — A&R Registration Rights Agreement.”

Consulting Agreement — Yatin Patel

Pursuant to an Independent Contractor Agreement (“Patel Consulting Agreement”) between Reservations.com and Sockeye Consulting, LLC (“Sockeye”), Sockeye provides marketing consulting services to Reservations.com. Yatin Patel controls Sockeye and provides the services to Reservations.com under the Patel Consulting Agreement. The Patel Consulting Agreement provides for payments of $82,500 per month and renews automatically each month unless one of the parties provides at least 30 days written notice of termination. Mr. Patel, on behalf of Sockeye, agreed to the cancellation of $493,226 of consulting fees that were accrued but unpaid for services performed through June 30, 2021 in exchange for the issuance of 30 membership units in Reservations.com. The Patel Consulting Agreement will be terminated on the Closing of the Transactions.

Consulting Agreement — Mahesh Chaddah

Pursuant to an Independent Contractor Agreement (“Chaddah Consulting Agreement”) between Reservations.com and Lionrock Consulting Services, LLC (“Lionrock”), Lionrock provides web development and technology consulting services to Reservations.com. Mahesh Chaddah controls Lionrock and provides the services to Reservations.com under the Chaddah Consulting Agreement. The Chaddah Consulting Agreement provides for payments of $82,500 per month and renews automatically each month unless one of the parties provides at least 30 days written notice of termination. Mr. Chaddah, on behalf of Lionrock, agreed to the cancellation of $493,226 of consulting fees that were accrued but unpaid for services performed through June 30, 2021 in exchange for the issuance of 30 membership units in Reservations.com. The Chaddah Consulting Agreement will be terminated on the Closing of the Transactions.

Related Person Transaction Policy Following the Business Combination

Upon consummation of the Business Combination, it is anticipated that the Company Board will adopt a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “Related Person Transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:

•        any person who is, or at any time during the applicable period was, one of the Company’s executive officers or a member of the Company Board;

•        any person who is known by the Company to be the beneficial owner of more than 5% of our voting stock;

•        any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of our voting stock; and

•        any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

It is also anticipated that the Company will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit committee charter, the audit committee will have the responsibility to review related person transactions.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to Astrea regarding (i) the actual beneficial ownership of our voting common stock as of the record date (pre-Business Combination) and (ii) the expected beneficial ownership of our voting common stock immediately following the Closing (subject to customary closing adjustments contained in the Merger Agreement), assuming both no redemption and maximum redemption, as described more fully below.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Pursuant to the Existing Charter, each share of common stock entitles the holder to one vote per share. Pursuant to the Proposed Charter, each share of Class A Common Stock will entitle the holders thereof to one vote per share and such economic rights as are set forth in the Proposed Charter, and Class B Common Stock will entitle the holders thereof to one vote per share but will carry no economic rights. The table below represents beneficial ownership of voting common stock (which shares, upon the Closing, will be automatically converted into shares of Class A Common Stock in accordance with the Proposed Charter).

The beneficial ownership of our voting common stock prior to the Business Combination is based on 22,037,500 shares of Astrea common stock outstanding as of January 21, 2022.

The beneficial ownership of our voting common stock after the Business Combination, making the assumptions with respect to the No Redemptions Scenario as described above, is based on 68,787,500 shares of common stock outstanding, of which 22,037,500 shares will be Class A Common Stock and 46,500,000 shares will be Class B Common Stock. The beneficial ownership of our voting common stock after the Business Combination, making the assumptions with respect to the Maximum Redemptions Scenario as described above, is based on 61,537,500 shares of common stock outstanding, of which 14,787,500 shares will be Class A Common Stock and 46,500,000 shares will be Class B Common Stock.

	Before the Business Combination(1)		After the Business Combination
			Assuming No Redemption (3)		Assuming Maximum Redemption (4)
Name and Address of Beneficial Owner(5)	Number of Shares of Astrea Common Stock	Percentage of Outstanding Shares	Number of Shares of Astrea Common Stock(2)	Percentage of Outstanding Shares	Number of Shares of Astrea Common Stock(2)	Percentage of Outstanding Shares
Directors and Executive officers Pre-Business Combination
Felipe Gonzalez(6)	4,312,500	21.7%	5,025,000	7.3%	5,025,000	8.1%
Jose Luis Cordova(6)	4,312,500	21.7%	5,025,000	7.3%	5,025,000	8.1%
Mohsen Moazami(7)	—	0%	—	0%	—	0%
Hector F. Sepulveda Reyes Retana(7)	—	0%	—	0%	—	0%
Juan Santodomingo Diaz	—	0%	—	0%	—	0%
All executive officers and directors as a group (five individuals)	4,312,500	21.7%	5,025,000	7.3%	5,025,000	8.1%
Directors and Executive Officers Post-Business Combination
Timothy N. Hentschel	—	0%	15,680,358	22.8%	15,680,358	25.5%
John Prince	—	0%	15,680,358	22.8%	15,680,358	25.5%
Yatin Patel	—	0%	4,090,052	6.0%	4,090,052	6.7%
Mahesh Chaddah	—	0%	4,090,052	6.0%	4,090,052	6.7%
Joseph W. Groglio, Jr.(8)	—	0%	133,920	*	133,920	*
Leticia Piloto-Rodriguez	—	0%	—	0%	—	0%
Bruce Rosenberg	—	0%	1,650,564	2.4%	1,650,564	2.7%
Gianno Caldwell	—	0%	—	0%	—	0%
Jeffrey Goldstein	—	0%	—	0%	—	0%
Dieter Huckestein	—	0%	—	0%	—	0%
Mohsen Moazami(7)	—	0%	—	0%	—	0%
Dylan Ratigan(9)	—	0%	167,400	*	167,400	*
Kate Walsh	—	0%	—	0%	—	0%
James Wilkinson	—	0%	—	0%	—	0%
All executive officers and directors as a group (14 individuals)	—	0%	41,492,704	60.3%	41,492,704	67.4%
5% Beneficial Holders
Astrea Acquisition Sponsor LLC(5)	4,787,500	21.7%	5,025,000	7.3%	5,025,000	8.1%

____________

*        Less than 1%.

(1)      The pre-Business Combination percentage of beneficial ownership of Astrea in the table above is calculated based on 22,037,500 shares of Astrea Common Stock outstanding as of August 30, 2021. The amount of beneficial ownership does not reflect the Astrea Common Stock issuable upon exercise of Astrea Warrants, as such warrants may not be exercisable within 60 days.

(2)      Includes Astrea Class A Common Stock and Astrea Class B Common Stock on an as-converted to Astrea Class A Common Stock basis.

(3)      Assuming no redemptions, the post-Business Combination percentage of beneficial ownership of Astrea is calculated based on a total of 68,787,500 shares of Astrea Common Stock outstanding, consisting of 22,037,500 shares of Astrea Class A Common Stock and 46,500,000 shares of Astrea Class B Common Stock. The number of outstanding shares after the Business Combination assumes that (i) no holders of Public Shares exercise their redemption rights; (ii) the Pre-Closing Holders subscribe for an aggregate of 46,500,000 shares of Astrea Class B Common Stock and receive 46,500,000 HotelPlanner.com Common Units an aggregate of $35 million in Cash Consideration as consideration at Closing; (iii) assumes no working capital loans are converted into units of Astrea; (iv) does not take into account shares of Class A Common Stock underlying the HotelPlanner.com Common Units, and (v) does not take into account shares of Class A Common Stock underlying Earnout Units. The amount of beneficial ownership for each individual or entity post-Business Combination includes shares of Astrea Class A Common Stock issuable upon exercise of Astrea Warrants, as such warrants will become exercisable 30 days after the consummation of the Business Combination. Unless otherwise indicated, Astrea believes that all persons named in the table have sole voting and investment power with respect to all common stock beneficially owned by them upon consummation of the Business Combination.

(4)      Assuming maximum redemptions, the post-Business Combination percentage of beneficial ownership of Astrea is calculated based on 61,537,500 shares of Astrea Common Stock outstanding, consisting of 10,000,000 shares of Astrea Class A Common Stock and 46,500,000 shares of Astrea Class B Common Stock. The number of outstanding shares after the Business Combination assumes that (i) an aggregate of 7,250,000 Public Shares are redeemed, representing the maximum number of redemptions which would permit Astrea to meet the Minimum Cash Condition; (ii) the Pre-Closing Holders subscribe for an aggregate of 46,500,000 shares of Astrea Class B Common Stock and receive 46,500,000 HotelPlanner.com Common Units an aggregate of $35 million in Cash Consideration as consideration at Closing; (iii) assumes no working capital loans are converted into units of Astrea; (iv) does not take into account shares of Class A Common Stock underlying the HotelPlanner.com Common Units, and (v) does not take into account shares of Class A Common Stock underlying Earnout Units. The amount of beneficial ownership for each individual or entity post-Business Combination includes shares of Astrea Class A Common Stock issuable upon exercise of Astrea Warrants, as such warrants will become exercisable 30 days after the consummation of the Business Combination. Unless otherwise indicated, Astrea believes that all persons named in the table have sole voting and investment power with respect to all common stock beneficially owned by them upon consummation of the Business Combination.

(5)      Unless otherwise indicated, the business address of each of the individuals is c/o Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 11th Floor, New York, New York 10174.

(6)      Represents securities held by Astrea Acquisition Sponsor LLC, of which Felipe Gonzalez and Jose Luis Cordova are managing members. Accordingly, all securities held by the Sponsor may ultimately be deemed to be beneficially held by Messrs. Gonzalez and Cordova. Notwithstanding their dispositive and voting control over such shares, each of Messrs. Gonzalez and Cordova disclaims beneficial ownership of the securities held by the Sponsor, except to the extent of his proportionate pecuniary interest therein. After the Business Combination, includes an aggregate of 237,500 shares of Astrea Class A Common Stock issuable upon the exercise of 237,500 Astrea Warrants held by the Sponsor. On a fully diluted basis (assuming exercise and conversion of all securities and assuming maximum redemptions), the Sponsor would beneficially own approximately 6.2% of the outstanding voting securities of the combined company.

(7)      Does not include any securities held by Astrea Acquisition Sponsor LLC, of which each person is a member. Each such person disclaims beneficial ownership of the reported shares other than to the extent of his ultimate pecuniary interest therein.

(8)      Reflects the HotelPlanner.com Common Units that are to be issued to Mr. Groglio following the Closing and the recapitalization of Hotelplanner.com under an agreement with Hotelplanner.com. The HotelPlanner Common Units may be exchanged for shares of Astrea Class B Common Stock, subject to certain conditions. For additional information, see the section entitled “Certain Relationships and Related Person Transactions — HotelPlanner.com and Reservations.com Related Person Transactions” elsewhere in this proxy statement.

(9)      Reflects the HotelPlanner.com Common Units that are to be issued to Mr. Ratigan following the Closing and the recapitalization of Hotelplanner.com under an agreement with Hotelplanner.com. The HotelPlanner Common Units may be exchanged for shares of Astrea Class B Common Stock, subject to certain conditions. For additional information, see the section entitled “Certain Relationships and Related Person Transactions — HotelPlanner.com and Reservations.com Related Person Transactions” elsewhere in this proxy statement.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities following the Business Combinations is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the Proposed Charter and Bylaws in their entirety for a complete description of the rights and preferences of our securities following the Business Combinations. The Proposed Charter is described in the sections entitled “Proposal No. 2 — The Charter Amendment Proposal” and “Proposal No. 3 — The Advisory Charter Proposals.” The full text of the Proposed Charter is attached as Annex B-1 to this proxy statement and the full text of the Bylaws is attached as Annex B-2 to this proxy statement.

General

Under the Proposed Charter and Bylaws, the Company’s authorized capital stock will consist of:

•        300,000,000 shares of Class A Common Stock, par value $0.0001 per share;

•        75,000,000 shares of Class B Common Stock, par value $0.0001 per share; and

•        5,000,000 shares of preferred stock, par value $0.0001 per share.

The following summary describes the material provisions of the Company’s capital stock following the Business Combination. Astrea urges stockholders to read the Proposed Charter and Bylaws, which are included as annexes to this proxy statement.

Common Stock

Class A Common Stock

Holders of shares of Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of shares of Class A Common Stock are entitled to receive dividends when and if declared by the Company Board out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Upon dissolution or liquidation of the Company, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of Class A Common Stock and Class B Common Stock will be entitled to receive ratable portions of the remaining assets available for distribution; provided, that each holder of shares of Class B Common Stock shall not be entitled to receive more than $0.0001 per share of Class B Common Stock owned of record by such holder on the record date for such distribution and upon receiving such amount, shall not be entitled to receive any other assets or funds with respect to such shares of Class B Common Stock.

Holders of shares of Class A Common Stock do not have preemptive, subscription, redemption, or conversion rights with respect to such shares of Class A Common Stock. There will be no redemption or sinking fund provisions applicable to Class A Common Stock.

Class B Common Stock

Each share of Class B Common Stock entitles its holders to one vote per share on all matters presented to the Company’s stockholders generally. Shares of Class B Common Stock will be issued in the future only to the extent necessary to maintain a one-to-one ratio between the number of HotelPlanner.com Common Units held by the members of HotelPlanner.com and the number of shares of Class B Common Stock issued and outstanding. Shares of Class B Common Stock are transferable only together with an equal number of HotelPlanner.com Common Units. Only permitted transferees of HotelPlanner.com Common Units held by the members of HotelPlanner.com will be permitted transferees of Class B Common Stock.

Holders of shares of Class B Common Stock will vote together with holders of Class A Common Stock as a single class on all matters presented to the Company’s stockholders for their vote or approval, except for certain amendments to the Proposed Charter described below or as otherwise required by applicable law or the Proposed Charter.

Holders of Class B Common Stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation other than the right to receive $0.0001 per share of Class B Common Stock. Additionally, holders of shares of Class B Common Stock do not have preemptive, subscription, redemption, or conversion rights with respect to such shares of Class B Common Stock. There will be no redemption or sinking fund provisions applicable to Class B Common Stock. Any amendment of the Proposed Charter that gives holders of Class B Common Stock (1) any rights to receive dividends or any other kind of distribution other than in connection with a dissolution or liquidation, (2) any right to convert into or be exchanged for Class A Common Stock or (3) any other economic rights will require, in addition to stockholder approval, the affirmative vote of a majority of the holders of Class A Common Stock voting separately as a class.

Preferred Stock

Upon the consummation of the Business Combinations and the effectiveness of the Proposed Charter that will become effective immediately prior to the consummation of the Business Combinations, the total of the Company’s authorized shares of preferred stock will be 5,000,000 shares. Upon the consummation of the Business Combination, the Company will have no shares of preferred stock outstanding.

Under the terms of the Proposed Charter that will become effective immediately prior to the consummation of the Business Combinations, the Company Board is authorized to direct the Company to issue shares of preferred stock in one or more series without stockholder approval. The Company Board has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

Registration Rights

The Company intends to enter into the A&R Registration Rights Agreement with the Sponsor and Pre-Closing Holders in connection with the Business Combinations pursuant to which such holders will have specified rights to require the Company to register all or a portion of their registrable securities under the Securities Act following the Business Combination.

Forum Selection

The Proposed Charter will provide (A) (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company to the Company or its stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter or the Bylaws (as either may be amended or restated) or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. The Proposed Charter will also provide that, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of the Company’s capital stock shall be deemed to have notice of and consented to the foregoing. By agreeing to this provision, however, stockholders will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder.

Dividends

Declaration and payment of any dividend will be subject to the discretion of the Company Board. The time and amount of dividends will be dependent upon the Company’s business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing its current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors the Company

Board may consider relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of the Company’s business and to repay indebtedness, and therefore, do not anticipate declaring or paying any cash dividends on the Class A Common Stock in the foreseeable future.

Warrants

Public Warrants

Each whole public warrant entitles the registered holder thereof to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of our initial Business Combination, except as described below. Pursuant to the Warrant Agreement, a public warrant holder may exercise its public warrants only for a whole number of shares of Class A Common Stock. This means only a whole public warrant may be exercised at a given time by a public warrant holder. No fractional warrants will be issued upon separation of the Units and only whole public warrants will trade. Accordingly, unless you hold at least two Units, you will not be able to receive or trade a whole public warrant. The public warrants will expire five years after the completion of our initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

No warrants will be exercisable for cash unless we have an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of Class A Common Stock issuable upon exercise of the public warrants is not effective within a specified period following the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. In the event of such cashless exercise, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose will mean the average reported last sale price of the shares of common stock for the 5 trading days ending on the trading day prior to the date of exercise.

We are not registering the shares of Class A Common Stock issuable upon exercise of the public warrants at this time. Pursuant to the A&R Registration Rights Agreement, we agreed to submit or file within 30 days of the Closing Date, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a registration statement covering the resale of all Initial Registrable Securities (as defined in the A&R Registration Rights Agreement), which includes shares of Class A Common Stock issuable upon the exercise of the warrants held by the Sponsor. We are not obligated to register the shares of Class A Common Stock underlying the public warrants.

We may call the warrants for redemption (excluding the Private Warrants and any warrants underlying additional units issued to our sponsor, initial stockholders, officers, directors or their affiliates in payment of working capital loans made to us), in whole and not in part, at a price of $0.01 per warrant,

•        at any time after the warrants become exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period commencing at any time after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the shares of common stock for the 5 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Private Warrants

The Private Units are identical to the units sold in the IPO except that, so long as they are held by our Sponsor or its permitted transferees, the Private Units (including the underlying securities) are subject to certain transfer restrictions (as described in more detail under “Certain Relationships and Related Person Transactions — Astrea Related Person Transactions — Private Units”) and the holders thereof are entitled to certain registration rights (as described in more detail under “Certain Relationships and Related Person Transactions — Astrea Related Person Transactions — A&R Registration Rights Agreement”), and the underlying Private Warrants: (1) will not be redeemable by us; and (2) may be exercised by the holders on a cashless basis. If the Private Units are held by holders other than our Sponsor or its permitted transferees, the Private Warrants underlying the Private Units will be redeemable by us and exercisable by the holders on the same basis as the public warrants.

Limitations on Liability and Indemnification of Officers and Directors

Limitation of Liability; Indemnification

The Existing Charter and Existing Bylaws provide that that a director of Astrea shall not be personally liable to Astrea or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Astrea or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The Existing Charter and Existing Bylaws further provide that Astrea shall indemnify all persons whom it may indemnify to the full extent permitted by Section 145 of the DGCL, as amended from time to time. Pursuant to the Existing Charter and Existing Bylaws, Astrea has entered into agreements with its officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Existing Charter and Existing Bylaws.

The Proposed Charter will provide that, to the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Bylaws will also provide that no director or officer of the Company shall be personally liable to the Company or to any stockholder of the Company for monetary damages for breach of fiduciary duty as a director or officer, but will not limit liability (i) for any breach of the director’s or the officer’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director or officer derived an improper personal benefit. It is the intention of the Target Companies and Astrea that the Company will enter into indemnification agreements with the proposed directors and officers of the Company substantially concurrent with the consummation of the proposed Business Combination.

Insurance Coverage

The Existing Bylaws further provide that Astrea shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Astrea, or is or was serving at the request of Astrea as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Astrea would have the power to indemnify him against such liability under the provisions of the Existing Bylaws. Astrea has purchased a policy of directors’ and officers’ liability insurance that insures Astrea officers and directors against the costs of defense, settlement or payment of a judgment in some circumstances and insures Astrea against its obligations to indemnify its officers and directors.

It is anticipated that the Company will purchase and maintain a similar directors’ and officers’ liability insurance policy, to be effective upon and following completion of the Business Combination.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Certificate of Incorporation and Bylaws

The Company’s Proposed Charter and Bylaws will contain, and the DGCL contains, provisions as summarized in the following paragraphs that are intended to enhance the likelihood of continuity and stability in the composition of the Company Board. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control and enhance the ability of the Company Board to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have an anti-takeover effect and may delay, deter, or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of the Class A Common Stock held by stockholders.

Forum Selection Clause

The Proposed Charter will provide that unless the Company consents in writing to the selection of an alternative forum, (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act, to the fullest extent permitted by law, shall be the federal district courts of the United States of America; however, this provision will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. For purposes of this provision, “internal corporate claims” means claims, including claims in the right of the Company that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery.

Advance Notice of Director Nominations and New Business

The Existing Bylaws state that in order for a stockholder of Astrea to propose nominations of candidates to be elected as directors or any other proper business to be considered by stockholders at the annual meeting, such stockholder must, among other things, provide notice thereof in writing to the Secretary at the principal executive offices of Astrea not less than sixty (60) days nor more than ninety (90) days prior to the meeting (provided that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice must be delivered no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs). Such notice must contain, among other things, certain information about the stockholder giving the notice (and the beneficial owner, if any, on whose behalf the nomination or proposal is made) and certain information about any nominee or other proposed business.

The Bylaws state that in order for a stockholder of the Company to propose nominations of candidates to be elected as directors or any other proper business to be considered by stockholders at the annual meeting, such stockholder must, among other things, provide notice thereof in writing to the Secretary at the principal executive offices of the Company not later than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided however that if the date of the annual meeting is changed by more than 30 days, or if no annual meeting was held the preceding year, notice must be delivered no earlier than the close of business on the later of (x) 120 days in advance of such annual meeting or (y) 10 days following the date on which public announcement of the date of the annual meeting is first made by the Company). Such notice must contain, among other things, certain information about the stockholder giving the notice (and the beneficial owner, if any, on whose behalf the nomination or proposal is made) and certain information about any nominee or other proposed business.

Listing of Securities

We intend to apply to continue the listing of the Class A Common Stock and Astrea Warrants on Nasdaq under the symbols “HOTP” and “HOTPW,” respectively, upon the Closing of the Business Combination.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS OF THE REDEMPTION

The following discussion is a summary of the material U.S. federal income tax consequences of the exercise by beneficial owners of Astrea common stock (“Public Shares”) of their redemption rights in connection with the Merger. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion applies only to beneficial owners of Public Shares that hold such Public Shares as a capital asset for U.S. federal income tax purposes (generally property held for investment).

This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations, administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We cannot assure you that a change in law will not significantly alter the tax considerations that we describe in this summary. We have not sought any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

This discussion does not address any tax considerations for any transaction other than the exercise of redemption rights by beneficial owners of Public Shares, and in particular does not address any tax considerations with respect to any other transaction in connection with the Merger, Founder Shares or warrants to acquire Public Shares.

This summary does not address the Medicare tax on certain investment income, the alternative minimum tax, U.S. federal estate or gift tax laws, any state, local or any non-U.S. tax laws. In addition, this discussion does not address all U.S. federal income tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•        holders of our Class B Common Stock;

•        banks or other financial institutions;

•        tax-exempt entities;

•        insurance companies;

•        dealers in securities or foreign currencies;

•        traders in securities subject to a mark-to-market method of accounting for U.S. federal income tax purposes with respect to the Public Shares;

•        partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•        regulated investment companies, mutual funds or real estate investment trusts;

•        “controlled foreign corporations” or “passive foreign investment companies”;

•        persons that acquired Public Shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•        U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•        former citizens or residents of the United States;

•        persons that hold Public Shares as part of a straddle, hedge, integrated transaction or similar transaction; or

•        persons who own five percent or more (by vote or value) of our stock.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) or other pass-through entity holds Public Shares, the U.S. federal income tax treatment of a partner in the partnership or equityholder in the pass-through entity generally will depend upon the status of the partner or equityholder, upon the activities of the partnership or other pass-through entity and upon certain determinations made at the partner or equityholder level. Accordingly, we urge partners in partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes) and equityholders in such other pass-through entities holding Public Shares to consult their tax advisors regarding the U.S. federal income tax considerations of the exercise by such partnerships or other pass-through entities of their redemption rights in connection with the Merger.

The tax consequences of a redemption of your Public Shares will depend on your specific situation. You should consult with your own tax advisor as to the tax consequences of a redemption of your Public Shares, as applicable, in your particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws and of changes in those laws.

We have not requested, and do not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the redemption of Public Shares. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of those set forth below. Each holder of Public Shares is urged to consult its tax advisor with respect to the particular tax consequences of the redemption to such holder.

Tax Consequences of a Redemption of Astrea Public Shares

Tax Consequences for U.S. Holders

The discussion below applies to you if you are a “U.S. holder” of Public Shares who or that exercises the redemption rights described above under “Astrea Special Meeting of Stockholders — Redemption Rights” with respect to your Public Shares. A “U.S. holder” is a beneficial owner of Public Shares who or that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has made a valid election under applicable U.S. Treasury regulations to be treated as a United States person.

Treatment of Redemption

The treatment of a redemption of your Public Shares for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of the Public Shares under Section 302 of the Code. If the redemption qualifies as a sale of the Public Shares, you will recognize gain or loss as described below under “— Gain or Loss on Redemptions Treated as a Sale of Public Shares” below. If the redemption does not qualify as a sale of Public Shares, you will be treated as receiving a corporate distribution subject to tax as described below under “— Taxation of Redemptions Treated as Distributions.” Whether a redemption qualifies for sale treatment will depend largely on the total number of shares of Public Shares treated as held by you (including any shares constructively owned by you, including Public Shares constructively held by you as a result of owning any Astrea publicly traded warrants) relative to all of the Public Shares outstanding both before and after the redemption. The redemption of Public Shares generally will be treated as a sale of the Public Shares (rather than as a corporate distribution) if the redemption (i) results in a “complete termination” of your interest in Astrea, (ii) is “not essentially equivalent to a dividend” with respect to you or (iii) is a “substantially disproportionate redemption” with respect to you. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, you must take into account not only Public Shares actually owned by you, but also Public Shares that are constructively owned by you. You may constructively own, in addition to shares owned directly, shares owned by certain related individuals and entities in which you have an interest or that have an interest in you, as well as any shares you have a right to acquire by exercise of an option

(such as Astrea publicly traded warrants). There will be a complete termination of your interest if either (i) all of the Public Shares actually and constructively owned by you are redeemed or (ii) all of the Public Shares actually owned by you are redeemed and you are eligible to waive, and do waive, the attribution of shares owned by certain family members and you do not constructively own any other shares. The redemption of Public Shares will not be essentially equivalent to a dividend if your redemption results in a “meaningful reduction” of your proportionate interest in Astrea. Whether the redemption will result in a meaningful reduction in your proportionate interest in Astrea will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over its corporate affairs may constitute such a “meaningful reduction.” In order to meet the “substantially disproportionate” test, the percentage of outstanding Public Shares actually and constructively owned by you immediately following the redemption of the Public Shares must, among other requirements, be less than 80% of the percentage of the outstanding Public Shares actually and constructively owned by you immediately before the redemption. You are urged to consult with your tax advisor as to the tax consequences of a redemption.

If none of the foregoing tests are satisfied, then the redemption proceeds will be treated as a corporate distribution and the tax effects will be as described under “— Taxation of Redemptions Treated as Distributions,” below. After the application of those rules, any remaining tax basis you have in the redeemed Public Shares will be added to your adjusted tax basis in your remaining Public Shares, or, if you have none, to your adjusted tax basis in Astrea publicly traded warrants held by you or possibly in other shares constructively owned by you. If you hold different blocks of Public Shares (generally, shares of Astrea purchased or acquired on different dates or at different prices), you are urged to consult your tax advisors to determine how the above rules apply to you.

Taxation of Redemptions Treated as Distributions

If the redemption of your Public Shares does not qualify as a sale of Public Shares, you will be treated as receiving a distribution from Astrea. You generally will be required to include in gross income as dividends the amount of proceeds received in connection with such a redemption to the extent the distribution is paid out of Astrea’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of such earnings and profits generally will treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described below under “— Gain or Loss on Redemptions Treated as a Sale of Public Shares.”

If you are a corporate U.S. holder, dividends paid by Astrea to you generally will be eligible for the dividends-received deduction allowed to domestic corporations in respect of dividends received from other domestic corporations so long as you satisfy the holding period requirement for the dividends-received deduction.

If you are a non-corporate U.S. holder, under tax laws currently in effect, dividends generally will be taxed at the preferential applicable long-term capital gains rate so long as you satisfy the holding period requirement (more than sixty (60) days of ownership, without protection from the risk of loss, during the 121-day period that begins sixty (60) days before the ex-dividend date) and certain other requirements are met (see “— Gain or Loss on Redemptions Treated as a Sale of Public Shares” below).

However, it is possible that because of the redemption rights associated with the Public Shares, the holding period of such shares may not be considered to begin until the date of such redemption (and thus it is possible that holding period requirements will not be met as a result).

If you hold different blocks of Public Shares (generally, shares of Astrea purchased or acquired on different dates or at different prices), you are urged to consult your tax advisors to determine how the above rules apply to you.

Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares

If a redemption of your Public Shares qualifies as a sale or exchange of Public Shares, you generally will recognize capital gain or loss in an amount equal to the difference between (i) the amount of cash received in the redemption and (ii) your adjusted tax basis in the Public Shares so redeemed.

Any such capital gain or loss generally will be long-term capital gain or loss if your holding period for the Public Shares so disposed of exceeds one (1) year. Long-term capital gains recognized by non-corporate U.S. holders generally will be eligible for taxation at reduced rates. The deductibility of capital losses is subject to limitations.

However, it is possible that because of the redemption rights associated with the Public Shares, the holding period of such shares may not be considered to begin until the date of such redemption (and thus it is possible that long-term capital gain or loss treatment may not apply as a result). If you hold different blocks of Public Shares (generally, shares of Astrea purchased or acquired on different dates or at different prices), you are urged to consult your tax advisors to determine how the above rules apply to you.

Information Reporting with Respect to the Redemption for Significant Holders

Certain information reporting requirements may apply to each U.S. holder who or that is a “significant holder” of Public Shares. A “significant holder” is a beneficial owner of Public Shares that, immediately prior to the redemption, actually or constructively owns 5% or more of the outstanding Public Shares (by vote or value). You are urged to consult with your tax advisor as to the potential application of these reporting requirements.

Tax Consequences for Non-U.S. Holders

The discussion below applies to you if you are A “Non-U.S. holder” of Public Shares who or that exercises the redemption rights described above under “Astrea Special Meeting of Stockholders — Redemption Rights” with respect to your Public Shares. A “Non-U.S. holder” is a beneficial owner of Public Shares who is or that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. holder or an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

Treatment of Redemption

If you are a Non-U.S. holder, the characterization for U.S. federal income tax purposes of the redemption of your Public Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Public Shares, as described above under “Tax Consequences for U.S. Holders — Treatment of Redemption.”

Non-U.S. holders considering exercising their redemption rights are urged to consult their own tax advisors as to whether the redemption of their Public Shares will be treated as a distribution, or as a sale or exchange, under the Code.

Taxation of Redemptions Treated as Distributions

If the redemption of your Public Shares does not qualify as a sale or exchange of Public Shares, you will be treated as receiving a distribution from Astrea, which distribution will be treated as a dividend to the extent the distribution is paid out of Astrea’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles). Subject to the discussions of backup withholding and FATCA below, the gross amount of such dividends will be subject to a withholding tax at a rate of 30% unless you are eligible for a reduced rate of withholding under an applicable income tax treaty and provide proper certification of your eligibility for such reduced rate. Dividends that are effectively connected with the conduct by you of a trade or business in the United States (and are attributable to a U.S. permanent establishment if an applicable treaty so requires) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, if you are a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Distributions in excess of such earnings and profits generally will be treated as a return of capital that will be applied against and reduce your basis in your shares (but not below zero), with any remaining excess treated as gain from the sale or exchange of such shares as described under “— Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares” below.

Gain or Loss on Redemptions Treated as a Sale or Exchange of Public Shares

Subject to the discussions of backup withholding and FATCA below, if the redemption of your Public Shares qualifies as a sale or exchange of such shares, you generally will not be subject to U.S. federal income tax on any gain recognized on such redemption unless:

•        such gain is effectively connected with the conduct by you of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that you maintain in the United States), in which case you generally will be subject to U.S. federal income tax on such gain at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, if you are a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate;

•        you are an individual who is present in the United States for 183 days or more in the taxable year of the redemption and certain other conditions are met, in which case you will be subject to a 30% tax on your net capital gain for the year (or lower applicable treaty rate); or

•        we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five (5) year period ending on the date of the redemption or the period during which you held Public Shares, and, in the case where our Public Shares are traded on an established securities market, you have owned, directly or constructively, more than 5% of our Public Shares at any time within the shorter of the five (5) year period or your holding period for our Public Shares. We do not believe that we are or have been a U.S. real property holding corporation.

Because it may not be certain at the time your Public Shares are redeemed whether such redemption will be treated as a sale or a corporate distribution, and because such determination will depend in part on your particular circumstances, the applicable withholding agent may not be able to determine whether (or to what extent) you are treated as receiving a dividend for U.S. federal income tax purposes. Therefore, the applicable withholding agent may withhold tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on the gross amount of any consideration paid to you in redemption of your Public Shares, unless (i) the applicable withholding agent has established special procedures allowing Non-U.S. holders to certify that they are exempt from such withholding tax and (ii) you are able to certify that you meet the requirements of such exemption (e.g., because you are not treated as receiving a dividend under the Section 302 tests described above). However, there can be no assurance that any applicable withholding agent will establish such special certification procedures. If an applicable withholding agent withholds excess amounts from the amount payable to you, you generally may obtain a refund of any such excess amounts by timely filing an appropriate claim for refund with the IRS. You should consult your own tax advisors regarding the application of the foregoing rules in light of your particular facts and circumstances and any applicable procedures or certification requirements.

All holders of Public Shares are urged to consult their tax advisors with respect to the tax consequences of a redemption of Public Shares in their particular circumstances, including tax return reporting requirements, the applicability and effect of the alternative minimum tax, any federal tax laws other than those pertaining to income tax (including estate and gift tax laws), and any state, local, foreign or other tax laws.

Information Reporting and Backup Withholding

Proceeds received in connection with a redemption of Public Shares may be subject to information reporting to the IRS and U.S. backup withholding. Backup withholding generally will not apply, however, to a U.S. holder who furnishes a correct taxpayer identification number and makes other required certifications, or who is otherwise exempt from backup withholding and establishes such exempt status. A Non-U.S. holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may claim a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information.

FATCA

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance promulgated thereunder (commonly referred to as “FATCA”) generally impose a 30% withholding tax with respect to certain payments on Public Shares, in each case if paid to a foreign financial institution or a non-financial foreign entity (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into, and complies with, an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Thirty percent (30%) withholding under FATCA was scheduled to apply to the gross proceeds of a disposition of property that can produce U.S.-source dividends or interest beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Non-U.S. holders are encouraged to consult their tax advisors regarding the possible implications of such withholding tax. Holders are urged to consult their tax advisors regarding the effects of FATCA on a redemption of Public Shares.

APPRAISAL RIGHTS

Neither our stockholders nor our warrant holders have appraisal rights in connection with the Business Combination under the DGCL.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses and conserve resources. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, or if an address is shared with another stockholder and together both stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow the instructions below.

•        If the shares are registered in the name of the stockholder(s), the stockholder(s) should contact:

•        Before the Closing: Astrea Acquisition Corp., c/o Graubard Miller, 405 Lexington Ave, 11th Floor, New York, NY 10174.

•        After the Closing: HotelPlanner Inc., 205 Datura St., 10th Floor, West Palm Beach, FL 33401.

If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

Astrea’s transfer agent and registrar is, and the transfer agent and registrar for the Company following the Business Combination will be, Continental Stock Transfer & Trust Company.

OTHER MATTERS TO COME BEFORE THE MEETING

Astrea’s board of directors is aware of no other matters that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at the Company’s 2022 annual meeting of stockholders, assuming consummation of the Business Combination, such proposal must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the Company’s bylaws.

In addition, the Company’s Bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. Assuming consummation of the Business Combination, to be timely, a stockholder’s notice must be delivered to the Company at HotelPlanner Inc., 205 Datura St., 10th Floor, West Palm Beach, FL 33401, not later than the close of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event no annual meeting was held in the previous year, or that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, which we anticipate will be the case for the 2022 annual meeting, notice by the stockholder to be timely must be so received no later than the later of (i) the close of business on the 120th day before the meeting and (ii) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company. Nominations and proposals also must satisfy other requirements set forth in the Company’s Bylaws. The chair of the meeting may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND MORE INFORMATION

Astrea files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on Astrea at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

If you would like additional copies of this proxy statement or if you have questions about the Business Combination, you should contact via phone or in writing:

Astrea Acquisition Corp.
c/o Graubard Miller
405 Lexington Ave, 11th Floor
New York, NY 10174
Tel: (212) 818-8800
Attn: Felipe Gonzalez, Chief Executive Officer

If you are a stockholder and would like to request documents, please do so no later than five (5) business days before the Special Meeting in order to receive them before the Special Meeting.    If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

Information and statements contained in this proxy statement, or any annex to this proxy statement, are qualified in all respects by reference to the complete copy of the relevant contract documents or other annex filed with this proxy statement.

All information contained in this proxy statement relating to Astrea has been supplied by Astrea, and all such information relating to each of the Target Companies has been supplied by the respective Target Companies. Information provided by either Astrea or either of the Target Companies does not constitute any representation, estimate or projection of any other.

This document is a proxy statement of Astrea for the Special Meeting. Astrea has not authorized anyone to give any information or make any representation about the Business Combination, Astrea or the Target Companies that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of its date unless the information specifically indicates that another date applies.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

The financial statements of Astrea Acquisition Corp. as of December 31, 2020 and for the period from August 11, 2020 (inception) through December 31, 2020, appearing in this proxy statement have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement.

Representatives of Marcum LLP are not expected to be present at the Special Meeting.

The combined consolidated financial statements of Lexyl Travel Technologies, LLC at December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020, included in this proxy statement have been audited by DaszkalBolton LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein.

The financial statements of Benjamin & Brothers, LLC at December 31, 2020 and 2019, and for each of the years in the two-year period ended December 31, 2020, included in this proxy statement have been audited by DaszkalBolton LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein.

INDEX TO FINANCIAL STATEMENTS

PAGE
ASTREA ACQUISITION CORP.
For the Period Ended December 31, 2020
Report of Independent Registered Public Accounting Firm	F-3
Balance Sheet as of December 31, 2020	F-4
Statement of Operations for the period from August 11, 2020 (inception) through December 31, 2020	F-5
Statement of Changes in Stockholder’s Equity for the period from August 11, 2020 (inception) through December 31, 2020	F-6
Statement of Cash Flows for the period from August 11, 2020 (inception) through December 31, 2020	F-7
Notes to Financial Statements	F-8
For the Periods Ended September 30, 2021
Condensed Balance Sheets as of September 30, 2021 (Unaudited) and December 31, 2020	F-16
Condensed Statements of Operations for the Three and Nine Months Ended September 30, 2021 and for the Period from August 11, 2020 (Inception) through September 30, 2020 (Unaudited)	F-17

Condensed Statements of Changes in Stockholders’ (Deficit) Equity for the Three and Nine Months Ended September 30, 2021 and for the Period from August 11, 2020 (Inception) through September 30, 2020 (Unaudited)

F-18
Condensed Statements of Cash Flows for the Nine Months Ended September 30, 2021 and for the Period from August 11, 2020 (Inception) through September 30, 2020 (Unaudited)	F-19
Notes to Condensed Financial Statements (Unaudited)	F-20
Lexyl Travel Technologies, LLC d/b/a HotelPlanner.com and MEETINGS.com
For the Years Ended December 31, 2020 and 2019
Report of Independent Registered Public Accounting Firm	F-38
Combined Consolidated Balance Sheets at December 31, 2020 and 2019	F-39
Combined Consolidated Statements of Operations and Comprehensive Loss for the Years Ended December 31, 2020 and 2019	F-40
Combined Consolidated Statements of Changes in Owners’ Equity (Deficiency) for the Years Ended December 31, 2020 and 2019	F-41
Combined Consolidated Statements of Cash Flows for the Years Ended December 31, 2020 and 2019	F-42
Notes to Combined Consolidated Financial Statements	F-43
For the Periods Ended September 30, 2021 and 2020
Condensed Combined Consolidated Balance Sheets at September 30, 2021 (Unaudited) and December 31, 2020	F-60
Condensed Combined Consolidated Statements of Income and Comprehensive Income for the Nine Months ended September 30, 2021 and 2020 (Unaudited)	F-61
Condensed Combined Consolidated Statements of Deficiency in Owners’ Equity for the Nine Months Ended September 30, 2020 and 2021 (Unaudited)	F-62
Condensed Combined Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2021 and 2020 (Unaudited)	F-63
Notes to Condensed Combined Consolidated Financial Statements (Unaudited)	F-64

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and the Board of Directors of
Astrea Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Astrea Acquisition Corp. (the “Company”) as of December 31, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from August 11, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from August 11, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon its completion of the proposed initial public offering described in Note 3 to the financial statements. The Company has a working capital deficit as of December 31, 2020 and lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Notes 1 and 3. The financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor since 2020.

New York, NY
January 11, 2021

ASTREA ACQUISITION CORP.
BALANCE SHEET
DECEMBER 31, 2020

ASSETS
Deferred offering costs	$110,125
TOTAL ASSETS	$110,125

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accrued expenses	$450
Promissory note – related party	85,302
Total Current Liabilities	85,752

Commitments

Stockholder’s Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 4,312,500 shares issued and outstanding(1)	431
Additional paid-in capital	24,569
Accumulated deficit	(627)
Total Stockholder’s Equity	24,373
TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$110,125

____________

(1)      Includes up to 562,500 shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of these financial statements.

ASTREA ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM AUGUST 11, 2020 (INCEPTION) TO DECEMBER 31, 2020

Formation and operating costs	$627
Net Loss	$(627)

Weighted average shares outstanding, basic and diluted(1)	3,750,000

Basic and diluted net loss per common share	$(0.00)

____________

(1)      Excludes an aggregate of up to 562,500 shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of these financial statements.

ASTREA ACQUISITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
FOR THE PERIOD FROM AUGUST 11, 2020 (INCEPTION) TO DECEMBER 31, 2020

	Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholder’s Equity
	Shares	Amount
Balance – August 11, 2020 (inception)	—	$—	$—	$—	$—

Issuance of common stock to Sponsor(1)	4,312,500	431	24,569	—	25,000

Net loss	—	—	—	(627)	(627)

Balance – December 31, 2020	4,312,500	$431	$24,569	$(627)	$24,373

____________

(1)      Includes 562,500 shares subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriters (see Note 5).

The accompanying notes are an integral part of these financial statements.

ASTREA ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM AUGUST 11, 2020 (INCEPTION) TO DECEMBER 31, 2020

Cash Flows from Operating Activities:
Net loss	$(627)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Accrued expenses	450
Net cash used in operating activities	(177)

Cash Flows from Financing Activities:
Proceeds from promissory note – related party	85,302
Payment of offering expenses	(85,125)
Net cash provided by operating activities	177

Net Change in Cash	—
Cash – Beginning	—
Cash – Ending	$—

Non-cash investing and financing activities:
Deferred offering costs paid by Sponsor in exchange for the issuance of common stock	$25,000

The accompanying notes are an integral part of these financial statements.

ASTREA ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations

Astrea Acquisition Corp. (the “Company”) was incorporated in Delaware on August 11, 2020. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”).

The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of December 31, 2020, the Company had not commenced any operations. All activity for the period from August 11, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the proposed initial public offering (“Proposed Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Proposed Public Offering. The Company has selected December 31 as its fiscal year end.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a Proposed Public Offering of 15,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units being offered, the “Public Shares”) at $10.00 per Unit (or 17,250,000 units if the underwriters’ over-allotment option is exercised in full), which is discussed in Note 3, and the sale of 430,000 units (or 475,000 units if the underwriters’ over-allotment option is exercised in full) (the “Private Units”) at a price of $10.00 per Private Unit in a private placement to Astrea Acquisition Sponsor, LLC (the “Sponsor”), that will close simultaneously with the Proposed Public Offering, which is discussed in Note 4.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding taxes payable on income earned on the Trust Account) at the time of the agreement to enter into an initial Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Upon the closing of the Proposed Public Offering, management has agreed that an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including the proceeds from the sale of the Private Units, will be held in a trust account (“Trust Account”), located in the United States and invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account, as described below.

The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at redemption value and classified as temporary equity upon the completion of the Proposed Public Offering in accordance with the Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”

ASTREA ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC containing substantially the same information as would be included in a proxy statement prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote their Founder Shares (as defined in Note 5), Private Shares (as defined in Note 4) and any Public Shares purchased during or after the Proposed Public Offering (a) in favor of approving a Business Combination and (b) not to redeem any shares in connection with a stockholder vote to approve a Business Combination or sell any shares to the Company in a tender offer in connection with a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares, Private Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares and Private Shares if the Company fails to complete a Business Combination within 24 months from the closing of the Proposed Public Offering and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect a public stockholders’ ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the Sponsor acquire Public Shares in or after the Proposed Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.

The Company will have up to 24 months from the closing of the Proposed Public Offering to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 to pay liquidation expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such

ASTREA ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 1 — Description of Organization and Business Operations (cont.)

third-party claims. The Company will seek to reduce the possibility that Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Going Concern Consideration

At December 31, 2020, the Company had no cash and a working capital deficit of $85,752. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued. Management plans to address this uncertainty through a Proposed Public Offering as discussed in Note 3. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful within the Combination Period. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

ASTREA ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.

Deferred Offering Costs

Deferred offering costs consist of legal, accounting and other costs incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to stockholder’s equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses to be incurred, will be charged to operations.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

The provision for income taxes was deemed to be de minimis for the period from August 11, 2020 (inception) through December 31, 2020.

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period, excluding shares of common stock subject to forfeiture by the Sponsor. Weighted average shares were reduced for the effect of an aggregate of 562,500 shares of common stock that are subject to forfeiture if the over-allotment option is not exercised by the underwriters (see Note 5). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into shares of common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.

ASTREA ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies (cont.)

Recent Accounting Standards

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

Note 3 — Public Offering

Pursuant to the Proposed Public Offering, the Company intends to offer for sale 15,000,000 Units (or 17,250,000 Units if the over-allotment option is exercised in full) at a price of $10.00 per Unit. Each Unit will consist of one share of common stock and one-half of one redeemable warrant (“Public Warrant”). Each Public Warrant will entitle the holder to purchase one share of common stock at an exercise price of $11.50 per share (see Note 7).

Note 4 — Private Placement

The Sponsor has agreed to purchase an aggregate of 430,000 Private Units (or 475,000 Private Units if the over-allotment option is exercised in full) at a price of $10.00 per Private Unit, for an aggregate purchase price of $4,300,000, or $4,750,000 if the over-allotment option is exercised in full, in a private placement that will occur simultaneously with the closing of the Proposed Public Offering. Each Private Unit will consist of one share of common stock (“Private Share”) and one-half of one redeemable warrant (“Private Warrant”). Each Private Warrant will entitle the holder to purchase one share of common stock at a price of $11.50 per full share, subject to adjustment (see Note 7). The proceeds from the Private Units will be added to the proceeds from the Proposed Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law).

Note 5 — Related Party Transactions

Founder Shares

On August 11, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 4,312,500 shares of common stock (the “Founder Shares”). The Founder Shares include an aggregate of up to 562,500 shares subject to forfeiture by the Sponsor to the extent that the underwriters’ over-allotment is not exercised in full or in part, so that the Sponsor will collectively own 20% of the Company’s issued and outstanding shares after the Proposed Public Offering (assuming the Sponsor does not purchase any Public Shares in the Proposed Public Offering and excluding the Private Shares).

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of six months after the date of the consummation of a Business Combination and the date on which the closing price of the Company’s common stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Business Combination, or earlier if, subsequent to a Business Combination, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Promissory Note — Related Party

On August 19, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $150,000, of which $85,302 was outstanding under the Promissory Note as of December 31, 2020. The Promissory Note was amended on December 31, 2020, such that it is non-interest bearing and payable on the earlier of (i) June 30, 2021, (ii) the consummation of the Proposed Public Offering or (iii) the date on which the Company determines not to proceed with the Proposed Public Offering.

ASTREA ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 5 — Related Party Transactions (cont.)

Administrative Support Agreement

The Company intends to enter into an agreement, commencing on the effective date of the Proposed Public Offering through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of up to $10,000 per month for office space, utilities and secretarial support services.

Related Party Loans

In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into units at a price of $10.00 per unit. Such units would be identical to the Private Units. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans.

Note 6 — Commitments

Registration Rights

The holders of the Founder Shares, Private Units and any units issued in payment of Working Capital Loans made to Company (and underlying securities) will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of the Proposed Public Offering. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Units and units issued to the Sponsor, officers, directors or their affiliates in payment of Working Capital Loans made to the Company (or underlying securities) can elect to exercise these registration rights at any time after the consummation of a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering our securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company will grant the underwriters a 45-day option from the date of the Proposed Public Offering to purchase up to 2,250,000 additional Units to cover over-allotments, if any, at the Proposed Public Offering price less the underwriting discounts and commissions.

The underwriters will be entitled to a cash underwriting discount of 2.0% of the gross proceeds of the Proposed Public Offering, or $3,000,000 (or up to $3,450,000 if the underwriters’ over-allotment is exercised in full).

Business Combination Marketing Agreement

The Company will engage EarlyBirdCapital, Inc. (“EarlyBirdCapital”), the underwriter in the Proposed Public Offering, as an advisor in connection with its Business Combination to assist in holding meetings with the Company stockholders to discuss the potential Business Combination and the target business’ attributes, introduce, introduce the Company to potential investors that are interested in purchasing its securities in connection with its initial Business Combination, assist in obtaining stockholder approval for the Business Combination and assist with press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of its initial business combination in an amount equal to 3.5% of the gross proceeds of the Proposed Public Offering (exclusive of any applicable finder’s fees which might become payable).

ASTREA ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 6 — Commitments (cont.)

Right of First Refusal

Subject to certain conditions, the Company will grant EarlyBirdCapital the right, but not the obligation, to act as book running manager, placement agent and/or arranger, as the case may be, in any and all such financing or financings. This right of first refusal extends from the date of the Proposed Public Offering until the earlier of the consummation of a Business Combination or the liquidation of the Trust Account if the Company fails to consummate a Business Combination withing the Combination Period.

Note 7 — Stockholder’s Equity

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. At December 31, 2020, there were 4,312,500 shares of common stock issued and outstanding, of which an aggregate of up to 562,500 shares are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Sponsor will collectively own 20% of the Company’s issued and outstanding common stock after the Proposed Public Offering (assuming the Sponsor does not purchase any Public Shares in the Proposed Public Offering and excluding the Private Shares).

Warrants —The Public Warrants will become exercisable 30 days after the completion of a Business Combination. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants (excluding the Private Warrants and any warrants underlying units issued upon conversion of the Working Capital Loans):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        at any time after the warrants become exercisable;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder;

•        if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the warrants.

ASTREA ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

Note 7 — Stockholder’s Equity (cont.)

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which we issue the additional shares of common stock or equity-linked securities.

The Private Warrants will be identical to the Public Warrants underlying the Units being sold in the Proposed Public Offering, except that the Private Warrants and the shares of common stock issuable upon the exercise of the Private Warrants will not be transferable, assignable or saleable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Note 8 — Subsequent Events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

ASTREA ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets
Cash	$51,562	$—
Prepaid expenses	503,361	—
Total Current Assets	554,923	—

Deferred offering costs	—	110,125
Cash and marketable securities held in Trust Account	172,550,024	—
TOTAL ASSETS	$173,104,947	$110,125

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accrued expenses	$359,436	$450
Promissory note – related party	425,000	85,302
Total Current Liabilities	784,436	85,752

Warrant liabilities	396,625	—
Total Liabilities	1,181,061	85,752

Commitments
Common stock subject to possible redemption 17,250,000 and no shares at redemption value as of September 30, 2021 and December 31, 2020, respectively	172,500,000	—

Stockholders’ (Deficit) Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding	—	—
Common stock, $0.0001 par value; 50,000,000 shares authorized; 4,787,500 and 4,312,500 shares issued and outstanding (excluding 17,250,000 and no shares subject to possible redemption) as of September 30, 2021 and December 31, 2020, respectively(1)	479	431
Additional paid-in capital	671,404	24,569
Accumulated deficit	(1,247,997)	(627)
Total Stockholders’ (Deficit) Equity	(576,114)	24,373
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$173,104,947	$110,125

____________

(1)      At December 31, 2020, included up to 562,500 shares subject to forfeiture if the over-allotment option was not exercised in full or in part by the underwriters (see Note 6).

The accompanying notes are an integral part of the unaudited condensed financial statements.

ASTREA ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021	For the Period from August 11, 2020 (Inception) Through September 30, 2020
Formation and operating costs	$578,271	$1,087,835	$177
Loss from operations	(578,271)	(1,087,835)	(177)

Other income (expense):
Interest earned on marketable securities held in Trust Account	19,788	49,479	—
Unrealized gain on marketable securities held in Trust Account	545	545
Interest income – bank	2	8	—
Change in fair value of warrant liability	(239,875)	(209,000)	—
Transaction costs associated with Initial Public Offering	—	(567)	—
Total other expense, net	(219,540)	$(159,535)	—

Net loss	$(797,811)	$(1,247,370)	$(177)

Basic and diluted weighted average shares outstanding, Common stock	22,037,500	$19,320,330	3,750,000
Basic and diluted net loss per share, Common stock	$(0.04)	$(0.06)	$(0.00)

The accompanying notes are an integral part of the unaudited condensed financial statements.

ASTREA ACQUISITION CORP.
CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY
(UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021
RESTATED

	Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount
Balance – January 1, 2021	4,312,500	$431	$24,569	$(627)	$24,373
Accretion of Common Stock to redemption value	—	—	(3,916,059)	—	(3,916,059)
Sale of 475,000 Private Placement Units	475,000	48	4,562,894	—	4,562,942
Net loss	—	—	—	(158,194)	(158,194)

Balance – March 31, 2021 (restated)	4,787,500	$479	$671,404	$(158,821)	$513,062
Net loss	—	—	—	(291,365)	(291,365)

Balance – June 30, 2021 (restated)	4,787,500	$479	$671,404	$(450,186)	$221,697
Net loss	—	—	—	(797,811)	(797,811)
Balance – September 30, 2021	4,787,500	$479	$671,404	$(1,247,997)	$(576,114)

FOR THE PERIOD FROM AUGUST 11, 2020 (INCEPTION) THROUGH SEPTEMBER 30, 2020

	Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance – August 11, 2020 (Inception)	—	$—	$—	$—	$—
Issuance of common stock to Sponsor	4,312,500	431	24,569	—	25,000
Net loss	—	—	—	(177)	(177)
Balance – September 30, 2020	4,312,500	$431	$24,569	$(177)	$24,823

The accompanying notes are an integral part of the unaudited condensed financial statements.

ASTREA ACQUISITION CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended September 30, 2021	For the Period from August 11, 2020 (Inception) through September 30, 2020
Cash Flows from Operating Activities:
Net loss	$(1,247,370)	$(177)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	209,000	—
Interest earned on marketable securities held in Trust Account	(49,479)	—
Unrealized gain on marketable securities held in Trust Account	(545)
Transaction costs incurred in connection with warrant liability	567	—
Changes in operating assets and liabilities:
Prepaid expenses	(503,361)	—
Accrued expenses	358,986	—
Net cash used in operating activities	(1,232,202)	(177)

Cash Flows from Investing Activities:
Investment in cash into Trust Account	(172,500,000)	—
Net cash used in investing activities	(172,500,000)	—

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts	169,050,000	—
Proceeds from sale of Private Placement Units	4,750,000	—
Proceeds from promissory note	—	177
Proceeds from promissory note – related party	469,759	—
Repayment of promissory note – related party	(130,061)	—
Payment of offering costs	(355,934)	—
Net cash provided by financing activities	173,783,764	177

Net Change in Cash	51,562	—
Cash – Beginning of period	—	—
Cash – End of period	$51,562	$—

Non-cash investing and financing activities:
Offering costs included in accrued offering costs	$—	$17,500
Issuance of Representative Shares/Founder Shares	$—	$25,000
Initial classification of common stock subject to possible redemption	$172,500,000	—
Accretion of common stock subject to possible redemption	$(3,916,059)	$—
Initial classification of warrant liabilities	(187,625)	—

The accompanying notes are an integral part of the unaudited condensed financial statements.

ASTREA ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Astrea Acquisition Corp. (the “Company”) was incorporated in Delaware on August 11, 2020. The Company is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities (the “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of September 30, 2021, the Company had not commenced any operations. All activity for the period from August 11, 2020 (inception) through September 30, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination, which the company has done and is described below. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering was declared effective on February 3, 2021. On February 8, 2021, the Company consummated the Initial Public Offering of 15,000,000 units (the “Units” and, with respect to the shares of common stock included in the Units sold, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $150,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 430,000 units (each, a “Private Placement Unit” and, collectively, the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to Astrea Acquisition Sponsor, LLC (the “Sponsor”), generating gross proceeds of $4,300,000, which is described in Note 5.

Following the closing of the Initial Public Offering on February 8, 2021, an amount of $150,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Units was placed in a trust account (the “Trust Account”), invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below.

On February 18, 2021, the underwriters fully exercised their over-allotment option, resulting in an additional 2,250,000 Units issued at $10.00 per Unit. In connection with the underwriters’ full exercise of their over-allotment option, the Company also consummated the sale of an additional 45,000 Private Placement Units at $10.00 per Private Placement Unit. The sale of the additional Units and Private Placement Units generated total proceeds of $22,950,000. A total of $22,500,000 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to $172,500,000.

Transaction costs amounted to $3,916,059, consisting of $3,450,000 of underwriting fees and $466,059 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Units, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete a Business Combination having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding taxes payable on income earned on the Trust Account) at the time of the agreement

ASTREA ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

for the initial Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

The Company is required to provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The Company has determined to provide this opportunity through a stockholder meeting in connection with its currently planned proposed Business Combination described below. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. In connection with its currently proposed Business Combination, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules. The Sponsor has agreed to vote its Founder Shares (as defined in Note 6) and its Private Shares (as defined in Note 6) (a) in favor of approving the Business Combination and (b) not to redeem any shares in connection with a stockholder vote to approve the Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against the proposed Business Combination.

The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares, Private Shares and any Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares and Private Shares if the Company fails to complete a Business Combination by February 8, 2023 and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation that would affect a public stockholders’ ability to convert or sell their shares to the Company in connection with a Business Combination or affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

The Company will have up until February 8, 2023 to complete a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period and such period is not otherwise extended by the Company’s stockholders, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to the Company to pay taxes (less up to $100,000 to pay liquidation expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

ASTREA ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below $10.00 per Public Share, except as to any claims by a third party who executed a valid and enforceable agreement with the Company waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Liquidity and Going Concern

As of September 30, 2021, the Company had $51,562 in its operating bank accounts, and an adjusted working capital deficit of $109,213, which excludes franchise and income taxes payable of $120,300, of which such amounts will be paid from interest earned on the Trust Account. As of September 30, 2021, approximately $50,024 of the amount on deposit in the Trust Account represents interest income, which is available to pay the Company’s tax obligations. As of September 30, 2021, the Sponsor advanced the Company an aggregate of $425,000 to cover expenses related to the Business Combination. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion. On August 16, 2021, the Sponsor has committed to provide the Company with an aggregate of up to $400,000 in loans through August 16, 2022 if needed (see Note 6).

The Company will need to raise additional capital through loans or additional investments from its initial stockholders, officers or directors. The Company’s initial stockholders, officers or directors may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern through one year and one day from the issuance of this report. These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.

ASTREA ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In connection with the preparation of the Company’s financial statements as of September 30, 2021, management determined that the Company should restate its previous financial statements issued for the quarters ended March 30, 2021 and June 30, 2021. The Company determined, at the closing of the Company’s Initial Public Offering, the Company improperly classified its common stock subject to possible redemption. The Company previously classified a portion of the common stock subject to redemption in stockholders’ equity when it should have been recorded as temporary equity. Management determined that the Public Shares underlying the Units issued during the Initial Public Offering can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control. Therefore, management concluded that the redemption value should include all shares of common stock subject to possible redemption, resulting in the common stock subject to possible redemption being equal to their redemption value. This resulted in a restatement of the initial carrying value of the common stock subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and common stock.

In connection with the change in presentation for the common stock subject to redemption, the Company also restated its earnings per share calculation to allocate net income (loss) to its one class of common stock compared to the previous computation that allocated net income (loss) between redeemable and non-redeemable common stock. On September 30, 2021, the company had 17, 250,000 Shares of redeemable common stock and 4,787,500 Shares of non-redeemable common stock comprising 4,312,500 shares issued on August 11, 2020 (including 562,500 shares no longer subject to forfeiture) and 475,000 Private Placement Shares issued on February 8, 2021 to the Sponsors.

There has been no change in the Company’s total assets, liabilities or operating results as a result of the error.

The impact of the restatement on the Company’s financial statements is reflected in the following table.

	As Previously Reported	Adjustment	As Restated
Condensed Balance Sheet as of March 31, 2021 (unaudited)
Common stock subject to possible redemption	$168,103,053	$4,447,337	$172,500,000
Common stock	$524	$(45)	$479
Additional paid-in capital	$5,158,306	$4,486,902	$671,404
Accumulated deficit	$(158,821)	$—	$(158,821)
Total Stockholders’ Equity (Deficit)	$5,000,009	$(4,486,947)	$513,062
Number of Shares subject to possible redemption	16,801,305	448,695	17,250,000

ASTREA ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	As Previously Reported	Adjustment	As Restated
Condensed Balance Sheet as of June 30, 2021 (unaudited)
Common stock subject to possible redemption	$167,721,690	$4,777,600	$172,500,000
Common stock	$527	$(48)	$479
Additional paid-in capital	$5,449,666	$4,778,262)	$671,404
Accumulated deficit	$(450,186)	$—	$(450,186)
Total Stockholders’ Equity (Deficit)	$5,000,007	$(4,778,310)	$(221,697)
Number of Shares subject to possible redemption	16,772,169	477,831	17,250,000

Condensed Statement of Operations for the Three Months ended March 31, 2021 (unaudited)
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	16,187,069	(16,187,069)	—
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	4,583,244	(4,583,244)	—
Basic and diluted net loss per share, Non-redeemable common stock	$(0.03)	$0.03	$—
Basic and diluted weighted average shares outstanding, Common stock	—	13,795,417	13,795,417
Basic and diluted net loss per share, Common stock	—	(0.01)	(0.01)

Condensed Statement of Operations for the Three Months Ended June 30, 2021 (Unaudited)
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	16,801,305	(16,801,305)	—
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	5,236,195	(5,236,195)	—
Basic and diluted net income per share, Non-redeemable common stock	$(0.06)	$0.06	—
Basic and diluted weighted average shares outstanding, Common stock	—	22,037,500	22,037,500
Basic and diluted net loss per share, Common stock	—	(0.01)	(0.01)

Condensed Statement of Operations for the Six months ended June 30, 2021 (Unaudited)
Basic and diluted weighted average shares outstanding, Common stock subject to possible redemption	27,584,102	(27,584,102)	—
Basic and diluted net income per share, Common stock subject to possible redemption	—	—	—
Basic and diluted weighted average shares outstanding, Non-redeemable common stock	4,211,844	(4,211,844)	—
Basic and diluted net income per share, Non-redeemable common stock	(0.11)	0.11	—
Basic and diluted weighted average shares outstanding, Common stock	—	17,939,227	17,939,227
Basic and diluted net loss per share, Common stock	—	(0.03)	(0.03)

ASTREA ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	As Previously Reported	Adjustment	As Restated
Condensed Statement of Changes in Shareholders’ Equity (Deficit) for the Three months ended March 31, 2021 (Unaudited)
Sale of 17,250,000 units, net of underwriting discounts, offering costs and warrant liability	$168,694,066	(168,694,066)	—
Accretion for common stock subject to redemption amount	$—	(3,916,059)	(3,916,059)
Total shareholders’ equity (deficit)	$5,000,004	$(4,329,315)	$670,689

Condensed Statement of Changes in Shareholders’ Equity (Deficit) for the Three Months ended June 30, 2021 (Unaudited)
Total shareholders’ equity (deficit)	$5,000,009	$(4,486,947)	$513,062

Condensed Statement of Cash Flows for the Three Months Ended March 31, 2021 (Unaudited)
Non-cash investing and financing activities
Initial classification of common stock ordinary shares subject to possible redemption	$168,170,685	$4,329,315	$172,500,000
Change in value of common stock ordinary shares subject to possible redemption	$(157,632)	$157,632	$—
Accretion of common stock subject to possible redemption	$—	(3,916,059)	$(3,916,059)

Condensed Statement of Cash Flows for the Six months ended June 30, 2021 (Unaudited)
Non-cash investing and financing activities
Initial classification of common stock ordinary shares subject to possible redemption	$168,170,685	$4,329,315	$172,500,000
Change in value of common stock ordinary shares subject to possible redemption	$(448,995)	$448,995	$—
Accretion of common stock subject to possible redemption	$—	(3,916,059)	$(3,916,059)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

ASTREA ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on February 4, 2021. The interim results for the three and nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these condensed financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2021 and December 31, 2020.

ASTREA ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Marketable Securities Held in Trust Account

At September 30, 2021, substantially all of the assets held in the Trust Account were in U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying condensed statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information. At December 31, 2020, there were no assets held in the Trust Account.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, as of September 30, 2021, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheet.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

At September 30, 2021, the common stock reflected in the condensed balance sheet are reconciled in the following table:

Gross proceeds	$172,500,000
Less:
Common stock issuance costs	$(3,916,059)
Plus:
Accretion of carrying value to redemption value	$3,916,059
Common stock subject to possible redemption	$172,500,000

Warrant Liabilities

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.

ASTREA ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the private warrants was estimated using the Binomial Lattice Model (see Note 10).

Convertible Instruments

The Company accounts for its promissory notes that feature conversion options in accordance with ASC No. 815, Derivatives and Hedging Activities (“ASC No. 815”). ASC No. 815 requires companies to bifurcate conversion options from their host instruments and account for them as freestanding derivative financial instruments according to certain criteria. The criteria includes circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) a promissory note that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable GAAP with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The effective tax rate differs from the statutory tax rate of 21% for the three and nine months ended September 30, 2021, due to the valuation allowance recorded on the Company’s net operating losses, the change in fair value of the warrant liability and the transaction costs incurred in connection with the warrant liability.

Net income (Loss) per Common Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per share of common stock is calculated by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the respective period. Accretion associated with the redeemable shares of common stock is excluded from income (loss) per common share as the redemption value approximates fair value.

ASTREA ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The calculation of diluted income (loss) per common stock does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 8,862,500 shares of common stock in the aggregate. As of September 30, 2021 and 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net income (loss) per common stock is the same as basic net income (loss) per common stock for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):

	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021	For the Period From August 11, 2020 (Inception) Through September 30, 2020
Basic and diluted net income ( loss) per common stock
Numerator:
Allocation of net income (loss), as adjusted	$(797,811)	$(1,247,370)	$(177)
Denominator:
Basic and diluted weighted average shares outstanding	22,037,500	19,320,330	3,750,000

Basic and diluted net income (loss) per common stock	$(0.04)	$(0.06)	$(0.00)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying condensed balance sheets, primarily due to their short-term nature, except for warrant liabilities (see Note 10.)

Recent Accounting Standards

In August 2020, the FASB issued ASU No. 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company is currently assessing the impact, if any, that ASU2020-06 would have on its financial position, results of operations or cash flows.

ASTREA ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed financial statements.

NOTE 4. PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 17,250,000 Units, inclusive of 2,250,000 Units sold to the underwriters on February 18, 2021 upon the underwriters’ election to fully exercise their over-allotment option, at a price of $10.00 per Unit. Each Unit consists of one share of common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per share (see Note 9).

NOTE 5. PRIVATE PLACEMENT

Simultaneously with the closing of Initial Public Offering, the Sponsor purchased an aggregate of 430,000 Private Units at a price of $10.00 per Private Unit, for an aggregate purchase price of $4,300,000, in a private placement. The Sponsor has agreed to purchase up to an additional 45,000 Private Units, at a price of $10.00 per Private Unit, or $450,000 in the aggregate, if the over-allotment option was exercised in full or in part by the underwriters. On February 18, 2021, in connection with the underwriters’ election to fully exercise their over-allotment option, the Company sold an additional 45,000 Private Units to the Sponsor, at a price of $10.00 per Private Unit, generating gross proceeds of $450,000. Each Private Warrant entitles the holder to purchase one share of common stock at a price of $11.50 per full share, subject to adjustment (see Note 9). The proceeds from the Private Units were added to the proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Units will be worthless.

NOTE 6. RELATED PARTY TRANSACTIONS

Founder Shares

On August 11, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 4,312,500 shares of common stock (the “Founder Shares”). The Founder Shares included an aggregate of up to 562,500 shares that were subject to forfeiture by the Sponsor. As a result of the underwriters’ election to fully exercise their over-allotment option on February 18, 2021, no Founder Shares are currently subject to forfeiture.

The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of nine months after the date of the consummation of a Business Combination and the date on which the closing price of the Company’s common stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the Business Combination, or earlier if, subsequent to a Business Combination, the Company consummates a liquidation, merger, stock exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Administrative Services Agreement

The Company entered into an agreement, commencing on February 3, 2021, through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of up to $10,000 per month for office space, utilities and secretarial support services. For the three and nine months ended

ASTREA ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

NOTE 6. RELATED PARTY TRANSACTIONS (cont.)

September 30, 2021, the Company incurred $30,000 and $80,000 in fees for these services, respectively. For the period from August 11, 2020 (inception) through September 30, 2020, the Company did not incur any fees for these services. A total of $80,000 and $0 is included in accrued expenses in the accompanying balance sheets at September 30, 2021 and December 31, 2020, respectively.

Promissory Note — Related Party

On August 19, 2020, the Company issued an unsecured promissory note to the Sponsor (the “Promissory Note”), pursuant to which the Company may borrow up to an aggregate principal amount of $150,000. The Promissory Note was amended on December 31, 2020, such that it is non-interest bearing and payable on the earlier of (i) June 30, 2021 or the consummation of the Initial Public Offering. The outstanding under the Promissory Note of $130,061 was repaid on February 22, 2021.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor, or certain of the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). Such Working Capital Loans would be evidenced by promissory notes. The notes may be repaid upon completion of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of notes may be converted upon completion of a Business Combination into units at a price of $10.00 per unit. Such units would be identical to the Private Unit.

On March 17, 2021 and August 25, 2021 the Company entered into convertible promissory notes with the Sponsor pursuant to which the Sponsor agreed to loan the Company up to an aggregate principal amount of $1,500,000 (the “Convertible Promissory Note”). The Convertible Promissory Notes are non-interest bearing and payable on the earlier of the date on which the Company consummates a Business Combination or the date that the winding up of the Company is effective. If the Company does not consummate a Business Combination, the Company may use a portion of any funds held outside the Trust Account to repay the Promissory Notes; however, no proceeds from the Trust Account may be used for such repayment. Up to $1,500,000 of the Convertible Promissory Note may be converted into units at a price of $10.00 per unit at the option of the Sponsor. The units would be identical to the Private Units. As of September 30, 2021, the outstanding principal balance under the Convertible Promissory Note amounted to an aggregate of $425,000. Subsequent to September 30, 2021, the Company borrowed an additional $325,000, the principal balance of the Promissory Note amounted to an aggregate of $750,000 (see Note 11).

The Company analyzed the conversion option imbedded in the Convertible Promissory Notes under ASC 470-20 and determined it should be accounted for as a separate derivative, however, the fair value was determined to be insignificant to the company’s financial positions and result of operations.

NOTE 7. COMMITMENTS

Registration Rights

Pursuant to a registration rights agreement entered into on February 3, 2021, the holders of the Founder Shares, Private Units and any units issued in payment of Working Capital Loans made to Company (and underlying securities) will have registration rights to require the Company to register a sale of any of our securities held by them. The holders of a majority of these securities are entitled to make up to two demands that the Company register such securities. The holders of the majority of the Founder Shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the Private Units and units issued to the Sponsor, officers, directors or their affiliates in payment of Working Capital Loans made to the Company (or underlying securities) can elect to exercise

ASTREA ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

NOTE 7. COMMITMENTS (cont.)

these registration rights at any time after the consummation of a Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the consummation of a Business Combination. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering our securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 2,250,000 additional Units to cover over-allotments at the Initial Public Offering price less the underwriting discounts and commissions. On February 18, 2021, the underwriters elected to fully exercise the over-allotment option to purchase an additional 2,250,000 Units at a price of $10.00 per Unit.

Business Combination Marketing Agreement

The Company engaged EarlyBirdCapital, Inc. (“EarlyBirdCapital”), the representative of the underwriters in the Initial Public Offering, as an advisor in connection with its Business Combination to assist in holding meetings with the Company stockholders to discuss the potential Business Combination and the target business’ attributes, introduce, introduce the Company to potential investors that are interested in purchasing its securities in connection with its initial Business Combination, assist in obtaining stockholder approval for the Business Combination and assist with press releases and public filings in connection with the Business Combination. The Company will pay EarlyBirdCapital a cash fee for such services upon the consummation of its initial business combination in an amount equal to 3.5% of the gross proceeds of the Initial Public Offering (exclusive of any applicable finder’s fees which might become payable).

Right of First Refusal

Subject to certain conditions, the Company granted EarlyBirdCapital the right, but not the obligation, to act as book running manager, placement agent and/or arranger, as the case may be, in any and all such financing or financings. This right of first refusal extends from the date of the Initial Public Offering until the earlier of the consummation of a Business Combination or the liquidation of the Trust Account if the Company fails to consummate a Business Combination withing the Combination Period.

Agreement and Plan of Merger

On August 9, 2021, the Company entered into an Agreement and Plan of Merger, by and among Astrea, Peregrine Merger Sub, LLC (“HotelPlanner.com Merger Sub”), Lexyl Travel Technologies, LLC (“HotelPlanner.com”), Double Peregrine Merger Sub, LLC (“Reservations.com Merger Sub”), and Benjamin & Brothers, LLC (“Reservations.com”).

Following completion of the Transactions, the combined company will be organized in an umbrella partnership C corporation (“Up-C”) structure, in which (1) HotelPlanner.com will own substantially all of the assets and business of HotelPlanner.com and Reservations.com and (2) the Company, to be renamed HotelPlanner Inc., will be the holding company for the combined enterprise’s business, holding a minority of the HotelPlanner.com common units, and its assets, which currently consist of cash both within and outside of the Trust Account, will be distributed to HotelPlanner.com after payment of transactional expenses and funds to the Company’s public stockholders exercising their redemption rights described herein. Following the closing, interests in HotelPlanner.com will be the Company’s sole asset and the Company will be the sole manager of HotelPlanner.com.

ASTREA ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

NOTE 7. COMMITMENTS (cont.)

The parties have ascribed an equity value of the combined company, following the closing, of approximately $687.9 million, including contingent consideration. Immediately following the closing, assuming all contingent consideration is paid and none of the Company’s public stockholders seek to redeem their public shares for a pro rata portion of the funds in Trust Account and assuming the members of HotelPlanner.com and Reservations.com elect to receive an aggregate of $35 million of cash consideration, the current members of HotelPlanner.com will own approximately 48.7% of the equity of the combined company, the current members of Reservations.com will own approximately 18.9% of the equity of the combined company, the Company’s public stockholders will own approximately 25.1% of the equity of the combined company, the Sponsor will own approximately 7.0% of the equity of the combined company, and Perella Weinberg Partners, a financial advisor to HotelPlanner.com, will own approximately 0.4% of the equity of the combined company.

The closing is expected to occur in the fourth quarter of 2021, following the receipt of required approval by the stockholders of Astrea, required regulatory approvals, and the fulfilment of other customary conditions.

NOTE 8. STOCKHOLDERS’ (DEFICIT) EQUITY

Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At September 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.

Common Stock — The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. At September 30, 2021 and December 31, 2020, there are 4,787,500 and 4,312,500 shares of common stock issued and outstanding, excluding 17,250,000 and no shares of common stock subject to possible redemption which are presented as temporary equity, respectively.

NOTE 9. WARRANTS

Warrants — The Public Warrants will become exercisable 30 days after the completion of a Business Combination. No warrants will be exercisable for cash unless the Company has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the Public Warrants is not effective within a specified period following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Once the warrants become exercisable, the Company may redeem the Public Warrants (excluding the Private Warrants and any warrants underlying units issued upon conversion of the Working Capital Loans):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        at any time after the warrants become exercisable;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder;

ASTREA ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

NOTE 9. WARRANTS (cont.)

•        if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders; and

•        if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying the warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, except as described below, the warrants will not be adjusted for issuance of common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of its common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of (i) the Market Value or (ii) the price at which we issue the additional shares of common stock or equity-linked securities.

The Private Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Warrants and the shares of common stock issuable upon the exercise of the Private Warrants are not be transferable, assignable or saleable until after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be exercisable for cash or on a cashless basis, at the holder’s option, and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

NOTE 10. FAIR VALUE MEASUREMENTS

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection

ASTREA ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at September 30, 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	September 30, 2021
Assets:
Marketable securities held in Trust Account	1	$172,550,024

Liabilities:
Warrant Liability – Private Placement Warrants	3	$396,625

The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the balance sheets. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the consolidated statements of operations.

Initial Measurement

The Company established the initial fair value for the Warrants on February 8, 2021, the date of the Company’s Initial Public Offering, using a binomial lattice model for the Public Warrants. The Company allocated the proceeds received from (i) the sale of Units (which is inclusive of one share of Common Stock and one-half of one Redeemable Warrant), and the sale of Private Warrants, first to the Warrants based on their fair values as determined at initial measurement, with the remaining proceeds allocated to common stock subject to possible redemption based on their relative fair values at the initial measurement date. The Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

ASTREA ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

NOTE 10. FAIR VALUE MEASUREMENTS (cont.)

The key inputs into binomial lattice model for the Private Warrants were as follows at initial measurement:

Input	February 8, 2021 (Initial Measurement)
Risk-free interest rate	0.54%
Effective expiration date	6/23/2026
Dividend yield	0.00%
Expected volatility	15.1%
Exercise price	$11.50
Unit Price	$9.61

Subsequent Measurement

The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Private Warrants was calculated using a binomial lattice model which is considered a Level 3 measurement.

The key inputs into the binomial lattice model for the Private Warrants were as follows at September 30, 2021:

Input
Risk-free interest rate	0.92%
Effective expiration date	6/30/2026
Dividend yield	0.00%
Expected volatility	13.7%
Exercise price	$11.50
Unit Price	$9.96

The following table presents the changes in the fair value of warrant liabilities:

Private Warrant Liability
Fair value as of August 11, 2020	$—
Initial measurement on February 8, 2021 (IPO)	169,850
Initial measurement on February 18, 2021 (Over allotment)	17,775
Change in valuation inputs or other assumptions	209,000
Fair value as of September 30, 2021	$396,625

Level 3 financial liabilities consist of the Private Warrant liability for which there is no current market for these securities such that the determination of fair value requires significant judgment or estimation. Changes in fair value measurements categorized within Level 3 of the fair value hierarchy are analyzed each period based on changes in estimates or assumptions and recorded as appropriate. There were no transfers between levels during the three and nine months ended September 30, 2021.

ASTREA ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)

NOTE 11. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than outlined below, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

Related Party Promissory Note

On October 5, 2021 and December 22, 2021, the Company issued additional unsecured promissory notes to the Sponsor (the “Promissory Note”) for $200,000 and $125,000, respectively, in accordance with the Working Capital Loans as described in Note 6.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Lexyl Travel Technologies, LLC
d/b/a Hotelplanner.com and MEETINGS.com
West Palm Beach, Florida

Opinion on the Combined Consolidated Financial Statements

We have audited the accompanying combined consolidated balance sheets of Lexyl Travel Technologies, LLC d/b/a Hotelplanner.com and MEETINGS.com (the “Company”) at December 31, 2020 and 2019, and the related statements of operations and comprehensive loss, changes in owners’ equity (deficiency), and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Daszkal Bolton LLP

We have served as the Company’s auditor since 2016

July 28, 2021
Boca Raton, Florida

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Combined Consolidated Balance Sheets
December 31, 2020 and 2019
($ thousands)

	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$4,548	$5,455
Restricted cash	1,751	—
Accounts receivable, net	1,248	2,842
Other current assets	1,487	3,711
Total current assets	9,034	12,008
Property and equipment, net	207	326
Intangible assets, net	2,443	2,595

Total assets	$11,684	$14,929

LIABILITIES AND OWNERS’ EQUITY (DEFICIENCY)
Current liabilities:
Accounts payable	$1,670	$1,970
Accrued expenses	2,106	3,900
Vouchers payable	1,773	981
Deferred revenue	4,278	7,400
Related party loans	200	—
Note payable, current portion	1,017	—
Term loan, current portion	131	56
Deferred lease incentives, current portion	80	80
Total current liabilities	11,255	14,387
Other liabilities:
Deferred lease incentives, net of current portion	73	153
Note payable, net of current portion	482	—
Term loan, net of current portion	55	—
Total other liabilities	610	153
Total liabilities	11,865	14,540
Commitments and contingencies
Owners’ equity (deficiency):
Class A Units, 200,000 Units authorized, 190,000 Units issued and outstanding	—	—
Class B Units, 300,000 Units authorized, 10,000 Units issued and outstanding	—	—
Common Stock, $1.00 par value: 1,000 Shares authorized, 100 Shares issued and outstanding	—	—
Additional Paid In Capital	68	68
Retained earnings	225	453
Deficiency in members’ equity	(455)	(118)
Accumulated other comprehensive loss	(19)	(14)
Total owners’ equity (deficiency)	(181)	389
Total liabilities and owners’ equity (deficiency)	$11,684	$14,929

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Combined Consolidated Statements of Operations and Comprehensive Loss
For the Years Ended December 31, 2020 and 2019
($ thousands)

	2020	2019
Revenue	$21,622	$31,261

Operating expenses:
Sales and marketing	10,666	17,817
Personnel	5,398	7,035
General and administrative	3,740	4,509
Information technology	1,012	1,432
Depreciation and amortization	1,353	1,190
Total operating expenses	22,169	31,983

Operating loss	(547)	(722)

Other income (expense):
Interest income	15	48
Other income	181	—
Interest expense	(49)	(5)
Total other income (expense)	147	43

Loss before income taxes	(400)	(679)

Income tax	15	—

Net loss	(415)	(679)

Other comprehensive loss	(5)	—

Total comprehensive loss	$(420)	$(679)

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Combined Consolidated Statement of Changes in Owners’ Equity (Deficiency)
For the Years Ended December 31, 2020 and 2019
($ thousands)

	Class A Units	Class B Units	Common Stock		Additional Paid-In Capital	Retained Earnings	Members’ Equity (Deficiency)	Accumulated Other Comprehensive Loss	Total Owners’ Equity (Deficiency)
			Shares	Amount
Balance, December 31, 2018	190,000	10,000	100	$—	$68	$454	$2,726	$(14)	$3,234
Net loss	—	—	—	—	—	(1)	(678)	—	(679)
Distributions	—	—	—	—	—	—	(2,166)	—	(2,166)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—
Balance, December 31, 2019	190,000	10,000	100	—	68	453	(118)	(14)	389
Net loss	—	—	—	—	—	(228)	(187)	—	(415)
Distributions	—	—	—	—	—	—	(150)	—	(150)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(5)	(5)
Balance, December 31, 2020	190,000	10,000	100	$—	$68	$225	$(455)	$(19)	$(181)

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Combined Consolidated Statements of Cash Flows
For the Years Ended December 31, 2020 and 2019
($ thousands)

	2020	2019
Cash flows from operating activities:
Net loss	$(415)	$(679)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	1,353	1,190
Amortization of rent incentive	(80)	(80)
Change in bad debt allowance	(1,110)	379
Changes in assets and liabilities:
Accounts receivable	2,704	(187)
Other current assets	2,224	(2,313)
Accounts payable	(300)	510
Accrued expenses	(1,794)	2,035
Vouchers payable	792	250
Deferred revenue	(3,122)	4,648
Net cash provided by operating activities	252	5,753

Cash flows from investing activities:
Cash paid for internal software development	(705)	(1,095)
Cash paid for domain names	(377)	(345)
Purchases of property and equipment	—	(29)
Net cash used in investing activities	(1,082)	(1,469)

Cash flows from financing activities:
Draws on line of credit	10,886	—
Payments on line of credit	(10,886)	—
Proceeds from notes payable	1,499	—
Proceeds from related party notes payable	200	—
Payments on note payable	—	—
Proceeds from term loan	262	—
Payments on term loan	(132)	(333)
Distributions to member and stockholders	(150)	(2,166)
Net cash provided by (used in) financing activities	1,679	(2,499)

Effect of exchange rate changes on cash	(5)	—

Net increase in cash, cash equivalents and restricted cash	844	1,785
Cash, cash equivalents and restricted cash at beginning of year	5,455	3,670
Cash, cash equivalents and restricted cash at end of year	$6,299	$5,455

Supplemental disclosure of cash flow information:
Income taxes paid	$9	$—
Interest paid	$39	$5

Non-cash investing activities:
Lease incentives for tenant improvements	$—	$—

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Notes to Combined Consolidated Financial Statements
($ thousands)

Note 1 — Description of Business

Lexyl Travel Technologies was started in August 2003 in San Diego, California. Lexyl Travel Technologies, LLC d/b/a HotelPlanner.com, (the “Company”) was formed as a Limited Liability Company under the laws of the State of Florida on June 14, 2010. The Company operates an On-line hotel booking distribution platform. The Company is a top seller of individual hotel bookings offering discount rates to membership groups (“Closed User Groups”) in addition to being a leading seller of online group hotel bookings. The Company offers individual, group and corporate travel and custom hotel booking solutions by combining advanced artificial intelligence to serve all traveler hotel needs from a single platform. The Company operates under a portfolio of websites, including: www.hotelplanner.com, www.meetings.com, www.hotels-rates.com, www.venuexplorer.com.sg and www.eventconnect.com.

The Company’s business also consists of the following entities which are wholly owned or under common control: Lexyl Travel Technologies, Inc. (“LTT”) manages the California based employees, HP Management Ventures, LLC (“HP Ventures”) manages the owners’ compensation and is the managing member of the Company, HotelPlanner Singapore Private Limited manages our Singapore and Asia locations and HotelPlanner PTD (“HP Australia”) oversees the Company’s Australia activities. HotelPlanner Limited (“HotelPlanner UK”) focuses on Europe, the Middle East and Asia, (“EMEA”) bound group hotel reservations and HotelPlanner Limited Hong Kong (“HotelPlanner HK”) focuses on our Hong Kong and China bound group hotel reservations, and Venuexplorer Private Limited, which is a Singapore based entity with an additional focus on Asia venues and events. References to the Company represent the combined consolidated entity.

Note 2 — Summary of Significant Accounting Policies

Basis of Combination and Consolidation

The accompanying combined consolidated financial statements (“Financial Statements”) include the accounts of Lexyl Travel Technologies, LLC, consolidated with its wholly-owned subsidiaries, HotelPlanner UK, HotelPlanner Singapore Private Limited and HotelPlanner Australia, which are combined with four entities, which are 100% owned by the members of the Company, Hotel Planner HK, HP Ventures, LLC, Venuexplorer Private Limited and LTT. These Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”). All material intercompany balances and transactions have been eliminated in combination and consolidation.

Emerging Growth Company Status

The Company is a privately held entity, and expected to be an “emerging growth company” (“EGC”), as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) and the Company plans to take advantage of certain exemptions from various reporting requirements applicable to non-EGC public companies unless it chooses to early adopt a new or revised accounting standards.

Liquidity and COVID-19

The Company’s primary sources of liquidity are cash from operations, borrowings and cash and cash equivalents on hand. As of December 31, 2020, the Company maintained a cash and cash equivalents balance of approximately $6,299.

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spreads globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. On March 27, 2020, the “Coronavirus Aid, Relief and Economic Security (CARES) Act” was signed into law. As a result of the required changes to consumer behavior, hotel bookings and travel in general were halted.

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Notes to Combined Consolidated Financial Statements
($ thousands)

Note 2 — Summary of Significant Accounting Policies (cont.)

This COVID-19 outbreak resulted in a significant decrease in future hotel bookings, and obligations to pay significant refunds to customers with hotel reservations yet to be consumed. Additionally, we requested refunds from our suppliers. A recovery in travel and the resultant hotel bookings began during the 3rd quarter of 2020.

During April 2020, the Company applied for and received approximately $1.4 million from stimulus loans under the Small Business Administration (“SBA”) Paycheck Protection Program of the CARES Act. The application for these funds requires the Company to, in good faith, certify that the current economic uncertainty made the loan request necessary to support the ongoing operations of the Company. This certification further requires the Company to take into account our current business activity and our ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to the business. The receipt of these funds, and the forgiveness of the loan attendant to these funds, is dependent on the Company having initially qualified for the loan and qualifying for the forgiveness of such loan based on our future adherence to the forgiveness criteria. The Company applied to the lender for forgiveness of the stimulus loan. The Company’s eligibility for the stimulus loan, expenditures that qualify toward forgiveness, and the final balance of the stimulus loan that may be forgiven are subject to audit and final approval by the SBA. While the Company believes the loan was properly obtained, there can be no assurance regarding the outcome of an SBA review.

The stimulus loans are being accounted for under ASC 470, Debt, whereby interest expense is being accrued at the contractual rate and future debt maturities are based on the assumptions that none of the principal balance will be forgiven. Forgiveness, if any, will be recognized as a gain on extinguishment if the lender legally releases the Company based on the criteria set forth in the debt agreement and the CARES Act.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. These estimates include, among other items, assessing the collectability of accounts receivable, affiliate marketing payments payable, the realization of deferred revenue, useful lives and recoverability of tangible and intangible assets, the computation of revenue based on the delivery of services, and accruals for commitments and contingencies. Some of these estimates can be subjective and complex and, consequently, actual results could differ materially from those estimates.

Segment Reporting

Operating segments are defined in accordance with ASC 280-10 as components of an enterprise for which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The measurement basis of the segments is revenue from operations. Management has identified three operating segments based on the activities of the Company in accordance with ASC 280-10. These operating segments have been aggregated into three reportable segments. The three reportable segments are Group Hotel Bookings, Individual Hotel Bookings and Corporate.

The Group Hotel Booking segment represents commissions earned on Group hotel room stays, generally for Groups requesting nine or more rooms. The Individual Hotel Bookings segment represents commissions earned on reservations for one room, generally.

The Corporate segment includes the remaining activities that are not included as part of the other reportable segments and representing primarily corporate activity.

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Notes to Combined Consolidated Financial Statements
($ thousands)

Note 2 — Summary of Significant Accounting Policies (cont.)

Variable Interest Entities

Investments or other interests that will absorb all or a portion of a variable interest entity’s (“VIE’s”) expected losses or receive portions of the entity’s expected residual returns are called variable interests.

For VIE(s), Company management assesses whether the Company is the primary beneficiary as prescribed by the accounting guidance on the consolidation of VIE(s). The primary beneficiary of a VIE is the party that has the power to direct the activities that most significantly impact the performance of the VIE entity and the obligation to absorb the losses or the right to receive the benefits that could potentially be significant to the entity.

The Company has evaluated its business relationships with entities under common ownership to identify potential VIEs. Management has determined that Hotel Planner HK, HP Ventures LLC, Venuexplorer Private Limited and LTT qualify as VIEs and that the Company is the primary beneficiary of these entities, as their sole operating purpose is to support the ongoing operations of the Company.

For each of these entities, the Company pays all costs and expenses associated with their operations. At December 31, 2020 and 2019, the balance of cash and cash equivalents included balances of the VIEs in the amount of approximately $48 and $41, respectively, and the balance of accounts receivable included balances of the VIEs in the amount of approximately $3 and $34, respectively.

Foreign Currency Transaction and Translation

The functional currency of HotelPlanner UK is the Pound Sterling, the functional currency of HotelPlanner HK is the Hong Kong dollar, the functional currency of HP Australia is the Australian Dollar and the functional currency of both HotelPlanner Singapore and Venuexplorer is the Singapore dollar. The financial accounts of these companies have been translated into U.S. Dollars in accordance with Accounting Standards Codification (“ASC”) 830, Foreign Currency Matters. All balance sheet accounts have been translated using the exchange rates in effect at December 31, 2020 and 2019. Income statement amounts have been translated using the average exchange rates for the year. Accumulated net translation adjustments have been reported separately in other comprehensive income (loss) in the accompanying Financial Statements. The transaction gains and losses are credited or charged to income.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three (3) months or less to be cash equivalents. At December 31, 2020 and 2019, the Company held approximately $4.9 million and $3.9 million, respectively, in money market accounts, which are considered cash equivalents.

Restricted Cash

Restricted cash consists of funds held in two separate money market accounts, which are used to guarantee the Company’s credit limit with each of the respective financial institutions. At December 31, 2020 and 2019, the amount restricted as a guarantee on the credit card limits was $1,565 and $0, respectively. One of these financial institutions also restricts cash available for use in an amount equal to the outstanding balance on the term loan, which was approximately $186 at December 31, 2020. The Company is the custodian of these account balances, but these accounts are in place for specific, restricted purposes, which typically are released within twelve months. The Company classifies the restricted cash accounts as current assets. Restricted cash is included with cash and cash equivalents in the Company’s Combined Consolidated Statements of Cash Flows.

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Notes to Combined Consolidated Financial Statements
($ thousands)

Note 2 — Summary of Significant Accounting Policies (cont.)

Security Deposits

The Company is required to maintain an irrevocable letter of credit, for its West Palm Beach, Florida office lease. The initial amount was $560, which was reduced to approximately $37 at December 31, 2020 and 2019. The letter of credit is secured by a certificate of deposit that bears annual interest of 0.50%. The Company also leased office space in the United Kingdom, requiring a security deposit of $7 at December 31, 2019 which was applied in full at the expiration of the lease on June 30, 2020. Additionally, the Company provides various vendors with temporary deposits to initiate credit relationships. At December 31, 2020 and 2019, the Company had deposits with such vendors of approximately $120 and $0, respectively. Security deposits are classified within other current assets.

Accounts Receivable

Accounts receivable were approximately $1,248 and $2,842, presented net of an allowance for doubtful accounts, at December 31, 2020 and 2019, respectively. The Company’s allowance for doubtful accounts represents management’s estimate for uncollectible accounts based on the Company’s historical collection experience. The Company writes off specific accounts based on an ongoing review of collectability, as well as management’s past experience.

During the years ended December 31, 2020 and 2019, the Company recorded bad debt expense of approximately $1,627 and $1,363, respectively, which is included as a component of sales and marketing expenses in the accompanying combined consolidated statements of operations and comprehensive loss.

Prepaid Expenses

In connection with our deferred revenue the Company also pre-pays various suppliers for the related hotel charges simultaneously with the customer reservation in order to confirm the hotel stay. Accordingly, these amounts are included in prepaid expenses until the hotel guest Checks-In, at which time the charge is recorded net of revenue. Prepaid expenses are classified within other current assets.

Property and Equipment

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated economic useful lives of the assets, which ranges from 5-7 years. Leasehold improvements are amortized over the shorter of the estimated economic useful lives of the assets or related lease terms.

Intangible Assets

Intangible assets includes domain names which are carried at cost and amortized over their estimated useful life of ten years. Additionally, the Company capitalizes software development costs, which are amortized using an estimated economic useful life of three years.

Certain software development and production costs are capitalized when the related product reaches technological feasibility. Software development costs capitalized at December 31, 2020 and 2019, exclusive of accumulated amortization, were approximately $5,758 and $5,052, respectively. Capitalized software costs include internally developed software and certain costs that relate to software updates and enhancements that increase functionality of existing software and development. Amortization of software development costs begins when the software is available for use. Capitalized software costs are amortized on the straight-line method over an estimated economic useful life of three years.

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Notes to Combined Consolidated Financial Statements
($ thousands)

Note 2 — Summary of Significant Accounting Policies (cont.)

Long-Lived Assets

The Company evaluates the carrying value of its long-lived assets, including property and equipment and intangible assets, whenever significant events or changes in circumstances indicate the carrying value of these assets may be impaired. Estimated undiscounted future cash flows will be used to determine if an asset is impaired, in which case the asset’s carrying value would be reduced to its fair value.

Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy is required to prioritize the inputs used to measure fair value. The three levels of the fair value hierarchy are described as follows:

Level 1 —	Quoted prices in active markets for identical assets or liabilities.
Level 2 —

Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated;

Level 3 —

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

The carrying amounts of the Company’s financial instruments, including cash, restricted cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, debt and other liabilities reflected in the accompanying financial statements, are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

The Company has no Level 2 or Level 3 financial instruments. There were no transfers between Level 1, 2 or 3 for the periods presented.

Revenue Recognition and Related Costs

The Company recognizes revenue in an amount that reflects the amount of consideration to which it expects to be entitled in exchange for the services provided. Specifically, the Company recognizes revenue when it is earned and realizable by applying the following steps: 1) identification of the contract with our customer, 2) identify the performance obligations within the contract, 3) determine the transaction price(s), 4) allocate the transaction price to the performance obligations, and 5) recognize revenue when or as the performance obligations are satisfied.

In accordance with ASC 606, the Company also evaluates the presentation of revenue on a gross versus a net basis. The presentation of revenue on a gross versus a net basis is a matter of judgment that depends on the relevant facts and circumstances. The Company is generally considered the agent on individual merchant of record transactions because the Company does not obtain control of the lodging and related services, which are provided by the hotel to the customer. The Company’s performance obligation as an agent is to arrange for hotels to provide the services to the customers, and therefore the Company records the revenue on a net basis. For group hotel bookings and individual agency transactions the Company acts as the agent, and its performance obligation is to arrange for hotels to provide the services to the customers. The Company’s remaining revenue sources, including, Preferred Memberships, SaaS and advertising represent a fee to the Company for providing services to the customer as principal, and are therefore recorded on a gross basis.

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Notes to Combined Consolidated Financial Statements
($ thousands)

Note 2 — Summary of Significant Accounting Policies (cont.)

The Company mainly derives revenue via a commission fee from providing a hotel booking distribution platform to businesses and consumers. There are two main types of hotel revenue bookings, (i) Groups and (ii) Individuals. Group Hotel Bookings are defined as commissions earned on any hotel room block booking greater than nine (9) rooms. Individual hotel bookings are commissions earned on bookings for individuals generally for one (1) room and can be up to eight (8) rooms.

The Company also derives revenue from the sale of Preferred Memberships and Software-as-a-Service (“SaaS”), and Advertising revenue from a pay per click (“PPC”) model. Preferred Memberships and SaaS revenue are included in the Group Hotel Booking segment, as they are directly related to the ongoing sale and marketing of Group Hotel Booking revenue. Advertising revenue is included with Individual Hotel Booking segment as it is primarily generated as a result of this line of our business.

Practical Expedients

The Company uses the portfolio approach to account for its Group Hotel Bookings as the arrangements have similar characteristics in relation to the value provided to the customer. Using this approach is not expected to materially differ from applying the guidance on an individual contract basis.

The Company also has a right to consideration from customers that purchase Preferred Memberships, Advertising Services and SaaS as the value to the customer directly corresponds with the Company’s performance completed to date. Accordingly, the Company recognizes revenue in the amount to which the Company has a right to invoice for services provided.

The Company does not capitalize incremental costs of obtaining contracts for which the amortization period would be a year or less.

The Company does not disclose transaction price allocated to remaining performance obligations for contracts for which the contractual period is a year or less or those for which the Company recognizes revenue in the amount to which it has a right to invoice the customer based on value transferred to the customer each month throughout the contractual period.

Group Hotel Bookings

Revenue from group hotel bookings generally is recognized when the hotel guests group checks into the hotel. The Company has user agreement contracts with individual hotels in which hotels pay a referral fee to the Company. The referral fee is calculated by multiplying the negotiated commission percentage times the actualized business referred to the hotel by the Company, from a basic free bidding on-line technology process, or RFP. The referral fee is calculated based upon the hotel room and meeting room rate revenue actualized times the commission fee. An allowance is recorded against this revenue for adjustments for changes in size or the length of the reservation, which are estimated based on historical trends.

Individual Hotel Bookings

Revenue from Individual hotel room reservations is recognized when the hotel guest checks-in. The Individual Hotel Booking revenue is derived from agreements with On-line Travel Agents (“OTAs”), Wholesalers and Hotels, (“Suppliers”) the majority of which book hotel rooms for closed user groups, such as corporations, affinity groups, associations and marketing organizations and receive commission fees based on the individual hotel room rates actualized.

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Notes to Combined Consolidated Financial Statements
($ thousands)

Note 2 — Summary of Significant Accounting Policies (cont.)

The Company uses two business models to earn revenue under the Individual Hotel Booking segment, which are Agency (“Agency”) revenue and Merchant of Record (“MOR”) revenue.

Agency Hotel bookings result in the Company being paid a commission for Individual reservations directly from the suppliers after the guests check-out. Revenue is recognized for these commissions on a daily basis, commencing upon guest check-in.

In addition, as requested by the suppliers, the Company acts on their behalf, as the merchant of record. The Company receives the gross booking value directly from customers using credits cards at the time of purchase. The costs of the hotel rooms are paid to the suppliers on both a prepaid and post-pay method, depending on the terms with the supplier. The Company records the cash received on merchant of record transactions in deferred merchant bookings until the stay occurs (check-in), at which point the Company recognizes the revenue. Revenue recognized is presented net of amounts paid to suppliers. Costs associated with some of the deferred revenues are prepaid, and therefore recorded as prepaid expense until check-in.

Preferred Memberships

The Company sells Preferred Memberships to hotels, which entitle member hotels to premium placement of their hotel on the www.HotelPlanner.com website to receive group bookings, in addition to reduced commission rates and other incentives. The Company records the membership fee collected as deferred revenue, and subsequently recognizes the associated revenue pro-rata over the term of the membership, generally 12-months.

Software as a Service (“SaaS”)

The Company sells subscriptions to hotels and corporations to provide access to the Company’s technology platform to book group and individual reservations. The Company has a right to the subscription fee as consideration, and therefore invoices and recognizes the amounts that correspond directly with the value of the performance completed.

Advertising

The Company also earns revenue on a “pay-per-click” or “cost per impression” basis from online advertising companies looking to monetize the page views. The Company records advertising revenue in the amount which we have a right to invoice the customer.

Comprehensive Income

Total comprehensive income consists of the net change in foreign currency translation adjustments to the U.S. Dollar.

Sales and Marketing Expense

The Company includes affiliate marketing expenses paid to partners, advertising costs, sponsorship costs, bad debt expense, and the direct costs of fulfilling vouchers upon redemption in sales and marketing expenses in the accompanying combined consolidated statements of operations and comprehensive loss.

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Notes to Combined Consolidated Financial Statements
($ thousands)

Note 2 — Summary of Significant Accounting Policies (cont.)

Advertising costs are expensed as incurred. Advertising costs for the years ended December 31, 2020 and 2019 were approximately $3,318 and $2,116, respectively.

Deferred Lease Incentives

The Company recorded a deferred lease incentive liability associated with a tenant improvement allowance, which is being amortized on a straight-line basis over the term of the lease.

Income Taxes

The Company is a Florida Limited Liability Company that has chosen to be treated as a Partnership for federal tax purposes and, therefore, is not subject to federal income taxes. In addition, Florida does not tax Partnerships, so the Company is also not subject to Florida income tax. HotelPlanner UK is a company formed in the United Kingdom, HotelPlanner HK is a company formed in Hong Kong, HotelPlanner Singapore Private Limited and Venuexplorer Pvt. Ltd. were formed in Singapore, and HotelPlanner Australia is a company formed in Australia and therefore each of these entities report and pay taxes, as applicable, in their respective jurisdictions, and they do not pay taxes in the United States of America.

Lexyl Travel Technologies, Inc. is a C-Corporation. The provision for income taxes is computed using the asset and liability method, under which deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities, and for operating losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those tax assets are expected to be realized or settled. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

The Company follows the provisions of ASC 740, Income Taxes. The Company records a liability for uncertain tax positions when it is probable that a loss has been incurred and the amount can be reasonably estimated. At December 31, 2020 and 2019, the Company has no liabilities for uncertain tax positions. The Company continually evaluates expiring statutes of limitations, audits, proposed settlements, changes in tax law and new authoritative rulings. The Company’s tax years subject to examination by tax authorities generally remain open for three (3) years from the date of filing.

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-02, Leases. The new standard establishes a right of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the combined consolidated balance sheets for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the combined consolidated statements of operations and comprehensive loss. Due to the COVID-19 pandemic, relief has been offered by the FASB and the effective date has been extended to fiscal years beginning after December 15, 2021, with early adoption permitted. The Company expects to recognize a right of use asset and related obligation upon adoption.

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Notes to Combined Consolidated Financial Statements
($ thousands)

Note 2 — Summary of Significant Accounting Policies (cont.)

The FASB issued ASU 2016-13, Financial Instruments — Credit Losses (“Topic 326”) in June 2016, subsequently amended by various standard updates. This guidance replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information when determining credit loss estimates and requires financial assets to be measured net of expected credit losses at the time of initial recognition. As an emerging growth company, this guidance will be effective for our fiscal years beginning after December 15, 2022. The Company is currently evaluating the potential impact of this ASU on its Financial Statements

Note 3 — Revenue

Deferred Revenue

Cash payments received from customers in advance of the Company completing its performance obligations are included in “Deferred Revenue” in the Company’s Financial Statements and are comprised principally of estimated future revenue to be earned for its commission, margin and fees. The Company generally expects to complete its performance obligations within one year from the reservation date. The Deferred revenue amounts are subject to refunds for cancellations of future hotel reservations.

Also, included in Deferred Revenue are payments received for the unexpired portion of annual Preferred Memberships.

The following table summarizes the activity of deferred revenue for hotel bookings net of prepaid hotel costs, and preferred memberships for the years ended December 31:

	2020	2019
Deferred revenue, net, beginning of year	$(4,278)	$(1,996)
Revenue recognized from the beginning balance	1,458	1,018
Cancellations	2,820	978
Payments received, not earned	(4,278)	(7,400)
Sub-total	(4,278)	(7,400)
Amounts paid/payable to travel service providers and other charges	1,143	3,122
Deferred revenue, net, end of year	$(3,135)	$(4,278)

Note 4 — Accounts Receivable

Accounts receivable consisted of the following at December 31:

	2020	2019
Accounts Receivable	$1,818	$4,521
Allowance	(570)	(1,679)
Total	$1,248	$2,842

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Notes to Combined Consolidated Financial Statements
($ thousands)

Note 5 — Property and Equipment

Property and equipment consisted of the following at December 31:

	2020	2019
Furniture and fixtures	$249	$249
Vehicle	29	29
Office equipment	23	23
Leasehold improvements	480	480
	781	781
Less: accumulated depreciation	(574)	(455)
Property and equipment, net	$207	$326

Depreciation expense for the years ended December 31, 2020 and 2019 was approximately $118 and $115, respectively.

Note 6 — Intangible Assets

Intangible assets consisted of the following as of December 31:

	2020	2019
Software development costs	$5,758	$5,052
Domain names	1,354	977
	7,112	6,029
Less: accumulated amortization	(4,669)	(3,434)
Intangible assets, net	$2,443	$2,595

Amortization expense for the years ended December 31, 2020 and 2019 was approximately $1,235 and $1,075, respectively.

The estimated aggregate future amortization expense is as follows:

Years Ending December 31,
2021	$938
2022	527
2023	225
$1,690

The following is the weighted average amortization period for our intangible assets:

Amortization (Years)
Software development costs	2.4
Domain names	1.9
All intangible assets	4.3

In January 2020, the Company acquired the domain name www.ihsadvantage.com for approximately $250 cash and the domain name www.Eventconnect.com for approximately $100.

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Notes to Combined Consolidated Financial Statements
($ thousands)

Note 7 — Accrued Expenses

Accrued expenses consisted of the following at December 31:

	2020	2019
Accrued supplier costs	$757	$1,580
Affiliates marketing payable	611	1,559
Other	738	761
Total accrued expenses	$2,106	$3,900

Note 8 — Line of Credit

In August 2018, the Company renewed and increased its line of credit (“LOC”) from $2,000 to $3,000. In July 2019, the maturity date was extended to July 30, 2020. The interest rate on the LOC is charged at the Daily LIBOR rate plus 3.00% per annum, which was 4.82% at December 31, 2019. No amounts were drawn or outstanding on the LOC during 2019. The LOC was secured by substantially all of the Company’s assets and was guaranteed by two (2) owners of the Company.

During April 2020 the Company requested and received a “Deferral Period” for payments due on the LOC. Interest continued to accrue on any outstanding balance during the deferral period. In July 2020 the LOC was not renewed and the outstanding balance was paid in full.

For the years ended December 31, 2020 and 2019, interest expense on the LOC was approximately $32 and $0, respectively.

Note 9 — Term Loans

Term loan

In February 2018, the Company entered into a $1,000 term loan, which matured in February 2020, with an interest rate of the 2.50% plus LIBOR (4.30% at December 31, 2019). The note payable was amortized over the 3-year term, secured by substantially all of the Company’s assets, and was personally guaranteed by two (2) owners of the Company. The loan was paid in full at maturity.

In March 2020, the Company entered into a term loan in the amount of $263, which matures on February 28, 2022, with an interest rate of 2.50% plus LIBOR (2.65% at December 31, 2020). The note is secured by the restricted cash balance held in a money market account at the lender’s financial institution. In April 2020 the Company received a 3-month deferral from the lender on the term loan. During the deferral period, interest continued to accrue on the outstanding balance. Payments resumed during July 2020. The weighted average interest rate during the year ended December 31, 2020 was 2.4%.

Note 10 — Notes Payable

CARES Act Loan

On March 11, 2020, the World Health Organization (“WHO”) classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The CARES Act was enacted on March 27, 2020 in the United States of America.

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Notes to Combined Consolidated Financial Statements
($ thousands)

Note 10 — Notes Payable (cont.)

During April 2020, the Company was granted a loan in the amount of $1,431 pursuant to the Paycheck Protection Program (PPP) under Division A, Title I of the CARES Act. The Loan, which was in the form of a note dated April 15, 2020 issued to the Company, matures in April 2022 and bears interest at a rate of 1.0% per annum, payable monthly commencing in October 2020. The CARES Act loans under the PPP program are administered by the U.S. Small Business Administration (SBA). The weighted average interest rate for the year ended December 31, 2020 was 0.70%.

CARES Act Loan

The Loan may be prepaid at any time prior to maturity with no prepayment penalties. Funds from the Loan may only be used for payroll costs, costs used to continue group health care benefits, mortgage payments, rent, utilities, and interest on other debt obligations (collectively “qualifying expenses”) incurred before February 15, 2021. The Company intends to use the Loan amount for qualifying expenses. Under the terms of the PPP, certain amounts of the Loan may be forgiven if they are used for qualifying expenses as described in the CARES Act.

Bounce Back Loan

In May 2020, the Company’s operations in the United Kingdom was granted a loan of 50 GBP or approximately $68 USD by the Royal Bank of Scotland supported by the Bounce Back Loan Scheme (BBLS) managed by the British Business Bank on behalf of, and with the financial backing of, the Secretary of State for Business, Energy and Industrial Strategy. The note bears interest of 2.5% but is exempt of interest for the first 12 months from the date of funding. The loan repayment terms are of 60 monthly installments of approximately 1 GBP, or June 2026. The Company will commence repayments on the loan in June 2021. The Loan may be prepaid at any time prior to maturity with no prepayment penalties.

Related Party Loans

During the year ended December 31, 2020 the Company issued two promissory notes to the founders of the Company for $100 each, which resulted in total proceeds of $200 to the Company. The promissory notes are non-interest bearing and due one year from the date of initial funding, or September 15, 2021. The promissory notes were paid in full during the first quarter of 2021.

Future maturities on Company debt are as follows at December 31, 2020:

	Term Loan	Related Party Notes Payable	Notes Payable PPP	Note Payable BBLS	Totals
2021	$131	$200	$1,009	$8	$1,348
2022	55	—	422	13	490
2023	—	—	—	13	13
2024	—	—	—	14	14
2025 & Thereafter	—	—	—	20	20
	$186	$200	$1,431	$68	$1,885

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Notes to Combined Consolidated Financial Statements
($ thousands)

Note 11 — Income Taxes

Components of income tax expense related to continuing operations are as follows for the years ended December 31:

	2020	2019
Current income tax (benefit)
Federal	$14	$—
State	1	—
	$15	$—
Deferred income tax (benefit)
Federal	$—	$—
State	—	—
Total income tax (benefit)	$15	$—

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

Significant components of the Company’s net deferred income taxes are as follows for the years ended December 31:

	2020	2019
Deferred tax assets:
Federal net operating losses	$20	$25
Total deferred tax assets	20	25
Less: valuation allowance	(20)	(25)

Net deferred tax asset	$—	$—

At December 31, 2020, LTT had operating losses of approximately $72, which will begin expiring in 2037.

In assessing the ability to realize the deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent on the generation of future taxable income during the period in which these temporary differences become deductible.

Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carry back and carry forward periods) and projected future taxable income in making this assessment. Deferred tax assets and liabilities are measured using the currently enacted tax rates that apply to taxable income in effect for the years in which those deferred tax assets and liabilities are expected to be realized or settled. We record a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized. As such, we have deemed a full valuation allowance necessary at December 31, 2020 and 2019, respectively.

The Company has adopted the applicable provisions of ASC 740, Accounting for Uncertainty in Income Taxes, which provides guidance on the financial statement recognition of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant tax authority. Management has assessed the impact for the U.S. based Company and combined consolidated affiliates and the Company had no unrecognized tax benefits at December 31, 2020. Management has also assessed the impact from the consolidated foreign entities and deemed the impact to be insignificant and thus no such unrecognized tax

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Notes to Combined Consolidated Financial Statements
($ thousands)

Note 11 — Income Taxes (cont.)

benefits or liabilities were recorded at December 31, 2020. The Company does not expect that unrecognized tax benefits will increase within the next twelve (12) months. The Company did not record any interest or penalties on uncertain tax positions in the financial statements at December 31, 2020.

Note 12 — Concentrations and Credit Risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company maintains its cash balances in banks located in the United States (“U.S. Banks”) and banks located in Canada and the United Kingdom, Hong Kong, Singapore , Spain and Australia (collectively the “International Banks”). The Company minimizes its credit risks associated with cash by periodically evaluating the credit quality of its primary financial institutions. Balances in the U.S. Banks are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250 per bank. To date, no losses have been incurred. The Company maintained cash balances on deposit in U.S. Banks in excess of FDIC limits at December 31, 2020 and 2019 of approximately $5,454 and $4,800, respectively.  The uninsured cash balances on deposit in the International Banks at December 31, 2020 and 2019, were approximately $128 and $82, respectively.

Concentrations of credit risk with respect to trade accounts receivable are limited to the dispersion of customers across different geographic regions.

Note 13 — Defined Contribution Plan

The Company offers a defined contribution plan (the “Plan”) covering all eligible employees. The Company contributes a match of the first 4% of all participants’ eligible compensation that the employees defer to the Plan. Total expenses of approximately $104 and $142 were recognized for the years ended December 31, 2020 and 2019, respectively.

Note 14 — Related Party Transactions

During the years ended December 31, 2020 and 2019, the Company paid hotel costs totaling approximately $462 and $695, respectively, to a supplier which is related to one of the owners of the Company. At December 31, 2020 and 2019, hotel costs owed to the supplier were approximately $0 and $18, respectively, which are included in accounts payable and accrued expenses.

The Company issued two notes payable to the founders of the Company. See Note 10.

Note 15 — Segment Information

The Company, including the chief decision makers, analyze the operations using three distinct operating segments, which include: Group Hotel Bookings, Individual Hotel Bookings and Corporate.

The Group Hotel Booking segment represents commissions earned on Group hotel room stays, generally for Groups requesting nine or more rooms and includes revenue from the sale of Preferred Memberships and SAAS. Individual Hotel Bookings are for reservations between one and eight rooms, generally and includes advertising revenue earned on a pay per click basis.

The Corporate segment includes the remaining activities that are not included as part of the other reportable segments and represents primarily corporate activity.

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Notes to Combined Consolidated Financial Statements
($ thousands)

Note 15 — Segment Information (cont.)

The following information represents segment activity as of and for the year ended December 31, 2020:

	Group Hotel Bookings	Individual Hotel Bookings	Corporate	Total
Revenue	$5,230	$16,392	$—	$21,622
Sales and marketing	2,241	7,712	713	10,666
Operating expenses	133	2,332	7,685	10,150
Depreciation and amortization	—	1,235	118	1,353
Income (loss) from operations	$2,856	$5,113	$(8,516)	$(547)
Interest expense	$—	$—	$49	$49
Income taxes	$—	$—	$15	$15
Segment assets	$206	$11,009	$469	$11,684
Intangible assets, net	$—	$2,443	$—	$2,443

The following information represents segment activity as of and for the year ended December 31, 2019:

	Group Hotel Bookings	Individual Hotel Bookings	Corporate	Total
Revenue	$16,523	$14,738	$—	$31,261
Sales and marketing	7,166	5,302	5,349	17,817
Operating expenses	2,325	354	10,297	12,976
Depreciation and amortization	—	1,075	115	1,190
Income (loss) from operations	$7,032	$8,007	$(15,761)	$(722)
Interest expense	$—	$—	$5	$5
Income taxes	$—	$—	$—	$—
Segment assets	$2,294	$11,580	$1,055	$14,929
Intangible assets, net	$—	$2,595	$—	$2,595

Revenue by Geographic Area

Approximately, 88% and 93% of the Company’s revenues for the years ended December 31, 2020 and 2019, respectively, corresponds to U.S. based customers.

Note 16 — Commitments and Contingencies

Operating Leases

The Company leases office space in West Palm Beach, Florida, United Kingdom, Singapore and Australia with varying maturity dates through 2022, with renewal options ranging from 1 year to two 3-year renewal options. The West Palm Beach lease is being recognized on a straight-line basis over the expected term of the lease, with the rent incentive reflected in deferred rent. Amortization of the deferred rent was approximately $80 for each of the years ended December 31, 2020 and 2019, respectively.

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Notes to Combined Consolidated Financial Statements
($ thousands)

Note 16 — Commitments and Contingencies (cont.)

Future minimum lease payments under operating leases are as follows:

Years Ending December 31,
2021	$455
2022	400
Total minimum lease obligation	$855

Rent expense for the years ended December 31, 2020 and 2019 was approximately $565 and $578, respectively.

Hosting expense for the years ended December 31, 2020 and 2019, was approximately $611 and $550, respectively, which is classified as a component of information technology expense in the Company’s Financial Statements.

Voucher Program

The Company maintains a voucher program that allows for the issuance of vouchers, which are redeemable by the holder on the Company’s website for hotel reservations. The vouchers are issued in connection with customer refunds, as a customer appreciation or award, in exchange for sponsorship rights, in payment of vendor balances and as consideration for various contractual agreements. Vouchers have varying useful lives, but generally expire one year after issuance. The Company records a liability for the face value of the vouchers issued and records an expense for the actual cost to fulfill the voucher, which is classified as a component of sales and marketing expense in the Company’s Financial Statements. Expired vouchers and differences between the face value of the vouchers redeemed and the actual cost incurred to fulfill the vouchers are included in revenue.

Legal Matters

From time to time, the Company may become subject to threatened and/or asserted claims arising in the ordinary course of business. Management is not aware of any matters, either individually or in the aggregate, that are reasonably likely to have a material adverse effect on the Company’s financial condition, results of operations, or liquidity.

Compensation Arrangements

The Company has entered into arrangements with certain employees and consultants which provide for contingent rights to receive equity ownership interests in the Company upon the occurrence of a change-in control event, as defined in their arrangements. No value has been recorded as compensation for the rights to equity granted under these arrangements, due to the contingent nature of the shares to be awarded.

Note 17 — Owners’ Equity

The Company is governed by its Amended and Restated Operating Agreement of Lexyl Travel Technologies, LLC (the “Operating Agreement”) dated April 14, 2014. Pursuant to the provisions of the Operating Agreement, the Company’s equity capital consists of five (5) members: two (2) equally owning a total of 151,000 Class-A units (voting LLC units) representing a 75.5% interest in the Company, two (2) related party trusts owning 39,000 Class-A units (voting LLC units) representing an additional 19.5% interest in the Company and one (1) member owning 10,000 Class-B units (non-voting LLC units) units or 5% interest in the Company. The number of Class-A units authorized is 200,000. The number of non-voting Class-B units authorized is 300,000. There are 4,302 Class-B units which have been reserved for issuance to Company employees.

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Notes to Combined Consolidated Financial Statements
($ thousands)

Note 17 — Owners’ Equity (cont.)

Pursuant to the provisions of the Operating Agreement, net income and losses of the Company for each year are allocated to the Class-A and Class-B members’ capital accounts on a pro-rata basis in proration to members’ interest percentage, after giving effect to the special allocations.

Pursuant to the provisions of the Operating Agreement, the Company is to distribute its cash flow, if any, annually pro-rata based on the percentages of ownership after allocation for payments of any currently due or past due interest and principal on member loans until loans are paid in full.

Note 18 — Subsequent Events

The Company has evaluated subsequent events through July 28, 2021, the date on which the financial statements and their accompanying notes were issued. Other than the items disclosed below, there have been no material subsequent events that occurred during this period that could require an adjustment to these financial statements and their accompanying notes.

In February 2021, the Company applied for and received funding under the second round of PPP Funding in the amount of $1,257.

During 2021, the Company applied for PPP loan forgiveness of the CARES Act Loan in the amount of $1,297 and repaid $134 of the April 2020 loan (first round of PPP Funding). On May 17, 2021 the Company was notified that full amount of $1,297 plus interest of $15 was forgiven.

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Condensed Combined Consolidated Balance Sheets
September 30, 2021 (Unaudited) and December 31, 2020
($ thousands)

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$11,862	$4,548
Restricted cash	2,338	1,751
Accounts receivable	9,936	1,248
Other current assets	8,136	1,487
Total current assets	32,272	9,034

Property and equipment, net	128	207

Other assets:
Intangible assets, net	1,962	2,443
Total assets	$34,362	$11,684

LIABILITIES AND DEFICIENCY IN OWNERS’ EQUITY
Current liabilities:
Accounts payable	$5,041	$1,670
Accrued expenses	8,803	2,106
Vouchers payable	2,432	1,773
Deferred revenue	17,211	4,278
Related party loans	—	200
Note payable, current portion	13	1,017
Term loan, current portion	87	131
Deferred lease incentives, current portion	80	80
Total current liabilities	33,667	11,255

Other liabilities:
Deferred lease incentives, net of current portion	13	73
Note payable, net of current portion	1,307	482
Term loan, net of current portion	—	55
Total other liabilities	1,320	610
Total liabilities	34,987	11,865

Commitments and contingencies

Deficiency in Owners’ equity:
Class A Units, 200,000 Units authorized, 190,000 Units issued and outstanding	—	—
Class B Units, 300,000 Units authorized, 10,000 Units issued and outstanding	—	—
Common Stock, $1.00 par value: 1,000 Shares authorized, 100 Shares issued and outstanding	—	—
Additional Paid In Capital	—	68
Retained earnings	8	225
Deficiency in members’ equity	(609)	(455)
Accumulated other comprehensive loss	(24)	(19)
Total deficiency in owners’ equity	(625)	(181)

Total liabilities and deficiency in owners’ equity	$34,362	$11,684

The accompanying notes are an integral part of the unaudited condensed, combined consolidated financial statements.

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Condensed Combined Consolidated Statements of Income and Comprehensive Income
For the Nine Months ended September 30, 2021 and 2020 (Unaudited)
($ thousands)

	September 30, 2021	September 30, 2020
Revenue	$40,444	$17,537

Operating expenses:
Sales and marketing	22,651	9,159
Personnel	4,794	4,581
General and administrative	12,032	2,596
Information technology	1,409	910
Depreciation and amortization	890	923
Total operating expenses	41,776	18,169

Operating loss	(1,332)	(632)

Other income (expense):
Interest income	1	15
Other income	86	91
Gain on forgiveness of debt	1,312	—
Interest expense	(2)	(32)
Total other income (expense)	1,397	74

Gain (loss) before income taxes	65	(558)
Income tax	—	2
Net income (loss)	65	(560)
Other comprehensive loss	(5)	—
Total comprehensive income (loss)	$60	$(560)

The accompanying notes are an integral part of the unaudited condensed, combined consolidated financial statements.

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Condensed Combined Consolidated Statements of Deficiency in Owners’ Equity
For the Nine Months Ended September 30, 2020 and 2021 (Unaudited)
($ thousands)

	Class A Units	Class B Units	Common Stock		Additional Paid-In Capital	Retained Earnings	Members’ Equity (Deficiency)	Accumulated Other Comprehensive Loss	Total Owners’ Equity (Deficiency)
			Shares	Amount

Balance, December 31, 2019	190,000	10,000	100	$—	$68	$453	$(118)	$(14)	$389
Net loss	—	—	—	—	—	(147)	(411)	—	(558)
Distributions	—	—	—	—	—	—	(150)	—	(150)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—
Balance, September 30, 2020	190,000	10,000	100	—	68	306	(679)	(14)	(319)

Balance, December 31, 2020	190,000	10,000	100	$—	$68	$225	$(455)	$(19)	$(181)
Net income (loss)	—	—	—	—	—	(231)	296	—	65
Distributions	—	—	—	—	—	(4)	(450)	—	(454)
Non-cash distributions upon dissolution of LTT			(100)		(68)	18			(50)
Foreign currency translation adjustment	—	—	—	—	—	—	—	(5)	(5)
Balance, September 30, 2021	190,000	10,000	—	$—	$—	$8	$(609)	$(24)	$(625)

The accompanying notes are an integral part of the unaudited condensed, combined consolidated financial statements.

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Condensed Combined Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2021 and 2020 (Unaudited)
($ thousands)

	September 30, 2021	September 30, 2020
Cash flows from operating activities:
Net income (loss)	$65	$(560)
Net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	890	923
Amortization of rent incentive	(60)	(60)
Gain on forgiveness of debt	(1,312)	—
Change in bad debt allowance	1,109	(738)
Changes in assets and liabilities:
Accounts receivable	(9,846)	981
Other current assets	(6,649)	(2,053)
Accounts payable	3,371	(589)
Accrued expenses	6,711	2,162
Vouchers payable	659	—
Deferred revenue	12,933	(372)
Net cash provided by (used in) operating activities	7,871	(306)

Cash flows from investing activities:
Cash paid for internal software development	(330)	—
Purchases of property and equipment	—	(379)
Net cash used in investing activities	(330)	(379)

Cash flows from financing activities:
Proceeds from notes payable	1,257	1,431
Proceeds from related party notes payable	—	200
Payments on note payable	(138)	—
Payments on related party notes payable	(200)
Proceeds from term loan	—	225
Payments on term loan	(99)	—
Distributions to member and stockholders	(454)	(150)
Net cash provided by financing activities	366	1,706

Effect of exchange rate changes on cash	(6)	1

Net increase in cash, cash equivalents and restricted cash	7,901	1,022
Cash, cash equivalents and restricted cash at beginning of period	6,299	5,455
Cash, cash equivalents and restricted cash at end of period	$14,200	$6,477

Supplemental disclosure of cash flow information:
Income taxes paid	$—	$—
Interest paid	$3	$37

Non-cash investing and financing activities:
Non-cash distribution	$(50)	$—

The accompanying notes are an integral part of the unaudited condensed, combined consolidated financial statements.

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Notes to Condensed Combined Consolidated Financial Statements
($ thousands) (Unaudited)

Note 1 — Basis of Presentation and Summary of Significant Accounting Policies

Description of Business

Lexyl Travel Technologies, Inc. was started in August 2003 in San Diego, California. Lexyl Travel Technologies, LLC d/b/a HotelPlanner.com, (the “Company”) was formed as a Limited Liability Company under the laws of the State of Florida on June 14, 2010. The Company operates an On-line hotel booking distribution platform. The Company is a top seller of individual hotel bookings, offering discount rates to membership groups (“Closed User Groups”) in addition to being a leading seller of online group hotel bookings. The Company offers individual, group and corporate travel and custom hotel booking solutions by combining advanced artificial intelligence to serve all traveler hotel needs from a single platform. The Company operates under a portfolio of websites, including: www.hotelplanner.com, www.meetings.com, www.hotels-rates.com, www.venuexplorer.com.sg and www.eventconnect.com.

COVID-19

The COVID-19 pandemic severely restricted the level of economic activity around the world, and is continuing to have an effect on the global travel industry. The various government measures implemented to contain the COVID-19 pandemic, such as imposing restrictions on travel and business operations and advising or requiring individuals to limit or forgo their time outside of their homes, initially led to unprecedented levels of cancellations of new travel bookings. The large scale and challenging logistics of distributing vaccines, as well as uncertainty of new variants of the virus, may contribute to delays in economic recovery. Overall, the full duration and total impact of COVID-19 remains uncertain, and it is difficult to predict how the recovery will unfold for the travel industry and, in particular, our business, going forward.

Basis of Presentation

The condensed, combined, consolidated financial statements (“financial statements”) of the Company include the accounts of Lexyl Travel Technologies, LLC, its wholly owned subsidiaries, and entities consolidated under the variable interest model. All intercompany balances and transactions have been eliminated.

The accompanying financial statements are prepared in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X, and include, in the opinion of management, all normal recurring adjustments necessary for a fair presentation in conformity with accounting principles generally accepted in the United States (“GAAP”). The results of operations for the nine months ended September 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021, or any other future or annual period. The December 31, 2020 balance sheet was derived from the audited combined consolidated financial statements, but certain information and footnote disclosures normally included in the condensed, combined, consolidated financial statements prepared in accordance with GAAP have been condensed or omitted.

During August 2021 the Company wound down Lexyl Travel Technlogies, Inc., which was a VIE, and primarily handled the payroll for employees located in California. This entity was entirely funded by the Company and all inter-company transactions were eliminated in consolidation. The closing of LTT did not have a material impact on the operations of the Company.

Reclassification

Certain reclassifications have been made to the prior period presentation to conform to the current period presentation.

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Notes to Condensed Combined Consolidated Financial Statements
($ thousands) (Unaudited)

Note 1 — Basis of Presentation and Summary of Significant Accounting Policies (cont.)

Variable Interest Entities

The Company has determined that Hotel Planner HK, HP Ventures LLC, Venuexplorer Private Limited and LTT qualify as VIEs and that the Company is the primary beneficiary of these entities, as their sole operating purpose is to support the ongoing operations of the Company. For each of these entities, the Company pays all costs and expenses associated with their operations. LTT was dissolved during August 2021. At September 30, 2021 and December 31, 2020, the balance of cash and cash equivalents included balances of the VIEs in the amount of approximately $44 and $48, respectively.

Intangible Assets

Intangible assets consist of capitalized software costs and acquired domain names. The following is the weighted average amortization period for our intangible assets:

Amortization (Years)
Software development costs	2.4
Domain names	1.8

Recent Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-02, Leases. The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the condensed, combined, consolidated balance sheets for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the condensed, combined, consolidated statements of income (loss) and comprehensive income. Due to the COVID-19 pandemic, relief has been offered by the FASB and the effective date has been extended to fiscal years beginning after December 15, 2021, with early adoption permitted. The Company expects to recognize a right-of-use asset and related obligation upon adoption.

The FASB issued ASU 2016-13, Financial Instruments — Credit Losses (“Topic 326”) in June 2016, subsequently amended by various standard updates. This guidance replaces the incurred loss impairment methodology in current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information when determining credit loss estimates and requires financial assets to be measured net of expected credit losses at the time of initial recognition. As an emerging growth company, this guidance will be effective for our fiscal years beginning after December 15, 2022. The Company is currently evaluating the potential impact of this ASU on its Financial Statements

Note 2 — Revenue

Group Hotel Bookings

Revenue from group hotel bookings is generally recognized when the hotel guests group checks into the hotel. The Company has user agreement contracts with individual hotels in which hotels pay a referral fee to the Company. The referral fee is calculated by multiplying the negotiated commission percentage times the actualized business referred to the hotel by the Company, from a basic free bidding on-line technology process, or RFP. The referral fee is calculated based upon the hotel room and meeting room rate revenue actualized times the commission fee. An allowance is recorded against this revenue for adjustments for changes in size or the length of the reservation, which are estimated based on historical trends.

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Notes to Condensed Combined Consolidated Financial Statements
($ thousands) (Unaudited)

Note 2 — Revenue (cont.)

Individual Hotel Bookings

Revenue from Individual hotel room reservations is recognized when the hotel guest checks-in. The Individual Hotel Booking revenue is derived from agreements with On-line Travel Agents (“OTAs”), Wholesalers and Hotels, (“Suppliers”) the majority of which book hotel rooms for closed user groups, such as corporations, affinity groups, associations and marketing organizations and receive commission fees based on the individual hotel room rates actualized.

The Company uses two business models to earn revenue under the Individual Hotel Booking segment, which are Agency (“Agency”) revenue and Merchant of Record (“MOR”) revenue.

Agency Hotel bookings result in the Company being paid a commission for Individual reservations directly from the suppliers after the guests check-out. Revenue is recognized for these commissions on a daily basis, commencing upon guest check-in.

In addition, as requested by the suppliers, the Company acts on their behalf, as the merchant of record. The Company receives the gross booking value directly from customers using credits cards at the time of purchase. The costs of the hotel rooms are paid to the suppliers on both a prepaid and post-pay method, depending on the terms with the supplier. The Company records the cash received on merchant of record transactions in deferred merchant bookings until the stay occurs (Check-In), at which point the Company recognizes the revenue. Revenue recognized is presented net of amounts paid to suppliers. Costs associated with some of the deferred revenues are prepaid, and therefore recorded as prepaid expense until check-in.

Deferred Revenue

During the nine months ended September 30, 2021 and 2020, the Company recognized approximately $1,758 and $1,458 in revenues from deferred revenue balances outstanding at December 31, 2020 and 2019, respectively. At September 30, 2021, the related gross deferred revenue balance was approximately $17,211.

	September 30, 2021	December 31, 2020
Deferred revenue, net, beginning of period	$(3,135)	$(4,278)
Revenue recognized from the beginning balance	1,758	1,458
Cancellations	1,377	2,820
Payments received from customers, not earned	(17,211)	(4,278)
Subtotal	$(17,211)	$(4,278)
Amounts paid/payable to travel service providers and other charges	7,796	1,143
Deferred revenue, net, end of period	$(9,415)	$(3,135)

Practical Expedients and Exemptions.    The Company uses the portfolio approach to account for its Group Hotel Bookings as the arrangements have similar characteristics in relation to the value provided to the customer. Using this approach is not expected to materially differ from applying the guidance on an individual contract basis.

The Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which the Company recognizes revenue in the amount to which it has a right to invoice for services performed.

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Notes to Condensed Combined Consolidated Financial Statements
($ thousands) (Unaudited)

Note 3 — Accounts Receivable

Accounts receivable consisted of the following at September 30, 2021 and December 31, 2020:

	September 30, 2021	December 31, 2020
Accounts receivable	$11,614	$1,818
Allowance	(1,678)	(570)
Total	$9,936	$1,248

During the nine months ended September 30, 2021 and 2020, the Company recorded bad debt expense of approximately $3,185 and $1,408, respectively, which is included as a component of sales and marketing expenses in the condensed, combined, consolidated Statements of Income and Comprehensive Income (Loss).

Note 4 — Other Current Assets

The following table summarizes the composition of prepaid expenses at September 30, 2021 and December 31, 2020:

	September 30, 2021	December 31, 2020
Prepaid hotel costs	$7,796	$1,143
Security deposits	151	157
Other current assets	189	187
Other current assets	$8,136	$1,487

Note 5 — Accrued Expenses

The following table summarizes the composition of accrued expenses at September 30, 2021 and December 31, 2020:

	September 30, 2021	December 31, 2020
Accrued supplier costs	$3,207	$757
Affiliate marketing payable	1,942	611
Other	3,654	738
Total accrued expenses	$8,803	$2,106

Note 6 — Debt

Notes Payable

CARES Act Loans

In February 2021, the Company applied for and received funding under the second round of the PPP program in the approximate amount of $1,257. The loan matures in February 2026 and bears interest at a rate of 1.0% per annum.

The Company applied for PPP loan forgiveness of the CARES Act Loans. The Company repaid $133 during the first quarter of 2021 on the first round loan and the remaining $1,297 plus interest of $15 was forgiven on May 17, 2021 and the Company recorded a gain on the forgiveness of debt.

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Notes to Condensed Combined Consolidated Financial Statements
($ thousands) (Unaudited)

Note 6 — Debt (cont.)

Future maturities on Company debt as of September 30, 2021 are as follows:

	Term Loan	Note Payable PPP	Note Payable BBLS	Totals
2021	$87	$—	$3	$90
2022	—	168	13	181
2023	—	251	13	264
2024	—	251	14	265
2025 & Thereafter	—	587	20	607
	$87	$1,257	$63	$1,407

Note 7 — Concentrations and Credit Risks

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company maintains bank accounts with several financial institutions. Concentrations of credit risk with respect to trade accounts receivable are limited to the dispersion of customers across different geographic regions.

Note 8 — Related Party Transactions

During the nine months ended September 30, 2021 and 2020, the Company paid hotel costs of approximately $15 and $334, respectively, to a supplier which is related to one of the owners of the Company.

The Company issued two notes payable to the founders of the Company in September 2020; the notes were paid in full in January 2021.

Note 9 — Segment Information

The Company, including the chief operating decision makers analyze the operations using three distinct operating segments, which include: Group Hotel Bookings, Individual Hotel Bookings and Corporate.

The Group Hotel Booking segment represents commissions earned on Group hotel room stays, generally for Groups requesting nine or more rooms and includes revenue from the sale of Preferred Memberships and SAAS. Individual Hotel Bookings are for reservations between one and eight rooms, generally and includes advertising revenue earned on a pay per click basis.

The Corporate segment includes the remaining activities that are not included as part of the other reportable segments and represents primarily corporate activity.

The following information represents segment activity as of and for the period ended September 30, 2021:

	As of and for the Nine Months Ended September 30, 2021
	Group Hotel Bookings	Instant Hotel Bookings	Corporate	Total
Revenue	$5,681	$34,763	$—	$40,444
Net income (loss)	$3,491	$9,034	$(12,460)	$65
Segment assets	$1,119	$32,757	$486	$34,362

Lexyl Travel Technologies, LLC
d/b/a HotelPlanner.com and MEETINGS.com
Notes to Condensed Combined Consolidated Financial Statements
($ thousands) (Unaudited)

Note 9 — Segment Information (cont.)

The following information represents segment activity as of and for the period ended September 30, 2020:

	As of and for the Nine Months Ended September 30, 2020
	Group Hotel Bookings	Instant Hotel Bookings	Corporate	Total
Revenue	$3,381	$14,156	$—	$17,537
Net income (loss)	$1,297	$5,392	$(7,247)	$(558)
Segment assets	$582	$15,779	$857	$17,218

Note 10 — Commitments and Contingencies

The Company contracts for hosting services related to its websites with varying maturity dates through 2022. Hosting expense for the nine months ended September 30, 2021 and 2020, was approximately $1,081 and $534, respectively, which is classified as a component of Information technology expense in the condensed, combined, consolidated Statements of Income and Comprehensive Income (Loss).

The Company executed contracts for approximately $535 for the license and customization of ERP and CRM software, which will be used internally for the Company’s operations.

Compensation Arrangements

The Company has entered into arrangements with certain employees and consultants which provide for contingent rights to receive equity ownership interests in the Company upon the occurrence of a change-in-control event, as defined in their arrangements. No value has been recorded as compensation for the rights to equity granted under these arrangements, due to the contingent nature of the shares awarded.

On August 9, 2021, the Company entered into a merger agreement which, if consummated, will result in the occurrence of a change-in-control event. Based on the terms contained in the merger agreement, the aggregate value of the contingent equity ownership interests granted to these employees and consultants approximate $4,687. Certain of the equity ownership interests will be subject to vesting provisions.

Note 11 — Subsequent Events

The Company has evaluated subsequent events through November 15, 2021, the date on which the Financial Statements were available to be issued. Other than the matter disclosed below, there have been no material subsequent events that occurred during this period that could require an adjustment to these Financial Statements and their accompanying notes.

Debt Forgiveness

On October 27, 2021, the Company received notice that the second round of funding provided by the PPP loan program was forgiven in full, including $1,257 of principal and $9 of interest expense.

On November 5, 2021 the Company paid the remaining balance due on the term loan.

Report of Independent Registered Public Accounting Firm

To the Managing Members of
Benjamin & Brothers, LLC
d/b/a Reservations.com
Orlando, Florida

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Benjamin & Brothers, LLC d/b/a Reservations.com (the “Company”) at December 31, 2020 and 2019, and the related statements of operations, deficiency in members’ equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has sustained net losses and has accumulated and working capital deficits, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/Daszkal Bolton LLP

We have served as the Company’s auditor since 2021

July 30, 2021
Boca Raton, Florida

Benjamin and Brothers, LLC
d/b/a Reservations.com
Balance Sheets
December 31, 2020 and 2019
($ thousands)

	2020	2019
ASSETS
Current assets:
Cash	$15	$613
Receivables, net	966	2,143
Prepaid expenses and other current assets	110	105
Total current assets	1,091	2,862

Property and equipment, net	13	32
Intangible assets, net	4,621	4,431
Other assets	40	40
Total assets	$5,765	$7,365

LIABILITIES AND DEFICIENCY IN MEMBERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$13,128	$7,988
Advances from business partners	2,626	—
Due to related parties	1,216	120
Loans payable	351	1,250
Total current liabilities	17,321	9,358

Commitments and contingencies

Deficiency in member’s equity:
Member Units, 100 Units authorized,
Class A Units, 91 Units issued and outstanding	(11,582)	(2,224)
Class B Units, 2 Units issued and outstanding	25	231
Class C Units, -0- Units issued and outstanding	—	—
Total deficiency in members’ equity	(11,556)	(1,993)
Total liabilities and deficiency in members’ equity	$5,765	$7,365

Benjamin and Brothers, LLC
d/b/a Reservations.com
Statements of Operations and Comprehensive Loss
For the Years Ended December 31, 2020 and 2019
($ thousands)

	2020	2019
Revenue	$49,262	$62,949

Operating expenses:
Search engine marketing	43,453	46,064
Call center	8,423	8,586
General and administrative	4,370	5,923
Information technology	1,050	1,425
Depreciation and amortization	1,120	1,009
Total operating expenses	58,416	63,007

Operating loss	(9,154)	(57)
Other income (expense):
Factor fees	(419)	(300)
Other income	10	—
Total other (expense)	(409)	(300)

Net loss and comprehensive loss	$(9,564)	$(357)

Benjamin and Brothers, LLC
d/b/a Reservations.com
Statements of Changes in Deficiency in Members’ Equity
For the Years Ended December 31, 2020 and 2019
($ thousands)

	Class A Units	Class B Units	Class C Units	Deficiency in Members’ Equity
Balance, December 31, 2018	$(1,874)	$239	$—	$(1,635)
Net loss	(350)	(8)	—	(357)
Balance, December 31, 2019	(2,224)	231	—	(1,993)
Net loss	(9,358)	(206)	—	(9,564)
Balance, December 31, 2020	$(11,582)	$25	$—	$(11,556)

Benjamin and Brothers, LLC
d/b/a Reservations.com
Statements of Cash Flows
For the Years Ended December 31, 2020 and 2019
($ thousands)

	2020	2019
Cash flows from operating activities:
Net loss	$(9,564)	$(357)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	1,120	1,009
Changes in assets and liabilities:
Accounts receivable	178	1,173
Prepaid expenses and other current assets	(5)	516
Accounts payable	4,231	(2,530)
Due to related parties	693	—
Accrued expenses	(341)	194
Net cash (used in) provided by operating activities	(3,689)	4

Cash flows from investing activities:
Additions to intangible assets	(1,290)	(1,354)
Net cash used in investing activities	(1,290)	(1,354)

Cash flows from financing activities:
Advances from business partners	3,651	—
Repayment of advances from business partners	(25)	—
Proceeds from factor payable	—	1,250
Proceeds from PPP loan	351	—
Proceeds from related party advances	402	(395)
Net cash provided by financing activities	4,380	855

Net decrease in cash	(599)	(494)
Cash at beginning of year	613	1,108
Cash at end of year	$14	$613

Supplemental disclosure of cash flow information:
Income taxes paid	$—	$—
Interest paid	$519	$274
Advances from business partners settled via commissions receivable	$1,000	$—
Financing settled via collection of factored accounts receivables	$1,250	$—

Benjamin and Brothers, LLC
d/b/a Reservations.com
Notes to the Financial Statements
($ thousands)

Note 1 — Business

Description of Business

Benjamin & Brothers, LLC (the “Company”) operating as Reservations.com, a leading online travel company that operates in the travel industry by providing online and offline accommodation booking services to consumers for destinations within the United States of America and abroad. The Company has supply agreements with the largest online travel agencies and bed banks providing access to accommodation inventory. The Company’s business model utilizes search engine marketing campaigns to generate both online and offline reservation booking activity using their suppliers’ accommodation inventory.

Entity History

The Company was originally formed on January 24, 2013, in the State of Washington. On July 17, 2014, the Company filed Articles of Conversion from a Washington limited liability company to a Delaware limited liability company Pursuant to Chapter 25.15 of the Washington Limited Liability Company Act effective July 25, 2014. The conversion was approved as required by Chapter 25.15 of the Washington Limited Liability Company Act and as required by Section 18-214 of the Delaware Limited Liability Company Act. On July 27, 2014, the State of Delaware certified the formation of the Company effective July 25, 2014. On December 27, 2017, the Company filed articles of conversion to convert from a Delaware limited liability company to a Florida limited liability company.

COVID-19

During 2020, the COVID-19 pandemic has severely restricted the level of economic activity around the world and is continuing to have an unprecedented effect on the global travel industry. The various government measures implemented to contain the COVID-19 pandemic, such as imposing restrictions on travel and business operations and advising or requiring individuals to limit or forgo their time outside of their homes, initially led to unprecedented levels of cancellations and chargebacks. The COVID-19 pandemic adversely and materially affected our business, results of operations, liquidity and financial condition during the year ended December 31, 2020. The duration and total impact of COVID-19 remains uncertain, and it is difficult to predict how the recovery will ultimately affect the travel industry and our Company, going forward.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company believes that the assumptions underlying the financial statements are reasonable. However, these financial statements do not present our future financial position, the results of future operations and cash flows.

Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates. Significant estimates include the Company’s cancellation rate on non-consumed bookings and useful lives of website development costs and enhancements.

Benjamin and Brothers, LLC
d/b/a Reservations.com
Notes to the Financial Statements
($ thousands)

Note 2 — Significant Accounting Policies (cont.)

Going Concern

As shown in the accompanying financial statements, the Company has sustained a net loss of approximately $9,600 for the year ended December 31, 2020, and has a deficit working capital of approximately $16,200 and deficiency in members’ equity of approximately $11,600 at
December 31, 2020. These matters raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the issuance of this report.

The Company has funded its operating activities through advances from its business partners and delayed settlements of related party and other accounts payable. The Company intends to continue to seek funding through advances from its business partners and from private and/or public sales of securities until such time that the Company generates sufficient cash flow to sustain its operations.

There is no guarantee that the Company will be able to raise sufficient capital or generate a level of revenues to sustain its operations. Management believes that the Company’s capital requirements depend on many factors, including liquidity necessary for the continued marketing of its travel booking services offerings.

During December 2020, the Company executed a Letter of Intent (the “LOI”) with a complimentary accommodation travel company pursuant to which the parties agreed to pursue a transaction with a Special Purpose Acquisition Company (“SPAC”) that would result in the SPAC acquiring the combined companies. Management believes that the completion of the transactions contemplated by the LOI would provide sufficient additional capital to alleviate the substantial doubt as to the Company’s ability to continue as a going concern. However, the Company can provide no assurances that the transactions contemplated by the LOI will be completed.

The financial statements do not include any adjustments relating to the carrying amounts of recorded assets or the carrying amounts and classification of recorded liabilities that may be required should the Company be unable to continue as a going concern.

Adoption of Topic 606, Revenue from Contracts with Customers

The Financial Accounting Standards Board (FASB) issued new guidance that created Topic 606, Revenue from Contracts with Customers, in the Accounting Standards Codification (ASC). Topic 606 supersedes the revenue recognition requirements in FASB ASC 605, Revenue Recognition, and requires the recognition of revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services. The new guidance also added Subtopic 340-40, Other Assets and Deferred Costs-Contracts with Customers, to the ASC to require the deferral of incremental costs of obtaining a contract with a customer. Collectively, the Company refers to the new Topic 606 and Subtopic 340- 40 as the “new guidance.”

The Company adopted the requirements of the new guidance as of January 1, 2019, utilizing the modified retrospective method of transition. As a result, the Company recorded a $2,701 cumulative adjustment to members’ equity as of January 1, 2019, to reflect the effect of the new guidance. The Company applied the new guidance using the practical expedient provided in Topic 606 that allows the guidance to be applied only to contracts that were not complete as of January 1, 2019. Adoption of the new guidance resulted in changes to our accounting policies for Direct Response Advertising.

Cash and Cash Equivalents

For purposes of reporting cash flows, the Company considers all highly liquid accounts with original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at December 31, 2020 and 2019.

Benjamin and Brothers, LLC
d/b/a Reservations.com
Notes to the Financial Statements
($ thousands)

Note 2 — Significant Accounting Policies (cont.)

Receivables, net

The Company’s receivables primarily consist of commissions earned from consumed bookings due and payable from accommodation suppliers and are recorded at the invoiced amount. As of December 31, 2020 and 2019, the Company’s management determined that the stated amounts recorded were fully collectible as they are based on consumed reservations (reservations that have already taken place) and accordingly, did not establish a separate allowance for doubtful accounts. Receivables are reported net of any fees and charges due to each of the corresponding accommodation inventory suppliers and factoring advances for any purchase and sale agreements outstanding as of December 31, 2020 and 2019 (Note 3).

Intangible Assets

The Company’s intangible assets consist of its domain names, website, and website enhancements.

The Company amortizes intangible assets with finite lives on a straight-line basis over their estimated useful lives. Intangible assets including Internet domain names, website development cost and website development enhancements cost (Note 4) are being amortized using the straight-line method over estimated useful lives of 5 to 10 years. Website development enhancements consist primarily of related party consulting fees and guaranteed payments (Note 6), outside developers and in-house payroll.

Revenue Recognition

The Company generates a significant amount of its revenue from individual travel booking activity through online and offline travel booking services offered to travel consumers. Revenue is reported net of merchant bank fees, merchant disputes and customer refunds.

Hotel Revenue — Agency

Under the “agency” model, the Company passes reservations booked by the traveler to the relevant travel supplier and the travel supplier serves as the merchant of record for such bookings.

Under the “agency-like” merchant model, the Company provides travelers access to book accommodation reservations through our affiliate agreements (Note 9), which provide us with availability information for rooms but which we have no control over availability and do not bear inventory risk. Travelers pay us for merchant accommodation transactions at the time of reservation. Upon booking consumption, the Company is invoiced for the merchant accommodation transaction cost under net 15 days terms. Under this model, the total merchant accommodation transactions receipts are netted against the merchant accommodation transaction cost billed in reporting agency revenue.

In both “agency” and “agency-like” merchant booking, the Company receives commissions from the travel supplier. The Company classifies these reservations as either consumed bookings or non- consumed bookings and recognizes the related revenues from these booking services, net of any related chargebacks, when the following revenue recognition criteria have been met:

Consumed Bookings: Check-out has occurred, the “Agency Fee” is determinable, and collection is reasonably assured.

Non-Consumed Bookings: Travel booking has occurred, funds have been collected, the type of booking is determinable, a cancellation rate is determinable, the “Agency Fee” is determinable, and collection is reasonably assured.

Benjamin and Brothers, LLC
d/b/a Reservations.com
Notes to the Financial Statements
($ thousands)

Note 2 — Significant Accounting Policies (cont.)

Hotel Revenue — Merchant

Merchant revenues are derived from reservations made through the Company’s website where the Company facilitates payment for the travel services provided. The Company provides travelers access to book accommodation reservations through our contracts with lodging suppliers, which provide us with rates and availability information for rooms but which we have no control over availability and do not bear inventory risk. Travelers pay us for merchant accommodation transactions at the time of reservation. The Company initially records the payments received as a liability due to the respective accommodation supplier for the cost of the booked lodging and deferred revenue for the “mark-up” associated with the travel booking. The Company presents merchant revenues on a net basis of the associated accommodation cost and any related chargebacks on the accompanying statements of operations. Upon booking consumption, the Company is invoiced by the lodging suppliers for the merchant accommodation transaction cost under net 15 days terms.

During the years ended December 31, 2020 and 2019 total accommodation revenue was approximately $28,050 and $36,901, respectively.

Service Fee Revenue

The Company charges the traveler a service fee in connection with our accommodation booking services upon the completion of the reservation.

During the years ended December 31, 2020 and 2019 total service fee revenue was approximately $19,047 and $17,271, respectively.

Advertising Revenue

Advertising is primarily earned for advertising placements on the Company’s website. Revenue is earned when a customer clicks on an advertisement.

During the years ended December 31, 2020 and 2019 total advertising revenue was approximately $2,164 and $8,777, respectively.

Search Engine Marketing

Search engine marketing is paid search using advertisements based on the Company’s keyword management strategy on search engine results pages. The Company bids on keywords that users of services such as Google and Microsoft Bing might enter when looking for certain travel destinations which gives the Company the opportunity for its advertisements to appear alongside results for those search queries.

Direct-response advertising primarily consists of the Company’s pay-per-click advertising costs incurred from search engine websites on which the online ads with direct links to the Company’s websites are placed. With the adoption of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606 by the Company on January 1, 2019, advertising costs are now expensed as incurred. During the years ended December 31, 2020 and 2019 total search engine marketing and direct-response advertising expenses were approximately $43,453 and $46,064, respectively.

Call Center

The Company outsources its call center services to handle customers sales and service interaction. During the years ended December 31, 2020 and 2019 total call center costs were approximately $8,422 and $8,586, respectively.

Benjamin and Brothers, LLC
d/b/a Reservations.com
Notes to the Financial Statements
($ thousands)

Note 2 — Significant Accounting Policies (cont.)

General and Administrative Expense

General and administrative expenses consist primarily of personnel, outsourced services, professional service fees including audit, legal, tax and accounting, occupancy, and other operating expenses.

Income Taxes

The Company files a partnership tax return. The Company’s taxable income and losses pass through to the members; therefore, no provision for income taxes is reflected in these financial statements. The Company accounts for uncertainty in income taxes in accordance with GAAP, which requires recognition in the financial statements of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company has no material unrecognized tax positions that would affect the accompanying financial statements and, therefore, no adjustments to its financial position, results of operations or cash flows were required.

The Company’s tax returns for 2017 through 2019 remain subject to examination by major tax jurisdictions. The Company recognizes accrued interest and penalties related to uncertain tax positions, if any, as income tax expense. The Company does not expect that unrecognized tax benefits will increase within the next twelve months.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases, (Accounting Standards Codification “ASC” Topic 842) which amends the existing guidance to require lessees to recognize lease assets and lease liabilities from operating leases in the balance sheet and affects certain financial statement disclosure requirements for both lessees and lessors. In addition, the FASB issued ASU 2018-10 and ASU 2018-11 in July 2018 to clarify and correct unintended application of guidance in ASC Topic 842. In December 2018, the FASB issued ASU 2018-20 to provide additional guidance on application of ASC Topic 842 and allow certain accounting policy elections. In March 2019, the FASB issued ASU 2019-01 to provide additional implementation guidance related to ASC Topic 842. The amendments in these updates are generally effective for fiscal years beginning after December 15, 2019. Early adoption is permitted. Management expects to record a right of use asset and liability upon adoption of ASU 2016-02.

In June 2016, the FASB issued ASU 2016-13 Financial Instruments, Measurement of Credit Losses on Financial Instruments (Topic 326). The main objective of this update is to replace the incurred loss impairment methodology under current GAAP, with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates.

Trade receivables that management has the intent and ability to hold for the foreseeable future until payoff shall be reported in the balance sheets at outstanding principal adjusted for any charge-offs and the allowance for credit losses (no longer referred to as the allowance for doubtful accounts). In November 2018, the FASB issued ASU 2018-19 to clarify and improve areas of guidance related to Topic 326. In April 2019, the FASB issued ASU 2019-04 to clarify and improve areas of guidance related to Topic 326. In May 2019, the FASB issued ASU 2019-05 to provide transition relief related to Topic 326. In November 2019, the FASB issued ASU 2019-10 which updated the effective date related to Topic 326 and ASU 2019-11 to clarify and address stakeholders’ specific issues related to Topic 326. ASU 2016-13 and the related amendments are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted. Management does not believe that the adoption of ASU 2016-13 and its related amendments will have a material impact on the Company’s financial statements.

Benjamin and Brothers, LLC
d/b/a Reservations.com
Notes to the Financial Statements
($ thousands)

Note 2 — Significant Accounting Policies (cont.)

Date of Management’s Review

The Company has evaluated subsequent events (Note 11) and transactions for potential recognition or disclosure in the financial statements through July 21, 2021, the date the financial statements were available to be issued.

Note 3 — Receivables, net

Accounts Receivable

Accounts receivable from accommodation inventory suppliers are generally due within fifteen days and are recorded at invoiced amount with no allowance for expected uncollectible amounts. Collections from merchant banks resulting from customer payment settlements, net of associated fees and expenses, are generally settled within two days and are recorded at net settlement amount with no allowance for expected uncollectible amounts. The Company considers accounts outstanding longer than the contractual payment terms as past due. As of December 31, 2020 and 2019, the amount of accounts receivable, net of deferred revenue receivable, totaled approximately $1,365 and $3,343, respectively.

Deferred Revenue Receivable

For non-consumed bookings under agency revenue and merchant revenue models, the Company estimates cancellation rates based upon historical experience. As of December 31, 2020 and 2019, net non-consumed bookings totaled approximately $4,671 and $3,029, respectively.

Factoring

The Company is a party to a Factoring Agreement with a factor (the “Factor”). Pursuant to the Factoring Agreement, the Factor shall advance the Company 90% of the face amount of purchased Consumed accounts receivable and 75% of purchased non-Consumed accounts receivable (deferred revenue receivable) upon delivery of no less than $1,000,000 per month of approved accounts receivable (monthly base sales amount) during each 30-day period. The fee to be earned by the Factor is based upon the date the Factor collects the amounts due under the accounts receivable as defined in the Purchase and Sale Agreement (the “Purchase and Sale Agreement”) that is executed with each factor receivable advance. The Company may terminate the Factoring Agreement by providing the Factor with a 90-day cancellation notice.

The Company entered into a security agreement in connection with the Factoring Agreement for the purpose of securing the performance of the Company’s obligations arising out of the representations made in the Purchase and Sale Agreements; however, not the payment of the accounts receivable purchased by the Factor. In addition, the Company granted the Factor with a security interest in substantially all of the Company’s property. The Company is not liable to repay any portion of the advance amount if any portion of the advance amount is not paid by the account debtor except if the Company makes certain misrepresentations in connection with the Purchase and Sales Agreements or there are reductions in the amount paid on an account receivable by means of an allowance, discount, return or other offset.

For the years ended December 31, 2020 and 2019, the Company incurred approximately $419 and $300 of factoring fees, respectively and are included as factor fees in the accompanying statements of operations. Miscellaneous factor fees for the years ended December 31, 2020 and 2019 of approximately $67 and $2, respectively are included in general and administrative expenses.

Benjamin and Brothers, LLC
d/b/a Reservations.com
Notes to the Financial Statements
($ thousands)

Note 3 — Receivables, net (cont.)

Receivables Sold in Factoring

As of December 31, 2020, unfunded factored receivables totaled approximately $400,000, which were funded in January 2021. As of December 31, 2019, amounts factored totaled approximately $1,200,000 and are included as a reduction of receivables, net on the accompanying balance sheet.

Receivables, net are summarized as follows at December 31:

	2020	2019
Trade receivables	$6,037	$6,372
Less: deferred revenue receivable, net	(4,671)	(3,029)
Accounts receivable	1,366	3,343
Less: receivables sold in factoring	(400)	(1,200)
Receivables, net	$966	$2,143

Note 4 — Intangible Assets

Internet Domain Names

The Company entered into an arrangement with Sabre GLBL, Inc. in connection with a certain Domain License Agreement (2013) and Domain Name Transfer Agreement (2015) (the “Agreements”) whereby the Company obtained the exclusive right and license to use and acquire the domains www.reservation.com and www.reservations.com (collectively referred to as the “License Domains”).

In 2017, the Company completed its acquisition of the License Domains from Sabre GLBL, Inc. through the execution of a Domain Name Transfer Agreement.

The website domains cost is being amortized using the straight-line method over 10 years.

Amortization expense related to the Website Domains totaled approximately $87 for each of the years ended December 31, 2020 and 2019.

Website Development Cost and Enhancements

The Company incurred costs for website development enhancements, which were placed into service at various times during 2015 — 2020. The website development costs are amortized using the straight-line method over 5 to 7 years.

Amortization expense related to the website development totaled approximately $1,013 and $901 for the years ended December 31, 2020 and 2019, respectively.

The website domains and development enhancements included in intangible assets, net, are summarized as follows at December 31:

	2020	2019
Internet domain names	$973	$973
Website development costs	7,662	6,372
Less: accumulated amortization	(4,014)	(2,914)
Website development costs, net	$4,621	$4,431

Benjamin and Brothers, LLC
d/b/a Reservations.com
Notes to the Financial Statements
($ thousands)

Note 5 — Advances from and Balances Due Business Partners

Travel Agent (“TA”) Partner

The Company has a Travel Agent Affiliation Agreement (“TA Affiliation Agreement”) with TA. Amendment No. 1 (“Amendment 1”) to the TA Affiliation Agreement provides the Company with an incentivized Cash Flow Supplement program whereby the Company upon achieving certain defined net booking value (“NBV”) benchmarks could receive up to $3,000 in aggregate advances from TA upon the achievement of net booking reservation targets, as defined. Under the terms of the Amendment, there is no collateral or guarantee by the Company.

Under the terms of Amendment 1, beginning with the payment for December 2020 earned commissions and continuing each monthly commission cycle thereafter until the outstanding balance is paid in full, the Company agreed to have $125 applied against commissions earned. As of December 31, 2020, the net amount due to TA totaled approximately $1,875.

Affiliation (“PA”) Partner

The Company has an affiliate agreement (“PA Affiliation Agreement”) with Affiliation (PA) Partner. The balance owed by the Company to PA was approximately $3,021 at April 2020.

Under the terms of an April 2020 amendment, in addition to an initial payment $25 by the Company, a series of commission revenue receivables totaling approximately $1,304 were offset against the balance of customer payments due resulting in a net balance due of approximately $1,691 as of May 31, 2020. Beginning June 30, 2020 and continuing on the 30th of each month thereafter until the outstanding balance is paid in full, the Company agreed to pay PA $125. As of December 31, 2020, the amount due to PA totaled approximately $751.

Future minimum annual deduction repayments required under the collective Amendments are as follows:

Years Ending December 31,
2021	$2,251
2022	375
$2,626

Note 6 — Related Party Transactions

Legal Consultant

The Company engages a related party through common ownership for legal consulting services in exchange for a monthly fee of $17. For each of the years ended December 31, 2020 and 2019, legal fees charged to operations and included in general and administrative expenses totaled approximately $206. As of December 31, 2020 and 2019, the amount due to this related party totaled approximately $103 and $17, respectively.

Business Development Services

The Company engages a related party through common ownership for business development services in exchange for a monthly fee of $16. For each of the years ended December 31, 2020 and 2019, business development fees charged to operations and included in general and administrative expenses totaled approximately $194. As of December 31, 2020 and 2019, the amount due to this related party totaled approximately $97 and $16, respectively.

Benjamin and Brothers, LLC
d/b/a Reservations.com
Notes to the Financial Statements
($ thousands)

Note 6 — Related Party Transactions (cont.)

Marketing Services

The Company engages a related party through common ownership for marketing services in exchange for a monthly fee of $82. For each of the years ended December 31, 2020 and 2019, marketing fees charged to operations and included in general and administrative expenses totaled approximately $987. As of December 31, 2020 and 2019, the amount due to this related party totaled approximately $478 and $82, respectively.

Financing Consultant

The Company engages a related party through common ownership for financing consulting services in exchange for a monthly fee of $2. For each of the years ended December 31, 2020 and 2019, financing consulting fees charged to operations and included in general and administrative expenses totaled approximately $26. As of December 31, 2020 and 2019, the amount due to this related party totaled approximately $13 and $2, respectively.

Web Development and Technology Consultant

The Company engages a related party through common ownership for web development and technology consulting services in exchange for a monthly fee of $82. For the years ended December 31, 2020 and 2019, web development and technology fees charged to operations and included in general and administrative expenses totaled approximately $243 and $217, respectively, and approximately $744 and $770, respectively were capitalized as part of the Company’s website development cost pursuant to various consulting service agreements between the related party and the Company (Note 4). As of December 31, 2020 and 2019, the amount due to this related party totaled approximately $478 and $82, respectively.

Guaranteed Payments

The Company has informal agreements with two of its managing members to pay approximately $17 in guaranteed monthly payments to each member, or $200 annually. For the years ended December 31, 2020 and 2019, guaranteed payments charged to operations and included in general and administrative expenses totaled approximately $223 and $242, respectively. Of these amounts, approximately $149 and $161 were capitalized as part of the Company’s website development enhancements as of December 31, 2020 and 2019, respectively (Note 4).

Due to Related Parties

Included in due to related parties on the accompanying balance sheets are amounts due to one of the managing members for expenses paid on behalf of the Company. As of December 31, 2020 and 2019, these amounted to approximately $45 and $323, respectively.

Benjamin and Brothers, LLC
d/b/a Reservations.com
Notes to the Financial Statements
($ thousands)

Note 6 — Related Party Transactions (cont.)

General and administrative expense allocable to related party transactions are summarized as follows for the years ended December 31:

	2020	2019
Legal	$206	$206
Business development	194	194
Marketing services	987	987
Financing consulting	26	26
Technology	244	217
Guaranteed payments	372	403
Less: amounts capitalized	(149)	(161)
General and administrative – related party	1,880	1,872
General and administrative – third party	2,490	4,051
General and administrative – total	$4,370	$5,923

Note 7 — Loans Payable

Factor Payable

On December 27, 2019, the Company executed a purchase and sale agreement with under its Factoring Agreement (Note 3) whereby the Company sold $1,667 of its non-consumed deferred revenue receivable resulting in an advance amount of $1,250. As of December 31, 2019, the advance amount of $1,250 is included in Loans payable. This advance amount together with associated factor fees and expenses was repurchased and settled in 2020.

Paycheck Protection Program

On April 17, 2020 (the “Origination Date”), the Company received approximately $351 in aggregate loan proceeds (the “PPP Loan”) from JPMorgan Chase Bank, NA (the “Lender”) pursuant to the Paycheck Protection Program established under the CARES (the Coronavirus Aid, Relief, and Economic Security) Act of 2020 which provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business.

Payments of principal and interest are deferred for the first six months following the Origination Date, and the PPP Loan matures in two years after the Origination Date.

Following a deferral period, the Company is required to make payments of principal and interest accrued under the PPP Loan in monthly installments based upon an amortization schedule to be determined by the Lender based on the principal balance of the PPP Loan outstanding following the deferral period and taking into consideration any portion of the PPP Loan that may be forgiven prior to that time.

The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight-week period. The Company intends to use the proceeds for purposes consistent with the PPP.

The Company accounted for the PPP Loan in accordance with FASB ASC Topic 470, Debt, whereby the Company recorded the PPP Loan as debt. In accordance with the CARES Act, the borrowers me apply for forgiveness of the PPP Loan based on eligible costs incurred during the covered period following the disbursement of funds.

Benjamin and Brothers, LLC
d/b/a Reservations.com
Notes to the Financial Statements
($ thousands)

Note 7 — Loans Payable (cont.)

While the Company currently believes that its use of the loan proceeds will meet the conditions for forgiveness of the PPP Loan, the Company cannot assure you that it will not take actions that could cause the Company to be ineligible for forgiveness of the PPP Loan, in whole or in part. As of December 31, 2020, the amount of the outstanding PPP Loan totaled approximately $351 and is included in Loans payable.

Note 8 — Deficiency in Members’ Equity

In accordance with the Company’s Amended and Restated Operating Agreement (the “Operating Agreement”), the Company is authorized to issue membership interests in the Company designated as (“Units”). The capital structure of the Company consists of three classes of Member Units: Class A Voting Units (the “Class A Voting Units”), Class B Non-Voting Units (the “Class B Non-Voting Units”) and Class C Non-Voting Units (the “Class C Non-Voting Units”). The total number of Units which the Company shall initially have authority to issue is one hundred (100), and such number may be increased from time to time by the unanimous vote of the Class A Members. To date, the Company has issued 93 Units of which 91 are Class A Units and 2 are Class B Units. No Class C Units have been issued to date.

Holders of Class A Voting Units are entitled to vote on certain matters as further defined in the Operating Agreement. The holders of Class B and Class C Non-Voting Units are non-voting. As of December 31, 2020 and 2019, 2.151% of the total issue member units were Class B Non-Voting Units and the remaining units were Class A Voting Units.

Note 9 — Commitments and Contingencies

Lease Agreements

During 2020 and 2019, the Company had an operating lease for its Orlando corporate office location that expires in August 2022. In April 2019, the Company executed a lease extension for its Orlando corporate office location (“Extended Lease”) for an additional 36 months.

Future minimum annual rental payments required under the operating lease and the extended lease are as follows:

Years Ending December 31,
2021	$95
2022	57
$152

Rent expense charged to operations for the operating lease totaled approximately $101 and $107 for the years ended December 31, 2020 and 2019, respectively.

Call Center Agreement

In 2016, the Company entered into an agreement with an unrelated third party for outsourced customer service call center services (the “Call Center Agreement”). The Call Center Agreement is effective for a five-year period, expiring in August 2021, and automatically renews in one-year increments unless earlier terminated by either party with a minimum notice of 120 days. Fees include one-time training fees and a per call rate, which will vary depending on the volume of calls as further defined in the Call Center Agreement. The Company has the right to immediately terminate the agreement if call conversion or call abandon rates fall below a certain percentage as further defined in the Call Center Agreement.

Benjamin and Brothers, LLC
d/b/a Reservations.com
Notes to the Financial Statements
($ thousands)

Note 9 — Commitments and Contingencies (cont.)

The Call Center Agreement contains an additional chat support service, which is effective for a period of 5 years expiring in December 2021 and automatically renews for two one-year periods. Fees include one-time training fees and a fixed annual fee per chat agent as further defined in the Call Center Agreement.

The Company may terminate chat support services at any time upon giving a written notice of 90 days, however, may be liable to pay for investment costs incurred by the third party as further defined in the Call Center Agreement. Furthermore, if more than 5 full time chat agents are employed at the time of termination, the Call Center Agreement requires notice of 120-180 days.

For the years ended December 31, 2020 and 2019, the Company incurred call center expenses of approximately $8,422 and $8,585, respectively.

Affiliation Agreements

Affiliate (“AA”) Partner

In 2014, the Company executed an affiliation agreement with the AA (“AA Affiliation Agreement”) whereby the Company actively markets the travel products and services which may be offered by the AA through hosted websites maintained by AA or interfaced websites maintained by the Company. The term of the AA Affiliation Agreement expires in February 2020. The term will automatically renew for one or more successive one-year periods if neither party gives written notice of termination at least 60 days prior to expiration of the then current term. The AA Affiliation Agreement has been automatically extended through February 2022.

In exchange for providing these services, the Company is paid a monthly marketing fee equal to certain fixed percentages of the AA’s gross profit amounts as defined in the AA Affiliation Agreement and the related amendments executed between the Company and the AA.

In addition to the monthly marketing fees, the Company may earn annual bonus amounts should the Company exceed certain gross booking value (“GBV”) thresholds as defined in the AA Affiliation Agreement. For the years ended December 31, 2020 and 2019, no such bonus amounts were earned.

In connection with the AA Affiliation Agreement and related amendments executed between the Company and the AA, the Company may receive advanced commissions. The percentage amount of the advanced commissions that the Company is entitled to retain or repay is based upon the amount of GBV that the Company achieves from consumed transactions during a specified period of time. For the years ended December 31, 2020 and 2019, no such amounts were earned.

During the years ended December 31, 2020 and 2019, total net fees paid by the AA to the Company totaled approximately $16,840 and $23,208, respectively.

Pursuant to a 2016 amendment of the AA Affiliation Agreement, the Company may be liable to the AA for non-fraudulent chargebacks exceeding certain varying percentages of the GBV for any given period as defined in the agreement. For the years ended December 31, 2020 and 2019, these charges amounted to approximately $1,106 and $1,655, respectively and are included as a reduction to agency revenues.

Travel Agent (“TA”) Partner

In February 2016, the Company (“Affiliate”) executed a Travel Agent Affiliation Agreement (“TA Affiliation Agreement”) with the TA whereby the Company actively markets the travel products and services which may be offered by the TA through hosted websites maintained by the TA or interfaced websites maintained by the Company.

Benjamin and Brothers, LLC
d/b/a Reservations.com
Notes to the Financial Statements
($ thousands)

Note 9 — Commitments and Contingencies (cont.)

The TA Affiliation Agreement automatically renews at the end of each 12-month contract period. The TA Affiliation Agreement can be terminated by either party with upon notice being provided at least 30 days prior to the end of any term. The TA Affiliation Agreement has been automatically extended through February 2022.

In November 2020, Amendment No. 1 (“Amendment”) to the TA Affiliation Agreement was executed to provide the Company with an incentivized Cash Flow Supplement program whereby the Company upon achieving certain defined net booking value (“NBV”) benchmarks could receive up to $3,000 in aggregate advances from the TA (Note 5).

During the years ended December 31, 2020 and 2019, total net fees paid by the TA to the Company totaled approximately $6,221 and $4,894 respectively.

Affiliation (“PA”) Partner

In 2016, the Company executed an affiliation agreement with the PA (“PA Affiliation Agreement”) whereby the Company actively markets the travel products and services which may be offered by the PA through hosted websites maintained by the PA or interfaced websites maintained by the Company. The PA Affiliation Agreement terminates in May 2020 and automatically renews at the end of each 12-month contract period. The PA Affiliation Agreement can be terminated by either party with at least 30 days written notice. For each transaction originated on the Company’s website, the PA will receive a commission as further described in the PA Affiliation Agreement. The PA Affiliation Agreement has been automatically extended through May 2022.

In May 2017, an amendment to the PA Affiliation Agreement was executed to specify that the Company will collect all customer payments directly through their website and remit the cost of the reservation to the PA, with the remaining amount collected to be recognized as revenue by the Company. The amendment also specified that the Company must provide a financial guarantee deposit to cover the expected receivables due from the Company. During the years ended December 31, 2020 and 2019, total net fees paid by the PA to the Company totaled approximately $5,321 and $8,617, respectively.

The deposit shall be held by the PA as guarantee of payment and in the event the Company does not make the required payment on any invoice within the applicable period of time, the PA reserves the right to draw on the cash deposit to satisfy the amounts owed. As of December 31, 2020 and 2019, the amount of the financial guarantee deposit held by the PA totaled approximately $0 and $5,500, respectively, and is included as a reduction of accounts payable on the accompanying balance sheets. In April 2020, Amendment No. 5 to the PA Affiliation Agreement was executed as settlement for balance owed by the Company to the PA totaling approximately $3,021 (Note 5).

Claims

The Company, from time to time, may be subject to potential claims encountered in the normal course of business. In the opinion of management, the resolution of such claims will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Cash is maintained at financial institutions, which at times may exceed federally insured limits. The Company’s cash balances were insured up to $250 at December 31, 2020. As of December 31, 2020, the amounts on deposit in these accounts did not exceed the FDIC insurance limits. To date, the Company has not experienced any losses related to these accounts.

Benjamin and Brothers, LLC
d/b/a Reservations.com
Notes to the Financial Statements
($ thousands)

Note 10 — Concentration of Risk

Cash

Cash is maintained at financial institutions, which at times may exceed federally insured limits. The Company’s cash balances were insured up to $250 at December 31, 2020. As of December 31, 2020, the amounts on deposit in these accounts did not exceed the FDIC insurance limits. To date, the Company has not experienced any losses related to these accounts.

Revenues

Agency revenues from commissions earned from consumed individual bookings collected by two (2) accommodation inventory suppliers accounted for approximately 44% and 50% of the Company’s net revenues for the years ended December 31, 2020 and 2019, respectively.

Receivables

Commissions earned from consumed individual bookings collected by two (2) accommodation inventory suppliers accounted for approximately 46% of the Company’s receivables as of
December 31, 2020. One (1) accommodation inventory supplier accounted for approximately 69% of the Company’s trade receivables at December 31, 2019.

Accounts Payable

Three (3) vendors accounted for approximately 89% and 86% of the Company’s trade accounts payable at December 31, 2020 and 2019, respectively.

Note 11 — Subsequent Events

Advances from and Balanced Due to Business Partners

Travel Agent (“TA”) Partner

In January 2021, Amendment No. 2 to the TA Affiliation Agreement was executed with the TA to provide the Company with an increased incentivized Cash Flow Supplement program whereby the Company upon achieving certain defined NBV benchmarks could receive up to $4,500 in aggregate advances from the TA.

Years Ending December 31,
2021	$2,500
2022	3,000
2023	875
$6,375

In February 2021, Amendment No. 3 (“Amendment”) to the TA Affiliation Agreement was executed with the TA for an additional advance of $3,000. Under the terms of the Amendment No. 3, beginning with the payment for February 2021 earned commissions and continuing each monthly commission cycle thereafter for the twenty-four (24) months until the outstanding balance is paid in full, the Company agreed to pay the TA $125.

As of May 31, 2021, the net amount due to TA totaled approximately $6,375.

Benjamin and Brothers, LLC
d/b/a Reservations.com
Notes to the Financial Statements
($ thousands)

Note 11 — Subsequent Events (cont.)

Affiliate (“AA”) Partner

On January 1, 2021, Amendment No. 8 to the AA Affiliate Agreement was executed to provide the Company with a Marketing Fee Pre-Payment, whereby starting on January 15, 2021, the AA shall make quarterly advance Marketing Fee payments to the Company each calendar quarter for a 12-month period (“Pre-Payment(s)”). The Pre-Payment for the first calendar quarter was $3,350. Thereafter, the amount of the Pre-Payment shall be determined by the AA in its sole discretion. The AA shall pay the Pre-Payment for each calendar quarter on the 15th of the first month of that quarter.

Due to Related Parties

On June 30, 2021, members which are parties to consulting agreements with the Company elected to convert outstanding balances due and payable collectively totaling $1,709 at June 30, 2021 to Members’ Equity.

Loans Payable

Paycheck Protection Program

On May 12, 2021, the Company received notification of loan forgiveness on the PPP Loan in the amount of approximately $355, inclusive of accrued interest.

Paycheck Protection Program — Second Draw

On April 1, 2021 the Company received $265 in aggregate loan proceeds (the “Second Draw — PPP Loan”) pursuant to the Paycheck Protection Program established under the CARES Act of 2020.

Payments of principal and interest are deferred for the first six months following the Origination Date, and the Second Draw — PPP Loan matures in two years after the Origination Date, as defined.

In accordance with the CARES Act, the borrowers may apply for forgiveness of the Second Draw — PPP Loan based on eligible costs incurred during the covered period following the disbursement of funds.

Benjamin & Brothers, LLC
d/b/a Reservations.com
Condensed Balance Sheets
September 30, 2021 (Unaudited) and December 31, 2020
($ thousands)

	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS

Current assets:
Cash	$813	$15
Receivables, net	2,922	966
Prepaid expenses and other current assets	130	110
Total current assets	3,865	1,091

Property and equipment, net	11	13

Intangible assets, net	4,798	4,621

Other assets	37	40

Total assets	$8,711	$5,765

LIABILITIES AND DEFICIENCY IN MEMBERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$16,144	$13,128
Advances from business partners	2,716	2,626
Due to related parties	—	1,217
Loans payable	265	351
Total current liabilities	19,125	17,322

Commitments and contingencies

Deficiency in members’ equity:
Member Units, 100 Units authorized
Class A Units, 91 Units issued and outstanding	(10,467)	(11,582)
Class B Units, 2 Units issued and outstanding	53	25
Class C Units, 0 Units issued and outstanding	—	—
Total deficiency in members’ equity	(10,414)	(11,557)

Total liabilities and deficiency in members’ equity	$8,711	$5,765

Benjamin & Brothers, LLC
d/b/a Reservations.com
Condensed Statements of Operations
For the Nine Months Ended September 30, 2021 and 2020 (Unaudited)
($ thousands)

	Nine Months Ended September 30,
	2021	2020
Revenue	$66,773	$36,498

Operating expenses:
Search engine marketing	52,380	31,948
Call center	8,090	6,183
General and administrative	5,295	3,175
Information technology	615	855
Depreciation and amortization	854	822
Total operating expenses	67,234	42,983

Operating loss	(461)	(6,485)

Other income (expense):
Gain on extinguishment of debt	355	—
Other income	—	10
Factor fees	(281)	(367)
Total other income (expense)	74	(357)

Net loss	$(387)	$(6,842)

Benjamin & Brothers, LLC
d/b/a Reservations.com
Condensed Statements of Changes in Deficiency in Members’ Equity
For the Nine Months Ended September 30, 2021 and 2020 (Unaudited)
($ thousands)

	Class A Units	Class B Units	Class C Units	Deficiency in Members’ Equity
Balance, December 31, 2019	$(2,224)	$231	$—	$(1,993)

Net loss	(6,695)	(147)	—	(6,842)
Balance, September 30, 2020	$(8,919)	$84	$—	$(8,835)

Balance, December 31, 2020	$(11,581)	$25	$—	$(11,556)

Capital contribution via assumption of liabilities by members	1,492	37	—	1,529

Net loss	(378)	(9)	—	(387)
Balance, September 30, 2021	$(10,467)	$53	$—	$(10,414)

Benjamin & Brothers, LLC
d/b/a Reservations.com
Condensed Statements of Cash Flows
For the Nine Months Ended September 30, 2021 and 2020 (Unaudited)
($ thousands)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net loss	$(387)	$(6,842)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	854	822
Gain on extinguishment of debt	(355)	—
Changes in assets and liabilities:
Accounts receivable	(20,715)	923
Prepaid expenses and other current assets	(17)	(55)
Accounts payable and accrued expenses	4,251	4,455
Due to related parties	(1,216)	728
Net cash (used in) provided by operating activities	(17,585)	31

Cash flows from investing activities:
Additions to intangible assets	(1,031)	(928)
Net cash used in investing activities	(1,031)	(928)

Cash flows from financing activities:
Advances from business partners	19,149	—
Proceeds from PPP loan	265	351
Net cash provided by financing activities	19,414	351

Net increase in cash	798	(546)
Cash at beginning of year	15	613
Cash at end of period	$813	$67

Supplemental disclosure of cash flow information:
Income taxes paid	$—	$—
Interest paid	$114	$255
Advances from business partners settled via commissions receivable	$11,050	$—
Capital contribution via assumption of liabilities by members	$1,529	$—

Benjamin & Brothers, LLC
d/b/a Reservations.com
Notes to the Condensed Financial Statements
($ thousands) (Unaudited)

Note 1 — Business

Description of Business

Benjamin & Brothers, LLC (the “Company”) operating as Reservations.com, a leading online travel company that operates in the travel industry by providing online and offline accommodation booking services to consumers for destinations within the United States of America and abroad. The Company has supply agreements with the largest online travel agencies and bed banks providing access to accommodation inventory. The Company’s business model utilizes search engine marketing campaigns to generate both online and offline reservation booking activity using their suppliers’ accommodation inventory.

Entity History

The Company was originally formed on January 24, 2013, in the State of Washington. On July 17, 2014, the Company filed Articles of Conversion from a Washington limited liability company to a Delaware limited liability company Pursuant to Chapter 25.15 of the Washington Limited Liability Company Act effective July 25, 2014. The conversion was approved as required by Chapter 25.15 of the Washington Limited Liability Company Act and as required by Section 18-214 of the Delaware Limited Liability Company Act. On July 27, 2014, the State of Delaware certified the formation of the Company effective July 25, 2014. On December 27, 2017, the Company filed articles of conversion to convert from a Delaware limited liability company to a Florida limited liability company.

COVID-19

During 2020, the COVID-19 pandemic has severely restricted the level of economic activity around the world and is continuing to have an unprecedented effect on the global travel industry. The various government measures implemented to contain the COVID-19 pandemic, such as imposing restrictions on travel and business operations and advising or requiring individuals to limit or forgo their time outside of their homes, initially led to unprecedented levels of cancellations and chargebacks. The COVID-19 pandemic adversely and materially affected our business, results of operations, liquidity and financial condition during the year ended December 31, 2020. The duration and total impact of COVID-19 remains uncertain, and it is difficult to predict how the recovery will ultimately affect the travel industry and our Company, going forward.

Note 2 — Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are prepared in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X, and include, in the opinion of management, all normal recurring adjustments necessary for a fair presentation in conformity with accounting principles generally accepted in the United States (“GAAP”). Operating results for the nine months ended September 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021.

Certain information and disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted in these interim financial statements. Accordingly, these unaudited interim Condensed Financial Statements should be read in conjunction with our annual Financial Statements at and for the year ended December 31, 2020.

Certain items have been reclassified to conform with the current period presentation

Benjamin & Brothers, LLC
d/b/a Reservations.com
Notes to the Condensed Financial Statements
($ thousands) (Unaudited)

Note 2 — Significant Accounting Policies (cont.)

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Going Concern

As shown in the accompanying condensed financial statements, the Company has sustained a net loss of approximately $500 for the nine months ended September 30, 2021, and has a deficit working capital of approximately $15,300 and deficiency in members’ equity of approximately $10,400 at September 30, 2021. These matters raise substantial doubt about the Company’s ability to continue as a going concern for a period of twelve months from the date these financial statements were available to be issued.

The Company has funded its operating activities through advances from its business partners and delayed settlements of related party and other accounts payable. The Company intends to continue to seek funding through advances from its business partners and from private and/or public sales of securities until such time that the Company generates sufficient cash flow to sustain its operations. There is no guarantee that the Company will be able to raise sufficient capital or generate a level of revenues to sustain its operations. Management believes that the Company’s capital requirements depend on many factors, including liquidity necessary for the continued marketing of its travel booking services offerings.

On August 9, 2021, the Company entered into a three-way merger agreement with a complementary online travel company and a Special Purpose Acquisition Company (“SPAC”). Management believes that the completion of the transactions contemplated by the Merger Agreement would provide sufficient additional capital to alleviate the substantial doubt as to the Company’s ability to continue as a going concern. However, the Company can provide no assurances that the transactions contemplated by the Merger Agreement will be completed.

The financial statements do not include any adjustments relating to the carrying amounts of recorded assets or the carrying amounts and classification of recorded liabilities that may be required should the Company be unable to continue as a going concern.

Cash and Cash Equivalents

For purposes of reporting cash flows, the Company considers all highly liquid accounts with original maturity of three months or less to be cash equivalents. The Company had no cash equivalents.

Receivables, net

The Company’s receivables primarily consist of commissions earned from consumed bookings due and payable from accommodation suppliers and are recorded at the invoiced amount. As of September 30, 2021 and 2020, the Company’s management determined that the stated amounts recorded were fully collectible as they are based on consumed reservations (reservations that have already taken place) and accordingly, did not establish a separate allowance for doubtful accounts. Receivables are reported net of any fees and charges due to each of the corresponding accommodation inventory suppliers and factoring advances for any purchase and sale agreements outstanding as of September 30, 2021 and December 31, 2020 (Note 3).

Benjamin & Brothers, LLC
d/b/a Reservations.com
Notes to the Condensed Financial Statements
($ thousands) (Unaudited)

Note 2 — Significant Accounting Policies (cont.)

Intangible Assets

The Company’s intangible assets consist of its domain names, website, and website enhancements.

The Company amortizes intangible assets with finite lives on a straight-line basis over their estimated useful lives. Intangible assets including Internet domain names, website development cost and website development enhancements cost (Note 4) are being amortized using the straight-line method over estimated useful lives of 5 to 10 years. Website development enhancements consist primarily of related party consulting fees and guaranteed payments (Note 6), outside developers and in-house payroll.

Revenue Recognition

The Company generates a significant amount of its revenue from individual travel booking activity through online and offline travel booking services offered to travel consumers. Revenue is reported net of merchant bank fees, merchant disputes and customer refunds.

Hotel Revenue — Agency

Under the “agency” model, the Company passes reservations booked by the traveler to the relevant travel supplier and the travel supplier serves as the merchant of record for such bookings.

Under the “agency-like” merchant model, the Company provides travelers access to book accommodation reservations through our affiliate agreements (Note 9), which provide us with availability information for rooms but which we have no control over availability and do not bear inventory risk. Travelers pay us for merchant accommodation transactions at the time of reservation. Upon booking consumption, the Company is invoiced for the merchant accommodation transaction cost under net 15 days terms. Under this model, the total merchant accommodation transactions receipts are netted against the merchant accommodation transaction cost billed in reporting agency revenue.

In both “agency” and “agency-like” merchant booking, the Company receives commissions from the travel supplier. The Company classifies these reservations as either consumed bookings or non- consumed bookings and recognizes the related revenues from these booking services, net of any related chargebacks, when the following revenue recognition criteria have been met:

Consumed Bookings:    Check-out has occurred, the “Agency Fee” is determinable, and collection is reasonably assured.

Non-Consumed Bookings:    Travel booking has occurred, funds have been collected, the type of booking is determinable, a cancellation rate is determinable, the “Agency Fee” is determinable, and collection is reasonably assured.

Hotel Revenue — Merchant

Merchant revenues are derived from reservations made through the Company’s website where the Company facilitates payment for the travel services provided. The Company provides travelers access to book accommodation reservations through our contracts with lodging suppliers, which provide us with rates and availability information for rooms but which we have no control over availability and do not bear inventory risk. Travelers pay us for merchant accommodation transactions at the time of reservation. The Company initially records the payments received as a liability due to the respective accommodation supplier for the cost of the booked lodging and deferred revenue for the “mark-up” associated with the travel booking. The Company presents merchant revenues on a

Benjamin & Brothers, LLC
d/b/a Reservations.com
Notes to the Condensed Financial Statements
($ thousands) (Unaudited)

Note 2 — Significant Accounting Policies (cont.)

net basis of the associated accommodation cost and any related chargebacks on the accompanying statements of operations. Upon booking consumption, the Company is invoiced by the lodging suppliers for the merchant accommodation transaction cost under net 15 days terms.

During the nine months ended September 30, 2021 and 2020 total accommodation revenue was $44,586 and $20,604, respectively.

Service Fee Revenue

The Company charges the traveler a service fee in connection with our accommodation booking services upon the completion of the reservation.

During the nine months ended September 30, 2021 and 2020 total service fee revenue was $22,121 and $13,969, respectively.

Advertising Revenue

Advertising is primarily earned for advertising placements on the Company’s website. Revenue is earned when a customer clicks on an advertisement.

During the nine months ended September 30, 2021 and 2020 total advertising revenue was $66 and $1,925, respectively.

Search Engine Marketing

Search engine marketing is paid search using advertisements based on the Company’s keyword management strategy on search engine results pages. The Company bids on keywords that users of services might enter when looking for certain travel destinations which gives the Company the opportunity for its advertisements to appear alongside results for those search queries.

Direct-response advertising primarily consists of the Company’s pay-per-click advertising costs incurred from search engine websites on which the online ads with direct links to the Company’s websites are placed. With the adoption of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606 by the Company on January 1, 2019, advertising costs are now expensed as incurred. During the nine months ended September 30, 2021 and 2020 total search engine marketing and direct-response advertising expenses were $52,380 and $31,948, respectively.

Call Center

The Company outsources its call center services to handle customers sales and service interaction. During the nine months ended September 30, 2021 and 2020 total call center costs were $8,090 and $6,183, respectively.

General and Administrative Expense

General and administrative expenses consist primarily of personnel, outsourced services, professional service fees including audit, legal, tax and accounting, occupancy, and other operating expenses.

Income Taxes

The Company files a partnership tax return. The Company’s taxable income and losses pass through to the members; therefore, no provision for income taxes is reflected in these financial statements. The Company accounts for uncertainty in income taxes in accordance with GAAP, which requires recognition in the financial statements

Benjamin & Brothers, LLC
d/b/a Reservations.com
Notes to the Condensed Financial Statements
($ thousands) (Unaudited)

Note 2 — Significant Accounting Policies (cont.)

of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority. The Company has no material unrecognized tax positions that would affect the accompanying financial statements and, therefore, no adjustments to its financial position, results of operations or cash flows were required.

The Company’s tax returns for 2018 through 2020 remain subject to examination by major tax jurisdictions. The Company recognizes accrued interest and penalties related to uncertain tax positions, if any, as income tax expense. The Company does not expect that unrecognized tax benefits will increase within the next twelve months.

Recent Accounting Pronouncements:

In February 2016, the FASB issued ASU 2016-02, Leases, (Accounting Standards Codification “ASC” Topic 842) which amends the existing guidance to require lessees to recognize lease assets and lease liabilities from operating leases in the condensed balance sheet and affects certain financial statement disclosure requirements for both lessees and lessors. In addition, the FASB issued ASU 2018-10 and ASU 2018-11 in July 2018 to clarify and correct unintended application of guidance in ASC Topic 842. In December 2018, the FASB issued ASU 2018-20 to provide additional guidance on application of ASC Topic 842 and allow certain accounting policy elections. In March 2019, the FASB issued ASU 2019-01 to provide additional implementation guidance related to ASC Topic 842. The amendments in these updates are generally effective for fiscal years beginning after December 15, 2019. Early adoption is permitted. Management expects to record a right of use asset and liability upon adoption of ASU 2016-02.

In June 2016, the FASB issued ASU 2016-13 Financial Instruments, Measurement of Credit Losses on Financial Instruments (Topic 326). The main objective of this update is to replace the incurred loss impairment methodology under current GAAP, with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates.

Trade receivables that management has the intent and ability to hold for the foreseeable future until payoff shall be reported in the condensed balance sheets at outstanding principal adjusted for any charge-offs and the allowance for credit losses (no longer referred to as the allowance for doubtful accounts). In November 2018, the FASB issued ASU 2018-19 to clarify and improve areas of guidance related to Topic 326. ASU 2016-13 and the related amendments are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted. Management does not believe that the adoption of ASU 2016-13 and its related amendments will have a material impact on the Company’s financial statements.

Date of Management’s Review

The Company has evaluated subsequent events (Note 11) and transactions for potential recognition or disclosure in the financial statements through November 15, 2021, the date the financial statements were available to be issued.

Benjamin & Brothers, LLC
d/b/a Reservations.com
Notes to the Condensed Financial Statements
($ thousands) (Unaudited)

Note 3 — Receivables, net

Accounts Receivable

Accounts receivable from accommodation inventory suppliers are generally due within fifteen days and are recorded at invoiced amount with no allowance for expected uncollectible amounts. Collections from merchant banks resulting from customer payment settlements, net of associated fees and expenses, are generally settled within two days and are recorded at net settlement amount with no allowance for expected uncollectible amounts. The Company considers accounts outstanding longer than the contractual payment terms as past due. As of September 30, 2021 and December 31, 2020, the amount of accounts receivable, net of deferred revenue receivable, totaled $2,922 and $966, respectively.

Deferred Revenue Receivable

For non-consumed bookings under agency revenue and merchant revenue models, the Company estimates cancellation rates based upon historical experience. As of September 30, 2021 and December 31, 2020, net non-consumed bookings totaled $6,908 and $4,671, respectively.

Factoring

The Company is a party to a Factoring Agreement with a factor (the “Factor”). Pursuant to the Factoring Agreement, the Factor shall advance the Company 90% of the face amount of purchased Consumed accounts receivable and 75% of purchased non-Consumed accounts receivable (deferred revenue receivable) upon delivery of no less than $1,000 per month of approved accounts receivable (monthly base sales amount) during each 30-day period. The fee to be earned by the Factor is based upon the date the Factor collects the amounts due under the accounts receivable as defined in the Purchase and Sale Agreement (the “Purchase and Sale Agreement”) that is executed with each factor receivable advance. The Company may terminate the Factoring Agreement by providing the Factor with a 90-day cancellation notice.

The Company entered into a security agreement in connection with the Factoring Agreement for the purpose of securing the performance of the Company’s obligations arising out of the representations made in the Purchase and Sale Agreements; however, not the payment of the accounts receivable purchased by the Factor. In addition, the Company granted the Factor with a security interest in substantially all of the Company’s property. Further, certain Members of the Company have personally guaranteed the Company’s performance but not the payment of the accounts receivable purchased. The Company is not liable to repay any portion of the advance amount if any portion of the advance amount is not paid by the account debtor except if the Company makes certain misrepresentations in connection with the Purchase and Sales Agreements or there are reductions in the amount paid on an account receivable by means of an allowance, discount, return or other offset.

For the nine months ended September 30, 2021 and 2020, the Company incurred $281 and $367 of factoring fees, respectively and are included as interest expense in the accompanying condensed statements of operations. Miscellaneous factor fees for the nine months ended September 30, 2021 and 2020 of approximately $1 and $3, respectively are included in general and administrative expenses.

Receivables Sold in Factoring

As of September 30, 2021, unfunded factored receivables totaled approximately $2,667, which were partially funded in the amount of $667 in July 2021. As of December 31, 2020, amounts factored totaled approximately $400 and are included as a reduction of receivables, net.

Benjamin & Brothers, LLC
d/b/a Reservations.com
Notes to the Condensed Financial Statements
($ thousands) (Unaudited)

Note 3 — Receivables, net (cont.)

Receivables, net are summarized as follows:

	September 30, 2021	December 31, 2020
Trade receivables	$11,830	$6,037
Less: deferred revenue receivables, net	(6,908)	(4,671)
Accounts receivables	4,922	1,366
Less: receivables sold in factoring	(2,000)	(400)
Receivables, net	$2,922	$966

Note 4 — Intangible Assets

Internet Domain Names

The Company entered into an arrangement in connection with a certain Domain License Agreement (2013) and Domain Name Transfer Agreement (2015) (the “Agreements”) whereby the Company obtained the exclusive right and license to use and acquire the domains www.reservation.com and www.reservations.com (collectively referred to as the “License Domains”).

In 2017, the Company completed its acquisition of the License Domains through the execution of a Domain Name Transfer Agreement.

The website domains cost is being amortized using the straight-line method over 10 years.

Amortization expense related to the Website Domains totaled $66 for each of the nine months ended September 30, 2021 and 2020.

Website Development Cost and Enhancements

The Company incurred costs for website development enhancements, which were placed into service at various times during 2015 – 2020. The website development costs are amortized using the straight-line method over 5 to 7 years.

Amortization expense related to the website development totaled $786 and $742 for the nine months ended September 30, 2021 and 2020, respectively.

The website domains and development enhancements included in intangible assets, net, are summarized as follows:

	September 30, 2021	December 31, 2020
Internet domain names	$973	$973
Website development costs	8,766	7,662
Less: accumulated amortization	(4,941)	(4,014)
Website developments costs, net	$4,798	$4,621

Benjamin & Brothers, LLC
d/b/a Reservations.com
Notes to the Condensed Financial Statements
($ thousands) (Unaudited)

Note 5 — Advances from and Balances Due to Business Partners

Affiliate (“AA”) Partner

The Company has an Affiliation Agreement that provides for marketing fees. On January 1, 2021, an Amendment Affiliation Agreement was executed with the AA Partner to provide the Company with a series of Marketing Fee Pre-Payments (“Pre-Payment(s)”), whereby starting on January 15, 2021, the AA shall make quarterly advance Pre-Payments to the Company each calendar quarter for a 12-month period. The Pre-Payment for the first, second and third calendar quarters were $3,350, $4,300 and $5,500, respectively. Thereafter, the amount of the Pre-Payment shall be determined by the AA in its sole discretion. The AA shall pay the Pre-Payment for each calendar quarter on the 15th of the first month of that quarter. The Company shall repay the Pre-Payment on the 15th of the first month of the following quarter. Repayment amounts can be offset against amounts receivable from the AA Partner. The net amount due totaled $0 at September 30, 2021.

Travel Agent (“TA”) Partner

In November 2020, the Company entered into a Travel Agent Affiliation Agreement providing the Company with an incentivized Cash Flow Supplement program whereby the Company upon achieving certain defined net booking value (“NBV”) benchmarks could receive up to $3,000 in aggregate advances from the TA upon the achievement of net booking reservation targets, as defined. Under the terms of the Amendment, there is no collateral or guarantee by the Company.

In January 2021, Amendment No. 2 to the TA Affiliation Agreement was executed with TA to provide the Company with an increased incentivized Cash Flow Supplement program whereby the Company upon achieving certain defined NBV benchmarks could receive up to $4,500 in aggregate advances from TA.

In February 2021, Amendment No. 3 (“Amendment”) to the TA Affiliation Agreement was executed with TA for an additional advance of $3,000. Under the terms of the Amendment No. 3, beginning with the payment for February 2021 earned commissions and continuing each monthly commission cycle thereafter for the twenty-four (24) months until the outstanding balance is paid in full, the Company agreed to pay TA $125. Repayment amounts can be offset against amounts receivable from the TA Partner.

As of September 30, 2021, the net amount due totaled $2,716.

Group Booking Travel Agent (“GB”) Partner

The Company entered into an Agreement with a third-party group booking affiliate in which the Company received a total of $500 in advances during the period of February 2021 through April 2021. Under the terms of the Agreement, the Company agreed to make payments of $100, beginning with the payment for March 2021 earned commissions and continuing each monthly commission cycle thereafter until the outstanding balance is paid in full. Repayment amounts can be offset against amounts receivable from the GB Partner.

The net amount due totaled $0 at September 30, 2021.

Affiliation (“PA”) Partner

The Company has a Partner Affiliation Agreement, in which the Company carried a balance owed to the PA of $3,021 at April 2020. Under the terms of an April 2020 amendment, in addition to an initial payment $25 by the Company, a series of commission revenue receivables totaling $1,304 were offset against the outstanding balance due, resulting in a net balance due of $1,691 as of May 31, 2020. The Company agreed to make payments of $150, beginning September 30, 2020 and continuing on the 30th of each month thereafter until the outstanding balance is paid in full. As of September 30, 2021, the amount due totaled $0.

Benjamin & Brothers, LLC
d/b/a Reservations.com
Notes to the Condensed Financial Statements
($ thousands) (Unaudited)

Note 5 — Advances from and Balances Due to Business Partners (cont.)

Future minimum annual deduction repayments required to all business partners under the collective Amendments are as follows:

	September 30, 2021	December 31, 2020
2021	$591	$2,251
2022	2,125	375
	$2,716	$2,626

Note 6 — Related Party Transactions

Legal Consultant

The Company engages a related party through common ownership for legal consulting services in exchange for a monthly fee of $17. For each of the nine months ended September 30, 2021 and 2020, legal fees charged to operations and included in general and administrative expenses totaled $153. As of September 30, 2021 and December 31, 2020, the amount due to this related party totaled $0 and $103, respectively.

Business Development Services

The Company engages a related party through common ownership for business development services in exchange for a monthly fee of $16. For each of the nine months ended September 30, 2021 and 2020, business development fees charged to operations and included in general and administrative expenses totaled $144. As of September 30, 2021 and December 31, 2020, the amount due to this related party totaled $0 and $97 respectively.

Marketing Services

The Company engages a related party through common ownership for marketing services in exchange for a monthly fee of $82. For each of the nine months ended September 30, 2021 and 2020, marketing fees charged to operations and included in general and administrative expenses totaled $ 738. As of September 30, 2021 and December 31, 2020, the amount due to this related party totaled $0 and $478, respectively.

Financing Consultant

The Company engages a related party through common ownership for financing consulting services in exchange for a monthly fee of $21. For each of the nine months ended September 30, 2021 and 2020, financing consulting fees charged to operations and included in general and administrative expenses totaled $18. As of September 30, 2021 and December 31, 2020, the amount due to this related party totaled $0 and $13.

Web Development and Technology Consultant

The Company engages a related party through common ownership for web development and technology consulting services in exchange for a monthly fee of approximately $82. For the nine months ended September 30, 2021 and 2020, web development and technology fees charged to operations and included in general and administrative expenses totaled $170 and $182, respectively, and $568 and $556, respectively were capitalized as part of the Company’s website development on cost pursuant to various consulting service agreements between the related party and the Company (Note 4). As of September 30, 2021 and December 31, 2020, the amount due to this related party totaled $0 and $478, respectively.

Benjamin & Brothers, LLC
d/b/a Reservations.com
Notes to the Condensed Financial Statements
($ thousands) (Unaudited)

Note 6 — Related Party Transactions (cont.)

Guaranteed Payments

The Company has informal agreements with two of its managing members to pay $16 in guaranteed monthly payments to each member, or $200 annually. For the nine months ended September 30, 2021 and 2020, guaranteed payments charged to operations and included in general and administrative expenses totaled $178 and $180, respectively. Of these amounts, $122 and $120 were capitalized as part of the Company’s website development enhancements as of September 30, 2021 and 2020, respectively (Note 4).

Other

Included in due to related parties are amounts due to one of the managing members for expenses paid on behalf of the Company. As of September 30, 2021 and December 31, 2020, the amount due to this related party totaled $0 and $45, respectively.

General and administrative expense allocable to related party transactions are summarized as follows for the nine months ended September 30:

	2021	2020
Legal	$154	$103
Business development	145	97
Marketing services	741	494
Financing consulting	18	12
Technology	741	494
Guaranteed payments	306	173
Less: amounts capitalized	(692)	(449)
General and administrative – related party	1,413	924
General and administrative – third party	3,882	1,377
Total general and administrative	$5,295	$2,301

Note 7 — Loans Payable

Paycheck Protection Program

On April 17, 2020 (the “Origination Date”), the Company received approximately $351 in aggregate loan proceeds (the “PPP Loan”) from JPMorgan Chase Bank, NA (the “Lender”) pursuant to the Paycheck Protection Program established under the CARES (the Coronavirus Aid, Relief, and Economic Security) Act of 2020 which provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business.

Payments of principal and interest are deferred for the first nine months following the Origination Date, and the PPP Loan matures in two years after the Origination Date.

Following a deferral period, the Company is required to make payments of principal and interest accrued under the PPP Loan in monthly installments based upon an amortization schedule to be determined by the Lender based on the principal balance of the PPP Loan outstanding following the deferral period and taking into consideration any portion of the PPP Loan that may be forgiven prior to that time.

The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight-week period. The Company intends to use the proceeds for purposes consistent with the PPP.

Benjamin & Brothers, LLC
d/b/a Reservations.com
Notes to the Condensed Financial Statements
($ thousands) (Unaudited)

Note 7 — Loans Payable (cont.)

The Company accounted for the PPP Loan in accordance with FASB ASC Topic 470, Debt, whereby the Company recorded the PPP Loan as debt. In accordance with the CARES Act, the borrowers me apply for forgiveness of the PPP Loan based on eligible costs incurred during the covered period following the disbursement of funds.

On May 12, 2021, the Company received notification of loan forbearance of approximately $351 plus accrued interest resulting in the extinguishment of the PPP Loan, and the Company recognized the loan forbearance as gain on extinguishment of debt.

Paycheck Protection Program — Second Draw

On April 1, 2021 (the “Second Origination Date”), the Company received approximately $265 in aggregate loan proceeds (the “PPP II Loan”) from JPMorgan Chase Bank, NA (the “Lender”) pursuant to the Paycheck Protection Program established under the CARES (the Coronavirus Aid, Relief, and Economic Security) Act of 2020 which provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business.

Payments of principal and interest are deferred for the first nine months following the Second Origination Date, and the PPP II Loan matures in two years after the Second Origination Date.

Following a deferral period, the Company is required to make payments of principal and interest accrued under the PPP II Loan in monthly installments based upon an amortization schedule to be determined by the Lender based on the principal balance of the PPP II Loan outstanding following the deferral period and taking into consideration any portion of the PPP II Loan that may be forgiven prior to that time.

The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the eight-week period. The Company intends to use the proceeds for purposes consistent with the PPP II.

The Company accounted for the PPP II Loan in accordance with FASB ASC Topic 470, Debt, whereby the Company recorded the PPP II Loan as debt. In accordance with the CARES Act, the borrowers may apply for forgiveness of the PPP II Loan based on eligible costs incurred during the covered period following the disbursement of funds.

While the Company currently believes that its use of the loan proceeds will meet the conditions for forgiveness of the PPP II Loan, the Company cannot provide assurance that it will not take actions that could cause the Company to be ineligible for forgiveness of the PPP II Loan, in whole or in part. As of September 30, 2020, the amount of the outstanding PPP Loan totaled approximately $265 and is included in loans payable in the accompanying condensed balance sheets.

Note 8 — Deficiency in Members’ Equity

In accordance with the Company’s Amended and Restated Operating Agreement (the “Operating Agreement”), the Company is authorized to issue membership interests in the Company designated as (“Units”). The capital structure of the Company consists of three classes of Member Units: Class A Voting Units (the “Class A Voting Units”), Class B Non-Voting Units (the “Class B Non-Voting Units”) and Class C Non-Voting Units (the “Class C Non-Voting Units”). The total number of Units which the Company shall initially have authority to issue is one hundred (100), and such number may be increased from time to time by the unanimous vote of the Class A Members. To date, the Company has issued 93 Units of which 91 are Class A Units and 2 are Class B Units. No Class C Units have been issued to date.

Benjamin & Brothers, LLC
d/b/a Reservations.com
Notes to the Condensed Financial Statements
($ thousands) (Unaudited)

Note 8 — Deficiency in Members’ Equity (cont.)

Holders of Class A Voting Units are entitled to vote on certain matters as further defined in the Operating Agreement. The holders of Class B and Class C Non-Voting Units are non-voting. As of September 30, 2021 and 2020, 2.151% of the total issued member units were Class B Non-Voting Units and the remaining units were Class A Voting Units.

Effective June 30, 2021, the Members entered into an assumption of $1,520 of liabilities that the Company owed to related parties (Note 6), which has been accounted for as a capital contribution.

Note 9 — Commitments and Contingencies

Lease Agreements

During 2021 and 2020, the Company had an operating lease for its Orlando corporate office location that expires in August 2022. In April 2019, the Company executed a lease extension for its Orlando corporate office location (“Extended Lease”) for an additional 36 months.

Future minimum annual rental payments required under the operating lease and the extended lease are as follows:

	September 30, 2021	December 31, 2020
2021	$24	$98
2022	57	57
	$81	$155

Rent expense charged to operations for the operating lease totaled $83 and $82 for the nine months ended September 30, 2021 and 2020, respectively.

Call Center Agreement

In 2016, the Company entered into an agreement with an unrelated third party for outsourced customer service call center services (the “Call Center Agreement”). The Call Center Agreement is effective for a five-year period, expiring in August 2021, and automatically renews in one-year increments unless earlier terminated by either party with a minimum notice of 120 days. Fees include one-time training fees and a per call rate, which will vary depending on the volume of calls as further defined in the Call Center Agreement. The Company has the right to immediately terminate the agreement if call conversion or call abandon rates fall below a certain percentage as further defined in the Call Center Agreement.

The Call Center Agreement contains an additional chat support service, which is effective for a period of 5 years expiring in December 2021 and automatically renews for two one-year periods. Fees include one-time training fees and a fixed annual fee per chat agent as further defined in the Call Center Agreement.

The Company may terminate chat support services at any time upon giving a written notice of 90 days, however, may be liable to pay for investment costs incurred by the third party as further defined in the Call Center Agreement. Furthermore, if more than 5 full time chat agents are employed at the time of termination, the Call Center Agreement requires notice of 120-180 days.

For the nine months ended September 30, 2021 and 2020, the Company incurred call center expenses of $8,090 and $6,183, respectively.

Benjamin & Brothers, LLC
d/b/a Reservations.com
Notes to the Condensed Financial Statements
($ thousands) (Unaudited)

Note 9 — Commitments and Contingencies (cont.)

Affiliation Agreements

Affiliate (“AA”) Partner

In 2014, the Company entered into an affiliation agreement (“AA Affiliation Agreement”) with the AA Partner whereby the Company actively markets the travel products and services which may be offered by the AA through hosted websites maintained by the AA or interfaced websites maintained by the Company. The term of the AA Affiliation Agreement expired in February 2020, but has been extended through February 2022.

In exchange for providing these services, the Company is paid a monthly marketing fee equal to certain fixed percentages of the AA’s gross profit amounts as defined in the AA Affiliation Agreement and the related amendments executed between the Company and the AA.

In addition to the monthly marketing fees, the Company may earn annual bonus amounts should the Company exceed certain gross booking value (“GBV”) thresholds as defined in the AA Affiliation Agreement. For the nine months ended September 30, 2021 and 2020, no such bonus amounts were earned.

In connection with the AA Affiliation Agreement and related amendments the Company may receive advanced commissions. The percentage amount of the advanced commissions that the Company is entitled to retain or repay is based upon the amount of GBV that the Company achieves from consumed transactions during a specified period of time. For the nine months ended September 30, 2021 and 2020, no such amounts were earned.

During the nine months ended September 30, 2021 and 2020, total net fees paid to the Company totaled $18,881 and $12,631, respectively, and are included in agency revenues.

Pursuant to a 2016 amendment of the Affiliation Agreement, the Company may be liable for non-fraudulent chargebacks exceeding certain varying percentages of the GBV for any given period as defined in the agreement. For the nine months ended September 30, 2021 and 2020, these charges amounted to $790 and $1,357, respectively and are included as a reduction to agency revenues.

Travel Agent (“TA”) Partner

In February 2016, the Company executed a Travel Agent Affiliation Agreement (“TA Affiliation Agreement”) with the TA whereby the Company actively markets the travel products and services which may be offered by the TA through hosted websites maintained by the TA or interfaced websites maintained by the Company. The TA Affiliation Agreement automatically renews at the end of each 12-month contract period. The TA Affiliation Agreement can be terminated by either party with upon notice being provided at least 30 days prior to the end of any term. The TA Affiliation Agreement has been automatically extended through February 2022.

In November 2020, Amendment No. 1 to the TA Affiliation Agreement was executed to provide the Company with an incentivized Cash Flow Supplement program whereby the Company upon achieving certain defined net booking value (“NBV”) benchmarks could receive up to $3,000 in aggregate advances from the TA (Note 5).

Under the terms of the Amendment No. 1, beginning with the payment for November 2020 earned commissions and continuing each monthly commission cycle thereafter until the outstanding balance is paid in full, the Company agreed to pay $125.

In January 2021, Amendment No. 2 to the TA Affiliation Agreement was executed with the TA to provide the Company with an increased incentivized Cash Flow Supplement program whereby the Company upon achieving certain defined NBV benchmarks could receive up to $4,500 in aggregate advances from the TA.

Benjamin & Brothers, LLC
d/b/a Reservations.com
Notes to the Condensed Financial Statements
($ thousands) (Unaudited)

Note 9 — Commitments and Contingencies (cont.)

In February 2021, Amendment No. 3 to the TA Affiliation Agreement was executed with TA for an additional advance of $3,000. Under the terms of the Amendment No. 3, beginning with the payment for February 2021 earned commissions and continuing each monthly commission cycle thereafter for the twenty-four (24) months until the outstanding balance is paid in full, the Company agreed to pay the TA $125.

During the nine months ended September 30, 2021 and 2020, total net fees paid the Company totaled approximately $21,489 and $3,486, respectively and are included in agency revenues.

As of September 30, 2021, the net amount due totaled approximately $5,125. Future minimum annual deduction repayments required under the collective Amendments are as follows:

2021	$500
2022	3,000
2023	1,625
$5,125

Affiliation (“PA”) Partner

In 2016, the Company executed an affiliation agreement (PA Affiliation Agreement”) with the PA whereby the Company actively markets the travel products and services which may be offered by the PA through hosted websites maintained by the PA or interfaced websites maintained by the Company. The agreement terminated in May 2020 and has been automatically extended through May 2022.

In May 2017, an amendment to the PA Partner Affiliation Agreement was executed to specify that the Company will collect all customer payments directly through their website and remit the cost of the reservation to the PA, with the remaining amount collected to be recognized as revenue by the Company. The amendment also specified that the Company must provide a financial guarantee deposit to cover the expected receivables due from the Company. During the nine months ended September 30, 2021 and 2020, total net fees paid to the Company totaled $1,524 and $3,751 respectively and are included in agency revenues.

In April 2020, Amendment No. 5 to the PA Affiliation Agreement was executed with as settlement for balance owed by the Company totaling $3,021 (Note 5).

Claims

The Company, from time to time, may be subject to potential claims encountered in the normal course of business. In the opinion of management, the resolution of such claims will not have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Equity Grants

The Company is in the process of offering arrangements to certain employees and consultants which will provide for contingent rights to receive equity ownership interests in the Company in connection with the transactions contemplated by the Merger Agreement.

On August 9, 2021, the Company entered into a merger agreement which, if consummated, will result in the occurrence of a change-in-control event. Based on the terms contained in the merger agreement, the aggregate value of the contingent equity ownership interests granted to these employees and consultants totals approximately $3,720. The equity ownership interests will be subject to future vesting provisions.

Benjamin & Brothers, LLC
d/b/a Reservations.com
Notes to the Condensed Financial Statements
($ thousands) (Unaudited)

Note 10 — Concentration of Risk

Cash

Cash is maintained at financial institutions, which at times may exceed federally insured limits of $250,000. To date, the Company has not experienced any losses related to these accounts.

Revenues

Agency revenues from commissions earned from consumed individual bookings collected by two (2) accommodation inventory suppliers accounted for approximately 61% and 41% of the Company’s net revenues for the nine months ended September 30, 2021 and 2020, respectively.

Receivables

Commissions earned from consumed individual bookings collected by two (2) accommodation inventory suppliers accounted for approximately 79% of the Company’s receivables as of September 30, 2021. One (1) accommodation inventory supplier accounted for approximately 46% of the Company’s trade receivables as of December 31, 2020.

Accounts Payable

Three (3) vendors accounted for approximately 90% and 89% of the Company’s trade accounts payable as of September 30, 2021 and December 31, 2020, respectively.

Note 11 — Subsequent Events

Advances from Business Partners

Affiliate (“AA”) Partner

On July 15, 2021, pursuant to Amendment No. 8 of an Affiliation Agreement, the AA advanced the Company $4,100 as a Pre-payment for the fourth quarter and simultaneously deducted the third quarter’s Pre-Payment of $5,500 resulting in an adjusted net amount due of $4,100 at October 18, 2021.

Merger Agreement

On August 9, 2021, the Company entered into a three-way merger agreement with another online travel company and a Special Purpose Acquisition Company, which will result in the combined entity becoming a publicly listed company. Consummation of the transaction is subject to certain conditions precedent, including the receipt of certain regulatory approvals.

Annex A-1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

ASTREA ACQUISITION CORP.,

PEREGRINE MERGER SUB, LLC,

DOUBLE PEREGRINE MERGER SUB, LLC,

LEXYL TRAVEL TECHNOLOGIES, LLC,

and

BENJAMIN & BROTHERS, LLC

Dated as of August 9, 2021

Annex A-1 Page
Article I CERTAIN DEFINITIONS		A-1-2
Section 1.01	Definitions	A-1-2
Section 1.02	Construction	A-1-15
Section 1.03	Knowledge	A-1-16
Section 1.04	Equitable Adjustments	A-1-16
Article II THE MERGERS AND RELATED CLOSING TRANSACTIONS		A-1-17
Section 2.01	Closing Date Transactions; Effective Time	A-1-17
Section 2.02	Effect of the Mergers	A-1-18
Section 2.03	Governing Documents	A-1-18
Section 2.04	Directors and Officers of the Surviving HotelPlanner.com Entity and the Surviving Reservations.com Entity	A-1-18
Article III MERGER CONSIDERATION; CLOSING		A-1-19
Section 3.01	Effect of Reservations.com Merger	A-1-19
Section 3.02	Effect of HotelPlanner.com Merger	A-1-19
Section 3.03	Transaction Expenses	A-1-19
Section 3.04	Closing	A-1-20
Section 3.05	Withholding Rights	A-1-20
Section 3.06	Additional Consideration	A-1-21
Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES		A-1-21
Section 4.01	Organization of the Company Parties	A-1-21
Section 4.02	Subsidiaries	A-1-22
Section 4.03	Due Authorization	A-1-22
Section 4.04	No Conflict	A-1-22
Section 4.05	Governmental Authorities; Consents	A-1-23
Section 4.06	Current Capitalization	A-1-23
Section 4.07	Capitalization of Subsidiaries	A-1-24
Section 4.08	Financial Statements	A-1-24
Section 4.09	Undisclosed Liabilities	A-1-25
Section 4.10	Litigation and Proceedings	A-1-25
Section 4.11	Compliance with Laws	A-1-26
Section 4.12	HotelPlanner.com Contracts; No Defaults	A-1-26
Section 4.13	Reservations.com Contracts; No Defaults	A-1-28
Section 4.14	Company Party Benefit Plans	A-1-30
Section 4.15	Labor Matters	A-1-32
Section 4.16	Taxes	A-1-33
Section 4.17	Insurance	A-1-34
Section 4.18	Permits	A-1-34
Section 4.19	Equipment and Other Tangible Property	A-1-34
Section 4.20	Real Property	A-1-34
Section 4.21	Intellectual Property and IT Security	A-1-35
Section 4.22	Environmental Matters	A-1-36
Section 4.23	Absence of Changes	A-1-37
Section 4.24	Brokers’ Fees	A-1-37
Section 4.25	Related Party Transactions	A-1-37
Section 4.26	Proxy Statement; Information Provided	A-1-37
Section 4.27	International Trade; Anti-Corruption	A-1-37
Section 4.28	HotelPlanner.com Assets	A-1-37
Section 4.29	Investigation; No Other Representations	A-1-38
Section 4.30	Exclusivity of Representations and Warranties	A-1-38

Annex A-1-i

Annex A-1 Page
Article V REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES		A-1-38
Section 5.01	Organization	A-1-39
Section 5.02	Due Authorization	A-1-39
Section 5.03	No Conflict	A-1-40
Section 5.04	Litigation and Proceedings	A-1-40
Section 5.05	Compliance with Laws	A-1-40
Section 5.07	Material Contracts; No Defaults	A-1-40
Section 5.08	Governmental Authorities; Consents	A-1-41
Section 5.09	Trust Account	A-1-41
Section 5.10	Brokers’ Fees	A-1-42
Section 5.11	SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities	A-1-42
Section 5.12	Business Activities	A-1-43
Section 5.13	Taxes	A-1-43
Section 5.14	Capitalization	A-1-44
Section 5.15	Nasdaq Listing	A-1-45
Section 5.16	Title to Assets	A-1-45
Section 5.17	Related Party Transactions	A-1-45
Section 5.18	Proxy Statement	A-1-45
Section 5.19	Absence of Changes	A-1-46
Section 5.20	Indebtedness	A-1-46
Section 5.21	Sponsor Agreement	A-1-46
Section 5.22	International Trade; Anti-Corruption	A-1-46
Section 5.23	Not an Investment Company.	A-1-46
Section 5.24	Investigation; No Other Representations	A-1-46
Section 5.25	Exclusivity of Representations and Warranties	A-1-47
Article VI COVENANTS OF THE COMPANY PARTIES		A-1-47
Section 6.01	Conduct of Business	A-1-47
Section 6.02	Inspection	A-1-49
Section 6.03	No Claim Against the Trust Account	A-1-50
Section 6.04	Proxy Statement	A-1-50
Section 6.05	Form W-9	A-1-51
Section 6.06	Company Party Approvals	A-1-51
Section 6.07	No Acquiror Common Stock Transactions	A-1-51
Article VII COVENANTS OF ACQUIROR		A-1-51
Section 7.01	Indemnification and Directors’ and Officers’ Insurance	A-1-51
Section 7.02	Conduct of Acquiror During the Interim Period	A-1-52
Section 7.03	Inspection	A-1-53
Section 7.04	Section 16 Matters	A-1-54
Section 7.05	Post-Closing Directors and Officers	A-1-54
Section 7.06	Incentive Equity Plan	A-1-54
Section 7.07	Acquiror Bylaws and Charter	A-1-54
Section 7.08	Acquiror Public Filings	A-1-54
Section 7.09	Nasdaq Listing	A-1-55
Section 7.10	Certain Acquiror Borrowings.	A-1-55
Article VIII JOINT COVENANTS		A-1-55
Section 8.01	Efforts to Consummate	A-1-55
Section 8.02	Proxy Statement; Special Meeting	A-1-56
Section 8.03	Exclusivity	A-1-58

Annex A-1-ii

Annex A-1 Page
Section 8.04	Tax Matters	A-1-59
Section 8.05	Confidentiality; Publicity	A-1-61
Section 8.06	Post-Closing Cooperation; Further Assurances	A-1-62
Section 8.07	Qualification as an Emerging Growth Company	A-1-62
Section 8.08	Additional Financing Cooperation	A-1-62
Article IX CONDITIONS TO OBLIGATIONS		A-1-62
Section 9.01	Conditions to Obligations of All Parties	A-1-62
Section 9.02	Additional Conditions to Obligations of Acquiror Parties	A-1-63
Section 9.03	Additional Conditions to the Obligations of HotelPlanner.com and Reservations.com	A-1-64
Section 9.04	Frustration of Conditions	A-1-65
Article X TERMINATION/EFFECTIVENESS		A-1-67
Section 10.01	Termination	A-1-67
Section 10.02	Effect of Termination	A-1-68
Article XI MISCELLANEOUS		A-1-68
Section 11.01	Waiver	A-1-68
Section 11.02	Notices	A-1-68
Section 11.03	Assignment	A-1-70
Section 11.04	Rights of Third Parties	A-1-70
Section 11.05	Expenses	A-1-70
Section 11.06	Governing Law	A-1-70
Section 11.07	Captions; Counterparts	A-1-70
Section 11.08	Schedules and Exhibits	A-1-70
Section 11.09	Entire Agreement	A-1-71
Section 11.10	Amendments	A-1-71
Section 11.11	Severability	A-1-71
Section 11.12	Jurisdiction; Waiver Of Trial By Jury	A-1-71
Section 11.13	WAIVER OF JURY TRIAL.	A-1-72
Section 11.14	Enforcement	A-1-72
Section 11.15	Non-Recourse	A-1-72
Section 11.16	Nonsurvival of Representations, Warranties and Covenants	A-1-73
Section 11.17	Acknowledgements	A-1-73
Section 11.18	Legal Representation	A-1-73
EXHIBITS
Exhibit A	–	Form of Acquiror Charter
Exhibit B	–	Form of Acquiror Bylaws
Exhibit C	–	Form of Tax Receivable Agreement
Exhibit D	–	Form of Registration Rights Agreement
Exhibit E	–	Form of Reservations.com Articles of Merger
Exhibit F	–	Form of HotelPlanner.com Articles of Merger

Annex A-1-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 9, 2021, by and among Astrea Acquisition Corp., a Delaware corporation (“Acquiror”), Peregrine Merger Sub, LLC, a Florida limited liability company and direct, wholly-owned subsidiary of Acquiror (“HotelPlanner.com Merger Sub”), Lexyl Travel Technologies, LLC, a Florida limited liability company (“HotelPlanner.com”), Double Peregrine Merger Sub, LLC, a Florida limited liability company and direct, wholly-owned subsidiary of HotelPlanner.com (“Reservations.com Merger Sub”) and Benjamin & Brothers, LLC, a Florida limited liability company (“Reservations.com,” and together with HotelPlanner.com and Reservations.com Merger Sub, the “Company Parties”). Acquiror, HotelPlanner.com, HotelPlanner.com Merger Sub, Reservations.com, and Reservations.com Merger Sub are collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Acquiror is a blank check company incorporated in Delaware and formed to acquire one or more operating businesses through a Business Combination;

WHEREAS, prior to Closing, certain HotelPlanner.com Pre-Closing Holders (the “Contributing Pre-Closing Holders”) shall, in exchange for additional HotelPlanner.com Class A Units, contribute their equity interests in VenuexplorerPrivate Limited (collectively, the “HotelPlanner.com Assets”) to HotelPlanner.com, whereupon each of the HotelPlanner.com Assets shall become a wholly owned Subsidiary of HotelPlanner.com;

WHEREAS, prior to the Closing, HotelPlanner.com will effectuate a recapitalization, pursuant to which, among other things, all HotelPlanner.com Class A Units and HotelPlanner.com Class B Units held by HotelPlanner.com Pre-Closing Holders will be converted or exchanged (whether by direct exchange or otherwise) into HotelPlanner.com Common Units in the amounts to be set forth in the HotelPlanner.com A&R Operating Agreement, the result of which will be that the equityholders of HotelPlanner.com will collectively hold a single class of units as of immediately prior to the Closing (the “Recapitalization”);

WHEREAS, subject to the terms and conditions of this Agreement and in accordance with the Florida Revised Limited Liability Company Act (“FRLLCA”) and other applicable Laws, immediately prior to the Closing, Reservations.com Merger Sub shall be merged with and into Reservations.com (the “Reservations.com Merger”), with Reservations.com being the surviving entity in the Reservations.com Merger and continuing (immediately following the Reservations.com Merger) as a wholly-owned Subsidiary of HotelPlanner.com (the “Surviving Reservations.com Entity”);

WHEREAS, simultaneously with the Closing, the Pre-Closing Holders, HotelPlanner.com and Acquiror shall amend and restate the HotelPlanner.com Operating Agreement by adopting the HotelPlanner.com A&R Operating Agreement to, among other things, effect the Recapitalization, permit the issuance and ownership of the HotelPlanner.com Common Units as contemplated to be issued and owned upon consummation of the Transactions, including with respect to the Earn Out Units, admit Acquiror as the sole manager of HotelPlanner.com, otherwise amend and restate the rights and preferences of the HotelPlanner.com Common Units and set forth the rights and preferences of the HotelPlanner.com Common Units, and establish the ownership of the HotelPlanner.com Common Units by the Persons indicated in the HotelPlanner.com A&R Operating Agreement, in each case, as set forth in the HotelPlanner.com A&R Operating Agreement;

WHEREAS, subject to the terms and conditions of this Agreement and in accordance with the FRLLCA and other applicable Laws, at the Closing, Acquiror shall contribute the Closing Cash Contribution to HotelPlanner.com Merger Sub and thereafter, HotelPlanner.com Merger Sub shall be merged with and into HotelPlanner.com and shall cease to exist, and HotelPlanner.com shall continue as the Surviving HotelPlanner.com Entity (the “HotelPlanner.com Merger,” and together with the Reservations.com Merger, the “Mergers”);

WHEREAS, the manager of HotelPlanner.com has (i) determined that the Mergers and the other Transactions are in the best interests of HotelPlanner.com and the members of HotelPlanner.com, and (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement;

WHEREAS, the managers of Reservations.com have (i) determined that the Mergers and the other Transactions are in the best interests of Reservations.com and the members of Reservations.com, and (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement;

Annex A-1-1

WHEREAS, Acquiror, in its capacity as the sole member of HotelPlanner.com Merger Sub, has approved this Agreement and the Transactions;

WHEREAS, the board of directors of Acquiror (the “Acquiror Board”) has (i) determined that the Mergers and the other Transactions are in the best interests of Acquiror and the stockholders of Acquiror, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement, and (iii) adopted a resolution recommending to its stockholders the Acquiror Stockholder Matters;

WHEREAS, concurrently with the execution of this Agreement, Sponsor, Acquiror and HotelPlanner.com have entered into the Sponsor Agreement (the “Sponsor Agreement”), dated as of the date hereof;

WHEREAS, concurrently with the execution of this Agreement, Acquiror, HotelPlanner.com and certain HotelPlanner.com Pre-Closing Holders have entered into the HotelPlanner.com Support Agreement (the “HotelPlanner.com Support Agreement”), dated as of the date hereof;

WHEREAS, concurrently with the execution of this Agreement, Acquiror, HotelPlanner.com, Reservations.com and certain Reservations.com Pre-Closing Holders have entered into the Reservations.com Support Agreement (the “Reservations.com Support Agreement”), dated as of the date hereof;

WHEREAS, at the HotelPlanner.com Effective Time, Acquiror shall (i) subject to obtaining the approval from the Acquiror’s stockholders to the Acquiror Stockholder Matters, amend and restate the certificate of incorporation of Acquiror to be substantially in the form of Exhibit A attached hereto (with such changes as may be agreed in writing by the Acquiror, HotelPlanner.com and Reservations.com, the “Acquiror Charter”), and (ii) amend and restate the bylaws of Acquiror to be substantially in the form of Exhibit B attached hereto (with such changes as may be agreed in writing by the Acquiror, HotelPlanner.com and Reservations.com, the “Acquiror Bylaws”);

WHEREAS, the parties hereto have agreed that the Pre-Closing Holders shall be eligible to receive certain Earn Out Units upon Acquiror’s achievement of certain performance targets set forth herein;

WHEREAS, at the Closing, the Pre-Closing Holders, the Acquiror and the Surviving HotelPlanner.com Entity shall enter into a tax receivable agreement (the “Tax Receivable Agreement”) substantially in the form of Exhibit C attached hereto;

WHEREAS, at the Closing, Acquiror, Surviving HotelPlanner.com Entity and the other parties thereto shall enter into the amended and restated registration rights agreement (with such changes as may be agreed in writing by the Acquiror, HotelPlanner.com and Reservations.com, the “Registration Rights Agreement”) substantially in the form of Exhibit D attached hereto; and

WHEREAS, at the Closing, the Pre-Closing Holders shall enter into a Subscription Agreement, in a form containing only normal and customary terms and conditions to be reasonably agreed among Acquiror, HotelPlanner.com and Reservations.com (the “Subscription Agreement”) pursuant to which they shall acquire Acquiror Class B Common Stock for its par value.

NOW, THEREFORE, the Parties hereby agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:

“Acquiror” has the meaning specified in the Preamble hereto.

“Acquiror Board” has the meaning specified in the Recitals hereto.

“Acquiror Borrowings” has the meaning specified in Section 7.10.

“Acquiror Borrowings Limit” means the lower of (a) $817,000 and (b) the aggregate amount of Acquiror Borrowings that have actually been spent by Acquiror on expenses, costs or other liabilities incurred by, or on behalf of, Acquiror after the date hereof and prior to the Closing.

Annex A-1-2

“Acquiror Bylaws” has the meaning specified in the Recitals hereto.

“Acquiror Charter” has the meaning specified in the Recitals hereto.

“Acquiror Class A Common Stock” means shares of Class A common stock, par value $0.0001 per share, of Acquiror, which will, among other matters, carry such economic and voting rights as set forth in the Acquiror Charter and Acquiror Bylaws.

“Acquiror Class B Common Stock” means shares of Class B common stock, par value $0.0001 per share, of Acquiror, which will, among other matters, carry no economic rights and such voting rights as set forth in the Acquiror Charter and Acquiror Bylaws.

“Acquiror Closing Statement” has the meaning specified in Section 3.03.

“Acquiror Common Stock” means, collectively, the Acquiror Class A Common Stock and Acquiror Class B Common Stock.

“Acquiror Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to either (a) have a material adverse effect on the business, assets, liabilities, operations, prospects, results of operations or financial condition of the Acquiror Parties, taken as a whole, or (b) prevent or materially delay or materially impact the ability of the Acquiror Parties to consummate the Transactions. Notwithstanding the foregoing, the amount of the Acquiror Stockholder Redemptions or the failure to obtain the Acquiror Stockholder Approval shall not be deemed to be an Acquiror Material Adverse Effect and in no event shall any of the following be taken into account in determining whether an Acquiror Material Adverse Effect has occurred or would reasonably be expected to occur under clause (a) of this definition: (i) any change in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or any changes generally affecting the economy, markets or industry in which the Acquiror operates, (iii) the announcement of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of nature or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (v) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Acquiror operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, or (vi) any action taken by, or at the request of, the Company Parties; provided, that in the case of clauses (i), (ii), (iv), and (v) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Acquiror Parties, taken as a whole, as compared to other industry participants in the industries or markets in which the Acquiror operates.

“Acquiror Organizational Documents” means the Certificate of Incorporation and Acquiror’s bylaws, as amended and in effect on the date hereof.

“Acquiror Parties” means, collectively, Acquiror and HotelPlanner.com Merger Sub.

“Acquiror Preferred Stock” has the meaning specified in Section 5.11(a).

“Acquiror Prepared Returns” has the meaning specified in Section 8.04(a).

“Acquiror Privileged Communications” has the meaning specified in Section 11.18.

“Acquiror Stockholder Approval” means the vote of the stockholders of Acquiror set forth in the Proxy Statement to the extent required to approve the Acquiror Stockholder Matters.

“Acquiror Stockholder Matters” means (a) the adoption and approval of this Agreement and the Transactions (the “Business Combination Proposal”), (b) the adoption and approval of the issuance of shares of Acquiror Common Stock in connection with the Transactions as may be required under Nasdaq listing requirements (the “Nasdaq Proposal”), (c) the adoption and approval of the amendments to the Certificate of Incorporation as

Annex A-1-3

contemplated by the Acquiror Charter (including, but not limited to, approval of the change of Acquiror’s name to HotelPlanner Inc., the “Charter Proposal”), (d) the adoption and approval of the Incentive Equity Plan and ESPP (the “Equity Incentive Plan Proposal”), (e) the election of the members of the Acquiror Board as of the Closing in accordance with Section 7.05 (the “Director Election Proposal”), (f) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Proxy Statement or in correspondence related thereto; (g) the adoption and approval of each other proposal reasonably agreed to by Acquiror, HotelPlanner.com and Reservations.com, as necessary or appropriate in connection with the consummation of the Transactions or the Transaction Agreements, and (h) the adoption and approval of a proposal for the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing or if it is determined by Acquiror and the Company Parties that additional time is necessary to consummate the Transactions for any reason.

“Acquiror Stockholder Redemption” has the meaning specified in Section 8.02(a)(i).

“Acquiror Transaction Expenses” means (i) all fees, costs and expenses of Acquiror incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors, consultants and other service providers of Acquiror, (ii) the fee owed to EarlyBirdCapital Inc. pursuant to that certain Business Combination Marketing Agreement dated as of February 3, 2021, (iii) Acquiror Borrowings (to the extent not converted into Acquiror Units pursuant to Section 7.10) and reimbursement of expenses incurred by the Sponsor and Acquiror’s officers and directors on Acquiror’s behalf, and (iv) amounts as determined pursuant to Section 3.05. For the avoidance of doubt, Acquiror Transaction Expenses will not include any expense incurred in connection with a D&O “tail” policy pursuant to Section 7.01(b)(i).

“Acquiror Unit” has the meaning specified in Section 5.15.

“Acquiror Warrant” means a warrant entitling the holder to purchase shares of Acquiror Common Stock.

“Acquisition Transaction” has the meaning specified in Section 8.03(a).

“Action” means any claim, action, suit, charge, complaint, audit, investigation, inquiry, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Additional Financing” has the meaning specified in Section 8.08.

“Additional SEC Reports” has the meaning specified in Section 7.08.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning specified in the Preamble hereto.

“Allocations Schedule” means the allocation of the transaction consideration among the Pre-Closing Holders as set forth on Schedule I.

“Alternate Business Combination Proposal” has the meaning set forth in Section 8.03(b).

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery, and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.

“Antitrust Laws” means the United States Sherman Antitrust Act of 1890, the United States Clayton Act of 1914, the HSR Act, the United States Federal Trade Commission Act of 1914, and all other Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

Annex A-1-4

“Arbitration Action” has the meaning specified in Section 11.12(b).

“Audited Financial Statements” has the meaning specified in Section 4.08(b).

“Available Closing Acquiror Cash” means, without duplication, an amount equal to all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Acquiror Stockholder Redemption, but before the payment of any Acquiror Transaction Expenses) plus the amount of funds raised in any financing of Acquiror or the Company Parties after the date hereof, if any.

“Balance Sheet Cash” means $65,000,000, less the amount of the Acquiror Transaction Expenses.

“Business Combination” has the meaning ascribed to such term in the Certificate of Incorporation.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close or unable to open.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Acquiror, as in effect on the date hereof.

“Chosen Courts” has the meaning specified in Section 11.12(a).

“Closing” has the meaning specified in Section 3.04.

“Closing Cash Contribution” has the meaning specified in Section 2.01(f).

“Closing Date” has the meaning specified in Section 3.04.

“Closing Filing” has the meaning specified in Section 8.05(c).

“Closing Press Release” has the meaning specified in Section 8.05(c).

“COBRA” has the meaning specified in Section 4.14(f).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Share Price” means the share price equal to the volume weighted average closing sale price of one share of Acquiror Class A Common Stock as reported on Nasdaq (or the exchange on which the shares of Acquiror Class A Common Stock are then listed) for a period of at least twenty (20) trading days out of thirty (30) consecutive trading days ending on the trading day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Acquiror Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Acquiror Class A Common Stock (which adjustment shall be subject to the reasonable mutual agreement of Acquiror and HotelPlanner.com)).

“Company Group” means each of (a) HotelPlanner.com and its direct and indirect Subsidiaries, and (b) Reservations.com and its direct and indirect Subsidiaries.

“Company Party Group” has the meaning specified in Section 11.18.

“Company Group Privileged Communications” has the meaning specified in Section 11.18.

“Company Group Specified Representations” has the meaning specified in Section 9.02(a)(i).

“Company Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts has had or would reasonably be expected to either (a) have a material adverse effect on the business, assets, liabilities, operations, results of operations or financial condition of the Company Group, taken as a whole, or (b) have a Company Party Impairment Effect; provided, however, that in no event shall any of the following be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur under clause (a) of this definition: (i) any change in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof, (ii) any change in interest rates or economic,

Annex A-1-5

political, business, financial, commodity, currency or market conditions generally, or any changes generally affecting the economy, markets or industry in which the Company Group operates, (iii) the announcement of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (iii) shall not be deemed to apply to Section 4.04), (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of nature or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (v) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company Group operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack or cyberattack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (vi) any failure of the Company Group, to meet any projections, forecasts or budgets (provided, that this clause (vi) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)), (vii) any cyberattack on the Company Group that does not affect all, or a material portion, of the customer accounts of the Company Group or (viii) any action taken by, or at the request of, the Acquiror Parties; provided, that in the case of clauses (i), (ii), (iv), and (v) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company Group, taken as a whole, as compared to other industry participants in the industries or markets in which the Company Group operates.

“Company Parties” has the meaning specified in the Preamble hereto.

“Company Party Benefit Plan” has the meaning specified in Section 4.14(a).

“Company Party Employees” means, with respect to a Company Party, each employee of such Company Party or its respective Subsidiaries.

“Company Party Impairment Effect” means any change, event, circumstance, occurrence, effect, development or statement of facts that, individually or in the aggregate, would reasonably be expected to prevent or materially delay or materially impair the ability of either Company Party to consummate the Transactions; provided, however, that in no event shall any of the following be taken into account in determining whether a Company Party Impairment Effect has occurred or would reasonably be expected to occur under this definition: (i) any change in applicable Laws (including COVID-19 Measures) or GAAP or any official interpretation thereof, (ii) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, or any changes generally affecting the economy, markets or industry in which the Company Group operates, (iii) the announcement of this Agreement, the pendency or consummation of the Merger or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (iii) shall not be deemed to apply to Section 4.04), (iv) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, act of nature or other force majeure event or any epidemic, disease, outbreak or pandemic (including COVID-19), (v) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company Group operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (vi) any failure of the Company Group, to meet any projections, forecasts or budgets (provided, that this clause (vi) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Party Impairment Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Party Impairment Effect)), or (vii) any action taken by, or at the request of, the Acquiror Parties; provided, that in the case of clauses (i), (ii), (iv), and (v) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Company Group, taken as a whole, as compared to other industry participants in the industries or markets in which the Company Group operates.

Annex A-1-6

“Company Party Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.

“Company Party Service Provider” means, with respect to a Company Party, each Company Party Employee, officer, director, or other service provider of such Company Party or its respective Subsidiaries.

“Company Subsidiaries” has the meaning specified in Section 4.02.

“Confidentiality Agreements” has the meaning specified in Section 11.09.

“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, Governmental Order, consent, clearance or approval to be obtained from, filed with or delivered to, a Governmental Authority or other Person.

“Contracts” means any contracts, agreements, licenses, subcontracts, leases, subleases, concessions and purchase orders and other commitments or arrangements, in each case that are legally binding upon a Person or its properties or assets.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) or any changes thereto.

“Data Security Requirements” means, collectively, all of the following to the extent governing the Processing of Personal Information or otherwise relating to data privacy, security, or security breach notification requirements and directly applicable to the Company Group: (a) all applicable Laws governing the data privacy, security or Processing of Personal Information, (b) binding industry standards applicable to the Company Group, including PCI-DSS, (c) any obligations on any member of the Company Group under any Contracts, and (d) all of HotelPlanner.com’s, Reservations.com’s and each of their Subsidiaries’ written public-facing policies regarding Personal Information.

“DGCL” means the General Corporation Law of the State of Delaware.

“Disputing Parties” has the meaning specified in Section 11.12(b).

“Enforceability Exceptions” has the meaning specified in Section 4.03.

“Environmental Laws” means any and all applicable Laws relating to pollution, human health and safety or protection of the environment (including natural resources), or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.

“Equity Securities” means, with respect to any Person, (a) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (b) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (c) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (d) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person, and (e) any securities issued or issuable with respect to the securities or interests referred to in clauses (a) through (d) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” has the meaning specified in Section 4.14(a).

“ERISA Affiliate” has the meaning specified in Section 4.14(g).

Annex A-1-7

“ESPP” has the meaning specified in Section 7.06.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” has the meaning specified in Section 4.08(b).

“First Earnout Period” means the period beginning on the Closing Date and ending on April 30, 2023.

“Flow-Thru Tax Returns” means income Tax Returns of any member of the Company Group for which the items of income, deductions, credits, gains or losses are passed through to the direct or indirect equityholders of the applicable entity under applicable Tax Law (including, for the avoidance of doubt, any Form 1065 of any member of the Company Group).

“Fraud” means, with respect to a Party, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable); provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Schedule 1.03(a) (in the case of Acquiror), Schedule 1.03(b) (in the case of HotelPlanner.com) or Schedule 1.03(c) (in the case of Reservations.com) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company Parties, Article IV, or, in the case of Acquiror, Article V, in each case, as qualified by the Schedules to this Agreement, were actually breached when made, with the express intention that the other Parties to this Agreement rely thereon to their detriment.

“FRLLCA” has the meaning specified in the Recitals hereto.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Government Official” means any officer or employee of a Governmental Authority, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such Governmental Authority or on behalf of any such public organization.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Graubard” has the meaning specified in Section 11.18.

“Gunster” has the meaning specified in Section 11.18.

“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.

“HotelPlanner.com” has the meaning specified in the Preamble hereto.

“HotelPlanner.com A&R Operating Agreement” means the Second Amended and Restated Operating Agreement of HotelPlanner.com, dated as of the Closing Date, in the form approved by the Company Parties on the date hereof, or as may be subsequently amended with the consent of the Company Parties.

“HotelPlanner.com Articles of Merger” has the meaning specified in Section 2.01(i).

“HotelPlanner.com Available Cash Consideration” means an amount equal to (a) the Available Closing Acquiror Cash, less (b) the amount of the Acquiror Transaction Expenses, less (c) the Balance Sheet Cash, which amount shall not be less than $35,000,000. The HotelPlanner.com Available Cash Consideration shall be allocated among the Pre-Closing Holders in accordance with the Allocations Schedule.

“HotelPlanner.com Class A Units” means the Class A Units of HotelPlanner.com with the rights, preferences and privileges set forth in the HotelPlanner.com Operating Agreement.

Annex A-1-8

“HotelPlanner.com Class B Units” means the Class B Units of HotelPlanner.com with the rights, preferences and privileges set forth in the HotelPlanner.com Operating Agreement.

“HotelPlanner.com Closing Statement” has the meaning specified in Section 3.03(b).

“HotelPlanner.com Closing Unit Consideration” means with respect to any HotelPlanner.com Common Unit held by the Pre-Closing Holders, a number of HotelPlanner.com Common Units equal to the HotelPlanner.com Exchange Ratio, in each case with fractional shares (determined on an aggregate basis for each Pre-Closing Holder after combining all fractional shares each such holder would otherwise receive) rounded down to the nearest whole share.

“HotelPlanner.com Closing Unit Consideration Value” means (a) the HotelPlanner.com Equity Value divided by (b) the total number of HotelPlanner.com Common Units issued and outstanding immediately prior to the HotelPlanner.com Effective Time.

“HotelPlanner.com Common Units” means the Common Units of HotelPlanner.com with the rights, preferences and privileges set forth in the HotelPlanner.com A&R Operating Agreement.

“HotelPlanner.com Confidentiality Agreement” has the meaning specified in Section 11.09.

“HotelPlanner.com Effective Time” has the meaning specified in Section 2.01(h).

“HotelPlanner.com Equity Value” means $500,000,000 (which, for the avoidance of doubt, is calculated after giving effect to the Reservations.com Merger and includes the Reservations.com Equity Value).

“HotelPlanner.com Exchange Ratio” means the quotient of (a) the HotelPlanner.com Closing Unit Consideration Value divided by (b) $10.

“HotelPlanner.com Financial Statements” has the meaning specified in Section 4.08(a).

“HotelPlanner.com Material Contracts” has the meaning specified in Section 4.12(a).

“HotelPlanner.com Merger” has the meaning specified in the Recitals hereto.

“HotelPlanner.com Merger Sub” has the meaning specified in the Preamble hereto.

“HotelPlanner.com Operating Agreement” means the Amended and Restated Operating Agreement of HotelPlanner.com, dated as of April 14, 2014, as amended from time to time.

“HotelPlanner.com Pre-Closing Holder” means each Person who holds HotelPlanner.com Common Units immediately prior to the HotelPlanner.com Effective Time.

“HotelPlanner.com Prepared Returns” has the meaning specified in Section 8.04(a).

“HotelPlanner.com Support Agreement” has the meaning specified in the Recitals hereto.

“HotelPlanner.com Transaction Expenses” means all fees, costs and expenses of HotelPlanner.com and its Subsidiaries collectively incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of HotelPlanner.com and its Subsidiaries and all “single trigger” severance, transaction-related bonuses, stay and pay bonuses, retention awards, change in control payments or other similar payments or benefits triggered, in whole or in part, by the Transactions and payable to any current or former contractor, employee, consultant or other individual service provider of HotelPlanner.com in cash by any member of the Company Group in connection with the consummation of the Transactions (including the employer portion of any payroll, employment or similar Taxes imposed with respect to such amount), as determined pursuant to Section 3.05. For the avoidance of doubt, HotelPlanner.com Transaction Expenses will not include any expense incurred in connection with a D&O “tail” policy pursuant to Section 7.01(b)(i).

“HotelPlanner.com Warrants” means warrants for HotelPlanner.com Common Units (which shall be in the identical form of redeemable public warrants of Acquiror which were sold as part of Acquiror’s initial public offering, but in the name of HotelPlanner.com).

Annex A-1-9

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Incentive Equity Plan” has the meaning specified in Section 7.06.

“Indebtedness” means, with respect to any Person as of any time, without duplication, (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, in each case, as of such time of such Person, (c) all obligations for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business that are not past due), (d) all obligations as lessee that are required to be capitalized in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, and (h) all obligations of the type referred to in clauses (a) through (g) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly-owned Subsidiary of such Person or between any two or more wholly-owned Subsidiaries of such Person.

“Intellectual Property” means all intellectual property rights, in any jurisdiction in the world, including: (a) patents (b) trademarks, service marks, brand names, certification marks, trade dress, trade names, corporate names, logos Internet domain names, and any other indicia of source or origin, (c) copyrights, mask works and designs, (d) intellectual property rights in Software (including object code and source code), (e) intellectual property rights in data, databases, and collections of data, (f) Trade Secrets, and (g) applications and registrations for any of the foregoing.

“Intended Income Tax Treatment” has the meaning specified in Section 8.04(e).

“Interim Period” has the meaning specified in Section 6.01.

“IPO” has the meaning specified in Section 6.03.

“IPO Prospectus” has the meaning specified in Section 5.06.

“IRS” has the meaning specified in Section 4.06(b).

“IT Systems” means Software, computer firmware or middleware, computer hardware, network equipment, interfaces, platforms, peripherals, computer systems, and other information technology equipment that are owned, leased, or licensed by, and that are under the control of, either Company Party or any of its Subsidiaries.

“JOBS Act” has the meaning specified in Section 8.07.

“Key Employee” means (a) any Company Party Employee whose most recent annual base compensation amount was in excess of $500,000 or (b) the individuals listed on Schedule 1.01.

“Latham” has the meaning specified in Section 11.18.

“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by either Company Party or its Subsidiaries.

“Leases” has the meaning specified in Section 4.20(a).

Annex A-1-10

“Licensed Intellectual Property” means the third-party Intellectual Property that is licensed to any member of the Company Group.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.

“Mergers” have the meaning specified in the Recitals hereto.

“Most Recent Balance Sheet” with respect to HotelPlanner.com means the balance sheet included in the HotelPlanner.com Financial Statements and with respect to Reservations.com means the balance sheet included in the Reservations.com Financial Statements.

“Multiemployer Plan” has the meaning specified in Section 4.14(g).

“Nasdaq” means the Nasdaq Capital Market.

“Non-Contributed Affiliate Businesses” has the meaning specified in Section 7.11.

“OFAC” has the meaning specified in the definition of Sanctions Laws.

“Open Source Code” has the meaning specified in Section 4.21(g).

“Owned Intellectual Property” means all Intellectual Property that is owned by any member of the Company Group.

“Party” has the meaning specified in the Preamble hereto.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” has the meaning specified in Section 4.11.

“Permitted Liens” means (a) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, and that relate to amounts not yet delinquent or that are being contested in good faith, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (c) Liens for Taxes not yet due and payable, (d) Liens, encumbrances and restrictions on real property (including easements, encroachments, covenants, rights of way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property and similar restrictions of record and other similar charges or encumbrances) that (i) are matters of record and (ii) do not materially interfere with the present uses of such real property, (e) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (f) Liens that secure obligations that are reflected as liabilities on the Most Recent Balance Sheet (which such Liens are referenced, or the existence of which such Liens is referred to, in the notes to Most Recent Balance Sheet), (g) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Personal Information” means information that, alone or in combination with other information, identifies, describes, is reasonably capable of being associated with, or could reasonably be linked with an individual, including name, address, geolocation information, Internet Protocol (IP) addresses, financial information or other information that constitutes “personal information” or “personal data” under applicable Data Security Requirements.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Holders” means, collectively, the HotelPlanner.com Pre-Closing Holders and the Reservations.com Pre-Closing Holders.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

Annex A-1-11

“Processing” means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium), including Personal Information.

“Proxy Clearance Date” has the meaning specified in Section 8.02(a)(i).

“Proxy Statement” has the meaning specified in Section 8.02(a)(i).

“Public Stockholders” has the meaning specified in Section 6.03.

“Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Released Claims” has the meaning specified in Section 6.03.

“Representative” means, as to any Person, any of the officers, directors, managers, managing members, employees, counsel, accountants, financial advisors, and consultants of such Person.

“Required Acquiror Stockholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of Acquiror Common Stock entitled to vote thereon, whether in person or by proxy at the Special Meeting (or any adjournment thereof), in accordance with the Acquiror Organizational Documents and applicable Law.

“Required HotelPlanner.com Member Approval” means the approval of this Agreement and the Transactions by the affirmative vote or written consent of the holders of the HotelPlanner.com Common Units in accordance with the HotelPlanner.com Operating Agreement and applicable Law.

“Required Reservations.com Member Approval” means the approval of this Agreement and the Transactions by the affirmative vote or written consent of the holders of the Reservations.com Common Units in accordance with the Reservations.com Operating Agreement and applicable Law.

“Required Transaction Proposals” means, collectively, the Business Combination Proposal, the Nasdaq Proposal, the Governing Document Proposals and the Director Election Proposal.

“Reservations.com” has the meaning specified in the Preamble hereto.

“Reservations.com Articles of Merger” has the meaning specified in Section 2.01(c).

“Reservations.com Class A Units” means the Class A Units of Reservations.com with the rights, preferences and privileges set forth in the Reservations.com Operating Agreement.

“Reservations.com Class B Units” means the Class B Units of Reservations.com with the rights, preferences and privileges set forth in the Reservations.com Operating Agreement.

“Reservations.com Class C Units” means the Class C Units of Reservations.com with the rights, preferences and privileges set forth in the Reservations.com Operating Agreement.

“Reservations.com Closing Unit Consideration” means with respect to any Reservations.com Common Unit held by the Reservations.com Pre-Closing Holders, a number of HotelPlanner.com Common Units equal to the Reservations.com Exchange Ratio, in each case with fractional shares (determined on an aggregate basis for each Reservations.com Pre-Closing Holder after combining all fractional shares each such holder would otherwise receive) rounded down to the nearest whole share.

“Reservations.com Closing Unit Consideration Value” means with respect to any Reservations.com Common Unit held by the Reservations.com Pre-Closing Holders, (a) the Reservations.com Equity Value divided by (b) the total number of Reservations.com Common Units issued and outstanding immediately prior to the Reservations.com Effective Time.

“Reservations.com Common Units” means each of the Reservations.com Class A Units, the Reservations.com Class B Units and the Reservations.com Class C Units.

Annex A-1-12

“Reservations.com Confidentiality Agreement” has the meaning specified in Section 11.09.

“Reservations.com Effective Time” has the meaning specified in Section 2.01(c).

“Reservations.com Equity Value” means $155,200,000.

“Reservations.com Exchange Ratio” means the quotient of (a) the Reservations.com Closing Unit Consideration Value divided by (b) $10.

“Reservations.com Financial Statements” has the meaning specified in Section 4.08(b).

“Reservations.com Material Contracts” has the meaning specified in Section 4.13(a).

“Reservations.com Merger” has the meaning specified in the Recitals hereto.

“Reservations.com Merger Sub” has the meaning specified in the Preamble hereto.

“Reservations.com Operating Agreement” means the Second Amended and Restated Operating Agreement of Reservations.com, dated as of December 27, 2017, as amended from time to time.

“Reservations.com Pre-Closing Holder” means each Person who holds one or more Reservations.com Common Units immediately prior to the Reservations.com Effective Time.

“Reservations.com Support Agreement” has the meaning specified in the Recitals hereto.

“Reservations.com Transaction Expenses” means all fees, costs and expenses of Reservations.com and its Subsidiaries collectively incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein to be performed or complied with at or before Closing, and the consummation of the Transactions, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Reservations.com and its Subsidiaries, and all “single trigger” severance, transaction-related bonuses, stay and pay bonuses, retention awards, change in control payments or other similar payments or benefits triggered, in whole or in part, by the Transactions and payable to any current or former contractor, employee, consultant or other individual service provider of Reservations.com in cash by any member of the Company Group in connection with the consummation of the Transactions (including the employer portion of any payroll, employment or similar Taxes imposed with respect to such amount), as determined pursuant to Section 3.03. For the avoidance of doubt, Reservations.com Transaction Expenses will not include any expense incurred in connection with a D&O “tail” policy pursuant to Section 7.01(b)(i).

“Sanctioned Country” means any country or region that is or has in the past five years been the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Venezuela, Sudan, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means any individual or entity that is the subject or target of sanctions or restrictions under Sanctions Laws, including: (a) any Person listed on any U.S. or non-U.S. sanctions- or export-related restricted or prohibited party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, the Entity, Denied Persons and Unverified Lists maintained by the U.S. Department of Commerce, the UN Security Council Consolidated List, and the EU Consolidated List; (b) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) any national of a Sanctioned Country.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”) or the U.S. Department of State), the United Nations Security Council, and the European Union.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“Schedules” means the disclosure schedules of the Company Parties or Acquiror, as applicable.

“SEC” means the United States Securities and Exchange Commission.

Annex A-1-13

“SEC Reports” has the meaning specified in Section 5.08(a).

“Second Earnout Period” means the period beginning on the Closing Date and ending on April 30, 2024.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Signing Filing” has the meaning specified in Section 8.05(c).

“Signing Press Release” has the meaning specified in Section 8.05(c).

“Software” means software and computer programs, whether in source code or object code form, and including (a) databases and collections of data, and (b) software implementations of algorithms, models, and methodologies, firmware, application programming interfaces.

“Special Meeting” has the meaning specified in Section 8.02(b).

“Sponsor” means Astrea Acquisition Sponsor LLC, a Delaware limited liability company.

“Sponsor Agreement” has the meaning specified in the Recitals hereto.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subscription Agreement” has the meaning specified in the Recitals hereto.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving HotelPlanner.com Entity” means the surviving entity following the consummation of the HotelPlanner.com Merger.

“Surviving Reservations.com Entity” has the meaning specified in the Recitals hereto.

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other tax, charge, impost, levy, duty, or governmental assessment of any kind in the nature of a tax, including alternative or add-on minimum, net income, franchise, gross income, adjusted gross income, gross receipts, employment related (including employee withholding or employer payroll), ad valorem, transfer, franchise, license, sales, use, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, or estimated tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof).

“Tax Receivable Agreement” has the meaning specified in the Recitals hereto.

“Tax Return” means any return, report, statement, refund claim, declaration, information return, estimate or other document filed or required to be filed in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Termination Date” has the meaning specified in Section 10.01(c).

“Third Earnout Period” means the period beginning on the Closing Date and ending on April 30, 2025.

“Trade Controls” has the meaning specified in Section 4.27(a).

“Trade Secrets” means, collectively, trade secrets, and any other intellectual property rights in know-how, formulae, processes, and other confidential proprietary information.

Annex A-1-14

“Transaction Agreements” shall mean this Agreement, the Sponsor Agreement, the HotelPlanner.com Support Agreement, the Reservations.com Support Agreement, the Registration Rights Agreement, the Tax Receivable Agreement, the Subscription Agreement, the Acquiror Charter, the Acquiror Bylaws, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Litigation” has the meaning specified in Section 8.01(c).

“Transactions” means the transaction contemplated by this Agreement, including the Mergers.

“Transfer Taxes” has the meaning specified in Section 8.04(b).

“Treasury Regulations” means the regulations promulgated under the Code.

“Triggering Event I” shall mean the date on which the Common Share Price is equal to or greater than $15.00 at any time during the First Earnout Period.

“Triggering Event II” shall mean the date on which the Common Share Price is equal to or greater than $18.00 at any time during the Second Earnout Period.

“Triggering Event III” shall mean the date on which the Common Share Price is equal to or greater than $21.00 at any time during the Third Earnout Period.

“Triggering Events” shall mean, collectively, Triggering Event I, Triggering Event II and Triggering Event III.

“Trust Account” has the meaning specified in Section 5.06.

“Trust Agreement” has the meaning specified in Section 5.06.

“Trustee” has the meaning specified in Section 5.06.

“Updated Acquiror Closing Statement” has the meaning specified in Section 3.03.

“Updated HotelPlanner.com Closing Statement” has the meaning specified in Section 3.05.

“Waiving Parties” has the meaning specified in Section 11.18.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the actual knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).

(b) When used herein with respect to a Company Party or its Subsidiaries, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of such Company Party’s and its Subsidiaries’ business, consistent with past practice (including recent past practice in response to COVID-19 or COVID-19 Measures).

Annex A-1-15

(c) Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).

(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. Eastern Time on August 9, 2021 to the Party to which such information or material is to be provided or furnished (i) in the virtual “data room” maintained on Intralinks under the title “Project Double Peregrine” or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.

(i) References to “$” or “dollar” or “US$” shall be references to United States dollars unless otherwise specified.

(j) Unless the context of this Agreement otherwise requires, references to (A) a Company Party shall be deemed to refer to each of HotelPlanner.com and Reservations.com, as applicable, (B) the Company Group shall be deemed to refer to each of (x) HotelPlanner.com and its direct and indirect Subsidiaries and (y) Reservations.com and its direct and indirect Subsidiaries, as applicable, and (C) Company Subsidiaries shall be deemed to refer to Subsidiaries of HotelPlanner.com or of Reservations.com, as applicable.

Section 1.03 Knowledge. As used herein, the phrase “to the knowledge of” shall mean the knowledge, following reasonable inquiry of direct reports, of (a) with respect to Acquiror, the individuals listed on Schedule 1.03(a), (b) with respect to HotelPlanner.com, the individuals listed on Schedule 1.03(b), and (c) with respect to Reservations.com, the individuals listed on Schedule 1.03(c).

Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding HotelPlanner.com Class A Units, HotelPlanner.com Class B Units, Reservations.com Class A Units, Reservations.com Class B Units, Reservations.com Class C Units or shares of Acquiror Common Stock shall have been changed into a different number of units or shares or a different class, by reason of any unit or stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of units or shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of HotelPlanner.com Class A Units, HotelPlanner.com Class B Units, Reservations.com Class A Units, Reservations.com Class B Units, Reservations.com Class C Units or shares of Acquiror Common Stock, as applicable, will be appropriately adjusted to provide to the holders of HotelPlanner.com Class A Units, HotelPlanner.com Class B Units, Reservations.com Class A Units, Reservations.com Class B Units, Reservations.com Class C Units or shares of Acquiror Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit any Acquiror Party or Company Party to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

Annex A-1-16

Article II
THE MERGERS AND RELATED CLOSING TRANSACTIONS

Section 2.01 Closing Date Transactions; Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, the following transactions shall occur on the Closing Date, in each case in the order set forth in this Section 2.01:

(a) Prior to the Closing, Acquiror shall (i) file the Acquiror Charter with the Secretary of State of Delaware and (ii) adopt the Acquiror Bylaws;

(b) Prior to the Reservations.com Effective Time, the Contributing Pre-Closing Holders shall contribute the HotelPlanner.com Assets to HotelPlanner.com in exchange for additional HotelPlanner.com Common Units pursuant to a contribution agreement, in form and substance that is reasonably acceptable to the Parties;

(c) Reservations.com and Reservations.com Merger Sub shall cause the Reservations.com Merger to be consummated by filing articles of merger in substantially the form of Exhibit E attached hereto (the “Reservations.com Articles of Merger”) with the Secretary of State of the State of Florida in accordance with the applicable provisions of the FRLLCA, the time of such filing, or such later time as may be agreed in writing by Reservations.com and HotelPlanner.com and specified in the Reservations.com Articles of Merger, will be the effective time of and constitute the consummation of the Reservations.com Merger (the “Reservations.com Effective Time”). At the Reservations.com Effective Time, Reservations.com Merger Sub shall be merged with and into Reservations.com, following which the separate existence of Reservations.com Merger Sub shall cease and Reservations.com shall continue as the Surviving Reservations.com Entity after the Reservations.com Merger and as a direct, wholly-owned Subsidiary of HotelPlanner.com;

(d) Acquiror shall make any payments required to be made by Acquiror in connection with the Acquiror Stockholder Redemption with funds from the Trust Account;

(e) Acquiror shall pay, or cause to be paid, from the Trust Account, all Acquiror Transaction Expenses to the applicable payees, to the extent such Acquiror Transaction Expenses are not paid prior to the Closing;

(f) Acquiror shall contribute to HotelPlanner.com Merger Sub all of the Available Acquiror Closing Cash remaining after the payments contemplated by Section 2.01(d) and Section 2.01(e) (the “Closing Cash Contribution”);

(g) Immediately following the Reservations.com Effective Time, HotelPlanner.com and HotelPlanner.com Merger Sub shall cause the HotelPlanner.com Merger to be consummated by filing articles of merger in substantially the form of Exhibit F attached hereto (the “HotelPlanner.com Articles of Merger”) with the Secretary of State of the State of Florida in accordance with the applicable provisions of the FRLLCA, the time of such filing, or such later time as may be agreed in writing by Acquiror, HotelPlanner.com and Reservations.com and specified in the HotelPlanner.com Articles of Merger, will be the effective time of and constitute the consummation of the HotelPlanner.com Merger (the “HotelPlanner.com Effective Time”). At the HotelPlanner.com Effective Time, HotelPlanner.com Merger Sub shall be merged with and into HotelPlanner.com, following which the separate existence of HotelPlanner.com Merger Sub shall cease and HotelPlanner.com shall continue as the Surviving HotelPlanner.com Entity after the HotelPlanner.com Merger;

(h) Substantially simultaneously with the Mergers, the Pre-Closing Holders, HotelPlanner.com and Acquiror shall adopt the HotelPlanner.com A&R Operating Agreement to, among other things, effect the Recapitalization, permit the issuance and ownership of the HotelPlanner.com Common Units as contemplated under this Agreement to be issued and owned upon consummation of the Transactions, including with respect to the Earn Out Units, admit Acquiror as the sole manager of the Surviving HotelPlanner.com Entity, otherwise amend and restate the rights and preferences of the HotelPlanner.com Common Units and set forth the rights and preferences of the HotelPlanner.com Common Units, and establish the ownership of the HotelPlanner.com Common Units by the Persons indicated in the HotelPlanner.com A&R Operating Agreement, in each case, as set forth in the HotelPlanner.com A&R Operating Agreement; and (ii) enter into the Subscription Agreement pursuant to which they shall acquire shares of Acquiror Class B Common Stock on a pro rata basis as set forth on the Allocations Schedule;

(i) Substantially simultaneously with the Mergers, the Pre-Closing Holders, HotelPlanner.com and Acquiror shall enter into the Subscription Agreement pursuant to which the Pre-Closing Holders shall acquire a

Annex A-1-17

number of shares of Acquiror Class B Common Stock on a pro rata basis as set forth on the Allocations Schedule, free and clear of all Liens (other than Liens arising pursuant to the Acquiror Organizational Documents, Liens arising out of the ownership of such share of Acquiror Class B Common Stock or restrictions on transfer under any securities-related Laws);

(j) Acquiror, HotelPlanner.com and the Pre-Closing Holders shall enter into the Tax Receivable Agreement;

(k) At or promptly after the Closing, the Surviving HotelPlanner.com Entity shall pay all HotelPlanner.com Transaction Expenses and all Reservations.com Transaction Expenses; and

(l) At or promptly after the Closing, the Acquiror shall issue a number of shares of Class A Common Stock as set forth on Schedule 2.01(l) to certain service providers of the Company Parties as compensation for services provided thereby in connection with the transactions contemplated hereby.

Section 2.02 Effect of the Mergers.

(a) The effect of the Reservations.com Merger shall be as provided in this Agreement, the Reservations.com Articles of Merger and the applicable provisions of the FRLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Reservations.com Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Reservations.com Merger Sub and Reservations.com shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Reservations.com Entity.

(b) The effect of the HotelPlanner.com Merger shall be as provided in this Agreement, the HotelPlanner.com Articles of Merger and the applicable provisions of the FRLLCA. Without limiting the generality of the foregoing, and subject thereto, at the HotelPlanner.com Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of HotelPlanner.com and HotelPlanner.com Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving HotelPlanner.com Entity.

Section 2.03 Governing Documents.

(a) At the Reservations.com Effective Time, the articles of organization of Reservations.com and the Reservations.com Operating Agreement shall be amended and restated to be in the form of the articles of organization and operating agreement of Reservations.com Merger Sub, respectively, which shall be the articles of organization and operating agreement of the Surviving Reservations.com Entity from and after the Reservations.com Effective Time until the HotelPlanner.com Effective Time.

(b) At the HotelPlanner.com Effective Time, the HotelPlanner.com Operating Agreement shall be amended and restated to be in the form of the HotelPlanner.com A&R Operating Agreement, which shall be the operating agreement of the Surviving HotelPlanner.com Entity from and after the HotelPlanner.com Effective Time until thereafter amended in accordance with its terms and as provided by applicable Law.

(c) At the HotelPlanner.com Effective Time, Acquiror shall, subject to obtaining the approval from the Acquiror’s stockholders to the Charter Proposal, adopt the Acquiror Charter and Acquiror Bylaws.

Section 2.04 Managers, Directors and Officers of the Surviving HotelPlanner.com Entity, the Surviving Reservations.com Entity and Acquiror.

(a) Immediately after the Reservations.com Effective Time, the manager of the Surviving Reservations.com Entity shall be the manager as set forth in the operating agreement of the Surviving Reservations.com Entity.

(b) Immediately after the HotelPlanner.com Effective Time, (i) officers of HotelPlanner.com shall be the officers of the Surviving HotelPlanner.com Entity as set forth in the HotelPlanner.com A&R Operating Agreement and (ii) Acquiror shall become the sole manager of the Surviving HotelPlanner.com Entity as set forth in the HotelPlanner.com A&R Operating Agreement.

Annex A-1-18

(c) Immediately after the HotelPlanner.com Effective Time, the officers and directors of Acquiror shall be the persons set forth on Schedule 2.04(c), subject, in the case of the directors, to obtaining the approval from Acquiror’s stockholders to the Director Election Proposal.

Article III
MERGER CONSIDERATION; CLOSING

Section 3.01 Effect of Reservations.com Merger. On the terms and subject to the conditions set forth herein, at the Reservations.com Effective Time, by virtue of the Reservations.com Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(a) Reservations.com Common Units. Each Reservations.com Common Unit issued and outstanding immediately prior to the Reservations.com Effective Time will be automatically cancelled and extinguished and converted into the right to receive the Reservations.com Closing Unit Consideration.

(b) Surviving Reservations.com Entity Equity Securities. The limited liability company interests of Reservations.com Merger Sub outstanding immediately prior to the Reservations.com Effective Time shall be converted into and become the limited liability company interests of the Surviving Reservations.com Entity, which shall constitute 100% of the outstanding Equity Securities of the Surviving Reservations.com Entity. From and after the Reservations.com Effective Time, the limited liability company interests of Reservations.com Merger Sub shall be deemed for all purposes to represent the number of membership interests into which they were converted in accordance with the immediately preceding sentence.

Section 3.02 Effect of HotelPlanner.com Merger. On the terms and subject to the conditions set forth herein, at the HotelPlanner.com Effective Time, by virtue of the HotelPlanner.com Merger and without any further action on the part of any Party or any other Person, the following shall occur:

(a) each HotelPlanner.com Common Unit issued and outstanding immediately prior to the HotelPlanner.com Effective Time will be automatically cancelled and extinguished and converted into the right to receive the HotelPlanner.com Closing Unit Consideration; provided, however, that in lieu of a specified portion of their HotelPlanner.com Closing Unit Consideration, the HotelPlanner.com Pre-Closing Holders will be entitled to receive an amount in cash, without interest, for each HotelPlanner.com Common Unit as set forth on the Allocations Schedule (the “Closing Cash Consideration”); provided, further, that the aggregate amount of cash consideration to be received by the HotelPlanner.com Pre-Closing Holders shall in no event exceed the HotelPlanner.com Available Cash Consideration;

(b) each limited liability company interest of HotelPlanner.com Merger Sub issued and outstanding immediately prior to the HotelPlanner.com Effective Time will be automatically cancelled and extinguished and converted into the right to receive each of 222,875 HotelPlanner.com Common Units and 88,625 HotelPlanner.com Warrants.

Section 3.03 Transaction Expenses.

(a)   On the date that is no later than three Business Days prior to the Closing Date, Acquiror shall deliver to HotelPlanner.com and Reservations.com a written statement (the “Acquiror Closing Statement”) setting forth its good faith estimate and calculation of the Acquiror Transaction Expenses, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor (including invoices), and determined pursuant to the definitions contained in this Agreement. From and after delivery of the Acquiror Closing Statement and through the Closing Date, (i) Acquiror shall promptly provide to HotelPlanner.com and Reservations.com any changes to the Acquiror Closing Statement (including any component thereof) (the “Updated Acquiror Closing Statement”), and (ii) HotelPlanner.com and Reservations.com shall have the right to review and comment on such calculations and estimates, Acquiror shall consider in good faith any such comments made by HotelPlanner.com or Reservations.com, and HotelPlanner.com and Reservations.com and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated Acquiror Closing Statement (and any updates or revisions as may be agreed to by HotelPlanner.com and Reservations.com and Acquiror shall be included in the Updated Acquiror Closing Statement). Acquiror shall, and shall cause its Representatives to, (x) reasonably cooperate with HotelPlanner.com and Reservations.com and their Representatives to the extent related to HotelPlanner.com or Reservations.com’s review of the Acquiror Closing Statement and Updated Acquiror Closing Statement and the calculations

Annex A-1-19

and estimates contained therein (including engaging in good faith discussions related thereto) and (y) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Acquiror Closing Statement and Updated Acquiror Closing Statement and reasonably requested by HotelPlanner.com and Reservations.com and their Representatives in connection with such review; provided, that HotelPlanner.com and Reservations.com shall not, and shall cause their Representatives to not, unreasonably interfere with the business of Acquiror and its Subsidiaries in connection with any such access. The Acquiror Transaction Expenses shall not exceed $7,453,500.

(b) On the date that is no later than three Business Days prior to the Closing Date, HotelPlanner.com and Reservations.com shall deliver to Acquiror a joint written statement (the “HotelPlanner.com Closing Statement”) setting forth their good faith estimate and calculation of the HotelPlanner.com Transaction Expenses and Reservations.com Transaction Expenses, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor (including invoices), and determined pursuant to the definitions contained in this Agreement. From and after delivery of the HotelPlanner.com Closing Statement and through the Closing Date, (i) HotelPlanner.com and Reservations.com shall promptly provide to Acquiror any changes to the HotelPlanner.com Closing Statement (including any component thereof) (the “Updated HotelPlanner.com Closing Statement”), and (ii) Acquiror shall have the right to review and comment on such calculations and estimates, HotelPlanner.com and Reservations.com shall consider in good faith any such comments made by Acquiror, and HotelPlanner.com and Reservations.com and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated HotelPlanner.com Closing Statement. HotelPlanner.com and Reservations.com shall, and shall cause their Representatives to, (x) reasonably cooperate with Acquiror and its Representatives to the extent related to Acquiror’s review of the HotelPlanner.com Closing Statement and Updated HotelPlanner.com Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (y) provide access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the HotelPlanner.com Closing Statement and Updated HotelPlanner.com Closing Statement and reasonably requested by Acquiror or its Representatives in connection with such review; provided, that Acquiror shall not, and shall cause its Representatives to not, unreasonably interfere with the business of HotelPlanner.com and its Subsidiaries or Reservations.com in connection with any such access. The HotelPlanner.com Transaction Expenses and Reservations.com Transaction Expenses, collectively, shall not exceed $19,800,000.

Section 3.04 Closing. The closing of the Transactions (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (PDF)) commencing as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time on the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided, that such conditions are satisfied or (to the extent permitted by applicable Law) waived in writing) or (b) at such other place, time or date as Acquiror, HotelPlanner.com and Reservations.com may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 3.05 Withholding Rights. Acquiror, HotelPlanner.com, Reservations.com, HotelPlanner.com Merger Sub, Reservations.com Merger Sub, the Surviving Reservations.com Entity, and the Surviving HotelPlanner.com Entity shall only be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, any amounts that are required to be deducted or withheld with respect to the making of such payments under applicable Law. To the extent that any amounts are required to be withheld under applicable Law from payments to the HotelPlanner.com Pre-Closing Holders or the Reservations.com Pre-Closing Holders (other than any such value that is subject to withholding because it is properly treated as compensation for applicable Tax purposes, Acquiror shall provide notice to the applicable holder at least five days prior to the day the relevant withholding is to be made (and all Parties agree to use commercially reasonable efforts to cooperate to reduce or eliminate any such withholding). To the extent that any amounts are deducted or withheld consistent with the terms of this Section 3.05 and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Annex A-1-20

Section 3.06 Additional Consideration.

(a) In addition to the HotelPlanner.com Closing Unit Consideration and Closing Cash Consideration payable pursuant to Section 3.02, the Pre-Closing Holders shall be entitled to receive from HotelPlanner.com, and Acquiror, in its capacity as manager of HotelPlanner.com following the Closing, shall cause HotelPlanner.com to issue to the Pre-Closing Holders, within 10 Business Days following the occurrence of a Triggering Event, the number of HotelPlanner.com Common Units set forth below (the “Earn Out Units”), which Earn Out Units shall be issued to the Pre-Closing Holders in accordance with the Allocation Schedule:

(i)     5,000,000 HotelPlanner.com Common Units upon the occurrence of Triggering Event I;

(ii)    8,000,000 HotelPlanner.com Common Units upon the occurrence of Triggering Event II; and

(iii)   7,000,000 HotelPlanner.com Common Units upon the occurrence of Triggering Event III.

(b) For the avoidance of doubt, each Triggering Event shall only occur once, if at all, and all of the Earn Out Units allocated by HotelPlanner.com for each Triggering Event set forth above shall be released to the Pre-Closing Holders upon the occurrence of any such Triggering Event. In the event that Triggering Event II occurs prior to the expiration of the First Earnout Period, Triggering Event I will be deemed to have been achieved, and the Pre-Closing Holders will be entitled to receive an aggregate of 13,000,000 HotelPlanner.com Common Units; in the event that Triggering Event III occurs prior to the expiration of the Second Earnout Period and prior to the expiration of the First Earnout Period, each of Triggering Event I and Triggering Event II will be deemed to have been achieved, and the Pre-Closing Holders will be entitled to receive an aggregate of 20,000,000 HotelPlanner.com Common Units; in the event that Triggering Event III occurs prior to the expiration of the Second Earnout Period but after the expiration of the First Earnout Period, Triggering Event II will be deemed to have been achieved (but not Triggering Event I), and the Pre-Closing Holders will be entitled to receive an aggregate of 15,000,000 HotelPlanner.com Common Units.

(c) All Earn Out Units issued pursuant to this Section 3.06 shall be treated as an adjustment to the HotelPlanner.com Closing Unit Consideration for all purposes under this Agreement and for Tax purposes, unless otherwise required by applicable Law. The Capital Accounts (as defined in the HotelPlanner.com A&R Operating Agreement) of Acquiror and the Pre-Closing Holders shall be adjusted as necessary to give effect to this Section 3.06.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), each of HotelPlanner.com, Reservations.com, and Reservations.com Merger Sub severally (and not jointly) represents and warrants to the Acquiror Parties as follows, in each case as of the date hereof, solely in respect of itself and, where applicable, its Subsidiaries:

Section 4.01 Organization of the Company Parties. Each Company Party has been duly formed, is validly existing and is in good standing under the Laws of the State of Florida and has the limited liability company power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted, except (other than with respect to each Company Party’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The copies of the articles of organization and operating agreement (or other comparable governing instruments with different names) of each Company Party, as in effect on the date hereof, previously made available by such Company Party to Acquiror or its Representatives are (a) true, correct and complete, (b) in full force and effect, and (c) have not been amended in any respect from the copies made available to Acquiror or its Representatives. Each Company Party is duly licensed or qualified to do business and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Annex A-1-21

Section 4.02 Subsidiaries. The respective Subsidiaries of HotelPlanner.com and Reservations.com, together with details of their respective jurisdiction of incorporation or organization, are set forth on Schedule 4.02 (the “Company Subsidiaries”). The Company Subsidiaries have been duly formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except as (other than with respect to due organization and valid existence) in each case has not had, and would not, individually or in the aggregate, reasonably be expected to be material to a Company Party and its Subsidiaries, taken as a whole. Each Company Subsidiary is duly licensed or qualified to do business and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified has not had, and would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.03 Due Authorization. Each Company Party has the requisite limited liability company power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and (subject to the approvals described in Section 4.05 and upon receipt of the Required HotelPlanner.com Member Approval or the Required Reservations.com Member Approval, as applicable) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions and the transactions contemplated by the Transaction Agreements. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions and the transactions contemplated thereby have been duly authorized by the managers or the board of managers (or equivalent governing body) of each Company Party and, except for the Required HotelPlanner.com Member Approval or the Required Reservations.com Member Approval, as applicable, no other limited liability company proceeding on the part of either Company Party is necessary to authorize this Agreement or any Transaction Agreement or either Company Party’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement (when executed and delivered by each Company Party) will be, duly and validly executed and delivered by such Company Party and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement will constitute, a valid and binding obligation of such Company Party, enforceable against such Company Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”). The HotelPlanner.com Member Approval and the Required Reservations.com Member Approval are the only vote of the holders of any class or series of Equity Securities of the Company Parties required to approve and adopt the Transaction Agreements and approve the transactions contemplated thereby. At a meeting duly called and held, or by written consent, the managers or the board of managers (or equivalent governing body) of each Company Party has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of such Company Party’s respective members; (ii) approved the transactions contemplated by this Agreement; and (iii) recommended to its respective members that they adopt this Agreement and approve each of the matters requiring HotelPlanner.com Member Approval or the Required Reservations.com Member Approval, as applicable.

Section 4.04 No Conflict. Except as set forth on Schedule 4.04, the execution, delivery and performance by each Company Party of this Agreement and the Transaction Agreements to which they are a party and the consummation by such Company Party of the Transactions and the transactions contemplated thereby do not and will not, (a) contravene or conflict with the certificate of formation, articles of organization, operating agreement, limited liability company agreement, articles of incorporation, certificate of incorporation, bylaws or other organizational documents, as applicable, of such Company Party or, in any material respect, its Subsidiaries, (b) subject to the approvals described in Section 4.05, contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to such Company Party or any of its Subsidiaries or any of their respective assets or properties, (c) subject to the approvals described in Section 4.05, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable

Annex A-1-22

pursuant to, any of the terms, conditions or provisions of any HotelPlanner.com Material Contract or Reservations.com Material Contract, as applicable, to which such Company Party or any of its Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or any Permit of such Company Party or its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of such Company Party or any of its Subsidiaries, except in the case of each of clauses (b) through (d) as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Acquiror Parties contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of either Company Party with respect to such Company Party’s execution, delivery and performance of this Agreement and the Transaction Agreements and the consummation of the Transactions and the transactions contemplated thereby, except for (a) applicable requirements of the HSR Act, (b) the filing of the (i) HotelPlanner.com Articles of Merger, (ii) Reservations.com Articles of Merger, and (iii) Acquiror Charter, each in accordance with the DGCL or FRLLCA, as applicable, and (c) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.06 Current Capitalization.

(a) Schedule 4.06(a) sets forth the Equity Securities of HotelPlanner.com (including the number and class or series (as applicable)) and the record ownership (including the percentage interests held thereby) thereof, and except as provided under the HotelPlanner.com Operating Agreement and the HotelPlanner.com Support Agreement, such Equity Securities (i) are free and clear of all Liens other than (x) as may be set forth on Schedule 4.06(a), (y) for any restrictions on sales of securities under securities-related Laws and (z) Permitted Liens, (ii) are free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and (iii) have not been issued in violation of preemptive or similar rights. The outstanding Equity Securities of HotelPlanner.com have been duly authorized and validly issued and are fully paid and non-assessable (where such concepts are applicable). Except for the Equity Securities of HotelPlanner.com set forth on Schedule 4.06(a), there are no Equity Securities of HotelPlanner.com reserved, issued or outstanding.

(b) Schedule 4.06(b) sets forth the Equity Securities of Reservations.com (including the number and class or series and distribution threshold (as applicable)) and the record ownership (including the percentage interests held thereby) thereof, and except as provided under the Reservations.com Operating Agreement and the Reservations.com Support Agreement, such Equity Securities are free and clear of all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) and have not been issued in violation of preemptive or similar rights. The outstanding Equity Securities of Reservations.com have been duly authorized and validly issued and are fully paid and non-assessable. Except for the Equity Securities of Reservations.com set forth on Schedule 4.06(b), there are no Equity Securities of Reservations.com reserved, issued or outstanding. Each Reservations.com Class C Unit constitutes a “profits interest” within the meaning of the Code, Treasury Regulations promulgated thereunder and any published guidance by the Internal Revenue Service (“IRS”) with respect thereto, including Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001-43, 2001-2 C.B. 191.

(c) Except as set forth on Schedule 4.06(a) or Schedule 4.06(b), there are no outstanding or authorized equity appreciation rights, phantom equity, profit participation or similar compensatory equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, either Company Party. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of either Company Party. There are no outstanding contractual obligations of either Company Party to repurchase, redeem or otherwise acquire any Equity Securities of such Company Party. There are no outstanding bonds, debentures, notes or other indebtedness of either Company Party having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Company Party’s members may vote. No Company Party is party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.

Annex A-1-23

(d) (i) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of either Company Party and (ii) since December 31, 2020, no Company Party has made, declared, set aside, established a record date for or paid any dividends or distributions.

(e) Except as provided for in this Agreement or as set forth on Schedule 4.06(e), as a result of the consummation of the Transactions, no Equity Securities are issuable and no rights in connection with any Equity Securities accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility, or otherwise).

Section 4.07 Capitalization of Subsidiaries.

(a) The outstanding shares of capital stock or other equity interests of each Company Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable (where such concepts are applicable). All of the outstanding Equity Securities in each Company Subsidiary are solely owned by a Company Party, directly or indirectly, free and clear of any Liens other than (i) as may be set forth on Schedule 4.07(a), (ii) for any restrictions on sales of securities under securities-related Laws and (iii) Permitted Liens and have not been issued in violation of preemptive or similar rights. Except for Equity Securities owned by a Company Party or any wholly-owned Subsidiary of a Company Party, there are no Equity Securities of any Company Subsidiary authorized, reserved, issued or outstanding.

(b) There are no outstanding or authorized equity appreciation rights, phantom equity, profit participation or similar compensatory equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, any Company Subsidiary. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any Company Subsidiary. There are no outstanding contractual obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Securities of any Company Subsidiary. There are no outstanding bonds, debentures, notes or other Indebtedness of any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiaries’ equityholders may vote. No Company Subsidiary is a party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.

(c) Except for Equity Securities in any wholly-owned Subsidiary of a Company Party or as set forth on Schedule 4.07, no Company Party nor any of its Subsidiaries owns any Equity Securities in any Person. No shares of capital stock are held in treasury by any Company Subsidiary.

(d) Reservations.com Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which such entity is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable. HotelPlanner.com owns all of the issued and outstanding Equity Securities of Reservations.com Merger Sub.

Section 4.08 Financial Statements.

(a) Attached as Schedule 4.08(a) hereto are true, correct, accurate and complete copies of the audited consolidated balance sheets of HotelPlanner.com and its Subsidiaries as at December 31, 2020 and December 31, 2019, and the related audited consolidated statements of operations and comprehensive loss, changes in owners’ (deficiency) equity, and cash flows for the years then ended, together with the auditor’s reports thereon (the “HotelPlanner.com Financial Statements”).

(b) Attached as Schedule 4.08(b) hereto are true, correct, accurate and complete copies of the audited consolidated balance sheets of Reservations.com and its Subsidiaries as at December 31, 2020 and December 31, 2019, and the related audited consolidated statements of operations, deficiency in members’ equity and cash flows for the years then ended, together with the auditor’s reports thereon (the “Reservations.com Financial Statements” and, together with the HotelPlanner.com Financial Statements, the “Financial Statements”).

Annex A-1-24

(c) The Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows, income, changes in equity and results of operations of the Company Group as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP during the periods involved and were derived from, and accurately reflect, the books and records of the Company Group.

(d) The Company Group has established and maintains systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for such Company Party’s assets. Each Company Party maintains and, for all periods covered by the Financial Statements, has maintained books and records of such Company Party in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of such Company Party and its Subsidiaries in all material respects.

(e) Neither the Company Group nor the Company Group’s independent auditors has identified or been made aware of (after reasonable inquiry) any (i) “significant deficiency” in the internal controls over financial reporting of the Company Group, (ii) “material weakness” in the internal controls over financial reporting of the Company Group, or (iii) fraud, whether or not material, that involves management or other employees of the Company Group who have a significant role in the internal controls over financial reporting of the Company Group.

(f)  Schedule 4.08(f) sets forth all CARES Act stimulus fund programs in which the Company Group or any member thereof is participating and the amount of funds received and/or requested under each such program (the “Stimulus Funds”). The Company Group has maintained accounting records associated with the Stimulus Funds in compliance with applicable Law and has used reasonable best efforts to utilize all such Stimulus Funds in accordance with applicable Law.

(g) Except as set forth on Schedule 4.08(g), there are no outstanding loans or other extensions of credit made by the Company Group or any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company Group. The Company Group has not taken any action prohibited by Section 402 of the Sarbanes Oxley Act.

(h) The projections with respect to the Company Group that were delivered to Acquiror or its Representatives by or on behalf of the Company Group or their respective Representatives, including any statement with respect to projected revenues, costs, expenses, and profits, were prepared by the Company Group based on assumptions the Company Group believes to be reasonable and appropriate for projections of such kind with respect to the Company Group.

Section 4.09 Undisclosed Liabilities. Except as set forth on Schedule 4.09, as of the date hereof, no Company Party nor any of their respective Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (a) reflected or reserved for in the balance sheet included in such Company Party’s Financial Statements, (b) that have arisen since December 31, 2020 in the ordinary course of business of such Company Party and its Subsidiaries, (c) arising under this Agreement or the performance by such Company Party of its obligations hereunder, including transaction expenses, or (d) that would not be required to be set forth on a consolidated balance sheet of such Company Party and its Subsidiaries prepared in accordance with GAAP or that are less than $250,000 individually or $1,000,000 in the aggregate. No Company Party nor any of their respective Subsidiaries is a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 4.10 Litigation and Proceedings. As of the date hereof, there is no, and since January 1, 2018, there has been no, pending or, to the knowledge of each Company Party, threatened Actions against or affecting such Company Party or any of its Subsidiaries or any of their properties, rights or assets or the HotelPlanner.com Assets that would reasonably be expected to (a) involve an amount in controversy (not counting insurance deductibles) of at least $500,000 or (b) be, individually or in the aggregate, material to such Company Party and its Subsidiaries taken as a whole or would have a Company Party Impairment Effect. There is no, and since January 1, 2018 there has been no, Governmental Order imposed upon or, to the knowledge of each Company Party, threatened against such Company Party or any of its Subsidiaries or any of their properties, rights or assets or the HotelPlanner.com Assets that would reasonably be expected to be, individually or in the aggregate, material to such Company Party and its

Annex A-1-25

Subsidiaries taken as a whole or would reasonably be expected to have, individually or in the aggregate, a Company Party Impairment Effect. No Company Party nor any of their respective Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to be, individually or in the aggregate, material to such Company Party and its Subsidiaries taken as a whole or would reasonably be expected to have, individually or in the aggregate, a Company Party Impairment Effect.

Section 4.11 Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws as has not, and would not, individually or in the aggregate, be material to such Company Party and its Subsidiaries, taken as a whole, or would reasonably be expected to have, individually or in the aggregate, a Company Party Impairment Effect, or as otherwise set forth on Schedule 4.11, each Company Party and its Subsidiaries and the HotelPlanner.com Assets are, and since January 1, 2018 have been, in compliance with all applicable Laws. Each Company Party and its Subsidiaries and the HotelPlanner.com Assets hold, and since January 1, 2018 have held, all licenses, approvals, consents, registrations, franchises and permits (the “Permits”) necessary for the lawful conduct of the business, except where the failure to so hold has not had, and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. From January 1, 2018, to the knowledge of each Company Party, (a) neither such Company Party nor any of its Subsidiaries or the HotelPlanner.com Assets has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) and, (b) to the knowledge of such Company Party, no assertion or Action of any violation of any Law, Governmental Order or Permit by such Company Party or any of its Subsidiaries is currently threatened in writing against such Company Party or any of its Subsidiaries or the HotelPlanner.com Assets (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), in each case of the foregoing clauses (a) and (b), except as has not had, and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12 HotelPlanner.com Contracts; No Defaults.

(a) Schedule 4.12(a) contains a true and complete listing of all Contracts described in clauses (i) through (xiv) of this Section 4.12(a) to which, as of the date of this Agreement, HotelPlanner.com or any of its Subsidiaries is a party or by which any of their respective assets is bound (together with all material amendments, waivers or other changes thereto) other than any purchase orders entered into in the ordinary course of business and any Company Party Benefit Plans (including any Contracts relating to the investments, operation or administration of any Company Party Benefit Plan) (all such Contracts as described in clauses (i) through (xvi), collectively, the “HotelPlanner.com Material Contracts”). True, correct and complete copies of the HotelPlanner.com Material Contracts have been delivered to or made available to Acquiror or its agents or Representatives.

(i)  Each Contract that involves aggregate payments or consideration furnished (A) by HotelPlanner.com or by any of its Subsidiaries of more than $2,500,000 or (B) to HotelPlanner.com or to any of its Subsidiaries of more than $2,500,000, in each case, in the calendar year ended December 31, 2020 or any subsequent calendar year;

(ii)  Each Contract relating to Indebtedness with an aggregate principal amount (including the amount of any undrawn but available commitments thereunder) in excess of $50,000;

(iii)  Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of HotelPlanner.com or any of its Subsidiaries (A) since January 1, 2020, in each case, involving payments in excess of $2,500,000, (B) pursuant to which there are any material ongoing obligations, or (C) for which financial statements of the acquired, merged or consolidated entity would be required to be included in the Proxy Statement;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding obligations that (A) provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property and (B) involves aggregate payments in excess of $1,000,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

Annex A-1-26

(v) Each joint venture Contract, agreement establishing an entity that is a partnership, limited liability company agreement or similar Contract (other than Contracts between wholly-owned Subsidiaries of HotelPlanner.com) that is material to the business of HotelPlanner.com and its Subsidiaries, taken as a whole;

(vi) Each Contract requiring capital expenditures by HotelPlanner.com or its Subsidiaries after the date of this Agreement in an amount in excess of $1,000,000 in the aggregate;

(vii) Each Contract prohibiting or restricting in any material respect the ability of HotelPlanner.com or its Subsidiaries to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person, in each case, in any material respect, other than customary non-solicitation and no-hire provisions entered into in the ordinary course of business;

(viii)  Each license or other agreement (excluding (x) non-disclosure agreements, (y) non-exclusive Intellectual Property licenses incidental to marketing, printing or advertising Contracts, and (z) licenses to Open Source Code, in each case, entered into in the ordinary course of business) under which HotelPlanner.com or any of its Subsidiaries (A) is a licensee with respect to any item of Intellectual Property that is material to any business of HotelPlanner.com or any of its Subsidiaries (excluding click-wrap, shrink-wrap, and “off-the-shelf software,” software licenses, and other non-exclusive licenses of unmodified software that is commercially available to the public generally, with one-time or annual license, maintenance, support or other fees of $150,000 or less) or (B) is a licensor or otherwise grants to a third party any rights to use any item of material Owned Intellectual Property owned by HotelPlanner.com or any of its Subsidiaries (excluding non-exclusive licenses granted by HotelPlanner.com or any of its Subsidiaries in the ordinary course of business);

(ix) Each employment Contract (i) with each Key Employee or (ii) that provides for the payment or accelerated vesting of any compensation or benefits in connection with the consummation of the Transactions, including any severance, retention, change in control, transaction, or similar payments, or (iii) otherwise restricts the ability of HotelPlanner.com or any of its Subsidiaries to terminate employment or engagement of any Person at any time;

(x) Each collective bargaining agreement or other Contract (each, a “CBA”) with HotelPlanner.com or any of its Subsidiaries, on the one hand, and any labor union, labor organization or works council representing employees of HotelPlanner.com or such Subsidiary, on the other hand;

(xi) Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which HotelPlanner.com or any of its Subsidiaries will have any outstanding obligation in excess of $1,000,000 after the date of this Agreement or which imposes or will impose continuing obligations on HotelPlanner.com or any of its Subsidiaries, including injunctive or other non-monetary relief;

(xii) Each sales commission or brokerage Contract that involves annual payments by HotelPlanner.com to an individual in excess of $250,000 or is not cancellable on 30 calendar days’ notice without payment or penalty;

(xiii)  Any Contract with (A) any officer (excluding employment, severance, equity grant, and similar agreements entered into with such offer in respect of the officer’s employment), manager, or Affiliate of HotelPlanner.com (other than a Subsidiary of HotelPlanner.com) or (B) any HotelPlanner.com Pre-Closing Holder or any Affiliate or family member of any HotelPlanner.com Pre-Closing Holder;

(xiv)  Any Contract that is a currency or interest hedging arrangement; and

(xv)  Any commitment to enter into agreement of the type described in clauses (i) through (xiii) of this Section 4.12(a).

(b) Except for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to be, individually or in the aggregate, material to HotelPlanner.com and its Subsidiaries, taken as a whole, as of the date of this Agreement,

Annex A-1-27

each HotelPlanner.com Material Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of HotelPlanner.com or one of its Subsidiaries that is a party thereto and, to the knowledge of HotelPlanner.com, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to HotelPlanner.com and its Subsidiaries taken as a whole, (w) neither HotelPlanner.com, any of its Subsidiaries nor, to the knowledge of HotelPlanner.com, any other party thereto is or is alleged to be in breach of or default under any HotelPlanner.com Material Contract, (x) since January 1, 2020, neither HotelPlanner.com nor any of its Subsidiaries has received any written claim or notice of breach of or default under any such Contract, (y) to the knowledge of HotelPlanner.com, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both), and (z) no party to any such Contract that is a customer of or supplier to HotelPlanner.com or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or threatened in writing to cancel or terminate its business with, HotelPlanner.com or any of its Subsidiaries.

Section 4.13 Reservations.com Contracts; No Defaults.

(a) Schedule 4.13(a) contains a true and complete listing of all Contracts described in clauses (i) through (xv) of this Section 4.13(a) to which, as of the date of this Agreement, Reservations.com or any of its Subsidiaries is a party or by which any of their respective assets is bound (together with all material amendments, waivers or other changes thereto) other than any purchase orders entered into in the ordinary course of business and any Company Party Benefit Plans (all such Contracts as described in clauses (i) through (xvi), collectively, the “Reservations.com Material Contracts”). True, correct and complete copies of the Reservations.com Material Contracts have been delivered to or made available to Acquiror or its agents or Representatives.

(i) Each Contract that involves aggregate payments or consideration furnished (A) by Reservations.com or by any of its Subsidiaries of more than $2,500,000 or (B) to Reservations.com or to any of its Subsidiaries of more than $2,500,000, in each case, in the calendar year ended December 31, 2020 or any subsequent calendar year;

(ii)  Each Contract relating to Indebtedness with a principal amount (including the amount of any undrawn but available commitments thereunder) in excess of $2,500,000;

(iii)  Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of Reservations.com or any of its Subsidiaries (A) since January 1, 2018, in each case, involving payments in excess of $2,500,000, (B) pursuant to which there are any material ongoing obligations, or (C) for which financial statements of the acquired, merged, or consolidated entity would be required to be included in the Proxy Statement;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding obligations that (A) provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property and (B) involves aggregate payments in excess of $1,000,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;

(v) Each joint venture Contract, agreement establishing an entity that is a partnership, limited liability company agreement or similar Contract (other than Contracts between wholly-owned Subsidiaries of Reservations.com) that is material to the business of Reservations.com and its Subsidiaries, taken as a whole;

(vi) Each Contract requiring capital expenditures by Reservations.com or its Subsidiaries after the date of this Agreement in an amount in excess of $1,000,000 in the aggregate;

(vii) Each Contract prohibiting or restricting in any material respect the ability of Reservations.com or its Subsidiaries to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person, in each case, in any material respect, other than customary non-solicitation and no-hire provisions entered into in the ordinary course of business;

Annex A-1-28

(viii)  Each license or other agreement (excluding (x) non-disclosure agreements, (y) non-exclusive Intellectual Property licenses incidental to marketing, printing or advertising Contracts, and (z) licenses to Open Source Code, in each case, entered into in the ordinary course of business) under which Reservations.com or any of its Subsidiaries (A) is a licensee with respect to any item of Intellectual Property that is material to any business of Reservations.com or any of its Subsidiaries (excluding click-wrap, shrink-wrap, and “off-the-shelf software,” software licenses, and other non-exclusive licenses of unmodified software that is commercially available to the public generally, with one-time or annual license, maintenance, support or other fees of $150,000 or less) or (B) is a licensor or otherwise grants to a third party any rights to use any item of material Owned Intellectual Property owned by Reservations.com or any of its Subsidiaries (excluding non-exclusive licenses granted by Reservations.com or any of its Subsidiaries in the ordinary course of business);

(ix) Each employment Contract (i) with each Key Employee or (ii) that provides for the payment or accelerated vesting of any compensation or benefits in connection with the consummation of the Transactions, including any severance, retention, change in control, transaction, or similar payments, or (iii) otherwise restricts the ability of Reservations.com or any of its Subsidiaries to terminate employment or engagement of any Person at any time;

(x) Each CBA with Reservations.com or any of its Subsidiaries, on the one hand, and any labor union, labor organization or works council representing employees of Reservations.com or such Subsidiary, on the other hand;

(xi) Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which Reservations.com or any of its Subsidiaries will have any outstanding obligation in excess of $1,000,000 after the date of this Agreement or which imposes or will impose continuing obligations on Reservations.com or any of its Subsidiaries, including injunctive or other non-monetary relief;

(xii) Each sales commission or brokerage Contract that involves annual payments in excess of $250,000 or is not cancellable on 30 calendar days’ notice without payment or penalty;

(xiii)  Any Contract with (A) any officer (excluding employment, severance, equity grant, and similar agreements entered into with such officer in respect of the officer’s employment), manager, or Affiliate of Reservations.com (other than a Subsidiary of Reservations.com) or (B) any Affiliate or family member of any Reservations.com Pre-Closing Holder;

(xiv)  Any Contract that is a currency or interest hedging arrangement; and

(xv)  Any commitment to enter into agreement of the type described in clauses (i) through (xiii) of this Section 4.13(a).

(b) Except for any Contract that has terminated, or will terminate, upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to be, individually or in the aggregate, material to Reservations.com, taken as a whole, as of the date of this Agreement, each Reservations.com Material Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of Reservations.com or one of its Subsidiaries that is a party thereto and, to the knowledge of Reservations.com, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to Reservations.com and its Subsidiaries taken as a whole, (w) neither Reservations.com, any of its Subsidiaries nor, to the knowledge of Reservations.com, any other party thereto is or is alleged to be in breach of or default under any Reservations.com Material Contract, (x) since January 1, 2020, neither Reservations.com nor any of its Subsidiaries has received any written claim or notice of breach of or default under any such Contract, (y) to the knowledge of Reservations.com, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice or lapse of time or both), and (z) no party to any such Contract that is a customer of or supplier to Reservations.com or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or threatened in writing to cancel or terminate its business with, Reservations.com or any of its Subsidiaries.

Annex A-1-29

Section 4.14 Company Party Benefit Plans.

(a) Schedule 4.14(a) sets forth a true and complete list of each material Company Party Benefit Plan; provided, however, that any individual employment agreement (or offer letter) or individual consulting agreement that, in either case, is consistent in all material respects with the applicable template listed on Schedule 4.14(a), shall not be required to be listed on Schedule 4.14(a). For purposes of this Agreement a “Company Party Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any equity ownership, equity purchase, equity option, phantom equity, equity or other equity-based incentive award, severance, employment, consulting, retention, change-in-control, fringe benefit, bonus, incentive, deferred compensation, employee loan, retirement, pension, medical, dental, life insurance, accidental death & dismemberment, fringe benefit, perquisite, welfare and all other benefit or compensation plans, agreements, programs, policies, Contracts or other arrangements, whether or not subject to ERISA, which are contributed to, required to be contributed to, sponsored by or maintained by a Company Party or any of its Subsidiaries for the benefit of any Company Party Service Provider of such Company Party or any of its Subsidiaries or under or with respect to which such Company Party or any of its Subsidiaries has any liability or obligation, contingent or otherwise, in any case, excluding any (i) statutory plan, program or arrangement that is both required under applicable Laws and maintained by Governmental Authority and (ii) Multiemployer Plan. Notwithstanding anything to the contrary in this Agreement, the representations and warranties set forth in this Agreement with respect to any Company Party Benefit Plan that is provided by or through a professional employer organization are given solely to the knowledge of the Company Parties.

(b) With respect to each Company Party Benefit Plan listed on Schedule 4.14(a) and under the Company Party’s control, the applicable Company Party has delivered or made available to Acquiror, to the extent applicable, copies of (i) such Company Party Benefit Plan and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such Company Party Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to each Company Party Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such Company Party Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Party Benefit Plan, and (vi) any material or non-routine correspondence with any Governmental Authority within the past three years that relates to any Company Party.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company Parties and their Subsidiaries, taken as a whole, (i) each Company Party Benefit Plan has been established, maintained, funded and operated in compliance with its terms and all applicable Laws, including ERISA and the Code, and (ii) all contributions, premiums or other payments that are due with respect to any Company Party Benefit Plan have been made and all such amounts due for any period ending on or before the Closing Date have been made or properly accrued and reflected in the applicable Company Party’s financial statements to the extent required by GAAP.

(d) Each Company Party Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification or (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and, to the applicable Company Party’s knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect such qualification.

(e) (i) No event has occurred and no condition exists that would subject a Company Party or any of its Subsidiaries, either directly or by reason of their affiliation with an ERISA Affiliate, to any material tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law, (ii) there do not exist any pending or, to the applicable Company Party’s knowledge, threatened Actions (other than routine claims for benefits), audits or investigations with respect to any Company Party Benefit Plan, (iii) there have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, and (iv) no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Party Benefit Plan have occurred that, in each case of clauses (i) through (iv),either individually or in the aggregate, could reasonably be expected to result in material liability to a Company Party and any of its Subsidiaries, taken as a whole.
Annex A-1-30

(f)  No Company Party Benefit Plan provides, nor has either Company Party or any of its respective Subsidiaries incurred, any current or projected liability in respect of post-employment or post-retirement or post-termination health, medical or life insurance benefits for current, former or retired Company Party Service Provider of such Company Party or any of its Subsidiaries, except (i) as required to avoid an excise tax under Section 4980B of the Code (“COBRA”) or similar applicable Law, (ii) coverage through the end of the calendar month in which a termination of employment occurs, or (iii) pursuant to an applicable agreement, plan or policy listed on Schedule 4.14(a) (including a template) requiring such Company Party or any of its Subsidiaries to pay or subsidize COBRA premiums for a terminated employee following the employee’s termination. No Company Party nor any of their respective Subsidiaries has incurred (whether or not assessed) any material Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

(g) Except as set forth on Schedule 4.14(g), no Company Party, its respective Subsidiaries, or its respective ERISA Affiliates sponsors, maintains, contributes to, is required to contribute to, or otherwise has or could reasonably be expected to have any current or contingent liability or obligation under or with respect to: (i) a multiemployer plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) (a “Multiemployer Plan”), (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). For purposes of this Agreement, “ERISA Affiliate” means, with respect to a Company Party, any Person or entity (whether or not incorporated) other than the Company Parties that, together with such Company Party, is under common control or treated as one employer under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m), or (o) of the Code. Except as would not reasonably be expected to, individually or in the aggregate, constitute a Company Material Adverse Effect, no Company Party nor any of the Company Parties’ respective Subsidiaries has any current or contingent liability or obligation on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

(h) Except as set forth on Schedule 4.14(h), neither the execution and delivery of this Agreement by either Company Party nor the consummation of the Merger will (whether alone or in connection with any other event(s)) (i) result in the acceleration, funding, vesting or creation of any rights of any current or former Company Party Service Provider of such Company Party or its Subsidiaries to any compensatory payments or benefits or increases in any compensatory payments or benefits (including any loan forgiveness) under any Company Party Benefit Plan (or under any arrangement that would be a Company Party Benefit Plan if in effect as of the date of this Agreement), (ii) result in the payment to any current or former Company Party Service Provider of such Company Party or its Subsidiaries of any severance payments, or any increase in severance payments or benefits upon any termination of employment or service, or (iii) result in any “excess parachute payment” within the meaning of Section 280G of the Code (or corresponding provision of state law) to any Company Party Service Provider of such Company Party or its Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code.

(i)  Except as set forth on Schedule 4.14(i), no Company Party nor any of their respective Subsidiaries maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(j)  Each Company Party Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is in material documentary compliance with, and has been maintained, operated and administered in all material respects in compliance with, Section 409A of the Code, and all applicable regulations, other guidance issued, and notices issued thereunder.

(k) Without limiting the generality of Section 4.14(a) through Section 4.14(j) above, with respect to each Company Party Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Foreign Plan”): (i) all employer and employee contributions to each Foreign Plan required by Law or by the terms of such Foreign Plan have been timely made in all material respects, or, if applicable, accrued in accordance with normal accounting practices; (ii) each Foreign Plan required to be registered

Annex A-1-31

has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities; and (iii) no Foreign Plan is a defined benefit plan (as defined in ERISA, whether or not subject to ERISA) or has any material unfunded or underfunded liabilities.

Section 4.15 Labor Matters.

(a) No Company Party nor any of their respective Subsidiaries is party to or bound by any CBA, and no employees are represented by any labor union, other labor organization or works council with respect to their employment with such Company Party or any of its Subsidiaries. There are, and since January 1, 2018 there have been, no pending, or to the knowledge of each Company Party, threatened (i) labor organizing activities or representation or certification proceedings by any labor union, works council or other labor organization to organize any of the Company Party Employees, and (ii) material labor disputes, labor grievances, labor arbitrations, unfair labor practice charges, strikes, lockouts, picketing, hand billing, slowdowns, concerted refusals to work overtime, or work stoppages against or affecting a Company Party or any of its respective Subsidiaries.

(b) Except as set forth on Schedule 4.15(b) or except where the failure to be, or to have been, in compliance with such Laws as has not, and would not, individually or in the aggregate, reasonably be expected to result in material liability to such Company Party and its Subsidiaries, taken as a whole, each Company Party and its respective Subsidiaries is, and since January 1, 2018 has been, in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification (including the classification of independent contractors and exempt and non-exempt employees), discrimination, harassment or retaliation, whistleblowing, wages and hours, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), COVID-19, affirmative action, workers’ compensation, labor relations, employee leave issues, employee trainings and notices, unemployment insurance, meal and rest periods, collective bargaining, civil rights, background checks and screenings, privacy laws, paid sick days and leave of absence entitlements and benefits (including the federal Emergency Paid Sick Leave Act and the federal Emergency Family and Medical Leave Expansion Act), safety and health (including the federal Occupational Safety and Health Act) and workers’ compensation; and has not been adjudged to have committed any unfair labor practice as defined by the National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the National Labor Relations Board that remains unresolved.

(c) Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to the Company Parties and their Subsidiaries, taken as a whole: (i) each Company Party and its respective Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to such Company Party’s current or former directors, officers, employees or independent contractors under applicable Law, Contract or company policy, and (ii) each individual who is providing, or since January 1, 2018, has provided, services to a Company Party or its Subsidiaries and is, or was, classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider, is, and has been, properly classified and treated as such for all applicable purposes.

(d) To the knowledge of the applicable Company Party, no Key Employee is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to such Company Party or any of its Subsidiaries; or (ii) owed to any third party with respect to such Person’s right to be employed or engaged by such Company Party or any of its Subsidiaries.

(e) Each Company Party and its Subsidiaries have reasonably investigated all formal sexual harassment, other discrimination and unlawful retaliation allegations formally raised in the last three years. With respect to each such allegation, the applicable Company Party or Subsidiary has taken prompt corrective action or reasonably determined with the advice of counsel that the allegation was without merit or basis such that no corrective action is possible or warranted.

(f)  No material employee layoff, facility closure or shutdown (whether voluntary or by Governmental Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, salary or wages, or other workforce changes affecting Company Party Employees has occurred since March 1, 2021 or is currently contemplated, planned or announced, including as a result of COVID-19 or any COVID-19 Measures.

Annex A-1-32

(g) Since January 1, 2018, no Company Party nor any of their respective Subsidiaries has implemented any plant closing or employee layoffs that would trigger notice obligations under the WARN Act, and the Company Parties do not reasonably expect any such events to occur prior to the Closing.

(h) As of the date hereof, no Company Party has received written notice that any Key Employee of such Company Party intends to terminate his or her employment with such Company Party prior to the one year anniversary of the Closing.

Section 4.16 Taxes.

(a) Notwithstanding anything else in this Agreement, the following representations and warranties are provided by HotelPlanner.com only with respect to HotelPlanner.com and its Subsidiaries and not to any other members of the Company Group and by Reservations.com only with respect to Reservations.com and its Subsidiaries and not to any other members of the Company Group:

(i)  All income and other material Tax Returns required by Law to be filed by the Company Group have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(ii)  All material amounts of Taxes due and owing by the Company Group (whether or not reflected on any Tax Return) have been duly paid to the appropriate Governmental Authority, and since the date of the Most Recent Balance Sheet, no member of the Company Group has incurred or accrued any material Tax liability or amounts of taxable income or gain outside the ordinary course of business other than any liabilities incurred in connection with the Transactions.

(iii)  Each member of the Company Group has withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, member, or any other third party, and complied in all material respects with applicable Laws with respect to Tax withholding, including all reporting and record keeping requirements.

(iv) No member of the Company Group is engaged in any audit, administrative proceeding or judicial proceeding with respect to Taxes. No member of the Company Group is the subject of any dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing. No written claim has been made by any Governmental Authority in a jurisdiction where a member of the Company Group does not file a Tax Return that such entity is or may be subject to Taxes or required to file a Tax Return in respect of Taxes in that jurisdiction. There are no outstanding written agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company Group, and no request for any such waiver or extension is currently pending.

(v) No member of the Company Group has participated in or been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(vi) There are no Liens with respect to Taxes on any of the assets of the Company Group, other than Permitted Liens.

(vii) No member of the Company Group is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to commercial contracts not primarily relating to Taxes).

(viii)  Schedule 4.16(a)(xi) sets forth the classification of each member of the Company Group for U.S. federal income Tax purposes.

(ix) No member of the Company Group has taken any action (or permitted any action to be taken), nor is aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment.

Annex A-1-33

Section 4.17 Insurance. Schedule 4.17 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, either Company Party or its Subsidiaries as of the date of this Agreement. True, correct, and complete copies or certificates of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 4.17, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (b) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (c) no Company Party nor any of their respective Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to each Company Party’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of each Company Party, no such action has been threatened, and (d) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

Section 4.18 Permits. Except for such failures to hold all Permits or be in compliance as would not reasonably be expected to be, individually or in the aggregate, material to such Company Party and its Subsidiaries taken as a whole, each member of the Company Group, (a) holds all Permits, and (b) is in compliance with the terms of all Permits necessary for the ownership and operation of its business. No event has occurred with respect to any of the Permits which permits, or after the giving of notice or lapse of time or both would permit, revocation, cancellation or termination thereof, or would result in any other material impairment of the rights of the holder of any such Permit, except where the revocation, cancellation, termination or material impairment would not reasonably be expected to be, individually or in the aggregate, material to a member of the Company Group. Except as would not reasonably be expected to be, individually or in the aggregate, material to a Company Party and its Subsidiaries taken as a whole, there is no pending or, to the knowledge of such Company Party, threatened (orally or in writing) legal proceeding with any Governmental Authority having jurisdiction or authority over the operations of such Company Party or any of its Subsidiaries that would reasonably be expected to impair the validity of any Permit, or result in the revocation, cancellation, termination or material impairment of any Permit.

Section 4.19 Equipment and Other Tangible Property. Each Company Party or one of its Subsidiaries owns and has good title to all material equipment and other tangible property and assets reflected on the books of such Company Party and its Subsidiaries as owned by such Company Party or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not be material, individually or in the aggregate, to a Company Party and its Subsidiaries, taken as a whole, and such material equipment and other tangible property and assets have been maintained in the ordinary course of business.

Section 4.20 Real Property.

(a) Schedule 4.20(a) contains a true, correct and complete list, as of the date of this Agreement, of all Leased Real Property including the address of each Leased Real Property. Each Company Party has made available to Acquiror true, correct and complete copies of the material Contracts pursuant to which such Company Party or any of its Subsidiaries use or occupy (or have been granted an option to use or occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (the “Leases”). Each Company Party or one of its Subsidiaries has a valid and subsisting leasehold estate in all Leased Real Property, and to the knowledge of such Company Party, there are no disputes with respect to any Lease which, if adversely determined, would result in a Company Material Adverse Effect. With respect to each Lease and except as would not be, individually or in the aggregate, material to a Company Party or its Subsidiaries, taken as a whole, (i) such Lease is valid, binding and enforceable and in full force and effect against such Company Party or one of its Subsidiaries and, to such Company Party’s knowledge, the other party thereto, subject to the Enforceability Exceptions, and each such Lease is in full force and effect, (ii) each Lease has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to Acquiror, and (iii) no Company Party nor any of

Annex A-1-34

their respective Subsidiaries has received or given any written notice of default or breach under any of the Leases that has not been cured and to the knowledge of such Company Party, neither such Company Party nor its Subsidiaries has received oral notice of any default or breach that has not been cured.

(b) No member of the Company Group owns any land, buildings or other real property.

Section 4.21 Intellectual Property and IT Security.

(a) Schedule 4.21(a) sets forth a complete and correct list of all (i) registrations or applications for the following that are included in the Owned Intellectual Property: (A) trademarks, (B) patents, (C) copyrights, and (D) internet domain names, specifying as to each item, as applicable, the owner(s) of record, jurisdiction of application or registration, the application or registration number and the date of application or registration (“Registered Intellectual Property”) and (ii) all material unregistered Trademarks included in the Owned Intellectual Property. Excluding any pending applications included in the Registered Intellectual Property, each item of material Registered Intellectual Property is subsisting. All of the Registered Intellectual Property is valid, in full force and effect, and has not expired or been cancelled, abandoned, or otherwise terminated, and all renewal, maintenance and other necessary filings and fees due and payable to any relevant Governmental Authority or Internet domain name registrar to maintain all Registered Intellectual Property in full force and effect have been submitted or paid in full by the applicable due date (including, if applicable, any available extension or grace periods).

(b) A Company Party or one of its Subsidiaries is the sole and exclusive owner of all right, title, and interest in and to all Owned Intellectual Property free and clear of all Liens (other than Permitted Liens), except where the failure to solely and exclusively own any Owned Intellectual Property would not be material to the conduct and operation of the business of such Company Party.

(c) To the knowledge of each Company Party except as would not be expected to result in a Company Material Adverse Effect, neither the execution of this Agreement nor the consummation of the Transactions will (i) result in the loss or impairment of the Company Group’s right to own or use any of its material Company Party Intellectual Property, or (ii) trigger a contractual obligation to pay any additional consideration to permit the Company Group’s right to use any of its material Company Party Intellectual Property.

(d) To the knowledge of each Company Party, except as would not be expected to be material to the Company Group, neither the Company Group nor the conduct of its respective businesses infringes, misappropriates or otherwise violates, or has, since January 1, 2015, infringed, misappropriated or otherwise violated, any Intellectual Property of any third party. To the knowledge of each Company Party, no third party is currently infringing, misappropriating, diluting or otherwise violating, or has, since January 1, 2015, infringed, misappropriated, diluted or otherwise violated, any of the Owned Intellectual Property, except as would not be expected to be material to the Company Group. No Action is pending, or to the knowledge of each Company Party threatened, nor has a Company Party or any of its Subsidiaries received from any Person in the last year any written notice, charge, complaint, claim, or other assertion (i) alleging that a Company Party or one of its Subsidiaries is infringing, misappropriating, or otherwise violating any Intellectual Property of any third party or (ii) challenging the validity, enforceability, registration, use or ownership of any Registered Intellectual Property.

(e) Each current or former employee, consultant and independent contractor of the Company Group who has contributed to or participated in the creation of any material Owned Intellectual Property has executed and delivered to a member of the Company Group either a (i) “work-for-hire” agreement under which a member of the Company Group is deemed to be the owner or author of all Intellectual Property rights created or developed by such Person, or (ii) a written assignment by such Person (by way of a present grant of assignment) in favor of the applicable member of the Company Group of all right, title and interest in and to such Intellectual Property, and in case of the foregoing clauses (i) and (ii), that also prohibits such Person, where commercially reasonable or customary, from using or disclosing any Trade Secrets included in the Owned Intellectual Property. To the knowledge of each Company Party, no Person is in material breach of any such agreement.

(f)  Each Company Party and each of its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all material Trade Secrets included in the Owned Intellectual Property and, except as would not reasonably be expected to result in material liability to the Company Group, all Trade Secrets of any Person to whom the Company Party or any of its Subsidiaries has a confidentiality obligation with respect to such Trade Secrets. To the knowledge of each Company Party, no Trade Secret that is material to the business of such

Annex A-1-35

Company Party or any of its Subsidiaries has been authorized by the Company Party or any of its Subsidiaries to be disclosed or has been disclosed to any Person other than (i) pursuant to a written agreement adequately restricting the disclosure and use of such Trade Secret or (ii) to a Person who otherwise has a duty to protect such Trade Secret.

(g) Each Company Party and its Subsidiaries is in possession of the source code and object code for all Software constituting their material Owned Intellectual Property (“Owned Software”). No source code for any Owned Software has been disclosed to any Person (other than employees, contractors or other service providers of the Company Parties or any of their Subsidiaries who have entered into written agreements restricting the disclosure and use of such source code). To the knowledge of the Company Parties, none of the Company Parties or any of their respective Subsidiaries have incorporated any “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses) (“Open Source Code”) into Owned Software, distributed Open Source Code in conjunction with Owned Software or used Open Source Code, in each case in a manner that requires that any of the Owned Software (other than such Open Source Code) to be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge or minimal charge. None of the Company Parties or any of their Subsidiaries is a party to any source code or technology escrow Contract requiring the deposit with an escrow agent of any source code for any Owned Software.

(h) The Company Group has taken commercially reasonable efforts consistent with industry standards for companies of the Company Group’s size that are designed to protect the confidentiality, integrity and security of the IT Systems from any unauthorized use, access, interruption, or modification. The Company Group has implemented and maintains commercially reasonable data backup, system redundancy, and disaster recovery and business continuity plans and procedures.

(i)  To the knowledge of the Company Parties, except as would not reasonably be expected to result in material liability to the Company Parties, the Owned Software is free from any defect, virus or programming, design, or documentation error or corruptant that would have a material adverse effect on the operation or use of the Owned Software. To the knowledge of the Company Parties, none of the Owned Software: (i) contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or that without user intent will cause, any of the following functions: (x) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any software, hardware or device (including any computer, tablet computer, handheld device, disk or storage device); (y) damaging or destroying any data or file without the user’s consent; or (z) sending information to the Company Parties or any Subsidiaries, or any other Person, without the user’s consent; (ii) constitutes, contains or is considered “spyware” or “trackware” (as such terms are commonly understood in the software industry); (iii) records a user’s actions without such user’s knowledge; or (iv) employs a user’s internet connection without such user’s knowledge to gather or transmit information on such user or such user’s behavior. Each Company Party and each of their Subsidiaries implement and maintain in all material respects, and have during the last three years implemented and maintained in all material respects, industry standard procedures to mitigate against the likelihood that the Owned Software contains any software routines that permit unauthorized access to or disable, erase or otherwise harm software, hardware or data.

(j)  To the knowledge of each Company Party, the Company Group is, and at all times since January 1, 2018 has been, in compliance with all Data Security Requirements in all material respects. The Company Group has in place, maintains and enforces commercially reasonable policies, procedures, and rules regarding data privacy, protection, and security as required by all Data Security Requirements. To the knowledge of each Company Party, since January 1, 2018, the Company Group has not experienced any incident in which Personal Information or Trade Secret was stolen or improperly accessed, used, processed, transferred, disclosed, destroyed, lost, or otherwise compromised. The Company Group has not received any written complaints from any Person with respect to Data Security Requirements since January 1, 2018, except as would not be expected to have a Company Material Adverse Effect.

Section 4.22 Environmental Matters. Except, in each case, as would not be material to each Company Party and its Subsidiaries, taken as a whole:

(a) Each Company Party and its Subsidiaries are, and since January 1, 2018 have been, in compliance in all material respects with all Environmental Laws, which includes and has included holding and complying in all material respects with all Permits required under Environmental Laws.

(b) There are no Actions or notices of violation pending against or, to the knowledge of each Company Party, threatened in writing against such Company Party or any of its Subsidiaries alleging, and each Company

Annex A-1-36

Party and its Subsidiaries have not received any written notice, report or other information regarding, any material violations of or material liability under any Environmental Law or any material violations or material liability concerning any Hazardous Materials, nor is there any basis for any such claims or notices.

Section 4.23 Absence of Changes. From and after the date of the most recent Audited Financial Statement, (a) no Company Material Adverse Effect has occurred and is continuing and (b) except as set forth on Schedule 4.23(b), the Company Group has not taken any action that would require the consent of Acquiror pursuant to Section 6.01 if such action had been taken after the date hereof.

Section 4.24 Brokers’ Fees. Other than as set forth on Schedule 4.24, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by either Company Party, any of their respective Subsidiaries or any of their respective Affiliates.

Section 4.25 Related Party Transactions. Except for the Contracts set forth on Schedule 4.25, there are no Contracts between either Company Party or any of its Subsidiaries, on the one hand, and any Affiliate, officer, director or holder of Equity Securities of such Company Party or any of its Subsidiaries or, to each Company Party’s knowledge, any Affiliate or immediate family member of any of the foregoing, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by a Company Party or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements), and (c) amounts paid pursuant to Company Party Benefit Plans listed on Schedule 4.14(a).

Section 4.26 Proxy Statement; Information Provided. None of the information relating to either Company Party or its Subsidiaries supplied or to be supplied by such Company Party, or by any other Person acting on behalf of such Company Party, in writing specifically for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that neither Company Party makes any representations or warranties as to the information contained in or omitted from the Proxy Statement (a) that is modified in any material respect by Acquiror or any of its Affiliates or Representatives without such Company Party’s prior written approval which is misleading by virtue of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of Acquiror or any of its Affiliates specifically for inclusion in the Proxy Statement which is misleading by virtue of such reliance and conformity.

Section 4.27 International Trade; Anti-Corruption.

(a) No Company Party nor any of their respective Subsidiaries, nor, to the knowledge of each Company Party, any of their respective officers, directors or employees, nor any agents or other third-party representatives acting on behalf of such Company Party or any of its Subsidiaries, is currently, or has been in the last five years: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) knowingly engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of applicable Sanctions Laws, or U.S. anti-boycott Laws (collectively, “Trade Controls”).

(b) No Company Party nor any of their respective Subsidiaries, nor, to the knowledge of each Company Party, any of their respective officers, directors or employees, nor any agents or other third-party representatives acting on behalf of such Company Party or any of its Subsidiaries, has in the last five years made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of any Anti-Corruption Laws.

(c) In the past five years, no Company Party nor any of their respective Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws.

Section 4.28 HotelPlanner.com Assets.

(a) Schedule 4.28(a) sets forth the Equity Securities of each of the HotelPlanner.com Assets (including the number and class or series (as applicable) and the record ownership (including the percentage interests held

Annex A-1-37

thereby). The Contributing Pre-Closing Holders beneficially own, directly or indirectly, all of the outstanding Equity Securities of the HotelPlanner.com Assets, free and clear of all Liens other than (i) as may be set forth on Schedule 4.28(a), (ii) for any restrictions on sales of securities under securities-related Laws and (iii) Permitted Liens that have not been issued in violation of preemptive or similar rights. Except for the Equity Securities of each HotelPlanner.com Asset set forth on Schedule 4.28(a), there are no Equity Securities of any HotelPlanner.com Asset authorized, reserved, issued or outstanding, and no outstanding or authorized equity appreciation rights, phantom equity, profit participation or similar compensatory equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, any HotelPlanner.com Asset. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any HotelPlanner.com Asset.

(b) Each of the HotelPlanner.com Assets has been duly formed, is validly existing, and is in good standing under the Laws of its state of incorporation and has the corporate or limited liability company power (as applicable) to own, operate, and lease its properties, rights and assets and to conduct its business as it is now being conducted, except (other than with respect to each HotelPlanner.com Asset’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The copies of the charter, bylaws, articles of organization, operating agreement, or other comparable governing documents with different names of each HotelPlanner.com Asset, as in effect on the date hereof, previously made available to Acquiror or its Representatives are (i) true, correct and complete, (ii) in full force and effect, and (iii) have not been amended in any respect from the copies made available to Acquiror or its Representatives. Each HotelPlanner.com Asset is duly licensed or qualified to do business and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.29 Investigation; No Other Representations. Each of the Acquiror Parties acknowledges and agrees that it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of each Company Party and has been afforded satisfactory access to the books and records, facilities and personnel of each Company Party for purposes of conducting such investigation. In entering into this Agreement and any related document to which it is or will be a party, each of the Acquiror Parties has relied solely on its own investigation and analysis and the representations contained in this Article IV (the “Company Representations”) and no other representations or warranties of any Company Party or any other Person, either express or implied, and each of the Acquiror Parties, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the Company Representations, neither the Company Parties nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement or the transactions contemplated hereby.

Section 4.30 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to the Acquiror Parties of any documentation or other information (including financial projections or other supplemental data) the Company Representations constitute the sole and exclusive representations and warranties of the Company Parties in connection with the transactions contemplated hereby and except for the Company Representations, no Company Party has made any other express or implied representation or warranty with respect to the Company Parties, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Group Companies or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to the Acquiror or its respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any of the Acquiror Parties, and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Company Party, or the quality, quantity or condition of any Company Party’s assets) are specifically disclaimed by the Company Parties.

Article V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES

Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or, solely with

Annex A-1-38

respect to Sections 5.11, 5.14, 5.16 and 5.17, in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature), each Acquiror Party represents and warrants to the Company Parties as follows, in each case as of the date hereof:

Section 5.01 Organization. Each Acquiror Party is duly incorporated or formed and is validly existing as a corporation or a limited liability company in good standing under the Laws of Delaware or the Laws of Florida, as applicable, and has the corporate or limited liability company power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted, except (other than with respect to each Acquiror Party’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. The copies of the certificate of formation, articles of organization, operating agreement, limited liability company agreement, articles of incorporation, certificate of incorporation, bylaws or other organizational documents, as applicable, of each of the Acquiror Parties previously delivered by Acquiror to the Company Parties or their Representatives are true, correct and complete and are in effect as of the date of this Agreement. Each of the Acquiror Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of the Acquiror Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.02 Due Authorization.

(a) Each of the Acquiror Parties has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Transaction Agreement to which it is a party and, upon receipt of the Acquiror Stockholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions and the transactions contemplated thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions and the transactions contemplated thereby have been duly and validly authorized and approved by the board of directors or equivalent governing body of the applicable Acquiror Party and, except for the Acquiror Stockholder Approval, no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder. This Agreement has been, and each such Transaction Agreement to which such Acquiror Party will be party will be, duly and validly executed and delivered by such Acquiror Party and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Transaction Agreement to which such Acquiror Party will be party, will constitute a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject to the Enforceability Exceptions.

(b) At a meeting duly called and held, the Acquiror Board has: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Acquiror’s stockholders, (ii) approved the Transactions as a Business Combination, (iii) resolved to recommend to Acquiror’s stockholders approval of each of the Acquiror Stockholder Matters, and (iv) determined that the fair market value of the Company Parties is equal to at least 80% of the amount held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) as of the date hereof.

(c) Assuming that a quorum (as determined pursuant to the Acquiror Organizational Documents) is present:

(i)  each of the Business Combination Proposal and Charter Proposal shall require approval by an affirmative vote of the holders of a majority of the outstanding Acquiror Common Stock at a stockholders’ meeting duly called by the Acquiror Board and held for such purpose;

(ii)  the Director Election Proposal shall require a plurality of the votes cast by the holders of Acquiror Common Stock at a stockholders’ meeting duly called by the Acquiror Board and held for such purpose; and

Annex A-1-39

(iii)  each of the Nasdaq Proposal and Equity Incentive Plan Proposal shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Stock represented and entitled to vote thereupon (as determined pursuant to the Acquiror Organizational Documents) at a stockholders’ meeting duly called by the Acquiror Board and held for such purpose.

(d) The foregoing votes are the only votes of any of Acquiror’s capital stock necessary in connection with entry into this Agreement by Acquiror Parties and the consummation of the Transactions.

Section 5.03 No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which any Acquiror Party is a party by such Acquiror Party and, upon receipt of the Acquiror Stockholder Approval, the consummation of the Transactions and the transactions contemplated thereby or by any Transaction Agreement do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror, (b) conflict with or result in any violation of any provision of any Law or Governmental Order binding on or applicable to Acquiror, any Subsidiaries of Acquiror or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror is a party or by which any of its assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or any Subsidiaries of Acquiror, except in the case of each of clauses (b) through (d) as would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.04 Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against any Acquiror Party, or otherwise affecting any Acquiror Party or their respective assets, which, if determined adversely, could, individually or in the aggregate, have an Acquiror Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon any Acquiror Party which would, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. The business of each of the Acquiror Parties has been conducted in all material respects in accordance with all applicable Laws. No Acquiror Party has received any written notice of any violation of Law.

Section 5.05 Compliance with Laws. Each Acquiror Party and its Subsidiaries are, and since their incorporation have been, in compliance with all applicable Laws. Each Acquiror Party and its Subsidiaries hold, and since their incorporation have held, all Permits necessary for the lawful conduct of the business, except where the failure to so hold has not had, and would not be reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. From the date of their incorporation, (a) to the knowledge of each Acquiror Party, neither such Acquiror Party nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business) and, (b) to the knowledge of such Acquiror Party, no assertion or Action of any violation of any Law, Governmental Order or Permit by such Acquiror Party or any of its Subsidiaries is currently threatened against such Acquiror Party or any of its Subsidiaries (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), in each case of the foregoing clauses (a) and (b), except as has not had, and would not be reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.07 Material Contracts; No Defaults.

(a) The SEC Reports disclose each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements, this Agreement and the Transaction Agreements) to which, as of the date of this Agreement, any Acquiror Party or one or more of its Subsidiaries is a party or by which any of their respective assets are bound (the “Acquiror Material Contracts”).

(b) Each Acquiror Material Contract was entered into at arm’s length and in the ordinary course of business. Except for any Acquiror Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Acquiror Material Contract, (i) such Contracts are

Annex A-1-40

in full force and effect and represent the legal, valid and binding obligations of the Acquiror Party thereto and, to the knowledge of such Acquiror Party, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of such Acquiror Party, are enforceable by such Acquiror Party to the extent a party thereto in accordance with their terms, subject in all respects to the Enforceability Exceptions, (ii) neither such Acquiror Party nor, to the knowledge of such Acquiror Party, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) neither such Acquiror Party nor its Subsidiaries have received any written or, to the knowledge of such Acquiror Party, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of such Acquiror Party, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by such Acquiror Party or its Subsidiaries or, to the knowledge of such Acquiror Party, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) neither such Acquiror Party nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 5.08 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company Parties contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of any Acquiror Party with respect to the execution or delivery and performance of this Agreement by each Acquiror Party or any Transaction Agreement to which any of the Acquiror Parties is a party, as applicable, or the consummation of the Transactions or the transactions contemplated thereby, except for (a) applicable requirements of the HSR Act, (b) the filing of the (i) HotelPlanner.com Articles of Merger and (ii) Reservations.com Articles of Merger, and (iii) the Acquiror Charter, each in accordance with the DGCL and FRLLCA, (c) the filing with the SEC of (i) the Proxy Statement (and the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act or, if the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC) and (ii) such reports under Section 13(a) or Section 15(d) of the Exchange Act as may be required in connection with this Agreement, the Transaction Agreements or the Transactions or the transactions contemplated thereby, (d) such filings with and approval of Nasdaq to permit the Acquiror Common Stock to be issued in connection with the transactions contemplated by this Agreement and the other Transaction Agreements and to permit the Acquiror Common Stock and Acquiror Warrants to be listed on Nasdaq following the Closing, (e) the Acquiror Stockholder Approval, or (f) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.

Section 5.09 Trust Account. As of the date hereof, there is at least $172,500,000 held in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated as of February 3, 2021, by and between Acquiror and the Trustee on file with the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus, dated as of February 3, 2021 and filed with the SEC (File No. 333-252010) on February 4, 2021 (the “IPO Prospectus”). Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by Acquiror or, to the knowledge of Acquiror, the Trustee. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by Acquiror to be inaccurate or that would entitle any Person (other than stockholders of Acquiror holding Acquiror Common Stock sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to the Acquiror Organizational Documents) to any portion of the proceeds in the Trust Account prior to the

Annex A-1-41

Closing. As of the date hereof, assuming the accuracy of the representations and warranties of the Company Parties contained herein and the compliance by the Company Parties with their obligations hereunder, no Acquiror Party has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date. There are no Actions pending or, to the knowledge of Acquiror, threatened, with respect to the Trust Account. Since February 3, 2021, Acquiror has not released any money from the Trust Account (other than as permitted by the Trust Agreement). As of the HotelPlanner.com Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the HotelPlanner.com Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. Following the HotelPlanner.com Effective Time, no stockholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such stockholder shall have elected to tender its shares of Acquiror Common Stock for redemption pursuant to the Acquiror Stockholder Redemption.

Section 5.10 Brokers’ Fees. Other than as set forth on Schedule 5.10, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Acquiror or any of its Affiliates, including Sponsor.

Section 5.11 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities.

(a) Acquiror has filed or furnished all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). The SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports (or if restated or superseded by a filing prior to the Closing Date, then on the date of such filing) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended. No Acquiror Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports. No financial statements other than those of Acquiror are required by GAAP to be included in the consolidated financial statements of Acquiror.

(b) Acquiror has established and, since the IPO has maintained, disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer. To the knowledge of Acquiror, except as set forth in the SEC Reports, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s financial statements included in Acquiror’s periodic reports required under the Exchange Act.

(c) Except as set forth in the SEC Reports, Acquiror has established and, since the IPO has maintained, systems of internal accounting policies and controls sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and preparation of its financial statements for external purposes in accordance with GAAP. Such internal controls are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Acquiror’s assets. Acquiror maintains books and records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Acquiror in all material respects.

Annex A-1-42

(d) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Except as set forth in the SEC Reports, there is no (i) “significant deficiency” in the internal controls over financial reporting of Acquiror, (ii) “material weakness” in the internal controls over financial reporting of Acquiror, or (iii) fraud, whether or not material, that involves management or other employees of Acquiror who have a significant role in the internal controls over financial reporting of Acquiror.

(f)  To the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.12 Business Activities.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination or incidental thereto. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which would not reasonably be expected to have an Acquiror Material Adverse Effect. HotelPlanner.com Merger Sub was formed solely for the purpose of engaging in the Transactions, has not conducted any business prior to the date hereof and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and any Transaction Agreement to which such entity is a party, as applicable, and the other transactions contemplated by this Agreement and such Transaction Agreements, as applicable. Acquiror owns all of the issued and outstanding Equity Securities of HotelPlanner.com Merger Sub.

(b) Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Except for this Agreement and the agreements expressly contemplated hereby or with respect to advisors and consultants in connection with the Transactions (including any agreements permitted by Section 7.02 or as set forth on Schedule 5.12(c)), no Acquiror Party is and at no time has been, party to any Contract with any Person that would require payments by any Acquiror Party in excess of $100,000 in the aggregate with respect to any individual Contract or more than $500,000 in the aggregate when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.02) and Contracts set forth on Schedule 5.12(c)).

(d) As of the date hereof, there is no liability, debt or obligation against Acquiror or its Subsidiaries, except for liabilities, debts or obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet as of March 31, 2021 or disclosed in the notes thereto, (ii) that have arisen since the date of Acquiror’s consolidated balance sheet as of March 31, 2021 in the ordinary course of the operation of business of Acquiror, (iii) arising under this Agreement or the performance by an Acquiror Party of its obligations hereunder, including the Acquiror Transaction Expenses, (iv) as set forth on Schedule 5.12(d), or (v) that would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.13 Taxes.

(a) All income and other material Tax Returns required by Law to be filed by Acquiror and its Subsidiaries have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

Annex A-1-43

(b) All material amounts of Taxes due and owing by Acquiror and its Subsidiaries (whether or not reflected on any Tax Return) have been duly paid to the appropriate Governmental Authority, and since December 31, 2020, neither Acquiror nor its Subsidiaries has incurred any material Tax liability outside the ordinary course of business.

(c) Acquiror and each of its Subsidiaries has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, member, or any other third party, (ii) duly and timely remitted such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Laws with respect to Tax withholding, including all reporting and record keeping requirements.

(d) Neither Acquiror nor any of its Subsidiaries is engaged in any audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither Acquiror nor any of its Subsidiaries is the subject of any dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing. All deficiencies for Taxes asserted or assessed in writing against Acquiror or its Subsidiaries have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of Acquiror or its Subsidiaries, and no request for any such waiver or extension is currently pending.

(e) Neither Acquiror nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

(f)  There are no Liens with respect to Taxes on any of the assets of Acquiror or any of its Subsidiaries, other than Liens for Taxes not yet due and payable. Acquiror has not entered into any “closing agreement” or similar agreement or arrangement with a Governmental Authority relating to Taxes.

(g) Neither Acquiror nor any of its Subsidiaries (i) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than such a group for which Acquiror is the common parent, or (ii) has any liability for or in respect of the Taxes of any Person (A) as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law) or (B) as a transferee or successor, by Contract, assumption or operation of law, or otherwise (except, in each case, for liabilities pursuant to customary commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes).

(h) Neither Acquiror nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to customary commercial contracts not primarily relating to Taxes).

(i)  Neither Acquiror nor any of its Subsidiaries has taken any action (nor permitted any action to be taken), and is not aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment.

(j)  Since its formation, Acquiror has been treated as a corporation that is a United States person for U.S. federal income tax purposes. Since its formation, Acquiror has neither been subject to the accumulated earnings tax under Section 531 of the Code nor been treated as a personal holding company within the meaning of Section 542 of the Code.

Section 5.14 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Acquiror consists of 51,000,000 shares of capital stock, including (i) 50,000,000 shares of Acquiror Common Stock, and (ii) 1,000,000 shares of preferred stock (“Acquiror Preferred Stock”) of which (A) 22,037,500 shares of Acquiror Common Stock are issued and outstanding as of the date of this Agreement and (B) no shares of Acquiror Preferred Stock are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Acquiror Common Stock and the Acquiror Warrants (I) have been duly authorized and validly issued and are

Annex A-1-44

fully paid and non-assessable, (II) were issued in compliance in all material respects with applicable Law, and (III) were not issued in breach or violation of any purchase option, call option, right of first refusal, preemptive rights, subscription right or any similar right, the Acquiror Organizational Documents or any Contract. As of the date hereof, Acquiror has issued 8,862,500 Acquiror Warrants that entitle the holder thereof to purchase Acquiror Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.

(b) Except for this Agreement, the Acquiror Warrants, or as set forth in Section 5.14(a), as of the date hereof, there are no Equity Securities of Acquiror authorized, reserved, issued or outstanding. Except as disclosed in the SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other Indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s stockholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror.

(c) Acquiror does not own any capital stock or any other equity interests in any other Person other than HotelPlanner.com Merger Sub or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

Section 5.15 Nasdaq Listing. The issued and outstanding units of Acquiror (“Acquiror Units”), each such Acquiror Unit comprised of one share of Acquiror Common Stock and one-half of one Acquiror Warrant, are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ASAXU”. The issued and outstanding shares of Acquiror Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ASAX”. The issued and outstanding Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “ASAXW”. As of the date of this Agreement, Acquiror is in compliance in all material respects with the applicable Nasdaq corporate governance requirements for continued listing of the Acquiror Common Stock and Acquiror Warrants. There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq or the SEC with respect to any intention by such entity to deregister the Acquiror Common Stock or Acquiror Warrants on Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement. Except for non-compliance notices which have been cured prior to the date of this Agreement, Acquiror has not received any notice from Nasdaq or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Acquiror Common Stock from Nasdaq or deregistering of the Acquiror Common Stock with the SEC.

Section 5.16 Title to Assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, Acquiror owns good title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by Acquiror in the operation of its business and which are material to Acquiror, free and clear of any Liens (other than Permitted Liens).

Section 5.17 Related Party Transactions. Except as described in the SEC Reports, there are no transactions, Contracts, arrangements or understandings between any Acquiror Party, on the one hand, and any director, officer, employee, stockholder, equityholder, warrant holder or Affiliate of such Acquiror Party.

Section 5.18 Proxy Statement. None of the information relating to the Acquiror Parties supplied or to be supplied by any Acquiror Party, or by any other Person acting on behalf of any Acquiror Party, in writing specifically for inclusion in the Proxy Statement will, as of the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to Acquiror’s stockholders, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Proxy Statement (a) that is modified in any material respect by a Company Party or any of its Subsidiaries or Representatives without the Acquiror’s prior written approval which is misleading by virtue

Annex A-1-45

of such modification or (b) in reliance upon and in conformity with information furnished in writing by or on behalf of a Company Party or any of its Subsidiaries specifically for inclusion in the Proxy Statement which is misleading by virtue of such reliance and conformity.

Section 5.19 Absence of Changes. From and after December 31, 2020, (a) no Acquiror Material Adverse Effect has occurred and is continuing and (b) Acquiror has not taken any action that would require the consent pursuant to Section 7.02 if such action had been taken after the date hereof.

Section 5.20 Indebtedness. Except as set forth on Schedule 5.20, no Acquiror Party has any Indebtedness for borrowed money and no Acquiror Party has any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

Section 5.21 Sponsor Agreement. Acquiror has delivered to the Company Parties a true, correct and complete copy of the Sponsor Agreement. To the Acquiror’s knowledge, the Sponsor Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The Sponsor Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery any party thereto, nor the performance of any party’s obligations under, the Sponsor Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the Sponsor Agreement.

Section 5.22 International Trade; Anti-Corruption.

(a) No Acquiror Party nor any of their respective Subsidiaries, nor, to the knowledge of each Acquiror Party, any of their respective officers, directors or employees, nor any agents or other third-party representatives acting on behalf of such Acquiror Party or any of its Subsidiaries, is currently, or has been since its incorporation: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) knowingly engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country; or (iv) otherwise in violation of applicable Sanctions Laws, or Trade Controls.

(b) No Acquiror Party nor any of their respective Subsidiaries, nor, to the knowledge of each Acquiror Party, any of their respective officers, directors or employees, nor any agents or other third-party representatives acting on behalf of such Acquiror Party or any of its Subsidiaries, has since the date of its incorporation, made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of any Anti-Corruption Laws.

(c) Since the date of its incorporation, no Acquiror Party nor any of their respective Subsidiaries has received from any Governmental Authority or any other Person any notice, inquiry, or internal or external allegation; made any voluntary or involuntary disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to Trade Controls or Anti-Corruption Laws.

Section 5.23 Not an Investment Company. Acquiror is not an “investment company” within the meaning of the Investment Company Act, and the rules and regulations promulgated thereunder.

Section 5.24 Investigation; No Other Representations. Each of the Company Parties acknowledges and agrees that it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of each Acquiror Party and has been afforded satisfactory access to the books and records, facilities and personnel of each Acquiror Party for purposes of conducting such investigation. In entering into this Agreement and any related document to which it is or will be a party, each of the Company Parties has relied solely on its own investigation and analysis and the representations contained in this Article V (the “Acquiror Representations”) and no other representations or warranties of any Acquiror Party or any other Person, either express or implied, and each of the Company Parties, on its own behalf and on behalf of its Representatives, acknowledges, represents, warrants and agrees that, except for the Acquiror Representations, neither the Acquiror Parties nor any other Person makes or has made any representation or warranty, either express or implied, in connection with or related to this Agreement or the transactions contemplated hereby.

Annex A-1-46

Section 5.25 Exclusivity of Representations and Warranties. Notwithstanding the delivery or disclosure to the Company Parties of any documentation or other information (including financial projections or other supplemental data) the Acquiror Representations constitute the sole and exclusive representations and warranties of the Acquiror Parties in connection with the transactions contemplated hereby and except for the Acquiror Representations, no Acquiror Party has made any other express or implied representation or warranty with respect to the Acquiror Parties, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Acquiror Parties or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to the Company Parties or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any of the Company Parties, and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Acquiror Party, or the quality, quantity or condition of any Acquiror Party’s assets) are specifically disclaimed by the Acquiror Parties.

Article VI
COVENANTS OF THE COMPANY PARTIES

Section 6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms (the “Interim Period”), each Company Party shall, and shall cause its Subsidiaries to, except as expressly required or contemplated by this Agreement or any of the Transaction Agreements, as set forth on Schedule 6.01, as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), use its commercially reasonable efforts to conduct and operate its business in the ordinary course of business in all material respects. Without limiting the generality of the foregoing, except as required or contemplated by this Agreement or any of the Transaction Agreements, as set forth on Schedule 6.01, as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), neither Company Party shall, and each Company Party shall cause its Subsidiaries not to, during the Interim Period:

(a) change or amend its certificate of formation, articles of organization, operating agreement, limited liability company agreement, articles of incorporation, certificate of incorporation, bylaws or other organizational documents, as applicable;

(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than (i) any dividends or distributions from any wholly-owned Subsidiary of such Company Party either to such Company Party or any other wholly-owned Subsidiaries of such Company Party; (ii) any dividends or distributions of amounts equal to the taxes or estimated taxes payable by any Pre-Closing Holder with respect to a Company Party and/or its Subsidiaries; and (iii) any dividends or distributions by a Company Party and/or its Subsidiaries of cash in excess of minimum operating cash;

(c) except for entries, modifications, amendments, waivers, terminations or non-renewals in the ordinary course of business and/or amendments to the credit facilities of HotelPlanner.com, enter into, materially and adversely modify, materially and adversely amend, waive any material right under, terminate or voluntarily fail to renew, any Contract of a type required to be listed on Schedule 4.12(a), in the case of HotelPlanner.com or any of its Subsidiaries, or Schedule 4.13(a), in the case of Reservations.com or any of its Subsidiaries (including, for clarity, any Contract that, if existing on the date hereof, would have been required to be listed on Schedule 4.12(a), in the case of HotelPlanner.com or any of its Subsidiaries, or Schedule 4.13(a), in the case of Reservations.com or any of its Subsidiaries) or any Lease to which such Company Party or its Subsidiaries is a party or by which it is bound;

(d) (i) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than a Permitted Lien) on, any Equity Securities of such Company Party or any of its Subsidiaries or (ii) issue or grant any options, warrants or other rights to purchase or obtain any Equity Securities of such Company Party or its Subsidiaries;

(e) sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties

Annex A-1-47

(including material Owned Intellectual Property) of the Company Group, other than (i) the expiration of Owned Intellectual Property in accordance with the applicable statutory term or abandonment of Owned Intellectual Property registrations or applications in the ordinary course of business, (ii) non-exclusive licenses of Owned Intellectual Property granted in the ordinary course of business, (iii) the sale or provision of goods or services to customers in the ordinary course of business, or the sale, permission to lapse, abandonment, or other disposition of tangible assets or equipment deemed by such Company Party in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item, or (iv) transactions among a Company Party and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries;

(f)  (i) cancel or compromise any claim or Indebtedness owed to such Company Party or any of its Subsidiaries if any such cancelation or compromise is greater than $2,000,000, or (ii) settle any pending or threatened Action, if such settlement would require payment by such Company Party in an amount greater than $1,000,000; provided, that this Section 6.01(g) will not apply with respect to any Transaction Litigation;

(g) except as otherwise required by the terms of any existing Company Party Benefit Plans set forth on Schedule 4.14(a) and as in effect on the date hereof, (i) materially increase the compensation or benefits of any current or former Key Employee, except for annual increases of not more than 5% in base salary or hourly wage rates made in the ordinary course of business to Key Employees; (ii) make any grant or promise of any transaction, change in control or retention payment or arrangement to any employee, (iii) make any grant or promise of any severance or termination payment or arrangement to any Key Employee, except for any severance or termination payments in connection with the termination of any Key Employee in the ordinary course of business; (iv) make any change in the key management structure of such Company Party or any of its Subsidiaries, including the hiring of any individuals who would be, upon such hire, Key Employees (other than due to death or disability), or the termination (other than for “cause” or due to death or disability) of Key Employees; (v) take any action to accelerate any payments or benefits, or the funding of any payments or benefits, payable or to become payable to any employees; or (vi) establish, adopt, enter into, amend or terminate in any material respect any material Company Party Benefit Plan or any plan, agreement, program, policy, trust, fund, Contract or other arrangement that would be a Company Party Benefit Plan if it were in existence as of the date of this Agreement, other than in the ordinary course of business (and other than an employment offer letter that does not contain severance and/or a transaction or retention payment);

(h) implement or announce any employee layoffs, furloughs, reductions in force, or similar actions that could implicate the WARN Act;

(i)  (i) negotiate, modify, extend, or enter into any CBA or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Company Party Employee of such Company Party or any of its Subsidiaries;

(j) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any individual who is a Key Employee as of the date hereof;

(k) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, in each case, (i) that would be material to the Company Group, taken as a whole, and other than in the ordinary course of business, or (ii) for which financial statements of the acquired, merged or consolidated entity would be required to be included in the Proxy Statement;

(l)  make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees, officers or independent contractors of such Company Party or any of its Subsidiaries for expenses not to exceed $200,000 individually or $5,000,000 in the aggregate and which would not constitute “personal loans” under the Sarbanes-Oxley Act, (B) prepayments and deposits paid to suppliers and lessors of such Company Party or any of its Subsidiaries in the ordinary course of business, (C) trade credit extended to customers of such Company Party or any of its Subsidiaries in the ordinary course of business, and (D) loans or advances among a Company Party and its wholly-owned Subsidiaries or among the wholly-owned Subsidiaries;

Annex A-1-48

(m) redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of such Company Party or any of its Subsidiaries, except for transactions between such Company Party and a wholly-owned Subsidiary of such Company Party or between wholly-owned Subsidiaries of such Company Party;

(n) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of such Company Party or any of its Subsidiaries, except for any such transaction by a wholly-owned Subsidiary of such Company Party that remains a wholly-owned Subsidiary of such Company Party after consummation of such transaction;

(o) make any material change in accounting principles or methods of accounting, other than as may be required by GAAP;

(p) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such Company Party or any of its Subsidiaries (other than the Transactions);

(q) (i) incur, create or assume any Indebtedness, (ii) modify the terms of any Indebtedness, or (iii) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness, in each case, other than any (v) Indebtedness incurred in connection with an amendment of the credit facilities of such Company Party or the replacement of existing Indebtedness for borrowed money on terms substantially consistent with or more favorable to such Company Party or its applicable Subsidiary than the Indebtedness being replaced, (w) Indebtedness incurred in the ordinary course of business, and in an aggregate amount not to exceed $10,000,000, (x) Indebtedness incurred between such Company Party and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, (y) guarantees of Indebtedness of a wholly-owned Subsidiary of such Company Party otherwise incurred in compliance with this Section 6.01(q) and (z) advances from existing suppliers in the ordinary course of business;

(r)  fail to maintain in full force and effect material insurance policies covering such Company Party and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices in a manner materially detrimental to such Company Party and its Subsidiaries;

(s)  enter into any Contract or amend in any material respect any existing Contract with any HotelPlanner.com Pre-Closing Holders or Reservations.com Pre-Closing Holders, any Person that is an Affiliate of any HotelPlanner.com Pre-Closing Holders or Reservations.com Pre-Closing Holders, or an Affiliate of such Company Party or its Subsidiaries (excluding (A) any Contract that is a Company Party Benefit Plan or that would be a Company Party Benefit Plan if it were in existence as of the date of this Agreement and (B) any ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of such Company Party or its Subsidiaries in their capacity as an officer or director); or

(t)  enter into any Contract, or otherwise become obligated, to do any action prohibited under Section 6.01(a) through (s).

Notwithstanding anything in this Section 6.01 or this Agreement to the contrary, nothing shall give Acquiror, directly or indirectly, the right to control or direct the operations of any Company Party or any of its Subsidiaries.

Section 6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to a Company Party or any of its Subsidiaries by third parties that may be in a Company Party’s or any of its Subsidiaries’ possession from time to time, and except for any information which (a) relates to the negotiation of this Agreement or the Transactions, (b) is prohibited from being disclosed by applicable Law, or (c) in the reasonable opinion of legal counsel of a Company Party would result in the loss of attorney-client privilege or other privilege from disclosure, to the extent permitted by applicable Law (including COVID-19 Measures), each Company Party shall, and shall cause its Subsidiaries to, (i) afford to Acquiror and its Representatives reasonable access during the Interim Period and with reasonable advance notice, in such manner as to not interfere

Annex A-1-49

with the normal operation of such Company Party and its Subsidiaries, to all of their properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of such Company Party and its Subsidiaries, (ii) use its and their commercially reasonable efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of such Company Party and its Subsidiaries that are in the possession of such Company Party or its Subsidiaries, in each case, as Acquiror and its Representatives may reasonably request solely for purposes of consummating the Transactions, and (iii) instruct its and their auditors to provide the Acquiror and its Representatives reasonable access to all of the financial information used in the preparation of the Financial Statements and reasonably cooperate with the preparation of financial statements or financial information for inclusion in the Proxy Statement, provided that Acquiror and its Representatives execute any customary non-reliance or similar agreement reasonably requested by such auditor and that the Company Parties shall be entitled to attend any meeting and be copied on any correspondence between Acquiror or any of its Representatives and such auditor. Any request pursuant to this Section 6.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreements prior to the Closing.

Section 6.03 No Claim Against the Trust Account. Each Company Party, on behalf of itself and its respective Pre-Closing Holders and other Affiliates, represents and warrants that it has read the IPO Prospectus and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment securities acquired by Acquiror’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Acquiror’s public stockholders (including overallotment shares acquired by Acquiror’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the IPO Prospectus, Acquiror may disburse monies from the Trust Account only: (a) to the Public Stockholders if they elect to redeem their Acquiror shares in connection with the consummation of Acquiror’s initial Business Combination or in connection with an extension of Acquiror’s deadline to consummate a Business Combination; (b) to the Public Stockholders if Acquiror fails to consummate a Business Combination within 24 months after the closing of the IPO, subject to extension by an amendment to the Acquiror Organizational Documents; (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes and liquidation expenses not to exceed $100,000, or (d) to Acquiror after or concurrently with the consummation of a Business Combination. Each Company Party, on behalf of itself and its respective Pre-Closing Holders and other Affiliates, acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, no Company Party, nor any of its Pre-Closing Holders or Affiliates, do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between Acquiror or its Representatives, on the one hand, and such Company Party, its Pre-Closing Holders and their Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability, and it and they shall not seek recourse against the Trust Account at any time for any reason whatsoever (collectively, the “Released Claims”). This Section 6.03 shall survive the termination of this Agreement for any reason and may not be amended or modified in any way without the express written consent of Acquiror.

Section 6.04 Proxy Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, each Company Party shall deliver to Acquiror any audited or unaudited consolidated balance sheets and the related audited or unaudited consolidated statements of operations and comprehensive loss, and members’ deficit and cash flows of such Company Party and its Subsidiaries as of and for a year-to-date period ended as of the end of any fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable that is required to be included in the Proxy Statement. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated statements of operations and comprehensive loss, and members’ deficit and cash flows of each Company Party and its Subsidiaries as of and for a year-to-date period ended as of a certain fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Proxy Statement (A) will fairly present in all material respects the financial position of such Company Party and its Subsidiaries as at the date thereof, and the results of its operations, members’ equity and cash flows for the respective periods then ended (subject, in the case of any interim financial statements, to normal year-end audit adjustments (none of which is

Annex A-1-50

expected to be material)), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved, (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB, and (D) will comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) for purposes of inclusion in the Proxy Statement. Each Company Party shall be available to, and such Company Party and its Subsidiaries shall use its commercially reasonable efforts to make their officers and employees available to, in each case upon reasonable advance notice, Acquiror and its counsel in connection with (I) the drafting of the Proxy Statement and (II) responding in a timely manner to comments on the Proxy Statement from the SEC. Without limiting the generality of the foregoing, each Company Party shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).

(b) From and after the date on which the Proxy Statement is mailed to Acquiror’s stockholders, each Company Party will give Acquiror prompt written notice of any action taken or not taken by such Company Party or its Subsidiaries or of any development regarding such Company Party or its Subsidiaries, in any such case which is or becomes known by such Company Party, that would cause the Proxy Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and such Company Party shall cooperate fully to cause an amendment or supplement to be made promptly to the Proxy Statement, such that the Proxy Statement no longer contains an untrue statement of a material fact or omits to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading.

Section 6.05 Form W-9. At the Closing, (a) HotelPlanner.com shall deliver to Acquiror a duly completed and executed valid IRS Form W-9 or W-8, as applicable, from each HotelPlanner.com Pre-Closing Holder and (b) Reservations.com shall deliver to HotelPlanner.com a duly completed and executed valid IRS Form W-9 or W-8, as applicable, from each Reservations.com Pre-Closing Holder.

Section 6.06 Company Party Approvals. Upon the terms set forth in this Agreement, each of HotelPlanner.com and Reservations.com shall, no later than one day after the execution of this Agreement, obtain and deliver evidence to Acquiror of the Required HotelPlanner.com Member Approval and Required Reservations.com Member Approval, as applicable, at its option either (a) in the form of an irrevocable written consent (the “Written Consent”) of the holders of the HotelPlanner.com Common Units and the Reservations.com Common Units, respectively (including pursuant to the HotelPlanner.com Support Agreement and the Reservations.com Support Agreement) or (b) in the event either Company Party determines it is not able to obtain the Written Consent, such Company Party shall call and hold a meeting of its members in order to obtain the Required HotelPlanner.com Member Approval or the Required Reservations.com Member Approval, as applicable, and such Company Party shall use its commercially reasonable efforts to take all other actions necessary or advisable to secure the Required HotelPlanner.com Member Approval or the Required Reservations.com Member Approval, as applicable, including enforcing the HotelPlanner.com Support Agreement or the Reservations.com Support Agreement, as applicable.

Section 6.07 No Acquiror Common Stock Transactions. Each Company Party acknowledges and agrees that it is aware, and that its Representatives are aware or, upon receipt of any material nonpublic information, will be advised of the restrictions imposed by Securities Laws on a Person possessing material nonpublic information about a publicly traded company. Each Company Party hereby agrees that, while it is in possession of such material nonpublic information, it shall not and it will cause its Subsidiaries and direct its directors, officers and its and their respective Affiliates not to purchase or sell any securities of Acquiror (other than engaging in the Transactions), communicate such information to any third party, take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Article VII
COVENANTS OF ACQUIROR

Section 7.01 Indemnification and Directors’ and Officers’ Insurance.

(a) From and after the HotelPlanner.com Effective Time, Acquiror shall, and shall cause the Surviving HotelPlanner.com Entity to, indemnify and hold harmless each present and former director, managing members,

Annex A-1-51

manager and officer of each Company Party and each of their respective Subsidiaries, and each present and former director and officer of the Acquiror Parties (collectively, the “D&O Indemnified Persons”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the HotelPlanner.com Effective Time, whether asserted or claimed prior to, at or after the HotelPlanner.com Effective Time, to the fullest extent that such Company Party or its Subsidiaries, or the Acquiror Party, as applicable, would have been permitted under applicable Law and their respective certificate of formation, articles of organization, operating agreement, limited liability company agreement, articles of incorporation, certificate of incorporation, bylaws or other organizational documents, as applicable, in effect on the date of this Agreement to indemnify such D&O Indemnified Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall and shall cause the Surviving HotelPlanner.com Entity and its Subsidiaries to, (i) maintain for a period of not less than six years from the HotelPlanner.com Effective Time provisions in its certificate of incorporation, bylaws, certificate of formation, articles of organization, operating agreement, limited liability company agreement and other organizational documents, as applicable, concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors/ managing members/managers that are no less favorable to those D&O Indemnified Persons than the provisions of such certificates of incorporation, bylaws, certificate of formation, articles of organization, operating agreement, limited liability company agreement and other organizational documents, as applicable, as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those D&O Indemnified Persons thereunder, in each case, except as required by Law.

(b) Each Company Party shall or shall cause one or more of its Subsidiaries to purchase, at or prior to the Closing, and Acquiror shall or shall cause one or more of its Subsidiaries to maintain in effect for a period of six years from the HotelPlanner.com Effective Time, directors’ and officers’ liability insurance covering those D&O Indemnified Persons who are currently covered by such Company Party’s or any of its Subsidiaries’, or such Acquiror Party’s, directors’ and officers’ liability insurance policies on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror or its Subsidiaries be required to pay an aggregate premium for such insurance in excess of 300% of the annual premium payable in the aggregate by the Company Parties and their Subsidiaries for such insurance policy for the year ended December 31, 2020; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the HotelPlanner.com Effective Time and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.01 shall be continued in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.01 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror, the Surviving HotelPlanner.com Entity and all successors and assigns of Acquiror and the Surviving HotelPlanner.com Entity. If Acquiror or the Surviving HotelPlanner.com Entity or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving HotelPlanner.com Entity, as the case may be, shall succeed to the obligations set forth in this Section 7.01.

Section 7.02 Conduct of Acquiror During the Interim Period.

(a) During the Interim Period, except as set forth on Schedule 7.02, as required by this Agreement, as consented to by HotelPlanner.com and Reservations.com, or as required by applicable Law (including COVID-19 Measures), Acquiror shall not and shall not permit HotelPlanner.com Merger Sub to:

(i) change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of HotelPlanner.com Merger Sub;

(ii)  (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of Acquiror or HotelPlanner.com Merger Sub, (B) split, combine or reclassify any Equity Securities of Acquiror or HotelPlanner.com Merger Sub, or (C) other than in connection with the Acquiror Stockholder Redemption or as otherwise required by the Acquiror

Annex A-1-52

Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of Acquiror or HotelPlanner.com Merger Sub;

(iii)  make, change or revoke any Tax election, adopt, change or revoke any accounting method with respect to Taxes, file or amend any Tax Return, prosecute, settle or compromise any Tax liability or any Action, audit or other similar proceeding related to any amount of Taxes, enter into any closing agreement with respect to any Tax, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes);

(iv) enter into, renew or amend any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (A) the Sponsor and (B) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(v) waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, in each case other than compromises or settlements in an aggregate amount not greater than $500,000; provided, that this Section 7.02(a)(v) will not apply with respect to any Transaction Litigation;

(vi) other than Acquiror Borrowings, incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of another Person;

(vii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities other than (x) issuance of Acquiror Common Stock in connection with the exercise of any Acquiror Warrants outstanding on the date hereof or (y) Additional Financing or (B) amend, modify or waive any of the terms or rights set forth in, any Acquiror Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein or (C) grant any options, warrants or other equity-based awards with respect to any Equity Securities of Acquiror not outstanding on the date hereof;

(viii)  make any material change in accounting principles or methods of accounting, other than as may be required by GAAP; or

(ix) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 7.02(a).

(b) Notwithstanding anything in this Section 7.02 or this Agreement to the contrary, (i) nothing shall give HotelPlanner.com or Reservations.com, directly or indirectly, the right to control or direct the operations of any Acquiror Party and (ii) nothing set forth in this Agreement shall prohibit, or otherwise restrict the ability of, any Acquiror Party from using the funds held by Acquiror outside the Trust Account to pay any Acquiror expenses or liabilities or from otherwise distributing or paying over any funds held by Acquiror outside the Trust Account to the Sponsor or any of its Affiliates, in each case, prior to the Closing.

(c) During the Interim Period, Acquiror shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use their commercially reasonable efforts to, comply with, and continue performing under, as applicable, material Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.03 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, to the extent permitted by applicable Law (including COVID-19 Measures), Acquiror shall afford to each Company Party, its Affiliates and their respective Representatives reasonable access during the Interim Period and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and its Subsidiaries, and shall furnish such Representatives

Annex A-1-53

with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror, in each case as each such Company Party and its Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by HotelPlanner.com, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreements prior to the HotelPlanner.com Effective Time. All information obtained by Reservations.com, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreements prior to the Reservations.com Effective Time.

Section 7.04 Section 16 Matters. Prior to the HotelPlanner.com Effective Time, Acquiror shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Acquiror Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including adopting resolutions and taking other steps in accordance with the No-Action Letter, dated as of January 12, 1999, issued by the SEC regarding such matters.

Section 7.05 Post-Closing Directors and Officers. Subject to the terms of the Acquiror Organizational Documents, the Acquiror Charter and the Acquiror Bylaws, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the HotelPlanner.com Effective Time:

(a) the Board of Directors of Acquiror shall initially consist of eleven (11) directors and consist of Tim Hentschel, John Prince, Yatin Patel, Mahesh Chaddah, Gianno Caldwell, Dieter Huckestein, Jeff Goldstein, Dylan Ratigan, Mohsen Moazami, Kate Walsh, and James Wilkinson; and

(b) the initial officers of Acquiror shall be as set forth on Schedule 7.05(b), who shall serve in such capacity in accordance with the terms of the Acquiror Charter and the Acquiror Bylaws following the HotelPlanner.com Effective Time.

Section 7.06 Incentive Equity Plan. Prior to the Closing Date, Acquiror shall adopt, subject to approval of the stockholders of Acquiror: (a) a 2021 Long Term Incentive Award Plan, in a form to be mutually agreed among the Acquiror, HotelPlanner.com, and Reservations.com prior to the Closing, providing for the issuance of the number of shares of Acquiror Class A Common Stock set forth therein, with such changes as may be agreed to in writing by Acquiror, HotelPlanner.com, and Reservations.com (the “Incentive Equity Plan”), and shall reserve for issuance under the Incentive Equity Plan a number of shares of Acquiror Class A Common Stock equal to 5% of the fully-diluted shares of Acquiror Common Stock as of immediately following the Closing; and (b) an employee stock purchase plan, in a form to be mutually agreed among the Acquiror, HotelPlanner.com, and Reservations.com prior to the Closing, providing for the issuance of the number of shares of Acquiror Class A Common Stock set forth therein, with such changes as may be agreed to in writing by Acquiror, HotelPlanner.com, and Reservations.com (the “ESPP”), and shall reserve for issuance under the ESPP a number of shares of Acquiror Class A Common Stock equal to 1% of the fully-diluted shares of Acquiror Common Stock as of immediately following the Closing, in each case to be effective as of the Closing or as otherwise set forth in the applicable plan document. Within two Business Days following the expiration of the 60 day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company (or such longer period as may be required by rule or regulation of the SEC), Acquiror shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Acquiror Common Stock issuable under the Incentive Equity Plan and the ESPP, and Acquiror shall use commercially reasonable efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan and ESPP remain outstanding.

Section 7.07 Acquiror Bylaws and Charter. At the HotelPlanner.com Effective Time (subject to approval by the stockholders of Acquiror of the same), Acquiror shall adopt the Acquiror Charter and the Acquiror Bylaws.

Section 7.08  Acquiror Public Filings. From the date hereof through the HotelPlanner.com Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC (“Additional SEC Reports”) and otherwise comply in all material respects with its reporting obligations under applicable Laws. The Additional SEC Reports will be prepared in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act as of their respective dates (or, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) and none of the Additional SEC Reports as of their respective dates (or, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) will contain

Annex A-1-54

any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were or will be made, not misleading.

Section 7.09 Nasdaq Listing. From the date hereof through the HotelPlanner.com Effective Time, Acquiror shall use its commercially reasonable efforts to ensure that Acquiror remains listed as a public company on Nasdaq, and shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the shares of Acquiror Common Stock issuable in the Transactions, and shall obtain approval for the listing of such shares of Acquiror Common Stock, subject to official notice of listing and round lot requirements, and the Company Parties shall reasonably cooperate with Acquiror with respect to such listing.

Section 7.10 Certain Acquiror Borrowings. Through the Closing, Acquiror shall be permitted to borrow funds from the Sponsor to meet its reasonable capital requirements necessary for the consummation of the Transactions (the “Acquiror Borrowings”), with any such Acquiror Borrowings to be made on a non-interest bearing basis and repayable in cash at the Closing; provided, that, at the option of the lender, up to the Acquiror Borrowings Limit may be converted at the HotelPlanner.com Effective Time into Acquiror Units at a conversion price of $10.00 per Acquiror Unit; provided, however, that the Acquiror Borrowings shall not exceed $817,000 in the aggregate, including any funds borrowed by Acquiror from the Sponsor prior to the date hereof.

Section 7.11 Dissolution of Non-Contributed Affiliate Businesses. Prior to the Closing, HotelPlanner.com shall use commercially reasonable efforts to cause the Pre-Closing Holders to wind up, liquidate, and dissolve HotelPlanner Limited and Lexyl Travel Technologies, Inc (the “Non-Contributed Affiliate Businesses”), such that, as of immediately prior to the Closing, no Pre-Closing Holder or Affiliate of a Company Party shall own any direct or indirect equity interest in any Person that uses in its name “HotelPlanner,” “Reservations,” or any derivative thereof.

Article VIII
JOINT COVENANTS

Section 8.01 Efforts to Consummate.

(a) Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Transactions contemplated by this Agreement (including the satisfaction of the closing conditions set forth in Article IX). Without limiting the generality of the foregoing, each of the Parties shall use commercially reasonable efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities or other Persons necessary to consummate the Transactions and the transactions contemplated by the Transaction Agreements. Each Party shall (A) make any and all required filings pursuant to the HSR Act with respect to the Transactions promptly (and in any event within 10 Business Days) following the date of this Agreement, (B) make any required foreign direct investment or competition filings, if any, as soon as reasonably practicable following the date of this agreement, and (C) respond as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested. Acquiror shall promptly inform the Company Parties of any communication between any Acquiror Party, on the one hand, and any Governmental Authority, on the other hand, and the Company Parties shall promptly inform Acquiror of any communication between either Company Party, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding any of the Transactions or any Transaction Agreement. Without limiting the foregoing, (x) the Parties agree to request early termination of all waiting periods applicable to the Transactions under the HSR Act, and (y) each Party and its respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Transactions, except with the prior written consent of the other Parties. HotelPlanner.com, Reservations.com and Acquiror will equally split the filing fees in connection with the HSR Act when due, and the actual amounts of such fees paid by Acquiror shall be deemed Acquiror Transaction Expenses, the actual amount of such fees paid by HotelPlanner.com shall be deemed HotelPlanner.com Transaction Expenses, and the actual amount of such fees paid by Reservations.com shall be deemed Reservations.com Transaction Expenses. During the Interim Period, the Acquiror Parties, on the one hand, and the Company Parties, on the other hand, shall give counsel for HotelPlanner.com and Reservations.com (in the case of any Acquiror Party) or Acquiror (in the case of the Company Parties), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority relating to the Transactions or the Transaction Agreements. Each of

Annex A-1-55

the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the Transactions unless it consults with, in the case of Acquiror, HotelPlanner.com and Reservations.com, or, in the case of either Company Party, Acquiror, in advance and, to the extent not prohibited by such Governmental Authority, gives, in the case of Acquiror, HotelPlanner.com and Reservations.com, or, in the case of either Company Party, Acquiror, the opportunity to attend and participate in such meeting or discussion.

(b) Notwithstanding anything to the contrary in the Agreement, (i) if this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) in no event shall the Acquiror Parties or Company Parties be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which either Company Party or its Subsidiaries is a party.

(c) During the Interim Period, Acquiror, on the one hand, and the Company Parties, on the other hand, shall each notify the other in writing promptly after learning of any shareholder demands or other shareholder proceedings (including derivative claims) relating to this Agreement, any Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Acquiror, any of the Acquiror Parties or any of their respective Representatives (in their capacity as a representative of an Acquiror Party) or, in the case of the Company Parties, any member of the Company Group or any of their respective Representatives (in their capacity as a representative of a member of the Company Group). Acquiror and the Company Parties shall each (i) keep the other reasonably informed regarding any Transaction Litigation, (ii) give the other the opportunity to, at its own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other in connection with the defense, settlement and compromise of any such Transaction Litigation (subject to a customary joint defense agreement), (iii) consider in good faith the other’s advice with respect to any such Transaction Litigation, and (iv) reasonably cooperate with each other. Notwithstanding the foregoing, (i) Acquiror shall, subject to and without limiting the covenants and agreements, and the rights of the Company Parties, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation commenced against any of the Acquiror Parties or any of their respective Representatives; provided, however, that in no event shall Acquiror settle or compromise any such Transaction Litigation without the prior written consent of HotelPlanner.com and Reservations.com (not to be unreasonably withheld, conditioned or delayed); and (ii) the applicable Company Party shall, subject to and without limiting the covenants and agreements, and the rights of the Acquiror Parties, set forth in the immediately preceding sentence, control the negotiation, defense and settlement of any such Transaction Litigation commenced against such Company Party or any member of its Company Group or any of their respective Representatives; provided, however, that in no event shall such Company Party settle or compromise any such Transaction Litigation without Acquiror’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Section 8.02 Proxy Statement; Special Meeting.

(a) Proxy Statement.

(i)  As promptly as reasonably practicable following the execution and delivery of this Agreement, Acquiror shall, in accordance with this Section 8.02(a), and each Company Party will reasonably cooperate (including causing each of their Subsidiaries and Representatives to reasonably cooperate) with Acquiror, and provide to Acquiror all information regarding such Company Party, its Affiliates and its business that is necessary therefor, to prepare and file with the SEC, in preliminary form, a proxy statement in connection with the Transactions (the “Proxy Statement”) to be sent to the stockholders of Acquiror in advance of the Special Meeting, for the purpose of, among other things: (A) providing Acquiror’s stockholders with the opportunity to redeem shares of Acquiror Common Stock by tendering such shares for redemption not later than two Business Days prior to the originally scheduled date of the Special Meeting (the “Acquiror Stockholder Redemption”); and (B) soliciting proxies from holders of Acquiror Common Stock to vote at the Special Meeting, as may be adjourned or postponed, in favor of the Acquiror Stockholder Matters. Without the prior written consent of the Company Parties, the Acquiror Stockholder Matters shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by the Acquiror’s stockholders at the Special Meeting, as adjourned or postponed. The Proxy Statement will comply as to form and substance with the applicable requirements

Annex A-1-56

of the SEC and the rules and regulations thereunder and remain effective as long as is necessary to consummate the Transactions. Acquiror shall (I) file the definitive Proxy Statement with the SEC and (II) cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the Acquiror Board in accordance with Section 8.02(b), as promptly as practicable (but in no event less than five Business Days except as otherwise required by applicable Law) following the earlier to occur of: (x) if the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; or (y) if the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (such earlier date, the “Proxy Clearance Date”). HotelPlanner.com, Reservations.com and Acquiror will equally split the filing fees in connection with the Proxy Statement when due, and the actual amounts of such fees paid by Acquiror shall be deemed Acquiror Transaction Expenses, the actual amount of such fees paid by HotelPlanner.com shall be deemed HotelPlanner.com Transaction Expenses, and the actual amount of such fees paid by Reservations.com shall be deemed Reservations.com Transaction Expenses.

(ii)  Prior to filing with the SEC, Acquiror will make available to the Company Parties and their respective counsel drafts of the Proxy Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Proxy Statement or such other document and will provide the Company Parties and their respective counsel with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Acquiror shall not file any such documents with the SEC without the prior consent of the Company Parties (such consent not to be unreasonably withheld, conditioned or delayed). Acquiror will advise the Company Parties promptly after it receives notice thereof, of: (A) the time when the Proxy Statement has been filed; (B) if the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act; (C) if the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC; (D) the filing of any supplement or amendment to the Proxy Statement; (E) any request by the SEC for amendment of the Proxy Statement; (F) any comments from the SEC relating to the Proxy Statement and responses thereto; (G) requests by the SEC for additional information; and (H) the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction or of the initiation or written threat of any proceeding for any such purpose. Acquiror shall respond to any SEC comments on the Proxy Statement as promptly as practicable and shall use its commercially reasonable efforts to have the Proxy Statement/Prospectus cleared by the SEC under the Exchange Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, Acquiror will make available to the Company Parties and their respective counsel drafts of any such response and provide the Company Parties and their respective counsel with a reasonable opportunity to comment on such drafts.

(iii)  If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Acquiror shall promptly file an amendment or supplement to the Proxy Statement containing such information. Each Company Party will provide to Acquiror all information regarding such Company Party, its Affiliates and its business that is necessary for any filing contemplated by the immediately preceding sentence. If, at any time prior to the Closing, a Company Party discovers any information, event or circumstance relating to such Company Party, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then such Company Party shall promptly inform Acquiror of such information, event or circumstance and provide to Acquiror all information necessary to correct any such deficiencies.

(iv) Acquiror shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder.

Annex A-1-57

(b) Special Meeting. Acquiror will take, in accordance with applicable Law, Nasdaq rules and the Acquiror Organizational Documents, all action necessary to duly convene and hold a meeting of its shareholders (the “Special Meeting”) as promptly as reasonably practicable after the Proxy Clearance Date (and will establish a record date for, give notice of and commence the mailing of the Proxy Statement to the stockholders of Acquiror as promptly as practicable after the Proxy Clearance Date), to (i) consider and vote upon the approval of the Acquiror Stockholder Matters and to cause such vote to be taken and (ii) provide stockholders of Acquiror with the opportunity to elect to effect an Acquiror Stockholder Redemption. Acquiror may only elect to postpone or adjourn such meeting if (w) a postponement or adjournment is required by Law, (x) as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Acquiror Common Stock represented (either in person or by proxy) and voting to approve the Acquiror Stockholder Matters or to constitute a quorum necessary to conduct the business of the Special Meeting, (y) Acquiror determines the payments for the Acquiror Stockholder Redemption could reasonably be expected to cause the conditions in Section 9.03(d) to not be satisfied at the Closing, or (z) with the prior consent of the Company Parties (which shall not be unreasonably withheld, conditioned, or delayed), if additional time is otherwise necessary to cause the conditions to Closing to occur. Acquiror shall, following the Proxy Clearance Date, use its reasonable best efforts to solicit from its stockholders proxies in favor of the Acquiror Stockholder Matters and shall include in the Proxy Statement the recommendation of the Acquiror Board to vote in favor of each of the Acquiror Stockholder Matters. Acquiror shall keep the Company Parties reasonably informed regarding all matters relating to the Acquiror Stockholder Matters and the Special Meeting, including by promptly furnishing any voting or proxy solicitation reports received by Acquiror in respect of such matters and similar updates regarding any redemptions.

Section 8.03 Exclusivity.

(a) During the Interim Period, neither Company Party shall take, nor shall such Company Party permit any of its Affiliates or Representatives to take, whether directly or indirectly, (i) any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to inquiries or proposals by, or provide information to, any Person (other than Acquiror or any of its Affiliates or Representatives) concerning any merger or similar business combination transaction, or sale of all or substantially all of the equity interests of such Company Party, or sale of substantially all of the assets involving such Company Party or its Subsidiaries, taken as a whole (other than immaterial assets or assets sold in the ordinary course of business), or any other transaction that would constitute a change of control of such Company Party or would otherwise prohibit or delay the Transactions (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”); provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(a) or (ii) any action in connection with a public offering of any Equity Securities of such Company Party or any of its Subsidiaries (or any Affiliate or successor of such Company Party or any of its Subsidiaries). Each Company Party shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction or public offering of Equity Securities of such Company Party. The Company Parties will promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) (x) notify Acquiror if the Company Party or any of its Subsidiaries, Affiliates, or Representatives receives any inquiry, proposal, offer or submission with respect to an Acquisition Transaction during the Interim Period, (y) notify Acquiror of the identity of the Person making such inquiry or submitting such proposal, offer or submission, and (z) provide Acquiror with a copy of such inquiry, proposal, offer or submission (in the case of subsections (y) and (z) only, to the extent not prohibited by any applicable non-disclosure agreement entered into prior to April 11, 2021, to which the Company Party is a party, as determined in good faith by such Company Party, in which case the Company Party shall provide such notice to the maximum extent not prohibited). The Company Parties agree that the rights and remedies for noncompliance with this Section 8.03(a) include specific performance, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to Acquiror and that money damages would not provide an adequate remedy for such injury.

(b) During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond to inquiries or proposals by, provide information to or commence due diligence with respect to, any Person (other than the Company Parties, their respective members or any of their respective Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest,

Annex A-1-58

written or oral relating to any Business Combination involving Acquiror (a “Alternate Business Combination Proposal”) other than with the Company Parties, their members and their respective Affiliates and Representatives; provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b). Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Alternate Business Combination Proposal. Acquiror will promptly (and in no event later than 48 hours after becoming aware of such inquiry, proposal, offer or submission) (x) notify the Company Parties if Acquiror or any of its Subsidiaries, Affiliates, or Representatives receives any inquiry, proposal, offer or submission with respect to an Alternate Business Combination Proposal during the Interim Period, (y) notify the Company Parties of the identity of the Person making such inquiry or submitting such proposal, offer or submission, and (z) provide the Company Parties with a copy of such inquiry, proposal, offer or submission (in the case of subsections (y) and (z) only, to the extent not prohibited by any applicable non-disclosure agreement entered into prior to April 11, 2021, to which Acquiror is a party, as determined in good faith by Acquiror, in which case Acquiror shall provide such notice to the maximum extent not prohibited). Acquiror agrees that the rights and remedies for noncompliance with this Section 8.03(b) include specific performance, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to the Company Parties and that money damages would not provide an adequate remedy for such injury.

Section 8.04 Tax Matters.

(a) Tax Returns.

(i)  HotelPlanner.com shall prepare and file, or cause to be prepared and filed, all Flow-Thru Tax Returns of the Company Group for any taxable period ending on or prior to the Closing Date that are due after the Closing Date (collectively, the “HotelPlanner.com Prepared Returns”). Each HotelPlanner.com Prepared Return filed after the Closing Date shall be prepared in a manner consistent with the Company Group’s past practice except as otherwise required by applicable Tax Law. Each HotelPlanner.com Prepared Return filed after the Closing Date (taking into account applicable extensions) shall be submitted to the Acquiror (and with respect to the Pre-Closing Tax Period Reservations.com Tax Returns, to Reservations.com) no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions) for review. HotelPlanner.com shall consider in good faith all reasonable comments received from the Acquiror (and shall incorporate all comments received by Reservations.com with respect to the Pre-Closing Tax Period Reservations.com Tax Returns) no later than five (5) days prior to the due date for filing any such Tax Return taking into account applicable extensions). Except as otherwise required by law or would not reasonably be expected to have a Material Adverse Effect on Acquiror (or Reservations.com or any Reservations.com Pre-Closing Holder), no filed HotelPlanner.com Prepared Return may be amended after the Closing without the prior written consent of Acquiror (and Reservations.com, as applicable), which consent shall not be unreasonably withheld, conditioned or delayed. Acquiror shall prepare and file, or cause to be prepared and filed, all Flow-Thru Tax Returns of the Company Group (for the avoidance of doubt, other than HotelPlanner.com Prepared Returns) for any Straddle Period (the “Acquiror Prepared Returns”). Each Acquiror Prepared Return shall be prepared in a manner consistent with the Company Group’s past practice except as otherwise required by applicable Tax Law. Each Acquiror Prepared Return shall be submitted to HotelPlanner.com for review and approval no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions). The Acquiror shall consider in good faith all reasonable comments received from HotelPlanner.com no later than five (5) days prior to the due date for filing any such Tax Return (taking into account applicable extensions) and shall not file such Tax Return without the consent of HotelPlanner.com, such consent not to be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, each Tax Return described in this Section 8.04(a) for a taxable period that includes (but does not end on) the Closing Date (i) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method, (ii) shall be prepared in accordance with Section 706(d)(3) of the Code to the extent applicable, (iii) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made shall make such election, and (iv) shall be prepared in a manner such that any and all deductions, losses, or credits of the Company Group resulting from, attributable to, or accelerated by the payment of expenses in connection with the transactions contemplated by this Agreement are allocated to the Pre-Closing Tax Period to the extent permitted by applicable Tax Law.

Annex A-1-59

(ii)  After the Closing, without the prior written consent of HotelPlanner.com (and Reservations.com with respect to Reservations.com Tax Returns) (in each case not to be unreasonably withheld, conditioned or delayed), Acquiror shall not, and shall not permit any of its Affiliates to file, re-file or amend any HotelPlanner.com Prepared Returns, any other Company Group Tax Returns for Pre-Closing Tax Periods, or make any election that would have retroactive effect on any such Tax Return.

(b) Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne and paid by Acquiror. Unless otherwise required by applicable Law, Acquiror shall prepare and file or shall cause to be prepared and filed, in a timely manner, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, HotelPlanner.com, the Company Group, and the Acquiror will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed in connection with the Transactions.

(c) Audits and Claims. Company Group shall have the right (at Company Group’s sole risk, cost and expense) to control the conduct of any audit, examination, investigation or administrative, court or other proceeding related to any Tax or Tax Returns for any Pre-Closing Tax Period (“Company Group Tax Proceeding”). For the avoidance of doubt, among the Company Group, the Reservations.com Pre-Closing Holders shall control any Company Group Tax Proceeding relating solely to Reservations.com, and the HotelPlanner.com Pre-Closing Holders shall control all other Company Group Tax Proceedings. If the Company Group does not assume the defense of any such proceeding or fails to acknowledge its liability, the Acquiror may defend the matter in good faith but may not settle any such Company Group Tax Proceedings in a manner which would have any adverse impact on any Pre-Closing Holder without the prior written consent of the Pre-Closing Holders that would be so impacted, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, the Company Parties shall not agree to any settlement concerning Taxes for a Pre-Closing Tax Period which may materially and adversely impact Acquiror, the Company Group, the Surviving HotelPlanner.com Entity, or the Surviving Registrations.com Entity for a Post-Closing Tax Period without the prior consent of Acquiror, such consent not to be unreasonable withheld, conditioned or delayed. Acquiror shall have the right to be kept informed of any material developments and receive copies of all correspondence and shall have the right to observe the conduct of any Company Group Tax Proceeding (through attendance at meetings) which would have a material and adverse impact on Acquiror, the Company Group, the Surviving HotelPlanner.com Entity, or the Surviving Registrations.com Entity in a Post-Closing Tax Period at its own expense, including through its own counsel and other professional experts.

(d) Cooperating on Tax Matters. Acquiror and Company Group shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns. Company Group and Acquiror shall retain all Books and Records with respect to Tax matters pertinent to the Business Combination relating to any taxable period beginning before the Closing Date until sixty (60) days after the expiration of the statute of limitations (and, to the extent notified by Acquiror or Company Group, any extensions thereof) of the respective taxable periods, and shall not dispose of such items until it offers the items to Acquiror, and to abide by all record retention agreements entered into with any Governmental Authority.

(e) Intended Income Tax Treatment. The Parties hereto agree for U.S. federal (and to the extent applicable, state and local) income Tax purposes that: (i) the contribution by the Contributing Pre-Closing Holders contemplated by Section 2.01(b) shall be treated as a tax-free contribution of the HotelPlanner.com Assets to HotelPlanner.com in exchange for additional HotelPlanner.com Common Units under Section 721(a) of the Code; (ii) the Recapitalization be treated as a recapitalization event in which no taxable gain or loss is recognized by the HotelPlanner.com Pre-Closing Holders and HotelPlanner.com be treated as continuing as a partnership pursuant to Section 708(a) of the Code following the Closing Date; ; (iii) the Reservations.com Merger shall be treated as (A) a tax-free contribution of Reservations.com Common Units to HotelPlanner.com in exchange for HotelPlanner.com Common Units under Section 721(a) of the Code and (B) a termination of the Reservations.com partnership under Section 708(b)(1) of the Code; and (iv) the HotelPlanner.com Merger shall be treated as (A) a contribution of the Closing Cash Contribution by Acquiror in exchange for HotelPlanner.com Common Units under Section 721(a) of the Code, (B) with respect to the Pre-Closing Holders that receive cash in lieu of HotelPlanner.com Closing Unit Consideration pursuant to Section 3.02(b), as a taxable sale to the extent of the HotelPlanner.com Common Units

Annex A-1-60

exchanged for cash, and (C) with respect to Pre-Closing Holders that receive the HotelPlanner.com Closing Unit Consideration, as a recapitalization event in which no taxable gain or loss is recognized by the Pre-Closing Holder to the extent of the HotelPlanner.com Common Units received, and (v) any Earn Out Units issued to the Pre-Closing Holders shall be treated as an adjustment to the HotelPlanner.com Closing Unit Consideration.

(f)  Reporting. Each of Company Group and Acquiror shall file all Tax Returns consistent with the Intended Income Tax Treatment as set forth in this Section 8.04 and shall not take any position inconsistent therewith upon examination of any relevant Tax Return in any audit, proceeding or otherwise with respect to such Tax Returns (except to the extent required by a final Governmental Authority determination and except that this provision shall not require any party to appeal a final Governmental Authority determination or enter into litigation).

Section 8.05 Confidentiality; Publicity.

(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreements, the terms of which are incorporated herein by reference. The Confidentiality Agreements shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby.

(b) Subject to Section 8.05(c), none of the Parties nor any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Transactions without the prior written consent of the other Parties, prior to the Closing; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow (A) HotelPlanner.com, if the disclosing party is Acquiror or Reservations.com, (B) Reservations.com, if the disclosing party is Acquiror or HotelPlanner.com, or (C) Acquiror, if the disclosing party is HotelPlanner.com or Reservations.com (prior to the Closing), to review such announcement or communication and the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 8.05, and (iii) to Governmental Authorities in connection with any Consents required to be made under this Agreement or in connection with the Transactions. Notwithstanding anything to the contrary in this Section 8.05 or otherwise in this Agreement, the Parties agree that the Sponsor, Acquiror and their respective Representatives may provide general information about the subject matter of this Agreement and the Transactions to any direct or indirect current or prospective investor or in connection with normal fund raising or related marketing or informational or reporting activities, in each case, so long as such recipients are obligated to keep such information confidential. The Parties shall use their respective reasonable best efforts to ensure that any information that is disclosed under this Section 8.05 or any other provision of this Agreement shall be accurate.

(c) The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by HotelPlanner.com (after good faith consultation with Reservations.com) and Acquiror prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement (but in any event within four Business Days thereafter). Promptly after the execution of this Agreement (but in any event within four Business Days thereafter), Acquiror shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Securities Laws, which HotelPlanner.com (in good faith consultation with Reservations.com) shall have the opportunity to review and comment upon prior to filing and Acquiror shall consider such comments in good faith. HotelPlanner.com (after good faith consultation with Reservations.com) and Acquiror shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of them) and, as promptly as practicable after the Closing (but in any event within four Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the Closing (but in any event within four Business Days after the Closing), Acquiror shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which the Sponsor shall have the opportunity to review and comment upon prior to filing and Acquiror shall consider in good faith such comments. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release or the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.

Annex A-1-61

Section 8.06 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

Section 8.07 Qualification as an Emerging Growth Company. Acquiror shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act.

Section 8.08 Additional Financing Cooperation. Prior to the Closing, with the prior written consent of HotelPlanner.com and Reservations.com, Acquiror may arrange and obtain financing from the sale of Acquiror Class A Common Stock upon such terms as will be agreed by Acquiror, HotelPlanner.com and Reservations.com (the “Additional Financing”). The Additional Financing may be made contingent upon Closing. Subject to the foregoing, if HotelPlanner.com, Reservations.com and Acquiror consent to an Additional Financing, Acquiror, HotelPlanner.com and Reservations.com shall, and each shall cause its respective officers, directors, employees, agents, and advisors to, use commercially reasonable efforts to obtain the Additional Financing, including, but not limited to: (i) furnishing, or causing to be furnished, to any Additional Financing sources such information regarding HotelPlanner.com and Reservations.com as may be reasonably requested, (ii) causing the management teams of each of HotelPlanner.com and Reservations.com, with appropriate seniority and expertise, to participate in meetings, presentations, due diligence sessions, drafting sessions, road shows and meetings with prospective Additional Financing sources, (iii) preparing offering documents and other marketing materials of a type customarily used for the type of financing proposed and cooperate with marketing efforts for the Additional Financing as reasonably requested and (iv) executing and delivering definitive documents related to the Additional Financing; provided, in each case in clauses (i) through (iv) above, that nothing in this Section 8.08 shall require any efforts to the extent that such efforts would reasonably be expected to conflict with or violate any applicable Law, or result in the material contravention of, or result in a material violation or breach of, or material default under, any HotelPlanner.com Material Contract, Reservations.com Material Contract, or Acquiror Material Contract.

Article IX
CONDITIONS TO OBLIGATIONS

Section 9.01 Conditions to Obligations of All Parties. The obligations of the Acquiror, HotelPlanner.com and Reservations.com to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by Acquiror, HotelPlanner.com, and Reservations.com:

(a) Antitrust and foreign direct investment Approval. All applicable waiting periods (and any extensions thereof) under the Antitrust Laws or foreign direct investment laws in respect of the Transactions (and any customary timing agreement with any Governmental Authority to toll, stay, or extend any such waiting period, or to delay or not to consummate the transactions contemplated by the Transactions entered into in connection therewith) shall have terminated or expired shall have expired or been terminated.

(b) No Prohibition. There shall not be in force any Law or Governmental Order by any Governmental Authority of competent jurisdiction and having jurisdiction over the Parties with respect to the Transactions enjoining, prohibiting, or making illegal the consummation of the Transactions.

(c) Stockholder Approval. The Required Acquiror Stockholder Approval shall have been obtained.

(d) Proxy Statement. The definitive Proxy Statement shall have been filed with the SEC and distributed in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Proxy Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending.

(e) Nasdaq. The Acquiror Common Stock shall be listed or have been approved for listing on Nasdaq, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders.

Annex A-1-62

(f)  Net Tangible Assets. Acquiror shall have at least $5,000,001 of net tangible assets either immediately prior to or upon the Closing Date, as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act.

Section 9.02 Additional Conditions to Obligations of Acquiror Parties. The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i)  Each of the representations and warranties of HotelPlanner.com and Reservations.com contained in Section 4.01 (Organization of the Company Parties), Section 4.02 (Subsidiaries), Section 4.03 (Due Authorization), Section 4.06 (Current Capitalization), Section 4.07 (Capitalization of Subsidiaries), Section 4.24 (Brokers’ Fees), Section 4.26 (Proxy Statement; Information Provided) and Section 4.28 (HotelPlanner.com Assets) (collectively, the “Company Group Specified Representations”) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date). For purposes of determining whether a representation or warranty is true and correct in “all material respects” pursuant to this Section 9.02(a)(i), only effects on the combined Company Group as a whole (including each of (x) HotelPlanner.com and its direct and indirect Subsidiaries and (y) Reservations.com and its direct and indirect Subsidiaries) shall be considered.

(ii)  The representations and warranties contained in Section 4.23 (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date; provided, that for the avoidance of doubt, the words “Company Material Adverse Effect” in Section 4.23 shall consider only effects on the combined Company Group as a whole (including each of (x) HotelPlanner.com and its direct and indirect Subsidiaries and (y) Reservations.com and its direct and indirect Subsidiaries).

(iii)  Each of the representations and warranties contained in Article IV (other than the Company Group Specified Representations and the representations and warranties contained in Section 4.23) shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. For purposes of determining whether the failure of a representation and warranty to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect for purposes of this Section 9.02(a)(iii), only effects on the combined Company Group as a whole (including each of (x) HotelPlanner.com and its direct and indirect Subsidiaries and (y) Reservations.com and its direct and indirect Subsidiaries) shall be considered.

(b) Agreements and Covenants. The covenants and agreements of HotelPlanner.com and Reservations.com in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects. For purposes of determining whether any covenant or agreement of HotelPlanner.com or Reservations.com, respectively, have been performed in all material respects, only effects on the combined Company Group as a whole (including each of (x) HotelPlanner.com and its direct and indirect Subsidiaries and (y) Reservations.com and its direct and indirect Subsidiaries) shall be considered.

(c) Officer’s Certificate. Each of HotelPlanner.com and Reservations.com shall have delivered to Acquiror a certificate signed by an officer of HotelPlanner.com or Reservations.com, as applicable, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled.

(d) Other Closing Deliverables. On or prior to the Closing, the Company Parties shall have delivered, or caused to be delivered to Acquiror:

(i)  a copy of the Registration Rights Agreement, duly executed by the Surviving HotelPlanner.com Entity;

Annex A-1-63

(ii)  a copy of the Subscription Agreement, duly executed by the Surviving HotelPlanner.com Entity;

(iii)  a copy of the HotelPlanner.com A&R Operating Agreement, duly executed by HotelPlanner.com;

(iv) copies of resolutions and actions taken by each Company Party’s managers, board of managers and members in connection with the approval of the Transaction Agreements and the transactions contemplated thereunder;

(v) a copy of the Tax Receivable Agreement, duly executed by the Pre-Closing Holders and the Surviving HotelPlanner.com Entity; and

(vi) (A) all other documents, instruments or certificates required to be delivered by the Company Parties at or prior to the Closing pursuant to this Agreement and (B) such other documents or certificates as shall reasonably be required by Acquiror and/or its counsel in order to consummate the Transactions.

(e) Support Agreements. Neither the HotelPlanner.com Support Agreement nor the Reservations.com Support Agreement shall have been terminated.

(f)  Termination of Consulting Agreements. Each of the agreements set forth on Schedule 9.02(j) shall have been terminated, effective as of the Reservations.com Effective Time, with no further liability of the Company Parties thereunder.

(g) Member Approvals. Each of the Required HotelPlanner.com Member Approval and the Required Reservations.com Member Approval shall have been obtained.

(h) Reservations.com Support Agreement. The Reservations.com Support Agreement shall not have been terminated.

(i)  HotelPlanner.com Support Agreement. The HotelPlanner.com Support Agreement shall not have been terminated.

Section 9.03 Additional Conditions to the Obligations of HotelPlanner.com. The obligation of HotelPlanner.com to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by HotelPlanner.com:

(a) Representations and Warranties.

(i)  Each of the representations and warranties of the Acquiror Parties contained in Article V (other than the representations and warranties of the Acquiror Parties contained in Section 5.01 (Organization), Section 5.02 (Due Authorization), Section 5.14 (Capitalization), and Section 5.19 (Absence of Changes)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect. For purposes of determining whether the failure of a representation and warranty to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect for purposes of this Section 9.03(a)(i), only effects on the Acquiror shall be considered.

(ii)  Each of the representations and warranties of the Acquiror Parties contained in Section 5.01 (Organization), Section 5.02 (Due Authorization) and Section 5.14 (Capitalization) shall be true and correct in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date). For purposes of determining whether a representation or warranty is true and correct in “all material respects” pursuant to this Section 9.03(a)(ii), only effects on Acquiror shall be considered.

Annex A-1-64

(iii)  The representations and warranties of the Acquiror Parties contained in Section 5.19 (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though then made; provided, that for the avoidance of doubt, the words “Acquiror Material Adverse Effect” in Section 5.19 shall consider only effects on the Acquiror.

(b) Agreements and Covenants. The covenants and agreements of the Acquiror Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects. For purposes of determining whether any covenant or agreement of an Acquiror Party has been performed in all material respects, only effects on the Acquiror Parties as a whole shall be considered.

(c) Officer’s Certificate. Acquiror shall have delivered to HotelPlanner.com a certificate signed by an officer of Acquiror, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d) Closing Cash Contribution. The Closing Cash Contribution shall have been completed.

(e) Available Closing Acquiror Cash. The Available Closing Acquiror Cash shall not be less than $100,000,000.

(f)  Other Closing Deliverables. On or prior to the Closing, Acquiror shall have delivered, or caused to be delivered to HotelPlanner.com:

(i)  a certified copy of the Acquiror Charter and the Acquiror Bylaws;

(ii)  a copy of the Registration Rights Agreement, duly executed by Acquiror;

(iii)  a copy of the Subscription Agreement, duly executed by Acquiror;

(iv) a copy of the HotelPlanner.com A&R Operating Agreement, duly executed by Acquiror;

(v) copies of resolutions and actions taken by the Acquiror Board approving the Transaction Agreements and the transactions contemplated thereunder;

(vi) a report of the inspector of elections of the Special Meeting certifying the Acquiror’s shareholders’ approval of the Transaction Agreements and the transactions contemplated thereunder;

(vii) a copy of the Tax Receivable Agreement, duly executed by Acquiror; and

(viii)  (A) all other documents, instruments or certificates required to be delivered by Acquiror at or prior to the Closing pursuant to this Agreement and (B) such other documents or certificates as shall reasonably be required by HotelPlanner.com and/or its counsel in order to consummate the Transactions.

(g) Sponsor Agreement. The Sponsor Agreement shall not have been terminated.

(h) Required Reservations.com Member Approval. The Required Reservations.com Member Approval shall have been obtained.

(i)  Reservations.com Support Agreement. The Reservations.com Support Agreement shall not have been terminated.

Section 9.04 Additional Conditions to the Obligations of Reservations.com. The obligation of Reservations.com to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Reservations.com:

(a) Representations and Warranties.

(i)  Each of the representations and warranties of the Acquiror Parties contained in Article V (other than the representations and warranties of the Acquiror Parties contained in Section 5.01 (Organization), Section 5.02 (Due Authorization), Section 5.14 (Capitalization), and Section 5.19 (Absence of Changes)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of

Annex A-1-65

such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect. For purposes of determining whether the failure of a representation and warranty to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect for purposes of this Section 9.03(a)(i), only effects on the Acquiror shall be considered.

(ii)  Each of the representations and warranties of the Acquiror Parties contained in Section 5.01 (Organization), Section 5.02 (Due Authorization) and Section 5.14 (Capitalization) shall be true and correct in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date). For purposes of determining whether a representation or warranty is true and correct in “all material respects” pursuant to this Section 9.03(a)(ii), only effects on Acquiror shall be considered.

(iii)  The representations and warranties of the Acquiror Parties contained in Section 5.19 (Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though then made; provided, that for the avoidance of doubt, the words “Acquiror Material Adverse Effect” in Section 5.19 shall consider only effects on the Acquiror.

(b) Agreements and Covenants. The covenants and agreements of the Acquiror Parties in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects. For purposes of determining whether any covenant or agreement of an Acquiror Party has been performed in all material respects, only effects on the Acquiror Parties as a whole shall be considered.

(c) Officer’s Certificate. Acquiror shall have delivered to Reservations.com a certificate signed by an officer of Acquiror, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d) Closing Cash Contribution. The Closing Cash Contribution shall have been completed.

(e) Available Closing Acquiror Cash. The Available Closing Acquiror Cash shall not be less than $100,000,000.

(f)  Other Closing Deliverables. On or prior to the Closing, Acquiror shall have delivered, or caused to be delivered to Reservations.com:

(i)  a certified copy of the Acquiror Charter and the Acquiror Bylaws;

(ii)  a copy of the Registration Rights Agreement, duly executed by Acquiror;

(iii)  a copy of the Subscription Agreement, duly executed by Acquiror;

(iv) a copy of the HotelPlanner.com A&R Operating Agreement, duly executed by Acquiror;

(v) copies of resolutions and actions taken by the Acquiror Board approving the Transaction Agreements and the transactions contemplated thereunder;

(vi) a report of the inspector of elections of the Special Meeting certifying the Acquiror’s shareholders’ approval of the Transaction Agreements and the transactions contemplated thereunder;

(vii) a copy of the Tax Receivable Agreement, duly executed by Acquiror; and

(viii)  (A) all other documents, instruments or certificates required to be delivered by Acquiror at or prior to the Closing pursuant to this Agreement and (B) such other documents or certificates as shall reasonably be required by Reservations.com and/or its counsel in order to consummate the Transactions.

(g) Sponsor Agreement. The Sponsor Agreement shall not have been terminated.

(h) Required HotelPlanner.com Member Approval. The Required HotelPlanner.com Member Approval shall have been obtained.

(i)  HotelPlanner.com Support Agreement. The HotelPlanner.com Support Agreement shall not have been terminated.

Annex A-1-66

Section 9.05 Frustration of Conditions. A Party may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.

Article X
TERMINATION/EFFECTIVENESS

Section 10.01 Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows:

(a) by mutual written agreement of Acquiror, HotelPlanner.com, and Reservations.com;

(b) by either Acquiror, HotelPlanner.com, or Reservations.com, if there shall be in effect any (i) Law in any jurisdiction of competent authority or (ii) Governmental Order issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that, in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Mergers and in the case of any such Governmental Order, such Governmental Order shall have become final and non-appealable, except that the right to terminate this Agreement pursuant to this Section 10.01(b) will not be available to any Party that has failed to use its commercially reasonable efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such final and non-appealable order;

(c) by Acquiror, HotelPlanner.com, or Reservations.com, if the HotelPlanner.com Effective Time has not occurred by 11:59 p.m., Eastern Time, on February 28, 2022 (the “Termination Date”); provided, that the Termination Date shall be automatically extended for an additional 60 days to the extent there is any delay to the applicable waiting or review periods, or any extension thereof, by any Governmental Authority or Nasdaq (including any specific request from any Governmental Authority or Nasdaq to delay filings or for additional time to review the Transactions) that would, or would reasonably be expected to, have the effect of delaying, impeding, hindering or preventing the review of the Transactions or issuance of clearance or approval from such Governmental Authority to the extent required to satisfy the condition set forth in Section 9.01(b); provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Mergers to be consummated by such times;

(d) by either Acquiror, HotelPlanner.com, or Reservations.com, if Acquiror fails to obtain the Required Acquiror Stockholder Approval upon vote taken thereon at the Special Meeting (or at a meeting of its stockholders following any adjournment or postponement thereof);

(e) by Acquiror if the Required HotelPlanner.com Member Approval and/or the Required Reservations.com Member Approval has not been delivered to Acquiror within one day after the date hereof;

(f)  by Acquiror, if HotelPlanner.com or Reservations.com has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform that would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied and such breach or failure to perform is not cured by HotelPlanner.com or Reservations.com, as applicable, before the earlier of (I) the fifth Business Day immediately prior to the Termination Date and (II) the 30th day following receipt of written notice from Acquiror of such breach or failure to perform; provided, that Acquiror shall not have the right to terminate this Agreement pursuant to this Section 10.01(f) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied;

(g) by HotelPlanner.com or Reservations.com, if any Acquiror Party has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied and such breach or failure to perform is not cured by such Acquiror Party before the earlier of (I) the fifth Business Day immediately prior to the Termination Date and (II) the 30th day following receipt of written notice from HotelPlanner.com or Reservations.com of such breach or failure to perform; provided, that HotelPlanner.com or Reservations.com shall not have the right to terminate this Agreement pursuant to this Section 10.01(g) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied.

Annex A-1-67

Section 10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02, if this Agreement terminates pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Fraud or any Willful Breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.05 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreements, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

Article XI
MISCELLANEOUS

Section 11.01 Waiver. At any time and from time to time prior to the HotelPlanner.com Effective Time, Acquiror, on the one hand, and HotelPlanner.com and Reservations.com, on the other hand, acting jointly, may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Law, waive compliance by the other Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that each Acquiror Party shall be deemed a single Party for purposes of this Section 11.01). Any agreement on the part of Acquiror or HotelPlanner.com and Reservations.com to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)     If to any Acquiror Party prior to the Closing, or to Acquiror after the HotelPlanner.com Effective Time:

Astrea Acquisition Corp.
55 Ocean Lane Drive, Apt. 3021
Key Biscayne, Florida 33149
Attention: Felipe Gonzalez
E-mail: fgonzalez@strongrockcap.com
with a copy (which shall not constitute notice) to:
Graubard Miller
405 Lexington Avenue, 11th Floor
New York, New York 10174
Attention:	David Alan Miller, Esq.
Jeffrey M. Gallant, Esq.
Melissa Curvino, Esq.
Email:	dmiller@graubard.com
jgallant@graubard.com
mcurvino@graubard.com

(b)    If to HotelPlanner.com prior to the Closing, or to the Surviving HotelPlanner.com Entity after the HotelPlanner.com Effective Time, to:

Lexyl Travel Technologies, LLC
205 Datura St., 10th Floor
West Palm Beach, FL 33401
Attn: Tim Hentschel, Chief Executive Officer
E-mail: tim.hentschel@HotelPlanner.com.com

Annex A-1-68

with copies (which shall not constitute notice) to:
Gunster
777 South Flagler Drive
Suite 500 East
West Palm Beach, FL 33401-6194
Attn:	David G. Bates, Esq.
Milton A. Vescovacci, Esq.
Mahesh H. Nanwani, Esq.
Robert B. Lamm, Esq.
Email:	dbates@gunster.com
mvescovacci@gunster.com
mnanwani@gunster.com
rlamm@gunster.com
Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attention:	Ryan Maierson
Tana Ryan
Navneeta Rekhi
Email:	ryan.maierson@lw.com
tana.ryan@lw.com
navneeta.rekhi@lw.com

(c)     If to Reservations.com prior to the Closing, to:

Benjamin & Brothers, LLC
390 N Orange Ave #1605
Orlando, FL 32801
Attn: Yatin Patel, Co-Founder
E-mail: yatin@reservations.com
with a copy (which shall not constitute notice) to:
Katz Teller
255 East Fifth Street, Suite 2400
Cincinnati, OH 45202
Attn:	Gabriel J. Kurcab, Esq.
Matt Kitchen
Email:	gkurcab@katzteller.com
mkitchen@katzteller.com
Stradley Ronon Stevens & Young, LLP
2005 Market Street, Suite 2600
Philadelphia, PA 19103-7018
Attn:	Thomas L. Hanley
Email:	thanley@stradley.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder

Annex A-1-69

using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 11.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

Section 11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) if the Closing occurs, each of the D&O Indemnified Persons (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 7.01, and (b) the past, present and future directors, managers, managing members, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and Representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14.

Section 11.05 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

Section 11.06 Governing Law. Except for provisions of this Agreement or aspects of the Transactions that are specifically stated to be governed by the Laws of another jurisdiction (which shall be deemed to be governed by the Laws of such other jurisdiction), this Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in the Schedules is or is not material for purposes of this Agreement. The inclusion of any item in the Schedules shall not be deemed (a) an admission of any breach or violation of any Contract or Law or (b) an admission of any liability or obligation to any third party. In addition, under no circumstances shall the disclosure of any matter in the Schedules, where a representation or warranty of any Party is limited or qualified by the materiality of the matters to which the representation or warranty is given or by a Company Material Adverse Effect imply that any other undisclosed matter having a greater value or other significance is material or would have a Company Material Adverse Effect. No Party shall be prejudiced in any manner whatsoever, and no presumptions shall be created, by virtue of the disclosure of any matter in the Schedules, which otherwise is not required to be disclosed by this Agreement.

Annex A-1-70

Section 11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the Transaction Agreements (together with the Schedules and Exhibits thereto), the Mutual Non-Disclosure Agreement dated as of February 19, 2021, by and between HotelPlanner.com and Acquiror (as amended, modified or supplemented from time to time, the “HotelPlanner.com Confidentiality Agreement”), the Mutual Non-Disclosure Agreement dated as of December 9, 2020, by and between Reservations.com and HotelPlanner.com (as amended, modified or supplemented from time to time, the “Reservations.com Confidentiality Agreement,” together with the HotelPlanner.com Confidentiality Agreement, the “Confidentiality Agreements”), the Letter Agreement Regarding Due Diligence dated as of April 17, 2021 between Acquiror and HotelPlanner.com, as amended by (i) that certain Amendment to Letter Agreement Regarding Due Diligence dated as of May 4, 2021, (ii) that certain Second Amendment to Letter Agreement Regarding Due Diligence dated as of May 19, 2021, (iii) that certain Third Amendment to Letter Agreement Regarding Due Diligence dated as of June 3, 2021, (iv) that certain Fourth Amendment to Letter Agreement Regarding Due Diligence dated as of June 30, 2021, and (v) that certain Fifth Amendment to Letter Agreement Regarding Due Diligence dated as of June 31, 2021 (as so amended, collectively, the “Letter Agreement”), and the Third Amendment to the Letter of Intent, dated as of July 26, 2021, by and between Reservations.com and HotelPlanner.com, solely as it relates to the agreement of Reservations.com and HotelPlanner.com with respect to payment of expenses, constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement, the Letter Agreement and the Confidentiality Agreements.

Section 11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by Acquiror, HotelPlanner.com, or Reservations.com in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors, managing members or managers (or other body performing similar functions) of Acquiror, HotelPlanner.com, or Reservations.com to terminate this Agreement in accordance with Section 10.01 or to cause Acquiror, HotelPlanner.com, or Reservations.com to enter into an amendment to this Agreement pursuant to this Section 11.10.

Section 11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 11.12 Jurisdiction; Waiver Of Trial By Jury.

(a) Except as otherwise expressly provided in this Agreement and subject to Section 11.12(b) below, (i) any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions and any Action for recognition and enforcement of any judgment in respect thereof shall be brought, tried and determined in the United States District Court for the District of Delaware, the Court of Chancery of the State of Delaware or any other court of the State of Delaware (collectively, the “Chosen Courts”), and (ii) each of the parties hereto hereby (A) irrevocably and unconditionally consents and submits itself and its property to the exclusive jurisdiction of such Chosen Courts (and of the appropriate appellate courts therefrom) in any such Action, (B) irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action which is brought in any such court has been brought in an inconvenient forum and (C) agrees that it shall not bring any Action based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.02 shall be deemed effective service of process on such party.

Annex A-1-71

(b) If, and only if, the Chosen Courts would not have jurisdiction over all or any portion of an Action based upon, arising out of or related to this Agreement or any of the Transactions (all or such portion of an Action so declined by the Chosen Courts, an “Arbitration Action”), the Parties involved in such Action (the “Disputing Parties”) agree that the Arbitration Action will be finally settled by binding arbitration in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association by a panel of three (3) arbitrators mutually agreeable to the Disputing Parties. If the Disputing Parties cannot mutually agree upon the selection, the arbitrators shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrators shall be directed by the Disputing Parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrators shall be directed by the Disputing Parties to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of Delaware. The arbitration will be conducted in the English language in Palm Beach County, Florida. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction. For the avoidance of doubt, nothing in this Section 11.12(b) shall prevent either party from seeking interim injunctive relief in the Chosen Courts to prevent irreparable injury pending appointment of the arbitrators pursuant to this Section 11.12(b).

Section 11.13 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS AMONG THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.14 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) Acquiror, HotelPlanner.com and Reservations.com shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that neither of Acquiror, HotelPlanner.com nor Reservations.com, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13, shall be required to provide any bond or other security in connection with any such injunction.

Section 11.15 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, manager, managing member, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any Party and (b) no past, present or future director, manager, managing member, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of

Annex A-1-72

the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Acquiror Parties or Company Parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

Section 11.16 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the HotelPlanner.com Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XI.

Section 11.17 Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties of the Company Parties in connection with the Transactions; (c) the representations and warranties in Article V constitute the sole and exclusive representations and warranties of the Acquiror Parties; (d) except for the representations and warranties in Article IV by the Company Parties and the representations and warranties in Article V by the Acquiror Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any Party or its Subsidiaries); and (e) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company Parties and the representations and warranties in Article V by the Acquiror Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third-party beneficiary thereof. Nothing in this Section 11.16 shall relieve any Party of liability in the case of Fraud or willful misconduct committed by such Party.

Section 11.18 Legal Representation.

(a) Each of Acquiror and each of the Company Parties hereby agrees on behalf of itself and its directors, members, partners, officers, employees and Affiliates (including after the Closing, the Surviving HotelPlanner.com Entity and its Subsidiaries), and each of their respective successors and assigns (all such parties, the “Waiving Parties”), that (i) each of Gunster, Yoakley & Stewart, P.A. or any successor (“Gunster”), Latham & Watkins LLP or any successor (“Latham”) and Katz Teller Brant & Hild, LPA, or any successor (together with Gunster and Latham, “Company Counsel”) may represent the Company Parties, their respective Subsidiaries or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “Company Party Group”), in each case, in connection with any legal proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding Company Counsel’s representation (or any continued representation) of any Company Parties or any member of the Company Party Group and (ii) hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. Acquiror and the Company Parties acknowledge that the foregoing provision applies whether or not Company Counsel provides legal services to any Company Party or any of their Subsidiaries after the

Annex A-1-73

Closing Date. Each of Acquiror and each of the Company Parties, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between any Company Party or any of their Subsidiaries or any member of the Company Party Group and its counsel, including Company Counsel, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or legal proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to Acquiror notwithstanding the Transactions, and instead survive, remain with and are controlled by the Company Party Group (the “Company Group Privileged Communications”), without any waiver thereof. Acquiror and the Company Parties, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Company Group Privileged Communications, whether located in the records or email server of the Company Parties or otherwise (including in the knowledge of the officers and employees of the Company Parties), in any legal proceeding against or involving any of the Parties after the Closing, and Acquiror and the Company Parties agree not to assert that any privilege has been waived as to the Company Group Privileged Communications, whether located in the records or email server of the Company Parties or otherwise (including in the knowledge of the officers and employees of the Company Parties).

(b) Each of Acquiror and each of the Company Parties hereby agrees on behalf of itself and its respective Waiving Parties, that Graubard Miller or any successor (“Graubard”) (i) may represent the Acquiror, Sponsor or any of their directors, members, partners, officers, employees or Affiliates (collectively, the “Acquiror Group”), in each case, in connection with any legal proceeding or obligation arising out of or relating to this Agreement, any Transaction Agreement or the Transactions, notwithstanding its representations (or any continued representation) of the Acquiror Group or Waiving Parties and (ii) hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising therefrom or relating thereto. The Acquiror and the Company Parties acknowledge that the foregoing provision applies whether or not Graubard provides legal services to any Company Party or any of their Subsidiaries after the Closing Date. Each of Acquiror and each of the Company Parties, for itself and the Waiving Parties, hereby further irrevocably acknowledges and agrees that all communications, written or oral, between Acquiror or any of its Affiliates and its counsel, including Graubard, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or legal proceeding arising out of or relating to, this Agreement, any Transaction Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Acquiror or the Company Parties notwithstanding the Transactions, and instead survive, remain with and are controlled by the Sponsor (the “Acquiror Privileged Communications”), without any waiver thereof. The Acquiror and the Company Parties, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Acquiror Privileged Communications, whether located in the records or email server of Acquiror, the Company Parties or otherwise (including in the knowledge of the officers and employees of Acquiror or the Company Parties), in any legal proceeding against or involving any of the Parties after the Closing, and the Acquiror and the Company Parties agree not to assert that any privilege has been waived as to the Acquiror Privileged Communications, whether located in the records or email server of Acquiror or the Company Parties or otherwise (including in the knowledge of the officers and employees of Acquiror or the Company Parties).

[SIGNATURE PAGES FOLLOW]

Annex A-1-74

IN WITNESS WHEREOF, the Parties have hereunto caused this Agreement and Plan of Merger to be duly executed as of the date hereof.

ASTREA ACQUISITION CORP.
By:	/s/ Jose Luis Cordova
Name:	Jose Luis Cordova
Title:	Chief Financial Officer
PEREGRINE MERGER SUB, LLC
By:	Astrea Acquisition Corp.,
its Sole Member
	By:	/s/ Jose Luis Cordova
	Name:	Jose Luis Cordova
	Title:	Chief Financial Officer
DOUBLE PEREGRINE MERGER SUB, LLC
By:	/s/ John Prince
Name:	John Prince
Title:	Manager
LEXYL TRAVEL TECHNOLOGIES, LLC
By:	HP Management Ventures, LLC,
its Manager
	By:	/s/ Tim Hentschel
	Name:	Tim Hentschel
	Title:	Manager
	By:	/s/ John Prince
	Name:	John Prince
	Title:	Manager
BENJAMIN & BROTHERS, LLC
By:	/s/ Yatinkumar Patel
Name:	Yatinkumar Patel
Title:	Manager

Signature Page to Agreement and Plan of Merger

Annex A-1-75

Annex A-2

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (this “Agreement”), dated as of August 9, 2021, is made by and among Astrea Acquisition Sponsor LLC, a Delaware limited liability company (“Sponsor”), Astrea Acquisition Corp., a Delaware corporation (“Acquiror”), and Lexyl Travel Technologies, LLC, a Florida limited liability company (the “Company”). Sponsor, Acquiror and the Company shall be referred to herein from time to time collectively as the “Parties.”

WHEREAS, as of the date hereof, Sponsor is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 4,607,500 shares of common stock of Acquiror, par value $0.0001 per share (“Acquiror Common Stock”), including shares of Acquiror Common Stock underlying units of Acquiror (“Acquiror Units”) held by Sponsor, and 237,500 Acquiror Warrants (the Acquiror Common Stock, Acquiror Units, Acquiror Warrants, and any other Equity Securities of Acquiror that Sponsor acquires record or beneficial ownership of after the date hereof until the Termination Date (as defined below), collectively, the “Subject Acquiror Equity Securities”);

WHEREAS, Acquiror, the Company and certain other Persons party thereto entered into the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement; and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently therewith, pursuant to which, among other things, Sponsor will vote in favor of approval of the Merger Agreement and the transactions contemplated thereby.

NOW, THEREFORE, the Parties hereby agree as follows:

1. Binding Effect of Merger Agreement. Sponsor hereby acknowledges that it has read the Merger Agreement and this Agreement and has had the opportunity to consult with its tax and legal advisors. Sponsor shall be bound by and comply with Sections 8.03(b) (Exclusivity) and 8.05 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if Sponsor was an original signatory to the Merger Agreement with respect to such provisions.

2. No Transfer. Until the earlier of (a) the HotelPlanner.com Effective Time and (b) the valid termination of the Merger Agreement in accordance with its terms (the earliest such date under clause (a) and (b) being referred to herein as the “Termination Date”), the Sponsor shall not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than any registration statement as may be required by the terms of the Merger Agreement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act (collectively “Transfer”), with respect to any Subject Acquiror Equity Securities owned by the Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Acquiror Equity Securities owned by the Sponsor or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that nothing herein shall prohibit a Transfer: (x) to officers, directors, consultants or affiliates of the Sponsor or Acquiror; (y) to the Sponsor’s stockholders, partners or members upon the Sponsor’s liquidation; or (z) with the prior written consent of Acquiror and the Company (which consent shall not be unreasonably withheld, conditioned, or delayed) by private sales made at or prior to the consummation of the Merger at prices no greater than the price at which such securities were originally purchased provided that, as a precondition to any such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Acquiror and the Company, to assume all of the obligations of the Sponsor under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 2 shall not relieve the Sponsor of its obligations under this Agreement.

Annex A-2-1

3. No Inconsistent Agreements. The Sponsor hereby covenants and agrees that it shall not, at any time prior to the Termination Date (as defined below), (i) enter into any voting agreement or voting trust with respect to any Subject Acquiror Equity Securities that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of the Sponsor’s Subject Acquiror Equity Securities that is inconsistent with the Sponsor’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

4. Registration Rights Agreement. At the Closing, the Sponsor shall deliver to the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement by and among the Company, the Sponsor, and certain of the Company’s equityholders or their respective affiliates, in substantially the form attached as Exhibit D to the Merger Agreement.

5. Agreement to Vote. Sponsor hereby agrees that from the date hereof until the Termination Date, (i) to vote (or cause to be voted) or execute and deliver a written consent (or cause a written consent to be executed and delivered) at any meeting of the shareholders of Acquiror, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought (and appear at any such meeting, in person or by proxy, or otherwise cause all of such holder’s Subject Acquiror Equity Securities to be counted as present thereat for purposes of establishing a quorum), all of Sponsor’s Subject Acquiror Equity Securities (A) in favor of the Acquiror Stockholder Matters, (B) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror (other than the Merger Agreement and the Transactions), (C) against any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement or the Transactions, (D) against any change in the business of Acquiror or any change in the Acquiror Board (other than in connection with the Required Transaction Proposals), and (E) against any proposal, action or agreement that would (1) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Transactions (including, without limitation, any action that would result in (x) a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of any Acquiror Party under the Merger Agreement or (y) any of the conditions set forth in Article 9 of the Merger Agreement not being fulfilled) or (2) change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror, (ii) not to redeem, elect to redeem or tender or submit any of its Subject Acquiror Equity Securities for redemption in connection with the Merger Agreement or the Transactions, (iii) not to commit or agree to take any action inconsistent with the foregoing, (iv) to comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of February 3, 2021, by and among Acquiror, its officers, its directors and Sponsor (the “Voting Letter Agreement”), including the obligations of Sponsor pursuant to Section 9 therein not to redeem any shares of Acquiror Common Stock owned by Sponsor in connection with the Transactions, (v) not to modify or amend any Contract between or among Sponsor and any Affiliate of such Sponsor (other than Acquiror or any of its Subsidiaries), on the one hand, and Acquiror or any of Acquiror’s Subsidiaries, on the other hand, related to the Transactions, including, for the avoidance of doubt, the Voting Letter Agreement, that certain Subscription Agreement, dated as of February 3, 2021, by and between the Sponsor and the Acquiror (the “Subscription Agreement”), and that certain Stock Escrow Agreement, dated as of February 3, 2021, by and between the Sponsor, the Acquiror, and Continental Stock Transfer & Trust Company (the “Escrow Agreement”), and (vi) to comply with the transfer restrictions set forth in the Voting Letter Agreement, Subscription Agreement, and Escrow Agreement irrespective of any release or waiver thereof, as if such transfer restrictions remain in effect until the valid termination of the Merger Agreement in accordance with Section 10 thereof or the termination of this Agreement (regardless of any earlier termination of such transfer restrictions set forth in the Voting Letter Agreement, Subscription Agreement, or Escrow Agreement).

The obligations of the Sponsor specified in this Section 5 shall apply whether or not the Transactions or any action described above is recommended by the board of directors of the Acquiror or any committee thereof or the board of directors of the Acquiror or any committee thereof has previously recommended the Transactions or such action but changed its recommendation.

6. Representations and Warranties. Sponsor represents and warrants to Acquiror and the Company as follows:

(a) Sponsor is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is formed and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Sponsor’s limited liability company powers and have been

Annex A-2-2

duly authorized by all necessary limited liability company actions on the part of Sponsor. This Agreement has been duly executed and delivered by Sponsor and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Sponsor is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of Sponsor’s shares of Acquiror Common Stock, Acquiror Units, and Acquiror Warrants, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of Acquiror Common Stock, Acquiror Units or Acquiror Warrants (other than transfer restrictions under the Securities Act)) affecting any such shares of Acquiror Common Stock, Acquiror Units, or Acquiror Warrants, other than Liens pursuant to (i) this Agreement, (ii) the Acquiror Organizational Documents, (iii) the Merger Agreement, (iv) the Voting Letter Agreement, (v) the Subscription Agreement, (vi) the Escrow Agreement, or (vii) any applicable securities Laws. Sponsor’s shares of Acquiror Common Stock, Acquiror Units, and Acquiror Warrants are the only equity securities in Acquiror owned of record or beneficially by Sponsor on the date of this Agreement, and none of Sponsor’s shares of Acquiror Common Stock, Acquiror Units, or Acquiror Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such shares of Acquiror Common Stock, Acquiror Units, or Acquiror Warrants, except as provided hereunder and under the Voting Letter Agreement. Other than the Acquiror Warrants, Sponsor does not hold or own any rights to acquire (directly or indirectly) any equity securities of Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of Acquiror.

(c) The execution and delivery of this Agreement by Sponsor does not, and the performance by Sponsor of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of Sponsor, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon Sponsor or Sponsor’s Subject Acquiror Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

(d) There are no Actions pending against Sponsor or, to Sponsor’s knowledge, threatened against Sponsor, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by Sponsor of its obligations under this Agreement.

(e) Except as described on Schedule 5.10 to the Merger Agreement, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by Sponsor, for which Acquiror or any of its Affiliates may become liable.

(f) Except as set forth in the SEC Reports, neither Sponsor nor, to the knowledge of Sponsor, any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Acquiror or its Subsidiaries.

(g) Sponsor understands and acknowledges that each of Acquiror and each Company Party is entering into the Merger Agreement in reliance upon Sponsor’s execution and delivery of this Agreement.

7. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time and (b) the valid termination of the Merger Agreement in accordance with its terms (the earliest such date under clause (a) and (b) being referred to herein as the “Termination Date”). Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (iii) Sections 7 through 9 shall each survive the termination of this Agreement, and (iv) Sections 10 through 19 shall each survive the termination of this Agreement solely to the extent related to any surviving sections. For purposes of this Section 7, (A) “Willful Breach” means, with respect

Annex A-2-3

to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the actual knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement and (B) “Fraud” means an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Section 6; provided, that such actual and intentional fraud of such Person shall only be deemed to exist if Sponsor had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by it pursuant to Section 6 were actually breached when made, with the express intention that the other Parties to this Agreement rely thereon to their detriment. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

8. No Recourse. Each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any Acquiror Non-Party Affiliate, and (b) none of the Company Non-Party Affiliates or the Acquiror Non-Party Affiliates shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby. For the purpose of this Section 10, (i) “Acquiror Non-Party Affiliate” means (A) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of either Acquiror or Sponsor and (B) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons referred to in the immediately preceding clause (i)(A) (other than, for the avoidance of doubt, Acquiror) and (ii) “Company Non-Party Affiliate” means (A) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any of its Subsidiaries (other than, for the avoidance of doubt, the Company or any of its Subsidiaries) or any family member of the foregoing Persons and (B) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in the immediately preceding clause (ii)(A) (other than, for the avoidance of doubt, the Company or any of its Subsidiaries).

9. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) Sponsor makes no agreement or understanding herein in any capacity other than in Sponsor’s capacity as a record holder and beneficial owner of the Subject Acquiror Equity Securities and (b) nothing herein will be construed to limit or affect any action or inaction expressly permitted under the Merger Agreement by any representative of Sponsor in such representative’s capacity as a member of the board of directors (or other similar governing body) of any Acquiror Party or as an officer, employee or fiduciary of any Acquiror Party or an Affiliate of Acquiror, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Acquiror Party.

10. Further Assurances. From time to time, at the Company’s or Acquiror’s reasonable request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. The Sponsor further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Acquiror, Acquiror’s Affiliates, the Company or the Company’s Affiliates or any of their respective successors and assigns challenging the transactions contemplated by this Agreement or the Merger Agreement.

11. Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement; provided, however, that Benjamin & Brothers, LLC, in its capacity as a party to the Merger Agreement, shall be a third party beneficiary of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

Annex A-2-4

12. Governing Law; Jurisdiction; Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, inducement to enter and/or performance of this Agreement (whether related to breach of contract, tortious conduct or otherwise and whether now existing or hereafter arising) shall be governed by, the internal Laws of the State of Delaware, without giving effect to any Laws (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Subject to Section 12(c), each Party, by its execution hereof, hereby (i) irrevocably submits to the exclusive jurisdiction Delaware Court of Chancery or, if jurisdiction is unavailable in the Delaware Court of Chancery, the courts of the United States located in the State of Delaware or, if jurisdiction is unavailable in the courts of the United States located in the State of Delaware, the Delaware Superior Court, for the purpose of any lawsuit between or among the Parties arising in whole or in part under or in connection with this Agreement or any other Transaction Agreement, (ii) waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such lawsuit, any claim that (A) it is not subject personally to the jurisdiction of the above-named courts, (B) its property is exempt or immune from attachment or execution, (C) any such lawsuit brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or (D) this Agreement or any other Transaction Agreement or the subject matter hereof or thereof may not be enforced in or by such court, and (iii) agrees not to commence any such lawsuit other than before one of the above-named courts. Notwithstanding the preceding sentence, a Party may commence any lawsuit in a court other than the above named courts solely for the purpose of enforcing an order issued by one of the above named courts.

(c) If, and only if, the Delaware Court of Chancery, the courts of the United States located in the State of Delaware or the Delaware Superior Court would not have jurisdiction over all or any portion of legal proceeding based upon, arising out of or related to this Agreement or any of the Transactions (all or such portion of any such legal proceeding so declined by the Delaware Court of Chancery, the courts of the United States located in the State of Delaware and the Delaware Superior Court, an “Arbitration Action”), the parties hereto agree that the Arbitration Action will be finally settled by binding arbitration in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association by a panel of 3 arbitrators mutually agreeable to the Parties. If the Parties in the Arbitration Action cannot mutually agree upon the selection, the arbitrators shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrators shall be directed by the Parties in the Arbitration Action to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrators shall be directed by the Parties in the Arbitration Action to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of Delaware. The arbitration will be conducted in the English language in Palm Beach County, Florida. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction. For the avoidance of doubt, nothing in this Section 12(c) shall prevent any party from seeking interim injunctive relief in the Delaware Court of Chancery, the courts of the United States located in the State of Delaware or the Delaware Superior Court to prevent irreparable injury pending appointment of the arbitrators pursuant to this Section 12(c).

(d) Each Party hereby (i) consents to service of process in any lawsuit between or among the Parties arising in whole or in part under or in connection with this Agreement or any other Transaction Agreement in any manner permitted by the Laws of the State of Delaware, (ii) agrees that service of process made in accordance with clause (i) above, or made by registered or certified mail, return receipt requested, at its address specified in Section 17, will constitute good and valid service of process in any such lawsuit, and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such lawsuit any claim that service of process made in accordance with clause (i) or clause (ii) above does not constitute good and valid service of process.

Annex A-2-5

(e) EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13. Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 13 shall be null and void, ab initio.

14. Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

15. Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, including the Sponsor’s obligations to vote its Subject Acquiror Equity Securities as provided in this Agreement, without proof of damages, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at applicable Law or that an award of specific performance is not an appropriate remedy for any reason at applicable Law or equity. The Parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 17 shall not be required to provide any bond or other security in connection with any such injunction.

16. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

17. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to Sponsor or, prior to the Closing, to Acquiror:

Astrea Acquisition Corp.

55 Ocean Lane Drive, Apt. 3021

Key Biscayne, Florida 33149

Attention: Felipe Gonzalez

E-mail: fgonzalez@strongrockcap.com

with a copy (which shall not constitute notice) to:

Graubard Miller

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: Jeff Gallant, Esq.

Email: jgallant@graubard.com

Annex A-2-6

If to the Company or, following the Closing, Acquiror:

Lexyl Travel Technologies, LLC

205 Datura St., 10th Floor

West Palm Beach, FL 33401

Attn: Tim Hentschel, Chief Executive Officer

E-mail: tim.hentschel@HotelPlanner.com.com

with copies (which shall not constitute notice) to:

Gunster

777 South Flagler Drive

Suite 500 East

West Palm Beach, FL 33401-6194

Attn: David G. Bates, Esq.

Milton Vescovacci, Esq.

Mahesh Nanwani, Esq.

Robert Lamm, Esq.

Email: dbates@gunster.com

mvescovacci@gunster.com

mnanwani@gunster.com

rlamm@gunster.com

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

Attention: Ryan Maierson

Tana Ryan

Navneeta Rekhi

Email: ryan.maierson@lw.com

tana.ryan@lw.com

navneeta.rekhi@lw.com

and with copies (which shall not constitute notice) to:

Katz Teller

255 E. Fifth St., Suite 2400

Cincinnati, OH 45202

Attention: Gabriel Kurcab

Email: gkurcab@katzteller.com

Stradley Ronon Stevens & Young, LLP

2005 Market Street, Suite 2600

Philadelphia, PA 19103

Attention: Thomas L. Hanley

Email: thanley@stradley.com

or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

18. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Annex A-2-7

19. Entire Agreement. This Agreement constitutes the entire agreement among the Parties relating to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter hereof exist between the Parties except as expressly set forth or referenced herein.

[Signature Pages Follow]

Annex A-2-8

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ASTREA Acquisition Sponsor LLC
By:	/s/ Jose Luis Cordova
	Name:	Jose Luis Cordova
	Title:	Managing Member
ASTREA Acquisition Corp.
By:	/s/ Jose Luis Cordova
	Name:	Jose Luis Cordova
	Title:	Chief Financial Officer

Annex A-2-9

LEXYL TRAVEL TECHNOLOGIES, LLC
By: HP Management ventures, llc, its Manager
By:	/s/ Tim Hentschel
	Name:	Tim Hentschel
	Title:	Manager
By:	/s/ John Prince
	Name:	John Prince
	Title:	Manager

Annex A-2-10

Annex A-3

MEMBER SUPPORT AGREEMENT

This MEMBER SUPPORT AGREEMENT (this “Agreement”), dated as of August 9, 2021, is made by and among Astrea Acquisition Corp., a Delaware corporation (“Acquiror”), the Persons set forth on Schedule I hereto (the “Required Members”), Lexyl Travel Technologies, LLC, a Florida limited liability company (the “Company”). The Required Members, Acquiror and the Company shall be referred to herein from time to time collectively as the “Parties.”

WHEREAS, as of the date hereof, the Required Members are the holders of such class and number of units of the Company as are indicated opposite their respective names on Schedule I attached hereto (together with any other Equity Securities of the Company that any Required Member acquires record or beneficial ownership of after the date hereof until the Termination Date (as defined below), collectively, the “Subject Company Equity Securities”);

WHEREAS, Acquiror, the Company and certain other Persons party thereto entered into the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement; and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently therewith, pursuant to which, among other things, the Required Members will not transfer the Subject Company Equity Securities until the Termination Date.

NOW, THEREFORE, the Parties hereby agree as follows:

1. Binding Effect of Merger Agreement. Each Required Member hereby acknowledges that such Required Member has read the Merger Agreement and this Agreement and has had the opportunity to consult with such Required Member’s tax and legal advisors. Each Required Member shall be bound by and comply with Sections 8.03(a) (Exclusivity) and 8.05 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Required Member was an original signatory to the Merger Agreement with respect to such provisions.

2. No Transfer.

(a) During the period commencing on the date hereof and ending on the earlier to occur of (i) the HotelPlanner.com Effective Time and (ii) the valid termination of the Merger Agreement in accordance with its terms (the earlier of such dates, the “Termination Date”), no Required Member shall (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act (collectively “Transfer”), with respect to any shares of Acquiror Common Stock, any units of Acquiror (“Acquiror Units”), Acquiror Warrants, or any other Equity Securities of Acquiror that such Required Member owns or acquires record or beneficial ownership of after the date hereof until the Termination Date, (collectively, the “Subject Acquiror Equity Securities”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Acquiror Equity Securities or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that nothing herein shall prohibit a Transfer of any Subject Acquiror Equity Securities with the prior written consent of Acquiror and the Company (which consent shall not be unreasonably withheld, conditioned, or delayed) by private sales made at or prior to the consummation of the Merger if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company and Acquiror, to assume all of the obligations of the transferring Required Member under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 2(a) shall not relieve the transferring Shareholder of its obligations under this Agreement. Any Transfer in violation of this Section 2(a) with respect to the Subject Acquiror Equity Securities shall be null and void.

Annex A-3-1

(b) During the period commencing on the date hereof and ending on the Termination Date, except in connection with the consummation of the Transactions, or with the prior written consent of Acquiror, no Required Member shall, directly or indirectly, (i) Transfer or enter into any Contract or option with respect to the Transfer of any of the Subject Company Equity Securities; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Company Equity Securities, (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii), or (iv) take any action that would make any representation or warranty of any such Required Member contained herein untrue or incorrect or have the effect of preventing or disabling such Required Member from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of any such Required Member (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company and Acquiror, to assume all of the obligations of such transferring Required Member under, and be bound by all of the terms of, this Agreement with respect to such transferred Subject Company Equity Securities; provided, further, that any Transfer permitted under this Section 2(b) shall not relieve such transferring Required Member of its obligations under this Agreement. Any Transfer in violation of this Section 2(b) with respect to the Subject Company Equity Securities shall be null and void. Nothing in this Agreement shall prohibit direct or indirect transfers of equity or other interests in a Required Member.

3. Registration Rights Agreement. On the Closing Date, the Required Members shall deliver to the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among the Company, the Sponsor, and certain of the Company’s equityholders or their respective affiliates, including the Required Members, in substantially the form attached as Exhibit D to the Merger Agreement.

4. Agreement to Vote. From the date hereof until the Expiration Time, each Required Member hereby agrees:

(i) to vote (or cause to be voted) or execute and deliver a written consent (or cause a written consent to be executed and delivered) at any meeting of the members of the Company, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the members of the Company is sought (and, in the case of a meeting of the members, appear at any such meeting, in person or by proxy, or otherwise cause all of such holder’s Subject Company Equity Securities to be counted as present thereat for purposes of establishing a quorum), all of such Required Member’s Subject Company Equity Securities:

(A) in favor of the Merger Agreement and the Transactions;

(B) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement and the Transactions);

(C) against any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement or the Transactions; and

(D) against any proposal, action or agreement that would (1) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Transactions, (2) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement, (3) result in any of the conditions set forth in Article 9 of the Merger Agreement not being fulfilled or (4) change in any manner the distribution policy or capitalization of, including the voting rights of any class of equity securities of, the Company.

(ii) not to commit or agree to take any action inconsistent with the foregoing

5. Proxy.

(a) The obligations of each Required Member specified in Section 4 shall apply whether or not the Transactions or any action described above is recommended by the manager of the Company or the manager of the Company has previously recommended the Transactions or such action but changed such recommendation.

Annex A-3-2

(b) Each Required Member hereby irrevocably and unconditionally, to the fullest extent permitted by applicable Law, appoints the Company, or any designee of the Company, for so long as the provisions of Section 4 remain in effect, as such Required Member’s attorney-in- fact and proxy with full power of substitution, to vote, express consent or dissent and otherwise act (by written consent or otherwise) with respect to the Subject Company Equity Securities, solely on the matters and in the manner specified in Section 4 and solely in the event that such Required Member fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 4. This proxy (including, for the avoidance of doubt, any voting proxy delivered pursuant to Section 4) shall be valid for the duration of this Agreement.

(c) THE PROXIES AND POWERS OF ATTORNEY GRANTED PURSUANT TO THIS SECTION 5 ARE IRREVOCABLE AND COUPLED WITH AN INTEREST. Each Required Member hereby affirms that the irrevocable proxy granted by each such Required Member pursuant to this Section 5 (including, for the avoidance of doubt, any voting proxy delivered pursuant to Section 4) is granted in consideration of the Company entering into this Agreement and the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of any such Required Member under this Agreement. The proxies and powers of attorney shall not be terminated by any act of any such Required Member or by operation of law, by lack of appropriate power or authority, or by the occurrence of any other event or events and shall be binding upon all successors, assigns, heirs, beneficiaries and legal representatives of each such Required Member. Each Required Member hereby revokes all other proxies and powers of attorney on the matters specified in this Section 5 with respect to the Subject Company Equity Securities that each such Required Member may have previously appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by any such Required Member with respect to any Subject Company Equity Securities. All authority herein conferred or agreed to be conferred shall survive the death, bankruptcy or incapacity of each such Required Member and any obligation of each such Required Member under this Agreement shall be binding upon the heirs, personal representatives, and successors of each such Required Member. The proxyholder may not exercise the proxy granted pursuant to this Section 5 on any matter except those provided in Section 4. For the avoidance of doubt, the Required Member may vote the Subject Company Equity Securities on all other matters, subject, in all cases, to the other applicable covenants, agreements and obligations set forth in this Agreement.

6. Representations and Warranties. Each Required Member, severally and not jointly, represents and warrants to Acquiror and the Company, only with respect to itself, as follows:

(a) (i) If the Required Member is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if the Required Member is not a natural person, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Required Member’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company, or organizational actions on the part of such Required Member. This Agreement has been duly executed and delivered by such Required Member and, assuming due authorization, execution and delivery by the other Parties hereto, this Agreement constitutes a legally valid and binding obligation of such Required Member, enforceable against such Required Member in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Such Required Member is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of its Subject Company Equity Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Company Equity Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Company Equity Securities, other than Liens pursuant to (i) this Agreement, (ii) the Company’s organizational documents, (iii) the Merger Agreement, or (iv) any applicable securities Laws. Such Required Member’s Subject Company Equity Securities are the only equity securities of the Company owned of record or beneficially by such Required Member on the date of this Agreement, and none of such Required Member’s Subject Company Equity Securities are subject to any proxy, voting trust or other agreement

Annex A-3-3

or arrangement with respect to the voting of such Subject Company Equity Securities, except as provided hereunder. Such Required Member does not hold or own any Subject Acquiror Equity Securities and does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of the Acquiror.

(c) The execution and delivery of this Agreement by such Required Member does not, and the performance by such Required Member of its obligations hereunder will not, (i) if the Required Member is not a natural person, conflict with or result in a violation of the organizational documents of such Required Member, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Required Member or such Required Member’s Subject Company Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Required Member of its obligations under this Agreement.

(d) There are no Actions pending against such Required Member or, to the knowledge of such Required Members, threatened against such Required Member, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Required Member of his, her or its obligations under this Agreement.

(e) Except as described on Schedule 4.24 to the Merger Agreement, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by such Required Member, for which the Company or any of its Affiliates may become liable.

(f) Such Required Member understands and acknowledges that each of Acquiror and each Company Party is entering into the Merger Agreement in reliance upon the Required Members’ execution and delivery of this Agreement.

7. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio on the Termination Date. This Agreement may also be terminated, as to each Required Member, by the written agreement of Acquiror, Reservations.com, the Company and such Required Member. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 7 through 9 shall each survive the termination of this Agreement, and (iii) Sections 11 through 19 shall each survive the termination of this Agreement solely to the extent related to any surviving sections. For purposes of this Section 7, (A) “Willful Breach” means, with respect to any agreement, a Party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such Party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such Party with the actual knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement and (B) “Fraud” means an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Section 6; provided, that such actual and intentional fraud of such Person shall only be deemed to exist if such Required Member had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by it pursuant to Section 6 were actually breached when made, with the express intention that the other Parties to this Agreement rely thereon to their detriment. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

8. No Recourse. Each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any Acquiror Non-Party Affiliate, and (b) none of the Company Non-Party Affiliates or the Acquiror Non-Party Affiliates shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the

Annex A-3-4

transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby. For purposes of this Section 8, (i) “Acquiror Non-Party Affiliate” means (A) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of either Acquiror or Sponsor and (B) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons referred to in the immediately preceding clause (i)(A) (other than, for the avoidance of doubt, Acquiror) and (ii) “Company Non-Party Affiliate” means (A) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any of its Subsidiaries (other than, for the avoidance of doubt, the Company or any of its Subsidiaries) or any family member of the foregoing Persons and (B) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in the immediately preceding clause (ii)(A) (other than, for the avoidance of doubt, the Company or any of its Subsidiaries).

9. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Required Members make no agreement or understanding herein in any capacity other than in the Required Members’ capacity as a record holder and beneficial owner of the Subject Company Equity Securities and (b) nothing herein will be construed to limit or affect any action or inaction expressly permitted under the Merger Agreement by any representative of the Required Members in such representative’s capacity as a member of the board of managers (or other similar governing body) of the Company or as an officer, employee or fiduciary of the Company or an Affiliate of the Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company.

10. Further Assurances. From time to time, at the Company’s or Acquiror’s reasonable request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. The Required Members further agree not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Acquiror, Acquiror’s Affiliates, the Company or the Company’s Affiliates or any of their respective successors and assigns challenging the transactions contemplated by this Agreement or the Merger Agreement.

11. Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute a joint venture between the Parties.

12. Governing Law; Jurisdiction; Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, inducement to enter and/or performance of this Agreement (whether related to breach of contract, tortious conduct or otherwise and whether now existing or hereafter arising) shall be governed by, the internal Laws of the State of Delaware, without giving effect to any Laws (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Subject to Section 12(c), each Party, by its execution hereof, hereby (i) irrevocably submits to the exclusive jurisdiction Delaware Court of Chancery or, if jurisdiction is unavailable in the Delaware Court of Chancery, the courts of the United States located in the State of Delaware or, if jurisdiction is unavailable in the courts of the United States located in the State of Delaware, the Delaware Superior Court, for the purpose of any lawsuit between or among the Parties arising in whole or in part under or in connection with this Agreement or any other Transaction Agreement, (ii) waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such lawsuit, any claim that (A) it is not subject personally to the jurisdiction of the above-named courts, (B) its property is exempt or immune from attachment or execution, (C) any such lawsuit brought in one of the above-named courts should be dismissed on grounds of forum non conveniens,

Annex A-3-5

should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or (D) this Agreement or any other Transaction Agreement or the subject matter hereof or thereof may not be enforced in or by such court, and (iii) agrees not to commence any such lawsuit other than before one of the above-named courts. Notwithstanding the preceding sentence, a Party may commence any lawsuit in a court other than the above named courts solely for the purpose of enforcing an order issued by one of the above named courts.

(c) If, and only if, the Delaware Court of Chancery, the courts of the United States located in the State of Delaware or the Delaware Superior Court would not have jurisdiction over all or any portion of legal proceeding based upon, arising out of or related to this Agreement or any of the Transactions (all or such portion of any such legal proceeding so declined by the Delaware Court of Chancery, the courts of the United States located in the State of Delaware and the Delaware Superior Court, an “Arbitration Action”), the Parties hereto agree that the Arbitration Action will be finally settled by binding arbitration in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association by a panel of 3 arbitrators mutually agreeable to the Parties. If the Parties in the Arbitration Action cannot mutually agree upon the selection, the arbitrators shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrators shall be directed by the Parties in the Arbitration Action to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrators shall be directed by the Parties in the Arbitration Action to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of Delaware. The arbitration will be conducted in the English language in Palm Beach County, Florida. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction. For the avoidance of doubt, nothing in this Section 12(c) shall prevent any Party from seeking interim injunctive relief in the Delaware Court of Chancery, the courts of the United States located in the State of Delaware or the Delaware Superior Court to prevent irreparable injury pending appointment of the arbitrators pursuant to this Section 12(c).

(d) Each Party hereby (i) consents to service of process in any lawsuit between or among the Parties arising in whole or in part under or in connection with this Agreement or any other Transaction Agreement in any manner permitted by the Laws of the State of Delaware, (ii) agrees that service of process made in accordance with clause (i) above, or made by registered or certified mail, return receipt requested, at its address specified in Section 17, will constitute good and valid service of process in any such lawsuit, and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such lawsuit any claim that service of process made in accordance with clause (i) or clause (ii) above does not constitute good and valid service of process.

(e) EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13. Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12 shall be null and void, ab initio.

14. Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

15. Enforcement. The Parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties hereto acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms

Annex A-3-6

and provisions hereof, including the Required Member’s obligations to vote its Required Company Equity Securities as provided in this Agreement, without proof of damages, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at applicable Law or that an award of specific performance is not an appropriate remedy for any reason at applicable Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 15 shall not be required to provide any bond or other security in connection with any such injunction.

16. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

17. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If to the Company or, following the Closing, Acquiror:

Lexyl Travel Technologies, LLC

205 Datura St., 10th Floor

West Palm Beach, FL 33401

Attn: Tim Hentschel, Chief Executive Officer

E-mail: tim.hentschel@HotelPlanner.com.com

with copies (which shall not constitute notice) to:

Gunster

777 South Flagler Drive

Suite 500 East

West Palm Beach, FL 33401-6194

Attn: David G. Bates, Esq.

Milton Vescovacci, Esq.

Mahesh Nanwani, Esq.

Robert Lamm, Esq.

Email: dbates@gunster.com

mvescovacci@gunster.com

mnanwani@gunster.com

rlamm@gunster.com

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

Attention: Ryan Maierson

Tana Ryan

Navneeta Rekhi

Email: ryan.maierson@lw.com

tana.ryan@lw.com

navneeta.rekhi@lw.com

Annex A-3-7

If prior to the Closing, to Acquiror:

Astrea Acquisition Corp.

55 Ocean Lane Drive, Apt. 3021

Key Biscayne, Florida 33149

Attention: Felipe Gonzalez

E-mail: fgonzalez@strongrockcap.com

with a copy (which shall not constitute notice) to:

Graubard Miller

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: Jeff Gallant, Esq.

Email: jgallant@graubard.com

If to the Required Members, at the address for such Required Member listed on the signature pages hereto, or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

18. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. Entire Agreement. This Agreement constitutes the entire agreement among the Parties relating to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter hereof exist between the Parties except as expressly set forth or referenced herein.

[Signature Pages Follow]

Annex A-3-8

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ASTREA Acquisition Corp.
By:
Name:
Title:
LEXYL TRAVEL TECHNOLOGIES, LLC
By: HP Management ventures, llc, its Manager
By:
	Name:	Tim Hentschel
	Title:	Manager
By:
	Name:	John Prince
	Title:	Manager

Signature Page to Member Support Agreement

Annex A-3-9

REQUIRED MEMBERS:
[•]
By:
Name:
Title:

Signature Page to Member Support Agreement

Annex A-3-10

SCHEDULE I

Required Members

Required Member	Class of Units	Number of Units

Annex A-3-11

Annex A-4

MEMBER SUPPORT AGREEMENT

This MEMBER SUPPORT AGREEMENT (this “Agreement”), dated as of August 9, 2021, is made by and among Astrea Acquisition Corp., a Delaware corporation (“Acquiror”), the Persons set forth on Schedule I hereto (the “Required Members”), and Benjamin & Brothers, LLC, a Florida limited liability company (the “Company”). The Required Members, Acquiror and the Company shall be referred to herein from time to time collectively as the “Parties.”

WHEREAS, as of the date hereof, the Required Members are the holders of such class and number of units of the Company as are indicated opposite their respective names on Schedule I attached hereto (together with any other Equity Securities of the Company that any Required Member acquires record or beneficial ownership of after the date hereof until the Termination Date (as defined below), collectively, the “Subject Company Equity Securities”);

WHEREAS, Acquiror, the Company and certain other Persons party thereto entered into the Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement; and

WHEREAS, the Merger Agreement contemplates that the Parties will enter into this Agreement concurrently therewith, pursuant to which, among other things, the Required Members will not transfer the Subject Company Equity Securities until the Termination Date.

NOW, THEREFORE, the Parties hereby agree as follows:

1. Binding Effect of Merger Agreement. Each Required Member hereby acknowledges that such Required Member has read the Merger Agreement and this Agreement and has had the opportunity to consult with such Required Member’s tax and legal advisors. Each Required Member shall be bound by and comply with Sections 8.03(a) (Exclusivity) and 8.05 (Confidentiality; Publicity) of the Merger Agreement (and any relevant definitions contained in any such Sections) as if such Required Member was an original signatory to the Merger Agreement with respect to such provisions.

2. No Transfer.

(a) During the period commencing on the date hereof and ending on the earlier to occur of (i) the HotelPlanner.com Effective Time and (ii) the valid termination of the Merger Agreement in accordance with its terms (the earlier of such dates, the “Termination Date”), no Required Member shall (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC (other than the Proxy Statement) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act (collectively “Transfer”), with respect to any shares of Acquiror Common Stock, any units of Acquiror (“Acquiror Units”), Acquiror Warrants, or any other Equity Securities of Acquiror that such Required Member owns or acquires record or beneficial ownership of after the date hereof until the Termination Date, (collectively, the “Subject Acquiror Equity Securities”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Acquiror Equity Securities or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii); provided, however, that nothing herein shall prohibit a Transfer of any Subject Acquiror Equity Securities with the prior written consent of Acquiror and the Company (which consent shall not be unreasonably withheld, conditioned, or delayed) by private sales made at or prior to the consummation of the Merger if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company and Acquiror, to assume all of the obligations of the transferring Required Member under, and be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 2(a) shall not relieve the transferring Shareholder of its obligations under this Agreement. Any Transfer in violation of this Section 2(a) with respect to the Subject Acquiror Equity Securities shall be null and void.

Annex A-4-1

(b) During the period commencing on the date hereof and ending on the Termination Date, except in connection with the consummation of the Transactions, or with the prior written consent of Acquiror, no Required Member shall, directly or indirectly, (i) Transfer or enter into any Contract or option with respect to the Transfer of any of the Subject Company Equity Securities; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Company Equity Securities, (iii) publicly announce any intention to effect any transaction specified in clauses (i) or (ii), or (iv) take any action that would make any representation or warranty of any such Required Member contained herein untrue or incorrect or have the effect of preventing or disabling such Required Member from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of any such Required Member (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company and Acquiror, to assume all of the obligations of such transferring Required Member under, and be bound by all of the terms of, this Agreement with respect to such transferred Subject Company Equity Securities; provided, further, that any Transfer permitted under this Section 2(b) shall not relieve such transferring Required Member of its obligations under this Agreement. Any Transfer in violation of this Section 2(b) with respect to the Subject Company Equity Securities shall be null and void. Nothing in this Agreement shall prohibit direct or indirect transfers of equity or other interests in a Required Member.

3. Registration Rights Agreement. On the Closing Date, the Required Members shall deliver to the Company a duly executed copy of that certain Amended and Restated Registration Rights Agreement, by and among the Company, the Sponsor, and certain of the Company’s equityholders or their respective affiliates, including the Required Members, in substantially the form attached as Exhibit D to the Merger Agreement.

4. Agreement to Vote. From the date hereof until the Expiration Time, each Required Member hereby agrees:

(i) to vote (or cause to be voted) or execute and deliver a written consent (or cause a written consent to be executed and delivered) at any meeting of the members of the Company, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the members of the Company is sought (and, in the case of a meeting of the members, appear at any such meeting, in person or by proxy, or otherwise cause all of such holder’s Subject Company Equity Securities to be counted as present thereat for purposes of establishing a quorum), all of such Required Member’s Subject Company Equity Securities:

(A) in favor of the Merger Agreement and the Transactions;

(B) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company (other than the Merger Agreement and the Transactions);

(C) against any proposal in opposition to approval of the Merger Agreement or in competition with or inconsistent with the Merger Agreement or the Transactions; and

(D) against any proposal, action or agreement that would (1) impede, frustrate, prevent or nullify any provision of this Agreement, the Merger Agreement or the Transactions, (2) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of the Company under the Merger Agreement, (3) result in any of the conditions set forth in Article 9 of the Merger Agreement not being fulfilled or (4) change in any manner the distribution policy or capitalization of, including the voting rights of any class of equity securities of, the Company.

(ii) not to commit or agree to take any action inconsistent with the foregoing.

5. Proxy.

(a) The obligations of each Required Member specified in Section 4 shall apply whether or not the Transactions or any action described above is recommended by the co-managers of the Company or the co-managers of the Company have previously recommended the Transactions or such action but changed such recommendation.

Annex A-4-2

(b) Each Required Member hereby irrevocably and unconditionally, to the fullest extent permitted by applicable Law, appoints the Company, or any designee of the Company, for so long as the provisions of Section 4 remain in effect, as such Required Member’s attorney-in- fact and proxy with full power of substitution, to vote, express consent or dissent and otherwise act (by written consent or otherwise) with respect to the Subject Company Equity Securities, solely on the matters and in the manner specified in Section 4 and solely in the event that such Required Member fails to perform or otherwise comply with the covenants, agreements or obligations set forth in Section 4. This proxy (including, for the avoidance of doubt, any voting proxy delivered pursuant to Section 4) shall be valid for the duration of this Agreement.

(c) THE PROXIES AND POWERS OF ATTORNEY GRANTED PURSUANT TO THIS SECTION 5 ARE IRREVOCABLE AND COUPLED WITH AN INTEREST. Each Required Member hereby affirms that the irrevocable proxy granted by each such Required Member pursuant to this Section 5 (including, for the avoidance of doubt, any voting proxy delivered pursuant to Section 4) is granted in consideration of the Company entering into this Agreement and the Merger Agreement and that such irrevocable proxy is given to secure the performance of the duties of any such Required Member under this Agreement. The proxies and powers of attorney shall not be terminated by any act of any such Required Member or by operation of law, by lack of appropriate power or authority, or by the occurrence of any other event or events and shall be binding upon all successors, assigns, heirs, beneficiaries and legal representatives of each such Required Member. Each Required Member hereby revokes all other proxies and powers of attorney on the matters specified in this Section 5 with respect to the Subject Company Equity Securities that each such Required Member may have previously appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by any such Required Member with respect to any Subject Company Equity Securities. All authority herein conferred or agreed to be conferred shall survive the death, bankruptcy or incapacity of each such Required Member and any obligation of each such Required Member under this Agreement shall be binding upon the heirs, personal representatives, and successors of each such Required Member. The proxyholder may not exercise the proxy granted pursuant to this Section 5 on any matter except those provided in Section 4. For the avoidance of doubt, the Required Member may vote the Subject Company Equity Securities on all other matters, subject, in all cases, to the other applicable covenants, agreements and obligations set forth in this Agreement.

6. Representations and Warranties. Each Required Member, severally and not jointly, represents and warrants to Acquiror and the Company, only with respect to itself, as follows:

(a) (i) If the Required Member is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if the Required Member is not a natural person, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Required Member’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company, or organizational actions on the part of such Required Member. This Agreement has been duly executed and delivered by such Required Member and, assuming due authorization, execution and delivery by the other Parties hereto, this Agreement constitutes a legally valid and binding obligation of such Required Member, enforceable against such Required Member in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b) Such Required Member is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, all of its Subject Company Equity Securities, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Company Equity Securities (other than transfer restrictions under the Securities Act)) affecting any such Subject Company Equity Securities, other than Liens pursuant to (i) this Agreement, (ii) the Company’s organizational documents, (iii) the Merger Agreement, or (iv) any applicable securities Laws. Such Required Member’s Subject Company Equity Securities are the only equity securities of the Company owned of record or beneficially by such Required Member on the date of this Agreement, and none of such Required Member’s Subject Company Equity Securities are subject to any proxy, voting trust or other agreement

Annex A-4-3

or arrangement with respect to the voting of such Subject Company Equity Securities, except as provided hereunder. Such Required Member does not hold or own any Subject Acquiror Equity Securities and does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of the Acquiror.

(c) The execution and delivery of this Agreement by such Required Member does not, and the performance by such Required Member of its obligations hereunder will not, (i) if the Required Member is not a natural person, conflict with or result in a violation of the organizational documents of such Required Member, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Required Member or such Required Member’s Subject Company Equity Securities), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Required Member of its obligations under this Agreement.

(d) There are no Actions pending against such Required Member or, to the knowledge of such Required Members, threatened against such Required Member, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Required Member of his, her or its obligations under this Agreement.

(e) Except as described on Schedule 4.24 to the Merger Agreement, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by such Required Member, for which the Company or any of its Affiliates may become liable.

(f) Such Required Member understands and acknowledges that each of Acquiror and each Company Party is entering into the Merger Agreement in reliance upon the Required Members’ execution and delivery of this Agreement.

7. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio on the Termination Date. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 7 through 9 shall each survive the termination of this Agreement, and (iii) Sections 11 through 19 shall each survive the termination of this Agreement solely to the extent related to any surviving sections. For purposes of this Section 7, (A) “Willful Breach” means, with respect to any agreement, a Party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such Party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such Party with the actual knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement and (B) “Fraud” means an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Section 6; provided, that such actual and intentional fraud of such Person shall only be deemed to exist if such Required Member had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by it pursuant to Section 6 were actually breached when made, with the express intention that the other Parties to this Agreement rely thereon to their detriment. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

8. No Recourse. Each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any Acquiror Non-Party Affiliate, and (b) none of the Company Non-Party Affiliates or the Acquiror Non-Party Affiliates shall have any liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or

Annex A-4-4

omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby. For purposes of this Section 8, (i) “Acquiror Non-Party Affiliate” means (A) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of either Acquiror or Sponsor and (B) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons referred to in the immediately preceding clause (i)(A) (other than, for the avoidance of doubt, Acquiror) and (ii) “Company Non-Party Affiliate” means (A) any officer, director, employee, partner, member, manager, direct or indirect equityholder or Affiliate of the Company or any of its Subsidiaries (other than, for the avoidance of doubt, the Company or any of its Subsidiaries) or any family member of the foregoing Persons and (B) each of the former, current or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in the immediately preceding clause (ii)(A) (other than, for the avoidance of doubt, the Company or any of its Subsidiaries).

9. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Required Members make no agreement or understanding herein in any capacity other than in the Required Members’ capacity as a record holder and beneficial owner of the Subject Company Equity Securities and (b) nothing herein will be construed to limit or affect any action or inaction expressly permitted under the Merger Agreement by any representative of the Required Members in such representative’s capacity as a member of the board of managers (or other similar governing body) of the Company or as an officer, employee or fiduciary of the Company or an Affiliate of the Company, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of the Company.

10. Further Assurances. From time to time, at the Company’s or Acquiror’s reasonable request and without further consideration, each Party shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. The Required Members further agree not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against Acquiror, Acquiror’s Affiliates, the Company or the Company’s Affiliates or any of their respective successors and assigns challenging the transactions contemplated by this Agreement or the Merger Agreement.

11. Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason of this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute a joint venture between the Parties.

12. Governing Law; Jurisdiction; Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation, inducement to enter and/or performance of this Agreement (whether related to breach of contract, tortious conduct or otherwise and whether now existing or hereafter arising) shall be governed by, the internal Laws of the State of Delaware, without giving effect to any Laws (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Subject to Section 12(c), each Party, by its execution hereof, hereby (i) irrevocably submits to the exclusive jurisdiction Delaware Court of Chancery or, if jurisdiction is unavailable in the Delaware Court of Chancery, the courts of the United States located in the State of Delaware or, if jurisdiction is unavailable in the courts of the United States located in the State of Delaware, the Delaware Superior Court, for the purpose of any lawsuit between or among the Parties arising in whole or in part under or in connection with this Agreement or any other Transaction Agreement, (ii) waives and agrees not to assert, by way of motion, as a defense or otherwise, in any such lawsuit, any claim that (A) it is not subject personally to the jurisdiction of the above-named courts, (B) its property is exempt or immune from attachment or execution, (C) any such lawsuit brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or (D) this Agreement or any other Transaction Agreement or the subject matter hereof or thereof may not be enforced in or by such court, and (iii) agrees not to commence any such lawsuit other than before one

Annex A-4-5

of the above-named courts. Notwithstanding the preceding sentence, a Party may commence any lawsuit in a court other than the above named courts solely for the purpose of enforcing an order issued by one of the above named courts.

(c) If, and only if, the Delaware Court of Chancery, the courts of the United States located in the State of Delaware or the Delaware Superior Court would not have jurisdiction over all or any portion of legal proceeding based upon, arising out of or related to this Agreement or any of the Transactions (all or such portion of any such legal proceeding so declined by the Delaware Court of Chancery, the courts of the United States located in the State of Delaware and the Delaware Superior Court, an “Arbitration Action”), the Parties hereto agree that the Arbitration Action will be finally settled by binding arbitration in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association by a panel of 3 arbitrators mutually agreeable to the Parties. If the Parties in the Arbitration Action cannot mutually agree upon the selection, the arbitrators shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrators shall be directed by the Parties in the Arbitration Action to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrators shall be directed by the Parties in the Arbitration Action to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of Delaware. The arbitration will be conducted in the English language in Palm Beach County, Florida. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction. For the avoidance of doubt, nothing in this Section 12(c) shall prevent any Party from seeking interim injunctive relief in the Delaware Court of Chancery, the courts of the United States located in the State of Delaware or the Delaware Superior Court to prevent irreparable injury pending appointment of the arbitrators pursuant to this Section 12(c).

(d) Each Party hereby (i) consents to service of process in any lawsuit between or among the Parties arising in whole or in part under or in connection with this Agreement or any other Transaction Agreement in any manner permitted by the Laws of the State of Delaware, (ii) agrees that service of process made in accordance with clause (i) above, or made by registered or certified mail, return receipt requested, at its address specified in Section 17, will constitute good and valid service of process in any such lawsuit, and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such lawsuit any claim that service of process made in accordance with clause (i) or clause (ii) above does not constitute good and valid service of process.

(e) EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS EXECUTED AND DELIVERED IN CONNECTION HEREWITH, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13. Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 12 shall be null and void, ab initio.

14. Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

15. Enforcement. The Parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The Parties hereto acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, including the Required Member’s obligations to vote its Required Company Equity Securities as provided in this Agreement, without proof of damages, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of

Annex A-4-6

the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at applicable Law or that an award of specific performance is not an appropriate remedy for any reason at applicable Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 15 shall not be required to provide any bond or other security in connection with any such injunction.

16. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

17. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service or (d) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

If prior to the Closing, to the Company:

Benjamin & Brothers, LLC

390 N Orange Ave #1605

Orlando, FL 32801

Attn: Yatin Patel, Co-Founder

E-mail: yatin@reservations.com

with a copy (which shall not constitute notice) to:

Katz Teller

255 East Fifth Street, Suite 2400

Cincinnati, OH 45202

Attn: Gabriel J. Kurcab, Esq.

Email: gkurcab@katzteller.com

If prior to the Closing, to Acquiror:

Astrea Acquisition Corp.

55 Ocean Lane Drive, Apt. 3021

Key Biscayne, Florida 33149

Attention: Felipe Gonzalez

E-mail: fgonzalez@strongrockcap.com

with a copy (which shall not constitute notice) to:

Graubard Miller

405 Lexington Avenue, 11th Floor

New York, New York 10174

Attention: Jeff Gallant, Esq.

Email: jgallant@graubard.com

If to the Company or Acquiror following the Closing:

Lexyl Travel Technologies, LLC

205 Datura St., 10th Floor

West Palm Beach, FL 33401

Attn: Tim Hentschel, Chief Executive Officer

E-mail: tim.hentschel@HotelPlanner.com.com

Annex A-4-7

with copies (which shall not constitute notice) to:

Gunster

777 South Flagler Drive

Suite 500 East

West Palm Beach, FL 33401-6194

Attn: David G. Bates, Esq.

Milton Vescovacci, Esq.

Mahesh Nanwani, Esq.

Robert Lamm, Esq.

Email: dbates@gunster.com

mvescovacci@gunster.com

mnanwani@gunster.com

rlamm@gunster.com

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

Attention: Ryan Maierson

Tana Ryan

Navneeta Rekhi

Email: ryan.maierson@lw.com

tana.ryan@lw.com

navneeta.rekhi@lw.com

If to the Required Members, at the address for such Required Member listed on the signature pages hereto, or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

18. Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. Entire Agreement. This Agreement constitutes the entire agreement among the Parties relating to the subject matter hereof and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the subject matter hereof exist between the Parties except as expressly set forth or referenced herein.

[Signature Pages Follow]

Annex A-4-8

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ASTREA Acquisition Corp.
By:
Name:
Title:
BENJAMIN & BROTHERS, LLC
By:
Name:
Title:

Signature Page to Member Support Agreement
Annex A-4-9

REQUIRED MEMBERS:
[•]
By:
Name:
Title:

Signature Page to Member Support Agreement

Annex A-4-10

SCHEDULE I

Required Members

Required Member	Class of Units	Number of Units

Annex A-4-11

Annex B-1

Form of Second Amended and Restated Certificate of Incorporation

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
ASTREA ACQUISITION CORP.

________________________________

ASTREA ACQUISITION CORP. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.      The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 10, 2020, and the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on [________ __], both under the name Astrea Acquisition Corp.

2.      This Second Amended and Restated Certificate of Incorporation (this “Second Amended and Restated Certificate”) has been declared advisable by the board of directors of the Corporation (the “Board”) and was duly adopted by the stockholders of the Corporation and duly executed and acknowledged by the officers of the Corporation in accordance with Sections 103, 242 and 245 of the DGCL.

4.      The Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

FIRST:
NAME

Section 1.1         The name of the Corporation is

HotelPlanner Inc.

SECOND:
REGISTERED AGENT AND OFFICE

Section 2.1         The Corporation’s registered office in the State of Delaware is located at 1013 Centre Road, Suite 403-B, in the City of Wilmington, County of New Castle. The name and address of its registered agent is VCORP SERVICES, LLC, 1013 Centre Road, Suite 403-B, Wilmington, Delaware 19805.

THIRD:
PURPOSE

Section 3.1         The nature of the business or objects or purposes proposed to be transacted, promoted or carried on are as follows:

(a)         To conduct any and all lawful business, both in the State of Delaware (except such as it may not be permissible for a corporation organized under Article 1 of the General Corporation Law of the State of Delaware to conduct within said State), and in all other states and territories, in the District of Columbia, and in all dependencies, colonies or possessions of the United States, and in foreign countries and places; and to purchase, lease and otherwise acquire, hold, possess and convey and otherwise dispose of real and personal property in all such states and places to the extent that the same may be permissible under the laws thereof.

(b)         To do each and everything necessary, suitable, convenient or proper for the accomplishment of any of the purposes, or the attainment of any one or all of the objects hereinbefore enumerated or incidental to the powers herein named, or which shall at any time appear conducive to or expedient for the protection or benefit of the Corporation, either as holder of or interested in any property, or otherwise; and to have all the rights, powers and privileges now or hereafter conferred by the laws of the State of Delaware upon corporations organized under Article 1 of the DGCL. The Corporation shall not exercise banking powers not permitted to a corporation so organized.

Annex B-1-1

Section 3.2         The foregoing clauses shall be construed both as objects and powers, and it is hereby expressly provided that the enumeration herein of specific objects and powers shall not be held to limit or restrict in any manner the general powers of the Corporation.

FOURTH:
CAPITAL STOCK

Section 4.1         Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, that the Corporation shall have authority to issue is Three Hundred Eighty Million (380,000,000) shares, consisting of Three Hundred Seventy-Five Million (375,000,000) shares of common stock (the “Common Stock”), including (a) Three Hundred Million (300,000,000) shares of Class A Common Stock and (b) Seventy-Five Million (75,000,000) shares of Class B Common Stock; and Five Million (5,000,000) shares of preferred stock (the “Preferred Stock”).

Section 4.2         Preferred Stock. The Board of Directors of the Corporation (the “Board”) is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as, a “Preferred Stock Designation”) to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of the majority of the voting power of all of the then-outstanding shares of all classes of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such Preferred Stock holders is required pursuant to the provisions established by the Board of Directors in the Preferred Stock Designation or Preferred Stock Designations establishing the series of Preferred Stock; and if such holders of such Preferred Stock are so entitled to vote thereon, then, the only stockholder approval required shall be the affirmative vote of a majority of the shares of the Common Stock and the Preferred Stock so entitled to vote, voting together as a single class. Where the number of shares of a series of Preferred Stock shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the Preferred Stock Designation originally fixing the number of shares of the series.

Section 4.3         Common Stock.

(a)         General. Except as may otherwise be provided in this Second Amended and Restated Certificate of Incorporation, each share of Common Stock shall have identical rights and privileges in every respect. Common Stock shall be subject to the express terms of Preferred Stock and any series thereof.

(b)         Voting. Except as otherwise required by law, or this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation):

(i)          The holders of the Common Stock shall exclusively possess all voting power, and each share of Common Stock shall have one (1) vote on all matters properly submitted to the stockholders of the Corporation on which the holders of shares of Common Stock are entitled to vote, and the holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders. Each holder of Common Stock shall be entitled to notice of any stockholders’ meeting in accordance with the by-laws of the Corporation (the “By-Laws”), as in effect at the time in question, and applicable law on all matters put to a vote of the stockholders of the Corporation.

(ii)         At any annual or special meeting of the stockholders of the Corporation, holders of the Common Stock, voting together as a single class, shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders; provided, however, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, the holders of Common Stock and the Preferred Stock shall vote together as a single class.

(iii)       Notwithstanding the foregoing, holders of shares of a class of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation that relates solely to the terms of any other class of Common Stock, or relates solely to the terms of any one or more outstanding series of Preferred Stock, if the holders of such affected class of Common Stock or affected series of Preferred

Annex B-1-2

Stock, as applicable, are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) or the DGCL.

(c)         Dividends. Subject to the prior rights and preferences, if any, applicable to shares of Preferred Stock or any class or series thereof:

(i)          The holders of shares of Class A Common Stock shall be entitled to receive ratably in proportion to the number of shares of Class A Common Stock held by them such dividends and distributions (payable in cash, stock or otherwise), if any, as may be declared thereon by the Board at any time and from time to time out of any funds of the Corporation legally available therefor.

(ii)         Dividends and other distributions shall not be declared or paid on the Class B Common Stock unless (x) the dividend consists of shares of Class B Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class B Common Stock paid proportionally with respect to each outstanding share of Class B Common Stock and (y) a dividend consisting of shares of Class A Common Stock or of rights, options, warrants or other securities convertible or exercisable into or exchangeable for shares of Class A Common Stock on equivalent terms is simultaneously paid to the holders of Class A Common Stock.

(iii)       If dividends are declared on the Class A Common Stock or the Class B Common Stock that are payable in shares of Common Stock, or securities convertible into, or exercisable or exchangeable for Common Stock, the dividends payable to the holders of Class A Common Stock shall be paid only in shares of Class A Common Stock (or securities convertible into, or exercisable or exchangeable for Class A Common Stock), the dividends payable to the holders of Class B Common Stock shall be paid only in shares of Class B Common Stock (or securities convertible into, or exercisable or exchangeable for Class B Common Stock), and such dividends shall be paid in the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively (or securities convertible into, or exercisable or exchangeable for the same number of shares (or fraction thereof) on a per share basis of the Class A Common Stock and Class B Common Stock, respectively).

(d)         Liquidation, Dissolution or Winding Up of the Corporation. Subject to applicable law, the rights, if any, of holders of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, and the payment in full of any distribution of preferential amounts, if any, the holders of shares of Class A Common Stock shall be entitled to receive all the remaining assets and funds of the Corporation available for distribution to stockholders, ratably in proportion to the number of shares of Common stock held by them; and the holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation upon the occurrence of any such event. A dissolution, liquidation or winding-up of the Corporation, as such terms are used in this paragraph (d), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

(e)         Redemption of Class B Shares. Shares of Class B Common Stock shall be redeemable for shares of Class A Common Stock on the terms and subject to the conditions set forth in the Second Amended and Restated Operating Agreement of HotelPlanner.com dated as of [______ __], 2021, as it may be amended from time to time in accordance with its terms (the “LLC Agreement”). The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon redemption of the outstanding shares of Class B Common Stock for shares of Class A Common Stock pursuant to the LLC Agreement, such number of shares of Class A Common Stock that shall be issuable upon any such redemption pursuant to the LLC Agreement; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its or its affiliates’ obligations in respect of any such redemption of shares of Class B Common Stock pursuant to the LLC Agreement by delivering (either directly or indirectly through an affiliate) to the holder of shares of Class B Common Stock upon such redemption, in lieu of newly issued shares of Class A Common Stock, cash in the amount permitted by and provided in the LLC Agreement or shares of Class A Common Stock that are held in the treasury of the Corporation. All shares of Class A Common Stock that may be issued upon any such redemption shall, upon issuance in accordance with the LLC Agreement, be validly issued, fully paid and non-assessable. All shares of Class B Common Stock redeemed shall be cancelled.

Annex B-1-3

(f)         The number of authorized shares of Class A Common Stock, Class B Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the then-outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of either Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Section 4.4         Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

Section 4.5         Authority of the Board. The Board shall have power to issue the authorized shares of stock of the Corporation from time to time for such consideration as they may fix and as may be permitted by law.

Section 4.6         No Preemptive Rights. No holder of stock shall be entitled, as of right, to subscribe for, purchase or receive any part of any authorized but unissued stock, or of any new or additional issue of stock, preferred or common, or of bonds, notes, debentures or other securities convertible into stock, but all such unissued, new or additional shares of stock or bonds, notes, debentures or other securities convertible into stock, may be issued and disposed of by the Board to such person or persons and on such terms and for such consideration (so far as may be permitted by law) as the Board in its absolute discretion may deem advisable.

FIFTH:
BOARD OF DIRECTORS

Section 5.1         Board Powers.

(a)         The business and affairs of the Corporation shall be managed by or under the direction of the Board. In addition to the powers and authorities herein or by statute expressly conferred upon them, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the DGCL, this Second Amended and Restated Certificate of Incorporation of Incorporation, and the By-Laws.

(b)         The Board shall have the power, without the assent or vote of the stockholders, to make, alter or amend or repeal the By-Laws, as provided in the By-Laws; provided, however, that any By-Laws so made, altered or amended by the directors may be altered or repealed by the stockholders of the Corporation; and provided further, however, that no By-Law made, altered or amended by the stockholders shall invalidate any prior act of the Board that would have been valid if such By-Laws had not been adopted.

Section 5.2         Number, Classification, Term and Election.

(a)         Number. The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of Preferred Stock, voting separately as a class or series, shall be fixed pursuant to the By-Laws. From time to time the number of directors may be increased or decreased in accordance with the By-Laws, provided that, in no case shall the number of directors be less than five.

(b)         Classification. Subject to the provisions of Section 5.5, hereof, the Board shall be divided into three classes, as nearly equal in number as possible, and designated Class I, Class II and Class III. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Second Amended and Restated Certificate of Incorporation (and therefore such classification) becomes effective in accordance with the DGCL. Subject to Section 5.5, if the number of directors that constitutes the full Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible.

Annex B-1-4

(c)         Term. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate of Incorporation; the terms of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate of Incorporation; and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate of Incorporation. Subject to Section 5.5, at each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Second Amended and Restated Certificate of Incorporation, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term and shall hold office until the annual meeting for the year in which his or her term expires and until the election and qualification of their respective successors in office, subject, however, to their earlier death, resignation, retirement, disqualification or removal. Subject to Section 5.5, if the number of directors that constitutes the full Board is decreased, in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director.

(b)         Election. Subject to the rights of the holders of one or more series of Preferred Stock, voting separately by class or series, to elect directors pursuant to the terms of one or more series of Preferred Stock, the election of directors each year at the annual meeting of stockholders shall be determined by the affirmative vote of a majority of the votes cast by the holders of shares present or represented by proxy at the meeting and entitled to vote thereon; provided, however, that if the number of nominees exceeds the number of directors to be elected, as determined by the Secretary of the Corporation, the directors shall be elected by a plurality of the votes cast. Unless and except to the extent that the By-Laws shall so require, the election of directors need not be by written ballot. Holders of shares of Common Stock shall not have cumulative voting rights with regard to the election of directors.

Section 5.3         Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from the death, resignation, retirement, disqualification, removal of a director or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4         Removal. Subject to Section 5.5, a director or the entire Board may be removed from office only for cause, and only by the affirmative vote of the holders of two-thirds of the voting power of all of the then outstanding shares of all classes of the capital stock of the Corporation entitled to vote thereon.

Section 5.5         Preferred Stock Directors. Notwithstanding any other provision of this Article FIFTH, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed in accordance with the provisions established by the Board in the Preferred Stock Designation or Preferred Stock Designations establishing the series of Preferred Stock pursuant to which such director was elected; and such directors shall not be included in any of the classes created pursuant to this Article FIFTH, unless expressly provided by such terms.

Section 5.6         Quorum. A quorum for the transaction of business by the directors shall be set forth in the By-Laws.

SIXTH:
DIVIDENDS

Section 6.1         Dividends. The Board may declare and pay dividends on the Common Stock out of the surplus or net earnings of the Corporation. Subject to the rights of holders of any series of outstanding Preferred Stock, in the event of any liquidation, dissolution or winding up, whether voluntary or involuntary, of the Corporation, all assets and funds of the Corporation shall be distributed and paid to the holders of the Common Stock pro rata according to the number of shares by them respectively held.

Annex B-1-5

SEVENTH:
TERM

Section 7.1         Term. The Corporation is to have perpetual existence.

EIGHTH:
LIABILITY OF STOCKHOLDERS

Section 8.1         Liability of Stockholders. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatsoever.

NINTH:
REGULATION OF THE BUSINESS

Section 9.1         Certain Provisions. The following provisions are inserted for the regulation of the business and for the conduct of the affairs of the Corporation, and to create, define, limit, and regulate the powers of the Corporation and of its directors and stockholders:

(a)         The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

(b)         A director of this Corporation shall not, in the absence of fraud, be disqualified by his or her office from dealing or contracting with the Corporation, either as vendor, purchaser or otherwise, nor in the absence of fraud shall any transaction or contract of the Corporation be void or voidable by reason of the fact that any director, any firm of which any director is a member, or any Corporation of which any director is a stockholder or director, is in any way interested in such transaction or contract, provided that such transaction or contract is or shall be authorized, ratified or approved either (i) by vote of the majority of a quorum of the Board or of any duly authorized committee of the Board, without counting in such majority or quorum any director so interested, or a member of a firm so interested, or a stockholder or director of a corporation so interested; or (ii) by vote at a stockholders’ meeting of the holders of record of a majority of all the outstanding shares of the capital stock of the Corporation, or by writing or writings signed by a majority of such holders; nor shall any director be liable to account to the Corporation for any profit realized by him or her from or through any such transaction or contract of the Corporation ratified or approved as aforesaid, by reason of the fact that he or she, or any firm of which he or she is a member, or any corporation of which he or she is a stockholder or director, was interested in such transaction or contract. Nothing herein contained shall create any liability in the events above described, or prevent the authorization, ratification or approval of such contracts or transactions in any other manner provided by law.

TENTH:
LIMITATION OF LIABILITY; INDEMNIFICATION, ETC.

Section 10.1       Limitation of Personal Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If, after approval by the stockholders of this Article TENTH, the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Section 10.1 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Annex B-1-6

Section 10.2       Indemnification. To the fullest extent authorized or permitted by the DGCL, as now or hereafter in effect, the Corporation shall indemnify, any director or officer of the Corporation who was or is a party to, or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee or employee of another corporation, partnership, joint venture, trust or other enterprise, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. The right to indemnification conferred by this Section 10.2 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition, provided that such director or officer presents to the Corporation a written undertaking to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under this Article TENTH or otherwise. Notwithstanding the foregoing, except for proceedings to enforce any director’s or officer’s rights to indemnification or to advancement of expenses, the Corporation shall not be obligated to indemnify or advance expenses to any director or officer (or such director’s or officer’s heirs, executors or personal or legal representatives) in connection with any proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized by the Board.

Section 10.3       Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.

Section 10.4       Non-Exclusivity of Rights. The rights and authority conferred in this Article TENTH shall neither be exclusive of, nor be deemed in limitation of, any rights to which any person may otherwise be or become entitled or permitted under this Second Amended and Restated Certificate of Incorporation of Incorporation, the By-Laws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Section 10.5       Persons Other Than Directors and Officers. This Article TENTH shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to, or to purchase and maintain insurance on behalf of, persons other than those persons described in the first sentence of Section 10.2 of this Article TENTH or to advance expenses to persons other than directors and officers of the Corporation.

Section 10.6       Effect of Modifications. Any amendment, repeal or modification of any provision contained in this Article TENTH shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors or officers) and shall not adversely affect any right or protection of any current or former director or officer of the Corporation existing at the time of such amendment, repeal or modification with respect to any acts or omissions occurring prior to such amendment, repeal or modification.

ELEVENTH:
STOCKHOLDERS

Section 11.1       Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of the stockholders of the Corporation may be called only by the chairman of the Board, the chief executive officer of the Corporation or the Board, and the ability of the stockholders to call a special meeting of the stockholders is hereby specifically denied.

Section 11.2       Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the By-Laws.

Annex B-1-7

Section 11.3       Action by Written Consent. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders, and may not be effected by written consent of the stockholders.

Section 11.4       Examination of Books and Records. No stockholder, or stockholders holding less than forty percent (40%) of the total stock issued shall be entitled to an examination of the books of account or documents or papers or vouchers of the Corporation, except by a resolution of the Board giving such privileges; and an examination shall then be had only at the time and place, in the manner, to the extent and by the person named in such resolution of the Board, excepting always from this restriction such corporate records as are by statute open to the inspection of stockholders. This restriction shall not be construed to limit the right or power of any officer of the Corporation to examine the books, papers or vouchers of the Corporation.

TWELFTH:
EXCLUSIVE FORUM FOR CERTAIN ACTIONS

Section 12.1       Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the “Court of Chancery”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, or any director or officer or other employee of the Corporation arising pursuant to any provision of the Delaware General Corporation Law or this Second Amended and Restated Certificate of Incorporation of Incorporation or the By-Laws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim against the Corporation, or any director or officer or other employee of the Corporation governed by the internal affairs doctrine; and, if brought outside of the State of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel; except for, as to each of (i) through (iv), above, (A) any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (B) any claim which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, (C) any claim for which the Court of Chancery does not have subject matter jurisdiction, or (D) any action arising under the Securities Act of 1933, as amended, as to which the Court of Chancery and the federal district court for the District of Delaware shall have concurrent jurisdiction. Notwithstanding the foregoing, the provisions of this Section 12.1 shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Section 12.1.

Section 12.2       Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1, immediately above, is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1, immediately above (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 12.3       Severability. If any provision or provisions of this Article TWELFTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article TWELFTH (including, without limitation, each portion of any sentence of this Article TWELFTH containing any such provision held to be invalid, illegal or unenforceable

Annex B-1-8

that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH.

THIRTEENTH:
AMENDMENT

Section 13.1       Amendment of the Certificate of Incorporation. Except as herein otherwise expressly provided, the Corporation reserves the right to amend, alter, change or repeal any provision herein contained, in the manner now or hereafter prescribed by this Second Amended and Restated Certificate of Incorporation or by law. All rights conferred on stockholders hereunder are granted subject to this provision, and all rights, preferences and privileges herein conferred upon stockholders of the Corporation by and pursuant to this Second Amended and Restated Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article THIRTEENTH. In addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, the affirmative vote of the holders of a majority of the voting power of all then-outstanding shares of all classes of the capital stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision of this Second Amended and Restated Certificate of Incorporation.

FOURTEENTH:
CORPORATE OPPORTUNITY DOCTRINE

Section 14.1       The doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Certificate of Incorporation or in the future. In addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of the Corporation unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of the Corporation and such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue.

FIFTEENTH
COMPROMISE OR ARRANGEMENT WITH CREDITORS OR STOCKHOLDERS

Section 15.1       Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them, and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

[Signature Page Follows]

Annex B-1-9

IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation, which restates and integrates, and further amends the provisions of the Certificate of Incorporation of the Corporation, as heretofore amended and supplemented; and having been proposed by the Board of Directors of the Corporation and duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the Delaware General Corporation Law, has been executed by its duly authorized officers, this [____] day of [_______], 2021.

Hotel Planner Inc. a Delaware corporation
By:	/s/
[_________________, its___________________]

{SEAL}

Attest:
/s/
[_______________, Secretary]

Annex B-1-10

Annex B-2

BY-LAWS OF HOTELPLANNER INC.

AS AMENDED AND RESTATED THROUGH [__________], 2021

ARTICLE I
SHAREHOLDERS

Section 1.           Place, Date and Time of Holding Annual Meetings. Annual meetings of stockholders shall be held at such place, within or without the State of Delaware, and time and on such date as shall be determined from time to time by the Board of Directors (the “Board”) and stated in the notice of the meeting; provided, however, that the Board may in its sole discretion determine that the annual meeting shall be held solely by means of remote communication pursuant to Section 8 of this Article I. In the absence of a resolution adopted by the Board establishing such place, date and time, the annual meeting shall be held at the principal offices of HotelPlanner Inc. (the “Corporation”), [on the third Wednesday in May of each year at 9:00 A.M.] (local time). At each annual meeting, the stockholders shall vote on the election of directors and may transact any other business as may properly be brought before the meeting.

Section 2.           Voting.

(a)         In General. Each outstanding share of common stock of the Corporation is entitled to one vote on each matter submitted to a vote. Except as provided below, all actions shall be authorized by a majority of the votes cast, unless a greater vote is required by law or by the Certificate of Incorporation. A stockholder may vote shares of the Corporation’s capital stock that are entitled to be voted and are owned by such stockholder either in person or by proxy in any manner permitted by the Delaware General Corporation Law; provided, that no proxy shall be valid more than eleven (11) months after its date, unless otherwise provided in the proxy. Any copy, telecommunication or other reproduction of the writing or transmission created pursuant to this Section may be substituted or used in lieu of the original writing or transmission, provided that such copy, telecommunication, or other reproduction shall be a complete reproduction of the entire original writing or transmission.

(b)         Election of Directors. A nominee for election as a director shall be elected by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote on the election of directors with respect to such nominee at any meeting for the election of directors at which a quorum is present; provided, however, that if the number of nominees exceeds the number of directors to be elected, as determined by the secretary of the Corporation, the directors shall be elected by a plurality of the votes cast. In an election of directors, a majority of the votes cast means that the number of votes cast “for” a nominee must exceed 50% of the votes cast with respect to such nominee (excluding abstentions).

Section 3.           Quorum. Except as otherwise required by law or provided in any preferred stock designation, the holders shares representing at least a majority of the voting power of the issued and outstanding shares of the capital stock of the Corporation, present in person or by proxy, shall constitute a quorum at all meetings of stockholders. Where a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series present in person or by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

Section 4.           Adjournment of Meetings. In the absence of a quorum or for any other reason, the chairperson of the meeting may adjourn the meeting from time to time. If the adjournment is not for more than thirty (30) days, the adjourned meeting may be held without notice, other than an announcement at the meeting. If the adjournment is for more than thirty (30) days, or if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at such meeting. At any such adjourned meeting, at which a quorum is present, any business may be transacted that might have been transacted at the meeting originally called.

Section 5.           Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of the series, special meetings of the stockholders of the Corporation, for any purpose or purposes, may only be called by the person or persons specified in the Certificate of Incorporation. Each special meeting shall be held at such date, time, and place, either within or without the State of Delaware, as may be stated in the notice of the meeting.

Annex B-2-1

Section 6.           Notice of Stockholders Meeting. Notice, stating the place, date, hour and purpose of an annual or special meeting shall be given by the secretary of the Corporation, not less than ten (10) nor more than sixty (60) days before the date of the meeting, to each stockholder entitled to vote at such meeting.

Section 7.           Organization. The chairperson of the Board shall preside at all meetings of the stockholders of the Corporation, or in his or her absence or inability to act, the chief executive officer, or, in his or her absence or inability to act, the person whom the chairperson of the Board appoints, will act as chairman of, and preside at, the meeting. The secretary of the Corporation shall act as secretary at all meetings of the stockholders, and in the secretary’s absence, the chairperson of the meeting may appoint a secretary of the meeting.

The Board shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate, or convenient. Subject to such rules and regulations of the Board, if any, the chairperson of the meeting shall have the right and the authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing (i) an agenda or order of business for the meeting, (ii) rules and procedures for maintaining order at the meeting and the safety of those present, (iii) limitations on participation in such meetings to stockholders of record of the Corporation and their duly authorized and constituted proxies, and such other persons as the chairperson of the meeting shall permit, (iv) restrictions on entries to the meeting after the time affixed for the commencement thereof, (v) limitations on the time allotted to the questions or comments by participants, and (vi) regulation of the opening and closing of the polls for balloting and matters which are to be voted on by ballot. Unless and to the extent determined by the Board or the chairperson of the meeting, meetings of the stockholders of the Corporation shall not be required to be held in accordance with rules of parliamentary procedure.

Section 8.           Remote Communication. If authorized by the Board, in its sole discretion, and subject to such guidelines and procedures as the Board may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication:

(a)         participate in a meeting of stockholders; and

(b)         be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication; provided that:

(i)          the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder;

(ii)         the Corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and

(iii)       if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

Section 9.           Inspectors of Election. The Board, in advance of any meeting of stockholders, may, and will if required by applicable law, appoint one or more inspectors, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and make a written report of the meeting. The Board may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting, the person presiding at the meeting will appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, will take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors will (i) ascertain the number of shares outstanding and the voting power of each; (ii) determine the shares represented at the meeting, the existence of a quorum, and the validity of proxies and ballots; (iii) count all votes and ballots; (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (iv) certify their determination of the number of shares represented at the meeting and their count of all votes and ballots. The inspectors may appoint or retain other persons or entities to assist the inspectors in the performance of their duties. Unless otherwise provided by the Board, the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting will be announced at the meeting. No ballot, proxies, votes, or any revocation thereof or change thereto, will be accepted by

Annex B-2-2

the inspectors after the closing of the polls unless the Court of Chancery of the State of Delaware upon application by a stockholder determines otherwise. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for office at an election may serve as an inspector at such election.

Section 10.         Record Date. The Board, in order to determine the stockholders entitled to notice of and to vote at any meeting of the stockholders of the Corporation or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, shall fix in advance a record date, which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, nor more than sixty (60) days prior to any other action; and in such case, only such stockholders as shall be stockholders of record on the date so fixed shall be entitled to such notice of or to vote at such meeting or any adjournment thereof, or be entitled to receive payment of any such dividend or other distribution or allotment of any rights or be entitled to exercise any such rights in respect of stock or to take any such other lawful action, as the case may be, notwithstanding any transfer of any stock on the books of the Corporation after any such record date fixed as aforesaid.

Section 11.         Nature of Business; Notice of Stockholder Business.

(a)         Annual Meetings of Stockholders. At any annual meeting of stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be: (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (B) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors, or (C) otherwise properly brought before the meeting by a stockholder (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 11(a) and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in this Section 11(a).

With respect to nominations by a stockholder of persons for election to the Board, only nominations made by the stockholder in accordance with the notice and other requirements set forth in Article I, Section 12 of these By-Laws, as applicable, will be considered for election at such meeting. With respect to any business (other than director nominations):

(i)          In order for business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of the Corporation, and such business must be a proper matter for stockholder action under the General Corporation Law of the State of Delaware.

(ii)         Subject to Section 11(a)(iv), in order to be timely, a stockholder’s notice with respect to an annual meeting, must be delivered to or mailed and received by the secretary at the principal executive offices of the Corporation not later than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event no annual meeting was held in the previous year, or the date of the annual meeting has been changed by more than thirty (30) days, to be timely, notice by the stockholder must be so received not later than the close of business on the later of (x) one hundred and twenty (120) days in advance of such annual meeting, or (y) ten (10) days following the date on which public announcement of the date of the meeting is first made. The public announcement of an adjournment or postponement of an annual meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 11(a)(ii). For purposes of these By Laws, the term “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, the Associated Press or comparable national news service, or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or any successor thereto (the “1934 Act”).

(iii)       A stockholder’s notice to the secretary of the Corporation shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (A) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend these By-Laws, the language of the proposed amendment) and the reasons for conducting such business at the annual meeting, (B) the name and record address, as they appear on the Corporation’s books, of the stockholder proposing such business;

Annex B-2-3

and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (C) the class or series and number of shares of the capital stock of the Corporation that are beneficially owned and owned of record by the stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (D) any material interest of the stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business, (E) a description of any agreements, arrangements or understandings (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that have been entered into as of the date of the stockholder’s notice between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, and whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, with respect to securities of the Corporation, (F) a representation that such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the annual meeting to bring such business before the meeting, and (G) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the 1934 Act, in such stockholder’s capacity as a proponent of a stockholder proposal, and any other information reasonably requested by the Corporation to allow it to satisfy its obligations under applicable law.

(iv)        Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the Corporation’s proxy statement and form of proxy for a stockholders’ meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act.

(v)         Notwithstanding anything in these By-Laws to the contrary, no business (other than the nominations for the election of directors) shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section 11(a). The chairperson of the meeting shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting and in accordance with the provisions of this Section 11(a), and, if he or she should so determine, he or she shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted.

(vi)        In addition to the provisions of this Section 11(a), a stockholder shall also comply with all applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 11(a) shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act.

(b)         Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board at a special meeting of stockholders at which directors are to be elected, pursuant to the Corporation’s notice of meeting, may only be made in accordance with Article I, Section 12.

Section 12.         Election of Directors; Notice of Nomination of Directors.

(a)         Except as may be otherwise provided by the terms of one or more series of Preferred Stock, with respect to the rights of holders of one or more series of Preferred Stock to elect directors, only persons who are nominated in accordance with the procedures set forth in this Article I, Section 12 shall be eligible for election as directors. Nominations of persons for election to the Board may be made at an annual meeting of stockholders, or at a special meeting of stockholders called for the purpose of electing directors. Nominations may be made (i) by or at the direction of the Board, or (ii) at an annual meeting by any stockholder of the Corporation (x) who is a stockholder of record entitled to vote at such annual meeting on the date of the giving of the notice provided for in this Section 12, and on the record date for the determination of stockholders entitled to vote at such annual meeting, and (y) who complies with the notice procedures set forth in this Section 12.

(b)         Nominations by a stockholder at an annual meeting pursuant to this Section 12 shall be made pursuant to timely notice in writing to and received by the secretary of the Corporation in accordance with the provisions of Section 11(a)(ii) of Article I. In the case of a special meeting of stockholders called for the purpose of electing directors, notice in writing to and received by the secretary of the Corporation not later than the close of business on the 10th day following the day on which public announcement of the date of the special meeting is

Annex B-2-4

first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting or special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described in this Section 12(b).

(c)         Notwithstanding anything in paragraph (b) to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting is greater than the number of directors whose terms expire on the date of the annual meeting and there is no public announcement by the Corporation naming all of the nominees for the additional directors to be elected or specifying the size of the increased Board before the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders, a stockholder’s notice required by this Section 12 shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase that are to be filled by election at such annual meeting, if it shall be received by the secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 10th day following the date on which such public announcement was first made by the Corporation.

(d)         To be in proper written form, such stockholder’s notice to the secretary of the Corporation shall set forth (i) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the Corporation which are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee or any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case, pursuant to Regulation 14A under the 1934 Act (including, without limitation, such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and (ii) as to such stockholder giving notice, the information required to be provided pursuant to Section 11 of Article I. At the request of the Board, any person nominated by a stockholder for election as a director shall furnish to the secretary of the Corporation that information required to be set forth in the stockholder’s notice of nomination pertaining to the nominee. The chairperson of the meeting shall, if the facts warrant, determine and declare at the meeting that nomination was not made in accordance with the procedures prescribed by these By-Laws, and if he or she should so determine, he or she shall so declare at the meeting, and the defective nomination shall be disregarded.

(e)         In addition to the provisions of this Section 12, a stockholder shall also comply with all of the applicable requirements of the 1934 Act and the rules and regulations thereunder with respect to the matters set forth herein. Nothing in this Section 12 shall be deemed to affect any rights of the holders of Preferred Stock to elect directors pursuant to the Certificate of Incorporation.

Section 13.         Action by Written Consent. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders, and may not be effected by written consent of the stockholders

ARTICLE II
DIRECTORS

Section 1.           Number and Term and Classes of Directors. The whole Board shall consist of not less than [five (5)] nor more than [fifteen (15)] members, the exact number to be set from time to time by resolution of the Board. No decrease in the number of directors shall shorten the term of any incumbent director. In absence of the Board setting the number of directors, the number shall be [five (5)]. The members of the Board shall be elected each year, at the annual meeting of stockholders, to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified or until their earlier death, resignation, retirement, disqualification or removal.

Section 2.           Regular Meetings. Regular meetings of the Board shall be held at such times as the Board may determine from time to time.

Annex B-2-5

Section 3.           Special Meetings. Special meetings of the Board may be called by the chairperson of the Board, the Chief Executive Officer of the Corporation, or by [any two] [a majority] of the directors by written request to the secretary.

Section 4.           Notice of Meetings. The secretary of the Corporation shall give notice of all meetings of the Board by mailing the notice at least three days before each meeting, or by telephoning the directors, or sending notice to the directors by electronic transmission, not later than one (1) day before the meeting. The notice shall state the time, date and place of the meeting, which shall be determined by the chairperson of the Board, or, in absence of a chairperson, by the secretary of the Corporation, unless otherwise determined by the person or persons calling the meeting.

Section 5.           Quorum and Voting. A majority of the directors holding office shall constitute a quorum for the transaction of business. Except as otherwise specifically required by law or by the Certificate of Incorporation of the Corporation or by these By-Laws, any action required to be taken shall be authorized by a majority of the directors present at any meeting at which a quorum is present.

Section 6.           Participation in Meetings; Action by Unanimous Consent. Members of the Board, or any committee thereof, may participate in a meeting by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting. Action may be taken by the Board or any committee without a meeting if all members thereof consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of the proceedings of the Board or the committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 7.           General Powers of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board.

Section 8.           Chairperson. At all meetings of the Board, the chairperson of the Board shall preside. In the absence of a chairperson, or in the case of a vacancy in the office of the chairperson, a director selected by the chairperson of the Board or, if he or she fails to do so, a chairperson selected by a majority of the directors present, shall preside at the meeting.

Section 9.           Compensation of Directors. Directors and members of any committee of the Board shall be entitled to such reasonable compensation and fees for their services as shall be fixed from time to time by resolution of the Board and shall also be entitled to reimbursement for reasonable expenses incurred in attending meetings of the Board and any committee thereof, except that a director who is an officer or employee of the Corporation shall receive no compensation or fees for serving as a director or a committee member.

ARTICLE III
COMMITTEES OF THE BOARD

Section 1.           Committees of the Board. The Board shall designate an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, and such other committees as the Board deems advisable. Subject to applicable law, each committee shall have and may exercise the powers and authority of the Board to the extent provided in the charters of each committee adopted by the full Board in one or more resolutions.

Section 2.           Election of Committee Members. The members of each committee shall be elected by the Board and shall serve until the first meeting of the Board after the annual meeting of stockholders and until their successors are elected and qualified or until the members’ earlier resignation or removal. The Board may designate the chairperson and vice chairperson of each committee. Vacancies may be filled by the Board at any meeting.

Section 3.           Procedure/Quorum/Notice. The committee chairperson, or a majority of the members of any committee, may call a meeting of that committee. A quorum of any committee shall consist of a majority of its members unless otherwise provided by resolution of the Board. The majority vote of a quorum shall be required for the transaction of business. The secretary or the chairperson of the committee shall give notice of all meetings of the committee by mailing the notice to the members of the committee at least three (3) days before each meeting or by telephoning the members or sending the notice to members by electronic transmission, not later than one (1) day

Annex B-2-6

before the meeting. The notice shall state the time, date and place of the meeting, which shall be determined by the chairperson of the committee, or, in absence of a chairperson, by the secretary of the committee, unless otherwise determined by the person or persons calling the meeting. Each committee shall fix its other rules of procedure.

ARTICLE IV
NOTICE AND WAIVER OF NOTICE

Section 1.           Notice. Any notice required to be given to stockholders, directors, or members of any Board committee under these By-Laws, the Certificate of Incorporation or by law may be given by mailing the same, addressed to the person entitled thereto, at such person’s last known post office address, and such notice shall be deemed to be given at the time of such mailing. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law.

Section 2.           Waiver of Notice. Whenever any notice is required to be given under these By-Laws, the Certificate of Incorporation or by law, a written waiver thereof, signed by the person entitled to notice, or a waiver given by such person by electronic transmission, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of any regular or special meeting of the stockholders, directors or a committee of directors need be specified in any written waiver of notice.

ARTICLE V
OFFICERS

Section 1.           Officers of the Corporation. The officers of the Corporation shall be elected by the Board and shall include a chairperson of the Board, a chief executive officer, a president, one or more vice presidents, a secretary, and such other officers and assistant officers as the Board may determine. Two or more offices may be held by the same person.

Section 2.           Election of Officers. The Board shall elect officers at the meeting of the Board immediately preceding or following each annual meeting of stockholders, each to serve until his or her successor is elected and qualified or until his or her earlier resignation or removal. The Board may elect other officers at any time.

Section 3.           Removal. Each officer and assistant officer shall be subject to removal at any time, with or without cause, by the affirmative vote of a majority of the entire Board.

Section 4.           Chairperson of the Board. The chairperson of the Board shall preside over meetings of the Board and shall consult and advise with the Board and committees thereof on the business and the affairs of the Corporation. The chairperson of the Board shall have such other duties as may be assigned by the Board.

Section 5.           Chief Executive Officer. The chief executive officer of the Corporation, subject to the overall direction and supervision of the Board and committees thereof, shall be in general charge of the affairs of the Corporation, and shall consult and advise with the Board and committees thereof on the business and the affairs of the Corporation. The chief executive officer of the Corporation shall have the power to make and execute contracts and other instruments, including powers of attorney, on behalf of the Corporation and to delegate such power to others.

Section 6.           President. The president of the Corporation shall have such powers and perform such duties, including those of chief operating officer of the Corporation, as may be assigned by the Board or by the chief executive officer of the Corporation. In the absence or disability of the president of the Corporation, his or her duties shall be performed by the chief executive officer of the Corporation or such persons as the Board or the chief executive officer of the Corporation may designate. The president of the Corporation shall also have the power to make and execute contracts on the Corporation’s behalf and to delegate such power to others.

Section 7.           Vice Presidents. Each vice president of the Corporation shall have such powers and perform such duties as may be assigned to the officer by the Board or by the chief executive officer of the Corporation.

Annex B-2-7

Section 8.           Secretary. The secretary of the Corporation shall keep minutes of all meetings of the stockholders and of the Board, and shall keep, or cause to be kept, minutes of all meetings of committees of the Board, except where such responsibility is otherwise fixed by the Board. The secretary of the Corporation shall issue all notices for meetings of the stockholders and Board and shall have charge of and keep the seal of the Corporation and shall affix the seal attested by the secretary’s signature to such instruments as may properly require same. The secretary of the Corporation shall cause to be kept such books and records as the Board, the chairperson of the Board, the chief executive officer of the Corporation, or the president of the Corporation may require; and shall cause to be prepared, recorded, transferred, issued, sealed and cancelled certificates of stock as required by the transactions of the Corporation and its stockholders. The secretary of the Corporation shall attend to such correspondence and such other duties as may be incident to the office of the secretary or assigned by the Board, the chairperson of the Board, the chief executive officer or the president of the Corporation. In the absence of the secretary, an assistant secretary is authorized to assume the duties herein imposed upon the secretary of the Corporation.

Section 12.         Other Officers and Assistant Officers. Each other officer and assistant officer of the Corporation shall have such powers and shall perform such duties as may be assigned from time to time by the Board, the chief executive officer of the Corporation, the president or any vice president of the Corporation, and which are not inconsistent with the powers and duties granted and assigned by these By-Laws or the Board.

ARTICLE VI
RESIGNATIONS; FILLING OF VACANCIES

Section 1.           Resignations. Any director, member of a committee, or officer may resign at any time. Such resignation shall be made by notice to the chairperson of the Board or the secretary of the Corporation in writing or by electronic transmission and shall take effect at the time specified therein, and, if no time be specified, at the time of its receipt by the chairperson of the Board or the secretary of the Corporation. The acceptance of a resignation shall not be necessary to make it effective.

Section 2.           Filling of Vacancies. If the office of any director becomes vacant, the directors in office, although less than a quorum, or, if the number of directors is increased, the directors in office, may elect any qualified person to fill such vacancy. In the case of a vacancy in the office of a director caused by an increase in the number of directors, the person so elected shall hold office until the next annual meeting of stockholders, or until his or her successor shall be elected and qualified. In the case of a vacancy in the office of a director resulting otherwise than from an increase in the number of directors, the person so elected to fill such vacancy shall hold office for the unexpired term of the director whose office became vacant. If the office of any officer becomes vacant, the chairperson of the Board may appoint any qualified person to fill such vacancy temporarily until the Board elects any qualified person for the unexpired portion of the term. Such person shall hold office for the unexpired term and until the officer’s successor shall be duly elected and qualified or until the officer’s earlier resignation or removal.

ARTICLE VII
INDEMNIFICATION

Section 1.           Indemnification of Directors, Officers, Employees and Agents. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he or she is or was a director, officer, or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Annex B-2-8

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, or employee of the Corporation, or is or was serving at the request of the Corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Notwithstanding the foregoing, except with respect to a proceeding to enforce rights to indemnification or advancement of expenses under this Article VII, the Corporation shall be required to indemnify a person under this Article VII in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board.

Section 2.           Expenses. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise, in whole or in part, in defense of any action, suit or proceeding referred to in Section 1 or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. The entitlement to expenses under this Section shall include any expenses incurred by a director, officer, employee or agent of the Corporation in connection with any action, suit or proceeding brought by such director, officer, employee or agent to enforce a right to indemnification or payment of expenses under this Article. If successful in whole or in part in any such action, suit or proceeding, or in any action, suit or proceeding brought by the Corporation to recover a payment of expenses pursuant to the terms of an undertaking provided in accordance with Section 4, the director, officer, employee or agent also shall be entitled to be paid the expense of prosecuting or defending such action, suit or proceeding.

Section 3.           Procedure for Receiving Indemnification. To receive indemnification under this By-Law, a director, officer, employee or agent of the Corporation shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to him or her and reasonably necessary to determine his or her entitlement to indemnification. Upon receipt by the Corporation of a written request for indemnification, a determination, if required by applicable law, with respect to a claimant’s request shall be made: (1) by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, even though less than a quorum; or (2) by a committee, of such directors designated by majority vote of such directors, even though less than a quorum; or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (4) by the stockholders. The determination of a claimant’s entitlement to indemnification shall be made within a reasonable time, and in any event within no more than 60 days, after receipt by the Corporation of a written request for indemnification, together with the supporting documentation required by this Section. The burden of establishing that a claimant is not entitled to be indemnified under this Article or otherwise shall be on the Corporation.

Section 4.           Payment of Expenses. Except as expressly provided in the last sentence of this Section, expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding within 30 days after receipt by the Corporation of a statement requesting payment of such expenses. Such statement shall evidence the expenses incurred by the claimant and shall include an undertaking by or on behalf of the claimant to repay such expenses if it shall ultimately be determined, by final judicial decision from which there is no further right to appeal, that he or she is not entitled to be indemnified by the Corporation as authorized by this Article. The burden of establishing that a claimant is not entitled to payment of expenses under this Article or otherwise shall be on the Corporation. Any such payment shall not be deemed to be a loan or extension or arrangement of credit by or on behalf of the Corporation. Notwithstanding the foregoing, a plea of guilty to a felony charge arising out of misconduct committed by such person in his or her capacity as (a) a director, officer, employee, or agent of the Corporation; (b) a director, officer, employee, or agent of, or in a similar capacity with respect to, any subsidiary or joint venture of the Corporation or other entity or enterprise referred to in Section 1 of this Article IV; or (c) a fiduciary, trustee, or administrator or in

Annex B-2-9

a similar capacity with respect to any employee benefit plan or other plan or program sponsored by the Corporation or any subsidiary of the Corporation will, for purposes of the mandatory advancement of expenses provided in the preceding sentence, constitute a final disposition of such action or proceeding.

Section 5.           Provisions Non-Exclusive; Survival of Rights. The indemnification and payment of expenses provided by or granted pursuant to this Article shall not be deemed exclusive of any other rights to which those indemnified or those who receive payment of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 6.           Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article.

Section 7.           Authority to Enter into Indemnification Agreements. The Corporation shall have the power to enter into contracts with any director, officer, employee or agent of the Corporation in furtherance of the provisions of this Article to provide for the payment of such amounts as may be appropriate, in the discretion of the Board, to effect indemnification and payment of expenses as provided in this Article.

Section 8.           No Duplication of Payments. The Corporation’s obligation, if any, to indemnify or pay expenses to any person under this Article shall be reduced to the extent such person has otherwise received payment (under any insurance policy, indemnity clause, bylaw, agreement, vote or otherwise).

ARTICLE VIII
CAPITAL STOCK

Section 1.           Form and Execution of Certificates. The certificates of shares of the capital stock of the Corporation shall be in such form as shall be approved by the Board. The certificates shall be signed by the chairperson of the Board or the chief executive officer or the president, or a vice president of the Corporation, and by the secretary or an assistant secretary or the treasurer or an assistant treasurer of the Corporation. Each certificate of stock shall certify the number of shares owned by the stockholder in the Corporation.

A facsimile of the seal of the Corporation may be used in connection with the certificates of stock of the Corporation, and facsimile signatures of the officers named in this Section may be used in connection with said certificates. In the event any officer whose facsimile signature has been placed upon a certificate shall cease to be such officer before the certificate is issued, the certificate may be issued with the same effect as if such person was an officer at the date of issue.

Section 2.           Record Ownership. All certificates shall be numbered appropriately and the names of the owners, the number of shares and the date of issue shall be entered in the books of the Corporation. The Corporation shall be entitled to treat the holder of record of any share of stock as the holder in fact thereof and accordingly shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any other person, whether or not it shall have express or other notice thereof, except as required by the laws of Delaware.

Section 3.           Transfer of Shares. Upon surrender to the Corporation or to a transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, it shall be the duty of the Corporation, if it is satisfied that all provisions of law regarding transfers of shares have been duly complied with, to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

Section 4.           Lost, Stolen or Destroyed Stock Certificates. Any person claiming a stock certificate in lieu of one lost, stolen or destroyed shall give the Corporation an affidavit as to such person’s ownership of the certificate and of the facts which go to prove that it was lost, stolen or destroyed. The person shall also, if required by the Board, give the Corporation a bond, sufficient to indemnify the Corporation against any claims that may be made against

Annex B-2-10

it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate. Any vice president or the secretary or any assistant secretary of the Corporation is authorized to issue such duplicate certificates or to authorize any of the transfer agents and registrars to issue and register such duplicate certificates.

Section 5.           Regulations. The Board from time to time may make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of shares.

Section 6.           Transfer Agent and Registrar. The Board may appoint such transfer agents and registrars of transfers as may be deemed necessary and may require all stock certificates to bear the signature of either or both.

ARTICLE IX
SEAL

Section 1.           Seal. The Board shall provide a suitable seal containing the name of the Corporation, the year of its creation, and the words, “CORPORATE SEAL, DELAWARE,” or other appropriate words. The secretary of the Corporation shall have custody of the seal.

ARTICLE X
FISCAL YEAR

Section 1.           Fiscal Year. The fiscal year of the Corporation shall be the calendar year.

ARTICLE XI
AMENDMENTS

Section 1.           Directors May Amend By-Laws. The Board shall have the power to make, amend and repeal the By-Laws of the Corporation.

Section 2.           By-Laws Subject to Amendment by Stockholders. All By-Laws shall be subject to amendment, alteration, or repeal by the stockholders entitled to vote at any annual meeting or at any special meeting.

Annex B-2-11

Annex B-3

FORM OF

SECOND AMENDED AND RESTATED

OPERATING AGREEMENT

of

LEXYL TRAVEL TECHNOLOGIES, LLC

Dated as of [•], 2021

THE UNITS AND OTHER INTERESTS IN LEXYL TRAVEL TECHNOLOGIES, LLC HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY OTHER APPLICABLE SECURITIES LAWS, AND HAVE BEEN OR ARE BEING ISSUED IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY SUCH OTHER SECURITIES LAWS. SUCH INTERESTS MAY BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR OTHERWISE TRANSFERRED OR DISPOSED OF AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS; (II) THE TERMS AND CONDITIONS OF THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT; AND (III) ANY OTHER TERMS AND CONDITIONS AGREED TO IN WRITING BETWEEN THE MANAGER AND ANY HOLDER OF SUCH UNITS AND OTHER INTERESTS.

Page

ARTICLE I. DEFINITIONS
Section 1.01	Definitions	B-3-1
Section 1.02	Other Definitional and Interpretative Provisions	B-3-12

ARTICLE II. THE COMPANY
Section 2.01	Continuation of the Company	B-3-12
Section 2.02	Name	B-3-12
Section 2.03	Term	B-3-12
Section 2.04	Registered Agent and Registered Office	B-3-12
Section 2.05	Purposes	B-3-13
Section 2.06	Powers of the Company	B-3-13
Section 2.07	Partnership Tax Status	B-3-13
Section 2.08	Regulation of Internal Affairs	B-3-13
Section 2.09	Ownership of Property	B-3-13

ARTICLE III. UNITS; MEMBERS; BOOKS AND RECORDS; REPORTS
Section 3.01	Units; Admission of Members	B-3-13
Section 3.02	Additional Members	B-3-14
Section 3.03	Recapitalization; PubCo’s Capital Contribution	B-3-14
Section 3.04	Warrants	B-3-15
Section 3.05	Authorization and Issuance of Additional Units	B-3-15
Section 3.06	Repurchase or Redemption of Shares of Class A Common Stock	B-3-16
Section 3.07	Negative Capital Accounts	B-3-16
Section 3.08	No Withdrawal	B-3-16
Section 3.09	Loans From Members	B-3-16
Section 3.10	Equity Plans.	B-3-16
Section 3.11	Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan	B-3-18
Section 3.12	Tax and Accounting Information	B-3-18
Section 3.13	Books and Records	B-3-20

ARTICLE IV. DISTRIBUTIONS
Section 4.01	Distributions.	B-3-20

ARTICLE V. CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; ALLOCATIONS
Section 5.01	Capital Contributions	B-3-21
Section 5.02	Capital Accounts	B-3-22
Section 5.03	Allocations	B-3-23
Section 5.04	Other Allocation Rules	B-3-25
Section 5.05	Tax Withholding; Withholding Advances.	B-3-25
Section 5.06	Tax Proceedings	B-3-26

ARTICLE VI. CERTAIN TAX MATTERS
Section 6.01	Company Representative	B-3-27

ARTICLE VII. MANAGEMENT OF THE COMPANY
Section 7.01	Management by the Manager	B-3-27
Section 7.02	Withdrawal of the Manager	B-3-28
Section 7.03	Decisions by the Members	B-3-28
Section 7.04	Fiduciary Duties	B-3-28
Section 7.05	Officers	B-3-28

Annex B-3-i

Page
Section 7.06	Transactions Between the Company and the Manager	B-3-28
Section 7.07	Reimbursement for Expenses	B-3-29

ARTICLE VIII. TRANSFERS OF INTERESTS
Section 8.01	Restricted Transfer	B-3-29
Section 8.02	Permitted Transfers	B-3-30
Section 8.03	Transfer Requirements	B-3-31
Section 8.04	Withdrawal of a Member	B-3-31
Section 8.05	Registration of Transfers	B-3-32
Section 8.06	Restricted Units Legend	B-3-32

ARTICLE IX. REDEMPTION
Section 9.01	Redemption Right of a Member	B-3-32
Section 9.02	Election and Contribution of the Manager	B-3-34
Section 9.03	Direct Exchange Right of the Manager.	B-3-35
Section 9.04	Reservation of Shares of Class A Common Stock; Listing; Certificate of PubCo, etc	B-3-35
Section 9.05	Effect of Exercise of Redemption	B-3-36
Section 9.06	Tax Treatment	B-3-36
Section 9.07	Other Redemption Matters	B-3-36

ARTICLE X. CERTAIN OTHER MATTERS
Section 10.01	PubCo Change of Control; PubCo Approved Recap Transaction	B-3-37
Section 10.02	Spousal Consent	B-3-38
Section 10.03	Unvested Common Units	B-3-38

ARTICLE XI. LIMITATION ON LIABILITY, EXCULPATION AND INDEMNIFICATION
Section 11.01	Limitation on Liability	B-3-39
Section 11.02	Exculpation and Indemnification	B-3-39

ARTICLE XII. DISSOLUTION AND TERMINATION
Section 12.01	Dissolution	B-3-42
Section 12.02	Winding Up of the Company	B-3-42
Section 12.03	Termination	B-3-43
Section 12.04	Survival	B-3-43

ARTICLE XIII. MISCELLANEOUS
Section 13.01	Expenses	B-3-43
Section 13.02	Further Assurances	B-3-43
Section 13.03	Notices	B-3-43
Section 13.04	Binding Effect; Benefit; Assignment	B-3-44
Section 13.05	Consent to Jurisdiction	B-3-44
Section 13.06	WAIVER OF JURY TRIAL	B-3-45
Section 13.07	Remedies	B-3-45
Section 13.08	Counterparts	B-3-46
Section 13.09	Entire Agreement; Amendment	B-3-46
Section 13.10	Severability	B-3-47
Section 13.11	Governing Law	B-3-47
Section 13.12	No Presumption	B-3-47
Section 13.13	Attorney-In-Fact	B-3-47
Section 13.14	Specific Performance	B-3-47
Section 13.15	Creditors	B-3-47
Section 13.16	Right of Offset	B-3-47
Section 13.17	Confidentiality	B-3-47

Annex B-3-ii

Schedules
Schedule A	–	Schedule of Pre-Closing Members
Schedule B	–	Schedule of Members

Exhibits
Exhibit A	–	Form of Agreement and Consent of Spouse
Exhibit B	–	Form of Spouse’s Confirmation of Separate Property

Annex B-3-iii

SECOND AMENDED AND RESTATED OPERATING AGREEMENT (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) of Lexyl Travel Technologies, LLC, a Florida limited liability company (the “Company”), dated as of [•], 2021 (the “Effective Date”), by and among the Company, Astrea Acquisition Corp., a Delaware corporation, as a member and as the manager of the Company (“PubCo”), and each of the other Members (as defined below).

W I T N E S S E T H:

WHEREAS, the Company was formed as a limited liability company under the Florida Act (as defined below) pursuant to articles of organization (as amended and restated, the “Articles”) which were executed and filed with the Secretary of State of the State of Florida on December 29, 2010 and made effective on June 14, 2010;

WHEREAS, prior to the effectiveness of this Agreement, the Company was subject to that certain Amended and Restated Operating Agreement of the Company, dated as of April 14, 2014 (as amended, the “Prior Agreement”) by and among the Company and its members from time to time parties thereto;

WHEREAS, prior to the effectiveness of this Agreement, the Company entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among PubCo, HotelPlanner.com Merger Sub, LLC, a Subsidiary of PubCo (“HotelPlanner.com Merger Sub”), Reservations.com Merger Sub, LLC, a Subsidiary of the Company (“Reservations.com Merger Sub”), and Benjamin & Brothers, LLC (“Reservations.com”), pursuant to which, among other things, (i) Reservations.com Merger Sub merged with and into Reservations.com, which subsequently became a Subsidiary of the Company (such transaction, the “Reservations.com Merger”), and (ii) after giving effect to the Reservations.com Merger, HotelPlanner.com Merger Sub merged with and into the Company, whereupon all limited liability company interests of HotelPlanner.com Merger Sub owned by PubCo were converted into the right to receive Common Units (as defined below) (such transaction, the “HotelPlanner.com Merger” and, together with the Reservations.com Merger, the “Transactions”);

WHEREAS, in connection with the Transactions, PubCo and the Persons listed on Schedule A hereto, in their capacity as members of the Company (collectively, the “Pre-Closing Members”) desire to recapitalize all of the Original Units (as defined below) into Common Units (such transaction, the “Recapitalization”); and

WHEREAS, in connection with the foregoing matters, the Members and the Company are amending and restating the Prior Agreement to provide for, among other things, the Recapitalization, the addition of PubCo as a Member and its designation as the Manager of the Company and the other rights and obligations of the Members, the Company, the Manager and PubCo, in each case, as provided and agreed upon in the terms of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend and restate the Prior Agreement in its entirety as follows:

Article I.
DEFINITIONS

Section 1.01        Definitions

(a)        The following terms shall have the following meanings for the purposes of this Agreement:

“Additional Member” means any Person admitted as a Member of the Company pursuant to Section 3.02 in connection with the issuance of new Units to such Person after the Restatement Date.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in any of such Member’s Capital Accounts as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)        credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentence in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

Annex B-3-1

(b)        debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any specified Person, (a) any Person that directly or through one or more intermediaries controls or is controlled by or is under common control with the specified Person, (b) any Person who is a general partner, managing member, managing director, manager, officer, director or principal of the specified Person or (c) in the event that the specified Person is a natural Person, a Member of the Immediate Family of such Person. “Affiliated” and “Affiliation” shall have correlative meanings. As used in this definition, the term “control” (including with correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Indemnitors” has the meaning set forth in Section 11.02(a)(ii)(A).

“Agreement” has the meaning set forth in the preamble.

“Articles” has the meaning set forth in the recitals.

“Assignee” has the meaning set forth in Section 8.01(c).

“Assignor” has the meaning set forth in Section 8.01(b).

“Assumed Tax Liability” means, with respect to any Member, an amount equal to the excess of (i) the product of (A) the Distribution Tax Rate multiplied by (B) the estimated or actual cumulative taxable income or gain of the Company, as determined for federal income tax purposes, allocated to such Member for an Estimated Tax Period (or portion thereof), less any net taxable losses, deductions or credits of the Company allocated to such Member for prior taxable periods or portions thereof to the extent that such losses, deductions or credits (x) are of a type or character (e.g., in the case of losses, ordinary or capital) that would permit the losses, deductions or credits to be deducted or utilized by such Member against the current taxable income of the Company allocable to the Member for such Estimated Tax Period and (y) have not previously been taken into account in determining such Member’s Assumed Tax Liability, over (ii) the cumulative Tax Distributions made to such Member pursuant to Sections 4.01(b)(i) and 4.01(b)(ii) and 4.01(b)(iii); provided that such Assumed Tax Liability (x) shall be computed without regard to any increases to the tax basis of the Company’s property pursuant to Sections 734(b) or 743(b) of the Code and (y) in the case of PubCo, shall in no event be less than an amount that will enable PubCo to meet both its tax obligations and its obligations pursuant to the Tax Receivable Agreement for the relevant taxable year of the Company; provided further that, in the case of each Member, and for the avoidance of doubt, such Assumed Tax Liability shall take into account any Code Section 704(c) allocations (including “reverse” 704(c) allocations) to the Member.

“Black-Out Period” means any “black-out” or similar period under Pubco’s policies covering trading in Pubco’s securities to which the applicable Redeeming Member is subject (or will be subject at such time as it owns Class A Common Stock), which period restricts the ability of such Redeeming Member to immediately resell shares of Class A Common Stock to be delivered to such Redeeming Member in connection with a Share Settlement.

“Blocker Corporation” has the meaning set forth in Section [9.06].

“Blocker Merger Transaction” has the meaning set forth in Section [9.06].

“Business Day” means any day excluding Saturday, Sunday or any day on which banking institutions in the State of Florida or the State of New York are authorized or required by Law to close.

“Capital Account” means the capital account established and maintained for each Member pursuant to Section 5.02.

Annex B-3-2

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Carrying Value of any Property (other than money) contributed to the Company with respect to any Units held or purchased by such Member.

“Carrying Value” means, with respect to any Property (other than money), such Property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a)        the initial Carrying Value of any such Property contributed by a Member to the Company shall be the fair market value of such Property at the time of contribution, as determined by the Manager; and

(b)        the Carrying Values of all such assets may, as determined by the Manager, be adjusted to equal their respective fair market values at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for an interest in the Company; (ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of property (other than cash) in exchange for all or a portion of such Member’s interest in the Company; (iii) immediately prior to the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and (iv) in connection with a grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of becoming a Member; provided, however, that adjustments pursuant to clauses (i), (ii) or (iv) of this paragraph need not be made if the Manager, with the consent of the Required Members, reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustments does not adversely and disproportionately affect any Member.

If any assets of the Company have a Carrying Value that differs from its adjusted tax basis, the Carrying Value shall be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Income and Net Loss.

“Cash Settlement” means, with respect to any applicable Redemption, immediately available funds in U.S. dollars in an amount equal to the number of Redeemed Units subject thereto, multiplied by the Common Unit Redemption Price.

“Change of Control” has the meaning set forth in the Tax Receivable Agreement.

“Change of Control Exchange Date” has the meaning set forth in Section 10.01(a).

“Class A Common Stock” means Class A common stock, $0.0001 par value per share, of PubCo.

“Class B Common Stock” means Class B common stock, $0.0001 par value per share, of PubCo.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means Class A Common Stock and Class B Common Stock, as the case may be.

“Common Unit” means a limited liability company interest in the Company, designated herein as a “Common Unit” and having the rights and obligations specified with respect to the Common Units in this Agreement.

“Common Unit Redemption Price” means, with respect to any Redemption, the arithmetic average of the volume weighted average prices for a share of Class A Common Stock (or any class of stock into which it has been converted) on the Stock Exchange, or any other exchange or automated or electronic quotation system on which the Class A Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the twenty (20) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the applicable Redemption Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock. Notwithstanding the foregoing, with respect to any Redemption that occurs in connection a Qualifying Offering, the Common Unit Redemption Price shall be equal to the price per share

Annex B-3-3

for which shares of Class A Common Stock are sold to the public in a Qualifying Offering, as applicable, after taking into account the Discount. If the Class A Common Stock no longer trades on the Stock Exchange or any other securities exchange or automated or electronic quotation system as of any particular Redemption Date, then the Manager (through at least two (2) of its independent directors (within the meaning of the rules of the Stock Exchange), who are disinterested) shall determine the Common Unit Redemption Price in good faith.

“Company” has the meaning set forth in the preamble.

“Company Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Company Representative” has, with respect to taxable periods during the effectiveness of the Partnership Tax Audit Rules to the Company, the meaning assigned to the term “partnership representative” in Section 6223 of the Code and any Treasury Regulations or other administrative or judicial pronouncements promulgated thereunder and, with respect to taxable periods before the effectiveness of the Partnership Tax Audit Rules to the Company, the meaning assigned to the term “tax matters partner” as defined in Code Section 6231(a)(7) prior to its amendment by Title XI of the Bipartisan Budget Act of 2015, in each case as appointed pursuant to Section 6.01(a).

“Confidential Information” has the meaning set forth in Section 13.17(a).

“Corporate Board” means the board of directors of PubCo.

“Corporate Incentive Award Plan” means the Incentive Award Plan of PubCo, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Corresponding Rights” means any rights issued with respect to a share of Class A Common Stock or Class B Common Stock pursuant to a “poison pill” or similar stockholder rights plan approved by the Corporate Board.

“Covered Persons” has the meaning set forth in Section 11.02(a)(iii).

“Credit Agreements” means any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Company or any of its Subsidiaries is or becomes a borrower, as such instruments or agreements may be amended, restated, supplemented or otherwise modified from time to time and including any one or more refinancing or replacements thereof, in whole or in part, with any other debt facility or debt obligation, for as long as the payee or creditor to whom the Company or any of its Subsidiaries owes such obligation is not an Affiliate of the Company.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Carrying Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year is zero (0), Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Manager.

“Determination” has the meaning set forth in Section 3.11(e).

“DGCL” means the Delaware General Corporation Law, as amended from time to time.

“Direct Exchange” has the meaning set forth in Section 9.03(a).

Annex B-3-4

“Discount” has the meaning set forth in Section 7.07.

“Dissolution Event” has the meaning set forth in Section 12.01(c).

“Distributable Cash” means, as of any relevant date on which a determination is being made by the Manager regarding a potential distribution pursuant to Section 4.01(a), the amount of cash that could be distributed by the Company for such purposes in accordance with the Credit Agreements, if any (and without otherwise violating any applicable provisions of any of the Credit Agreements, if any).

“Distribution” (and, with a correlative meaning, “Distribute”) means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (i) any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units or (ii) any other payment made by the Company to a Member that is not properly treated as a “distribution” for purposes of Sections 731, 732, or 733 or other applicable provisions of the Code.

“Distribution Tax Rate” means, with respect to any Member, a rate equal to the highest effective marginal combined U.S. federal, state and local income tax rate for an Estimated Tax Period (or portion thereof) applicable to corporate or individual taxpayers (whichever is higher) that may potentially apply to any Member for such Estimated Tax Period (or portion thereof), taking into account the character of the relevant tax items (e.g., ordinary or capital) and excluding any reduction in rate attributable to Section 199A of the Code, as reasonably determined by the Manager. Once the highest effective marginal rate is determined, the Distribution Tax Rate shall be the same for all Members, regardless of the actual combined income tax rate of any individual Member or its direct or indirect owners.

“Draft Tax Statements” has the meaning set forth in Section 3.12(d).

“Effective Date” has the meaning set forth in the preamble.

“Election Notice” has the meaning set forth in Section 9.01(b).

“Estimated Tax Periods” means the periods from January 1 to March 31, from April 1 to May 31, from June 1 to August 31, and from September 1 to December 31, which may be adjusted by the Manager to the extent necessary to take into account changes in estimated tax payment due dates for U.S. federal income taxes under applicable law.

“Equity Plan” means the Corporate Incentive Award Plan and any equity-based compensation plan now or hereafter adopted by the Company or PubCo, including any employee stock purchase plan and any other plan pursuant to which stock options, stock appreciation rights, restricted stock, restricted stock units and similar equity-based compensation awards are granted from time to time.

“Equity Securities” means (a) with respect to a partnership, limited liability company or similar Person, any and all units, interests, rights to purchase, warrants, options or other equivalents of, or other ownership interests in, any such Person as well as debt or equity instruments convertible, exchangeable or exercisable into any such units, interests, rights or other ownership interests and (b) with respect to a corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt or equity instrument convertible, exchangeable or exercisable into any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations promulgated thereunder, and any successor to such statute, rules or regulations.

“Exchange Election Notice” has the meaning set forth in Section 9.03.

Annex B-3-5

“Exempted Person” means [•]1, each of their respective partners, shareholders, members, Affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, shareholders, members, Affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing, excluding in each case PubCo and the Company and any of their respective Subsidiaries and any such Person that would qualify as an Exempted Person solely by reason of its Affiliation or service relationship with the Company, or any of its respective Subsidiaries; provided, that no Person who is an employee of PubCo, the Company or any of their respective Subsidiaries shall be an Exempted Person.

“Fair Market Value” means, as of any date, as to any Unit, the fair market value of such Unit as reasonably determined in good faith by the Manager as of the applicable reference date and which shall be calculated by reference to the closing sale price of a share of Class A Common Stock as of the applicable reference date (or, if the applicable reference date is not a Trading Day, the last Trading Day preceding the applicable reference date).

“Final Tax Statements” has the meaning set forth in Section 3.12(d).

“Fiscal Year” means (i) any twelve (12) month period commencing on January 1 and ending on December 31 or (ii) any portion of the period described in clause (i) of this sentence for which the Company is required to allocate items of Company income, gain, loss or deduction pursuant to this Agreement, subject to, in either case for tax matters, Section 706 of the Code. “Florida Act” means the Florida Revised Limited Liability Company Act, as amended from time to time.

“Florida Act” means the Florida Revised Limited Liability Company Act, as amended from time to time.

“Governmental Authority” means any national, federal, state or local, whether domestic or foreign, government, governmental entity, quasi- governmental entity, court, tribunal, mediator, arbitrator or arbitral body, or any governmental bureau, or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing and the SEC, any non-U.S. regulatory agency and any other regulatory authority or body (including any state or provincial securities authority and any self-regulatory organization) with jurisdiction over the Company or any of its Subsidiaries.

“Indemnified Person” has the meaning set forth in Section 11.02(a)(i).

“Initial Capital Account Balance” means, with respect to any Member, the positive Capital Account balance of such Member as of the closing of the Transactions, the amount of which is set forth on the Schedule of Members.

“Interest” means, with respect to any Person as of any time, such Person’s membership interest in the Company as represented by the ownership of Units in accordance with the terms of this Agreement, which includes the number of Units such Person holds and such Person’s Capital Account balance.

“Law” means any foreign or domestic, national, federal, territorial, state or local law (including common law), statute, treaty, regulation, ordinance, rule, order, or permit, in each case having the force and effect of law, issued, enacted, adopted, promulgated, implemented or otherwise put in effect by or under the authority of any Governmental Authority, or any similar form of binding decision or approval of, or binding determination by, or binding interpretation or administration of any of the foregoing by, any Governmental Authority.

“Liquidation” means a liquidation or winding up of the Company.

“LLC Service Provider” means any individual who is providing services to the Company or any of its Subsidiaries, including as an employee, consultant or director and including, without limitation, any management member whether or not treated as an employee for the purposes of U.S. federal income tax.

____________

1    Note to Draft: To capture all Members who will be carved out of the corporate opportunities doctrine under Sections 7.04 and 11.01(e).

Annex B-3-6

[“Management Equity Arrangements” means the [to describe incentive equity plan ], any Common Interest Award Agreement pursuant to which an award under such plan was made, any other similar incentive plan or award agreement pursuant to which awards of Common Units are made, and any employment or similar agreement that includes terms and conditions applicable to the Common Units, in all cases, as such plans and agreements are amended and/or restated from time to time.]2

“Manager” means (i) PubCo so long as PubCo has not withdrawn as the Manager pursuant to Section 7.02 and (ii) any successor thereof appointed as Manager in accordance with Section 7.02. The Manager shall be the “Manager” as that term is defined under the Florida Act and is responsible, alone or in concert with others, for performing the management functions stated herein and/or in Sections 605.0407(3) and 605.04073(2) of the Florida Act.

“Market Price” means, with respect to a share of Class A Common Stock as of a specified date, the last sale price per share of Class A Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Class A Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Class A Common Stock is not listed or admitted to trading on the Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Stock is listed or admitted to trading or, if the Class A Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Class A Common Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in shares of Class A Common Stock selected by the Corporate Board or, in the event that no trading price is available for the shares of Class A Common Stock, the fair market value of a share of Class A Common Stock, as determined in good faith by the Corporate Board.

“Member” means, as of any date of determination, any Person named as a Member of the Company on Schedule B (the “Schedule of Members”) and the books and records of the Company, as the same may be amended from time to time to reflect any Person admitted as an Additional Member or a Substitute Member, for so long as such Person continues to be a Member of the Company.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each “partner nonrecourse debt” (as defined in Treasury Regulation Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulation Section 1.752-1(a)(2)) determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Member of the Immediate Family” means, with respect to any natural Person, (a) each parent, spouse (but not including a former spouse or a spouse from whom such Unit Holder is legally separated) or child (including those adopted) of such individual and (b) each trustee, solely in his or her capacity as trustee and so long as such trustee is reasonably satisfactory to the Manager, for a trust naming only one or more of the Persons listed in sub-clause (a) as beneficiaries.

“Member Representative” means [•].

____________

2    Note to Draft: To determine if applicable based upon comp consultant guidance after the signing.

Annex B-3-7

“Net Income” and “Net Loss” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)        any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;

(b)        any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated expenditures as described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be subtracted from such taxable income or loss;

(c)        gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value;

(d)        in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(e)        to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss;

(f)        if the Carrying Value of any Company asset is adjusted in accordance with clause (b) of the definition of Carrying Value, the amount of such adjustment shall be taken into account in the taxable year of such adjustment as gain or loss from the disposition of such asset for purposes of computing Net Income or Net Loss; and

(g)        notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.03(b) shall not be taken into account in computing Net Income and Net Loss.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.03(b) shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (e) above.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Optionee” means a Person to whom a stock option is granted under any Equity Plan.

“Original Units” means the Class A Units of the Company and Class B Units of the Company.

“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended by Title XI of the Bipartisan Budget Act of 2015, together with any final or temporary Treasury Regulations, Revenue Rulings, and case law interpreting Sections 6221 through 6241 of the Code, as so amended (and any analogous provision of state or local tax law).

“Percentage Interest” means, with respect to any Member at a particular time, such Member’s percentage interest in the Company determined by dividing the number of such Member’s Units of such class by the total number of Units of all Members of such class at such time. The sum of the outstanding Percentage Interests of all Members shall at all times equal 100%.

Annex B-3-8

“Permitted Transferee” has the meaning set forth in Section 8.02.

“Person” means an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Authority.

“Pre-Closing Members” has the meaning set forth in the recitals.

“Prior Agreement” has the meaning set forth in the recitals.

“Property” means an interest of any kind in any real or personal (or mixed) property, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“PubCo” has the meaning set forth in the preamble.

“PubCo Approved Change of Control” means any Change of Control of PubCo that meets the following conditions: (i) such Change of Control was approved by the board of directors of PubCo prior to such Change of Control, (ii) the terms of such Change of Control provide for the consideration for the Units (or shares of Class A Common Stock into which such Units are or may be exchanged) in such Change of Control to consist solely of (A) common equity securities of an issuer listed on a national securities exchange in the United States and/or (B) cash, and (iii) if such common equity securities, if any, would be Registrable Securities (as defined in the Registration Rights Agreement) of such issuer for any stockholder party to the Registration Rights Agreement, the issuer of such listed equity securities has become a party thereto as a successor to PubCo effective upon closing of such Change of Control.

“PubCo Approved Recap Transaction” has the meaning set forth in Section 10.01(a).

“PubCo Service Provider” means any individual who is providing services to PubCo, whether as an employee, director or consultant.

“Qualifying Offering” means a private or public offering of shares of Class A Common Stock by PubCo following the Transactions.

“Quarterly Tax Distribution” has the meaning set forth in Section 4.01(b)(i).

“Recapitalization” has the meaning set forth in the recitals.

“Record Date” means, with respect to any distribution pursuant to Article V, the Business Day specified by the Manager for purposes of determining the outstanding Units entitled to participate in such distribution.

“Redeemed Units” has the meaning set forth in Section 9.01(a).

“Redeemed Units Equivalent” means the product of (i) the applicable number of Redeemed Units, multiplied by (ii) the Common Unit Redemption Price.

“Redeeming Member” has the meaning set forth in Section 9.01(a).

“Redemption” has the meaning set forth in Section 9.01(a).

“Redemption Date” has the meaning set forth in Section 9.01(a).

“Redemption Notice” has the meaning set forth in Section 9.01(a).

“Redemption Right” has the meaning set forth in Section 9.01(a).

Annex B-3-9

“Registration Rights Agreement” means that certain [Amended and Restated] Registration Rights Agreement, dated on or about the date hereof, by and among PubCo and the other Persons from time to time parties thereto, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

“Regulatory Allocations” has the meaning set forth in Section 5.03(c).

“Relative Percentage Interest” means, with respect to any Member relative to another Member or group of Members, a fractional amount, expressed as a percentage, the numerator of which is the Percentage Interest of such Member; and the denominator of which is (x) the Percentage Interest of such Member plus (y) the aggregate Percentage Interest of such other Member or group of Members.

“Required Members” means, collectively, the Members holding not less than [67]% of the Units outstanding as of the applicable date of determination.

“Restatement Date” has the meaning set forth in the recitals.

“Rule 144” means Rule 144 under the Securities Act (or any successor provision).

“SEC” means the United States Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“Share Settlement” means, with respect to any applicable Redemption, a number of shares of Class A Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Class A Common Stock.

“Stock Exchange” means the [Nasdaq Global Market] or other stock exchange on which common equity securities of PubCo are listed for trading from time to time.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of limited liability company, partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director, general partner or board of managers of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries.

“Substitute Member” means any Person admitted as a Member of the Company pursuant to Section 8.03 in connection with the Transfer of then-existing Units to such Person.

“Tax Benefit Payment” shall have the meaning set forth in the Tax Receivable Agreement.

“Tax Distribution” has the meaning set forth in Section 4.01(b)(i).

Annex B-3-10

“Tax Receivable Agreement” means that certain Tax Receivable Agreement, dated as of the Effective Date, by and among PubCo, the Company and the other Persons from time to time parties thereto, as the same may be amended, restated, supplemented and/or otherwise modified, from time to time.

“TRA Holder” shall have the meaning set forth in the Tax Receivable Agreement.

“Trading Day” means a day on which the Stock Exchange is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transaction Documents” means the Registration Rights Agreement and Tax Receivable Agreement.

“Transfer” means, when used as a noun, any direct or indirect, voluntary or involuntary, sale, disposition, hypothecation, mortgage, gift, pledge, assignment, attachment, or any other transfer (including the creation of any derivative or synthetic interest, including a participation or other similar interest or any lien or encumbrance) and, when used as a verb, voluntarily (whether in fulfillment of contractual obligation or otherwise) to directly or indirectly sell, dispose, hypothecate, mortgage, gift, pledge, assign, attach, or otherwise transfer (including by creating any derivative or synthetic interest or any lien or encumbrance) or any other similar participation or interest, in any case, whether by operation of Law or otherwise, and shall include any transaction that is treated as a “transfer” within the meaning of Treasury Regulations Section 1.7704-1; and “Transferred,” “Transferee” and “Transferor” shall each have a correlative meaning; provided, that “Transfer” shall be deemed not to include any redemption of any Units pursuant to Article IX hereof or any issuance or other transfer of Equity Securities issued by PubCo for so long as PubCo is treated as a corporation for U.S. federal income tax purposes.

“Transferor Member” has the meaning set forth in Section 5.02(b).

“Treasury Regulations” means the final, temporary and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Unit Holder” means a Person in regard to such Person’s interest in a Unit (or portion thereof) or Units, as applicable.

“Units” means Common Units or any other type, class or series of limited liability company interests in the Company designated by the Company after the date hereof in accordance with this Agreement; provided, that any type, class or series of Units shall have the designations, preferences and/or special rights set forth or referenced in this Agreement, and the limited liability company interests of the Company represented by such type, class or series of Units shall be determined in accordance with such designations, preferences and/or special rights.

“Unvested Corporate Shares” means shares of Class A Common Stock issuable pursuant to awards granted under the Corporate Incentive Award Plan that are not Vested Corporate Shares.

“Value” means for any Equity Plan, the Market Price for the Trading Day immediately preceding (i) the date of exercise in the case of a stock option or stock appreciation right or (ii) the Vesting Date for any other award.

“Vested Corporate Shares” means the shares of Class A Common Stock issued pursuant to awards granted under the Corporate Incentive Award Plan that are vested pursuant to the terms thereof or any award or similar agreement relating thereto.

“Vesting Date” has the meaning set forth in Section 3.09(c)(ii).

“Warrants” has the meaning set forth in Section 3.04.

“Warrant Agreements” has the meaning set forth in Section 3.04.

“Withholding Advances” has the meaning set forth in Section 5.05(b).

Annex B-3-11

Section 1.02        Other Definitional and Interpretative Provisions. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The terms “clause(s)” and “subparagraph(s)” shall be used herein interchangeably. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Unless otherwise expressly provided herein, any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified, supplemented or restated, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Unless otherwise expressly provided herein, any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified, supplemented or restated, including by succession of comparable successor statutes and any rules or regulations promulgated thereunder. Unless otherwise expressly provided herein, when any approval, consent or other matter requires any action or approval of any group of Members, including any holders of any class of Units, such approval, consent or other matter shall require the approval of a majority in interest of such group of Members. Except to the extent otherwise expressly provided herein, all references to any Member shall be deemed to refer solely to such Person in its capacity as such Member and not in any other capacity.

Article II.
THE COMPANY

Section 2.01        Continuation of the Company. The Members hereby agree to continue the Company as a limited liability company pursuant to the Florida Act, upon the terms and subject to the conditions set forth in this Agreement. The authorized officer or representative, as an “authorized representative” within the meaning of the Florida Act, shall file and record any amendments and/or restatements to the Articles and such other certificates and documents (and any amendments or restatements thereof) as may be required under the Laws of the State of Florida and of any other jurisdiction in which the Company may conduct business. The authorized officer or representative shall, on request, provide the Manager with copies of each such document as filed and recorded. The Members hereby agree that the Company and its Subsidiaries shall be governed by the terms and conditions of this Agreement and, except as provided herein, the laws of their applicable jurisdiction of formation.

Section 2.02        Name. The name of the Company shall be Lexyl Travel Technologies, LLC. The Manager may change the name of the Company in its sole discretion and shall have the authority to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Law or necessary or advisable to effect such change.

Section 2.03        Term. The term of the Company began on June 14, 2010, and the Company shall have perpetual existence unless sooner dissolved and its affairs wound up as provided in Article XII.

Section 2.04        Registered Agent and Registered Office. The registered office required to be maintained by the Company in the State of Florida pursuant to the Florida Act will initially be the office and the agent so designated on the Articles. The Company may, upon compliance with the applicable provisions of the Florida Act, change its registered office or registered agent from time to time in the determination of the Manager.

Annex B-3-12

Section 2.05        Purposes. Subject to the limitations contained elsewhere in this Agreement, the Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Florida Act and engaging in any and all activities necessary, advisable, convenient or incidental thereto. The Company shall have all powers permitted under applicable Laws to do any and all things deemed by the Manager to be necessary or desirable in furtherance of the purposes of the Company.

Section 2.06        Powers of the Company. The Company will possess and may exercise all of the powers and privileges granted by the Florida Act or by any other Law together with such powers and privileges as are necessary, advisable, incidental or convenient to, or in furtherance of the conduct, promotion or attainment of the business purposes or activities of the Company.

Section 2.07        Partnership Tax Status. The Members intend that the Company shall be treated as a partnership for U.S. federal, state and local tax purposes to the extent such treatment is available, and agree to take (or refrain from taking) such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent therewith.

Section 2.08        Regulation of Internal Affairs. The internal affairs of the Company and the conduct of its business shall be regulated by this Agreement, and to the extent not provided for herein, shall be determined by the Florida Act.

Section 2.09        Ownership of Property. Legal title to all Property conveyed to, or held by, the Company or its Subsidiaries shall reside in the Company or its Subsidiaries, as applicable, and shall be conveyed only in the name of the Company or its Subsidiaries, as applicable, and no Member or any other Person, individually, shall have any ownership of such Property.

Article III.
UNITS; MEMBERS; BOOKS AND RECORDS; REPORTS

Section 3.01        Units; Admission of Members.

(a)        Interests in the Company shall be represented by Units, or such other securities of the Company, in each case as the Manager may establish in its discretion in accordance with the terms and subject to the restrictions hereof. At the Effective Date, the Units will be comprised of a single class of Common Units.

(b)        In connection with the Transactions, PubCo acquired Common Units and was admitted as a Member.

(c)        The Company shall maintain the Schedule of Members setting forth: (i) the name and address of each Member and (ii) the aggregate number of outstanding Units and the number and class of Units held by each Member. The applicable Schedule of Members in effect as of the Effective Date and after giving effect to the Recapitalization is set forth as Schedule B to this Agreement. The Company shall also maintain a record of (1) the Capital Account of each Member on the Effective Date, (2) the aggregate amount of cash Capital Contributions that has been made by the Members with respect to their Units and (3) the Fair Market Value of any property other than cash contributed by the Members with respect to their Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject) in its books and records. The Schedule of Members may be updated by the Manager in the Company’s books and records from time to time, and as so updated, it shall be the definitive record of ownership of each Unit of the Company and all relevant information with respect to each Member. The Company shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Florida Act. The Manager may from time to time redact the Schedule of Members in its sole discretion and no Person other than the Manager shall have a right to review the unredacted Schedule of Members, unless otherwise required by applicable Law. Following the date hereof, no Person shall be admitted as a Member and no additional Units shall be issued except as expressly provided herein. Fractional Units are hereby expressly permitted.

Annex B-3-13

(d)        Subject to Section 3.04(a), the Manager may (i) issue additional Common Units at any time in its sole discretion and (ii) create one or more classes or series of Units or preferred Units solely to the extent such new class or series of Units or preferred Units are substantially economically equivalent to a class of common or other stock of PubCo or class or series of preferred stock of PubCo, respectively; provided, that as long as there are any Members (other than PubCo and its Subsidiaries) (A) no such new class or series of Units may deprive such Members of, or dilute or reduce, the allocations and distributions they would have received, and the other rights and benefits to which they would have been entitled, in respect of their Units if such new class or series of Units had not been created and (B) no such new class or series of Units may be issued, in each case, except to the extent (and solely to the extent) the Company actually receives cash in an aggregate amount, or other property with a Fair Market Value in an aggregate amount, equal to the aggregate distributions that would be made in respect of such new class or series of Units if the Company were liquidated immediately after the issuance of such new class or series of Units. When any such other Units or other Equity Securities are authorized and issued, the Schedule of Members and this Agreement shall be amended by the Manager to reflect such additional issuances and the resulting dilution, which shall be borne pro rata by all Members based on their Common Units.

(e)        Subject to Section 13.09(b) the Manager may amend this Agreement, without the consent of any Member or any other Person, in connection with the creation and issuance of such classes or series of Units, pursuant to Section 3.01(d), Section 3.04(a) or Section 3.09.

(f)        Some of the Common Units may be subject to vesting and other terms and conditions as set forth in any applicable Management Equity Arrangements. Unvested Common Units shall be subject to the terms of this Agreement and any applicable Management Equity Arrangements. Unvested Common Units that fail to vest and are forfeited by the applicable Member shall be cancelled by the Company (and shares of Class B Common Stock held by the applicable Member shall be cancelled, in each case for no consideration) and shall not be entitled to any distributions pursuant to Section 4.01.

(g)        Unless the Manager otherwise directs, Units will not be represented by certificates.

Section 3.02        Additional Members. No Person to whom any Units are issued pursuant to this Agreement shall be admitted as a Member hereunder or acquire any rights hereunder, including any voting rights or the right to receive distributions and allocations in respect of the issued Units, unless (i) such Units are issued in compliance with the provisions of this Agreement and (ii) such recipient shall have executed and delivered to the Company such instruments as the Manager deems necessary or desirable, in its reasonable discretion, to effectuate the admission of such recipient as a Member and to confirm the agreement of such recipient to be bound by all the terms and provisions of this Agreement. Upon complying with the immediately preceding sentence, without the need for any further action of any Person, a recipient shall be deemed admitted to the Company as a Member.

Section 3.03        Recapitalization; PubCo’s Capital Contribution.

(a)        In order to effect the Recapitalization, the number of Original Units that were issued and outstanding and held by the Pre-Closing Members prior to the Effective Date as set forth opposite their respective names on Schedule A are hereby recapitalized, as of the Effective Date, and after giving effect to such recapitalization and the other transactions related to the Recapitalization, into the number of Common Units set forth opposite the name of the respective Pre-Closing Members on the Schedule of Pre-Closing Members attached hereto as Schedule A, and such Common Units are hereby issued and outstanding as of the Effective Date and the holders of such Common Units are Members hereunder.

(b)        Following the HotelPlanner.com Merger, the Company shall issue to PubCo, and PubCo will acquire, [•] newly issued Common Units in exchange for the limited liability company interests of HotelPlanner.com Merger Sub held by Pubco as of immediately prior to the HotelPlanner.com Merger. To the maximum extent permitted by applicable Law, the Company shall report the issuance of any Earn Out Units (as defined in the Merger Agreement) to the Pre-Closing Members as an adjustment to the Common Units issued to the Pre-Closing Members in the Recapitalization and a purchase price adjustment with respect to the Common Units acquired by Pubco in the Transaction.

Annex B-3-14

Section 3.04        Warrants. On the Effective Date, in connection with the Transactions, the Company has issued warrants to purchase Common Units (the “Warrants”) to PubCo as set forth on Exhibit [•] hereto pursuant to warrant agreements (the “Warrant Agreements”) entered into between the Company and PubCo as of the Effective Date. Upon the valid exercise of a Warrant in accordance with the applicable Warrant Agreement, the Company shall issue to PubCo the number of Common Units, free and clear of all liens and encumbrances other than those arising under applicable securities laws and this Agreement, to be issued in connection with such exercise. In the event any holder of a warrant to purchase shares of Class A Common Stock (the “Upstairs Warrants”) exercises an Upstairs Warrant, then PubCo agrees that it shall cause a corresponding exercise (including by effecting such exercise in the same manner, i.e., by payment of a cash exercise price or on a cashless basis) of a Warrant with similar terms held by it, such that the number of shares of Class A Common Stock issued in connection with the exercise of such Upstairs Warrant shall match with a corresponding number of Common Units issued by the Company pursuant to the Warrant Agreements. PubCo agrees that it will not exercise any Warrants other than in connection with the corresponding exercise of an Upstairs Warrant. In the event an Upstairs Warrant is redeemed, PubCo will redeem a Warrant with similar terms held by PubCo.

Section 3.05        Authorization and Issuance of Additional Units.

(a)        Except as otherwise determined by the Manager in connection with a contribution of cash or other assets by PubCo to the Company, the Company and PubCo shall undertake all actions, including, without limitation, an issuance, reclassification, distribution, division or recapitalization, with respect to the Common Units and the Class A Common Stock or Class B Common Stock, as applicable, to maintain at all times (i) a one-to-one ratio between the number of Common Units owned by PubCo, directly or indirectly, and the number of outstanding shares of Class A Common Stock and (ii) a one-to-one ratio between the number of Common Units owned by Members (other than PubCo and its Subsidiaries), directly or indirectly, and the number of outstanding shares of Class B Common Stock owned by such Members, directly or indirectly, in each case, disregarding, for purposes of maintaining the one-to-one ratio, (A) Unvested Corporate Shares, (B) treasury stock or (C) preferred stock or other debt or equity securities (including, without limitation, warrants, options or rights) issued by PubCo that are convertible into or exercisable or exchangeable for Class A Common Stock or Class B Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, has been contributed by PubCo to the equity capital of the Company). Except as otherwise determined by the Manager in connection with a contribution of cash or other assets by PubCo to the Company, in the event PubCo issues, transfers or delivers from treasury stock or repurchases Class A Common Stock in a transaction not contemplated in this Agreement, the Manager and PubCo shall take all actions such that, after giving effect to all such issuances, transfers, deliveries or repurchases, the number of outstanding Common Units owned, directly or indirectly, by PubCo will equal on a one-for-one basis the number of outstanding shares of Class A Common Stock. Except as otherwise determined by the Manager in connection with a contribution of cash or other assets by PubCo to the Company, in the event PubCo issues, transfers or delivers from treasury stock or repurchases or redeems PubCo’s preferred stock in a transaction not contemplated in this Agreement, the Manager and PubCo shall take all actions such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, PubCo, directly or indirectly, holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) equity interests in the Company which (in the good faith determination by the Manager) are in the aggregate substantially economically equivalent to the outstanding preferred stock of PubCo so issued, transferred, delivered, repurchased or redeemed. Except as otherwise determined by the Manager in its reasonable discretion, the Company and PubCo shall not undertake any subdivision (by any Common Unit split, stock split, Common Unit distribution, stock distribution, reclassification, division, recapitalization or similar event) or combination (by reverse Common Unit split, reverse stock split, reclassification, division, recapitalization or similar event) of the Common Units, Class A Common Stock or Class B Common Stock, as applicable, that is not accompanied by an identical subdivision or combination of Class A Common Stock, Class B Common Stock or Common Units, respectively, to maintain at all times (x) a one-to-one ratio between the number of Common Units owned, directly or indirectly, by PubCo and the number of outstanding shares of Class A Common Stock or (y) a one-to-one ratio between the number of Common Units owned by Members (other than PubCo and its Subsidiaries) and the number of outstanding shares of Class B Common Stock, in each case, unless such action is necessary to maintain at all times a one-to-one ratio between either the number of Common Units owned, directly or indirectly, by PubCo and the number of outstanding shares of Class A Common Stock or the number of Common Units owned by Members (other than PubCo and its Subsidiaries) and the number of outstanding shares of Class B Common Stock as contemplated by the first sentence of this Section 3.05(a).

Annex B-3-15

(b)        The Company shall only be permitted to issue additional Common Units, and/or establish other classes or series of Units or other Equity Securities in the Company to the Persons and on the terms and conditions provided for in Section 3.01, this Section 3.05, Section 3.09 and Section 3.10. Subject to the foregoing [and the terms and conditions of Section 3.01(d)], the Manager may cause the Company to issue additional Common Units authorized under this Agreement and/or establish other classes or series of Units or other Equity Securities in the Company at such times and upon such terms as the Manager shall determine.

Section 3.06        Repurchase or Redemption of Shares of Class A Common Stock. Except as otherwise determined by the Manager in connection with the use of cash or other assets held by PubCo, if at any time, any shares of Class A Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by PubCo for cash, then the Manager shall cause the Company, immediately prior to such repurchase or redemption of Class A Common Stock, to redeem a corresponding number of Common Units held (directly or indirectly) by PubCo, at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Class A Common Stock being repurchased or redeemed by PubCo (plus any expenses related thereto) and upon such other terms as are the same for the shares of Class A Common Stock being repurchased or redeemed by PubCo; provided, if PubCo uses funds received from distributions from the Company or the net proceeds from an issuance of Class A Common Stock to fund such repurchase or redemption, then the Company shall cancel a corresponding number of Common Units held (directly or indirectly) by PubCo for no consideration. Notwithstanding the foregoing, the provisions of this Section 3.06 shall not apply in the event that such repurchase of shares of Class A Common Stock is paired with a stock split or stock dividend such that after giving effect to such repurchase and subsequent stock split or stock dividend there shall be outstanding an equal number of shares of Class A Common Stock as were outstanding prior to such repurchase and subsequent stock split or stock dividend. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any repurchase or redemption if such repurchase or redemption would violate any applicable Law.

Section 3.07        Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

Section 3.08        No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.

Section 3.09        Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 5.01(a), the amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

Section 3.10        Equity Plans.

(a)        Options Granted to PubCo Service Providers. If at any time or from time to time, a stock option to purchase shares of Class A Common Stock that was granted under an Equity Plan to a PubCo Service Provider is duly exercised:

(i)        PubCo shall, as soon as practicable after such exercise, make a Capital Contribution to the Company in an amount equal to the cash exercise price paid to PubCo by such exercising Person in connection with the cash exercise of such stock option.

(ii)        Notwithstanding the amount of the Capital Contribution actually made pursuant to Section 3.10(a)(i), PubCo shall be deemed to have contributed to the Company as a Capital Contribution, in lieu of the Capital Contribution actually made and in consideration of additional Common Units, an amount equal to the Value of a share of Class A Common Stock as of the date of such exercise multiplied by the number of shares of Class A Common Stock then being issued by PubCo in connection with the exercise of such stock option.

Annex B-3-16

(iii)        PubCo shall receive in exchange for such Capital Contributions (as deemed made under Section 3.10(a)(ii)), a number of Common Units equal to the number of shares of Class A Common Stock for which such option was exercised.

(b)        Options Granted to LLC Service Providers. If at any time or from time to time, a stock option to purchase shares of Class A Common Stock that was granted under an Equity Plan to an LLC Service Provider is duly exercised:

(i)        PubCo shall sell to the Optionee, and the Optionee shall purchase from PubCo, for a cash price per share equal to the Value of a share of Class A Common Stock at the time of the exercise, the number of shares of Class A Common Stock equal to the quotient of (x) the exercise price payable by the Optionee in connection with the exercise of such stock option divided by (y) the Value of a share of Class A Common Stock at the time of such exercise.

(ii)        PubCo shall sell to the Company (or if the Optionee is an employee of, or other service provider to, a Subsidiary, PubCo shall sell to such Subsidiary), and the Company (or such Subsidiary, as applicable) shall purchase from PubCo, a number of shares of Class A Common Stock equal to the difference between (x) the number of shares of Class A Common Stock as to which such stock option is being exercised minus (y) the number of shares of Class A Common Stock sold pursuant to Section 3.10(b)(i) hereof. The purchase price per share of Class A Common Stock for such sale of shares of Class A Common Stock to the Company (or such Subsidiary) shall be the Value of a share of Class A Common Stock as of the date of exercise of such stock option.

(iii)        The Company shall transfer to the Optionee (or if the Optionee is an employee of, or other service provider to, a Subsidiary, the Subsidiary shall transfer to the Optionee) at no additional cost to such LLC Service Provider and as additional compensation (and not a distribution) to such LLC Service Provider, the number of shares of Class A Common Stock described in Section 3.10(b)(ii).

(iv)        PubCo shall, as soon as practicable after such exercise, make a Capital Contribution to the Company in an amount equal to all proceeds received (from whatever source, but excluding any payment in respect of payroll taxes or other withholdings) by PubCo in connection with the exercise of such stock option. PubCo shall receive for such Capital Contribution, a number of Common Units equal to the number of shares of Class A Common Stock for which such option was exercised.

(c)        Stock Appreciation Rights and Employee Stock Purchase Plans. To the extent PubCo grants any stock appreciation rights, the provisions of Sections 3.10(a) and (b) shall apply mutatis mutandis with respect to such stock appreciation rights. In addition, for the avoidance of doubt, any right to purchase shares of Class A Common Stock granted under an Equity Plan that is an employee stock purchase plan, shall be treated as a stock option for purposes of Sections 3.10(a) and (b) hereof.

(d)        Restricted Stock Granted to LLC Service Providers. If at any time or from time to time, in connection with any Equity Plan, any shares of Class A Common Stock are issued to an LLC Service Provider (including any shares of Class A Common Stock that are subject to forfeiture in the event such LLC Service Provider terminates his or her service with the Company or any Subsidiary), other than in connection with the exercise of a stock option, then, in consideration for services performed for the Company or any Subsidiary:

(i)        PubCo shall issue such number of shares of Class A Common Stock as are to be issued to such LLC Service Provider in accordance with the Equity Plan;

(ii)        On the date (such date, the “Vesting Date”) that the Value of such shares is includible in taxable income of such LLC Service Provider, the following events will be deemed to have occurred: (1) PubCo shall be deemed to have sold such shares of Class A Common Stock to the Company (or if such LLC Service Provider is an employee of, or other service provider to, a Subsidiary, to such Subsidiary) for a purchase price equal to the Value of such shares of Class A Common Stock on the Vesting Date, (2) the Company (or such Subsidiary) shall be deemed to have delivered such shares of Class A Common Stock to such LLC Service Provider, (3) PubCo shall be deemed to have contributed the purchase price for such

Annex B-3-17

shares of Class A Common Stock to the Company as a Capital Contribution, and (4) in the case where such LLC Service Provider is an employee of a Subsidiary, the Company shall be deemed to have contributed such amount to the capital of the Subsidiary;

(iii)        The Company shall issue to PubCo on the Vesting Date a number of Common Units equal to the number of shares of Class A Common Stock issued under Section 3.10(d)(i) in consideration for a Capital Contribution that PubCo is deemed to make to the Company pursuant to clause (3) of Section 3.10(d)(ii) above; and

(iv)        In the event that shares of Class A Common Stock described in this Section 3.10(d) are forfeited after a Vesting Date has occurred, the Common Units issued to PubCo pursuant to Section 3.10(d)(iii) with respect to such Class A Common Stock shall also be forfeited.

(e)        Restricted Stock Units and Other Stock Based Awards Granted to LLC Service Providers. To the extent PubCo grants any restricted stock units or similar awards that are to be settled in shares of Class A Common stock, the provisions of Section 3.10(d) shall apply mutatis mutandis with respect to such awards.

(f)        Future Stock Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain PubCo from adopting, modifying or terminating any Equity Plan for the benefit of employees, directors or other business associates of PubCo, the Company or any of their respective Affiliates. The Members acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by PubCo, amendments to this Section 3.10 may become necessary or advisable and that any approval or consent to any such amendments requested by PubCo shall be deemed granted by the Manager and the Members, as applicable, without the requirement of any further consent or acknowledgement of any other Member.

(e)        Anti-Dilution Adjustments. For all purposes of this Section 3.10, the number of shares of Class A Common Stock and the corresponding number of Common Units shall be determined after giving effect to all anti-dilution or similar adjustments that are applicable, as of the date of exercise or vesting, to the option, warrant, restricted stock or other equity interest that is being exercised or becomes vested under the applicable Equity Plan and applicable award or grant documentation.

Section 3.11        Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by PubCo in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by PubCo to effect open market purchases of shares of Class A Common Stock, or (b) if PubCo elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by PubCo to the Company in exchange for additional Common Units. Upon such contribution, the Company will issue to PubCo a number of Common Units equal to the number of new shares of Class A Common Stock so issued.

Section 3.12        Tax and Accounting Information.

(a)        Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Manager in accordance with Law and with accounting methods followed for U.S. federal income tax purposes. In making such decisions, the Manager may rely upon the advice of the independent accountants of the Company.

(b)        Records and Accounting Maintained. For financial reporting purposes, unless otherwise determined by PubCo’s audit committee, the books and records of the Company shall be kept on the accrual method of accounting applied in a consistent manner and shall reflect all Company transactions. For tax purposes, the books and records of the Company shall be kept on the accrual method. The Fiscal Year of the Company shall be used for financial reporting and, to the extent permitted by applicable Law, for U.S. federal income tax purposes.

Annex B-3-18

(c)        Financial Reports.

(i)        The books and records of the Company shall be audited as of the end of each Fiscal Year by the same accounting firm that audits the books and records of PubCo (or, if such firm declines to perform such audit, by an accounting firm selected by the Manager).

(ii)        In the event that neither PubCo nor the Company is required to file an annual report on Form 10-K or quarterly report on Form 10-Q, the Company shall deliver, or cause to be delivered, the following to each Member holding not less than 5% of the Units (each such Member, a “Qualifying Member”):

(A)        not later than ninety (90) days after the end of each Fiscal Year of the Company, a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and the related statements of operations and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail; and

(B)        not later than forty-five (45) days or such later time as permitted under applicable securities Law after the end of each of the first three fiscal quarters of each Fiscal Year, the unaudited consolidated balance sheet of the Company and its Subsidiaries, and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the Fiscal Year and ending on the last day of such quarter.

(d)        Tax Returns.

(i)        The Manager shall arrange for the preparation and filing of all tax returns required to be filed by the Company in accordance with the procedures set forth in this Section 3.12(d) and applicable Law.

(ii)        On or before April 15, June 15, September 15, and December 15 of each Fiscal Year (or, if the due dates for estimated tax payments applicable to the Members or their equityholders are modified after the date of this Agreement, on or before such modified due dates), the Company shall send to each Person who was a Member at any time during the prior quarter, an estimate of information that each such Member reasonably requires in connection with discharging its tax reporting and estimated tax payment obligations.

(iii)        As soon as reasonably practicable after the end of a Fiscal Year, the Manager shall cause the Company to provide to the [Member Representative], on behalf of each Member, a Schedule K-1 for each Member with respect to such Fiscal Year, together with corresponding forms for state income tax purposes, setting forth such Member’s distributive share of share of income, gain, loss, deduction, and credit for the Fiscal Year, if any, and such other financial information and documents respecting the Company and its business as the Manager deems appropriate, or as a Member may reasonably require and request in writing, to enable such Member to prepare its U.S. federal and state income tax returns (the statements referred to in this sentence, collectively, the “Draft Tax Statements”). Upon delivery of any Draft Tax Statements to the Member Representative, the Member Representative shall have thirty (30) days to review the applicable Draft Tax Statements and provide any comments to the Manager on such Draft Tax Statements. The Manager shall consider in good faith all reasonable comments received from the Member Representative during the thirty (30) day review period and such statements, reflecting the Member Representative’s reasonable comments, shall be the (“Final Tax Statements”). The Manager shall cause the Company to deliver Final Tax Statements to each applicable Member within five (5) days of such statements becoming Final Tax Statements.

(iv)        At least thirty (30) days prior to the due date for the filing of any tax return of the Company or any Company Subsidiary, the Manager shall send a draft of such tax return, which shall be prepared consistently with any applicable Final Tax Statements, to the Member Representative for the Member Representative’s review and comment. The Manager shall incorporate all reasonable comments received from the Member Representative at least five (5) days prior to the due date for the filing of any such tax return and shall not file any tax return without receiving prior written consent of the Member Representative.

Annex B-3-19

Section 3.13        Books and Records. The Company shall keep full and accurate books of account and other records of the Company at its principal place of business. No Member (other than the Manager) shall have any right (except as otherwise explicitly accorded to a Member hereunder or under any other applicable agreement) to inspect the books and records of PubCo, the Company or any of its Subsidiaries, and each Member (other than the Manager and the Required Members) hereby waives its rights under Section 605.0410 of the Florida Act to the greatest extent permitted by applicable Law.

Article IV.
DISTRIBUTIONS

Section 4.01        Distributions.

(a)        Distributable Cash; Other Distributions.

(i)        To the extent permitted by applicable Law and hereunder, Distributions to Members may be declared by the Manager out of Distributable Cash or other funds or property legally available therefor in such amounts, at such time and on such terms (including the payment dates of such Distributions) as the Manager in its sole discretion shall determine using such record date as the Manager may designate. All Distributions made under this Section 4.01 shall be made to the Members as of the close of business on such record date on a pro rata basis in accordance with each Member’s Percentage Interest (other than, for the avoidance of doubt, any distributions made pursuant to Section 4.01(b)(v)) as of the close of business on such record date; provided, however, that the Manager shall have the obligation to make Distributions as set forth in Section 4.01(b) and Section 12.02; provided, further, that notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Member to the extent such Distribution would render the Company insolvent or violate the Florida Act. For purposes of the foregoing sentence, insolvency means the inability of the Company to meet its payment obligations when due. In furtherance of the foregoing, it is intended that the Manager shall, to the extent permitted by applicable Law and hereunder, have the right in its sole discretion to make Distributions of Distributable Cash to the Members pursuant to this Section 4.01(a) in such amounts as shall enable PubCo to meet its obligations, including its obligations pursuant to the Tax Receivable Agreement (to the extent such obligations are not otherwise able to be satisfied as a result of Tax Distributions required to be made pursuant to Section 4.01(b)).

(ii)        [Notwithstanding anything to the contrary in Section 4.01(a)(i), (A) the Company shall not make a distribution (other than Tax Distributions under Section 4.01(b)) to any Member in respect of any Common Units which remain subject to vesting conditions in accordance with any applicable equity plan or individual award agreement and (B) with respect to any amounts that would otherwise have been distributed to a Member but for the preceding clause (A), such amount shall be held in trust by the Company for the benefit of such Member unless and until such time as such Common Units have vested in accordance with the applicable equity plan or individual award agreement, and within five (5) Business Days of such time, the Company shall distribute such amounts to such Member; provided, that, if any condition to the vesting of such unvested Common Unit becomes incapable of being satisfied, then any amounts that have not been distributed with respect to such unvested Common Unit may be distributed to all other Unit Holders in accordance with Section 4.01(a)(i) as if such distribution were a new distribution pursuant to Section 4.01(a)(i).] Furthermore, in the event that any holder of Common Units is obligated to return to the Company any distributions made in respect of such Common Units, including by reason of the violation of any restrictive covenant in favor of the Company or any of its Subsidiaries, such returned amounts may be distributed to the other holders of Units in accordance with Section 4.01(a)(i) as if such distribution were a new distribution pursuant to Section 4.01(a)(i). For all purposes under this Agreement (including U.S. federal, state and local income tax purposes) each Member who holds any unvested Common Unit will be treated as the owner of the unvested portion of the applicable unvested Common Unit and will receive allocations of Net Income and Net Loss (and any items of income, gain, loss, deduction or credit) with respect thereto.

Annex B-3-20

(b)        Tax Distributions.

(i)        With respect to each Fiscal Year, the Company shall, to the extent permitted by applicable Law, make cash distributions to each Member pro rata in proportion to each Member’s respective Percentage Interest in an amount such that the Member with the highest Assumed Tax Liability per Common Unit receives an amount equal to such Member’s Assumed Tax Liability (each, a “Tax Distribution”). Tax Distributions pursuant to this Section 4.01(b)(i) shall be estimated by the Company for each Estimated Tax Period and, to the extent feasible, shall be distributed to the Members on a quarterly basis at least five (5) Business Days prior to the date on which any estimated U.S. federal income tax payments are due by the Members (each, a “Quarterly Tax Distribution”); provided, that the foregoing shall not restrict the Company from making a Tax Distribution on any other date. Quarterly Tax Distributions shall take into account the estimated taxable income or loss of the Company for the Fiscal Year through the end of the relevant Estimated Tax Period. A final accounting for Tax Distributions shall be made for each Fiscal Year after the allocation of the Company’s actual net taxable income or loss has been determined and any shortfall in the amount of Tax Distributions a Member received for such Fiscal Year based on such final accounting shall promptly be distributed to such Member. For the avoidance of doubt, any excess Tax Distributions a Member receives with respect to any Fiscal Year shall reduce future Tax Distributions otherwise required to be made to such Member with respect to any subsequent Fiscal Year. All Tax Distributions shall be treated for all purposes under this Agreement as advances against, and shall offset and reduce dollar-for-dollar, subsequent distributions under Section 4.01(a).

(ii)        If, on the date of a Tax Distribution, there are insufficient funds on hand to distribute to the Members the full amount of the Tax Distributions to which such Members are otherwise entitled, Distributions pursuant to this Section 4.01(b) shall be made to the Members to the extent of available funds pro rata in accordance with their Percentage Interests and the principles of Section 4.01(b)(i) and the Company shall make future Tax Distributions as soon as funds become available sufficient to pay the remaining portion of the Tax Distributions to which such Members are otherwise entitled.

(iii)        In the event of any audit by, or similar event with, a taxing authority that affects the calculation of any Member’s Assumed Tax Liability for any taxable year (other than an audit conducted pursuant to the Partnership Tax Audit Rules for which no election is made pursuant to Section 6226 thereof and the Treasury Regulations promulgated thereunder), or in the event the Company files an amended tax return, each Member’s Assumed Tax Liability with respect to such year shall be recalculated by giving effect to such event (for the avoidance of doubt, taking into account interest or penalties). Any shortfall in the amount of Tax Distributions the Members and former Members received for the relevant taxable years based on such recalculated Assumed Tax Liability promptly shall be distributed, in accordance with the principles of Section 4.01(b)(i), to such Members and the successors of such former Members, except, for the avoidance of doubt, to the extent Distributions were made to such Members and former Members pursuant to Section 4.01(a) and this Section 4.01(b) in the relevant taxable years sufficient to cover such shortfall.

Article V.
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS; ALLOCATIONS

Section 5.01        Capital Contributions. From and after the date hereof, except as expressly provided in this Agreement, no Member shall have any obligation to the Company, to any other Member or to any creditor of the Company to (a) loan any money or property to the Company, (b) borrow any money or property from the Company or (c) make any additional Capital Contributions. Except as expressly provided herein, no Member, in its capacity as a Member, shall have the right to receive any Property of the Company.

Annex B-3-21

Section 5.02        Capital Accounts.

(a)        Maintenance of Capital Accounts. The Company shall maintain a separate Capital Account for each Member on the books of the Company in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such provisions, the following provisions:

(i)        Each Member listed on the Schedule of Members shall be credited with the Initial Capital Account Balance set forth on the Schedule of Members. The Schedule of Members shall be amended by the Manager after the closing of the Transactions and from time to time to reflect adjustments to the Members’ Capital Accounts made in accordance with Section 5.02(a)(ii), Section 5.02(a)(iii), Section 5.02(a)(iv), Section 5.02(c) or otherwise.

(ii)        To each Member’s Capital Account there shall be credited: (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Net Income and any item in the nature of income or gain that is allocated pursuant to Section 5.03 and (C) the amount of any Company liabilities assumed by such Member or that are secured by any Property distributed to such Member.

(iii)        To each Member’s Capital Account there shall be debited: (A) the amount of money and the Carrying Value of any Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Net Loss and any items in the nature of expenses or losses that are allocated to such Member pursuant to Section 5.03 and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any Property contributed by such Member to the Company.

(iv)        In determining the amount of any liability for purposes of subparagraphs (ii) and (iii) above there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Manager shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are maintained (including debits or credits relating to liabilities that are secured by contributed or distributed Property or that are assumed by the Company or the Members), the Manager may make such modification so long as such modification will not have any effect on the amounts distributed to any Person pursuant to Article XII upon the dissolution of the Company. The Manager also shall (i) make any adjustments that are necessary or appropriate to maintain equality between Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(b)        Succession to Capital Accounts. In the event any Person becomes a Substitute Member in accordance with the provisions of this Agreement, such Substitute Member shall succeed to the Capital Account of the former Member (the “Transferor Member”) to the extent such Capital Account relates to the Transferred Units.

(c)        Adjustments of Capital Accounts. The Company shall revalue the Capital Accounts of the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for one or more Units; (ii) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of property as consideration for one or more Units; (iii) immediately prior to the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); (iv) in connection with the issuance by the Company of more than a de minimis amount of Units as consideration for the provision of services to or for the benefit of the Company (as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii)); and (v) upon the contribution of cash to the Company in connection with the Transactions; provided, however, that adjustments pursuant to clauses (i), (ii) and (iv) above need not be made if the

Annex B-3-22

Manager, with the consent of the Required Members, reasonably determines that such adjustments are not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustments does not adversely and disproportionately affect any Member.

(d)        No Member shall be entitled to withdraw capital or receive distributions except as specifically provided herein. A Member shall have no obligation to the Company, to any other Member or to any creditor of the Company to restore any negative balance in the Capital Account of such Member. Except as expressly provided elsewhere herein, no interest shall be paid on the balance in any Member’s Capital Account.

(e)        Whenever it is necessary for purposes of this Agreement to determine a Member’s Capital Account on a per Unit basis, such amount shall be determined by dividing the Capital Account of such Member attributable to the applicable class of Units held of record by such Member by the number of Units of such class held of record by such Member, with appropriate adjustments if necessary to reflect the economic differences between Units.

Section 5.03        Allocations.

(a)        Net Income and Net Loss. Except as otherwise provided in this Agreement, and after giving effect to the special allocations set forth in Section 5.03(b), Section 5.03(c) and Section 5.03(d), Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocation, is, as nearly as possible, equal to (i) the distributions that would be made to such Member pursuant to Section 12.02(b) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and the net assets of the Company were distributed, in accordance with Section 12.02(b), to the Members immediately after making such allocation (assuming, solely for this purpose that all unvested Units were fully vested in respect of time-based vesting conditions), minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets.

(b)        Special Allocations. The following special allocations shall be made in the following order:

(i)        Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the immediately preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.03(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)        Member Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.03(b)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

Annex B-3-23

(iii)        Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as promptly as possible; provided, that an allocation pursuant to this Section 5.03(b)(iii) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.03(b)(iii) were not in the Agreement.

(iv)        Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in a manner determined by the Manager consistent with Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).

(v)        Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(j)(1).

(vi)        Section 754 Adjustments. (A) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases the basis of such asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income and Net Loss; and (B) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to such Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(c)        Regulatory Allocations. The allocations set forth in Section 5.03(b) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Net Income and Net Loss of the Company or make distributions. Accordingly, notwithstanding the other provisions of this Article 5, but subject to the Regulatory Allocations, income, gain, deduction and loss shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Net Income and Net Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Net Income and Net Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero.

(d)        Loss Limitation. Net Loss (or individual items of loss or deduction) allocated pursuant to Section 5.03 hereof shall not exceed the maximum amount of Net Loss (or individual items of loss or deduction) that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Loss (or individual items of loss or deduction) pursuant to Section 5.03 hereof, the limitation set forth in this Section 5.03(d) shall be applied on a Member by Member basis and Net Loss (or individual items of loss or deduction) not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Net Loss to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). Any reallocation of Net Loss pursuant to this Section 5.03(d) shall be subject to chargeback pursuant to the Regulatory Allocation provision of Section 5.03(c).

Annex B-3-24

Section 5.04        Other Allocation Rules.

(a)        Interim Allocations Due to Percentage Adjustment. If a Percentage Interest of Units is the subject of a Transfer or the Members’ interests in the Company change pursuant to the terms of the Agreement during any Fiscal Year, the amount of Net Income and Net Loss (or items thereof) to be allocated to the Members for such entire Fiscal Year shall be allocated to the portion of such Fiscal Year which precedes the date of such Transfer or change (and if there shall have been a prior Transfer or change in such Fiscal Year, which commences on the date of such prior Transfer or change) and to the portion of such Fiscal Year which occurs on and after the date of such Transfer or change (and if there shall be a subsequent Transfer or change in such Fiscal Year, which precedes the date of such subsequent Transfer or change), and the amounts of the items so allocated to each such portion shall be credited or charged to the Members in accordance with Section 5.03 as in effect during each such portion of the Fiscal Year in question. Such allocation shall be in accordance with Section 706 of the Code and the regulations thereunder and made without regard to the date, amount or receipt of any distributions that may have been made with respect to the Transferred Percentage Interest to the extent consistent with Section 706 of the Code and the regulations thereunder, and shall be made using any method permitted by Section 706 of the Code and such regulations as determined by the Manager. In furtherance of the foregoing, any such permissible method selected by the Manager shall be set forth in a dated, written statement maintained with the Company’s books and records. The Members hereby agree that any such selection by the Manager is made by “agreement of the partners” within the meaning of Treasury Regulation Section 1.706-4(f). As of the date of such Transfer, the Transferee Member shall succeed to the Capital Account of the Transferor Member with respect to the Transferred Units.

(b)        Tax Allocations: Code Section 704(c). In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company, and allocations that are “reverse Section 704(c) allocations” described in Treasury Regulations 1.704-3(a)(6) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for U.S. federal income tax purposes and its initial Carrying Value or its Carrying Value determined pursuant to Treasury Regulation 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Carrying Value) [using the traditional allocation method under Treasury Regulation 1.704-3(b),]3 except as otherwise agreed by the Manager. Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.04(a), Section 704(c) of the Code (and the principles thereof), Treasury Regulation 1.704-1(b)(4)(i), and Treasury Regulation 1.704-3(a)(6) are solely for purposes of U.S. federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss, other items, or distributions (other than by reason of affecting Tax Distributions) pursuant to any provision of this Agreement.

Section 5.05        Tax Withholding; Withholding Advances.

(a)        Tax Withholding.

(i)        If requested by the Manager, each Member shall, if reasonably able to do so, deliver to the Manager: (A) an affidavit in form satisfactory to the Company that the applicable Member (or its regarded owner for U.S. federal income tax purposes, as the case may be) is not subject to withholding under the provisions of any U.S. federal, state, local, foreign or other Law; (B) any certificate that the Company may reasonably request with respect to any such Laws; and/or (C) any other form or instrument reasonably requested by the Company relating to any Member’s status under such Law. In the event that a Member (or its regarded owner for U.S. federal income tax purposes, as the case may be) fails or is unable to deliver to the Company an affidavit described in subclause (A) of this clause (i), for the avoidance of doubt, the Company may withhold amounts from such Member in accordance with Section 5.05(b) to the extent it is required to do so under applicable Law.

____________

3    Note to Draft: Subject to KPMG review.

Annex B-3-25

(ii)        After receipt of a written request of any Member, the Company shall provide such information to such Member and take such other action as may be reasonably necessary to assist such Member in making any necessary filings, applications or elections to obtain any available exemption from, or any available refund of, any withholding imposed by any taxing authority with respect to amounts distributable or items of income allocable to such Member hereunder to the extent not adverse to the Company or any Member. In addition, the Company shall, at the request of any Member, make or cause to be made (or cause the Company to make) any such filings, applications or elections; provided, that any such requesting Member shall cooperate with the Company, with respect to any such filing, application or election to the extent reasonably determined by the Company and that any filing fees, taxes or other out-of-pocket expenses reasonably incurred and related thereto shall be paid and borne by such requesting Member or, if there is more than one requesting Member, by such requesting Members in accordance with their Relative Percentage Interests.

(b)        Withholding Advances. To the extent PubCo or the Company or any of their Subsidiaries is required by Law to withhold or to make tax payments on behalf of or with respect to any Member (e.g., in connection with allocations of income or with the delivery of consideration in connection with a Redemption, backup withholding, Section 1441 of the Code, Section 1445 of the Code, or Section 1446 of the Code or, in each case, similar provisions of state, local or other tax Law with respect to allocations or distributions to Persons who are not U.S. persons for U.S. federal income tax purposes) (“Withholding Advances”), PubCo, the Company, or such Subsidiary, as the case may be, may withhold such amounts and make such tax payments as so required. “Withholding Advances” shall not include any “imputed underpayment” within the meaning of the Code or similar provisions of state or local tax Law or any related liability.

(c)        Repayment of Withholding Advances. All Withholding Advances made (or to be made) on behalf of a Member shall (i) be paid on demand by the Member on whose behalf such Withholding Advances were made (it being understood that no such payment shall increase such Member’s Capital Account except to the extent that the Withholding Advances previously reduced such Member’s Capital Account), or (ii) with the consent of the Manager be repaid by reducing the amount of the current or next succeeding distribution or distributions that would otherwise have been made to such Member or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Whenever repayment of a Withholding Advance by a Member is made as described in clause (ii) of this Section 5.05(c), for all other purposes of this Agreement such Member shall be treated as having received all distributions (whether before or upon any Dissolution Event) unreduced by the amount of such Withholding Advance and interest thereon.

(d)        Withholding Advances — Reimbursement of Liabilities. Each Member hereby agrees to reimburse the Company, or any other applicable Member, for any liability with respect to Withholding Advances required or made on behalf of or with respect to such Member (including penalties imposed with respect thereto). The obligations of a Member with respect to the repayment and reimbursement of Withholding Advances will survive the termination, liquidation, winding up and dissolution of the Company and will survive the partial or complete Transfer or redemption of a Member’s interests in the Company.

Section 5.06        Tax Proceedings. In representing the Company before any taxing authorities and courts in administrative or judicial proceedings relating to tax matters affecting the Company and the Members in their capacity as such, the Company Representative shall, to the extent practicable and permitted under the circumstances, keep the Members promptly informed of any such proceedings. The Company shall not in the course of such proceedings consent to make any tax election or adopt any method of tax allocation in a manner inconsistent with past practice that would materially affect the Members (other than PubCo) without the Required Members’ prior written consent. Nothing in this Section 5.06 shall prevent the Company (or any of its Subsidiaries) from making an election pursuant to Section 754 of the Code (or analogous provisions of state or local Law).

Annex B-3-26

Article VI.
CERTAIN TAX MATTERS

Section 6.01        Company Representative.

(a)        The Manager is authorized and appointed to act as the Company Representative and in any similar capacity under state or local Law; provided, that the Manager may appoint and replace the Company Representative. The Company Representative shall designate a “designated individual” in accordance with Treasury Regulations Section 301.6223-1(b)(3)(i). The Company and the Members (including any Member designated as the Company Representative prior to the date hereof) shall cooperate fully with each other and shall use reasonable efforts to cause the Manager (or any Person subsequently designated) to become the Company Representative with respect to any taxable period of the Company with respect to which the statute of limitations has not yet expired (and causing any tax matters partner, partnership representative or designated individual designated prior to the Effective Date to resign, be revoked or replaced, as applicable), including (as applicable) by filing certifications pursuant to Treasury Regulations Section 301.6231(a)(7)-1(d).

(b)        The Company Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as the Company Representative. The Company Representative is authorized to take, and shall determine in its sole discretion whether or not the Company will take, such actions and execute and file all statements and forms on behalf of the Company that are approved by the Manager and are permitted or required by the applicable provisions of the Partnership Tax Audit Rules; provided that, except with the consent of the Required Members, a “push-out” election under Section 6226 of the Code and any analogous election under state or local tax Law shall not be made with respect to the Company and each of its Subsidiaries in any case where such election is available. If the Company does not make a “push-out” election pursuant to the preceding sentence, any “imputed underpayment” shall be treated as an expense of the Company. Each Member agrees to cooperate with the Company Representative and to use commercially reasonable efforts to do or refrain from doing any or all things requested by the Company Representative (including paying any and all resulting taxes, additions to tax, penalties and interest in a timely fashion) in connection with any examination of the Company’s affairs by any U.S. federal, state, or local tax authorities, including resulting administrative and judicial proceedings.

(c)        The Company shall make and maintain at all times, and shall cause each of its Subsidiaries that is treated as a partnership for U.S. federal income tax purposes to make and maintain at all times, a valid election pursuant to Section 754 of the Code (and analogous provisions of state or local Law).

Article VII.
MANAGEMENT OF THE COMPANY

Section 7.01        Management by the Manager. Except as otherwise specifically set forth in this Agreement, the Manager shall be deemed to be a “Manager” for purposes of the Florida Act and the Company shall be a Manager-managed entity. Except as expressly provided in this Agreement or the Florida Act, the day-to-day business and affairs of the Company and its Subsidiaries shall be managed, operated and controlled exclusively by the Manager in accordance with the terms of this Agreement, and no other Members shall have management authority or rights over the Company or its Subsidiaries. The Manager is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company’s and its Subsidiaries’ business, and the actions of the Manager taken in accordance with such rights and powers, shall bind the Company (and no other Members shall have such right). Except as expressly provided in this Agreement, the Manager shall have all necessary powers to carry out the purposes, business, and objectives of the Company and its Subsidiaries. The Manager may delegate to Members, employees, officers or agents of the Company or any Subsidiary in its discretion (i) the authority to sign agreements and other documents on behalf of the Company or any Subsidiary and (ii) such of the powers as are granted to the Manager hereunder as it deems appropriate. The Manager shall have the exclusive power and authority, on behalf of the Company to take such actions not inconsistent with this Agreement as the Manager deems necessary or appropriate to carry on the business and purposes of the Company and its Subsidiaries. Notwithstanding the foregoing to the contrary, except with the consent of the Required Members, PubCo shall not and shall cause its Subsidiaries not to operate or conduct any business other than through the Company and its Subsidiaries.

Annex B-3-27

Section 7.02        Withdrawal of the Manager. PubCo may withdraw as the Manager and appoint as its successor at any time upon written notice to the Company (i) any wholly-owned Subsidiary of PubCo, (ii) any Person into which PubCo is merged or consolidated or (iii) any Transferee of all or substantially all of the assets of PubCo, which withdrawal and replacement shall be effective upon the delivery of such notice. No appointment of a Person as Manager shall be effective unless PubCo and the new Manager provide all other Members with contractual rights, directly enforceable by such other Members against the new Manager, to cause the new Manager to comply with all the Manager’s obligations under this Agreement.

Section 7.03        Decisions by the Members.

(a)        Other than the Manager and except as set forth in this Agreement, the Members shall take no part in the management of the Company’s business, shall transact no business for the Company and shall have no power to act for or to assume any obligations or responsibility on behalf of, or to bind the Company; provided, however, that the Company may engage any Member or principal, partner, member, shareholder or interest holder thereof as an employee, independent contractor or consultant to the Company, in which event the duties and liabilities of such Person with respect to the Company as an employee, independent contractor or consultant, as applicable, shall be governed by the terms of such engagement with the Company.

(b)        Except as expressly provided herein, neither the Members nor any class of Members shall have the power or authority to vote, approve or consent to any matter or action taken by the Company (or by PubCo, as Manager).

Section 7.04        Fiduciary Duties. (i) The Manager shall, in its capacity as Manager, and not in any other capacity, have the same fiduciary duties to the Company and the Members as a member of the board of directors of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL); and (ii) each Officer shall, in their capacity as such, and not in any other capacity, have the same fiduciary duties to the Company and the Members as an officer of a Delaware corporation (assuming such corporation had in its certificate of incorporation a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL). Notwithstanding the immediately preceding sentence, the doctrine of corporate opportunity and any analogous doctrine shall not apply to any Exempted Person.

Section 7.05        Officers.

(a)        Appointment of Officers. The Manager may appoint individuals as officers (“Officers”) of the Company, which may include such officers as the Manager determines are necessary or appropriate. No Officer need be a Member. An individual may be appointed to more than one office.

(b)        Authority of Officers. The Officers shall have the duties, rights, powers and authority as may be prescribed by the Manager from time to time.

(c)        Removal, Resignation and Filling of Vacancy of Officers. Unless otherwise set forth in the employment agreement of the applicable Officer, the Manager may remove any Officer, for any reason or for no reason, at any time. Any Officer may resign at any time by giving written notice to the Secretary or, if there is no Secretary, to the Manager, without prejudice to the rights, if any, of the Company under any contract to which such Officer is a party, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided, that, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any such resignation shall be without prejudice to the rights, if any, of the Company or such Officer under this Agreement. A vacancy in any office because of death, resignation, removal or otherwise shall be filled by the Manager.

Section 7.06        Transactions Between the Company and the Manager. The Manager may cause the Company to contract and deal with the Manager, or any Affiliate of the Manager, provided, that such contracts and dealings (other than contracts and dealings between the Company and its Subsidiaries) are on terms comparable

Annex B-3-28

to and competitive with those available to the Company from others dealing at arm’s length or are otherwise (a) approved by the Members and (b) permitted by the Credit Agreements, if any; provided that the foregoing shall in no way limit the Manager’s rights under Sections 3.01(a), 3.01(d), 3.01(e), 3.04, 3.05, 3.06 or 3.10. The Members hereby approve each of the contracts or agreements between or among the Manager, the Company and their respective Affiliates entered into on or prior to the date of this Agreement in accordance with the Prior Agreement or that the board of managers of the Company or the Corporate Board has approved in connection with the Recapitalization or the Transactions as of the date of this Agreement.

Section 7.07        Reimbursement for Expenses. The Manager shall not be compensated for its services as Manager of the Company except as expressly provided in this Agreement. The Members acknowledge and agree that the Manager’s Class A Common Stock will be publicly traded and, therefore, the Manager will have access to the public capital markets and that such status and the services performed by the Manager will inure to the benefit of the Company and all Members; therefore, the Manager shall be reimbursed by the Company for any reasonable out-of-pocket expenses incurred on behalf of the Company, including without limitation all fees, expenses and costs of being a public company (including without limitation public reporting obligations, proxy statements, stockholder meetings, Stock Exchange fees, transfer agent fees, legal fees, SEC and FINRA filing fees, insurance costs and offering expenses) and maintaining its corporate existence. In the event that shares of Class A Common Stock are sold to underwriters in any Qualifying Offering at a price per share that is lower than the price per share for which such shares of Class A Common Stock are sold to the public in such Qualifying Offering after taking into account underwriters’ discounts or commissions and brokers’ fees or commissions (such difference, the “Discount”) (i) the Manager shall be deemed to have contributed to the Company in exchange for newly issued Common Units the full amount for which such shares of Class A Common Stock were sold to the public and (ii) the Company shall be deemed to have paid the Discount as an expense. To the extent practicable, expenses incurred by the Manager on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to the Manager or any of its Affiliates by the Company pursuant to this Section 7.07 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Code Section 707(c) and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts. Notwithstanding the foregoing, the Company shall not bear any income tax obligations of the Manager or any payments made pursuant to the Tax Receivable Agreement.

Article VIII.
TRANSFERS OF INTERESTS

Section 8.01        Restricted Transfer.

(a)        No Member will directly or indirectly Transfer any Units or all or any part of the economic or other rights that comprise such Member’s interest in the Company except (i) Transfers to a Permitted Transferee in compliance with this Article VIII, (ii) with the prior written consent of the Manager (not to be unreasonably withheld), (iii) solely in the case of a limited partner in an investment fund that indirectly holds Units, indirect Transfers of Units by such limited partner in connection with the Transfer of its interest in the applicable investment fund, or (iv) any indirect Transfer of Units held by the Manager by virtue of any Transfer of Equity Securities in PubCo. Any attempted Transfer not in compliance with the terms of this Article VIII will be null and void and the Company will not in any way give effect to any such Transfer. In addition to the foregoing, no Member will, and each Member will cause its Affiliates not to, circumvent the provisions of this Agreement by Transferring (or permitting the Transfer of) its securities or any entity whose primary purpose is to hold (directly or indirectly) Units unless such Transfer is otherwise in compliance with the terms of this Article VIII.

(b)        Any Member who assigns any Units or other interest represented by such Units in the Company (any such Member, an “Assignor”) in accordance with this Article VIII will cease to be a Member of the Company with respect to such Units or other interest represented by such Units and will no longer have any rights or privileges of a Member with respect to such Units or such portion of its interest represented by such Units (but will still be bound by this Agreement in accordance with this Article VIII, subject to Section 8.03), including the power and right to vote (in proportion to the extent of the interest Transferred) on any matter submitted to the Members, and, for voting purposes, such interest will not be counted as outstanding in proportion to the extent of the interest Transferred unless and until the Transferee is admitted as a Member in accordance with Section 8.03. Nothing contained herein shall

Annex B-3-29

relieve any Member who Transfers any Units in the Company from any liability of such Member to the Company with respect to such Units that may exist as of the date of such Transfer or that is otherwise specified in the Florida Act or for any liability to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or in any agreements required to be delivered by any such Member under Section 8.03.

(c)        Subject to the terms of this Article VIII, any Person who acquires in any manner whatsoever any Interest (any such Person, an “Assignee”), irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, will be deemed by the acceptance of the benefits of the acquisition thereof to have agreed to be subject to and bound by all of the terms, conditions and obligations (but will be entitled to none of the rights or benefits) of this Agreement that any Transferor of such Interest of such Person was subject to or by which such Transferor was bound.

(d)        Notwithstanding any other provision of this Agreement to the contrary, except as otherwise agreed by each of the Manager, no Member shall Transfer all or any part of its Units or any right or economic interest pertaining thereto if such Transfer, in the reasonable discretion of the Manager, would (i) in the reasonable determination of the Manager, cause the Company to be classified as a “publicly traded partnership” as that term is defined in Section 7704 of the Code and Regulations promulgated thereunder, (ii) in the reasonable determination of the Manager, cause the Company to fail to qualify for the safe harbor contained in Treasury Regulations Section 1.7704-1(h), (iii) result in the violation of the Securities Act, or any other applicable federal, state or foreign Laws, (iv) cause an assignment under the Investment Company Act, or (v) in the reasonable determination of the Manager, be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any obligation under any Credit Agreement to which the Company or the Manager is a party; provided that the payee or creditor to whom the Company or the Manager owes such obligation is not an Affiliate of the Company or the Manager. Any purported Transfer in contravention of this Section 8.01(d) will be null and void ab initio.

(e)        For the avoidance of doubt, in addition to any restrictions on Transfer set forth in this Article VIII that may apply to such Transfer, any Transfer of Units by any Member shall be subject to the restrictions on Transfer applicable thereto pursuant to any award agreement or other policy, agreement or arrangement with or of PubCo, the Company of any of their Affiliates applicable to such Member.

Section 8.02        Permitted Transfers. Subject to Section 8.01(d) and Section 8.01(e), from and after the Transactions, the following Transfers shall be permitted (any such Transfer, a “Permitted Transfer” and, the applicable Transferee, a “Permitted Transferee”):

(a)        Affiliates and Members of the Immediate Family. Subject to Section 8.03, a Member who is an individual will be entitled to Transfer all or any portion of such Member’s Units to one or more Members of the Immediate Family of such Member, or to a trust or other estate planning vehicle for the benefit of such Member or one or more of the Members of the Immediate Family of such Member, so long as the Person controlling such trust or other estate planning vehicle is the Transferring Member; provided, however, that no such Transfer will be effective until the holders of the beneficial interests of such Transferee will have delivered to the Company a written acknowledgement and agreement in form and substance reasonably satisfactory to the Company that they will not Transfer any such beneficial interests or permit such Transferee to issue any such beneficial interests except to the extent such Transfer or issuance (treating such issuance as a Transfer by such holders) would be permitted under this Section 8.02 if the beneficial interests were Units; provided, further, that such Member will retain voting control of such Transferred Units (to the extent such Units have voting rights hereunder), whether by proxy or other arrangement. In no event will all or any portion of a Member’s Units be Transferred to a minor or an incompetent except in trust or pursuant to the Uniform Gifts to Minors Act. Subject to compliance with the requirements set forth in this Agreement, (A) each Member, who is not a natural person, will be entitled to Transfer all or any portion of such Member’s Interest to its Affiliates; and (B) the direct and indirect owners of any Members, who are not natural persons, will be entitled to Transfer to their respective Affiliates all or any portion of their indirect interests in the Company so long as Affiliates of the applicable Transferring Member(s) continue to control the applicable vehicles through which their respective owners hold their investment in the Company.

Annex B-3-30

(b)        Upon Death. Subject to Section 8.03 and compliance with the requirements set forth in this Agreement, upon the death of any Member who is a natural Person, such Member’s Interest may be Transferred by the will or other instrument taking effect at death of such Member or by applicable Laws of descent and distribution to such Member’s estate, executors, administrators and personal representatives, and then to such Member’s heirs, legatees or distributees, whether or not such recipients are Members of the Immediate Family of such Member.

(c)        To the Company. Subject to compliance with the requirements set forth in this Agreement, each Member will be entitled to Transfer all or any portion of such Member’s Units to the Company.

(d)        Certain Company Transactions. Any Transfer contemplated by Section 10.01 in connection with a PubCo Approved Change of Control or PubCo Approved Recap Transaction.

Section 8.03        Transfer Requirements. Subject to the provisions of Section 8.01, no Assignee (including a Permitted Transferee) will be admitted to the Company as a Member unless the following conditions are satisfied:

(a)        In the case of a Transfer to a Permitted Transferee or pursuant to Section 8.01, a duly executed written instrument of Transfer is provided to the Manager, specifying the Units being Transferred and setting forth the intention of the Member effecting the Transfer that the Transferee succeed to a portion or all of such Member’s Units as a Member;

(b)        If requested by the Manager, an opinion of responsible counsel (who may be counsel for the Company) that is reasonably satisfactory in form and substance to the Manager, is provided to the Manager to the effect that:

(i)        such Transfer would not violate the Securities Act or any state securities or blue sky Laws applicable to the Company or the Units to be Transferred;

(ii)        such Transfer would not cause the Company to be considered a publicly traded partnership under Section 7704(b) of the Code; and

(iii)        such Transfer would not cause the Company to lose its status as a partnership for U.S. federal income tax purposes, it being understood that the opinions described in clauses (ii) and (iii) above shall only be required to the extent that the Manager shall reasonably determine that such Transfer may otherwise raise a risk that the Company would be considered a publicly traded partnership under Section 7704(b) of the Code or lose its status as a partnership for U.S. federal income tax purposes, as the case may be.

(c)        In the case of a Transfer to a Permitted Transferee or pursuant to Section 8.01, the Member effecting the Transfer and the Transferee execute any other instruments that the Manager deems reasonably necessary or desirable for admission of the Transferee, including the written acceptance by the Transferee of this Agreement and such Transferee’s agreement to be bound by and comply with the provisions hereof, and the Member effecting the Transfer and the Transferee provide the Manager any information necessary to comply with the requirements of Section 743(e) of the Code, if applicable; and

(d)        Other than in connection with a Transfer pursuant to Section 8.02 or unless waived by the Manager, the Member effecting the Transfer or the Transferee pays to the Company a transfer fee in an amount sufficient to cover the reasonable out-of-pocket expenses incurred by the Company in connection with the admission of the Transferee and provides to the Company any information necessary for the Company to make required basis adjustments and comply with tax reporting requirements.

Section 8.04        Withdrawal of a Member. If a Member Transfers all of its Units in accordance with the terms of this Agreement and the Assignee of such Interest is admitted as a Member pursuant to Section 8.03, such Assignee will be admitted to the Company as a Member effective on the effective date of the Transfer or such other date as may be specified when the Assignee is admitted and immediately following such admission the Assignor will cease to be a Member of the Company. Upon the Assignor ceasing to be a Member (including upon the forfeiture of any Units that are subject to vesting), the Assignor will not be entitled to any distributions from and after the date of such Transfer. Notwithstanding the admission of an Assignee as a Member and except as otherwise expressly approved by the Manager, the Assignor will not be released from any obligations to the Company as a Member

Annex B-3-31

(or otherwise) existing as of the date of the Transfer or relating to the consummation of such Transfer (which shall be deemed to include any liabilities arising from any failure by the Transferee to withhold or deduct any amounts required to be deducted or withheld under Section 1446 of the Code or any other Law (including as a result of the Company or any of its Affiliates being required to deduct and withhold amounts from distributions to Transferee or its successor) and any liabilities for Taxes imposed on the Company or any Subsidiaries thereof for any taxable period (or portion thereof) ending on or before the date of such Transfer, including pursuant to Chapter 63 of the Code (and any analogous provisions of state, local or non-U.S. Law)).

Section 8.05        Registration of Transfers. When any Units are Transferred in accordance with the terms of this Agreement, the Company shall cause such Transfer to be registered on the books of the Company.

Section 8.06        Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available with respect to such sale. To the extent such Units have been certificated, each certificate evidencing Units and each certificate issued in exchange for or upon the Transfer of any Units (if such securities remain Units as defined herein after such Transfer) shall be stamped or otherwise imprinted with a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED ON [•], AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SPECIFIED IN THE SECOND AMENDED AND RESTATED OPERATING AGREEMENT OF LEXYL TRAVEL TECHNOLOGIES, LLC, AS MAY BE AMENDED, RESTATED, AMENDED AND RESTATED, OR OTHERWISE MODIFIED FROM TIME TO TIME, AND LEXYL TRAVEL TECHNOLOGIES, LLC RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY LEXYL TRAVEL TECHNOLOGIES, LLC TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Company shall imprint such legend on certificates (if any) evidencing Units. The legend set forth above shall be removed from the certificates (if any) evidencing any units which cease to be Units in accordance with the definition thereof.

Article IX.
REDEMPTION

Section 9.01        Redemption Right of a Member.

(a)        Each Member (other than the Manager and its Subsidiaries) shall be entitled to cause the Company to redeem (a “Redemption”) its Common Units in whole or in part (the “Redemption Right”) at any time and from time to time following the waiver or expiration of any applicable lock-up period that may be applicable to such Member. A Member desiring to exercise its Redemption Right (each, a “Redeeming Member”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Company with a copy to the Manager. The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeeming Member intends to have the Company redeem and a date, not less than three (3) Business Days nor more than ten (10) Business Days after delivery of such Redemption Notice (unless and to the extent that the Manager in its sole discretion agrees in writing to waive such time periods), on which exercise of the Redemption Right shall be completed (the “Redemption Date”); provided, that the Company, the Manager and the Redeeming Member may change the number of Redeemed Units

Annex B-3-32

and/or the Redemption Date specified in such Redemption Notice to another number and/or date by mutual agreement signed in writing by each of them; provided, further, that in the event the Manager elects a Share Settlement, the Redemption may be conditioned (including as to timing) by the Redeeming Member on the closing of an underwritten distribution of the shares of Class A Common Stock that may be issued in connection with such proposed Redemption, subject to the terms of the Restated Registration Rights Agreement. Subject to Section 9.03 and unless the Redeeming Member has revoked or delayed a Redemption as provided in this Article IX, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date):

(i)        the Redeeming Member shall Transfer and surrender, free and clear of all liens and encumbrances the (x) the Redeemed Units to the Company (including any certificates representing the Redeemed Units if they are certificated), and (y) a number of shares of Class B Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units to PubCo, to the extent applicable;

(ii)        the Company shall (x) cancel the Redeemed Units, (y) transfer to the Redeeming Member the consideration to which the Redeeming Member is entitled under this Article IX, and (z) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to clause (i) of this Section 9.01 and the Redeemed Units; and

(iii)        PubCo shall cancel and retire for no consideration the shares of Class B Common Stock (together with any Corresponding Rights) that were Transferred to the Pubco pursuant to Section 9.01(a)(i)(y) above.

(b)        The Manager shall have the option as provided in Section 9.02 to elect to have the Redeemed Units be redeemed in consideration for either a Share Settlement or a Cash Settlement; provided that the Manager may elect a Cash Settlement only to the extent that PubCo has cash legally available therefor in an amount equal to at least the Redeemed Units Equivalent (after taking into account any transactions PubCo effectuates to fund any such Cash Settlement). The Manager shall give written notice (the “Election Notice”) to the Company (with a copy to the Redeeming Member) of such election within three (3) Business Days of receiving the Redemption Notice; provided, that if the Manager does not timely deliver an Election Notice, the Manager shall be deemed to have elected the Share Settlement method (subject to the limitations set forth above).

(c)        In the event the Manager elects a Share Settlement in connection with a Redemption, a Redeeming Member shall be entitled to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists:

(i)        any registration statement pursuant to which the resale of the Class A Common Stock to be registered for such Redeeming Member at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective;

(ii)        the Manager shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption;

(iii)        the Manager shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeeming Member to have its Class A Common Stock registered at or immediately following the consummation of the Redemption;

(iv)        the Redeeming Member is in possession of any material non-public information concerning PubCo, the receipt of which results in such Redeeming Member being prohibited or restricted from selling Class A Common Stock at or immediately following the Redemption without disclosure of such information (and the Manager does not permit disclosure of such information);

(v)        any stop order relating to the registration statement pursuant to which the Class A Common Stock was to be registered by such Redeeming Member at or immediately following the Redemption shall have been issued by the SEC;

Annex B-3-33

(vi)        there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Class A Common Stock is then traded;

(vii)        there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Redemption;

(viii)        the Manager shall have failed to comply in all material respects with its obligations under the Registration Rights Agreement, and such failure shall have affected the ability of such Redeeming Member to consummate the resale of Class A Common Stock to be received upon such Redemption pursuant to an effective registration statement; or

(ix)        the Redemption Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period;

If a Redeeming Member delays the consummation of a Redemption pursuant to this Section 9.01, the Redemption Date shall occur on the fifth (5th) Business Day following the date on which the condition(s) giving rise to such delay cease to exist (or such other day as the Manager, the Company and such Redeeming Member may agree in writing).

(d)        The number of shares of Class A Common Stock (or Redeemed Units Equivalent, if applicable) (together with any Corresponding Rights) applicable to any Share Settlement or Cash Settlement shall not be adjusted on account of any distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Class A Common Stock; provided, however, that if a Redeeming Member causes the Company to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any distribution with respect to the Redeemed Units but prior to payment of such distribution, the Redeeming Member shall be entitled to receive such distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeeming Member Transferred and surrendered the Redeemed Units to the Company prior to such date.

(e)        In the case of a Share Settlement, in the event a reclassification or other similar transaction occurs following delivery of a Redemption Notice, but prior to the Redemption Date, as a result of which shares of Class A Common Stock are converted into another security, then a Redeeming Member shall be entitled to receive the amount of such other security (and, if applicable, any Corresponding Rights) that the Redeeming Member would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date of such reclassification or other similar transaction.

(f)        Notwithstanding anything to the contrary contained herein, neither the Company nor the Manager shall be obligated to effectuate a Redemption if such Redemption could (as determined in the reasonable discretion of the Manager) cause the Company to be treated as a “publicly traded partnership” or to be taxed as a corporation pursuant to Section 7704 of the Code or successor provisions of the Code.

Section 9.02        Election and Contribution of the Manager. Unless the Redeeming Member has timely revoked or delayed a Redemption as provided in Section 9.01, subject to Section 9.04, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) PubCo shall make a capital contribution to the Company (in the form of the Share Settlement or the Cash Settlement, as determined by PubCo in accordance with Section 9.01), and (ii) the Company shall issue to PubCo a number of Common Units equal to the number of Redeemed Units surrendered by the Redeeming Member. Notwithstanding any other provisions of this Agreement to the contrary, but subject to Section 9.01, in the event that PubCo elects a Cash Settlement, PubCo shall only be obligated to contribute to the Company, an amount in respect of such Cash Settlement equal to the Redeemed Units Equivalent with respect to such Cash Settlement, which in no event shall exceed the amount actually paid by the Company to the Redeeming Member as the Cash Settlement.

Annex B-3-34

Section 9.03        Direct Exchange Right of the Manager.

(a)        Notwithstanding anything to the contrary in this Article IX (save for the limitations set forth in Section 9.01 regarding the Manager’s option to select the Share Settlement or the Cash Settlement, and without limitation to the rights of the Members under this Article IX, including the right to revoke a Redemption Notice), the Manager may, in its sole and absolute discretion, elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement or the Cash Settlement, as the case may be, through a direct exchange of such Redeemed Units and the Share Settlement or the Cash Settlement, as applicable, between the Redeeming Member, on the one hand, and the Manager, on the other hand (a “Direct Exchange”) (rather than contributing the Share Settlement or the Cash Settlement, as the case may be, to the Company for purposes of the Company redeeming the Redeemed Units from the Redeeming Member in consideration of the Share Settlement or the Cash Settlement, as applicable). Upon such Direct Exchange pursuant to this Section 9.03, the Manager shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Units.

(b)        The Manager may, at any time prior to a Redemption Date (including after delivery of an Election), deliver written notice (an “Exchange Election Notice”) to the Company and the Redeeming Member setting forth its election to exercise its right to consummate a Direct Exchange; provided, that such election is subject to the limitations set forth in Article IX and does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by the Manager at any time; provided, that any such revocation does not unreasonably prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all of the Redeemed Units that would have otherwise been subject to a Redemption.

(c)        Except as otherwise provided by this Section 9.03, a Direct Exchange shall be consummated pursuant to the same timeframe as the relevant Redemption would have been consummated if the Manager had not delivered an Exchange Election Notice and as follows:

(i)        the Redeeming Member shall transfer and surrender, free and clear of all liens and encumbrances, (x) the Redeemed Units to the Manager, and (y) a number of shares of Class B Common Stock (together with any Corresponding Rights) equal to the number of Redeemed Units to the Manager, to the extent applicable;

(ii)        the Manager shall pay to the Redeeming Member the Share Settlement or the Cash Settlement, as applicable; and the Manager shall cancel and retire for no consideration the shares of Class B Common Stock (together with any Corresponding Rights) that were Transferred to the Manager pursuant to Section 9.03(c)(i)(y) above.

(iii)        the Company shall (x) register the Manager as the owner of the Redeemed Units and (y) if the Units are certificated, issue to the Redeeming Member a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeeming Member pursuant to this Section 9.03 and the Redeemed Units, and issue to the Manager a certificate for the number of Redeemed Units acquired from the Redeeming Member pursuant to this Section 9.03.

Section 9.04        Reservation of Shares of Class A Common Stock; Listing; Certificate of PubCo, etc.

(a)        At all times PubCo shall reserve and keep available out of its authorized but unissued Class A Common Stock, solely for the purpose of issuance upon a Share Settlement in a Redemption, such number of shares of Class A Common Stock as shall be issuable upon any such Redemption; provided, that nothing contained herein shall be construed to preclude PubCo from satisfying its obligations in respect of any such Redemption by delivery of purchased Class A Common Stock (which may or may not be held in the treasury of PubCo) or by way of Cash Settlement; provided, for the avoidance of doubt, that PubCo may satisfy its obligations in respect of any such Redemption by way of Cash Settlement only to the extent that PubCo has cash legally available therefor in an amount equal to at least the Redeemed Units Equivalent (after taking into account any transactions PubCo effectuates to fund any such Cash Settlement). PubCo covenants that all Class A Common Stock issued

Annex B-3-35

upon a Redemption in which a Share Settlement is made will, upon issuance, be validly issued, fully paid and non-assessable. The provisions of this Article IX shall be interpreted and applied in a manner consistent with any corresponding provisions of PubCo’s certificate of incorporation (if any).

(b)        PubCo agrees that it has taken all or will take all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and to be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions from, or dispositions to, PubCo of equity securities of PubCo (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of PubCo for such purposes that result from the transactions contemplated by this Agreement, by each officer or director of PubCo. The authorizing resolutions shall be approved by either PubCo’s board of directors or a committee thereof composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3) of PubCo. By including this covenant, it is the intention of the board that all such transactions be exempt.

Section 9.05        Effect of Exercise of Redemption. This Agreement shall continue notwithstanding the consummation of a Redemption by a Member and all other rights set forth herein shall be exercised by the remaining Members and the Redeeming Member (to the extent of such Redeeming Member’s remaining interest in the Company). No Redemption shall relieve such Redeeming Member, the Company or PubCo of any prior breach of this Agreement by such Person.

Section 9.06        Tax Treatment. Unless otherwise required by applicable Law, the parties hereto acknowledge and agree to treat any Redemption or Direct Exchange as a direct exchange between PubCo and the Redeeming Member for U.S. federal and applicable state and local income tax purposes.

Section 9.07        Other Redemption Matters.

(a)        Each Redemption shall be deemed to be effective immediately prior to the close of business on the Redemption Date, and, in the case of a Share Settlement, the Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued) shall be deemed to be a holder of the Equity Securities issued in such Share Settlement, from and after that time, until such Equity Securities have been disposed of. As promptly as practicable on or after the Redemption Date, PubCo shall deliver or cause to be delivered to the Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued as directed by the Redeeming Member) the number of the Share Settlement shares deliverable upon such Redemption, registered in the name of such Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued as directed by the Redeeming Member). To the extent the Share Settlement is settled through the facilities of The Depository Trust Company, PubCo will, subject to Section 9.07(c), upon the written instruction of a Redeeming Member, deliver or cause to be delivered the shares of the Share Settlement deliverable to such Redeeming Member (or other Person(s) whose name or names in which the Share Settlement is to be issued as directed by the Redeeming Member), through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Redeeming Member.

(b)        Subject to Section 9.07(c), the shares of the Share Settlement issued upon a Redemption shall bear a legend in substantially the following form:

THE ISSUANCE OR TRANSFER OF THESE SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.

(c)        If any shares issued upon a Redemption involving a Share Settlement are (i) effectively registered under the Securities Act, (ii) in the opinion of other counsel reasonably acceptable to PubCo, no longer required to bear the legend set forth in Section 9.07(b) to assure compliance by PubCo with the Securities Act or (iii) Transferable under paragraph (b)(1) of Rule 144, upon the written request of the Redeeming Member thereof, PubCo or its agent shall promptly provide such Redeeming Member or its respective Transferees, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any) with new certificates (or evidence

Annex B-3-36

of book-entry share) for the applicable securities not bearing the provisions of the legend with respect to which the restriction has terminated. In connection therewith, such Redeeming Member shall provide PubCo with such information in its possession as PubCo may reasonably request in connection with the removal of any such legend.

(d)        PubCo shall bear all of its own expenses in connection with the consummation of any Redemption or Direct Exchange, whether or not any such Redemption or Direct Exchange is ultimately consummated, including any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Redemption or Direct Exchange; provided, however, that if any of the Share Settlement is to be delivered in a name other than that of the Redeeming Member that requested the Redemption (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Redeeming Member), then such Redeeming Member and/or the Person in whose name such shares are to be delivered shall pay to the Company or PubCo, as applicable, the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Redemption or Direct Exchange or shall establish to the reasonable satisfaction of the Company or PubCo, as applicable, that such tax has been paid or is not payable. Except as otherwise may separately be agreed by the Company, the Redeeming Member shall bear all of its own expenses in connection with the consummation of any Redemption (including, for the avoidance of doubt, expenses incurred by such Redeeming Member in connection with any Redemption that are invoiced to the Company).

(e)        Blocker Merger Transaction Cooperation. Following the waiver or expiration of the Lock-Up Period (as defined in the Registration Rights Agreement), if requested by any Member, the Manager and the Company shall work together in good faith with any such requesting Member to structure a transaction that provides for such Member (or an Affiliate thereof) to, in lieu of exercising Redemption Rights applicable to all or a portion of the Common Units held (directly or indirectly) by such Member, merge an entity (a “Blocker Corporation”) that (i) is classified as a corporation for U.S. federal income tax purposes, (ii) has no material assets other than Common Units and (iii) has no liabilities other than any liabilities directly relating to the Common Units held by such corporation (iv) does not have, and has never engaged in, any activities other than holding Common Units, and (v) was formed sufficiently in advance of any merger with and into the Manager or with or into one or more Subsidiaries of the Manager that is treated as a corporation or an entity that is disregarded as separate from the Manager for U.S. federal income tax purposes (any such merger, or any substantially similar transaction pursuant to which the equityholder of the Blocker Corporation receives Class A Common Stock in exchange for all of the interests in the Blocker Corporation, a “Blocker Merger Transaction”). Such Member shall notify the Manager and the Company in writing of any request by the Member to implement a Blocker Merger Transaction, and the Manager, the Company and the applicable Member shall work together to structure any such Blocker Merger Transaction in a manner that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and shall draft definitive documentation with respect to any such Blocker Merger Transaction and, for the avoidance of doubt, the applicable Member shall have rights under the Tax Receivable Agreement with respect to any such Blocker Merger Transaction as provided in the Tax Receivable Agreement. Notwithstanding the foregoing, in no event shall any Blocker Merger Transaction be required if such Blocker Merger Transaction would reasonably be expected to result in materially adverse tax consequences to the Company or any Subsidiary thereof, the Manager or any affiliate thereof, or any other Member.

Article X.
CERTAIN OTHER MATTERS

Section 10.01      PubCo Change of Control; PubCo Approved Recap Transaction.

(a)        In connection with a PubCo Approved Change of Control, the Manager shall have the right, in its sole discretion, to require a Redemption of all or a portion of each Member’s and all other Members’ Units together with a number of shares of Class B Common Stock corresponding to such Common Units (to the extent such Members own shares of Class B Common Stock), pursuant to which such Units and such shares of Class B Common Stock will be exchanged for shares of Class A Common Stock (or economically equivalent cash or securities of a successor entity), mutatis mutandis, in accordance with the Redemption provisions of Article IX (applied for this purpose as if PubCo had delivered an Election Notice that specified a Share Settlement with respect to such exchanges) and otherwise in accordance with this Section 10.01. Any such exchange pursuant to this Section 10.01(a) shall be effective immediately prior to the consummation of the PubCo Approved Change of Control (and, for the avoidance of doubt, shall not be effective if such PubCo Approved Change of Control is not consummated) (the date of such exchange, the “Change of Control Exchange Date”). From and after the Change

Annex B-3-37

of Control Exchange Date, (i) the Units and any shares of Class B Common Stock subject to such exchange shall be deemed to be Transferred to PubCo on the Change of Control Exchange Date and (ii) each such Member shall cease to have any rights with respect to the Units and any shares of Class B Common Stock subject to such exchange (other than the right to receive shares of Class A Common Stock (or economically equivalent cash or equity securities in a successor entity) pursuant to such exchange). PubCo shall provide written notice of an expected PubCo Approved Change of Control to all Members within the earlier of (x) five (5) Business Days following the execution of an agreement with respect to such PubCo Approved Change of Control and (y) ten (10) Business Days before the proposed date upon which the contemplated PubCo Approved Change of Control is to be effected, including in such notice such information as may reasonably describe the PubCo Approved Change of Control transaction, subject to Law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Class A Common Stock in the PubCo Approved Change of Control, any election with respect to types of consideration that a holder of shares of Class A Common Stock, as applicable, shall be entitled to make in connection with such PubCo Approved Change of Control (which election shall be available to each Member on the same terms as holders of shares of Class A Common Stock). Following delivery of such notice and on or prior to the Change of Control Exchange Date, the Members shall take all actions reasonably requested by PubCo to effect such exchange, including taking any action and delivering any document required pursuant to this Section 10.01 to effect such exchange.

(b)        In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to all or any portion of shares of PubCo’s issued and outstanding Class A Common Stock is proposed by PubCo or PubCo’s stockholders and approved by PubCo’s board of directors, or is otherwise consented to or approved by PubCo’s board of directors (a “PubCo Approved Recap Transaction”), PubCo shall provide written notice of the PubCo Approved Recap Transaction to all Members within the earlier of (i) five (5) Business Days following the execution of an agreement (if applicable) with respect to, or the commencement of (if applicable), such PubCo Approved Recap Transaction and (ii) ten (10) Business Days before the proposed date upon which the PubCo Approved Recap Transaction is to be effected, including in such notice such information as may reasonably describe the PubCo Approved Recap Transaction, subject to Law, including the date of execution of such agreement (if applicable) or of such commencement (if applicable), the material terms of such PubCo Approved Recap Transaction, including the amount and types of consideration to be received by holders of shares of Class A Common Stock in PubCo Approved Recap Transaction, any election with respect to types of consideration that a holder of shares of Class A Common Stock shall be entitled to make in connection with such PubCo Approved Recap Transaction, and the number of Units (and the corresponding shares of Class B Common Stock) held by such Member that is applicable to such PubCo Approved Recap Transaction. The Members shall be permitted to participate in such transaction by delivering a written notice of participation that is effective immediately prior to the consummation of such transaction (and that is contingent upon consummation of such transaction), and shall include such information necessary for consummation of such transaction as requested by PubCo. In the case of any PubCo Approved Recap Transaction that was initially proposed by PubCo, PubCo shall use reasonable best efforts to enable and permit the Members (other than the Manager) to participate in such transaction to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock, and to enable such Members to participate in such transaction without being required to exchange Units or shares of Class B Common Stock in connection therewith.

Section 10.02      Spousal Consent. In connection with the execution and delivery of this Agreement, any Member who is a natural person will deliver to the Company an executed consent from such Member’s spouse (if any) in the form of Exhibit A attached hereto or a Member’s spouse confirmation of separate property in the form of Exhibit B attached hereto. If, at any time subsequent to the date of this Agreement such Member becomes legally married (whether in the first instance or to a different spouse), such Member shall cause his or her spouse to execute and deliver to the Company a consent in the form of Exhibit A or Exhibit B attached hereto. Such Member’s non-delivery to the Company of an executed consent in the form of Exhibit A or Exhibit B at any time shall constitute such Member’s continuing representation and warranty that such Member is not legally married as of such date.

Section 10.03      Unvested Common Units. With respect to any shares of Class B Common Stock corresponding to Common Units which remain subject to vesting conditions in accordance with any applicable equity plan or individual award agreement, the Member holding such shares of Class B Common Stock shall abstain from voting any such shares of Class B Common Stock with respect to any matter to be voted on or considered by the stockholders of PubCo at any annual or special meeting of the stockholders of PubCo or action by written consent of the stockholders of PubCo unless and until such time as such Common Units have vested in accordance with the applicable equity plan or individual award agreement.

Annex B-3-38

Article XI.
LIMITATION ON LIABILITY, EXCULPATION AND INDEMNIFICATION

Section 11.01      Limitation on Liability.

(a)        Except as otherwise provided by the Florida Act, the debts, expenses, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be solely the debts, expenses, obligations and liabilities of the Company, and no Member or Indemnified Person will be obligated personally for any such debt, expense, obligation or liability of the Company solely by reason of being a Member or Indemnified Person. All Persons dealing with the Company will have recourse solely to the assets of the Company for the payment of the debts, expenses, obligations or liabilities of the Company. In no event will any Member be required to make up any deficit balance in such Member’s Capital Account upon the liquidation of such Member’s interest in the Company or otherwise.

(b)        Except as expressly set forth in this Agreement or as otherwise expressly required by Law, a Member, in such capacity, shall have no liability for obligations or liabilities of the Company in excess of (a) the amount of Capital Contributions made or required to be made by such Member, (b) such Member’s share of any assets and undistributed profits of the Company and (c) to the extent required by Law or this Agreement, the amount of any amounts wrongfully distributed to such Member. Except as expressly set forth in this Agreement or as otherwise required by Law, upon an insolvency of the Company, no Member shall be obligated by this Agreement to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company; provided, however, that if any court of competent jurisdiction holds that, notwithstanding this Agreement, any Member is obligated to return or pay any part of any distribution, such obligation shall bind such Member alone and not any other Member (including the Manager); and provided, further, that if any Member is required to return all or any portion of any distribution under circumstances that are not unique to such Member but that would have been applicable to all Members if such Member had been named in the lawsuit against the Member in question (such as where a distribution was made to all Members and rendered the Company insolvent, but only one Member was sued for the return of such distribution), the Member that was required to return or repay the distribution (or any portion thereof) shall be entitled to reimbursement from the other Members that were not required to return the distributions made to them based on each such Member’s share of the distribution in question. The provisions of the immediately preceding sentence are solely for the benefit of the Members and shall not be construed as benefiting any third party. The amount of any distribution returned to the Company by a Member or paid by a Member for the account of the Company or to a creditor of the Company shall be added to the account or accounts from which it was subtracted when it was distributed to such Member.

Section 11.02      Exculpation and Indemnification.

(a)        Indemnification Rights.

(i)        General. The Company shall indemnify, defend, pay for and hold harmless the Manager, Members, all former members of the board of managers of the Company, the Company Representative (in such Company Representative’s capacity as such), to the extent applicable, each such Person’s officers, directors, partners, members, shareholders, and employees, and the officers of PubCo, the Company and their respective Subsidiaries who are designated as such in a written resolution (all such persons being referred to herein as “Indemnified Persons”), who is or was a party, witness or other participant, or is threatened or proposed to be made a party, witness or other participant, in any actual, threatened, pending or complete action, suit, proceeding, demand or investigation, whether civil, criminal, administrative, investigative, or an alternative dispute resolution proceeding by reason of the fact that such Indemnified Person is or was a Member, the Manager, the Company Representative (in such Company Representative’s capacity as such), an officer of the Company or an officer, manager, partner, member, shareholder or employee of such Indemnified Person, or by reason of the fact that such Indemnified Person is or was serving at the request of the Company as a manager, member of any board of managers, tax matters member, company representative, director, officer or partner of another corporation, limited liability company, partnership, trust, plan or other organization or enterprise, from and against all expenses (including attorneys’ and experts’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Person in connection with such action, suit, proceeding, demand or investigation to the

Annex B-3-39

maximum extent a Delaware corporation would be permitted to indemnify such Indemnified Persons if the Company was a Delaware corporation and such individual was a member of such corporation’s board of directors. Notwithstanding anything to the contrary herein, nothing in this Section 11.02 shall require the Company to indemnify any Person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such Person, other than an action approved by the Manager.

(ii)        Indemnification Priority.

(A)        The Company hereby acknowledges that the rights to indemnification, advancement of expenses and/or insurance provided pursuant to this Section 11.02 may also be provided to certain Indemnified Persons by one or more of their respective Affiliates (other than the Company and its Subsidiaries) or their insurers (collectively, and including, each of their respective partners, shareholders, members, Affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling Persons, employees and agents and each of the partners, shareholders, members, Affiliates, associated investment funds, directors, officers, fiduciaries, managers, controlling Persons, employees and agents of each of the foregoing, the “Affiliate Indemnitors” ). The Company hereby agrees that, as between the Company, on the one hand, and the Affiliate Indemnitors, on the other hand, (i) the Company is the full indemnitor of first resort and the Affiliate Indemnitors are the full indemnitors of second resort with respect to all such indemnifiable claims against such Indemnified Persons, whether arising under this Agreement or otherwise (i.e., the obligations of the Company to such Indemnified Persons are primary and any obligation of the Affiliate Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnified Persons are secondary), (ii) upon receipt by the Company of an undertaking by or on behalf of such Indemnified Persons to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized by this Section 11.02 or otherwise, the Company shall be required to advance the full amount of expenses to be incurred by such Indemnified Persons and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement (or any other agreement between the Company and such Indemnified Persons), without regard to any rights such Indemnified Persons may have against the Affiliate Indemnitors and (iii) the Company irrevocably waives, relinquishes and releases the Affiliate Indemnitors from any and all claims against the Affiliate Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company agrees to indemnify the Affiliate Indemnitors directly for any amounts that the Affiliate Indemnitors pay as indemnification or advancement on behalf of any such Indemnified Person and for which such Indemnified Person may be entitled to indemnification from the Company in connection with serving as a director or officer (or equivalent titles) of the Company or its Subsidiaries. The Company further agrees that no advancement or payment by the Affiliate Indemnitors on behalf of any such Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification from the Company shall affect the foregoing and the Affiliate Indemnitors shall be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Person against the Company, and the Company shall cooperate with the Affiliate Indemnitors in pursuing such rights.

(B)        Except as provided in Section 11.02(a)(ii)(A) above, in the event of any payment by the Company of indemnifiable expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Indemnified Person in connection with such action, suit, proceeding, demand or investigation pursuant to Section 11.02(a), the Company shall be subrogated to the extent of such payment to all of the rights of contribution or recovery of the Indemnified Persons against other Persons (other than the Affiliate Indemnitors), and the Indemnified Person shall take, at the request of the Company, all reasonable action necessary to secure such rights, including the execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

(iii)        Third-Party Indemnification. The Company may make, execute, record and file on its own behalf and on behalf of each Member all instruments and other documents (including one or more deeds poll in favor of the persons to whom the benefit of the exculpation and indemnification provisions of this Agreement are intended (the “Covered Persons”) and/or one or more separate indemnification agreements between the Manager, the Company, each Member (as applicable) and individual Covered Persons) that the Manager deems necessary or appropriate in order to extend the benefit of the exculpation and

Annex B-3-40

indemnification provisions of this Agreement to the Covered Persons; provided, that such other instruments and documents authorized hereunder shall be on the same terms as provided for in this Agreement except as otherwise may be required by applicable Law.

(b)        Exculpation. No Indemnified Person will be liable, for damages or otherwise, to the Company or to any Member for any loss that arises out of any act performed or omitted to be performed by it, him or her, in its, his or her capacity as such, to the maximum extent a Delaware corporation would be permitted to exculpate such Indemnified Person if the Company was a Delaware corporation and such individual was a member of such corporation’s board of directors; provided that notwithstanding anything to the contrary contained in this Section 11.02, a Covered Person shall be liable for any such loss, liability, damage or claim arising out of acts or omissions by such Covered Person that constitute “Cause” [(as defined in a written agreement applicable to any such Indemnified Person who is an employee of PubCo, the Company or any of their respective Subsidiaries)]4 or that involve intentional misconduct or a knowing violation of Law. In performing his, her or its duties, each Indemnified Person shall be entitled to rely in good faith on the provisions of this Agreement and on information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company or any facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid) of the following other persons or groups: the Manager, officers or employees of PubCo, the Company and their respective Subsidiaries; any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company or such Manager or officer; or any other person who has been selected with reasonable care by or on behalf of the Company or such Manager or officer; in each case as to matters which such relying person reasonably believes to be within such other person’s competence. For the avoidance of doubt, this Section 11.02(b) shall not exculpate, indemnify, or otherwise protect a Member from a breach by such Member of this Agreement or any other agreement between such Member or any of its Affiliates, on the one hand, and the Company, any Affiliates of the Company, or any other Member, on the other.

(c)        Persons Entitled to Indemnity. Any Person who is within the definition of “Indemnified Person” at the time of any action or inaction in connection with the activities of the Company shall be entitled to the benefits of this Section 11.02 as an “Indemnified Person” with respect thereto, regardless of whether such Person continues to be within the definition of “Indemnified Person” at the time of such Indemnified Person’s claim for indemnification or exculpation hereunder. The right to indemnification and the advancement of expenses conferred in this Section 11.02 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, by Law, decision of the Manager or otherwise. If this Section 11.02 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 11.02 to the fullest extent permitted by any applicable portion of this Section 11.02 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

(d)        Procedure Agreements. The Company may enter into an agreement with any Indemnified Person setting forth procedures consistent with applicable Law for implementing the indemnities provided in this Section 11.02.

(e)        Reliance, etc. Notwithstanding any other provision of this Agreement, an Indemnified Person or Exempted Person acting under this Agreement shall not be liable to the Company or to any other Indemnified Person for its, his or her good faith reliance on the provisions of this Agreement. Whenever in this Agreement any Member (in each case, other than the Manager or any Person who is also an officer or employee of the Company or any of its Subsidiaries) is permitted or required to make a decision (i) in its, his or her discretion or under a grant of similar authority, he, she or it shall be entitled to consider only such interests and factors as such Indemnified Person desires, including its, his or her own and its, his or her Affiliates’ interests, and shall, to the fullest extent permitted by applicable Law, have no duty or obligation to give any consideration to any interest of or factors affecting the Company, any Member or any other Person, or (ii) in its, his or her good faith or under another express standard, he, she or it shall act under such express standard and shall not be subject to any other or different standards; provided, further, that, for the avoidance of doubt, the Manager shall not take any actions in contravention of its duties set forth in Article VII.

____________

4    Note to Draft: To be confirmed whether all Covered Persons will be party to a written employment agreement or equivalent document.

Annex B-3-41

Article XII.
DISSOLUTION AND TERMINATION

Section 12.01      Dissolution.

(a)        The Company shall not be dissolved by the admission of Additional Members or Substitute Members pursuant to Section 3.02 or Section 8.03, respectively.

(b)        No Member shall (i) resign from the Company prior to the dissolution and winding up of the Company except in connection with a Transfer or Redemption of Units pursuant to the terms of this Agreement or (ii) take any action to dissolve, terminate or liquidate the Company or to require apportionment, appraisal or partition of the Company or any of its assets, or to file a bill for an accounting, except as specifically provided in this Agreement, and each Member, to the fullest extent permitted by Law, hereby waives any rights to take any such actions under Law, including any right to petition a court for judicial dissolution under Section 605.0702 of the Florida Act.

(c)        The Company shall be dissolved and its business wound up only upon the earliest to occur of any one of the following events (each a “Dissolution Event”):

(i)        the expiration of forty-five (45) days after the consummation of the sale or other disposition of all or substantially all the assets of the Company;

(ii)        upon the prior written approval of the Manager and the Required Members;

(iii)        a dissolution of the Company under Section 605.0701 of the Florida Act, unless the Company is continued without dissolution pursuant thereto; or

(iv)        the entry of a decree of judicial dissolution under Section 605.0702 of the Florida Act, in contravention of this Agreement.

The Members hereby agree that the Company shall not dissolve prior to the occurrence of a Dissolution Event and that no Member shall seek a dissolution of the Company, under Section 605.0702 of the Florida Act or otherwise, other than based on the matters set forth in subsections (i) through (iv) above. If it is determined by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Dissolution Event, the Members hereby agree to continue the business of the Company without a Liquidation.

(d)        The death, retirement, resignation, expulsion, bankruptcy, insolvency or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member of the Company shall not in and of itself cause dissolution of the Company.

Section 12.02      Winding Up of the Company.

(a)        The Manager shall promptly notify the other Members of any Dissolution Event. Upon dissolution, the Company’s business shall be liquidated in an orderly manner. The Manager shall appoint a liquidating trustee to wind up the affairs of the Company pursuant to this Agreement. In performing its duties, the liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Company in accordance with the Florida Act and in any reasonable manner that the liquidating trustee shall determine to be in the best interest of the Members.

(b)        The proceeds of the liquidation of the Company shall be distributed in the following order and priority:

(i)        first, to the creditors (including any Members or their respective Affiliates that are creditors (except any obligations to the Members in respect of their Capital Accounts) of the Company in satisfaction of all of the Company’s liabilities (whether by payment or by making reasonable provision for payment thereof, including the setting up of any reserves which are, in the judgment of the liquidating trustee, reasonably necessary therefor); and

(ii)        second, to the Members in the same manner as distributions under Section 4.01(a).

Annex B-3-42

(c)        Notwithstanding the provisions of Section 12.02(a), but subject to the order of priorities set forth therein, if upon dissolution of the Company the liquidating trustee determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the liquidating trustee may, in its sole discretion and the fullest extent permitted by applicable Law, defer for a reasonable time the liquidation of any assets except those necessary to satisfy the Company’s liabilities (other than loans to the Company by any Member(s)) and reserves. In the event it becomes necessary in connection with the Liquidation to make a distribution of Property in-kind, subject to the priority set forth in Section 12.02(b), the liquidating trustee shall, in its sole discretion, distribute to the Members, in lieu of cash, either (i) all or any portion of such remaining assets in-kind of the Company in accordance with the provisions of Section 12.02(b)(ii), (ii) as tenants in common and in accordance with the provisions of Section 12.02(b)(ii), undivided interests in all or any portion of such assets of the Company or (iii) a combination of the foregoing. Any such Distributions in-kind shall be subject to (A) such conditions relating to the disposition and management of such assets as the liquidating trustee deems reasonable and equitable and (B) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. Any assets of the Company distributed in kind will first be written up or down to their Fair Market Value, thus creating profit or loss (if any), which shall be allocated in accordance with Article V. The liquidating trustee shall determine the Fair Market Value of any property distributed.

Section 12.03      Termination

. The Company shall terminate when all of the assets of the Company, after payment of or reasonable provision for the payment of all debts and liabilities of the Company, shall have been distributed to the Members in the manner provided for in this Article XII, and the Articles shall have been cancelled in the manner required by the Florida Act.

Section 12.04      Survival.

(a)        Termination, dissolution or Liquidation of the Company for any reason shall not release any party from any liability which at the time of such termination, dissolution or Liquidation already had accrued to any other party or which thereafter may accrue in respect to any act or omission prior to such termination, dissolution or Liquidation.

(b)        The rights of any Members (in its capacity as such) to consent or withhold consent to any action under this Agreement shall not survive any such Members ceasing to be a Member, except with respect to the consent rights under Section 6.01(b).

Article XIII.
MISCELLANEOUS

Section 13.01      Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

Section 13.02      Further Assurances. Each Member agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Law or as, in the reasonable judgment of the Manager, may be necessary or advisable to carry out the intent and purposes of this Agreement.

Section 13.03      Notices. Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (a) delivered personally, (b) sent by e-mail, or (c) sent by overnight courier, in each case, addressed as follows:

if to the Company or to PubCo, to:

Lexyl Travel Technologies, LLC
205 Datura St., 10th Floor
West Palm Beach, FL 33401
Attn: Tim Hentschel, Chief Executive Officer
E-mail: tim.hentschel@HotelPlanner.com.com
Annex B-3-43

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attention: Ryan Maierson

Tana Ryan
Navneeta Rekhi

Email: ryan.maierson@lw.com
            tana.ryan@lw.com
            navneeta.rekhi@lw.com

with copies (which shall not constitute notice) to:

Gunster
777 South Flagler Drive
Suite 500 East
West Palm Beach, FL 33401-6194
Attention: David G. Bates, Esq., Milton Vescovacci, Esq.,
Mahesh Nanwani, Esq., Robert Lamm, Esq.
Email: dbates@gunster.com, mvescovacci@gunster.com, mnanwani@gunster.com, rlamm@gunster.com

and

Graubard Miller
405 Lexington Ave, 11th Floor
New York, NY 10174
Attn: David A. Miller, Jeffrey M. Gallant
Email: dmiller@graubard.com, jgallant@graubard.com

To the Members, as set forth on the Schedule of Members.

Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) on the date received if delivered by e-mail on a Business Day, or if not delivered on a Business Day, on the first Business Day thereafter and (iii) one Business Day after being sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

Section 13.04      Binding Effect; Benefit; Assignment.

(a)        The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)        Except as provided in Article VIII, no Member may assign, delegate or otherwise Transfer any of its rights or obligations under this Agreement without the consent of the Manager.

Section 13.05      Consent to Jurisdiction.

(a)        Except as otherwise expressly provided in this Agreement and subject to Section 13.05(b) below, each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the federal and state courts in the State of Florida (each, a “Chosen Court”) for the purpose of any action, claim,

Annex B-3-44

cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waives to the extent not prohibited by applicable Law, and agrees not to assert, and agrees not to allow any of its Subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the Chosen Courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by any such Chosen Court and (iii) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof (an “Action”) other than before one of the above-named Chosen Courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such Action to any court other than one of the Chosen Courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, any party to this Agreement may commence and maintain an action to enforce a judgment of any Chosen Court in any court of competent jurisdiction. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by applicable Florida Law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 13.03 hereof is reasonably calculated to give actual notice.

(b)        If, and only if, the Chosen Courts would not have jurisdiction over all or any portion of an Action based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby (all or such portion of an Action so declined by the Chosen Courts, an “Arbitration Action”), the Parties agree that the Arbitration Action will be finally settled by binding arbitration in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association by a panel of three (3) arbitrators mutually agreeable to the parties to the Arbitration Action (collectively, the “Involved Parties”). If the Involved Parties cannot mutually agree upon the selection, the arbitrators shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrators shall be directed by the Involved Parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrators shall be directed by the Involved Parties to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of Florida. The arbitration will be conducted in the English language in Palm Beach County, Florida. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction. For the avoidance of doubt, nothing in this Section 13.05(b) shall prevent any Involved Party from seeking interim injunctive relief in a Chosen Court to prevent irreparable injury pending appointment of the arbitrators pursuant to this Section 13.05(b).

Section 13.06      WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF ANY MEMBER IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 13.06 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH IT IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.06 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 13.07      Remedies. The parties to this Agreement shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto shall be entitled to injunctive relief, including specific performance of

Annex B-3-45

the obligations of the other parties hereto, without the posting of any bond, and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances. If any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties shall raise the defense that there is an adequate remedy at law. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

Section 13.08      Counterparts. This Agreement may be executed in any number of separate counterparts each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement. Counterpart signature pages to this Agreement may be delivered by facsimile or electronic delivery (i.e., by email of a PDF signature page) and each such counterpart signature page will constitute an original for all purposes.

Section 13.09      Entire Agreement; Amendment.

(a)        This Agreement and the Transaction Documents set forth the entire understanding and agreement among the parties with respect to the transactions contemplated herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case written or oral, of any kind and every nature with respect hereto. For the avoidance of doubt, to the extent the Tax Receivable Agreement imposes obligations on the Company or the parties hereto, the Tax Receivable Agreement shall be treated by the Company and the parties hereto as part of this Agreement as described in Section 761 of the Code and Treasury Regulations Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c).

(b)        This Agreement or any provision hereof may be modified, amended or supplemented by written action of the Manager; provided, that no amendment, modification, waiver or supplementation to (i) this Agreement or any provision hereof may be made without the prior written consent of the Required Members, (ii) this Section 13.09(b) may be made without the prior written consent of the Manager and each of the Members, (iii) any of the terms and conditions of this Agreement which expressly require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter, (iv) any of the terms and conditions of this Agreement which would (A) reduce the amounts distributable to a Member pursuant to Articles V and XII in a manner that is not on a pro rata basis with respect to all Members in accordance with each Member’s relative Percentage Interest, (B) increase the liabilities of any Member hereunder, (C) otherwise materially and adversely affect a holder of Units (with respect to such Units) in a manner materially disproportionate to any other holder of Units of the same class or series (with respect to such Units) (other than amendments, modifications and waivers necessary to implement the provisions of Section 3.02) or (D) materially and adversely affect the rights of any Member under Section 3.04, Section 3.05, Article VIII, Article IX or Article XI, shall be effective against such affected Member or holder of Units, as the case may be, without the prior written consent of such Member or holder of Units, as the case may be, and (v) any of the terms and conditions of this Agreement which would adversely affect the rights of the TRA Holders hereunder shall be effective against the TRA Holders without the prior written consent of the TRA Holders who are entitled to receive a majority of the Tax Benefit Payments under the Tax Receivable Agreement.

Notwithstanding any of the foregoing, the Manager may make any amendment (i) of an administrative nature that is necessary in order to implement the substantive provisions hereof, without the consent of any other Member; provided, that any such amendment does not adversely change the rights of the Members hereunder in any respect, or (ii) to reflect any changes to the Class A Common Stock or Class B Common Stock or the issuance of any other capital stock of PubCo.

No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed and delivered by the party to be bound and then only to the specific purpose, extent and instance so provided. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise

Annex B-3-46

available in respect hereof at Law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 13.10      Severability. In the event that any provision hereof would, under applicable Law, be invalid, illegal or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid, legal and enforceable to the maximum extent compatible with, and possible under, applicable Law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

Section 13.11      Governing Law. This Agreement and all claims arising out of or based upon this Agreement or relating to the subject matter hereof shall be governed by and construed in accordance with the domestic substantive Laws of the State of Florida without giving effect to any choice or conflict of Laws provision or rule that would cause the application of the domestic substantive Laws of any other jurisdiction.

Section 13.12      No Presumption. With regard to each and every term and condition of this Agreement, the parties hereto understand and agree that the same have or has been mutually negotiated, prepared and drafted, and if at any time the parties hereto desire or are required to interpret or construe any such term or condition, no consideration will be given to the issue of which party hereto actually prepared, drafted or requested any term or condition of this Agreement.

Section 13.13      Attorney-In-Fact. Each Member hereby appoints the Manager as such Member’s attorney-in-fact (with full power of substitution) and hereby authorizes the Company to execute and deliver in such Member’s name and on its behalf any amendment of this Agreement otherwise adopted in accordance with the terms of this Agreement or other document relating hereto in furtherance of such Member’s rights and obligations pursuant to this Agreement. Each Member hereby acknowledges and agrees that such proxy is coupled with an interest and shall not terminate upon any bankruptcy, dissolution, liquidation, death or incapacity of such Member.

Section 13.14      Specific Performance. Each Party shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

Section 13.15      Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of its Affiliates, and no creditor who makes a loan to the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in profits, losses, Distributions, capital or property of the Company other than as a secured creditor.

Section 13.16      Right of Offset. Whenever the Company or PubCo is to pay any sum (other than pursuant to Article V) to any Member, any amounts that such Member owes to the Company or PubCo which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the distribution of Units to PubCo shall not be subject to this Section 13.16.

Section 13.17      Confidentiality.

(a)        Each of the Members (other than PubCo) agrees to hold the Company’s Confidential Information in confidence and may not disclose or use such information except as otherwise authorized separately in writing by the Manager. “Confidential Information” as used herein includes all non-public information concerning the Company or its Subsidiaries including, but not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Company’s business plan, proposed operations, corporate structure, financial and organizational information, analyses, proposed partners, employees and their identities, equity ownership, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the business of the Company and its Subsidiaries. With respect to each

Annex B-3-47

Member, Confidential Information does not include information or material that: (i) is rightfully in the possession of such Member at the time of disclosure by the Company; (ii) before or after it has been disclosed to such Member by the Company, becomes part of public knowledge, not as a result of any action or inaction of such Member in violation of this Agreement; (iii) is approved for release by written authorization of the Chief Executive Officer, Chief Financial Officer or General Counsel of the Company or of PubCo, or any other officer designated by the Manager; (iv) is disclosed to such Member or their representatives by a third party not, to the knowledge of such Member, in violation of any obligation of confidentiality owed to the Company with respect to such information; or (v) is or becomes independently developed by such Member or their respective representatives without use of or reference to the Confidential Information.

(b)        Solely to the extent it is reasonably necessary or appropriate to fulfill its obligations or to exercise its rights under this Agreement, each of the Members may disclose Confidential Information to its Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents, on the condition that such Persons keep the Confidential Information confidential to the same extent as such Member is required to keep the Confidential Information confidential; provided, that such Member shall remain liable with respect to any breach of this Section 13.17 by any such Subsidiaries, Affiliates, partners, directors, officers, employees, counsel, advisers, consultants, outside contractors and other agents (as if such Persons were party to this Agreement for purposes of this Section 13.17).

(c)        Notwithstanding Section 13.17(a) or Section 13.17(b), each of the Members may disclose Confidential Information (i) to the extent that such Member is required by Law (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, (ii) for purposes of reporting to its stockholders and direct and indirect equity holders (each of whom are bound by customary confidentiality obligations) the performance of the Company and its Subsidiaries and for purposes of including applicable information in its financial statements to the extent required by applicable Law or applicable accounting standards; or (iii) to any bona fide prospective purchaser of the equity or assets of a Member, or the Common Units held by such Member (provided, in each case, that such Member determines in good faith that such prospective purchaser would be a Permitted Transferee), or a prospective merger partner of such Member (provided, that (i) such Persons will be informed by such Member of the confidential nature of such information and shall agree in writing to keep such information confidential in accordance with the contents of this Agreement and (ii) each Member will be liable for any breaches of this Section 13.17 by any such Persons (as if such Persons were party to this Agreement for purposes of this Section 13.17)). Notwithstanding any of the foregoing, nothing in this Section 13.17 will restrict in any manner the ability of PubCo to comply with its disclosure obligations under Law, and the extent to which any Confidential Information is necessary or desirable to disclose.

[Signature pages follow]

Annex B-3-48

IN WITNESS WHEREOF, the parties hereto have caused this Second Amended and Restated Operating Agreement to be duly executed as of the day and year first written above.

THE COMPANY:	LEXYL TRAVEL TECHNOLOGIES, LLC

By:
Name:
Title:

[Signature Page to Sixth Amended and Restated Operating Agreement]

Annex B-3-49

Exhibit A

FORM OF AGREEMENT AND CONSENT OF SPOUSE

The undersigned spouse of _____________________________ (the “Member”), a party to that certain Second Amended and Restated Operating Agreement, dated as of [•], 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) of Lexyl Travel Technologies, LLC, a Florida limited liability company (the “Company”), by and among the Company, Astrea Acquisition Corp., a Delaware corporation and the manager of the Company, and each of the Members from time to time party thereto (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement), acknowledges on his or her own behalf that:

I have read the Agreement and understand its contents. I acknowledge and understand that under the Agreement, any interest I may have, community property or otherwise, in the Units owned by the Member is subject to the terms of the Agreement which include certain restrictions on Transfer.

I hereby consent to and approve the Agreement. I agree that said Units and any interest I may have, community property or otherwise, in such Units are subject to the provisions of the Agreement and that I will take no action at any time to hinder the operation or enforcement of the Agreement on said Units or any interest I may have, community property or otherwise, in said Units.

I hereby acknowledge that the meaning and legal consequences of the Agreement have been explained fully to me and are understood by me, and that I am signing this Agreement and consent without any duress and of free will.

Dated: _____________________________

[NAME OF SPOUSE]

By: ___________________________________
Name:

Annex B-3-50

Exhibit B

FORM OF SPOUSE’S CONFIRMATION OF SEPARATE PROPERTY

I, the undersigned, the spouse of _____________________________ (the “Member”), who is a party to that certain Second Amended and Restated Operating Agreement, dated as of [•], 2021 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) of Lexyl Travel Technologies, LLC, a Florida limited liability company (the “Company”), by and among the Company, Astrea Acquisition Corp., a Delaware corporation and the manager of the Company, and each of the Members from time to time party thereto (capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Agreement), acknowledge and confirm that the Units owned by said Member are the sole and separate property of said Member, and I hereby disclaim any interest in same.

I hereby acknowledge that the meaning and legal consequences of this Member’s spouse’s confirmation of separate property have been fully explained to me and are understood by me, and that I am signing this Member’s spouse’s confirmation of separate property without any duress and of free will.

Dated: _____________________________

[NAME OF SPOUSE]

By: ___________________________________
Name:

Annex B-3-51

Schedule A

Schedule of PRE-CLOSING Members

(On file with the Company)

Annex B-3-52

Schedule B

Schedule of Members

(On file with the Company)

Annex B-3-53

Annex C

HOTELPLANNER INC.
2021 INCENTIVE AWARD PLAN

ARTICLE I.
Purpose

The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities.

ARTICLE II.
Definitions

As used in the Plan, the following words and phrases have the meanings specified below, unless the context clearly indicates otherwise:

2.1         “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee. With reference to the Board’s or a Committee’s powers or authority under the Plan that have been delegated to one or more officers pursuant to Section 4.2, the term “Administrator” shall refer to such officer(s) unless and until such delegation has been revoked.

2.2         “Applicable Law” means any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether federal, state, local or foreign; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.3         “Astrea” means Astrea Acquisition Corp., a Delaware corporation.

2.4         “Award” means an Option, Stock Appreciation Right, Restricted Stock award, Restricted Stock Unit award, Performance Bonus Award, Performance Stock Unit award, Dividend Equivalents award or Other Stock or Cash Based Award granted to a Participant under the Plan.

2.5         “Award Agreement” means an agreement evidencing an Award, which may be written or electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

2.6         “Beneficial Owner” means, with respect to a security, a person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such security and/or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

2.7         “Board” means the Board of Directors of the Company.

2.8         “Cause” shall have the meaning ascribed to such term, or term of similar effect, in any offer letter, employment, severance or similar agreement, including any Award Agreement, between the Participant and the Company; provided, that in the absence of an offer letter, employment, severance or similar agreement containing such definition, Cause means, with respect to a Participant, the occurrence of any of the following: (a) an act of dishonesty made by the Participant in connection with the Participant’s responsibilities as a Service Provider; (b) the Participant’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude, or a material violation of federal or state law by the Participant; (c) the Participant’s gross misconduct; (d) the Participant’s willful and material unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of the Participant’s relationship with the Company or any of its Subsidiaries; (e) the Participant’s willful breach of any material obligations under any written agreement or covenant with the Company or any of its Subsidiaries; or (f) the Participant’s continued substantial failure to perform the Participant’s duties as a Service Provider (other than as a result of the Participant’s physical or mental incapacity) after the Participant has

Annex C-1

received a written demand for performance that specifically sets forth the factual basis for the determination that the Participant has not substantially performed the Participant’s duties and has failed to cure such non-performance to the Administrator’s reasonable satisfaction within 10 business days after receiving such notice. For purposes of this definition, no act or failure to act shall be considered willful unless it is done in bad faith and without reasonable intent that the act or failure to act was in the best interest of the Company or required by law. Any act, or failure to act, based upon authority or instructions given to the Participant pursuant to a direct instruction from the Company’s chief executive officer or based on the advice of counsel for the Company will be conclusively presumed to be done or omitted to be done by the Participant in good faith and in the best interest of the Company.

2.9         “Change of Control” means the occurrence of any of the following events:

(a)         any “person” or “group” (within the meaning of Sections 13(d) of the Exchange Act (excluding any “person” or “group” who, on the date this Plan is adopted, is the Beneficial Owner of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities)) becomes the Beneficial Owner of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities;

(b)         (A) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or (B) there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Company of all or substantially all of the Company’s assets, other than such sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or other disposition;

(c)         there is consummated a merger or consolidation of the Company with any other company or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the board of directors of the Company immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (B) all of the persons who were the respective Beneficial Owners of the voting securities of the Company outstanding immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the person resulting from such merger or consolidation, or if the surviving company is a Subsidiary, the ultimate parent thereof; or

(d)         the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: individuals who were directors of the Company on the date this Plan is adopted or any new director whose appointment or election to the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors of the Company on the date the Plan is adopted or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (iv).

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of Class A and Class B common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

2.10       “Code” means the U.S. Internal Revenue Code of 1986, as amended, and all regulations, guidance, compliance programs and other interpretative authority issued thereunder.

2.11       “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent permitted by Applicable Law. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at

Annex C-2

the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

2.12       “Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

2.13       “Company” means HotelPlanner Inc., a Delaware corporation, or any successor.

2.14       “Consultant” means any person, including any adviser, engaged by the Company or a Subsidiary to render services to such entity if the consultant or adviser: (i) renders bona fide services to the Company or a Subsidiary; (ii) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) is a natural person.

2.15       “Designated Beneficiary” means, if permitted by the Company, the beneficiary or beneficiaries the Participant designates, in a manner the Company determines, to receive amounts due or exercise the Participant’s rights if the Participant dies. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate or legal heirs.

2.16       “Director” means a Board member.

2.17       “Disability” means a permanent and total disability under Section 22(e)(3) of the Code.

2.18       “Dividend Equivalents” means a right granted to a Participant to receive the equivalent value (in cash or Shares) of dividends paid on a specified number of Shares. Such Dividend Equivalent shall be converted to cash or additional Shares, or a combination of cash and Shares, by such formula and at such time and subject to such limitations as may be determined by the Administrator.

2.19       “DRO” means a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

2.20       “Effective Date” has the meaning set forth in Section 11.3.

2.21       “Employee” means any employee of the Company or any of its Subsidiaries.

2.22       “Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders or HotelPlanner.com and its members holding HotelPlanner.com Units, such as a stock dividend, unit distribution, stock or HotelPlanner.com Unit split (including a reverse stock or unit split), spin-off or recapitalization through a large, nonrecurring cash dividend or distribution, that affects the number or kind of Shares or HotelPlanner.com Units (or other Company or HotelPlanner.com securities) or the share price of Common Stock or HotelPlanner.com Units (or other Company or HotelPlanner.com securities) and causes a change in the per share value of the Common Stock or HotelPlanner.com Units underlying outstanding Awards.

2.23       “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and all regulations, guidance and other interpretative authority issued thereunder.

2.24       “Fair Market Value” means, as of any date, the value of a Share determined as follows: (i) if the Common Stock is listed on any established stock exchange, the value of a Share will be the closing sales price for a Share as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Common Stock is not listed on an established stock exchange but is quoted on a national market or other quotation system, the value of a Share will be the closing sales price for a Share on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) if the Common Stock is not listed on any established stock exchange or quoted on a national market or other quotation system, the value established by the Administrator in its sole discretion.

Annex C-3

2.25        “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any parent corporation or subsidiary corporation of the Company, as determined in accordance with Section 424(e) and (f) of the Code, respectively.

2.26       “HotelPlanner.com” means Lexyl Travel Technologies, LLC, a Delaware limited liability company.

2.27       “HotelPlanner.com Operating Agreement” means the Second Amended and Restated Operating Agreement of HotelPlanner.com (as it may be amended from time to time).

2.28       “HotelPlanner.com Units” means the common units of HotelPlanner.com, each of which is redeemable for one Share, pursuant to the HotelPlanner.com Operating Agreement.

2.29       “Incentive Stock Option” means an Option that meets the requirements to qualify as an “incentive stock option” as defined in Section 422 of the Code.

2.30       “Non-Employee Director” means a Director who is not an Employee.

2.31       “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

2.32       “Option” means a right granted under Article VI to purchase a specified number of Shares at a specified price per Share during a specified time period. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option.

2.33       “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property.

2.34       “Overall Share Limit” means the sum of (i) 4,520,000 Shares and (ii) an annual increase on the first day of each fiscal year beginning in 2023 and ending in 2031, equal to the least of (A) an amount of additional Shares such that the total number of Shares available for issuance under the Plan on such first day of the year, after giving effect to the additional Shares, equals 5% of the Shares outstanding on the last day of the immediately preceding fiscal year (determined on an as-converted basis taking into account all securities convertible into, exercisable, exchangeable or redeemable for Shares, including, without limitation, the Hotelplanner.com Units that are redeemable pursuant to the Hotelplanner.com Operating Agreement) and (B) such smaller number of Shares as determined by the Board or the Committee.

2.35       “Participant” means a Service Provider who has been granted an Award.

2.36       “Performance Bonus Award” has the meaning set forth in Section 8.3.

2.37       “Performance Stock Unit” means a right granted to a Participant pursuant to Section 8.1 and subject to Section 8.2, to receive Shares, the payment of which is contingent upon achieving certain performance goals or other performance-based targets established by the Administrator.

2.38       “Permitted Transferee” means, with respect to a Participant, any “family member” of the Participant, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), or any other transferee specifically approved by the Administrator after taking into account Applicable Law.

2.39       “Plan” means this 2021 Incentive Award Plan.

2.40       “Reservations.com” means Benjamin & Brothers, LLC, a Florida limited liability company.

2.41       “Restricted Stock” means Shares awarded to a Participant under Article VII, subject to certain vesting conditions and other restrictions.

2.42       “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.

Annex C-4

2.43       “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.

2.44       “Section 409A” means Section 409A of the Code.

2.45       “Securities Act” means the Securities Act of 1933, as amended, and all regulations, guidance and other interpretative authority issued thereunder.

2.46       “Service Provider” means an Employee, Consultant or Director.

2.47       “Shares” means shares of Common Stock.

2.48       “Stock Appreciation Right” or “SAR” means a right granted under Article VI to receive a payment equal to the excess of the Fair Market Value of a specified number of Shares on the date the right is exercised over the exercise price set forth in the applicable Award Agreement.

2.49       “Subsidiary” means a corporation, partnership, or any other entity (other than the Company), whether U.S. or non-U.S., in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain Beneficially Owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain (including, for clarity, HotelPlanner.com).

2.50       “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company or other entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.51       “Tax-Related Items” means any U.S. and non-U.S. federal, state and/or local taxes (including, without limitation, income tax, social insurance contributions, fringe benefit tax, employment tax, stamp tax and any employer tax liability which has been transferred to a Participant) for which a Participant is liable in connection with Awards and/or Shares.

2.52       “Termination of Service” means:

(a)         As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without Cause, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(b)         As to a Non-Employee Director, the time when a Participant who is a Non Employee Director ceases to be a Director for any reason, with or without Cause, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences employment or service or remains in service with the Company or any Subsidiary.

(c)         As to an Employee, the time when the employee-employer relationship between a Participant and the Company or any Subsidiary is terminated for any reason, with or without Cause, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Participant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

The Company, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for Cause and all questions of whether particular leaves of absence constitute a Termination of Service. For purposes of the Plan, a Participant’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Participant ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off), even though the Participant may subsequently continue to perform services for that entity.

Annex C-5

ARTICLE III.
Eligibility

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein. No Service Provider shall have any right to be granted an Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Service Providers, Participants or any other persons uniformly.

ARTICLE IV.
Administration and Delegation

4.1         Administration.

(a)         The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions, reconcile inconsistencies in the Plan or any Award and make all other determinations that it deems necessary or appropriate to administer the Plan and any Awards. The Administrator (and each member thereof) is entitled to, in good faith, rely or act upon any report or other information furnished to it, him or her by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. The Administrator’s determinations under the Plan are in its sole discretion and will be final, binding and conclusive on all persons having or claiming any interest in the Plan or any Award.

(b)         Without limiting the foregoing, the Administrator has the exclusive power, authority and sole discretion to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant; (iii) determine the number of Awards to be granted and the number of Shares to which an Award will relate; (iv) subject to the limitations in the Plan, determine the terms and conditions of any Award and related Award Agreement, including, but not limited to, the exercise price, grant price, purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations, waivers or amendments thereof; (v) determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, or other property, or an Award may be canceled, forfeited, or surrendered; and (vi) make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

4.2         Delegation of Authority. To the extent permitted by Applicable Law, the Board or any Committee may delegate any or all of its powers under the Plan to one or more Committees or officers of the Company or any of its Subsidiaries; provided, however, that in no event shall an officer of the Company or any of its Subsidiaries be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company or any of its Subsidiaries or Directors to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable organizational documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 4.2 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority. Further, regardless of any delegation, the Board or a Committee may, in its discretion, exercise any and all rights and duties as the Administrator under the Plan delegated thereby, except with respect to Awards that are required to be determined in the sole discretion of the Committee under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

Annex C-6

ARTICLE V.
Stock Available for Awards

5.1         Number of Shares. Subject to adjustment under Article IX and the terms of this Article V, Awards may be made under the Plan covering up to the Overall Share Limit. Shares issued or delivered under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

5.2         Share Recycling.

(a)         If all or any part of an Award expires, lapses or is terminated, converted into an award in respect of shares of another entity in connection with a spin-off or other similar event, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award, the unused Shares covered by the Award will, as applicable, become or again be available for Awards under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not count against the Overall Share Limit.

(b)         In addition, the following Shares shall be available for future grants of Awards: (i) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award; and (ii) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof. Notwithstanding the provisions of this Section 5.2(b), no Shares may again be optioned, granted or awarded pursuant to an Incentive Stock Option if such action would cause such Option to fail to qualify as an incentive stock option under Section 422 of the Code.

5.3         Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than 4,520,000 Shares (as adjusted to reflect any Equity Restructuring) may be issued pursuant to the exercise of Incentive Stock Options.

5.4         Substitute Awards. In connection with an entity’s merger or consolidation with the Company or any Subsidiary or the Company’s or any Subsidiary’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms and conditions as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, if elected by the Administrator, the shares available for grant pursuant to the terms of such pre-existing plan (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards may again become available for Awards under the Plan as provided under Section 5.2 above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Directors or Consultants prior to such acquisition or combination.

5.5          Non-Employee Director Award Limit. Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding non-employee director compensation, the sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all equity-based Awards and the maximum amount that may become payable pursuant to all cash-based Awards that may be granted to a Service Provider as compensation for services as a Non-Employee Director during any calendar year shall not exceed $500,000.

Annex C-7

ARTICLE VI.
Stock Options and Stock Appreciation Rights

6.1         General. The Administrator may grant Options or Stock Appreciation Rights to one or more Service Providers, subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value on the date of exercise or a combination of the two as the Administrator may determine or provide in the Award Agreement.

6.2         Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Subject to Section 6.6, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

6.3         Duration of Options. Subject to Section 6.6, each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that the term of an Option or Stock Appreciation Right will not exceed ten years; provided, further, that, unless otherwise determined by the Administrator or specified in the Award Agreement, (a) no portion of an Option or Stock Appreciation Right which is unexercisable at a Participant’s Termination of Service shall thereafter become exercisable and (b) the portion of an Option or Stock Appreciation Right that is unexercisable at a Participant’s Termination of Service shall automatically expire on the date of such Termination of Service. In addition, in no event shall an Option or Stock Appreciation Right granted to an Employee who is a non-exempt employee for purposes of overtime pay under the U.S. Fair Labor Standards Act of 1938 be exercisable earlier than six months after its date of grant. Notwithstanding the foregoing, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, commits an act of Cause (as determined by the Administrator), or violates any non-competition, non-solicitation or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right to exercise the Option or Stock Appreciation Right, as applicable, may be terminated by the Company and the Company may suspend the Participant’s right to exercise the Option or Stock Appreciation Right when it reasonably believes that the Participant may have participated in any such act or violation.

6.4         Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company (or such other person or entity designated by the Administrator) a notice of exercise, in a form and manner the Company approves (which may be written, electronic or telephonic and may contain representations and warranties deemed advisable by the Administrator), signed or authenticated by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, (a) payment in full of the exercise price for the number of Shares for which the Option is exercised in a manner specified in Section 6.5 and (b) satisfaction in full of any withholding obligation for Tax-Related Items in a manner specified in Section 10.5. The Administrator may, in its discretion, limit exercise with respect to fractional Shares and require that any partial exercise of an Option or Stock Appreciation Right be with respect to a minimum number of Shares.

6.5         Payment Upon Exercise. The Administrator shall determine the methods by which payment of the exercise price of an Option shall be made, including, without limitation:

(a)         Cash, check or wire transfer of immediately available funds; provided that the Company may limit the use of one of the foregoing methods if one or more of the methods below is permitted;

Annex C-8

(b)         If there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of a notice that the Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise of the Option and that the broker has been directed to deliver promptly to the Company funds sufficient to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company an amount sufficient to pay the exercise price by cash, wire transfer of immediately available funds or check; provided that such amount is paid to the Company at such time as may be required by the Company;

(c)         To the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value on the date of delivery;

(d)         To the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e)         To the extent permitted by the Administrator, delivery of a promissory note or any other lawful consideration; or

(f)          To the extent permitted by the Administrator, any combination of the above payment forms.

6.6         Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options (and Award Agreements related thereto) will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change of Control) of Shares acquired under the Option made within (a) two years from the grant date of the Option or (b) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Nonqualified Stock Option.

ARTICLE VII.
Restricted Stock; Restricted Stock Units

7.1         General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to forfeiture or the Company’s right to repurchase all or part of such shares at their issue price or other stated or formula price from the Participant if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement, to Service Providers. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock and Restricted Stock Units; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock and Restricted Stock Units to the extent required by Applicable Law. The Award Agreement for each Award of Restricted Stock and Restricted Stock Units shall set forth the terms and conditions not inconsistent with the Plan as the Administrator shall determine.

Annex C-9

7.2         Restricted Stock.

(a)         Stockholder Rights. Unless otherwise determined by the Administrator, each Participant holding shares of Restricted Stock will be entitled to all the rights of a stockholder with respect to such Shares, subject to the restrictions in the Plan and the applicable Award Agreement, including the right to vote such Shares and the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which such Participant becomes the record holder of such Shares; provided, however, that with respect to a share of Restricted Stock subject to restrictions or vesting conditions, except in connection with a spin-off or other similar event as otherwise permitted under Section 9.2, dividends which are paid to Company stockholders prior to the removal of restrictions and satisfaction of vesting conditions shall only be paid to the Participant to the extent that the restrictions are subsequently removed and the vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

(b)         Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of shares of Restricted Stock, together with a stock power endorsed in blank.

(c)         Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which such Participant would otherwise be taxable under Section 83(a) of the Code, such Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof.

7.3         Restricted Stock Units. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, subject to compliance with Applicable Law.

ARTICLE VIII.
OTHER TYPES OF AWARDS

8.1         General. The Administrator may grant Performance Stock Unit awards, Performance Bonus Awards, Dividend Equivalents or Other Stock or Cash Based Awards, to one or more Service Providers, in such amounts and subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine.

8.2         Performance Stock Unit Awards. Each Performance Stock Unit award shall be denominated in a number of Shares or in unit equivalents of Shares or units of value (including a dollar value of Shares) and may be linked to any one or more of performance or other specific criteria, including service to the Company or Subsidiaries, determined to be appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator may consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.3         Performance Bonus Awards. Each right to receive a bonus granted under this Section 8.3 shall be denominated in the form of cash (but may be payable in cash, stock or a combination thereof) (a “Performance Bonus Award”) and shall be payable upon the attainment of performance goals that are established by the Administrator and relate to one or more of performance or other specific criteria, including service to the Company or Subsidiaries, in each case on a specified date or dates or over any period or periods determined by the Administrator.

8.4         Dividend Equivalents. If the Administrator provides, an Award (other than an Option or Stock Appreciation Right) may provide a Participant with the right to receive Dividend Equivalents. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with respect to which the Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award subject to vesting shall either (i) to the extent permitted by Applicable Law, not be paid or credited or (ii) be accumulated and subject to vesting to the same extent as the related Award. All such Dividend Equivalents shall be paid at such time as the Administrator shall specify in the applicable Award Agreement.

Annex C-10

8.5         Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive cash or Shares to be delivered in the future and annual or other periodic or long-term cash bonus awards (whether based on specified performance criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal(s), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement. Except in connection with a spin-off or other similar event as otherwise permitted under Article IX, dividends that are paid prior to vesting of any Other Stock or Cash Based Award shall only be paid to the applicable Participant to the extent that the vesting conditions are subsequently satisfied and the Other Stock or Cash Based Award vests.

ARTICLE IX.
Adjustments for Changes in Common Stock
and Certain Other Events

9.1         Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article IX, the Administrator will equitably adjust the terms of the Plan and each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include (i) adjusting the number and type of securities subject to each outstanding Award or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article V hereof on the maximum number and kind of shares that may be issued); (ii) adjusting the terms and conditions of (including the grant or exercise price), and the performance goals or other criteria included in, outstanding Awards; and (iii) granting new Awards or making cash payments to Participants. The adjustments provided under this Section 9.1 will be nondiscretionary and final and binding on all interested parties, including the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

9.2         Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, split-up, spin off, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company or HotelPlanner.com, or sale or exchange of Common Stock, HotelPlanner.com Units or other securities of the Company or HotelPlanner.com, Change of Control, issuance of warrants or other rights to purchase Common Stock, HotelPlanner.com Units or other securities of the Company or HotelPlanner.com, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or HotelPlanner.com or any change in any Applicable Law or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any action the Administrator determines to be appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) facilitate such transaction or event or (z) give effect to such changes in Applicable Law or accounting principles, including, without limitation, any of the following:

(a)         To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b)         To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares (or other property) covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

Annex C-11

(c)         To provide that such Award be assumed by the successor or survivor corporation or entity, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation or entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

(d)         To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article V hereof on the maximum number and kind of shares which may be issued) or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards;

(e)         To replace such Award with other rights or property selected by the Administrator; or

(f)          To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

9.3         Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock (including any Equity Restructuring or any securities offering or other similar transaction) or for reasons of administrative convenience or to facilitate compliance with any Applicable Law, the Company may refuse to permit the exercise or settlement of one or more Awards for such period of time as the Administrator may determine to be reasonably appropriate under the circumstances.

9.4         General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 9.1 above or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger, consolidation, spinoff, dissolution or liquidation of the Company or sale of Company assets or (iii) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares.

ARTICLE X.
Provisions Applicable to Awards

10.1       Transferability.

(a)         No Award may be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a DRO, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed. During the life of a Participant, Awards will be exercisable only by the Participant, unless it has been disposed of pursuant to a DRO. After the death of a Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then-Applicable Law of descent and distribution. References to a Participant, to the extent relevant in the context, will include references to a transferee approved by the Administrator.

(b)         Notwithstanding Section 10.1(a), the Administrator, in its sole discretion, may determine to permit a Participant or a Permitted Transferee of such Participant to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Nonqualified Stock Option) to any one or more Permitted Transferees of such Participant, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Participant with the Administrator’s consent (in its sole

Annex C-12

discretion) or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a domestic relations order; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award to any Person other than another Permitted Transferee of the applicable Participant); (iii) the Participant (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer; and (iv) any transfer of an Award to a Permitted Transferee shall be without consideration, except as required by Applicable Law. In addition, and further notwithstanding Section 10.1(a), the Administrator, in its sole discretion, may determine to permit a Participant to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the Participant is considered the sole Beneficial Owner of the Incentive Stock Option while it is held in the trust.

(c)         Notwithstanding Section 10.1(a), if permitted by the Administrator, a Participant may, in the manner determined by the Administrator, designate a Designated Beneficiary. A Designated Beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant and any additional restrictions deemed necessary or appropriate by the Administrator. If the Participant is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Participant’s spouse or domestic partner, as applicable, as the Participant’s Designated Beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written or electronic consent of the Participant’s spouse or domestic partner. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Participant’s death.

10.2       Documentation. Each Award will be evidenced in an Award Agreement in such form as the Administrator determines in its discretion. Each Award may contain such terms and conditions as are determined by the Administrator in its sole discretion, to the extent not inconsistent with those set forth in the Plan.

10.3       Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

10.4       Changes in Participant’s Status. The Administrator will determine how the disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable. Except to the extent otherwise required by Applicable Law or expressly authorized by the Company or by the Company’s written policy on leaves of absence, no service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

10.5       Withholding. Each Participant must pay the Company or a Subsidiary, as applicable, or make provision satisfactory to the Administrator for payment of, any Tax-Related Items required by Applicable Law to be withheld in connection with such Participant’s Awards and/or Shares by the date of the event creating the liability for Tax-Related Items. At the Company’s discretion and subject to any Company insider trading policy (including black-out periods), any withholding obligation for Tax-Related Items may be satisfied by (i) deducting an amount sufficient to satisfy such withholding obligation from any payment of any kind otherwise due to a Participant; (ii) accepting a payment from the Participant in cash, by wire transfer of immediately available funds, or by check made payable to the order of the Company or a Subsidiary, as applicable; (iii) accepting the delivery of Shares, including Shares delivered by attestation; (iv) retaining Shares from the Award creating the withholding obligation for Tax-Related Items, valued on the date of delivery, (v) if there is a public market for Shares at the time the withholding obligation for Tax-Related Items is satisfied, selling Shares issued pursuant to the Award creating the withholding obligation for Tax-Related Items, either voluntarily by the Participant or mandatorily by the Company; (vi) accepting delivery of a promissory note or any other lawful consideration; or (vii) any combination of the foregoing payment forms. The amount withheld pursuant to any of the foregoing payment forms shall be determined by the Company and may be up to, but no greater than, the aggregate amount of such obligations based on the maximum statutory withholding rates in the applicable Participant’s jurisdiction for all Tax-Related Items that are applicable to such

Annex C-13

taxable income, but in no event shall be at the level of withholding be at a rate that will result in an Award being accounted for as a liability award in the Company’s financial statements. If any tax withholding obligation will be satisfied under clause (v) of the preceding paragraph, each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to any brokerage firm selected by the Company to effect the sale to complete the transactions described in clause (v).

10.6       Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Nonqualified Stock Option. The Participant’s consent to such action will be required unless (i) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (ii) the change is permitted under Article IX or pursuant to Section 11.6. In addition, the Administrator shall, without the approval of the stockholders of the Company, have the authority to (a) amend any outstanding Option or Stock Appreciation Right to reduce its exercise price per Share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award.

10.7       Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company’s satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including, without limitation, any applicable securities laws and stock exchange or stock market rules and regulations, (iii) any approvals from governmental agencies that the Company determines are necessary or advisable have been obtained, and (iv) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy Applicable Law. The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained, and shall constitute circumstances in which the Administrator may determine to amend or cancel Awards pertaining to such Shares, with or without consideration to the Participant.

10.8       Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

ARTICLE XI.
Miscellaneous

11.1       No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continue employment or any other relationship with the Company or a Subsidiary. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or other written agreement between the Participant and the Company or any Subsidiary.

11.2       No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Law requires, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Stock).

11.3       Effective Date and Term of the Plan. The Plan will become effective (the “Effective Date”) on the date immediately prior to the date of the closing of the transactions contemplated by that certain Agreement and Plan of Merger Agreement dated as of August 9, 2021, by and among HotelPlanner.com, Reservations.com, Astrea and certain other parties (the “Merger Agreement”), provided that it is approved by the shareholders of Astrea prior to the Effective Date and such approval occurs within 12 months following the date the Board approved the Plan. If the Plan is not approved by the shareholders of Astrea within the foregoing time frame, or if the Merger Agreement is

Annex C-14

terminated prior to the consummation of the transactions contemplated thereby, the Plan will not become effective. No Awards may be granted pursuant to the Plan after the tenth (10th) anniversary of the earlier of (i) the date the Plan was approved by the Board and (ii) the date the Plan was approved by the shareholders of Astrea, but any Awards previously granted may extend beyond such date in accordance with the terms of the Plan and any applicable Award Agreement.

11.4       Amendment of Plan. The Board may amend, suspend or terminate the Plan at any time and from time to time; provided that no amendment, other than an increase to the Overall Share Limit or pursuant to Article IX or Section 11.6, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after Plan termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Law.

11.5       Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are nationals of a country other than the United States or employed or residing outside the United States, establish subplans or procedures under the Plan or take any other necessary or appropriate action to address Applicable Law, including (a) differences in laws, rules, regulations or customs of such jurisdictions with respect to tax, securities, currency, employee benefit or other matters, (b) listing and other requirements of any non-U.S. securities exchange, and (c) any necessary local governmental or regulatory exemptions or approvals.

11.6       Section 409A.

(a)         General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (A) exempt this Plan or any Award from Section 409A, or (B) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 11.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b)         Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a Participant’s Termination of Service will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the Participant’s Termination of Service. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c)         Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

Annex C-15

11.7       Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer or other employee of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer or other employee of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer or other employee of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith; provided that he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.

11.8       Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 11.8 by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 11.8 in writing, without cost, by contacting the local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s sole discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 11.8. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

11.9       Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

11.10     Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary), the Plan will govern, unless such Award Agreement or other written agreement was approved by the Administrator and expressly provides that a specific provision of the Plan will not apply.

11.11     Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of law rules thereof or of any other jurisdiction.

11.12     Clawback Provisions. All Awards (including the gross amount of any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to forfeiture, clawback, set-off or recoupment by the Company to the extent required to comply with Applicable Law or any policy of the Company providing for the reimbursement of incentive compensation, whether or not such policy was in place at the time of grant of an Award.

Annex C-16

11.13     Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

11.14     Conformity to Applicable Law. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Law. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in a manner intended to conform with Applicable Law. To the extent Applicable Law permits, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Law.

11.15     Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary, except as expressly provided in writing in such other plan or an agreement thereunder.

11.16     Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

11.17     Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3 of the Exchange Act and any amendments thereto) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

11.18     Prohibition on Executive Officer Loans. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

11.19     Electronic Delivery. The Administrator in its sole discretion may deliver any documents or communications relating to the Plan to the Participants by electronic means, including without limitation, an on-line or electronic system established and maintained by the Company or a third party designated by the Administrator. By participating in the Plan, the Participants consent to receive any such documents or communications by electronic means.

11.20     Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 10.5: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all Participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

*    *    *    *    *

Annex C-17

Annex D

HOTELPLANNER INC.
2021 NONQUALIFIED EMPLOYEE STOCK PURCHASE PLAN

ARTICLE 1
PURPOSE

The Plan’s purpose is to assist employees of the Company and its Designated Subsidiaries in acquiring a stock ownership interest in the Company, and to help such employees provide for their future security and to encourage them to remain in the employment of the Company and its Subsidiaries. The Plan is not intended to qualify as an “employee stock purchase plan” under Section 423 of the Code.

ARTICLE 2
Definitions

As used in the Plan, the following words and phrases have the meanings specified below, unless the context clearly indicates otherwise:

2.1         “Administrator” means the Committee, or such individuals to which authority to administer the Plan has been delegated under Section 7.1 hereof.

2.2         “Agent” means the brokerage firm, bank or other financial institution, entity or person(s), if any, engaged, retained, appointed or authorized to act as the agent of the Company or an Employee with regard to the Plan.

2.3         “Astrea” means Astrea Acquisition Corp., a Delaware corporation.

2.4         “Board” means the Board of Directors of the Company.

2.5         “Code” means the U.S. Internal Revenue Code of 1986, as amended, and all regulations, guidance, compliance programs and other interpretative authority issued thereunder.

2.6         “Committee” means the Compensation Committee of the Board.

2.7         “Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

2.8         “Company” means HotelPlanner Inc., a Delaware corporation, or any successor.

2.9         “Compensation” of an Employee means, unless the Administrator provides otherwise prior to the beginning of a Purchase Period, the regular cash earnings, base salary, wages or fees paid to the Employee on each Payday as compensation for services to the Company or any Designated Subsidiary, before deduction for any salary deferral contributions made by the Employee to any tax-qualified or nonqualified deferred compensation plan, including overtime, shift differentials, vacation pay, salaried production schedule premiums, holiday pay, jury duty pay, funeral leave pay, paid time off, military pay and prior week adjustments, but excluding bonuses, commissions, education or tuition reimbursements, imputed income arising under any group insurance or benefit program, travel expenses, business and moving reimbursements, including tax gross ups and taxable mileage allowance, income received in connection with any stock options, restricted stock, restricted stock units or other compensatory equity awards and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established. Such Compensation shall be calculated before deduction of any income or employment tax withholdings, but shall be withheld from the Employee’s net income.

2.10       “Designated Subsidiary” means each Subsidiary, including any Subsidiary in existence on the Effective Date and any Subsidiary formed or acquired following the Effective Date, that has been designated by the Administrator from time to time in its sole discretion as eligible to participate in the Plan, in accordance with Section 7.2 hereof.

Annex D-1

2.11       “Effective Date” means the date immediately prior to the date of the closing of the transactions contemplated by the Merger Agreement, provided that the Board has approved the Plan prior to such Effective Date, subject to approval of the Plan by the Company’s shareholders.

2.12       “Eligible Employee” means, unless the Administrator provides otherwise prior to the beginning of a Purchase Period, an Employee (i) who is customarily scheduled to work at least 20 hours per week and (ii) whose customary employment is more than five months in a calendar year. Employees who, after the granting of the Option, would be deemed for purposes of Section 423(b)(3) of the Code to possess 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary will not be eligible to participate in the Plan. Notwithstanding the foregoing, the Administrator may limit eligibility further within the Company or a Designated Subsidiary so as to only designate some Employees of the Company or a Designated Subsidiary as Eligible Employees, and, to the extent the restrictions in the first sentence in this definition are not consistent with applicable local laws, the applicable local laws shall control.

2.13       “Employee” means any person who renders services to the Company or a Designated Subsidiary in the status of an employee, and shall not include any director of the Company or a Designated Subsidiary who does not render services to the Company or a Designated Subsidiary in the status of an employee. The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to whether the employee status of any person has begun or been terminated, including all matters and questions related to whether a particular leave of absence constitutes a termination of a person’s employee status.

2.14       “Enrollment Date” means the first date of each Purchase Period.

2.15       “Exercise Date” means the last day of each Purchase Period, except as provided in Section 5.2 hereof.

2.16       “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.17       “Fair Market Value” means, as of any date, the value of a share of Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, the value of a share of Common Stock will be the closing sales price for a share of Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (ii) if the Common Stock is not listed on an established stock exchange but is quoted on a national market or other quotation system, the value of a share of Common Stock will be the closing sales price for a share of Common Stock on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) if the Common Stock is not listed on any established stock exchange or quoted on a national market or other quotation system, the value established by the Administrator in its sole discretion.

2.18        “Grant Date” means the first day of a Purchase Period.

2.19       “HotelPlanner.com” means Lexyl Travel Technologies, LLC, a Delaware limited liability company.

2.20       “HotelPlanner.com Operating Agreement” means the Second Amended and Restated Operating Agreement of HotelPlanner.com (as it may be amended from time to time).

2.21       “HotelPlanner.com Units” means the common units of HotelPlanner.com that are redeemable for shares of Common Stock, pursuant to the HotelPlanner.com Operating Agreement.

2.22       “Matching Shares” has the meaning set forth in Section 4.5 hereof.

2.23       “Match Vesting Date” has the meaning set forth in Section 4.5 hereof.

2.24       “Merger Agreement” means that certain Agreement and Plan of Merger entered into as of August 9, 2021, by and among by and among HotelPlanner.com, Reservations.com, Astrea and certain other parties thereto.

2.25       “New Exercise Date” has the meaning set forth in Section 5.2(b) hereof.

Annex D-2

2.26       “Offering” means an offer under the Plan of an Option that may be exercised on the last day of each Purchase Period as further described in Section 4 hereof. The terms of each separate Offering need not be identical.

2.27       “Option” means the right to purchase shares of Common Stock pursuant to the Plan during each Purchase Period.

2.28       “Option Price” means the purchase price of a share of Common Stock hereunder as provided in Section 4.2 hereof.

2.29       “Parent” means a corporation, partnership, or any other entity, whether U.S. or non-U.S., in an unbroken chain of entities ending with the Company if each of the entities other than the Company beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.30       “Participant” means any Eligible Employee who elects to participate in the Plan.

2.31       “Payday” means the regular and recurring established day for payment of Compensation to an Employee of the Company or any Designated Subsidiary.

2.32       “Plan” means this 2021 Nonqualified Employee Stock Purchase Plan, including any other sub-plans or appendices hereto, as amended from time to time.

2.33       “Plan Account” means a bookkeeping account established and maintained by the Company in the name of each Participant.

2.34       “Purchase Period” means each six (6)-month period commencing on such dates as determined by the Administrator, in its discretion, and with respect to which Options shall be granted to Participants. The duration and timing of Purchase Periods may be established or changed by the Administrator at any time, in its sole discretion.

2.35       “Reservations.com” means Benjamin & Brothers, LLC, a Florida limited liability company

2.36       “Section 409A” means Section 409A of the Code.

2.37       “Subsidiary” means a corporation, partnership, or any other entity (other than the Company), whether U.S. or non-U.S., in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain (including, for clarity, Hotelplanner.com).

2.38       “Treas. Reg.” means U.S. Department of the Treasury regulations.

2.39       “Withdrawal Election” has the meaning set forth in Section 6.1(a) hereof.

ARTICLE 3
PARTICIPATION

3.1         Eligibility. Any Eligible Employee who is employed by the Company or a Designated Subsidiary on a given Enrollment Date for a Purchase Period shall be eligible to participate in the Plan during such Purchase Period, subject to the requirements of Articles 4 and 5 hereof.

3.2         Election to Participate; Payroll Deductions

(a)         Except as provided in Sections 3.2(e) and 3.3 hereof, an Eligible Employee may become a Participant in the Plan only by means of payroll deduction. Each individual who is an Eligible Employee as of a Purchase Period’s Enrollment Date who elects to participate in such Purchase Period must deliver to the Company a payroll deduction authorization no later than the period of time prior to the applicable Enrollment Date that is determined by the Administrator, in its sole discretion. After such date, an Eligible Employee can no longer elect to participate in that Purchase Period and must wait until the next applicable Purchase Period to elect to participate.

Annex D-3

(b)         Except as may otherwise be determined by the Administrator, payroll deductions (i) shall equal at least 1% of the Participant’s Compensation as of each Payday of the Purchase Period following the Enrollment Date, but not more than 25% of the Participant’s Compensation as of each Payday of the Purchase Period following the Enrollment Date; and (ii) may be expressed either as a whole number percentage, or a fixed dollar amount. Amounts deducted from a Participant’s Compensation with respect to a Purchase Period pursuant to this Section 3.2 shall be deducted each Payday through payroll deduction and credited to the Participant’s Plan Account; provided that for the first Purchase Period, payroll deductions shall not begin until such date determined by the Administrator, in its sole discretion.

(c)         Following at least one payroll deduction, a Participant may decrease (to as low as zero) the amount deducted from such Participant’s Compensation only once during a Purchase Period upon ten (10) calendar days’ prior written notice to the Company. A Participant may not increase the amount deducted from such Participant’s Compensation during a Purchase Period.

(d)         Upon the completion of a Purchase Period, each Participant in such Purchase Period as of the last day of the Purchase Period prior to the end thereof (and not, for the avoidance of doubt, any Participant who withdrew from the Purchase Period prior to the Exercise Date pursuant to Section 6.1 hereof or ceased to be an Eligible Employee prior thereto as contemplated by Section 6.2 hereof) shall automatically participate in the immediately following Purchase Period at the same payroll deduction percentage or fixed amount as in effect at the termination of such Purchase Period, unless such Participant delivers to the Company a different election with respect to the successive Purchase Period in accordance with Section 3.2(a) hereof, or unless such Participant becomes ineligible for participation in the Plan.

(e)         Notwithstanding any other provisions of the Plan to the contrary, in non-U.S. jurisdictions where participation in the Plan through payroll deductions is prohibited, the Administrator may provide that an Eligible Employee may elect to participate through contributions to the Participant’s account under the Plan in a form acceptable to the Administrator in lieu of or in addition to payroll deductions.

3.3         Leave of Absence. During leaves of absence approved by the Company, a Participant may continue participation in the Plan by making cash payments to the Company on the Participant’s normal payday equal to the Participant’s authorized payroll deduction.

ARTICLE 4
PURCHASE AND MATCH OF Shares

4.1         Grant of Option. The Company may make one or more Offerings under the Plan, until the earlier of: (i) the date on which the shares of Common Stock available under the Plan have been sold or (ii) the date on which the Plan is suspended or terminates. The Administrator shall designate the terms and conditions of each Offering in writing. Each Participant shall be granted an Option with respect to a Purchase Period on the applicable Grant Date. The number of shares of Common Stock subject to a Participant’s Option shall be determined by dividing (a) such Participant’s payroll deductions accumulated prior to an Exercise Date and retained in the Participant’s Plan Account on such Exercise Date by (b) the applicable Option Price; provided that, in the aggregate, no more than 0.5% of the shares of Common Stock outstanding on the last day of the immediately preceding fiscal year shall be made available for issuance with respect to each Purchase Period, including the Purchased Shares and Matching Shares (as such terms are defined below). Each Option shall expire on the last Exercise Date for the applicable Purchase Period immediately after the automatic exercise of the Option in accordance with Section 4.3 hereof, unless such Option terminates earlier in accordance with Article 6 hereof.

4.2         Option Price. The “Option Price” per share of Common Stock to be paid by a Participant upon exercise of the Participant’s Option on an Exercise Date for a Purchase Period shall equal the Fair Market Value on the Exercise Date.

4.3         Purchase of Shares.

(a)         On the Exercise Date of a Purchase Period, each Participant shall automatically and without any action on such Participant’s part be deemed to have exercised the Participant’s Option to purchase at the applicable per share Option Price the largest number of whole shares of Common Stock which can be purchased with the amount in the Participant’s Plan Account (the “Purchased Shares”). Such Purchase Shares shall be fully vested on the Exercise Date. Any balance less than the per share Option Price that is remaining in the Participant’s

Annex D-4

Plan Account (after exercise of such Participant’s Option) as of the Exercise Date shall be carried forward to the next Purchase Period, unless the Participant has elected to withdraw from the Plan pursuant to Section 6.1 hereof or, pursuant to Section 6.2 hereof, such Participant has ceased to be an Eligible Employee. Any balance not carried forward to the next Purchase Period in accordance with the prior sentence shall be promptly refunded to the applicable Participant without interest thereon. In no event shall an amount greater than or equal to the per share Option Price as of an Exercise Date be carried forward to the next Purchase Period.

(b)         As soon as practicable following each Exercise Date (but no later than 30 days thereafter), the number of shares of Common Stock purchased by such Participant pursuant to Section 4.3(a) hereof, minus the number of shares sold through a broker-assisted sell-to-cover transaction and/or a trading arrangement to satisfy Participant’s tax withholding obligations pursuant to Section 7.10 hereof, shall be delivered (either in share certificate or book entry form), in the Company’s sole discretion, to either (i) the Participant or (ii) an account established in the Participant’s name at a stock brokerage or other financial services firm designated by the Company. If the Company is required to obtain from any commission or agency authority to issue any such shares of Common Stock, the Company shall seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any Participant except to refund to the Participant such Participant’s Plan Account balance, without interest thereon.

4.4         Transferability of Rights. An Option granted under the Plan shall not be transferable, other than by will or the applicable laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. No option or interest or right to the Option shall be available to pay off any debts, contracts or engagements of the Participant or the Participant’s successors in interest or shall be subject to disposition by pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempt at disposition of the Option shall have no effect.

4.5         Match of Shares.

(a)         On each Grant Date, each Participant shall be granted a right to receive a number of shares of Common Stock (“Matching Shares”) equal to the number of such Participant’s Purchased Shares purchased on the Exercise Date, subject to Participant’s continued status as an Eligible Employee through such Exercise Date. The Matching Shares shall vest in full on the six (6) month anniversary of such Exercise Date (“Match Vesting Date”), subject to Participant’s continued status as an Eligible Employee through such Match Vesting Date.

(b)         As soon as practicable following each Match Vesting Date (but no later than 30 days thereafter), the number of Matching Shares to be received by such Participant pursuant to Section 4.5(a) hereof, minus the number of shares sold through a broker-assisted sell-to-cover transaction and/or a trading arrangement to satisfy Participant’s tax withholding obligations pursuant to Section 7.10 hereof, shall be delivered (either in share certificate or book entry form), in the Company’s sole discretion, to either (i) Participant or (ii) an account established in Participant’s name at a stock brokerage or other financial services firm designated by the Company. If the Company is required to obtain from any commission or agency authority to issue any such Matching Shares, the Company shall seek to obtain such authority. Inability of the Company to obtain from any such commission or agency authority which counsel for the Company deems necessary for the lawful issuance of any such shares shall relieve the Company from liability to any Participant with regards to any Matching Shares.

ARTICLE 5
PROVISIONS RELATING TO COMMON STOCK

5.1         Common Stock Reserved. Subject to adjustment as provided in Section 5.2 hereof, the maximum number of shares of Common Stock that shall be made available for sale under the Plan shall be the sum of (a) 904,000 shares and (b) an annual increase on the first day of each fiscal year beginning in 2023 and ending in 2031 equal to the least of (i) an amount of additional shares such that the total number of shares that are available for sale under the Plan on the first day of the fiscal year, after giving effect to the additional shares, equals 1% of the shares of Common Stock outstanding on the last day of the immediately preceding fiscal year (determined on an as converted basis, taking into account all securities convertible into, exercisable, exchangeable or redeemable for shares of Common Stock, including, without limitation, the Hotelplanner.com Units that are redeemable pursuant

Annex D-5

to the Hotelplanner.com Operating Agreement) and (ii) such number of shares as may be determined by the Board. Shares made available for sale under the Plan may be authorized but unissued shares, treasury shares of Common Stock, or reacquired shares reserved for issuance under the Plan. If all or any part of an Option or a Matching Share expires, lapses or is terminated, converted into an award in respect of shares of another entity in connection with a spin-off or other similar event, exchanged for or settled in cash, surrendered, repurchased or canceled without having been fully exercised, or forfeited, in any case, in a manner that results in the Company acquiring shares of Common Stock covered by the Option at a price not greater than the price (as adjusted to reflect any equity restructuring) paid by the Participant for such shares of Common Stock or not issuing any shares of Common Stock covered by the Option or the Matching Share, the unused shares covered by the Option and the Matching Share will, as applicable, become or again be available for grant under the Plan.

5.2         Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a)         Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under Option, as well as the price per share and the number of shares of Common Stock covered by each Option under the Plan which has not yet been exercised shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock or outstanding Hotelplanner.com Units resulting from a stock or unit split, reverse stock or unit split, stock dividend or unit distribution, combination or reclassification of the Common Stock or Hotelplanner.com Units, or any other increase or decrease in the number of shares of Common Stock or Hotelplanner.com Units effected without receipt of consideration by the Company or Hotelplanner.com (as applicable); provided, however, that conversion of any convertible securities of the Company or Hotelplanner.com shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company or Hotelplanner.com of shares of stock of any class or Hotelplanner.com Units, or securities convertible into shares of stock of any class or Hotelplanner.com Units, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

(b)         Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company or Hotelplanner.com, the Purchase Periods then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Administrator. The New Exercise Date shall be before the date of the Company’s or Hotelplanner.com’ proposed dissolution or liquidation. The Administrator shall notify each Participant in writing prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date and any Matching Shares for such Exercise Date shall be granted on the New Exercise Date, unless, as applicable, prior to such date the Participant has withdrawn from the Purchase Period as provided in Section 6.1 hereof or the Participant has ceased to be an Eligible Employee as provided in Section 6.2 hereof.

(c)         Merger or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company or Hotelplanner.com, or the merger of the Company or Hotelplanner.com with or into another corporation (a “Change in Control”), each outstanding Option shall be assumed or an equivalent Option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. If the successor corporation refuses to assume or substitute for the Option, any Purchase Periods then in progress shall be shortened by setting a New Exercise Date and any Purchase Periods then in progress shall end on the New Exercise Date. The New Exercise Date shall be before the date of the Company’s proposed sale or merger. The Administrator shall notify each Participant in writing prior to the New Exercise Date, that the Exercise Date for the Participant’s Option has been changed to the New Exercise Date and that the Participant’s Option shall be exercised automatically on the New Exercise Date and any Matching Shares for such Exercise Date shall be granted on the New Exercise Date, unless, as applicable, prior to such date the Participant has withdrawn from the Purchase Period as provided in Section 6.1 hereof or the Participant has ceased to be an Eligible Employee as provided in Section 6.2 hereof. Notwithstanding the foregoing, in the event of a Change in Control, and conditional upon the Participant being employed by the Company or a Designated Subsidiary upon the consummation of the Change in Control, (i) all unvested Matching Shares granted during a Purchase Period that is completed prior to the Change in Control shall fully accelerate upon the consummation of the Change in Control, and (ii) all unvested Matching Shares granted during the Purchase Period in which the Change in Control occurs shall accelerate on a prorated basis of (x) the number of days from

Annex D-6

the beginning of the Purchase Period during which the Change in Control occurs, divided by (y) the total number of days in the Purchase Period (i.e., if a Change in Control is consummated 120 days into a Purchase Period of 180 days, two-thirds of the unvested Matching Shares granted during such Purchase Period shall fully vest) upon the consummation of the Change in Control.

5.3         Insufficient Shares. If the Administrator determines that, on a given Exercise Date, the number of shares of Common Stock with respect to which Options are to be exercised may exceed the number of shares of Common Stock remaining available for sale under the Plan on such Exercise Date, the Administrator shall make a pro rata allocation of the shares of Common Stock available for issuance on such Exercise Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants exercising Options to purchase Common Stock on such Exercise Date, and unless additional shares are authorized for issuance under the Plan, no further Purchase Periods shall take place and the Plan shall terminate pursuant to Section 7.5 hereof. If a Purchase Period is so terminated, then the balance of the amount credited to the Participant’s Plan Account which has not been applied to the purchase of shares of Common Stock shall be paid to such Participant in one lump sum in cash within 30 days after such Exercise Date, without any interest thereon.

5.4         Rights as Stockholders. With respect to shares of Common Stock subject to an Option or the right to receive Matching Shares, a Participant shall not be deemed to be a stockholder of the Company and shall not have any of the rights or privileges of a stockholder. A Participant shall have the rights and privileges of a stockholder of the Company when, but not until, shares of Common Stock have been deposited in the designated brokerage account following exercise of the Participant’s Option.

ARTICLE 6
TERMINATION OF PARTICIPATION

6.1         Cessation of Contributions; Voluntary Withdrawal.

(a)         A Participant may cease payroll deductions during a Purchase Period and elect to withdraw from the Plan by delivering written notice of such election to the Company at least 7 days prior to the Exercise Date for such Purchase Period, unless otherwise established by the Administrator (a “Withdrawal Election”). A Participant electing to withdraw from the Plan may elect to either (i) withdraw all of the funds then credited to the Participant’s Plan Account as of the date on which the Withdrawal Election is received by the Company, in which case amounts credited to such Plan Account shall be returned to the Participant in one lump-sum payment in cash within 30 days after such election is received by the Company, without any interest thereon, and the Participant shall cease to participate in the Plan and the Participant’s Option for such Purchase Period shall terminate without penalty; provided that a Participant must elect to withdraw all of the funds and may not withdraw a partial amount; or (ii) leave all of the funds then credited to the Participant’s Plan Account as of the date on which the Withdrawal Election is received by the Company, exercise the Option for the maximum number of whole shares of Common Stock on the applicable Exercise Date, have any remaining Plan Account balance returned by the Company to the Participant in one lump-sum payment in cash within 30 days after such Exercise Date, without any interest thereon, and, after such exercise, cease to participate in the Plan. Upon receipt of a Withdrawal Election, the Participant’s payroll deduction authorization and the Participant’s Option shall terminate.

(b)         A Participant’s withdrawal from the Plan shall not have any effect upon the Participant’s eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Purchase Periods which commence after the termination of the Purchase Period from which the Participant withdraws. A Participant who withdraws must re-elect to participate pursuant to Section 3.2 in order to participate in any subsequent Purchase Periods.

(c)         A Participant who ceases contributions to the Plan during any Purchase Period shall not be permitted to resume contributions to the Plan during that Purchase Period.

6.2         Termination of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee, for any reason, such Participant’s Option for the applicable Purchase Period shall automatically terminate, the Participant shall be deemed to have elected to withdraw from the Plan, and such Participant’s Plan Account shall be paid to such Participant or, in the case of the Participant’s death, to the person or persons entitled thereto pursuant to applicable law, within 30 days after such cessation of being an Eligible Employee, without any interest thereon. In addition, for the avoidance of doubt, upon a Participant’s ceasing to be an Eligible Employee, for any reason, the Participant shall cease to be eligible to receive any Matching Shares following such termination.

Annex D-7

ARTICLE 7
GENERAL PROVISIONS

7.1         Administration.

(a)         The Plan shall be administered by the Committee, which shall be composed of members of the Board. The Committee has authority to determine which Employee receive Options, grant Options and set Option terms and conditions, subject to the conditions and limitations in the Plan. The Committee also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Options and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Committee may correct defects and ambiguities, supply omissions, reconcile inconsistencies in the Plan or any Option and make all other determinations that it deems necessary or appropriate to administer the Plan and any Option. The Committee (and each member thereof) is entitled to, in good faith, rely or act upon any report or other information furnished to it, him or her by any officer or other employee of the Company or any Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. The Committee’s determinations under the Plan are in its sole discretion and will be final, binding and conclusive on all persons having or claiming any interest in the Plan or any Option.

(b)         It shall be the duty of the Administrator to conduct the general administration of the Plan in accordance with the provisions of the Plan. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)          To establish and terminate Offerings;

(ii)         To determine when and how Options shall be granted and the provisions and terms of each Offering (which need not be identical);

(iii)        To determine the terms and conditions of any Matching Shares;

(iv)        To select Designated Subsidiaries in accordance with Section 7.2 hereof;

(v)         To impose a mandatory holding period pursuant to which Participants may not dispose of or transfer shares of Common Stock purchased under the Plan for a period of time determined by the Administrator in its discretion; and

(vi)        To construe and interpret the Plan, the terms of any Offering and the terms of the Options and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, any Offering or any Option, in a manner and to the extent it shall deem necessary or expedient to administer the Plan.

(c)         The Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling of participation elections, payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan.

(d)         The Administrator may adopt sub-plans applicable to particular Designated Subsidiaries or locations. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 5.1 hereof, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

(e)         All expenses and liabilities incurred by the Administrator in connection with the administration of the Plan shall be borne by the Company. The Administrator may, with the approval of the Committee, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Administrator, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such

Annex D-8

persons. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Board or Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the options, and all members of the Board or Administrator shall be fully protected by the Company in respect to any such action, determination, or interpretation.

7.2         Designation of Subsidiary Corporations. The Board or Administrator shall designate from time to time the Subsidiaries that shall constitute Designated Subsidiaries. The Board or Administrator may designate a Subsidiary, or terminate the designation of a Subsidiary, without the approval of the stockholders of the Company.

7.3         Reports. Individual accounts shall be maintained for each Participant in the Plan. Statements of Plan Accounts shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Option Price, the number of shares purchased and the remaining cash balance, if any.

7.4         No Right to Employment. Nothing in the Plan shall be construed to give any person (including any Participant) the right to remain in the employ of the Company, a Parent or a Subsidiary or to affect the right of the Company, any Parent or any Subsidiary to terminate the employment of any person (including any Participant) at any time, with or without cause, which right is expressly reserved.

7.5         Amendment and Termination of the Plan.

(a)         The Board may, in its sole discretion, amend, suspend or terminate the Plan at any time and from time to time. For the avoidance of doubt, no Matching Shares may be granted during any period of suspension of the Plan or after termination of the Plan. To the extent necessary to comply with any applicable law, regulation or stock exchange rule, the Company shall obtain stockholder approval of any such amendment to the Plan in such a manner and to such a degree as required by such law, regulation or rule.

(b)         If the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may in its discretion modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

(i)          altering the Option Price for any Purchase Period including a Purchase Period underway at the time of the change in Option Price;

(ii)         shortening any Purchase Period so that the Purchase Period ends on a new Exercise Date, including a Purchase Period underway at the time of the Administrator action; and

(iii)        allocating shares of Common Stock.

Such modifications or amendments shall not require stockholder approval or the consent of any Participant.

(c)         Upon termination of the Plan, the balance in each Participant’s Plan Account shall be refunded as soon as practicable after such termination, without any interest thereon.

7.6         Use of Funds; No Interest Paid. All funds received by the Company by reason of purchase of shares of Common Stock under the Plan shall be included in the general funds of the Company free of any trust or other restriction and may be used for any corporate purpose. No interest shall be paid to any Participant or credited under the Plan.

7.7         Term; Approval by Stockholders. No Option may be granted during any period of suspension of the Plan or after termination of the Plan. Following the adoption of the Plan by the board of directors of Astrea, the Plan shall be submitted for approval by its shareholders, and, subject to such approval, the Plan shall become effective on the Effective Date. The Plan will continue until the earlier to occur of (a) the termination of the Plan by the Board (which termination may be effected by the Board at any time pursuant to Section 7.5 above), or (b) the tenth (10th) anniversary of the Effective Date.

7.8         Effect Upon Other Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company, any Parent or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company, any Parent or any Subsidiary (a) to establish any other forms of incentives or compensation for Employees of the Company or any Parent or any Subsidiary, or (b) to grant or assume Options

Annex D-9

otherwise than under the Plan in connection with any proper corporate purpose, including, but not by way of limitation, the grant or assumption of options in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, firm or association.

7.9         Conformity to Securities Laws. Notwithstanding any other provision of the Plan, the Plan and the participation in the Plan by any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemption rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

7.10       Tax Withholding. The Company or any Designated Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or such Designated Subsidiary, an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s FICA or employment tax obligation) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of the Plan. The Administrator may in its sole discretion and in satisfaction of the foregoing requirement, permit the Company to withhold or have surrendered, or allow a Participant to elect to have the Company withhold or surrender, shares of Common Stock held by the Participant. Unless determined otherwise by the Administrator, the number of shares of Common Stock which may be so withheld or surrendered shall be limited to the number of shares which have a Fair Market Value on the date of withholding or surrender no greater than the aggregate amount of such liabilities based on the maximum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income, but in no event shall the withholding rate be at a level that will result in an Option being accounted for as a liability award in the Company’s financial statements. The Administrator shall also have the authority and right to initiate, or permit a Participant to initiate, a broker-assisted sell-to-cover transaction and/or a trading arrangement that complies with the requirements of Rule 10b5-1(c)(1) under the Exchange Act whereby shares are sold by such broker and the proceeds of such sale are remitted to the Company or a Designated Subsidiary to satisfy tax withholding obligations. The Administrator shall have the discretion to determine any additional methods by which Participant may satisfy Participant’s withholding obligations hereunder and shall have full and final discretion regarding the method by which the withholding obligations shall be satisfied.

7.11       Governing Law. The Plan and all rights and obligations thereunder shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of law rules thereof or of any other jurisdiction.

7.12       Clawback Provisions. All Options will be subject to forfeiture, clawback, set-off or recoupment by the Company to the extent required to comply with Applicable Law or any policy of the Company providing for the reimbursement of incentive compensation, whether or not such policy was in place at the time of grant of the Option.

7.13       Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

7.14       Electronic Delivery. The Administrator in its sole discretion may deliver any documents or communications relating to the Plan to the Participants by electronic means, including without limitation, an on-line or electronic system established and maintained by the Company or a third party designated by the Administrator. By participating in the Plan, the Participants consent to receive any such documents or communications by electronic means.

7.15       Conditions To Issuance of Shares.

(a)         Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates or make any book entries evidencing shares of Common Stock pursuant to the exercise of an Option by a Participant, unless and until the Administrator has determined, with advice of counsel, that the issuance of such shares of Common Stock is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any securities exchange or automated quotation system on which the shares of Common Stock are listed or traded, and the shares of Common Stock are covered by an effective registration statement or applicable exemption from registration. In addition to the terms and conditions

Annex D-10

provided herein, the Administrator may require that a Participant make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

(b)         All certificates for shares of Common Stock delivered pursuant to the Plan and all shares of Common Stock issued pursuant to book entry procedures are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign securities or other laws, rules and regulations and the rules of any securities exchange or automated quotation system on which the shares of Common Stock are listed, quoted, or traded. The Committee may place legends on any certificate or book entry evidencing shares of Common Stock to reference restrictions applicable to the shares of Common Stock.

(c)         The Committee shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement, distribution or exercise of any Option, including a window-period limitation, as may be imposed in the sole discretion of the Committee.

(d)         Notwithstanding any other provision of the Plan, unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company may, in lieu of delivering to any Participant certificates evidencing shares of Common Stock issued in connection with any Option, record the issuance of shares of Common Stock in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

(e)         Any shares of Common Stock acquired by a Participant under this Plan will be subject to the Company’s insider trading policy.

7.16       Equal Rights and Privileges. All Eligible Employees of the Company (or of any Designated Subsidiary) granted Options pursuant to an Offering shall have the same rights and privileges under this Plan within the meaning of Section 423(b)(5) of the Code.

7.17       Rules Particular to Specific Countries. Notwithstanding anything herein to the contrary, the terms and conditions of the Plan with respect to Participants who are tax residents of a particular non-U.S. country or who are foreign nationals or employed in non-U.S. jurisdictions may be subject to an addendum to the Plan in the form of an appendix or sub-plan. To the extent that the terms and conditions set forth in an appendix or sub-plan conflict with any provisions of the Plan, the provisions of the appendix or sub-plan shall govern. The adoption of any such appendix or sub-plan shall be pursuant to Section 7.1 above. Without limiting the foregoing, the Administrator is specifically authorized to adopt rules and procedures, with respect to Participants who are foreign nationals or employed in non-U.S. jurisdictions, regarding the exclusion of particular Subsidiaries from participation in the Plan, eligibility to participate, the definition of Compensation, handling of payroll deductions or other contributions by Participants, payment of interest, conversion of local currency, data privacy security, payroll tax, withholding procedures, establishment of bank or trust accounts to hold payroll deductions or contributions.

7.18       Section 409A. The Plan and the Options granted hereunder are intended to be exempt from the application of Section 409A. No Option is intended to constitute or provide for “nonqualified deferred compensation” within the meaning of Section 409A. Notwithstanding any provision of the Plan to the contrary, if the Administrator determines that any Option granted under the Plan may be or become subject to Section 409A or that any provision of the Plan may cause an Option granted under the Plan to be or become subject to Section 409A, the Administrator may adopt such amendments to the Plan and/or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions as the Administrator determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, either through compliance with the requirements of Section 409A or with an available exemption therefrom.

* * * * *

Annex D-11

Annex E

Name of Subscriber:
Purchase Price:	$.0001 per share
Number of Class B Shares Purchased:

SUBSCRIPTION AGREEMENT

Date: _____________

To:    The Board of Directors of ________________________________

Ladies and Gentlemen:

The above-named subscriber (together with its successors and permitted assigns, “Subscriber”), hereby offers to purchase the above-referenced numbers of newly issued Class B Shares, par value $.0001 per share (collectively, the “Shares”) of Astrea Acquisition Corp. (the “Corporation”), for an aggregate cash purchase price as set forth above (the “Purchase Price”). All capitalized terms used in this Subscription Agreement and not otherwise defined have the meanings from the Agreement and Plan of Merger dated as of August 9, 2021.

1.      Subject to the terms and conditions hereof, and in reliance upon the representations and warranties contained herein, the Corporation agrees to sell to the Subscriber, and the Subscriber irrevocably subscribes for and agrees to purchase from the Corporation, the Shares, for cash consideration equal to the Purchase Price.

2.      Subscriber is delivering, together with this Subscription Agreement, payment to the Corporation of the Purchase Price, in immediately available funds in accordance with written instructions provided by the Corporation in advance, and the consummation of the purchase will take place at the Closing. Upon such payment of the Purchase Price, the Shares shall be deemed automatically issued.

3.      As further consideration for the purchase of the Shares pursuant to this Subscription Agreement, Subscriber hereby represents, warrants and acknowledges to the Corporation as follows:

(a)     The Shares are being acquired by the Subscriber for the Subscriber’s account, for investment purposes and not with a view to the distribution of all or any part of the Shares, nor with any present intention to sell or in any way distribute the same, as those terms are used in the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder;

(b)    This Subscription Agreement constitutes the legal, valid and binding obligation of Subscriber, enforceable in accordance with its terms, and the execution, delivery and performance of this Subscription Agreement by Subscriber does not and will not conflict with, violate or cause a breach of any agreement or instrument to which Subscriber is a party or subject or any judgment, order or decree to which Subscriber is subject;

(c)     Subscriber has sufficient knowledge and experience in financial matters so as to be capable of evaluating the merits and risks of purchasing the Shares. Subscriber understands that holding the Shares is an illiquid investment for which there is no market;

(d)    Subscriber has reviewed copies of such documents and other information as Subscriber has deemed necessary in order to make an informed investment decision with respect to the Subscriber’s purchase of the Shares;

(e)     Subscriber has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Shares and has had full access to such other information concerning the Corporation and its subsidiaries as Subscriber has requested in connection with the investments contemplated hereby, in a reasonable period of time before the date hereof;

(f)     Subscriber understands that the Shares have not been registered with the Securities and Exchange Commission under the Act or under similar applicable securities laws or acts of other states or foreign jurisdictions in reliance upon exemptions under those acts. Subscriber understands that the Shares may not be sold, transferred or otherwise disposed of without registration under the Act or the availability of an exemption therefrom, and that,

Annex E-1

in the absence of an effective registration statement covering the Shares or an available exemption from registration under the Act, the Shares must be held indefinitely. Further, Subscriber is able to incur a complete loss of such investment and understands and has the financial capability of assuming the economic risk of an investment in the Shares for an indefinite period of time;

(g)    Subscriber has been advised by the Corporation that Subscriber will not be able to dispose of the Shares, or any interest therein, without first complying with the relevant provisions of the Act and any applicable federal, provincial or state securities laws (or any available exemption therefrom);

(h)    Subscriber understands that the provisions of Rule 144 promulgated under the Act, permitting the routine sales of the securities of certain issuers subject to the terms and conditions thereof, are not currently, and may not hereafter be, available with respect to the Shares;

(i)     Subscriber acknowledges that the Corporation is under no obligation to register the sale of the Shares under the Act or any state securities laws or to furnish any information or take any other action to assist the undersigned in complying with the terms and conditions of any exemption which might be available thereunder with respect to sales of the Shares in the future;

(j)     Subscriber acknowledges that the Shares were not offered to the Subscriber by means of any general solicitation, publicly disseminated advertisement or sales literature;

(k)    Subscriber is an “accredited investor” as such term is defined under Regulation D promulgated under the Act; and

(l)     Subscriber maintains its principal business office or primary residence at the address set forth on the signature page hereto.

4.      The Corporation represents and warrants to Subscriber as follows (each such representation and warranty being made as of the date hereof):

(a)     The Corporation is a corporation duly formed and in good standing under the laws of the State of Delaware;

(b)    The Corporation has full corporate power and authority to execute and deliver this Subscription Agreement and to perform all of its obligations hereunder, and the execution, delivery and performance hereof have been duly authorized by all necessary corporate action on its part. This Subscription Agreement has been duly executed and delivered on behalf of the Corporation and constitutes a legal, valid and binding obligation of the Corporation enforceable in accordance with its terms; and

(c)     The execution, delivery and performance of this Subscription Agreement does not (i) conflict with or result in a violation of the Corporation’s Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation or any agreement or other instrument to which the Corporation is a party or by which it is bound, (ii) conflict with or result in a violation of any law, statute, regulation, order or decree applicable to the Corporation, (iii) other than any filings required by federal and/or state securities laws, require any consent or authorization or filing with, or other act by or in respect of, any governmental authority or any person, or (iv) result in a termination or cancellation under any mortgage, lease, or material contract to which the Corporation is a party or by which it is bound.

5.      This Subscription Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws thereof. Any action or dispute (“Proceeding”) seeking to enforce any provision of or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby and any Proceeding for recognition and enforcement of any judgment in respect thereof shall be brought, tried and determined in the United States District Court for the District of Delaware, the Court of Chancery of the State of Delaware or any other court of the State of Delaware. Each of the parties hereto hereby (A) irrevocably and unconditionally consents and submits itself and its property to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding, (B) irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding

Annex E-2

which is brought in any such court has been brought in an inconvenient forum and (C) agrees that he, she or it shall not bring any Proceeding based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER.

6.      This Subscription Agreement constitute the entire agreement between the parties with respect to the subject matter hereof, and supersede all previously written or oral negotiations, commitments, representations and agreements with respect thereto. No amendment to this Subscription Agreement shall be effective unless it shall be in writing and signed by each party hereto. No oral waiver, amendment or modification will be effective under any circumstances whatsoever. This Subscription Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. The language used in this Subscription Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. The descriptive headings of this Subscription Agreement are inserted for convenience only and do not constitute a section of this Agreement. The use of the word “including” in this Subscription Agreement shall be by way of example rather than by limitation. This Subscription Agreement may be executed in separate counterparts (including by means of facsimile or electronic transmission), each of which is deemed to be an original and all of which taken together constitute one and the same instrument.

7.      The parties hereby agree to execute and deliver from time to time such transfers, assignments and documents, and do all matters and things which may be convenient or necessary, to more effectively and completely carry out the intended effect of this Subscription Agreement.

* * * *

Annex E-3

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

Subscriber:
By:
Name:
Title:

AGREED AND ACCEPTED:

ASTREA ACQUISITION CORP.

By:
Name:
Title:

Annex E-4

Annex F

AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is entered into as of _________________, ____, by and among HotelPlanner Inc. (formerly known as Astrea Acquisition Corp.), a Delaware corporation (the “Company”), Astrea Acquisition Sponsor LLC (the “Sponsor”) and the undersigned parties listed under Holders on the signature page hereto (each, a “Holder” and collectively, the “Holders”).

WHEREAS, Sponsor and the Company are party to that certain registration rights agreement, dated as of February 3, 2021 (the “Original RRA”);

WHEREAS, the Company entered into that certain Agreement and Plan of Merger, dated as of August 9, 2021 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among the Company, Hotelplanner.com Merger Sub, LLC, Reservations.com Merger Sub, LLC, Lexyl Travel Technologies, LLC, and Benjamin & Brothers, LLC, pursuant to which and subject to the terms and conditions contained therein to complete the Transactions (as defined in the Merger Agreement) (collectively, the “Transactions”);

WHEREAS, pursuant to the amended and restated certificate of incorporation of the Company (such amended and restated certificate of incorporation, as the same may be amended, restated, amended and restated, supplemented or otherwise modified form time, the “Company Certificate of Incorporation”), the Company is authorized to issue the following classes of stock: (A) Class A common stock, par value $0.0001 per share (the “Class A Common Stock”); (B) Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”); and (C) preferred stock;

WHEREAS, upon the consummation of the Transactions, Lexyl Travel Technologies, LLC, a Florida limited liability company (“HP LLC”) will provide the holders of the Class B Common Stock party hereto (each of which holds corresponding interests in HP LLC) (the “HP LLC Holders”) with a redemption right pursuant to which the HP LLC Holders may redeem their common units in HP LLC (the “Common Units”) for cash or, at the Company’s option, exchange their Common Units for an equal number of shares of Class A Common Stock upon the terms and subject to the conditions set forth in the Amended and Restated Operating Agreement of HP LLC (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “HP LLC Agreement”) and the Company Certificate of Incorporation;

WHEREAS, pursuant to Section 6.7 of the Original RRA, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and each of the holders party thereto; and

WHEREAS, the Sponsor and the Company desire to amend and restate the Original RRA in its entirety as set forth herein, and the Holders and the Company desire to enter into this Agreement to provide the Holders with certain rights relating to the registration of the Registrable Securities (as defined below) on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. DEFINITIONS. The following capitalized terms used herein have the following meanings:

“Additional Holder” shall have the meaning given in Section 7.14 hereof.

“Additional Holder Common Stock” shall have the meaning given in Section 7.14 hereof.

“Additional Registrable Security” shall mean (i) any shares of Class A Common Stock issued by the Company to a Holder in connection with the redemption by a Holder of Common Units owned by any Holder and (ii) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (i) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

Annex F-1

“Agreement” means this Agreement, as amended, restated, supplemented, or otherwise modified from time to time.

“Class A Common Stock” shall have the meaning given in the Recitals hereto.

“Class B Common Stock” shall have the meaning given in the Recitals hereto.

“Closing” shall have the meaning given in the Merger Agreement.

“Closing Date” shall have the meaning given in the Merger Agreement.

“Commission” means the Securities and Exchange Commission, or any other federal agency then administering the Securities Act or the Exchange Act.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Common Units” shall have the meaning given in the Recitals hereto.

“Company” is defined in the preamble to this Agreement and includes the Company’s successors by recapitalization, merger, consolidation, spin-off, reorganization or similar transaction.

“Company Certificate of Incorporation” shall have the meaning given in the Recitals hereto.

“Demanding Holder” is defined in Section 2.1.5.

“Earn Out Shares” shall mean any shares of Class A Common Stock that may be issued in redemption of the Earn Out Units pursuant to the HP LLC Agreement.

“Earn Out Units” shall have the meaning given in the Merger Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc. or any successor thereto.

“Form S-1 Shelf” shall have the meaning given in Section 2.1 hereof.

“Form S-3 Shelf” is defined in Section 2.3.

“Holder Indemnified Party” is defined in Section 4.1.

“Holders” shall have the meaning given in the Preamble hereto, for so long as such person or entity holds any Registrable Securities.

“HP LLC” shall have the meaning given in the Recitals hereto.

“HP LLC Holders” shall have the meaning given in the Preamble hereto.

“HP LLC Agreement” shall have the meaning given in the Recitals hereto.

“Indemnified Party” is defined in Section 4.3.

“Indemnifying Party” is defined in Section 4.3.

“Initial Registrable Security” shall mean (i) any outstanding shares of Class A Common Stock held by the Sponsor or a Holder immediately following the Closing (other than Earn Out Shares), (ii) any shares of Class A Common Stock that may be acquired by the Sponsor or Holders upon the exercise of a warrant or other right to acquire Class A Common Stock held by the Sponsor or a Holder immediately following the Closing (other than Earn Out Shares), (iii) the Earn Out Shares (provided that, prior to the issuance of the Earn Out Units in accordance with the terms of the Merger Agreement, the Earn Out Shares shall only be deemed to be “Registrable Securities” for purposes of Sections 2.1.1, 2.1.2 and 2.1.3 hereof), (iv) any outstanding shares of Class A Common Stock or warrants to purchase shares of Class A Common Stock (including any shares of Class A Common Stock issued or issuable upon the exercise of any such warrant) of the Company held by the Sponsor or a Holder following the date hereof to the extent that such securities are “restricted securities” (as defined in Rule 144) or are otherwise held

Annex F-2

by an “affiliate” (as defined in Rule 144) of the Company and (v) any other equity security of the Company or any of its subsidiaries issued or issuable with respect to any securities referenced in clause (i), (ii), (iii), or (iv) above by way of a stock dividend or stock split or in connection with a recapitalization, merger, consolidation, spin-off, reorganization or similar transaction. For the avoidance of doubt, under no circumstances shall the Company be obligated to register Class B Common Stock, and only shares of Class A Common Stock of the Company issuable upon conversion of Class B Common Stock shall be registered.

“Issuer Shelf Registration Statement” shall have the meaning given in Section 2.1.2 hereof.

“Joinder” shall have the meaning given in Section 7.10 hereof.

“Lock-Up” shall have the meaning given in Section 6.1 hereof.

“Lock-Up Period” shall mean the period beginning on the Closing Date and ending, (A)(i) with respect to [the Sponsor and] the [SPECIFIED] Holders that are members of the Company’s management team, on the earlier of (x) the date that is the six-month anniversary of the Closing Date and (y) the date on which the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing Date and (ii) with respect to the [SPECIFIED] Holders that are not members of the Company’s management team, the six-month anniversary of the Closing Date and (B) with respect to the Sponsor, on the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock and Class B Common Stock for cash, securities or other property (other than, for the avoidance of doubt, in connection with the Transactions).

“Lock-Up Shares” shall mean, (i) with respect to the Sponsor and its Permitted Transferees, the shares of Class A Common Stock held by the Sponsor immediately following the Closing [(for the avoidance of doubt, such shares of Class A Common Stock shall not include any shares of Class A Common Stock issued or issuable upon the exercise of any warrants held by the Sponsor)], and (ii) with respect to the [SPECIFIED] Holders and their respective Permitted Transferees, (a) the shares of Class A Common Stock received by the [SPECIFIED] Holders on the Closing Date, (b) any shares of Class A Common Stock received by the [SPECIFIED] Holders after the Closing Date pursuant to a direct exchange or redemption of Common Units held as of the Closing Date under the HP LLC Agreement, and (c) any Earn Out Shares issued to the Holders.

“Maximum Number of Shares” is defined in Section 2.1.4.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Minimum Takedown Threshold” shall have the meaning given in Section 2.1.5 hereof.

“Notices” is defined in Section 7.3.

“Original RRA” shall have the meaning given in the Recitals hereto.

“Permitted Transferees” shall mean (a) with respect to the Sponsor and its respective Permitted Transferees, (i) prior to the expiration of the Lock-Up Period, any person or entity to whom such Person is permitted to transfer such Registrable Securities prior to the expiration of the Lock-Up Period pursuant to Section 5.2 hereof and (ii) after the expiration of the Lock-Up Period, any person or entity to whom such Person is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Person and/or their respective Permitted Transferees and the Company and any transferee thereafter; (b) with respect to the [SPECIFIED] Holders and their respective Permitted Transferees, (i) prior to the expiration of the Lock-Up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities prior to the expiration of the Lock-Up Period pursuant to Section 5.2 hereof and (ii) after the expiration of the Lock-Up Period, any person or entity to whom such Holder is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter; and (c) with respect to all other Holders and their respective Permitted Transferees, any person or entity to whom such Holder of Registrable Securities is permitted to transfer such Registrable Securities, subject to and in accordance with any applicable agreement between such Holder and/or their respective Permitted Transferees and the Company and any transferee thereafter.

Annex F-3

“Piggy-Back Registration” is defined in Section 2.2.1.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Securities” means collectively the Initial Registrable Securities and the Additional Registrable Securities. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities upon the earliest to occur of the following events: (a) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (b) such securities shall have been otherwise transferred, new certificates for them not bearing (or book-entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company, and subsequent public distribution of them shall not require registration under the Securities Act; (c) such securities shall have ceased to be outstanding, or (d) following the second anniversary of this Agreement, such Registrable Securities are freely saleable under Rule 144 under the Securities Act without volume or manner of sale limitations. For the avoidance of doubt, while Common Units or other securities of the Company or HP LLC may constitute Registrable Securities, under no circumstances shall the Company be obligated to register Common Units or other securities of HP LLC, and only shares of Class A Common Stock of the Company issuable upon redemption or exchange of Common Units or upon exercise or conversion of such other securities of the Company or HP LLC will be registered.

“Registration” shall mean a registration, including any related Shelf Takedown, effected by preparing and filing a Registration Statement, Prospectus or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the documented, out-of-pocket expenses of a Registration, including, without limitation, the following:

a)      all registration and filing fees (including fees with respect to filings required to be made with FINRA) and any national securities exchange on which the Class A Common Stock is then listed;

b)      fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of outside counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

c)      fees and disbursements of underwriters customarily paid by issuers of securities in a secondary offering, but excluding underwriting discounts and commissions and transfer taxes, if any, with respect to Registrable Securities sold by Holders;

d)      printing, messenger, telephone and delivery expenses;

e)      reasonable fees and disbursements of counsel for the Company;

f)      reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

g)      reasonable fees and expenses of one legal counsel selected by the majority-in-interest of the Demanding Holders in an Underwritten Offering.

“Registration Statement” means any registration statement that covers Registrable Securities pursuant to the provisions of this Agreement, including any Shelf, and, in each case, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement and all exhibits to, and all material incorporated by reference in, such registration statement.

“Requesting Holders” shall have the meaning given in Section 2.1.6 hereof.

“Restricted Shares” shall mean shares of Class A Common Stock issued under an Issuer Shelf Registration Statement which if sold by the holder thereof would constitute “restricted securities” as defined under Rule 144 when acquired by a transferee.

Annex F-4

“Rule 144” shall mean Rule 144 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect at the time.

“Shelf” shall mean the Form S-1 Shelf, the Form S-3 Shelf, any Issuer Shelf Registration Statement or any Subsequent Shelf Registration, as the case may be.

“Shelf Registration” shall mean a registration of securities pursuant to a registration statement filed with the Commission in accordance with and pursuant to Rule 415 promulgated under the Securities Act, as amended from time to time, or any similar successor rule thereto that may be promulgated by the Commission.

“Shelf Takedown” shall mean an Underwritten Shelf Takedown or any proposed transfer or sale using a Registration Statement, including a Piggyback Registration.

“[Specified Holder]” shall mean [_____________].

“Sponsor” shall have the meaning given in the Preamble hereto.

“Subscription Agreement” shall mean [____________].

“Subsequent Shelf Registration” shall have the meaning given in Section 2.1.3 hereof.

“Total Limit” shall have the meaning given in Section 2.1.5 hereof.

“Transactions” shall have the meaning given in the Recitals hereto.

“Transfer” shall mean the (i) sale or assignment of, offer to sell, contract or agreement to sell, hypothecation, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

“Underwriter” means a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Lock-Up Period” shall have the meaning given in Section 2.3 hereof.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Takedown” shall have the meaning given in Section 2.1.5 hereof.

“Warrant Agreement” shall mean [_______________].

“Withdrawal Notice” shall have the meaning given in Section 2.1.7 hereof.

“Yearly Limit” shall have the meaning given in Section 2.1.5 hereof.

2. REGISTRATION RIGHTS.

2.1 Shelf Registration.

2.1.1 Filing. The Company shall, subject to Section 3.4 hereof, submit or file within 30 days of the Closing Date, and use commercially reasonable efforts to cause to be declared effective as soon as practicable thereafter, a Registration Statement for a Shelf Registration on Form S-1 (the “Form S-1 Shelf”) or, if the Company is eligible to use a Registration Statement on Form S-3, a Shelf Registration on Form S-3 (the “Form S-3 Shelf”), in each case, covering the resale of all the Initial Registrable Securities (determined as of two business days prior to such submission or filing) on a delayed or continuous basis and shall use its commercially reasonable efforts to have the Shelf declared effective after the filing thereof, but no later than the earlier of (a) the 60th calendar day following

Annex F-5

the filing date thereof if the Commission notifies the Company that it will “review” the Registration Statement and (b) the tenth business day after the date the Company is notified (orally or in writing, whichever is earlier) by the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review. Such Shelf shall provide for the resale of the Registrable Securities included therein pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. Subject to Sections 2.1.3 and 3.4 hereof, the Company shall maintain a Shelf in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep a Shelf continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as reasonably practicable after the Company is eligible to use Form S-3.

2.1.2 Issuer Shelf Registration. The Company shall, subject to Section 3.4 hereof, submit or file within 90 days of the Closing Date, and use commercially reasonable efforts to cause to be declared effective as soon as reasonably practicable thereafter, a Registration Statement on an appropriate form covering issuance and resale of the Additional Registrable Securities on a delayed or continuous basis (an “Issuer Shelf Registration Statement”). Such Shelf shall provide for the registered resale of such Class A Common Stock by their Holders from time to time in accordance with the methods of distribution elected by the Holders and set forth therein. Subject to Sections 2.1.3 and 3.4 hereof, the Company shall maintain an Issuer Shelf Registration Statement in accordance with the terms hereof, and shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements as may be necessary to keep an Issuer Shelf Registration Statement continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Additional Registrable Securities. In the event the Company files a Form S-1 Shelf, the Company shall use its commercially reasonable efforts to convert the Form S-1 Shelf (and any Subsequent Shelf Registration) to a Form S-3 Shelf as soon as reasonably practicable after the Company is eligible to use Form S-3.

2.1.3 Subsequent Shelf Registration. If any Shelf ceases to be effective under the Securities Act for any reason at any time while Registrable Securities are still outstanding, the Company shall, subject to Section 3.4 hereof, use its commercially reasonable efforts to, as promptly as is reasonably practicable, cause such Shelf to again become effective under the Securities Act (including using its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness of such Shelf), and shall use its commercially reasonable efforts to, as promptly as is reasonably practicable, amend such Shelf in a manner reasonably expected to result in the withdrawal of any order suspending the effectiveness of such Shelf or file an additional registration statement as a Shelf Registration (a “Subsequent Shelf Registration”) registering the resale of all Registrable Securities under such Shelf (determined as of two business days prior to such filing), and pursuant to any method or combination of methods legally available to, and requested by, any Holder named therein. If a Subsequent Shelf Registration is filed, the Company shall use its commercially reasonable efforts to (i) cause such Subsequent Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Subsequent Shelf Registration shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date) and (ii) keep such Subsequent Shelf Registration continuously effective, available for use to permit the Holders named therein to sell their Registrable Securities included therein and in compliance with the provisions of the Securities Act until such time as there are no longer any Registrable Securities. Any such Subsequent Shelf Registration shall be on Form S-3 to the extent that the Company is eligible to use such form. Otherwise, such Subsequent Shelf Registration shall be on another appropriate form.

2.1.4 New Registrable Securities. Subject to Section 3.4 hereof, in the event that any Holder or Holders, collectively, hold Registrable Securities that are not registered for resale on a delayed or continuous basis, the Company, upon request of any [SPECIFIED] Holder or the Sponsor, shall promptly use its commercially reasonable efforts to cause the resale of such Registrable Securities to be covered by either, at the Company’s option, any then-available Shelf (including by means of a post-effective amendment) or a Subsequent Shelf Registration and cause the same to become effective as soon as practicable after such filing and such Shelf or Subsequent Shelf

Annex F-6

Registration shall be subject to the terms hereof; provided, however, that (i) the Company shall only be required to cause such Registrable Securities to be so covered if the total offering price thereof is reasonably expected to exceed, in the aggregate, $50 million and (ii) the Company shall only be required to cause such Registrable Securities to be so covered once per calendar year.

2.1.5 Requests for Underwritten Shelf Takedowns. Following the expiration of the Lock-Up Period, at any time and from time to time when an effective Shelf is on file with the Commission, any [SPECIFIED] Holder or the Sponsor (any of the [SPECIFIED] Holders or the Sponsor, a “Demanding Holder”) may request to sell all or any portion of its Registrable Securities in an Underwritten Offering or other coordinated offering that is registered pursuant to the Shelf (each, an “Underwritten Shelf Takedown”); provided that the Company shall only be obligated to effect an Underwritten Shelf Takedown if such offering shall include Registrable Securities proposed to be sold by the Demanding Holder, either individually or together with other Demanding Holders, with a total offering price reasonably expected to exceed, in the aggregate, $50 million (the “Minimum Takedown Threshold”). All requests for Underwritten Shelf Takedowns shall be made by giving written notice to the Company, which shall specify the approximate number of Registrable Securities proposed to be sold in the Underwritten Shelf Takedown. The Company shall have the right to select the Underwriters for such offering (which shall consist of one or more reputable nationally recognized investment banks), subject to the initial Demanding Holder’s prior approval (which shall not be unreasonably withheld, conditioned or delayed). The [SPECIFIED] Holders, collectively, on the one hand, and the Sponsor, on the other hand, may each demand Underwritten Shelf Takedowns pursuant to this Section 2.1.5 (i) not more than two times in any 12-month period (the “Yearly Limit”) and (ii) not more than five times in the aggregate (the “Total Limit”). Notwithstanding anything to the contrary in this Agreement, the Company may effect any Underwritten Offering pursuant to any then-effective Registration Statement, including a Form S-3, that is then available for such offering.

2.1.6 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters for an Underwritten Shelf Takedown advises the Company, the Demanding Holders and the Holders requesting piggy back rights pursuant to this Agreement with respect to such Underwritten Shelf Takedown (the “Requesting Holders”) in writing that the dollar amount or number of shares of Registrable Securities which the Demanding Holders and the Requesting Holders desire to sell, taken together with all other shares of Common Stock or other securities which the Company desires to sell and the shares of Common Stock, if any, that have been requested to be sold in such Underwritten Offering pursuant to written contractual piggy-back registration rights held by other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of shares that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of shares, as applicable, the “Maximum Number of Shares”), then the Company shall include in such Underwritten Offering (i) first, the Registrable Securities of the Demanding Holders and Requesting Holders (pro rata in accordance with the number of Registrable Securities that each such Person has requested be included in such Underwritten Shelf Takedown, regardless of the number of shares held by each such Person (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Shares, and (ii) second, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares.

2.1.7 Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Shelf Takedown,, a majority-in-interest of the Demanding Holders initiating an Underwritten Shelf Takedown may elect to withdraw from such Underwritten Shelf Takedown for any or no reason whatsoever by giving written notice (a “Withdrawal Notice”) to the Company and the Underwriter or Underwriters (if any) of their request to withdraw from such Underwritten Shelf Takedown; provided that any other Demanding Holder(s) may elect to have the Company continue an Underwritten Shelf Takedown if the Minimum Takedown Threshold would still be satisfied by the Registrable Securities proposed to be sold in the Underwritten Shelf Takedown by the Demanding Holder(s). If withdrawn, a demand for an Underwritten Shelf Takedown shall not constitute a demand for an Underwritten Shelf Takedown by the withdrawing Demanding Holder for purposes of Section 2.1.5 hereof and shall not count toward the Yearly Limit and the Total Limit; provided that, if any other Demanding Holder(s) elects to continue an Underwritten Shelf Takedown pursuant to the proviso in the immediately preceding sentence, such Underwritten Shelf Takedown shall instead count as an Underwritten Shelf Takedown demanded by the Demanding Holders for purposes of Section 2.1.5 hereof and shall count toward the Yearly Limit

Annex F-7

and the Total Limit. Following the receipt of any Withdrawal Notice, the Company shall promptly forward such Withdrawal Notice to any other Requesting Holders. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Shelf Takedown prior to its withdrawal under this Section 2.1.7.

2.2 Piggy-Back Registration.

2.2.1 Piggy-Back Rights. If the Company or any Holder proposed to consummate a registered offering of, or if the Company proposes to file a Registration Statement under the Securities Act with respect to the Registration of, equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into, equity securities, for its own account or for shareholders of the Company for their account (or by the Company and by shareholders of the Company including, without limitation, an Underwritten Shelf Takedown pursuant to Section 2.1), other than a Registration Statement (or any registered offering with respect thereto) (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing shareholders, (iii) pursuant to a Registration Statement on Form S-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (iv) for an offering of debt that is convertible into equity securities of the Company or (v) for a dividend reinvestment plan, then the Company shall (x) give written notice of such proposed offering to the Sponsor and Holders as soon as practicable but in no event less than ten (10) days before the anticipated filing date of such Registration Statement or, in the case of an Underwritten Offering pursuant to a Shelf Registration, the applicable “red herring” prospectus or prospectus supplement used for marketing such offering, which notice shall describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, of the offering, and (y) offer to the Sponsor and Holders in such notice the opportunity to include in such registered offering such number of shares of Registrable Securities as such Persons may request in writing within five (5) days following receipt of such notice (a “Piggy-Back Registration”). Subject to Section 2.2.2 hereof, the Company shall cause such Registrable Securities to be included in such Piggy-Back Registration and, if applicable, shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of such Piggyback Registration to permit the Registrable Securities requested by the Sponsor or Holder pursuant to this Section 2.2.1 to be included therein on the same terms and conditions as any similar securities of the Company included in such registered offering and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. The inclusion of the Sponsor’s or any Holder’s Registrable Securities in a Piggy-Back Registration shall be subject to such Person’s agreement to enter into an underwriting agreement and “lock-up” agreement, in each case, in customary form with the Underwriter or Underwriters selected for such Underwritten Offering.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters for a Piggy-Back Registration that is to be an Underwritten Offering advises the Company and the Sponsor and Holders participating in the Piggyback Registration in writing that the dollar amount or number of shares of Common Stock or other equity securities that the Company or the Sponsor or Holders desires to sell, taken together with shares of Common Stock or other equity securities, if any, as to which Registration or registered offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the holders of Registrable Securities hereunder, the Registrable Securities as to which Registration has been requested under this Section 2.2, and the shares of Common Stock or other equity securities, if any, as to which Registration or a Registered Offering has been requested pursuant to the written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Shares, then:

(a) If the Registration or registered offering is undertaken for the Company’s account, the Company shall include in any such Registration or registered offering: (A) first, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the Registrable Securities of the Sponsor and Holders exercising their rights to register their Registrable Securities pursuant to Section 2.2.1 hereof, pro rata, based on the respective number can be sold without exceeding the Maximum Number of Shares; and (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), the shares of Common Stock or other

Annex F-8

securities, if any, as to which Registration or a registered offering has been requested pursuant to written contractual piggy-back registration rights with such persons and that can be sold without exceeding the Maximum Number of Shares;

(b) If the Registration or registered offering is a “demand” registration undertaken at the demand of persons other than either the Sponsor and Holders, then the Company shall include in any such Registration or registered offering: (A) first, the shares of Common Stock or other securities for the account of the demanding persons that can be sold without exceeding the Maximum Number of Shares; (B) second, to the extent that the Maximum Number of Shares has not been reached under the foregoing clause (A), the shares of Common Stock or other securities comprised of Registrable Securities, Pro Rata, as to which registration has been requested pursuant to the terms hereof, that can be sold without exceeding the Maximum Number of Shares; (C) third, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A) and (B), collectively, the shares of Common Stock or other securities that the Company desires to sell that can be sold without exceeding the Maximum Number of Shares; ; and (D) fourth, to the extent that the Maximum Number of Shares has not been reached under the foregoing clauses (A), (B) and (C), the shares of Common Stock or other securities for the account of other persons that the Company is obligated to register pursuant to written contractual arrangements with such persons, that can be sold without exceeding the Maximum Number of Shares; and

(c) If the Registration or registered offering is pursuant to a request by the Sponsor or Holder(s) pursuant to Section 2.1 hereof, then the Company shall include in any such Registration or registered offering securities in the priority set forth in Section 2.1.6 hereof.

2.2.3 Withdrawal. Any holder of Registrable Securities (other than a Demanding Holder, whose right to withdraw from an Underwritten Shelf Takedown, and related obligations, shall be governed by Section 2.1.7 hereof) may elect to withdraw such holder’s request for inclusion of Registrable Securities in any Piggy-Back Registration by giving written notice to the Company of such request to withdraw prior to the effectiveness of the Registration Statement with respect to such Piggyback Registration or, in the case of a Piggyback Registration pursuant to a Shelf Registration, the filing of the applicable “red herring” prospectus or prospectus supplement with respect to such Piggyback Registration used for marketing such transaction. The Company (whether on its own determination or as the result of a withdrawal by persons or entities making a demand pursuant to written contractual obligations) may withdraw a Registration Statement at any time prior to the effectiveness of such Registration Statement. Notwithstanding any such withdrawal, the Company shall pay all expenses incurred by the holders of Registrable Securities in connection with such Piggy-Back Registration as provided in Section 3.3.

2.2.4 Unlimited Piggy-Back Registration Rights. For the avoidance of doubt, any Piggyback Registration effected pursuant to Section 2.2 hereof shall not be counted as a demand for an Underwritten Shelf Takedown under Section 2.1 hereof and shall not count toward the Yearly Limit or the Total Limit. The holders of Registrable Securities may participate in an unlimited number of Piggy-Back Registrations.

2.3 Market Stand-off. In connection with any Underwritten Offering of equity securities of the Company or any Company-initiated Registration for the account of the Company (subject to the Company’s compliance with Section 2.2 hereof), each Holder that is an executive officer, director or Holder in excess of 1.0% of the then-outstanding Common Stock agrees that it shall not Transfer any shares of Class A Common Stock or other equity securities of the Company (other than those included in such offering pursuant to this Agreement), without the prior written consent of the Company, during the 90-day period (or such shorter time agreed to by the managing Underwriters) beginning on the date of pricing of such offering (the “Underwritten Lock-Up Period”), except as expressly permitted by such lock-up agreement or in the event the Underwriters managing the offering otherwise consent in writing. Each Holder agrees to execute a customary lock-up agreement in favor of the Underwriters to such effect (in each case on substantially the same terms and conditions as the Company’s directors and executive officers or the other stockholders of the Company). The Company will not be obligated to undertake an Underwritten Shelf Takedown during any Underwritten Lock-Up Period binding on the Holders, nor will the Company be obligated to include in any Piggyback Registration any Registrable Securities that are then subject to a “lock-up” agreement.

Annex F-9

3. REGISTRATION PROCEDURES.

3.1 Filings; Information. In connection with any Shelf and/or Shelf Takedown, the Company shall use its commercially reasonable efforts to effect the Registration and permit the sale of such Registrable Securities in accordance with the intended method(s) of distribution thereof as expeditiously as practicable, and in connection with any such request:

3.1.1 Filing Registration Statement. The Company shall use its commercially reasonable efforts to, as expeditiously as reasonably practicable, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of all Registrable Securities to be registered thereunder in accordance with the intended method(s) of distribution thereof, and [subject to Section [BLACKOUT]] shall use its commercially reasonable efforts to cause such Registration Statement to become effective and use its commercially reasonable efforts to keep it effective until all Registrable Securities have ceased to be Registrable Securities.

3.1.2 Copies. The Company shall, prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Sponsor and Holders of Registrable Securities included in such Registration, and the Sponsor’s and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary prospectus), and such other documents as the Underwriters, if any, and the Sponsor and Holders of Registrable Securities included in such Registration or legal counsel for the Sponsor and any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by the Sponsor and such Holders.

3.1.3 Amendments and Supplements. The Company shall prepare and file with the Commission such amendments, including post-effective amendments, and supplements to such Registration Statement and the Prospectus used in connection therewith, as may be reasonably requested by any holder of Registrable Securities that holds at least 5% percent of the Registrable Securities registered on such Registration Statement or any Underwriter of Registrable Securities or as may be necessary to keep such Registration Statement effective and in compliance with the provisions of the Securities Act until all Registrable Securities and other securities covered by such Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn.

3.1.4 Notification. After the filing of a Registration Statement, the Company shall promptly, and in no event more than two (2) business days after such filing, notify the holders of Registrable Securities included in such Registration Statement of such filing, and shall further notify such holders promptly and confirm such advice in writing in all events within two (2) business days of the occurrence of any of the following: (i) when such Registration Statement becomes effective; (ii) when any post-effective amendment to such Registration Statement becomes effective; (iii) the issuance or threatened issuance by the Commission of any stop order (and the Company shall take all actions required to prevent the entry of such stop order or to remove it if entered); and (iv) any request by the Commission for any amendment or supplement to such Registration Statement or any prospectus relating thereto or for additional information or of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the securities covered by such Registration Statement, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and promptly make available to the holders of Registrable Securities included in such Registration Statement any such supplement or amendment; except that before filing with the Commission a Registration Statement or prospectus or any amendment or supplement thereto, including documents incorporated by reference, the Company shall furnish to the holders of Registrable Securities included in such Registration Statement and to the legal counsel for any such holders, copies of all such documents proposed to be filed sufficiently in advance of filing to provide such holders and legal counsel with a reasonable opportunity to review such documents and comment thereon, and the Company shall not file any Registration Statement or prospectus or amendment or supplement thereto, including documents incorporated by reference, to which such holders or their legal counsel shall object.

Annex F-10

3.1.5 State Securities Laws Compliance. The Company shall use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Sponsor and Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request (or provide evidence reasonably satisfactory to the Sponsor and such Holders that the Registrable Securities are exempt from such registration or qualification) and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Sponsor and Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph or subject itself to taxation in any such jurisdiction.

3.1.6 Agreements for Disposition. The Company shall enter into customary agreements (including, if applicable, an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities. The representations, warranties and covenants of the Company in any underwriting agreement which are made to or for the benefit of any Underwriters, to the extent applicable, shall also be made to and for the benefit of the holders of Registrable Securities included in such registration statement. No holder of Registrable Securities included in such registration statement shall be required to make any representations or warranties in the underwriting agreement except, if applicable, with respect to such holder’s organization, good standing, authority, title to Registrable Securities, lack of conflict of such sale with such holder’s material agreements and organizational documents, and with respect to written information relating to such holder that such holder has furnished in writing expressly for inclusion in such Registration Statement.

3.1.7 Cooperation. The principal executive officer of the Company, the principal financial officer of the Company, the principal accounting officer of the Company and all other officers and members of the management of the Company shall cooperate fully in any offering of Registrable Securities hereunder, which cooperation shall include, without limitation, the preparation of the Registration Statement with respect to such offering and all other offering materials and related documents, and participation in meetings with Underwriters, attorneys, accountants and potential Holders.

3.1.8 Records. The Company shall make available for inspection by the Sponsor and Holders of Registrable Securities included in such Registration Statement, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any holder of Registrable Securities included in such Registration Statement or any Underwriter, all financial and other records, pertinent corporate documents and properties of the Company, as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information requested by any of them in connection with such Registration Statement; provided, however, that the Sponsor, such Holders or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information.

3.1.9 Opinions and Comfort Letters. The Company shall furnish to the Sponsor and each Holder of Registrable Securities included in any Registration Statement a signed counterpart, addressed to such Person, of (i) any opinion (but, for avoidance of doubt, not any “negative assurance letter”) of counsel to the Company delivered to any Underwriter (provided that such opinion need not permit the Sponsor or such Holders to rely on provisions or paragraphs of such opinions that legal counsel to the Company does not customarily permit selling securityholders to rely on) and (ii) to the extent permitted to do so by the such independent public accountants, any comfort letter from independent public accountants delivered to any Underwriter. In the event no legal opinion is delivered to any Underwriter, the Company shall furnish to each holder of Registrable Securities included in such Registration Statement, at any time that such holder elects to use a prospectus, a customary opinion of counsel to the Company to the effect that the Registration Statement containing such prospectus has been declared effective and that no stop order is in effect.

Annex F-11

3.1.10 Earnings Statement. The Company shall comply with all applicable rules and regulations of the Commission and the Securities Act, and make available to its shareholders, as soon as reasonably practicable, an earnings statement covering a period of twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

3.1.11 Listing. The Company shall use its commercially reasonable efforts to cause all Registrable Securities included in any registration to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by the Company are then listed or designated or, if no such similar securities are then listed or designated, in a manner satisfactory to the holders of a majority of the Registrable Securities included in such registration.

3.1.12 Road Show. If the registration involves the registration of Registrable Securities involving anticipated gross proceeds in excess of $50 million, the Company shall use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any underwritten offering (it being agreed that such “road show” may utilize videoconferencing).

3.2 Obligation to Suspend Distribution. Upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.1.4(iv), or, in the case of a resale registration on Form S-3 pursuant to Section 2.3 hereof, upon any suspension by the Company, pursuant to a written insider trading compliance program adopted by the Company’s Board of Directors, of the ability of all “insiders” covered by such program to transact in the Company’s securities because of the existence of material non-public information, each holder of Registrable Securities included in any registration shall immediately discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such holder receives the supplemented or amended prospectus contemplated by Section 3.1.4(iv) or the restriction on the ability of “insiders” to transact in the Company’s securities is removed, as applicable, and, if so directed by the Company, each such holder will deliver to the Company all written copies, other than permanent file copies then in such holder’s possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

3.3 Registration Expenses. The Company shall bear all costs and expenses incurred in connection with any Registrations, and all expenses incurred in performing or complying with its other obligations under this Agreement, whether or not the Registration Statement becomes effective, including, without limitation: (i) all registration and filing fees and fees of any securities exchange on which the Common Stock is then listed; (ii) fees and expenses of compliance with securities or “blue sky” laws (including fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities); (iii) printing expenses; (iv) the Company’s internal expenses (including, without limitation, all salaries and expenses of its officers and employees); (v) the fees and expenses incurred in connection with the listing of the Registrable Securities as required by Section 3.1.11; (vi) Financial Industry Regulatory Authority fees; (vii) fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company (including the expenses or costs associated with the delivery of any opinions or comfort letters requested pursuant to Section 3.1.9); (viii) the fees and expenses of any special experts retained by the Company in connection with such registration; and (ix) the fees and expenses of one legal counsel selected by the holders of a majority-in-interest of the Registrable Securities included in such registration. The Company shall have no obligation to pay any underwriting discounts or selling commissions attributable to the Registrable Securities being sold by the holders thereof, which underwriting discounts or selling commissions shall be borne by such holders. Additionally, in an underwritten offering, all selling shareholders and the Company shall bear the expenses of the Underwriter pro rata in proportion to the respective amount of shares each is selling in such offering.

3.4 Information. The holders of Registrable Securities shall provide such information as may reasonably be requested by the Company, or the managing Underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the registration of any Registrable Securities under the Securities Act pursuant to Section 2 and in connection with the Company’s obligation to comply with federal and applicable state securities laws. In addition, each Holder agrees, if requested in writing, to represent to the Company the total number of Registrable Securities held by such Holder in order for the Company to make determinations hereunder.

Annex F-12

4. INDEMNIFICATION AND CONTRIBUTION.

4.1 Indemnification by the Company. The Company agrees to indemnify and hold harmless the Sponsor and each Holder and each other holder of Registrable Securities, and each of their respective officers, employees, affiliates, directors, partners, members, attorneys and agents, and each person, if any, who controls an Holder and each other holder of Registrable Securities (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) (each, an “Holder Indemnified Party”), from and against any expenses, losses, judgments, claims, damages or liabilities, whether joint or several, arising out of or based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to such Registration Statement, or arising out of or based upon any omission (or alleged omission) to state a material fact required to be stated therein or necessary to make the statements therein not misleading, or any violation by the Company of the Securities Act or any rule or regulation promulgated thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration; and the Company shall promptly reimburse the Holder Indemnified Party for any reasonable legal and any other reasonable out-of-pocket expenses reasonably incurred by such Holder Indemnified Party in connection with investigating and defending any such expense, loss, judgment, claim, damage, liability or action whether or not any such person is a party to any such claim or action and including any and all legal and other expenses incurred in giving testimony or furnishing documents in response to a subpoena or otherwise; provided, however, that the Company will not be liable in any such case to the extent that any such expense, loss, claim, damage or liability arises out of or is based upon any untrue statement or allegedly untrue statement or omission or alleged omission made in such Registration Statement, preliminary prospectus, final prospectus, or summary prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished to the Company, in writing, by such selling holder expressly for use therein. The Company also shall indemnify any Underwriter of the Registrable Securities, their officers, affiliates, directors, partners, members and agents and each person who controls such Underwriter on substantially the same basis as that of the indemnification provided above in this Section 4.1.

4.2 Indemnification by Holders of Registrable Securities. Subject to the limitations set forth in Section 4.4.3 hereof, each selling holder of Registrable Securities will, in the event that any registration is being effected under the Securities Act pursuant to this Agreement of any Registrable Securities held by such selling holder, indemnify and hold harmless the Company, each of its directors, officers, agents and each person who controls the Company and each Underwriter (if any), and each other selling holder and each other person, if any, who controls another selling holder or such Underwriter within the meaning of the Securities Act, against any losses, claims, judgments, damages or liabilities, whether joint or several, insofar as such losses, claims, judgments, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement (or allegedly untrue statement) of a material fact contained in any Registration Statement under which the sale of such Registrable Securities was registered under the Securities Act, any preliminary prospectus, final prospectus or summary prospectus contained in the Registration Statement, or any amendment or supplement to the Registration Statement, or arise out of or are based upon any omission (or the alleged omission) to state a material fact required to be stated therein or necessary to make the statement therein not misleading, if the statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company by such selling holder expressly for use therein, and shall reimburse the Company, its directors and officers, and each other selling holder or controlling person for any legal or other expenses reasonably incurred by any of them in connection with investigation or defending any such loss, claim, damage, liability or action. Each selling holder’s indemnification obligations hereunder shall be several and not joint and shall be limited to the amount of any net proceeds actually received by such selling holder.

4.3 Conduct of Indemnification Proceedings. Promptly after receipt by any person of any notice of any loss, claim, damage or liability or any action in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such person (the “Indemnified Party”) shall, if a claim in respect thereof is to be made against any other person for indemnification hereunder, promptly notify such other person (the “Indemnifying Party”) in writing of the loss, claim, judgment, damage, liability or action; provided, however, that the failure by the Indemnified Party to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which the Indemnifying Party may have to such Indemnified Party hereunder, except and solely to the extent the Indemnifying Party is actually prejudiced by such failure. If the Indemnified Party is seeking indemnification with respect to any claim or action brought against the Indemnified Party, then the Indemnifying Party shall be entitled to participate in such

Annex F-13

claim or action, and, to the extent that it wishes, jointly with all other Indemnifying Parties, to assume control of the defense thereof with counsel satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that in any action in which both the Indemnified Party and the Indemnifying Party are named as defendants, the Indemnified Party shall have the right to employ separate counsel (but no more than one such separate counsel) to represent the Indemnified Party and its controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Indemnified Party against the Indemnifying Party, with the fees and expenses of such counsel to be paid by such Indemnifying Party if, based upon the written advice of counsel of such Indemnified Party, representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, consent to entry of judgment or effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such judgment or settlement includes an unconditional release of such Indemnified Party from all liability arising out of such claim or proceeding.

4.4 Contribution.

4.4.1 If the indemnification provided for in the foregoing Sections 4.1, 4.2 and 4.3 is unavailable to any Indemnified Party in respect of any expenses, loss, claim, damage, liability or action referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of the Indemnified Parties and the Indemnifying Parties in connection with the actions or omissions which resulted in such loss, claim, damage, liability or action, as well as any other relevant equitable considerations. The relative fault of any Indemnified Party and any Indemnifying Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such Indemnified Party or such Indemnifying Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

4.4.2 The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding Section 4.4.1.

4.4.3 The amount paid or payable by an Indemnified Party as a result of any loss, claim, damage, liability or action referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no holder of Registrable Securities shall be required to contribute any amount in excess of the dollar amount of the net proceeds (after payment of any underwriting fees, discounts, commissions or taxes) actually received by such holder from the sale of Registrable Securities which gave rise to such contribution obligation. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) with respect to any action shall be entitled to contribution in such action from any person who was not guilty of such fraudulent misrepresentation.

The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities. The Company and each holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

5. UNDERWRITING AND DISTRIBUTION.

5.1 Rule 144. The Company covenants that it shall file any reports required to be filed by it under the Securities Act and the Exchange Act and shall take such further action as the holders of Registrable Securities may reasonably request, all to the extent required from time to time to enable such holders to sell Registrable Securities

Annex F-14

without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rules may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission.

6. LOCK-UP

6.1 Lock-Up. Subject to Section 6.2 hereof, the Sponsor and HP LLC Holders agree that they shall not Transfer any Lock-Up Shares until the end of the Lock-Up Period (the “Lock-Up”).

6.2 Permitted Transferees. Notwithstanding the provisions set forth in Section 6.1 hereof, the Sponsor, the HP LLC Holders or their respective Permitted Transferees may Transfer the Lock-Up Shares during the Lock-Up Period: (a) to (i) the Company’s officers or directors, (ii) any affiliate or family member of any of the Company’s officers or directors, (iii) any affiliate of the Sponsor, (iv) any members or equityholders of the Sponsor or any of their affiliates or (v) the HP LLC Holders, any direct or indirect partners, members or equityholders of the HP LLC Holders, any affiliate or family member of any of the [SPECIFIED] Holders or any related investment funds or vehicles controlled or managed by such persons or entities or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, family limited partnership or other estate planning vehicle, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such individual, or to a charitable organization; (c) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by virtue of the laws of the Cayman Islands or the Sponsor’s partnership agreement upon dissolution of the Sponsor; (f) in connection with any bona fide mortgage, encumbrance or pledge to a financial institution in connection with any bona fide loan or debt transaction or enforcement thereunder, including foreclosure thereof; (g) to the Company; or (h) in the event of the Company’s liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property subsequent to the Closing Date; provided, however, that, in the case of clauses (a) through (e), these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Article V.

7. MISCELLANEOUS.

7.1 Other Registration Rights. [Other than the [Backstop Investors] who have registration rights with respect to the shares of Class A Common Stock purchased in the [Backstop Investment] pursuant to their respective Subscription Agreements (each as defined in the Merger Agreement),] the Company represents and warrants that no person or entity, other than the Sponsor and a Holders, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration Statement filed by the Company for the sale of securities for its own account or for the account of any other person or entity. [The Company (i) represents and warrants that no Subscription Agreement or Warrant Agreement has been amended in any manner since its applicable effective date and (ii) shall not amend the Subscription Agreements or the Warrant Agreements in any manner that would provide to any party thereto registration rights superior to the rights of the other Holders set forth herein unless the Company amends this Agreement to provide substantially similar rights to the other Holders.] Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties hereto, and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

7.2 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part, except with the consent of the Sponsor and each Holder party hereto. This Agreement and the rights, duties and obligations of the holders of Registrable Securities hereunder may be freely assigned or delegated by such holder of Registrable Securities in conjunction with and to the extent of any transfer of Registrable Securities by any such holder. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties, to the permitted assigns of the Sponsor, Holders or holder of Registrable Securities or of any assignee of the Sponsor, Holders or holder of Registrable Securities. This Agreement is not intended to confer any rights or benefits on any persons that are not party hereto other than as expressly set forth in Article 4 and this Section 7.2.

Annex F-15

7.3 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or facsimile; provided, that if such service or transmission is not on a business day or is after normal business hours, then such notice shall be deemed given on the next business day. Notice otherwise sent as provided herein shall be deemed given on the next business day following timely delivery of such notice to a reputable air courier service with an order for next-day delivery.

To the Company:

HotelPlanner Inc.
205 Datura St., 10th Floor
West Palm Beach, FL 33401
Attn: Tim Hentschel, Chief Executive Officer

with a copy (which shall not constitute notice) to:

[___________]

[____________]

[____________]

Attn: [______________]

To the Sponsor or any Holder, to the address set forth below the Sponsor’s or such Holder’s name on Exhibit A hereto.

7.4 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible that is valid and enforceable.

7.5 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of a signed counterpart of this Agreement by facsimile or email/pdf transmission shall constitute valid and sufficient delivery thereof.

7.6 Entire Agreement. This Agreement (including all agreements entered into pursuant hereto and all certificates and instruments delivered pursuant hereto and thereto) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties, whether oral or written. Upon the Closing, the Original RRA shall no longer be of any force or effect.

7.7 Modifications and Amendments. Upon the written consent of (i) the Company and (ii) the holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that, notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects the Sponsor or one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity), shall require the consent of the Sponsor or Holder so affected. No course of dealing between the Sponsor, any Holder or the Company and any other party hereto or any failure or delay on the part of the Sponsor, a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of the Sponsor, any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

Annex F-16

7.8 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

7.9 Waivers and Extensions. Any party to this Agreement may waive any right, breach or default which such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

7.10 Remedies Cumulative. In the event that the Company fails to observe or perform any covenant or agreement to be observed or performed under this Agreement, the Sponsor, Holder or any other holder of Registrable Securities may proceed to protect and enforce its rights by suit in equity or action at law, whether for specific performance of any term contained in this Agreement or for an injunction against the breach of any such term or in aid of the exercise of any power granted in this Agreement or to enforce any other legal or equitable right, or to take any one or more of such actions, without being required to post a bond. None of the rights, powers or remedies conferred under this Agreement shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to any other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

7.11 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, INTERPRETED UNDER, AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE-OF-LAW PROVISIONS THEREOF THAT WOULD COMPEL THE APPLICATION OF THE SUBSTANTIVE LAWS OF ANY OTHER JURISDICTION. THE COMPANY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR UNITED STATES FEDERAL COURT SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE COMPANY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

7.12 Waiver of Trial by Jury. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT, COUNTERCLAIM OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACTIONS OF THE HOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

7.13 Term. This Agreement shall terminate upon the earlier of (i) the tenth anniversary of the date of this Agreement and (ii) with respect to the Sponsor or any Holder, the date that such Person no longer holds any Registrable Securities.

7.14 Additional Holders; Joinder. In addition to persons or entities who may become Holders pursuant to Section 6.2 hereof, the Company may make any person or entity who acquires Class A Common Stock or rights to acquire Class A Common Stock after the date hereof a party to this Agreement (each such person or entity, an “Additional Holder”) by obtaining an executed joinder to this Agreement from such Additional Holder in the form of Exhibit A attached hereto (a “Joinder”). Such Joinder shall specify the rights and obligations of the applicable Additional Holder under this Agreement. Upon the execution and delivery and subject to the terms of a Joinder by such Additional Holder, the Class A Common Stock of the Company then owned, or underlying any rights then owned, by such Additional Holder (the “Additional Holder Common Stock”) shall be Registrable Securities to the extent provided herein and therein, and such Additional Holder shall be a Holder under this Agreement with respect to such Additional Holder Common Stock.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Annex F-17

IN WITNESS WHEREOF, the parties have caused this Amended and Restated Registration Rights Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

COMPANY:

HOTELPLANNER INC.

By:
Name:
Title:

SPONSOR:

ASTREA ACQUISITION SPONSOR LLC

By:
	Name:	Jose Luis Cordova
	Title:	Managing Member [MAILING ADDRESS]

HOLDERS:

[__________________________]

By:
Name:
Title:
[MAILING ADDRESS]

[__________________________]

By:
Name:
Title:
[MAILING ADDRESS]

[Signature Page to Amended and Restated Registration Rights Agreement]

Annex F-18

EXHIBIT A

AMENDED AND RESTATED
REGISTRATION RIGHTS AGREEMENT
JOINDER

The undersigned is executing and delivering this joinder (this “Joinder”) pursuant to the Amended and Restated Registration Rights Agreement, dated as of [____], 2021 (as the same may hereafter be amended, the “Registration Rights Agreement”), among HotelPlanner Inc., a Delaware corporation (the “Company”), and the other persons or entities named as parties therein. Capitalized terms used but not otherwise defined herein shall have the meanings provided in the Registration Rights Agreement.

By executing and delivering this Joinder to the Company, and upon acceptance hereof by the Company upon the execution of a counterpart hereof, the undersigned hereby agrees to become a party to, to be bound by and to comply with the Registration Rights Agreement as a Holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights Agreement, and the undersigned’s shares of Class A Common Stock shall be included as Registrable Securities under the Registration Rights Agreement to the extent provided therein; provided, however, that the undersigned and its permitted assigns (if any) shall not have any rights as Holders, and the undersigned’s (and its transferees’) shares of Class A Common Stock shall not be included as Registrable Securities, for purposes of the Excluded Sections.

For purposes of this Joinder, “Excluded Sections” shall mean [  ].

Accordingly, the undersigned has executed and delivered this Joinder as of the __________ day of __________, 20__.

Signature of Stockholder

Print Name of Stockholder
Its:

Address:

Agreed and Accepted as of
____________, 20__

HOTELPLANNER INC.

By:
Name:
Its:

Annex F-19

Annex G

TAX RECEIVABLE AGREEMENT

by and among

[•]

[HOTELPLANNER.COM]

THE TRA HOLDER REPRESENTATIVE (as defined herein),

the several TRA HOLDERS (as defined herein)

and

OTHER TRA HOLDERS
FROM TIME TO TIME PARTY HERETO

Dated as of [•]

Exhibits

Exhibit A — Form of Joinder Agreement

Annex G-i

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of [•], is hereby entered into by and among [•], a Delaware corporation (the “Corporation”), Lexyl Travel Technologies, LLC, a Florida limited liability company (the “LLC”), the TRA Holder Representative (as defined below), and each of the Exchange TRA Holders and the Blocker TRA Holders (each as defined below) from time to time party hereto (collectively, the “TRA Holders”).

RECITALS

WHEREAS, the LLC is treated as a partnership for U.S. federal income tax purposes;

WHEREAS, each of the members of the LLC other than the Corporation (such members who are parties hereto, and their respective assignees who become parties hereto by satisfying the Joinder Requirement, directly or indirectly owns limited liability company interests in the LLC (the “Units”);

WHEREAS, pursuant to that certain Agreement and Plan of Merger by and among (i) the LLC, (ii) Benjamin & Brothers, LLC, a Florida limited liability company, (iii) Astrea Acquisition Corp., a Delaware corporation and predecessor to the Corporation, (iv) Peregrine Merger Sub, LLC, a Florida limited liability company and (v) Double Peregrine Merger Sub, a Delaware limited liability company, the Corporation will acquire newly-issued LLC Units in exchange for [•] and become the Managing Member of the LLC (as defined in the LLC Agreement (such agreement the “Merger Agreement,” and the foregoing transactions, the “Business Combination”);

WHEREAS, in connection with the Business Combination, the LLC will revalue its property for U.S. federal income tax purposes (and any corresponding U.S. state or local tax purposes) pursuant to Section 1.704-1 of the Treasury Regulations;

WHEREAS, pursuant to and subject to the terms of the LLC Agreement, from time to, certain Members (as defined in the LLC Agreement) or their respective Affiliates may enter into certain reorganization transactions with the Corporation (the “Blocker TRA Holders”) pursuant to which the Corporation acquires, directly or indirectly including by way of merger, a Blocker Corporation (as defined in the LLC Agreement) from such Blocker TRA Holders or their respective Affiliates (the “Reorganization Transactions”), and as a result of any such transactions, the Corporation may obtain or be entitled to certain Tax attributes as further described herein;

WHEREAS, (i) pursuant to and subject to the terms of the LLC Agreement, from time to time, each holder of Units (other than the Corporation) has the right to require the LLC to redeem (a “Redemption”) all or a portion of such holder’s Units for cash or, at the Corporation’s election, Class A common stock, par value $0.0001 per share, of the corporation (“Common Stock”), in either case contributed to the LLC by the Corporation; provided that, at the election of the Corporation in its sole discretion, the Corporation may effect a Direct Exchange (as defined below) of such cash or shares of Common Stock for such Units and (ii) pursuant to and subject to the terms of the Merger Agreement, certain holders of Units prior to the Business Combination may elect to receive cash in lieu of new Units in the Business Combination (holders described in clauses (i) and (ii), the “Exchange TRA Holders”);

WHEREAS, the LLC and any direct or indirect Subsidiary (owned through a chain of entities each of which is treated as a partnership or a disregarded entity for U.S. federal income tax purposes) of the LLC that is treated as a partnership for U.S. federal income tax purposes (together with the LLC and any direct or indirect Subsidiary (owned through a chain of entities each of which is treated as a partnership or a disregarded entity for U.S. federal income tax purposes) of the LLC that is treated as a disregarded entity for U.S. federal income tax purposes, the “LLC Group”) will, to the extent such direct or indirect Subsidiary is treated as a partnership for U.S. federal income tax purposes and the Corporation controls the preparation of the relevant Tax Return and elections made on such Tax Return, have in effect an election under Section 754 of the Code (as defined below) for the Taxable Year (as defined below) in which any Exchange (as defined below) occurs, which election should result in an adjustment to the Corporation’s proportionate share of the tax basis of the assets owned by the LLC Group as of the date of the Exchange; and

WHEREAS, the parties to this Agreement desire to provide for certain payments to the TRA Holders and make certain arrangements with respect to certain tax benefits to be derived by the Corporation as a result of the Business Combination, any Exchanges or any Reorganization Transactions, certain tax attributes of the LLC Group and the making of payments under this Agreement.

Annex G-1

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I.
DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both (i) the singular and plural and (ii) the active and passive forms of the terms defined).

“Action” means any claim, action, suit, charge, complaint, audit, investigation, inquiry, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.

“Advisory Firm” means any accounting firm that is nationally recognized as being an expert in Covered Tax matters and is not an Affiliate of the Corporation, provided that such Advisory Firm that is used by the Corporation shall be selected by the Corporation and be reasonably acceptable to the TRA Holder Representative.

“Actual Interest Amount” is defined in Section 3.1(b)(vii) of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Agreed Rate” means LIBOR plus 300 basis points.

“Agreement” is defined in the preamble to this Agreement.

“Amended Schedule” is defined in Section 2.5(b) of this Agreement.

“Assumed State and Local Tax Rate” means the tax rate equal to the sum of the products of (x) the Corporation’s income tax apportionment factor for each state and local jurisdiction in which the Corporation files income or franchise tax returns for the relevant Taxable Year and (y) the highest corporate income and franchise tax rate in effect for such Taxable Year for each such state and local jurisdiction in which the Corporation files income tax returns for each relevant Taxable Year.

“Attributable” is defined in Section 3.1(b)(i) of this Agreement.

“Bankruptcy Code” is defined in Section 4.1(c) of this Agreement.

“Basis Adjustment” means the increase or decrease to the tax basis of Corporation’s share of the tax basis of the Reference Assets (i) under Section 734(b), 743(b) and 754 of the Code (in situations where, following an Exchange, the LLC remains in existence as an entity for tax purposes) and (ii) under Sections 732 and 1012 of the Code (in situations where, as a result of one or more Exchanges, the LLC becomes an entity that is disregarded as separate from its owner for tax purposes), in each case, as a result of any Exchange and any payments made under this Agreement. As relevant, Basis Adjustments are to be calculated pursuant to Treasury Regulations Section 1.743-1. Notwithstanding any other provision of this Agreement, the amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.

“Basis Schedule” is defined in Section 2.3 of this Agreement.

“Beneficial Owner” means, with respect to a security, a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares:

(i)     voting power, which includes the power to vote, or to direct the voting of, such security and/or

(ii)    investment power, which includes the power to dispose of, or to direct the disposition of, such security.

The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

Annex G-2

“Blocker Attributes” means any U.S. federal, state, or local net operating losses, capital losses, disallowed interest expense carryforwards under Section 163(j) of the Code (and any comparable provision of U.S. federal, state, or local tax law), credit carryforwards, and foreign tax credits of a Blocker Corporation in each case, relating to taxable periods (or portions thereof) ending at the close of business on the closing date of the Business Combination and the availability of which are determined as of the applicable Reorganization Transaction.

“Blocker Corporation” is defined in the recitals to this Agreement.

“Blocker Corporation Attribute Schedule” is defined in Section 2.2.

“Blocker TRA Holders” is defined in the recitals to this Agreement.

“Board” means the Board of Directors of the Corporation.

“Business Combination” is defined in the recitals to this Agreement.

“Business Combination Date” means the closing of the Business Combination.

“Business Day” means any day excluding Saturday, Sunday and any day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in New York are closed.

“Change of Control” means the occurrence of any of the following events:

(i) any “person” or “group” (within the meaning of Sections 13(d) of the Exchange Act (excluding any “person” or “group” who, on the date of this Agreement, is the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities)) becomes the Beneficial Owner of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities;

(ii) (A) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or (B) there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets, other than such sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale or other disposition;

(iii) there is consummated a merger or consolidation of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the board of directors of the Corporation immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (B) all of the Persons who were the respective Beneficial Owners of the voting securities of the Corporation outstanding immediately prior to such merger or consolidation do not Beneficially Own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation, or if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iv) the following individuals cease for any reason to constitute a majority of the number of directors of the Corporation then serving: individuals who were directors of the Corporation on the date of this Agreement or any new director whose appointment or election to the Board or nomination for election by the Corporation’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors of the Corporation on the date of this Agreement or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (iv).

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Class A Common Stock and Class B Common Stock of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in and voting control over, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions. “Code” means the U.S. Internal Revenue Code of 1986, as amended.

Annex G-3

“Common Basis” means the existing tax basis of the Reference Assets (determined, with respect to each TRA Holder, as of immediately prior to such TRA Holder’s Exchange or Reorganization Transaction) that are depreciable or amortizable (including assets that will eventually be subject to depreciation or amortization, once placed in service) for U.S. federal income tax purposes attributable to Units acquired by the Corporation in an Exchange or Reorganization Transaction. For the avoidance of doubt, Common Basis shall not include any Basis Adjustments.

“Common Stock” is defined in the recitals to this Agreement.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or other agreement.

“Corporation” is defined in the preamble to this Agreement.

“Corporation Letter” means a letter prepared by the Corporation in connection with the performance of its obligations under this Agreement, which states that the relevant Schedules, notices or other information to be provided by the Corporation to the TRA Holder Representative, along with all supporting schedules and work papers, were prepared in a manner that is consistent with the terms of this Agreement and, to the extent not expressly provided in this Agreement, on a reasonable basis in light of the facts and law in existence on the date such Schedules, notices or other information were delivered by the Corporation to the TRA Holder Representative.

“Covered Person” is defined in Section 7.16 of this Agreement.

“Covered Tax Benefit” is defined in Section 3.3(a) of this Agreement.

“Covered Taxes” means any and all U.S. federal, state, local, and foreign taxes, assessments or similar charges that are based on or measured with respect to net income or profits and any interest related thereto.

“Credit Event” means: (a) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Corporation, the LLC or any of their Subsidiaries or their debts, or of a substantial part of their assets, under any federal, state or non-U.S. bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Corporation, the LLC or any of their Subsidiaries or for a substantial part of their assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; (b) the Corporation, the LLC or any of their Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or non-U.S. bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (a) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Corporation, the LLC or any of their Subsidiaries or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing; or (c) the Corporation, the LLC or any of their Subsidiaries engages in any other action or fails to take any action that constitutes an ‘event of default’ under any indebtedness or guarantee having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $30,000,000if such event of default is not waived by the applicable creditor or cured by the Corporation or the LLC within 30 days of its occurrence.

“Credit Event Notice” has the meaning set forth in Section 4.1(d) of this Agreement.

“Cumulative Net Realized Tax Benefit” is defined in Section 3.1(b)(iii) of this Agreement.

“Default Rate” means LIBOR plus 500 basis points.

“Default Rate Interest” is defined in Section 3.1(b)(ix) of this Agreement.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of U.S. state tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for tax.

Annex G-4

“Direct Exchange” means any exchange or deemed exchange of Units for cash or shares of Common Stock between the Corporation and a holder of Units, whether pursuant to the LLC Agreement or the Merger Agreement.

“Dispute” is defined in Section 7.8(a) of this Agreement.

“Early Termination Effective Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Notice” is defined in Section 4.2 of this Agreement.

“Early Termination Payment” is defined in Section 4.3(b) of this Agreement.

“Early Termination Rate” means LIBOR plus 100 basis points.

“Early Termination Reference Date” is defined in Section 4.2 of this Agreement.

“Early Termination Schedule” is defined in Section 4.2 of this Agreement.

“Estimated Tax Benefit Payment” is defined in Section 3.4 of this Agreement.

“Exchange” means any Direct Exchange or Redemption.

“Exchange Date” means the date of any Exchange.

“Exchange TRA Holders” is defined in the recitals to this Agreement.

“Expert” is defined in Section 7.9 of this Agreement.

“Final Payment Date” means any date on which a payment is required to be made pursuant to this Agreement. For the avoidance of doubt, the Final Payment Date in respect of a Tax Benefit Payment is determined pursuant to Section 3.1(a) of this Agreement.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the hypothetical liability of the Corporation that would arise in respect of Covered Taxes, using the same methods, elections, conventions and similar practices used in calculating the actual liability of the Corporation for Covered Taxes with respect to the relevant Tax Returns of the Corporation but (i) calculating depreciation, amortization, or other similar deductions, or otherwise calculating any items of income, gain, or loss, using the Corporation’s proportionate share of the Non-Adjusted Tax Basis as reflected on the applicable Basis Schedule, including amendments thereto for the Taxable Year, (ii) excluding the effect of any and all Blocker Attributes, and (iii) excluding any deduction attributable to Imputed Interest for the Taxable Year; provided, that for purposes determining the Hypothetical Tax Liability, the combined tax rate for U.S. state and local Covered Taxes (but not, for the avoidance of doubt, federal Covered Taxes) shall be the Assumed State and Local Tax Rate. For the avoidance of doubt, (A) the Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any tax item attributable to any of the items described in clauses (i) through (iv) of the previous sentence, and, for the avoidance of doubt, Imputed Interest, Basis Adjustments (or portions thereof), Blocker Attributes, or Common Basis and (B) the calculation of the Hypothetical Tax Liability shall take into account any U.S. federal income tax benefit actually realized by the Corporation with respect to state and local jurisdiction income taxes (with such benefit determined by taking into account the Corporation’s marginal U.S. federal income tax rate for the relevant Taxable Year, the Assumed State and Local Tax Rate, and the deductibility, if any, of state and local jurisdiction income taxes of the Corporation).

“Imputed Interest” is defined in Section 3.1(b)(vi) of this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Joinder Requirement” is defined in Section 7.6(a) of this Agreement.

Annex G-5

“LIBOR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two Business Days prior to the first Business Day of such month, as published on the applicable Bloomberg screen page (or other commercially available source providing quotations of LIBOR) for one-month London interbank offered rates for U.S. dollar deposits for such month (or portion thereof). If LIBOR ceases to be published in accordance with the definition thereof, SOFR shall be used as a replacement rate.

“LLC” is defined in the preamble to this Agreement.

“LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of the LLC, dated as of the date hereof, as such agreement may be further amended, restated, supplemented and/or otherwise modified from time to time.

“LLC Group” is defined in the recitals to this Agreement.

“Merger Agreement” is defined in the recitals to this Agreement.

“Net Tax Benefit” is defined in Section 3.1(b)(ii) of this Agreement.

“Non-Adjusted Tax Basis” means (i) with respect to any Reference Asset at any time the tax basis for purposes of U.S. federal income tax law that such asset would have had at such time if no Basis Adjustments had been made, and (ii) in the case of any Reference Asset that is depreciable or amortizable (including, for the avoidance of doubt, any amortizable Section 197 intangible (as such term is used in the Code), for purposes of U.S. federal income tax law, treating such Reference Asset as having a Common Basis of zero at all times.

“Objection Notice” is defined in Section 2.5(a)(i) of this Agreement.

“Parties” means the parties named on the signature pages to this agreement and each additional party that satisfies the Joinder Requirement, in each case with their respective successors and assigns.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer of one or more Units (including upon the death of a TRA Holder) (i) that occurs after the Business Combination but prior to an Exchange of such Units and (ii) to which Section 743(b) of the Code applies.

“Realized Tax Benefit” is defined in Section 3.1(b)(iv) of this Agreement.

“Realized Tax Detriment” is defined in Section 3.1(b)(v) of this Agreement.

“Reconciliation Dispute” is defined in Section 7.9 of this Agreement.

“Reconciliation Procedures” is defined in Section 2.5(a) of this Agreement.

“Redemption” is defined in the recitals to this Agreement.

“Reference Asset” means any tangible or intangible asset of any member of the LLC Group or any of their respective successors or assigns, whether held directly by the LLC or indirectly by the LLC through any entity in which the LLC now holds or may subsequently hold an ownership interest (but only if such entity is treated as a partnership or disregarded entity for U.S. federal income tax purposes and for purposes of state or local income tax law), at the time of an Exchange, Reorganization Transaction or other applicable transaction. A Reference Asset also includes any asset the tax basis of which is determined, in whole or in part, by reference to the tax basis of an asset that is described in the preceding sentence, including “substituted basis property” within the meaning of Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Reorganization Transactions” is defined in the recitals to this Agreement.

“Reorganization Transaction Date” means the date of any applicable Reorganization Transaction.

“Schedule” means any of the following: (i) a Basis Schedule, (ii) a Blocker Corporation Attribute Schedule, (iii) a Tax Benefit Schedule, or (iv) the Early Termination Schedule, and, in each case, any amendments thereto.

“Senior Obligations” is defined in Section 5.1 of this Agreement.

Annex G-6

“SOFR” means for each month (or portion thereof) during any period, an interest rate per annum equal to the rate per annum reported, on the date two Business Days prior to the first Business Day of such month, on the applicable Bloomberg screen page (or other commercially available source providing quotations of SOFR) for the Secured Overnight Financing Rate as published by the Federal Reserve Bank of New York for such month (or portion thereof). In no event will SOFR be less than 0%.

“Subsidiary” means, with respect to any Person and as of the date of any determination, any other Person as to which such Person, owns, directly or indirectly, or otherwise controls, more than 50% of the voting power or other similar interests, or the sole general partner interest, or managing member or similar interest, of such Person.

“Subsidiary Stock” means any stock or other equity interest in any Subsidiary of the Corporation that is treated as a corporation for U.S. federal income tax purposes and applicable state and local tax purposes.

“Tax Benefit Payment” is defined in Section 3.1(b) of this Agreement.

“Tax Benefit Schedule” is defined in Section 2.4(a) of this Agreement.

“Tax Return” means any return, declaration, report or similar statement filed or required to be filed with respect to taxes (including any attached schedules or other attachments thereto), including, without limitation, any information return, claim for refund, amended return and declaration of estimated tax.

“Taxable Year” means a taxable year of the Corporation as defined in Section 441(b) of the Code or comparable section of U.S. state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the Business Combination Date.

“Taxing Authority” means any national, federal, state, county, municipal, or local government, or any subdivision, agency, commission or authority thereof, or any quasi-governmental body, or any other authority of any kind, exercising regulatory or other authority in relation to tax matters.

“Termination Objection Notice” is defined in Section 4.2 of this Agreement.

“TRA Holders” is defined in the preamble to this Agreement.

“TRA Holder Representative” means the Person selected by the TRA Holders who would be entitled to receive at least a majority of the Early Termination Payments payable to all TRA Holders in the event the Corporation exercised its rights pursuant to Section 4.1(a) as of the date of this Agreement, and any successor TRA Holder Representative that may be appointed pursuant to Section 7.16 of this Agreement.

“Treasury Regulations” means the final, temporary, and (to the extent they can be relied upon) proposed regulations under the Code, as promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“True-Up” is defined in Section 3.4 of this Agreement.

“U.S.” means the United States of America.

“Units” is defined in the recitals to this Agreement.

“Valuation Assumptions” means, as of an Early Termination Effective Date, the assumptions that:

(1) in each Taxable Year ending on or after such Early Termination Effective Date, the Corporation will have taxable income sufficient to fully use the deductions arising from the Basis Adjustments, Common Basis, Blocker Attributes, and the Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available, taking into account clause (4) below;

(2) (i) the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Effective Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into law, and (ii) the combined U.S. state and local income tax rates (but not, for the avoidance of doubt, U.S. federal income tax rates) for each such Taxable Year shall be the Assumed State and Local Tax Rate for the Taxable Year that includes the Early Termination Effective Date;

Annex G-7

(3) all taxable income of the Corporation will be subject to the maximum applicable tax rates for each Covered Tax throughout the relevant period; provided, the combined tax rate for U.S. state and local income taxes (but not, for the avoidance of doubt, federal income taxes) shall be the Assumed State and Local Tax Rate, and, for the avoidance of doubt, the applicable calculations shall take into account any U.S. federal income tax benefit actually realized by the Corporation with respect to state and local jurisdiction income taxes (with such benefit taking into account the Corporation’s applicable marginal U.S. federal income tax rate, the Assumed State and Local Tax Rate, and the deductibility, if any, of state and local jurisdiction income taxes);

(4) any loss or disallowed interest or other loss carryovers or carryforwards generated by any Basis Adjustments, Common Basis, Blocker Attributes, or Imputed Interest (including any such Basis Adjustments, and Imputed Interest generated as a result of payments under this Agreement) and available as of the Early Termination Effective Date, and any Blocker Attributes that have not been previously utilized in determining a Tax Benefit Payment as of the Early Termination Effective Date, will be used by the Corporation on a pro rata basis over a fifteen-year period beginning on the Early Termination Effective Date, or up through their scheduled expiration under applicable law (if earlier) (provided that, in any year that the Corporation is prevented from fully utilizing net operating losses or other tax attributes attributable to a Blocker Corporation pursuant to Section 382, 383, or 384 of the Code, or any successor provision or similar provision under state or local law, the amount utilized for purposes of this provision shall not exceed the amount that would otherwise be utilizable under Section 382, 383, or 384 of the Code, or any successor provision or similar provision under state or local law);

(5) any non-amortizable assets (other than Subsidiary Stock) will be disposed of on the earlier of (i) the fifteenth anniversary of the applicable Basis Adjustment (or, if such Basis Adjustment occurred more than fifteen years before the Early Termination Effective Date, the Early Termination Effective Date) and (ii) the fifteenth anniversary of the Early Termination Effective Date;

(6) any Subsidiary Stock will be deemed never to be disposed of except if Subsidiary Stock is directly disposed of in the Change of Control;

(7) if, on the Early Termination Effective Date, any TRA Holder has Units that have not been Exchanged, then such Units shall be deemed to be Exchanged for the fair market value that would be received by such TRA Holder if such Units had been Exchanged on the Early Termination Effective Date (including Units held by Blocker Corporations that have not consummated a Reorganization Transaction, in which case, the relevant Blocker Corporation would be treated as having Exchanged its Units, in the manner set forth above in this clause, and would be an Exchange TRA Holder (and not a Blocker TRA Holder) with respect to such Units), and such TRA Holder shall be deemed to receive the amount of cash such TRA Holder would have been entitled to pursuant to Section 4.3(a) had such Units actually been Exchanged on the Early Termination Effective Date; and

(8) any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed under applicable law as of the Early Termination Effective Date excluding any extensions.

Section 1.2 Rules of Construction. Unless otherwise specified herein:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) For purposes of interpretation of this Agreement:

(i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

(ii) References in this Agreement to a Schedule, Article, Section, clause or sub-clause refer to the appropriate Schedule to, or Article, Section, clause or subclause in, this Agreement.

(iii) References in this Agreement to dollars or “$” refer to the lawful currency of the United States of America.

(iv) The term “including” is by way of example and not limitation.

(v) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(vi) The term “or” shall not be exclusive and shall instead mean “and/or.”

Annex G-8

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(d) Unless otherwise expressly provided herein, (a) references to organization documents (including the LLC Agreement), agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted hereby; and (b) references to any law (including the Code and the Treasury Regulations) shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.

Article II.
DETERMINATION OF REALIZED TAX BENEFIT

Section 2.1 Basis Adjustments; LLC 754 Election; Revaluation.

(a) Basis Adjustments. The Parties acknowledge and agree to treat (A) to the fullest extent permitted by law each Direct Exchange as giving rise to Basis Adjustments and (B) to the fullest extent permitted by law each Redemption using cash or Class A Common Stock contributed to the LLC by the Corporation as a direct purchase of Units by the Corporation from the applicable Exchange TRA Holder pursuant to Section 707(a)(2)(B) of the Code as giving rise to Basis Adjustments. For the avoidance of doubt, payments made under this Agreement shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest pursuant to the Code.

(b) Section 754 Election. The Corporation shall ensure that, on and after the date hereof and continuing throughout the term of this Agreement, the LLC and each other member of the LLC Group that is treated as a partnership for U.S. federal income tax purposes (and for which the Corporation controls the preparation of the relevant Tax Return and elections made on such Tax Return) will have in effect an election under Section 754 of the Code (and under any similar provisions of applicable U.S. state or local law) for each Taxable Year, in each case, to the extent that such election would result in an adjustment to the Corporation’s proportionate share of the tax basis of the assets owned by the LLC Group as of the date of the relevant Exchange.

Section 2.2 Blocker Corporation Attribute Schedule. At least thirty (30) days prior to any Reorganization Transaction, the relevant Blocker Corporation shall deliver to the Corporation and the TRA Holder Representative a schedule (a “Blocker Corporation Attribute Schedule”) of (a) the Blocker Attributes of the Blocker Corporation as of the closing date of the Business Combination and (b) any current or anticipated applicable limitations on the use of the Blocker Attributes for tax purposes (including under Section 382 of the Code). Any Blocker Corporation Attribute Schedule so delivered will become final and binding on the Parties pursuant to the procedures set forth in Section 2.5(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.5(b).

Section 2.3 Basis Schedules. Within ninety (90) days after the filing of the U.S. federal income Tax Return of the Corporation for each relevant Taxable Year, the Corporation shall deliver to the TRA Holder Representative a schedule developed in consultation with the Advisory Firm (the “Basis Schedule”) that shows, in reasonable detail as necessary in order to understand the calculations performed under this Agreement: (a) the Basis Adjustments with respect to the Reference Assets as a result of the relevant Exchanges effected in such Taxable Year, (b) the period (or periods) over which each Basis Adjustment is amortizable and/or depreciable, (c) the Non-Adjusted Tax Basis with respect to the Reference Assets described in clause (a) as of each relevant Exchange, (d) the Common Basis Attributable to the relevant TRA Holder that remains (if any) and may give rise to payments pursuant to the terms of this Agreement, and (e) the period (or periods) over which the Common Basis is amortizable and/or depreciable. The Basis Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.5(a) and may be amended by the Parties pursuant to the procedures set forth in Section 2.5(b).

Section 2.4 Tax Benefit Schedules.

(a) Tax Benefit Schedule. Within ninety (90) days after the filing of the U.S. federal income Tax Return of the Corporation for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporation shall provide to the TRA Holder Representative a schedule developed in consultation with the Advisory Firm showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such

Annex G-9

Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final and binding on the Parties pursuant to the procedures set forth in Section 2.5(a), and may be amended by the Parties pursuant to the procedures set forth in Section 2.5(b).

(b) Applicable Principles. Subject to the provisions of this Agreement, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability of the Corporation for Covered Taxes for such Taxable Year attributable to the Basis Adjustments, Common Basis, Blocker Attributes, and Imputed Interest, as determined using a “with and without” methodology described in Section 2.5(a). Carryovers, carryforwards, or carrybacks, of any tax item attributable to any Basis Adjustment, Common Basis, Blocker Attributes, or Imputed Interest or any other tax item in respect thereof shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state or local tax law, as applicable, governing the use, limitation, and expiration of carryovers, carryforwards, carrybacks, or other tax items of the relevant type. If a carryover or carryback of any tax item includes a portion that is attributable to any Basis Adjustments, Common Basis, Blocker Attributes, or Imputed Interest (a “TRA Portion”) and another portion that is not (a “Non-TRA Portion”), such portions shall be considered to be used in accordance with the “with and without” methodology so that: (i) the amount of any Non-TRA Portion is deemed utilized first, followed by the amount of any TRA Portion (calculated by taking into account the provisions of Section 3.3(a) to the extent applicable); and (ii) in the case of a carryback of a Non-TRA Portion, such carryback shall not affect the original “with and without” calculation made in the prior Taxable Year. The Parties agree to treat (i) all Tax Benefit Payments (other than Imputed Interest) solely to the extent attributable to an Exchange and to the extent permitted by applicable law (A) as subsequent upward purchase price adjustments that give rise to further Basis Adjustments in respect of an applicable Exchange and (B) have the effect of creating additional Basis Adjustments arising in the Taxable Year in which the applicable Tax Benefit Payment is made and (ii) as a result, to the extent permitted by applicable law, any additional Basis Adjustments arising from such a Tax Benefit Payment shall be treated as giving rise to a Basis Adjustment in the Taxable Year in which the Tax Benefit Payment is made on an iterative basis continuing until any incremental Basis Adjustment is immaterial as reasonably determined by the TRA Holder Representative and the Corporation in good faith and in consultation with the Advisory Firm.

Section 2.5 Procedures; Amendments.

(a) Procedures. Each time the Corporation delivers an applicable Schedule to the TRA Holder Representative, under this Agreement, including any Amended Schedule delivered pursuant to Section 2.5(b), but excluding any Early Termination Schedule or amended Early Termination Schedule delivered pursuant to the procedures set forth in Section 4.2, the Corporation shall also: (x) deliver to the TRA Holder Representative supporting schedules and work papers from an Advisory Firm, a Corporation Letter, and any additional materials reasonably requested by the TRA Holder Representative that are reasonably necessary in order to understand the calculations that were relevant for purposes of preparing the Schedule; and (y) allow the TRA Holder Representative and its advisors to have reasonable access to the appropriate representatives at the Corporation and the applicable Advisory Firm in connection with its review of such Schedule. Without limiting the generality of the preceding sentence, the Corporation shall ensure that any Tax Benefit Schedule that is delivered to the TRA Holder Representative, along with any supporting schedules and work papers, provides a reasonably detailed presentation of the calculation of the actual liability of the Corporation for Covered Taxes (the “with” calculation) and the Hypothetical Tax Liability of the Corporation (the “without” calculation), and identifies any material assumptions or operating procedures or principles that were used for purposes of such calculations for such Taxable Year. An applicable Schedule or amendment thereto shall become final and binding on the Parties sixty (60) days from the date on which the TRA Holder Representative first receives the applicable Schedule or amendment thereto unless:

(i) the TRA Holder Representative within sixty (60) days after receiving the applicable Schedule or amendment thereto, or any TRA Holder impacted by the applicable Schedule or amendment thereto, provides the Corporation with written notice of a material objection to such Schedule that is made in good faith and that sets forth in reasonable detail the TRA Holder Representative or TRA Holder’s material objection (an “Objection Notice”) or

(ii) the TRA Holder Representative provides a written waiver of its right to deliver an Objection Notice within the time period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver from the TRA Representative is received by the Corporation.

Annex G-10

In the event that the TRA Holder Representative or any TRA Holder timely delivers an Objection Notice pursuant to clause (i) above, and if the Corporation and the TRA Holder Representative or applicable TRA Holder(s), for any reason, are unable to successfully resolve the issues raised in the Objection Notice through good faith discussions within thirty (30) days after receipt by the Corporation of the Objection Notice, the Corporation and the TRA Holder Representative or applicable TRA Holders shall employ the reconciliation procedures as described in Section 7.9 of this Agreement (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporation: (i) in connection with a Determination affecting such Schedule; (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was originally provided to the TRA Holder Representative; (iii) to comply with an Expert’s determination under the Reconciliation Procedures applicable to this Agreement; (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year; (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year; or (vi) to adjust a Basis Schedule to take into account any Tax Benefit Payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”); provided for the avoidance of doubt, however, that such a change under clause (i) shall not be taken into account on an Amended Schedule unless and until there has been a Determination with respect to such change.

Article III.
TAX BENEFIT PAYMENTS

Section 3.1 Timing and Amount of Tax Benefit Payments.

(a) Timing of Payments. Except as provided in Sections 3.4, and subject to Sections 3.2 and 3.3, within three (3) Business Days following the date on which each Tax Benefit Schedule that is required to be delivered by the Corporation to the TRA Holder Representative pursuant to Section 2.4(a) of this Agreement becomes final in accordance with Section 2.5(a) of this Agreement, the Corporation shall pay to each relevant TRA Holder the Tax Benefit Payment as determined pursuant to Section 3.1(b) that is Attributable to the relevant TRA Holder. Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by such TRA Holder or as otherwise agreed by the Corporation and such TRA Holder. For the avoidance of doubt, (i) no Tax Benefit Payment shall be required to be made in respect of estimated tax payments, including, without limitation, any optional Estimated Tax Benefit Payments that the Corporation may be permitted to make in accordance with Section 3.4 of this Agreement, and (ii) without limiting the Corporation’s ability to make offsets against Tax Benefit Payments with respect to a particular TRA Holder to the extent permitted by Section 3.5, if the Cumulative Net Realized Tax Benefit as of the end of any Taxable Year is less than the aggregate amount of all Tax Benefit Payments previously made, the TRA Holders shall not be required under any circumstances to return any portion of any Tax Benefit Payment previously paid by the Corporation to the TRA Holders (including any portion of any Estimated Tax Benefit Payment or any Early Termination Payment). Notwithstanding anything to the contrary, in no event will the aggregate of the portions of the Tax Benefit Payment that are payable to the TRA Holders pursuant to this Section 3.1(a) exceed 100% of the Tax Benefit Payment.

(b) Amount of Payments. For purposes of this Agreement, a “Tax Benefit Payment” with respect to any TRA Holder means an amount, not less than zero, equal to the sum of: (i) the portion of the Net Tax Benefit that is Attributable to such TRA Holder (including Imputed Interest, if any, calculated in respect of such amount); and (ii) the Actual Interest Amount and any Default Rate Interest, if applicable, with respect to the Net Tax Benefit described in (i).

(i) Attributable. A Net Tax Benefit is “Attributable” to (A) an Exchange TRA Holder to the extent that it is derived from any Common Basis, Basis Adjustment, or Imputed Interest, that is attributable to such Exchange TRA Holder (whether through an Exchange or otherwise, which in the case of Common Basis shall be based on the Common Basis attributable to such Exchange TRA Holder’s LLC Units subject to a given Exchange for U.S. federal income tax purposes as of immediately prior to the applicable Exchange(s)), and (B) any Blocker TRA Holder to the extent that it is derived from any Common Basis, Blocker Attributes, or Imputed Interest (whether attributable to a Reorganization Transaction in respect of such Blocker TRA Holder’s interest in a Blocker Corporation, the Units held by such Blocker Corporation, or otherwise, which in the case of Common

Annex G-11

Basis shall be based on the Common Basis attributable to such Blocker TRA Holder’s (direct or indirect (through a Blocker Corporation)) LLC Units included in a Reorganization Transaction for U.S. federal income tax purposes as of immediately prior to such Reorganization Transaction), in the case of each of (A) and (B), determined without regard to any dilutive or antidilutive effect of any contribution to or distribution from the LLC after an applicable Exchange or Reorganization Transaction.

(ii) Net Tax Benefit. The “Net Tax Benefit” for a Taxable Year equals the amount of the excess, if any, of (x) 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over (y) the aggregate amount of all Tax Benefit Payments previously made under this Section 3.1. For the avoidance of doubt, without limiting the Corporation’s ability to make offsets against Tax Benefit Payments with respect to a particular TRA Holder to the extent permitted by Section 3.5, if the Cumulative Net Realized Tax Benefit as of the end of any Taxable Year is less than the aggregate amount of all Tax Benefit Payments previously made, no TRA Holder shall be required to return any portion of any Tax Benefit Payment previously made by the Corporation to such TRA Holder.

(iii) Cumulative Net Realized Tax Benefit. The “Cumulative Net Realized Tax Benefit” for a Taxable Year equals the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporation, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same periods. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination. The computation of the Cumulative Net Realized Tax Benefit shall be adjusted to reflect any applicable Determination with respect to any Realized Tax Benefits and/or Realized Tax Detriments.

(iv) Realized Tax Benefit. The “Realized Tax Benefit” for a Taxable Year equals the excess, if any, of (a) the Hypothetical Tax Liability over (b) the actual Tax liability of the Corporation for Covered Taxes for such Taxable Year; provided, that for purposes of determining the Hypothetical Tax Liability and actual Tax liability of the Corporation for Covered Taxes, the Corporation shall use the Assumed State and Local Tax Rate for purposes of determining such liabilities for all state and local Covered Taxes. For the avoidance of doubt, the calculation of the Hypothetical Tax Liability and the actual Tax liability of the Corporation for Covered Taxes shall take into account any U.S. federal income tax benefit, if any, actually received by the Corporation with respect to state and local jurisdiction income taxes (with such benefit taking into account the Corporation’s marginal U.S. federal income tax rate for the relevant Taxable Year, the Assumed State and Local Tax Rate, and the deductibility, if any, of state and local jurisdiction income taxes). If all or a portion of the actual Tax liability for such Covered Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such Tax liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

(v) Realized Tax Detriment. The “Realized Tax Detriment” for a Taxable Year equals the excess, if any, of (a) the actual Tax liability of the Corporation for Covered Taxes for such Taxable Year over (b) the Hypothetical Tax Liability for such Taxable Year; provided, that for purposes of determining the Hypothetical Tax Liability and actual liability of the Corporation for Covered Taxes, the Corporation shall use the Assumed State and Local Tax Rate for purposes of determining such liabilities for all state and local Covered Taxes. For the avoidance of doubt, the calculation of the Hypothetical Tax Liability and the actual liability of the Corporation for Covered Taxes shall take into account any U.S. federal income tax benefit received by the Corporation with respect to state and local jurisdiction income taxes (with such benefit taking into account the Corporation’s marginal U.S. federal income tax rate for the relevant Taxable Year, the Assumed State and Local Tax Rate, and the deductibility, if any, of state and local jurisdiction income taxes). If all or a portion of the actual Tax liability for such Covered Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

(vi) Imputed Interest. The Parties acknowledge that the principles of Sections 1272, 1274, or 483 of the Code, as applicable, and the principles of any similar provision of U.S. state and local tax law, may, as applicable, apply to cause a portion of any payments by the Corporation to a TRA Holder under this Agreement to be treated as imputed interest (“Imputed Interest”). For the avoidance of doubt, the deduction for the amount of Imputed Interest, if any, as determined with respect to any payments made by the Corporation to a TRA Holder shall be excluded in determining the Hypothetical Tax Liability of the Corporation for purposes of calculating Realized Tax Benefits and Realized Tax Detriments pursuant to this Agreement.

Annex G-12

(vii) Actual Interest Amount. Subject to Section 3.4, the “Actual Interest Amount” calculated in respect of the Net Tax Benefit for a Taxable Year, will equal an amount equal to interest calculated at the Agreed Rate from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the date on which the Corporation makes a timely Tax Benefit Payment to the TRA Holder on or before the Final Payment Date as determined pursuant to Section 3.1(a).

(viii) Default Rate Interest. In accordance with Section 5.2, in the event that the Corporation does not make timely payment of all or any portion of a Tax Benefit Payment to a TRA Holder on or before the Final Payment Date as determined pursuant to Section 3.1(a), the amount of any “Default Rate Interest” calculated and payable in accordance with Section 5.2 in respect of the Tax Benefit Payment (including previously accrued Imputed Interest and Actual Interest Amounts) for a Taxable Year will equal interest calculated at the Default Rate from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which the Corporation makes such Tax Benefit Payment to such TRA Holder.

(ix) The Corporation and the TRA Holders hereby acknowledge and agree that, as of the date of this Agreement and as of the date of any Exchange that may be subject to this Agreement, the aggregate value of the Tax Benefit Payments cannot be reasonably ascertained for U.S. federal income or other applicable tax purposes. Notwithstanding anything to the contrary in this Agreement, with respect to each Exchange by any TRA Holder, if such TRA Holder notifies the Corporation in writing of a stated maximum selling price (within the meaning of Treasury Regulation 15A.453-1(c)(2)) to be applied with respect to such Exchange, the amount of the initial consideration received in connection with such Exchange and the aggregate Tax Benefit Payments to such TRA Holder in respect of such Exchange (other than amounts accounted for as interest under the Code) shall not exceed such stated maximum selling price.

(c) Interest. The provisions of Section 3.1(b) and Section 5.2 in respect of Default Rate Interest are intended to operate so that interest will effectively accrue (or in the case of Imputed Interest be treated as accruing solely for U.S. federal income or applicable state or local income tax purposes) in respect of the Net Tax Benefit (or Tax Benefit Payment in respect of any Actual Interest Amount or Default Rate Interest) for any Taxable Year as follows:

(i) first, solely for U.S. federal income or applicable state or local income tax purposes, at the applicable rate used to determine the amount of Imputed Interest under the Code (from the relevant Exchange Date or Reorganization Transaction Date until the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year and, if required under applicable law, through the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a));

(ii) second, at the Agreed Rate (from the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for such Taxable Year until the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a)); and

(iii) third, in accordance with Section 5.2, at the Default Rate (from the Final Payment Date for a Tax Benefit Payment as determined pursuant to Section 3.1(a) until the date on which the Corporation makes the relevant Tax Benefit Payment to the applicable TRA Holder).

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in the duplicative payment of any amount (including interest) that may be required under this Agreement and the provisions of this Agreement shall be consistently interpreted and applied in accordance with that intent.

Section 3.3 Pro-Ration of Payments as Between the TRA Holders.

(a) Insufficient Taxable Income. Notwithstanding anything in Section 3.1(b) to the contrary, if the aggregate potential depreciation, amortization or other tax benefit in respect of the Basis Adjustments, Blocker Attributes, Imputed Interest, Actual Interest Amounts, and Default Rate Interest for purposes of determining the Corporation’s liability for Covered Taxes (the “Covered Tax Benefit”) is limited in a particular Taxable Year because the Corporation does not have sufficient taxable income, then the available Covered Tax Benefit for the Corporation shall be allocated among the TRA Holders in proportion to the respective Tax Benefit Payments that would have been payable if the Corporation had in fact had sufficient taxable income and there had been no such limitation. As an illustration of the intended operation of this Section 3.3(a), if the Corporation had $200 of aggregate potential Covered Tax Benefits in a particular Taxable Year (with $50 of such Covered Tax Benefits being attributable to TRA Holder 1 and $150 of such Covered Tax Benefits being attributable to TRA Holder 2), such that TRA Holder 1

Annex G-13

would have potentially been entitled to a Tax Benefit Payment of $10.62 and TRA Holder 2 would have been entitled to a Tax Benefit Payment of $31.87 if the Corporation had $200 of actual taxable income (assuming for purposes of this illustration a 25% tax rate), and if the Corporation in fact (for purposes of this illustration) only had $100 of Covered Tax Benefits in such Taxable Year, then $25 of the aggregate $100 actual Covered Tax Benefit for the Corporation for such Taxable Year would be allocated to TRA Holder 1 and $75 of the aggregate $100 actual Covered Tax benefit for the Corporation would be allocated to TRA Holder 2, such that TRA Holder 1 would receive a Tax Benefit Payment of $5.31 and TRA Holder 2 would receive a Tax Benefit Payment of $15.94.

(b) Late Payments. If for any reason the Corporation is not able to timely and fully satisfy its payment obligations under this Agreement in respect of a particular Taxable Year, then Default Rate Interest will begin to accrue pursuant to Section 5.2 and the Corporation and other Parties agree that (i) the Corporation shall pay the Tax Benefit Payments due in respect of such Taxable Year to each TRA Holder pro rata in proportion to the amount of such Tax Benefit Payments, without favoring one obligation over the other, and (ii) no Tax Benefit Payment shall be made in respect of any Taxable Year until all Tax Benefit Payments to all TRA Holders in respect of all prior Taxable Years have been made in full.

Section 3.4 Optional Estimated Tax Benefit Payment Procedure. As long as the Corporation is current in respect of its payment obligations owed to each TRA Holder pursuant to this Agreement and there are no delinquent Tax Benefit Payments (including interest thereon) outstanding in respect of prior Taxable Years for any TRA Holder, the Corporation may, at any time on or after the due date (without extensions) for filing the U.S. federal income Tax Return of the Corporation for a Taxable Year and at the Corporation’s option, in its sole discretion, make one or more estimated payments to the TRA Holders in respect of any anticipated amounts to be owed with respect to a Taxable Year to the TRA Holders pursuant to Section 3.1 of this Agreement (any such estimated payment referred to as an “Estimated Tax Benefit Payment”); provided that any Estimated Tax Benefit Payment made to a TRA Holder pursuant to this Section 3.4 is matched by a proportionately equal Estimated Tax Benefit Payment to all other TRA Holders then entitled to a Tax Benefit Payment. Any Estimated Tax Benefit Payment made under this Section 3.4 shall be paid by the Corporation to the TRA Holders and applied against the final amount of any Tax Benefit Payment to be made pursuant to Section 3.1. The payment of an Estimated Tax Benefit Payment by the Corporation to the TRA Holders pursuant to this Section 3.4 shall also terminate the obligation of the Corporation to make payment of any Actual Interest Amount that might have otherwise accrued with respect to the proportionate amount of the Tax Benefit Payment that is being paid in advance of the applicable Tax Benefit Schedule being finalized pursuant to Section 2.5. Upon the making of any Estimated Tax Benefit Payment pursuant to this Section 3.4, the amount of such Estimated Tax Benefit Payment shall first be applied to any estimated Actual Interest Amount, if any, and then applied to the remaining residual amount of the Tax Benefit Payment to be made pursuant to Section 3.1. In determining the final amount of any Tax Benefit Payment to be made pursuant to Section 3.1, and for purposes of finalizing the Tax Benefit Schedule pursuant to Section 2.5, the amount of any Estimated Tax Benefit Payments that may have been made with respect to the Taxable Year shall be increased if the finally determined Tax Benefit Payment for a Taxable Year exceeds the Estimated Tax Benefit Payments made for such Taxable Year, with such increase being paid by the Corporation to the TRA Holders along with an appropriate Actual Interest Amount (and any Default Rate Interest, if applicable) in respect of the amount of such increase (a “True-Up”). If the Estimated Tax Benefit Payment to a TRA Holder for a Taxable Year exceeds the finally determined Tax Benefit Payment to the TRA Holder for such Taxable Year, such excess shall be applied to reduce the amount of any subsequent future Tax Benefit Payments (including Estimated Tax Benefit Payments the Corporation may elect to make pursuant to this Section 3.4, if any) to be paid by the Corporation to such TRA Holder. As of the date on which any Estimated Tax Benefit Payments are made, and as of the date on which any True-Up is made, all such payments shall be made in the same manner and subject to the same terms and conditions as otherwise contemplated by Section 3.1 and all other applicable terms of this Agreement. For the avoidance of doubt, as is the case with Tax Benefit Payments made by the Corporation to the TRA Holders pursuant to Section 3.1, the Parties intend to treat the amount of any Estimated Tax Benefit Payments made pursuant to this Section 3.4 that are attributable to an Exchange in part as subsequent upward purchase price adjustments that give rise to Basis Adjustments in the Taxable Year of payment to the extent permitted by applicable law and as of the date on which such payments are made (exclusive of any amounts treated as Imputed Interest); provided that any additional Basis Adjustments arising from an Estimated Tax Benefit Payment will be determined on an iterative basis continuing until any incremental Basis Adjustment is immaterial as determined by the TRA Holder Representative and the Corporation in good faith and in consultation with the Advisory Firm.

Section 3.5 Overpayments. To the extent the Corporation makes any Tax Benefit Payment to a TRA Holder in respect of a particular Taxable Year in an amount in excess of the amount of such payment that should have been made to such TRA Holder in respect of such Taxable Year (taking into account this Article III) under the terms of this

Annex G-14

Agreement, then such excess shall be applied to reduce the amount of any subsequent future Tax Benefit Payments (including optional Estimated Tax Benefit Payments that may be made pursuant to Section 3.4 of this Agreement, if any) to be paid by the Corporation to such TRA Holder and such TRA Holder shall not receive any further Tax Benefit Payments (including optional Estimated Tax Benefit Payments under Section 3.4 of this Agreement, if any) until such TRA Holder has foregone an amount of Tax Benefit Payments equal to such excess. The amount of any excess Tax Benefit Payment shall be deemed to have been paid by the Corporation to the relevant TRA Holders on the original due date for the filing of the subsequent Tax Return to which the excess Tax Benefit Payment relates for purposes of determining the Actual Interest Amount to which such relevant TRA Holders shall be entitled. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, the TRA Holders shall not be required, under any circumstances, to return any portion of any Tax Benefit Payment previously paid by the Corporation to the TRA Holders (including any portion of any Estimated Tax Benefit Payment or any Early Termination Payment).

Article IV.
TERMINATION

Section 4.1 Early Termination of Agreement; Breach of Agreement.

(a) Corporation’s Early Termination Right. The Corporation may completely terminate this Agreement, as and to the extent provided herein, with respect to all amounts payable to the TRA Holders pursuant to this Agreement by paying to the TRA Holders the Early Termination Payments; provided that Early Termination Payments may be made pursuant to this Section 4.1(a) only if made to all TRA Holders that are entitled to such a payment, and provided further, that the Corporation may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon the Corporation’s payment of the Early Termination Payments, the Corporation shall not have any further payment obligations under this Agreement, other than with respect to any: (i) prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of the Early Termination Notice and that remain unpaid as of the payment of the Early Termination Payments (which Tax Benefit Payments shall not be included in the Early Termination Payments); and (ii) current Tax Benefit Payments due for the Taxable Year ending on or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in the calculation of the Early Termination Payments or is included in clause (i)) that remain unpaid as of the payment of the Early Termination Payments. If an Exchange or Reorganization Transaction subsequently occurs with respect to Units (including Units held by Blocker Entities) for which the Corporation has exercised its termination rights under this Section 4.1(a) and paid all amounts owed in connection with the exercise of such rights, the Corporation shall have no obligations under this Agreement with respect to such Exchange or Reorganization Transaction.

(b) Acceleration Upon Change of Control. In the event of a Change of Control, the TRA Holder Representative shall be entitled to, at the option of the TRA Holders who would be entitled to receive at least a majority of the Early Termination Payments payable to all TRA Holders upon such Change of Control and by written notice to the Corporation, cause the acceleration of all unpaid payment obligations of the Corporation hereunder as calculated pursuant to this Article IV as if an Early Termination Notice had been delivered on the closing date of the Change of Control and utilizing the Valuation Assumptions by substituting the phrase “the closing date of a Change of Control” in each place where the phrase “Early Termination Effective Date” appears. Such obligations shall include, without duplication, but not be limited to, (i) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the closing date of the Change of Control, (ii) any Tax Benefit Payments agreed to by the Corporation and the TRA Holders as due and payable but unpaid as of the Early Termination Notice (which Tax Benefit Payments shall not be included in the Early Termination Payments) and that remain unpaid as of the payment of the Early Termination Payments, and (iii) any Tax Benefit Payments due for any Taxable Year ending prior to, with or including the closing date of a Change of Control unpaid as of the Early Termination Notice (except to the extent that any amounts described in clause (iii) are included in the Early Termination Payments or are included in clause (ii)) and that remain unpaid as of the payment of the Early Termination Payments. For the avoidance of doubt, Sections 4.2 and 4.3 shall apply to a Change of Control, mutadis mutandis.

(c) Acceleration Upon Breach of Agreement. In the event that the Corporation materially breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder, or by operation of law as a result of the rejection of this Agreement in a case commenced under Title 11 of the United States Code (11 U.S.C. § 101 et seq.) (the “Bankruptcy Code”) or otherwise, then, the TRA Holder Representative shall be entitled to, at the option of the

Annex G-15

TRA Holders who would be entitled to receive at least a majority of the Early Termination Payments payable to all TRA Holders upon such breach, cause all obligations of the Corporation hereunder to be accelerated and become immediately due and payable upon notice of acceleration from the TRA Holder Representative (provided that in the case of any proceeding under the Bankruptcy Code or other insolvency statute, such acceleration shall be automatic without any such notice), and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such notice of acceleration (or, in the case of any proceeding under the Bankruptcy Code or other insolvency statute, on the date of such breach) and shall include, but not be limited to: (i) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of such acceleration; (ii) any prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of such acceleration (which Tax Benefit Payments shall not be included in the Early Termination Payments) and that remain unpaid as of the payment of the Early Termination Payments; and (iii) any current Tax Benefit Payments due for the Taxable Year ending with or including the date of such acceleration (except to the extent included in the Early Termination Payments or in clause (ii)) and that remain unpaid as of the payment of the Early Termination Payments. Notwithstanding the foregoing, in the event that the Corporation breaches this Agreement and such breach is not a material breach of a material obligation, the TRA Holder Representative and each TRA Holder shall still be entitled to enforce all of its rights otherwise available under this Agreement, excluding, for the avoidance of doubt, seeking or otherwise obtaining an acceleration of amounts payable under this Agreement pursuant to this Section 4.1(c). For purposes of this Section 4.1(c), and subject to the following sentence, the Parties agree that the failure to make any payment due pursuant to this Agreement within ninety (90) days of the relevant Final Payment Date shall be deemed to be a material breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a material breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within ninety (90) days of the relevant Final Payment Date. Notwithstanding anything in this Agreement to the contrary, it shall not be a material breach of a material obligation of this Agreement if the Corporation fails to make any Tax Benefit Payment within ninety (90) days of the relevant Final Payment Date to the extent that the Corporation has insufficient funds or cannot make such payment as a result of obligations imposed in connection with the Senior Obligations or under applicable law, and cannot obtain sufficient funds to make such payments by taking commercially reasonable actions or would become insolvent as a result of making such payment; provided that the interest provisions of Section 5.2 shall apply to such late payment (unless the Corporation does not have sufficient funds to make such payment as a result of limitations imposed by any Senior Obligations, in which case Section 5.2 shall apply, but the Default Rate shall be replaced by the Agreed Rate); and further provided that such payment obligation shall nonetheless accrue for the benefit of the TRA Holders and the Corporation shall make such payment at the first opportunity that it has sufficient funds and is otherwise able to make such payment. For the avoidance of doubt, a Reconciliation Dispute (including any delay in payment as a result thereof) will not constitute a material breach of a material obligation of this Agreement.

(d) Acceleration Upon Credit Event. In the event that the Corporation becomes aware than an event described in clause (c) of the definition of Credit Event exists, such person shall provide notice to the TRA Holder Representative of such fact (the “Credit Event Notice”). In the event that the Credit Event described in clause (c) of the definition of Credit Event is not cured within ten (10) days of delivery of such Credit Event Notice or upon the occurrence of an event described in clauses (a) or (b) in the definition of Credit Event, the TRA Holder Representative shall be entitled to, at the option of the TRA Holders who would be entitled to receive at least a majority of the Early Termination Payments payable to all TRA Holders upon such Credit Event, cause all obligations hereunder to be accelerated and become immediately due and payable, and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of the Credit Event and shall include, but not be limited to, (i) the Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of the Credit Event; (ii) any prior Tax Benefit Payments that are due and payable under this Agreement but that still remain unpaid as of the date of such acceleration; and (iii) any Tax Benefit Payments due for the Taxable Year ending with or including such date (except to the extent that such amount is included in the Early Termination Payments).

Section 4.2 Early Termination Notice. If the Corporation chooses to exercise its right of early termination under Section 4.1 above, the Corporation shall deliver to the TRA Holder Representative a notice of the Corporation’s decision to exercise such right (an “Early Termination Notice”). Upon delivery of the Early Termination Notice or the occurrence of an event described in Section 4.1(b) or (c) (or an early termination pursuant to Section 4.1(d)), the Corporation shall deliver a schedule developed in consultation with the Advisory Firm (the “Early Termination Schedule”) showing in reasonable detail the calculation of the Early Termination Payment. The Corporation shall also (x) deliver to the TRA Holder Representative supporting schedules and work papers from an Advisory Firm, a Corporation Letter, and any additional materials requested by the TRA Holder Representative

Annex G-16

that are reasonably necessary in order to understand the calculations that were relevant for purposes of preparing the Early Termination Schedule; and (y) allow the TRA Holder Representative and its advisors to have reasonable access to the appropriate representatives at the Corporation and the applicable Advisory Firm as determined by the Corporation or as reasonably requested by the TRA Holder Representative in connection with a review of such Early Termination Schedule. The Early Termination Schedule shall become final and binding on each Party sixty (60) days from the first date on which the TRA Holder Representative received such Early Termination Schedule unless:

(i) the TRA Holder Representative within sixty (60) days after receiving the Early Termination Schedule, provides the Corporation with notice of a material objection to such Early Termination Schedule made in good faith and setting forth in reasonable detail the TRA Holder Representative’s material objection (a “Termination Objection Notice”); or

(ii) the TRA Holder Representative provides a written waiver of such right of a Termination Objection Notice within the period described in clause (i) above, in which case such Early Termination Schedule becomes binding on the date the waiver from the TRA Holder Representative is received by the Corporation.

In the event that the TRA Holder Representative timely delivers a Termination Objection Notice pursuant to clause (i) above, and if the Parties, for any reason, are unable to successfully resolve the issues raised in the Termination Objection Notice within thirty (30) days after receipt by the Corporation of the Termination Objection Notice, the Corporation and the TRA Holder Representative shall employ the Reconciliation Procedures. The date on which the Early Termination Schedule becomes final in accordance with this Section 4.2 shall be the “Early Termination Reference Date.”

Section 4.3 Payment Upon Early Termination.

(a) Timing of Payment. Within three (3) Business Days after the Early Termination Reference Date, the Corporation shall pay to each TRA Holder an amount equal to the Early Termination Payment for such TRA Holder. Such Early Termination Payment shall be made by the Corporation by wire transfer of immediately available funds to a bank account or accounts designated by such TRA Holder or as otherwise agreed by the Corporation and such TRA Holder.

(b) Amount of Payment. The “Early Termination Payment” payable to a TRA Holder pursuant to Section 4.3(a) shall equal the present value, discounted at the Early Termination Rate as determined as of the Early Termination Reference Date, of all Tax Benefit Payments that would be required to be paid (and which have not yet been paid prior to the Early Termination Effective Date) by the Corporation to such TRA Holder, whether payable with respect to Units that were Exchanged prior to the Early Termination Effective Date or on or after the Early Termination Effective Date (including Units held by Blocker Corporations that have not consummated a Reorganization Transaction, in which case, the relevant Blocker Corporation shall be treated as having Exchanged its Units in the manner set forth in the Valuation Assumptions and shall be treated as an Exchange TRA Holder (and not a Blocker TRA Holder) with respect to such Units), beginning from the Early Termination Effective Date and using the Valuation Assumptions.

Article V.
SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payments or Early Termination Payments required to be made by the Corporation to the TRA Holders under this Agreement shall rank subordinate and junior in right of payment to any principal, interest, or other amounts due and payable in respect of any obligations owed in respect of secured or unsecured indebtedness for borrowed money of the Corporation and its Subsidiaries (“Senior Obligations”) and shall rank pari passu in right of payment with all current or future unsecured obligations of the Corporation that are not Senior Obligations. To the extent that any payment under this Agreement is not permitted to be made at the time payment is due as a result of this Section 5.1 and the terms of the agreements governing Senior Obligations, such payment obligation nevertheless shall accrue for the benefit of the TRA Holders and the Corporation shall make any such payments at the first opportunity that such payments are permitted to be made in accordance with the terms of the Senior Obligations. The Corporation and the LLC shall not, and shall cause their Subsidiaries to not, without the prior written consent of the TRA Holder Representative, enter into or amend the terms of any financing agreement or Senior Obligations if the terms of such agreement or amendment would further restrict (beyond the restrictions applicable in financing agreements as of the date of this Agreement) the Corporation’s ability to make payments owed under the terms of this Agreement (including as a result of any restriction on the ability of the Corporation’s Subsidiaries to make distributions or other payments to the Corporation to fund amounts payable under this Agreement).

Annex G-17

Section 5.2 Late Payments by the Corporation. Except as otherwise provided in this Agreement, the amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the TRA Holders when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the Final Payment Date on which such Tax Benefit Payment or Early Termination Payment was first due and payable to the date of actual payment of such Tax Benefit Payment or Early Termination Payment; provided that if any Tax Benefit Payment or Early Termination Payment is not made to the TRA Holders when due under the terms of this Agreement as a result of Section 5.1 and the terms of the agreements governing Senior Obligations, any such interest shall be computed at the Agreed Rate and not the Default Rate.

Article VI.
TAX MATTERS; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporation’s Tax Matters. Except as otherwise provided herein, the Corporation shall have full responsibility for, and sole discretion over, all tax matters concerning the Corporation and its Subsidiaries including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any audit, contest, or other proceeding pertaining to Taxes; provided, however, that the Corporation shall not settle or fail to contest any issue pertaining to Covered Taxes that is reasonably expected to adversely affect the TRA Holders’ rights and obligations under this Agreement without the consent of the TRA Holder Representative, such consent not to be unreasonably withheld or delayed. The Corporation shall notify the TRA Holder Representative of, and keep it reasonably informed with respect to, the any tax audit or other tax contest of the Corporation the outcome of which is reasonably expected to affect the Tax Benefit Payments payable to any TRA Holder under this Agreement and the TRA Holder Representative, and any affected TRA Holder, shall have the right to (i) discuss with the Corporation, and provide input and comment to the Corporation regarding, any portion of any such tax audit or other tax contest and (ii) participate in, at the affected TRA Holders’ and TRA Holder Representative’s expense, any such portion of any such tax audit or other tax contest to the extent it relates to issues the resolution of which would reasonably be expected to affect the Tax Benefit Payments payable to any TRA Holder under this Agreement. To the extent there is a conflict between this Agreement and either the Merger Agreement or the LLC Agreement relating to tax matters concerning Covered Taxes and the Corporation, including preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to taxes, this Agreement shall control solely with respect to the matters governed by this Agreement.

Section 6.2 Consistency. Except as otherwise required by applicable law, all calculations and determinations made hereunder, including, without limitation, any Basis Adjustments, the determination of any deductions arising from Common Basis, the Schedules or the determination of any Realized Tax Benefits or Realized Tax Detriments, shall be made in accordance with the elections, methodologies or positions taken by the Corporation and the LLC on their respective Tax Returns. Each TRA Holder shall prepare its Tax Returns in a manner that is consistent with the terms of this Agreement and any related calculations or determinations that are made hereunder, including, without limitation, the Schedules provided under this Agreement, unless otherwise required by applicable law. In the event that an Advisory Firm or Expert is used and is replaced with another Advisory Firm or Expert, such replacement Advisory Firm or Expert shall perform its services under this Agreement using procedures and methodologies consistent with the previous Advisory Firm or Expert, unless otherwise required by applicable law or unless the Corporation and the TRA Holder Representative agree to the use of other procedures and methodologies.

Section 6.3 Cooperation. The TRA Holder Representative and each TRA Holder, on the one hand, and the Corporation, on the other hand, shall (i) furnish to the other in a timely manner such information, documents and other materials as the other may reasonably request for purposes of making, reviewing, or approving any determination or computation necessary or appropriate under or with respect to this Agreement, preparing any Tax Return or contesting or defending any audit, examination, controversy or other proceeding with any Taxing Authority, or estimating any future Tax Benefit Payments hereunder, (ii) make itself available to the other and its representatives to provide explanations of documents and materials and such other information as may be reasonably requested in connection with any of the matters described in clause (i) above, and (iii) reasonably cooperate in connection with any such matter. Subject to Section 6.1, the Corporation shall provide assistance as reasonably requested by any TRA Holder or the TRA Holder Representative on behalf of any TRA Holder in connection with such TRA Holder’s tax or financial reporting and/or the consummation of any assignment or transfer of any of its rights and/or obligations under this Agreement, including without limitation, providing

Annex G-18

any information or executing any documentation. The requesting Party shall reimburse the other Party for any reasonable and documented out-of-pocket costs and expenses incurred by such other Party pursuant to this Section 6.3.

Article VII.
MISCELLANEOUS

Section 7.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by courier service, by fax, by electronic mail (delivery receipt requested) or by certified or registered mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be as specified in a notice given in accordance with this Section 7.1). All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to the Corporation, to:

Lexyl Travel Technologies, LLC
205 Datura St., 10th Floor
West Palm Beach, FL 33401
Attn: Tim Hentschel, Chief Executive Officer
E-mail: tim.hentschel@HotelPlanner.com.com

with a copy (which shall not constitute notice to the Corporation) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attention: Ryan Maierson
Tana Ryan
Navneeta Rekhi
Email: ryan.maierson@lw.com
tana.ryan@lw.com
navneeta.rekhi@lw.com

Gunster
777 South Flagler Drive
Suite 500 East
West Palm Beach, FL 33401-6194
Attention: David G. Bates, Esq., Milton Vescovacci, Esq.,
Mahesh Nanwani, Esq., Robert Lamm, Esq.
Email: dbates@gunster.com, mvescovacci@gunster.com, mnanwani@gunster.com, rlamm@gunster.com

and

Graubard Miller
405 Lexington Ave, 11th Floor
New York, NY 10174
Attn: David A. Miller, Jeffrey M. Gallant
Email: dmiller@graubard.com, jgallant@graubard.com

If to the TRA Holder Representative:

[•]

with a copy (which shall not constitute notice to the TRA Holder Representative) to:

[•]
Annex G-19

Any Party may change its address, fax number or e-mail address by giving each of the other Parties written notice thereof in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Assignments; Amendments; Successors; No Waiver.

(a) Assignment. Each TRA Holder may assign, sell, pledge, or otherwise alienate or transfer any interest in this Agreement, including the right to receive any Tax Benefit Payments under this Agreement, without the consent of the Corporation, to any Person; provided such Person executes and delivers a Joinder agreeing to succeed to the applicable portion of such TRA Holder’s interest in this Agreement and to become a Party and TRA Holder for all purposes of this Agreement (the “Joinder Requirement”). For the avoidance of doubt, if a TRA Holder transfers Units in accordance with the terms of the LLC Agreement but does not assign to the transferee of such Units its rights under this Agreement with respect to such transferred Units, such TRA Holder shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units (and any such transferred Units shall be separately identified, so as to facilitate the determination of Tax Benefit Payments hereunder). The Corporation may not assign any of its rights or obligations under this Agreement to any Person (other than any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation) without the prior written consent of each of the TRA Holders (and any purported assignment without such consent shall be null and void).

(b) Amendments. No provision of this Agreement may be amended unless such amendment is approved in writing by (i) the Corporation and (ii) the TRA Holders who would be entitled to receive at least a majority of the Early Termination Payments payable to all TRA Holders in the event the Corporation exercised its rights pursuant to Section 4.1(a) as of the later of the most recent Exchange Date or the most recent Reorganization Transaction, in which case such amendment shall be permitted. Notwithstanding the foregoing, no such amendment shall be effective if such amendment would have a disproportionate adverse impact on the payments certain TRA Holders will or may receive under this Agreement unless all such disproportionately impacted TRA Holders consent in writing to such amendment (such consent not to be unreasonably withheld, conditioned or delayed). No provision of this Agreement may be waived unless such waiver is in writing and signed by the Party against whom the waiver is to be effective.

(c) Successors. Except as provided in Section 7.6(a), all of the terms and provisions of this Agreement shall be binding upon, and shall inure to the benefit of and be enforceable by, the Parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporation shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation, by written agreement, expressly to (i) assume and agree to perform this Agreement, in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place and (ii) become a Party to this Agreement.

Annex G-20

(d) Waiver. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any other covenant, duty, agreement, or condition.

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Resolution of Disputes.

(a) Except as otherwise expressly provided in this Agreement and subject to Section 7.8(b) and Section 7.9 below, (i) any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby and any Action for recognition and enforcement of any judgment in respect thereof shall be brought, tried and determined in the United States District Court for the District of Delaware, the Court of Chancery of the State of Delaware or any other court of the State of Delaware (collectively, the “Chosen Courts”), and (ii) each of the parties hereto hereby (A) irrevocably and unconditionally consents and submits itself and its property to the exclusive jurisdiction of such Chosen Courts (and of the appropriate appellate courts therefrom) in any such Action, (B) irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such Action in any such court or that any such Action which is brought in any such court has been brought in an inconvenient forum and (C) agrees that it shall not bring any Action based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby in any court other than the aforesaid courts. Process in any such Action may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.1 shall be deemed effective service of process on such party.

(b) If, and only if, the Chosen Courts would not have jurisdiction over all or any portion of an Action based upon, arising out of or related to this Agreement or any of the transactions contemplated hereby (all or such portion of an Action so declined by the Chosen Courts, an “Arbitration Action”), the Parties involved in such Action (the “Disputing Parties”) agree that the Arbitration Action will be finally settled by binding arbitration in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association by a panel of three (3) arbitrators mutually agreeable to the Disputing Parties. If the Disputing Parties cannot mutually agree upon the selection, the arbitrators shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrators shall be directed by the Disputing Parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrators shall be directed by the Disputing Parties to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of Delaware. The arbitration will be conducted in the English language in Palm Beach County, Florida. Judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction. For the avoidance of doubt, nothing in this Section 7.8(b) shall prevent either party from seeking interim injunctive relief in the Chosen Courts to prevent irreparable injury pending appointment of the arbitrators pursuant to this Section 7.8(b).

(a) WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

(b) In the event the parties are unable to agree whether a dispute between them is a Reconciliation Dispute subject to the dispute resolution procedure set forth in Section 7.9 or a Dispute subject to the dispute resolution procedure set forth in this Section 7.8, such disagreement shall be decided and resolved in accordance with the procedure set forth in this Section 7.8.

Section 7.9 Reconciliation. In the event that the Corporation and the TRA Holder Representative (or any applicable TRA Holder) are unable to resolve a disagreement with respect to a Schedule prepared in accordance with the procedures set forth in Section 2.5, or with respect to an Early Termination Schedule prepared in accordance with the procedures set forth in Section 4.2, within the relevant time period designated in this Agreement (a “Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally

Annex G-21

recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to the disputing Parties. The Expert shall be a partner or principal in a nationally recognized accounting firm, and unless the Corporation and the TRA Holder Representative (or any applicable TRA Holder) agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporation, the TRA Holder Representative (or any applicable TRA Holder) or other actual or potential conflict of interest. If the disputing Parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the selection of an Expert shall be treated as a Dispute subject to Section 7.8 and an arbitration panel shall pick an Expert from a nationally recognized accounting firm that does not have any material relationship with the Corporation, the TRA Holder Representative (or any applicable TRA Holder) or other actual or potential conflict of interest. The Expert shall resolve any disputed matter relating to any Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporation, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporation except as provided in the next sentence. The Corporation and the applicable TRA Holder(s) shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the TRA Holder Representative or applicable TRA Holder(s)’s position, in which case the Corporation shall reimburse the TRA Holder Representative or applicable TRA Holder(s) for any reasonable and documented out-of-pocket costs and expenses in such proceeding (including for the avoidance of doubt any costs and expenses incurred by the TRA Holder Representative or any applicable TRA Holder(s) relating to the engagement of the Expert or amending any applicable Tax Return), or (ii) the Expert adopts the Corporation’s position, in which case the applicable TRA Holder(s) (or the TRA Holder Representative on behalf of such TRA Holder(s)) shall reimburse the Corporation for any reasonable and documented out-of-pocket costs and expenses in such proceeding (including for the avoidance of doubt costs and expenses incurred by the Corporation relating to the engagement of the Expert or amending any applicable Tax Return). The Corporation may withhold payments under this Agreement to collect amounts due under the preceding sentence. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporation, the TRA Holder Representative and the TRA Holders and may be entered and enforced in any court having competent jurisdiction.

Section 7.10 Withholding. The Corporation shall be entitled to deduct and withhold from any payment that is payable to any TRA Holder (or other applicable person) pursuant to this Agreement any taxes or other amounts as the Corporation is required to deduct and withhold with respect to the making of any such payment under the Code or any provision of U.S. state, local or foreign tax law. Any such deducted or withheld taxes or other amounts, to the extent paid over to the appropriate Taxing Authority or other governmental entity shall be treated for all purposes of this Agreement as having been paid by the Corporation to the relevant TRA Holder (or other applicable person) in respect of which such deduction or withholding was made. Each TRA Holder (or receipt of payments hereunder) shall provide the Corporation, or other applicable withholding agent, with any applicable tax forms, including IRS Form W-9 or the appropriate series of IRS Form W-8, as applicable, or any other information or certifications reasonably requested by the Corporation in connection with determining whether any such deductions and withholdings are required under the Code or any provision of U.S. state, local or foreign tax law. Notwithstanding the foregoing, if a withholding obligation arises as a result of a Change of Control or other transaction that causes the Corporation (or its successor) to become a non-U.S. Person (for U.S. federal income tax purposes), any amount payable to a TRA Holder under this Agreement shall be increased such that after all required deductions and withholdings have been made (including such deductions and withholdings applicable to additional sums payable under this sentence) the relevant TRA Holder receives an amount equal to the sum that it would have received had no such deductions or withholdings been made.

Section 7.11 Admission of the Corporation into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporation is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income Tax Return pursuant to Section 1501 or other applicable Sections of the Code governing affiliated or consolidated groups, or any corresponding provisions of U.S. state or local tax law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments, and other applicable items hereunder shall be computed with reference to the consolidated Covered Taxes of the group as a whole.

Annex G-22

(b) If the Corporation, its successor in interest or any member of a group described in Section 7.11(a) or any member of the LLC Group transfers one or more Reference Assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated Tax Return pursuant to Section 1501 of the Code, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment due hereunder, shall be treated as having disposed of such Reference Asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by such entity shall be equal to the fair market value of the transferred Reference Asset as determined by a valuation expert mutually agreed upon by the Corporation and the TRA Holder Representative plus, without duplication, (i) the amount of debt to which any such Reference Assets is subject, in the case of a transfer of an encumbered Reference Asset or (ii) the amount of debt allocated to any such Reference Asset, in the case of a transfer of a partnership interest. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership. Notwithstanding anything to the contrary set forth herein, if the Corporation or any other entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers its assets pursuant to a transaction that qualifies as a “reorganization” (within the meaning of Section 368(a) of the Code) in which such entity does not survive or pursuant to any other transaction to which Section 381(a) of the Code applies, the transfer will not cause such entity to be treated as having transferred any assets to a corporation (or a Person classified as a corporation for U.S. income tax purposes) pursuant to this Section 7.11(b).

Section 7.12 Change in Law. Notwithstanding anything herein to the contrary, if, as a result of or, in connection with an actual or proposed change in law, a TRA Holder reasonably believes that the existence of this Agreement could cause adverse tax consequences to such TRA Holder or any direct or indirect owner of such TRA Holder, then at the written election of such TRA Holder in its sole discretion (in an instrument signed by such TRA Holder and delivered to the Corporation and the TRA Holder Representative) and to the extent specified therein by such TRA Holder, this Agreement either (i) shall cease to have further effect and shall not apply to such TRA Holder after a date specified by such TRA Holder or (ii) may be amended by the Parties in a manner reasonably determined by such TRA Holder, provided that such amendment shall not result in an increase in or acceleration of any payments owed by the Corporation under this Agreement at any time as compared to the amounts and times of payments that would have been due in the absence of such amendment.

Section 7.13 Interest Rate Limitation. Notwithstanding anything to the contrary contained herein, the interest paid or agreed to be paid hereunder with respect to amounts due to any TRA Holder hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If any TRA Holder shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the Tax Benefit Payment, Estimated Tax Benefit Payment or Early Termination Payment, as applicable (but in each case exclusive of any component thereof comprising interest) or, if it exceeds such unpaid non-interest amount, refunded to the Corporation. In determining whether the interest contracted for, charged, or received by any TRA Holder exceeds the Maximum Rate, such TRA Holder may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the payment obligations owed by the Corporation to such TRA Holder hereunder. Notwithstanding the foregoing, it is the intention of the Parties to conform strictly to any applicable usury laws.

Section 7.14 Independent Nature of Rights and Obligations. The rights and obligations of each TRA Holder hereunder are several and not joint with the rights and obligations of any other Person. A TRA Holder shall not be responsible in any way for the performance of the obligations of any other Person hereunder, nor shall a TRA Holder have the right to enforce the rights or obligations of any other Person hereunder (other than the Corporation). Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any TRA Holder pursuant hereto or thereto, shall be deemed to constitute the TRA Holders acting as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the TRA Holders are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated hereby, and the Corporation acknowledges that the TRA Holders are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

Section 7.15 LLC Agreement. This Agreement shall be treated as part of the LLC Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

Annex G-23

Section 7.16 TRA Holder Representative. The TRA Holders who would be entitled to receive at least a majority of the Early Termination Payments payable to all TRA Holders in the event the Corporation exercised its rights pursuant to Section 4.1(a) as of the date of this Agreement shall appoint the Person to serve as the TRA Holder Representative. By executing this Agreement, each of the TRA Holders shall be deemed to have irrevocably constituted and appointed the TRA Holder Representative (in the capacity described in this Section 7.16 and each successor as provided below, the “TRA Holder Representative”) as its agent and attorney in fact with full power of substitution to act from and after the date hereof and to do any and all things and execute any and all documents on behalf of such TRA Holders which may be necessary, convenient or appropriate to facilitate any matters under this Agreement, including but not limited to, and, for the avoidance of doubt, unless otherwise provided by this Agreement: (i) execution of the documents and certificates required pursuant to this Agreement; (ii) receipt and forwarding of notices and communications pursuant to this Agreement; (iv) administration of the provisions of this Agreement; (v) giving or agreeing to, on behalf of such TRA Holders, any and all consents, waivers, amendments or modifications deemed by the TRA Holder Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (vi) taking actions the TRA Holder Representative is expressly authorized to take pursuant to the other provisions of this Agreement; (vii) negotiating and compromising, on behalf of such TRA Holders, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby and executing, on behalf of such TRA Holders, any settlement agreement, release or other document with respect to such dispute or remedy; and (viii) engaging attorneys, accountants, agents or consultants on behalf of such TRA Holders in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto. If the TRA Holder Representative is unwilling to so serve, then the person then-serving as the TRA Holder Representative shall be entitled to appoint its successor which such successor shall be subject to the approval of the TRA Holders who would be entitled to receive at least a majority of the Early Termination Payments payable to all TRA Holders in the event the Corporation exercised its rights pursuant to Section 4.1(a) as of the most recent Exchange Date.. To the fullest extent permitted by law, none of the TRA Holder Representative, any of its Affiliates, or any of the TRA Holder Representative’s or Affiliate’s directors, officers, employees or other agents (each a “Covered Person”) shall be liable, responsible or accountable in damages or otherwise to any TRA Holder, the LLC, or the Corporation for damages arising from any action taken or omitted to be taken by the TRA Holder Representative or any other Person with respect to the LLC or the Corporation, except in the case of any action or omission which constitutes, with respect to such Person, willful misconduct or fraud. Each of the Covered Persons may consult with legal counsel, accountants, and other experts selected by it, and any act or omission suffered or taken by it on behalf of the LLC or the Corporation or in furtherance of the interests of the LLC or the Corporation in good faith in reliance upon and in accordance with the advice of such counsel, accountants, or other experts shall create a rebuttable presumption of the good faith and due care of such Covered Person with respect to such act or omission; provided that such counsel, accountants, or other experts were selected with reasonable care. Each of the Covered Persons may rely in good faith upon, and shall have no liability to the LLC, the Corporation or the TRA Holders for acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. For the avoidance of doubt, notwithstanding the foregoing, if a provision of this Agreement provides a right or entitlement of any kind to a TRA Holder, this Section 7.16 shall not override the TRA Holder’s ability to exercise or enforce such right or enjoy such entitlement.

Section 7.17 Non-Effect of Other Tax Receivable Agreements. If the Corporation enters into any other agreement after the date hereof that obligates the Corporation to make payments to another party in exchange for tax benefits conferred upon the Corporation, the LLC, or any of their respective Subsidiaries, unless otherwise agreed by the TRA Holder Representative, such tax benefits and such payments shall be ignored for all purposes of this Agreement (including for purposes of calculating the Hypothetical Tax Liability and the actual Tax liability of the Corporation hereunder).

[Signature Page Follows This Page]

Annex G-24

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

CORPORATION

[•]

By:
Name:
Title:

Annex G-25

THE LLC:

[•]

By:
Name:
Title:

Annex G-26

TRA HOLDER REPRESENTATIVE:

By:
Name:
Title:

Annex G-27

TRA HOLDER:

By:
Name:
Title:

Annex G-28

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of _________________, 20___ (this “Joinder”), is delivered pursuant to that certain Tax Receivable Agreement, dated as of [•] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Tax Receivable Agreement”) by and among [•], a Delaware corporation (the “Corporation”), [HotelPlanner.com], a [Delaware] limited liability company (the “LLC”), the TRA Holder Representative (as defined in the Tax Receivable Agreement), and each of the Exchange TRA Holders and the Blocker TRA Holders (each as defined in the Tax Receivable Agreement and, collectively, the “TRA Holders,” from time to time party thereto). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Tax Receivable Agreement.

1.      Joinder to the Tax Receivable Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a TRA Holder under the Tax Receivable Agreement and a Party thereto, with all the rights, privileges and responsibilities of a TRA Holder thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Tax Receivable Agreement as if it had been a signatory thereto as of the date thereof.

2.      Incorporation by Reference. All terms and conditions of the Tax Receivable Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3.      Address. All notices under the Tax Receivable Agreement to the undersigned shall be direct to:

[Name]
[Address]
[City, State, Zip Code]
Attn:
Facsimile:
E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW PARTY]

By:
Name:
Title:

Annex G-29

Acknowledged and agreed
as of the date first set forth above:

[•]

By:
Name:
Title:

Annex G-30

PROXY

ASTREA ACQUISITION CORP.
55 Ocean Lane Drive’, Apt. 3021
Key Biscayne, Florida 33149

SPECIAL MEETING

YOUR VOTE IS IMPORTANT

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
FOR THE SPECIAL Meeting TO BE HELD ON
FEBRUARY 15, 2022

The undersigned, revoking any previous proxies relating to these shares with respect to the proposals set forth herein, hereby acknowledges receipt of the proxy statement dated January 27, 2022, in connection with the special meeting of stockholders of Astrea Acquisition Corp. (“Astrea”) to be held at 10:00 a.m. EST on February 15, 2022, which will be a virtual meeting held online at https://www.cstproxy.com/astreaacquisitioncorp/2022 for the sole purpose of considering and voting upon the following proposals, and hereby appoints Felipe Gonzalez and Jose Luis Cordova, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of common stock of Astrea registered in the name provided, which the undersigned is entitled to vote at the special meeting, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in this Proxy.

The shares represented by THIS PROXY WILL BE VOTED AS DIRECTED herein. IF a signed and dated proxy is returned but NO DIRECTIONS ARE GIVEN, The shares represented by THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS.

THE ASTREA BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL (PROPOSAL 1), “FOR” THE CHARTER AMENDMENT PROPOSAL, “FOR” EACH OF THE ADVISORY CHARTER PROPOSALS, “FOR” THE NASDAQ PROPOSAL, “FOR” EACH OF THE DIRECTOR NOMINEES NAMED IN THE DIRECTOR ELECTION PROPOSAL, “FOR” THE INCENTIVE PLAN PROPOSAL (PROPOSAL 5), “FOR” THE ESPP PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.

THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL, the CHARTER AMENDMENT PROPOSAL, AND THE NASDAQ PROPOSAL IS A CONDITION TO THE CONSUMMATION OF THE MERGER.

PLEASE MARK, SIGN, DATE AND RETURN this PROXY AS SOON AS POSSIBLE.

Important Notice Regarding the Availability of Proxy Materials for the
Special Meeting of Stockholders to be held on February 15, 2022.

This notice of special meeting of stockholders and the accompanying proxy statement are available at: https://www.cstproxy.com/astreaacquisitioncorp/2022.

PROXY

1.

The Business Combination Proposal — to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of August 9, 2021 by and among Astrea, Peregrine Merger Sub, LLC, Lexyl Travel Technologies, LLC, Double Peregrine Merger Sub, LLC and Benjamin & Brothers, LLC, and the transactions contemplated by the Merger Agreement.

			FOR ☐	AGAINST ☐	ABSTAIN ☐
2.	The Charter Amendment Proposal — to consider and vote upon a proposal to approve the second amended and restated certificate of incorporation of Astrea.		FOR ☐	AGAINST ☐	ABSTAIN ☐
3.	The Advisory Charter Proposals — to consider and vote upon the following separate non-binding proposals:
A.

To reclassify Astrea’s capital stock and to increase the total number of authorized shares and classes of stock from a total of 51,000,000 shares, par value $0.0001 per share, consisting of 50,000,000 shares of common stock and 1,000,000 shares of preferred stock, to a total of 380,000,000 shares, par value $0.0001 per share, consisting of (i) 375,000,000 shares of common stock, including (x) 300,000,000 shares of Class A Common Stock, and (y) 75,000,000 shares of Class B Common Stock, and (ii) 5,000,000 shares of preferred stock; and to create a Class B Common Stock that will not convey any economic rights, but will entitle its holders to vote on all matters to be voted on by stockholders generally

			FOR ☐	AGAINST ☐	ABSTAIN ☐
B.

To provide that the Company Board shall have the power to make, alter or amend or repeal any bylaw, but subject to the right of stockholders to alter or repeal any such bylaw; and to further provide that no bylaw made, altered or amended by the stockholders will retroactively invalidate any prior act of the Company Board that would have been valid if such bylaw had not been made, altered, or amended by the stockholders.

			FOR ☐	AGAINST ☐	ABSTAIN ☐
C.

To provide that, except as otherwise expressly permitted by the terms of any series of preferred stock permitting the holders of such series of preferred stock to call a special meeting of the holders of such series, special meetings of the stockholders of the Company may be called only by the chairman of the Company Board, the chief executive officer of the Company, or the Company Board; and the ability of the stockholders to call a special meeting of the stockholders is specifically denied.

			FOR ☐	AGAINST ☐	ABSTAIN ☐
D.

To provide that removal of one or more directors for cause requires the affirmative vote of the holders of at least two-thirds (66 and 2/3%) of the voting power of all of the then outstanding shares of voting stock of the Company following the consummation of the Business Combination, voting together as a single class.

			FOR ☐	AGAINST ☐	ABSTAIN ☐
E.

To provide that no stockholders holding less than forty percent (40%) of the total issued stock of the Company will be entitled to examine the books of account or documents or papers or vouchers of the Company, except by a resolution of the Company Board giving such privileges; however, this provision shall not restrict the examination of such corporate records as are by statute open to the inspection of stockholders.

			FOR ☐	AGAINST ☐	ABSTAIN ☐
4.

The Nasdaq Proposal — to consider and vote upon a proposal, as required by the rules of the Nasdaq Stock Market, to approve the issuance or potential issuance of common stock in the Merger in an amount greater than 20% of the number of shares of Astrea Common Stock before such issuances and the issuance of common stock resulting in a change of control of Astrea.

			FOR ☐	AGAINST ☐	ABSTAIN ☐
5.

The Director Election Proposal — to consider and vote upon a proposal to elect eleven (11) directors to serve on the board of directors of Asrea until their respective successors are duly elected and qualified:

	A.	Gianno Caldwell	FOR ☐	WITHHOLD ☐
	B.	Jeffrey Goldstein	FOR ☐	WITHHOLD ☐
	C.	James Wilkinson	FOR ☐	WITHHOLD ☐
	D.	John Prince	FOR ☐	WITHHOLD ☐
	E.	Mahesh Chaddah	FOR ☐	WITHHOLD ☐
	F.	Dieter Huckestein	FOR ☐	WITHHOLD ☐
	G.	Kate Walsh	FOR ☐	WITHHOLD ☐
	H.	Timothy N. Hentschel	FOR ☐	WITHHOLD ☐
	I.	Yatin Patel	FOR ☐	WITHHOLD ☐
	J.	Mohsen Moazami	FOR ☐	WITHHOLD ☐
	K.	Dylan Ratigan	FOR ☐	WITHHOLD ☐
6.	The Incentive Plan Proposal — to consider and vote upon a proposal to approve and adopt the 2021 Long Term Incentive Award Plan.		FOR ☐	AGAINST ☐	ABSTAIN ☐
7.	The Employee Stock Purchase Plan Proposal — to consider and vote upon a proposal to approve and adopt the 2021 Employee Stock Purchase Plan.		FOR ☐	AGAINST ☐	ABSTAIN ☐
8.	The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary.		FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT

PLEASE MARK, sign, DATE AND RETURN THIS PROXY PROMPTLY. ANY VOTES RECEIVED AFTER A MATTER HAS BEEN VOTED UPON WILL NOT BE COUNTED. The shares represented by THIS PROXY WILL BE VOTED AS DIRECTED herein. IF A SIGNED AND DATED PROXY IS RETURNED BUT NO DIRECTIONS ARE GIVEN, The shares represented by THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS.

Dated: _________________________ 2022

Stockholder’s Signature

Stockholder’s Signature

Signature should agree with name printed hereon. If stock is held in the name of more than one person, EACH joint owner should sign. Executors, administrators, trustees, guardians, and attorneys should indicate the capacity in which they sign. Attorneys should submit powers of attorney.